Filed pursuant to Rule 424(b)(3)
Registration No. 333-158336

PROXY STATEMENT FOR SPECIAL MEETING OF
STOCKHOLDERS OF IDEATION ACQUISITION CORP.

PROSPECTUS OF ID ARIZONA CORP.

This document serves as a proxy statement containing information about a special meeting of the Ideation stockholders relating to its proposed business combination with SearchMedia, and as a prospectus of ID Arizona with respect to securities to be issued to Ideation stockholders as part of that business combination.

On March 31, 2009, Ideation, ID Arizona, SM Cayman, Jingli Shanghai and certain other parties, including shareholders and warrantholders of SM Cayman, entered into a share exchange agreement. The share exchange agreement provides for two primary transactions: (1) the redomestication of Ideation from a Delaware corporation to a Cayman Islands exempted company and (2) the business combination between ID Cayman and SM Cayman, after which SM Cayman will become a wholly owned subsidiary of ID Cayman.

The redomestication of Ideation involves two steps:

(i) Ideation will merge with and into ID Arizona, with ID Arizona surviving the merger.

(ii) Immediately after the Arizona merger, ID Arizona will become a Cayman Islands exempted company, ID Cayman, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law.

After completing the redomestication, ID Cayman will complete the business combination with the SM Cayman shareholders, in which ID Cayman will acquire all of the issued and outstanding shares of SM Cayman and SM Cayman security holders, including certain SM Cayman noteholders, will receive in aggregate 11,488,810 ordinary shares, or securities exercisable or exchangeable for ordinary shares, of ID Cayman.

This proxy statement/prospectus covers the following ID Arizona securities that will be issued to Ideation stockholders in the Arizona merger: (i) 12,500,000 shares of common stock; (ii) 12,400,000 warrants to purchase shares of common stock and (iii) an option to purchase 500,000 units consisting of 500,000 shares of common stock and 500,000 warrants to purchase shares of common stock. This proxy statement/prospectus also covers the shares of common stock underlying the warrants and units, as well as the units underlying the option. No ID Cayman securities to be issued in the business combination with SM Cayman are covered by this proxy statement/prospectus. All of the securities to be outstanding upon completion of the redomestication and the business combination will be securities of ID Cayman.

In connection with the redomestication and the business combination and pursuant to the terms and conditions of the share exchange agreement, the board of directors of Ideation is seeking stockholder approval of each of the Charter Amendment Proposal, the Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal, the Share Incentive Plan Proposal, and the Adjournment Proposal, each as further described in this proxy statement/prospectus. The special meeting will be held at 8:30 am Eastern time on October 27, 2009, at the offices of Akerman Senterfitt, One Southeast 3rd Avenue, Miami, Florida 33131.

After careful consideration, the Ideation board of directors has unanimously determined that the above proposals are fair to and in the best interests of Ideation and its stockholders and has recommended that you vote or give instruction to vote “FOR” the approval of each of them.

Please be aware that if the business combination is approved and completed, each holder of IPO Shares who votes such shares either “FOR” or “AGAINST” the business combination may, in connection with casting such vote, elect to convert those shares to cash.

Ideation’s units, common stock and warrants trade on the NYSE Amex LLC, formerly known as the American Stock Exchange, under the symbols “IDI.U”, “IDI” and “IDI.WS”, respectively. Following the redomestication and business combination, ID Cayman will reapply to the NYSE Amex in order to continue listing the ordinary shares, warrants and units of ID Cayman on the NYSE Amex. It is unclear whether ID Cayman will meet the requirements for continued listing.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 37.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated and is first being mailed to Ideation stockholders on October 5, 2009.

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SUMMARY MATERIAL TERMS OF THE TRANSACTION

On March 31, 2009, Ideation, ID Arizona, SM Cayman, Jingli Shanghai and certain other parties, including shareholders and warrantholders of SM Cayman, entered into a share exchange agreement. The share exchange agreement provides for two primary transactions: (1) the redomestication of Ideation from a Delaware corporation to a Cayman Islands exempted company and (2) the business combination between ID Cayman and SM Cayman, after which SM Cayman will become a wholly owned subsidiary of ID Cayman.

This section summarizes information regarding these transactions and other transactions relating to the redomestication and business combination. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which you are referred.

The Redomestication

The redomestication of Ideation involves two steps:

(i) Ideation will merge with and into ID Arizona, with ID Arizona surviving the merger. We refer to this transaction as the Arizona merger.

(ii) Immediately after the Arizona merger, ID Arizona will become a Cayman Islands exempted company, ID Cayman, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. We refer to this transaction as the conversion and continuation and, along with the Arizona merger, as the redomestication.

The redomestication will change Ideation’s domicile from Delaware to the Cayman Islands. Also, as a result of the redomestication:

•	Holders of Ideation units will be issued one ID Arizona unit for each Ideation unit held at the time of the Arizona merger, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman unit for each ID Arizona unit held at the time of the conversion.

•	Holders of Ideation common stock will be issued one share of ID Arizona common stock for each share of Ideation common stock held at the time of the Arizona merger, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman ordinary share for each share of ID Arizona common stock held at the time of the conversion.

•	Holders of Ideation warrants will be issued one ID Arizona warrant for each Ideation warrant held at the time of the Arizona merger, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman warrant for each ID Arizona warrant held at the time of the conversion.

•	Holders of the Ideation option to purchase 500,000 units, consisting of 500,000 shares of common stock and 500,000 warrants, will be issued one ID Arizona option to purchase 500,000 units, consisting of 500,000 shares of common stock and 500,000 warrants, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman option to purchase 500,000 units, consisting of 500,000 ordinary shares and 500,000 warrants of ID Cayman.

This proxy statement/prospectus covers the following ID Arizona securities that will be issued to Ideation stockholders in the Arizona merger:

•	An aggregate of 12,500,000 shares of common stock issued to the holders of (a) the 10,000,000 shares of Ideation common stock issued as part of the units issued in Ideation’s initial public offering, or IPO, and (b) the 2,500,000 shares of Ideation common stock issued to the founders of Ideation upon its incorporation.

•	An aggregate of 12,400,000 warrants issued to the holders of (a) the 10,000,000 warrants issued by Ideation as part of the units issued in Ideation’s IPO and (b) the 2,400,000 warrants issued by Ideation in a private placement transaction that occurred simultaneously with its IPO. This proxy statement/prospectus also covers 12,400,000 shares of common stock issuable upon the exercise of those warrants. A portion of the Ideation common stock and warrants may be held as units consisting of one share of common stock and one warrant, which units are also covered by this proxy statement/prospectus.

•	An option to purchase 500,000 units, consisting of 500,000 shares of common stock and 500,000 warrants, issuable to the representatives of the underwriters of Ideation’s IPO, each of which holds an identical option from Ideation.

As soon as practicable after the redomestication, ID Cayman will file with the Securities and Exchange Commission a post-effective amendment to the registration statement of which this proxy statement/prospectus forms a part, expressly adopting the registration statement as its own for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, including the registration of ID Cayman securities, which will then be held by former Ideation stockholders as a result of the redomestication.

The redomestication of Ideation is being submitted to the vote of Ideation stockholders and will be approved if stockholders representing a majority of the shares of Ideation that are issued and outstanding vote “FOR” the proposal. The redomestication will take place only if the Business Combination Proposal is approved.

The Business Combination

After completing the redomestication, ID Cayman will complete the business combination with the SM Cayman shareholders, in which:

•	After giving effect to conversion of the preferred shares of SM Cayman, at closing, ID Cayman will acquire 98,652,365 ordinary shares of SM Cayman, representing 100% of SM Cayman shares in issue.

•	SM Cayman shareholders will receive 6,662,727 ordinary shares of ID Cayman.

•	SM Cayman warrantholders will receive warrants to purchase 1,519,186 ordinary shares of ID Cayman.

•	SM Cayman option holders will receive options to purchase 566,939 ordinary shares of ID Cayman.

•	SM Cayman holders of restricted share awards will receive 261,179 restricted share awards of ID Cayman.

•	Certain SM Cayman noteholders will receive 1,712,874 ordinary shares of ID Cayman and warrants to purchase 428,219 ordinary shares of ID Cayman.

In connection with the redomestication and the business combination, stockholders will be asked to approve an amendment to Section D of Article Sixth of Ideation’s Amended and Restated Certificate of Incorporation to provide conversion rights to holders of IPO Shares upon approval of the business combination, regardless of whether such holder voted for or against the business combination. It is important to note that the charter amendment, if approved, would not change the voting standard for a business combination under Ideation’s Certificate of Incorporation, in that the business combination will not be approved if 30% or more of the holders of IPO Shares both vote against the transaction and elect to convert their IPO Shares.

The Business Combination Proposal will be submitted to the vote of Ideation stockholders only if both the Charter Amendment Proposal and the Redomestication Proposal are approved. If it comes to a vote, the Business Combination Proposal will be approved and the business combination completed only if (1) the Business Combination Proposal is approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, (2) the Business Combination Proposal is approved by a majority of the votes cast on the proposal, and (3) stockholders representing less than 30% of the IPO Shares both (a) vote against the business combination and (b) exercise their conversion rights to have their shares of common stock converted to cash. The closing of the business combination is also subject to the satisfaction by each party of various other conditions as set forth in the share exchange agreement and discussed in detail below.

Conversion Rights

If the business combination is approved and completed, any stockholder holding IPO Shares who properly demands conversion of those shares will be entitled to convert those shares to cash, whether such stockholder voted for or against the Business Combination Proposal. Stockholders who properly demand conversion of their IPO Shares will receive $7.8815 per share, which represents the trust conversion value at June 30, 2009.

To properly demand conversion of your IPO Shares, you must:

(1) vote those shares, in person or by proxy, either “FOR” or “AGAINST” the business combination;

(2) affirmatively request conversion of those shares by marking the appropriate box on your proxy card, voting instruction form, or ballot; and

(3) deliver, or instruct your bank or broker to deliver, your IPO Shares to Ideation’s transfer agent before the special meeting.

Stockholders holding IPO Shares who abstain or do not vote their IPO Shares on the business combination will forfeit their right to convert those shares if the business combination is approved. Both of the Charter Amendment Proposal and the Redomestication Proposal must be approved in order to complete the business combination and, as such, the vote to approve the business combination will not occur unless both the Charter Amendment Proposal and the Redomestication Proposal are approved.

If the business combination is not approved and completed, then no conversion rights will be available at this time. Ideation’s Amended and Restated Certificate of Incorporation provides that if a business combination is not completed by November 19, 2009, Ideation will be liquidated. If Ideation liquidates on November 19, 2009, holders of IPO Shares will receive $7.8815 per share, which represents the trust liquidation value at June 30, 2009.

Ownership of ID Cayman following completion of the Business Combination

The following chart sets forth the parties to the redomestication and business combination transactions:

If the business combination is approved, based on the trading price of Ideation common stock at September 28, 2009, and using the treasury method to account for the warrants, options, and restricted share awards to be issued, the aggregate value of the securities to be issued as consideration at the closing of the business combination (inclusive of the maximum number of earn-out shares to be issued) will be $156.7 million.

Upon the closing of the business combination, under the treasury method and using the trust liquidation value per share of $7.8815, assuming no stockholders owning IPO Shares elect to convert those shares to cash, the current shareholders of SM Cayman are expected to own an aggregate of 39.1% of the basic and 37.5% of the fully diluted issued and outstanding shares of ID Cayman, assuming no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, the current shareholders of SM Cayman are expected to own an aggregate of 59.0% of the basic and 55.5% of the fully diluted issued and outstanding shares of ID Cayman.

Assuming the business combination is approved but all stockholders owning IPO Shares, except for The Frost Group, LLC, its affiliates and others owning IPO Shares purchased in satisfaction of the Sponsor Purchase Commitment Amount, as defined below, exercise their conversion rights, the current shareholders of SM Cayman are expected to own an aggregate of 70.0% of the basic and 59.2% of the fully diluted issued and outstanding shares of ID Cayman, if no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, the current shareholders of SM Cayman are expected to own an aggregate of 83.9% of the basic and 75.2% of the fully diluted issued and outstanding shares of ID Cayman. In each case discussed above, the percentages include ID Cayman shares issuable upon the conversion of interim financing notes held by CSV, certain affiliates of Ideation, and members of SearchMedia’s management team.

Upon the closing of the business combination, under the treasury method and using the trust liquidation value per share of $7.8815, assuming no stockholder owning IPO Shares elects to convert those shares to cash, current Ideation stockholders are expected to beneficially own 60.9% of the basic and 62.5% of the fully diluted issued and outstanding ordinary shares of ID Cayman, assuming no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, current Ideation stockholders are expected to beneficially own 41.0% of the basic and 44.5% of the fully diluted issued and outstanding ordinary shares of ID Cayman.

Assuming the business combination is approved but all stockholders owning IPO Shares, except for The Frost Group, LLC, its affiliates and others owning IPO Shares purchased in satisfaction of the Sponsor Purchase Commitment Amount, as defined below, exercise their conversion rights, current Ideation stockholders are expected to beneficially own 30.0% of the basic and 40.8% of the fully diluted issued and outstanding ordinary shares of ID Cayman, if no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, current Ideation stockholders are expected to beneficially own 16.1% of the basic and 24.8% of the fully diluted issued and outstanding ordinary shares of ID Cayman.

Ideation and Sponsor Purchases

After April 1, 2009, Ideation may seek to purchase, or enter into contracts to purchase, shares of Ideation common stock either in the open market or in privately negotiated transactions. Any such purchases and contracts would be effected pursuant to a 10b(5)-1 plan or at a time when Ideation, its initial stockholders or their affiliates are not aware of material nonpublic information regarding Ideation or its securities. Such purchases could involve the incurrence of indebtedness by Ideation, payment of significant fees or interest payments or the issuance of any additional Ideation securities. Any purchases other than ordinary course purchases require the prior approval of the SM Cayman shareholders’ representatives, which approval may not be unreasonably withheld or delayed. If such approval is unreasonably withheld or delayed under certain circumstances, the obligation of The Frost Group, LLC to make sponsor purchases (discussed below) will terminate. An ordinary course purchase is a forward purchase between Ideation and a non-affiliate Ideation stockholder in which Ideation will purchase some or all of such stockholders’ shares of Ideation after closing, which contracts are not binding on SM Cayman or its assets. A condition to the closing of such contracts will be that all shares purchased would be voted in favor of the business combination. These purchases or arrangements could result in an expenditure of a substantial amount of funds in the trust account. Any share purchases by Ideation from existing Ideation stockholders would increase the post-transaction percentage of ID Cayman equity held by the current shareholders of SM Cayman.

Commencing on April 1, 2009 and continuing until no later than 4:30 p.m. Eastern standard time on the day that is two business days before the special meeting of Ideation stockholders, The Frost Group, LLC, through itself, its affiliates or others, will purchase and/or enter into forward contracts to purchase shares of Ideation common stock in the open market or in privately negotiated transactions in an amount, which we refer to as the Sponsor Purchase Commitment Amount, equal to the lesser of (i) an aggregate expenditure of $18.25 million and (ii) an amount that, when combined with certain purchases of Ideation common stock by Ideation, certain warrant exercises (as described below), and proxies delivered by Ideation stockholders not electing their conversion rights would result in ID Cayman having an aggregate of not less than $18.25 million in cash available to it in its trust account (or other accounts) after the closing of the business combination and before payment of expenses. Such purchases will be conducted in compliance with the Securities Act of 1933, as amended, which we refer to as the Securities Act, the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and any other applicable law.

The Frost Group, LLC, through itself, its affiliates, or others, owns 777,900 IPO Shares consisting of (i) 250,000 shares acquired as part of 250,000 units purchased in the IPO, (ii) 206,800 shares purchased between the date of the IPO and March 31, 2009, and (iii) 321,100 shares purchased between April 1, 2009 and September 28, 2009 pursuant to the arrangements described above. In addition, The Frost Group, LLC, through itself, its affiliates, or others, has purchased warrants to acquire 1,291,200 shares (including 250,000 warrants acquired as part of 250,000 units purchased in the IPO). The aggregate amount of shares and warrants purchased pursuant to the arrangements described above and the total number of IPO Shares held by The Frost Group, LLC, through itself, its affiliates, or others will be disclosed to Ideation stockholders in a Current Report on Form 8-K as soon as practicable before the open of trading on the NYSE Amex on the day that is one business day before the special meeting of Ideation stockholders. We acknowledge that the timing of this disclosure limits the amount of time Ideation stockholders will have to consider the impact of these purchases before such stockholders submit a proxy, revoke a previously submitted proxy or otherwise vote on the proposals to be considered at the special meeting.

To the extent that The Frost Group, LLC, through itself, its affiliates or others, has not otherwise satisfied the Sponsor Purchase Commitment Amount by the day that is two days before the special meeting of Ideation stockholders, The Frost Group, LLC through itself, its affiliates or others may satisfy this obligation before the closing of the business combination by delivering into an escrow account irrevocable written notices to exercise all or any of the Ideation public warrants held by such persons, together with the cash exercise price therefor, in an amount up to the amount necessary to satisfy the Sponsor Purchase Commitment Amount. Public warrants are warrants which formed part of the units purchased in Ideation’s IPO. Any such public warrant exercises will be effective immediately after the closing of the business combination, and would result in additional cash to Ideation. To the extent that The Frost Group, LLC, through itself, its affiliates or others, does not otherwise satisfy the Sponsor Purchase Commitment Amount, Ideation has agreed to sell shares of Ideation common stock at a per share price of $7.8815 to The Frost Group LLC, its affiliates or others as necessary to satisfy the Sponsor Purchase Commitment Amount, which would result in additional cash to Ideation. Such purchases may be made, as necessary, up to ten days after the closing of the business combination pursuant to a purchase agreement with customary registration rights.

Any sponsor purchases of Ideation shares in the open market would have no impact on the post-transaction ownership of ID Cayman by current SM Cayman shareholders. Any sponsor purchase from Ideation, through public warrant exercises or otherwise, would decrease the post-transaction percentage of ID Cayman interests held by the current shareholders of SM Cayman.

ID Cayman New Warrants

In consideration of the Sponsor Purchase Commitment Amount and the commitment of the interim noteholders and holder of the Linden Note, whom we refer to collectively as the Converting Noteholders, to convert such notes to ordinary shares of ID Cayman, the Frost Group, LLC and its affiliates and the Converting Noteholders shall, immediately prior to closing of the business combination, be issued a warrant to purchase 0.25 of an ID Cayman share for each share purchased in satisfaction of the Sponsor Purchase Commitment Amount or acquired upon conversion of such notes. The exercise price per whole ID Cayman share underlying such warrants shall be $7.8815, and the aggregate number of shares underlying such warrants held by any particular warrantholder shall be rounded up to the nearest whole share.

Post-Closing Financing

Ideation has entered into a letter agreement with the interim noteholders and the holder of the Linden Note, whom we refer collectively as the Converting Noteholders, and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date hereof.

Accounting Treatment

The business combination will be accounted for as a reverse recapitalization, whereby SM Cayman will be the continuing entity for financial reporting purposes and will be deemed to be the accounting acquirer of Ideation.

The business combination is being accounted for as a reverse recapitalization because (i) after the redomestication and business combination, the former shareholders of SM Cayman will have actual or effective voting and operating control of ID Cayman, as SearchMedia’s operations will comprise the ongoing operations of ID Cayman, and the senior management of SearchMedia will continue to serve as the senior management of ID Cayman, and (ii) Ideation has no prior operations and was formed for the purpose of effecting a business combination such as the proposed business combination with SearchMedia. In accordance with the applicable accounting guidance for accounting for the business combination as a reverse recapitalization, initially SM Cayman will be deemed to have undergone a recapitalization, whereby its outstanding ordinary shares and warrants will be converted into 6,662,727 ordinary shares of ID Cayman and 1,519,186 ID Cayman warrants. Immediately thereafter, ID Cayman, as the legal parent company of SM Cayman, which is the continuing accounting entity, will be deemed to have acquired the assets and assumed the liabilities of Ideation in exchange for the issuance of ID Cayman securities, which will be identical in number and terms and similar in rights to the outstanding securities of Ideation, provided that, although the securities are similar in rights, significant differences are discussed in the section titled “The Redomestication Proposal — Differences of Stockholders Rights.” However, although ID Cayman, as the legal parent company of SearchMedia, will be deemed to have acquired Ideation, in accordance with the applicable accounting guidance for accounting for a reverse recapitalization, Ideation’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

Other Matters

At the closing of the business combination, ID Cayman will enter into the following agreements:

•	Lock-up agreements with all of the SearchMedia shareholders and warrantholders and ID Cayman directors designated by the SM shareholders’ representatives. These lock-up agreements provide that parties bound to such agreements may not sell or otherwise transfer any of the shares of ID Cayman, securities convertible into or exchangeable or exercisable for shares of ID Cayman, or shares underlying such securities held by them or received in connection with the business combination, subject to exceptions for underwritten offerings and transfers by the SearchMedia shareholders that are in compliance with applicable federal and state securities laws to persons who agree in writing to be bound by the terms of the lock-up agreement. The SearchMedia non-management shareholders are bound by such lock-up restrictions for a period of six months from the closing date with respect to 25% of such securities and 12 months from the closing date with respect to the remaining 75% of such securities; provided that with respect to shares or other securities acquired (or underlying securities acquired) by CSV in exchange for SM Cayman warrants, SM Cayman preferred shares or other SM Cayman securities exercisable for, or convertible into, SM Cayman ordinary shares, CSV will be subject to the same lock-up period as the other non-management shareholders, and with respect to shares acquired by CSV in exchange for SM Cayman ordinary shares held by it immediately prior to the closing of the business combination, the lock-up period shall apply until twelve months from the closing date with respect to 10% of such shares, eighteen months from the closing date with respect to 15% of such shares and twenty-four months from the closing date with respect to the remaining 75% of such shares. In addition, 1,268,795 ordinary shares and 396,826 warrants of ID Cayman (and shares underlying such warrants) issuable to Linden Ventures II (BVI) Ltd., which we refer to as Linden Ventures, as a warrantholder and upon conversion of the Linden Note pursuant to the share exchange agreement, will be subject to lock-up for six months. The management shareholders and warrantholders and the ID Cayman directors designated by the SM Cayman shareholders, as well as SM Cayman optionees who exercise their options or restricted share award holders whose shares vest during the one year after closing, are subject to such lock-up restrictions for 12 months after the closing date with respect to the shares or other securities received in connection with the business combination or underlying securities received in connection with the business combination, provided, that with respect to Le Yang and Qinying Liu, the lock-up period shall apply from 12 months after the closing of the share exchange agreement with respect to ten percent (10%) of the shares or other securities received in connection with the business combination or underlying securities received in connection with the business combination, 18 months after the closing of the share exchange agreement with respect to fifteen percent (15%) of such securities, and 24 months after the closing of the share exchange agreement with respect to the remaining seventy-five percent (75%) of such securities.

•	A voting agreement that provides, among other things, that for a period commencing on the closing of the business combination and ending no sooner than the third anniversary of the date of the voting agreement, each SearchMedia shareholder and warrantholder will agree to vote in favor of the director nominees nominated by the Ideation representative as provided in the share exchange agreement, and certain significant shareholders of Ideation will agree to vote in favor of the director nominees nominated by the SM Cayman shareholders’ representatives.

•	A registration rights agreement pursuant to which the SearchMedia shareholders will be entitled to registration rights for their ID Cayman ordinary shares, including ordinary shares underlying warrants and preferred shares, received in connection with the business combination.

Enforceability of Civil Liabilities Against Foreign Persons

ID Cayman will be a company registered by way of continuance as an exempted company under the laws of the Cayman Islands and, upon completion of the business combination with SearchMedia, its subsidiaries and operating companies will be incorporated under the laws of the Cayman Islands and the People’s Republic of China, which we refer to as PRC or China, and will operate only in the PRC. Substantially all of the assets of ID Cayman and its subsidiaries, including those of the SearchMedia entities, will be located in the PRC, and the majority of ID Cayman’s officers and directors named in this proxy statement/prospectus will reside outside the United States and all or a substantial portion of the assets of these persons will or may be located outside the United States.

It will be difficult for investors to enforce outside the United States a judgment against ID Cayman or its subsidiaries or its assets obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In addition, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

QUESTIONS AND ANSWERS ABOUT THE IDEATION SPECIAL MEETING

The Questions and Answers below are only summaries of matters described in this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire document, including the annexes to this proxy statement/prospectus.

Q.	When and where will the special meeting be held?

A.	The meeting will be held at 8:30 am Eastern time on October 27, 2009 at the offices of Akerman Senterfitt, One Southeast 3rd Avenue, Miami, Florida 33131.

Q.	What is the record date for the special meeting?

A.	The Ideation board of directors has fixed the record date as the close of business on October 2, 2009, as the date for determining Ideation stockholders entitled to receive notice of and to vote at the special meeting.

Q.	What is Being Voted On?

A.	You are being asked to vote on ten proposals:

• The approval of an amendment to Section D of Article Sixth of Ideation’s Amended and Restated Certificate of Incorporation to provide conversion rights to holders of IPO Shares, upon approval of the business combination, regardless of whether such holder votes for or against the business combination. We refer to this proposal as the “Charter Amendment Proposal.”

• The approval of the redomestication of Ideation to the Cayman Islands, resulting in it becoming ID Cayman. We refer to this proposal as the “Redomestication Proposal.”

• The approval of the proposed share exchange resulting in SM Cayman becoming a wholly owned subsidiary of ID Cayman. We refer to this proposal as the “Business Combination Proposal.”

• The approval of the authorization of 1,000,000,000 ordinary shares and 10,000,000 preferred shares in ID Cayman’s Memorandum of Association, as compared to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock currently authorized in Ideation’s Amended and Restated Certificate of Incorporation. We refer to this proposal as the “Share Increase Proposal.”

• The approval of the elimination in ID Cayman’s Articles of Association of the classified board currently authorized in Ideation’s Amended and Restated Certificate of Incorporation. We refer to this proposal as the “Declassification Proposal.”

• The approval of a provision in ID Cayman’s Articles of Association providing that the amendment of either of ID Cayman’s Memorandum of Association or Articles of Association will require a vote of two-thirds of its shareholders, entitled to do so, voting in person or by proxy at a meeting, of which notice specifying the intention to propose a special resolution for such amendment has been given, as compared to the vote of a majority of the outstanding stock as set forth in Ideation’s Amended and Restated Certificate of Incorporation. We refer to this proposal as the “Amendment Proposal.”

• The approval of a provision in ID Cayman’s Articles of Association providing that the ID Cayman shareholders may pass resolutions without holding a meeting only if such resolutions are passed by a unanimous written resolution signed by all of the shareholders entitled to vote, as opposed to the provisions in Ideation’s Amended and Restated Certificate of Incorporation that provide that stockholders may not take action without a meeting. We refer to this proposal as the “Shareholder Consent Proposal.”

• The approval of a provision in ID Cayman’s Memorandum of Association providing for the perpetual existence of ID Cayman, as compared to a provision providing for the termination of Ideation’s existence on November 19, 2009 as set forth in Ideation’s Amended and Restated Certificate of Incorporation. We refer to this proposal as the “Corporate Existence Proposal.”

• The approval of the Amended and Restated 2008 Share Incentive Plan. We refer to this proposal as the “Share Incentive Plan Proposal.”

• The approval of an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. We refer to this proposal as the “Adjournment Proposal.”

Q.	Why is Ideation proposing the redomestication to the Cayman Islands?

A.	As substantially all of the business operations of SearchMedia are conducted outside the United States, Ideation and SearchMedia decided to complete the redomestication to the Cayman Islands as part of the business combination.

Q.	How will the redomestication be accomplished?

A.	The redomestication will be accomplished in two steps. First, Ideation will effect a merger pursuant to which it will merge with and into ID Arizona, its wholly owned Arizona subsidiary, with ID Arizona surviving the merger. After the merger, ID Arizona will become a Cayman Islands exempted company, ID Cayman, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. As a result of the redomestication, each Ideation stockholder will become a shareholder in ID Cayman instead of Ideation.

The redomestication will be completed in two steps to take advantage of Arizona corporate law requiring the approval of a majority of ID Arizona’s outstanding shares to approve the conversion and continuation of ID Arizona as ID Cayman rather than the approval of all of the outstanding shares as would be required under Delaware corporate law.

Q.	Why is an Arizona subsidiary involved in the redomestication?

A.	As noted in the answer to the prior question, Delaware law would require the approval of 100% of Ideation’s outstanding shares to change its place of incorporation to the Cayman Islands by conversion and continuation. Because Ideation’s common stock is publicly traded, 100% approval cannot reasonably be obtained. By using an Arizona subsidiary in an intermediate step, Ideation is only required to obtain approval of a majority of its outstanding shares of common stock to effect the conversion and continuation.

Q.	What will I receive in the redomestication?

A.	The redomestication will change Ideation’s domicile from Delaware to the Cayman Islands. Also, as a result of the redomestication:

•	Holders of Ideation units will be issued one ID Arizona unit for each Ideation unit held at the time of the Arizona merger, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman unit for each ID Arizona unit held at the time of the conversion.

•	Holders of Ideation common stock will be issued one share of ID Arizona common stock for each share of Ideation common stock held at the time of the Arizona merger, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman ordinary share for each share of ID Arizona common stock held at the time of the conversion.

•	Holders of Ideation warrants will be issued one ID Arizona warrant for each Ideation warrant held at the time of the Arizona merger, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman warrant for each ID Arizona warrant held at the time of the conversion.

•	Holders of the Ideation option to purchase 500,000 units, consisting of 500,000 shares of common stock and 500,000 warrants, will be issued one ID Arizona option to purchase 500,000 units, consisting of 500,000 shares of common stock and 500,000 warrants, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman option to purchase 500,000 units, consisting of 500,000 ordinary shares and 500,000 warrants of ID Cayman.

Q.	Why is Ideation proposing the business combination?

A.	Ideation was organized to effect a business combination with an operating business. Ideation’s proposed business combination qualifies as a “business combination” under Ideation’s Amended and Restated Certificate of Incorporation. After the consummation of the business combination, the operating company of ID Cayman will be Jieli Investment Management Consulting (Shanghai) Co., Ltd., a PRC entity wholly owned by SM Cayman. Ideation believes that a business combination with SearchMedia will provide Ideation stockholders with an opportunity to invest in a company with significant growth potential. If Ideation is unable to complete the business combination with SearchMedia or another business combination by November 19, 2009, it will be forced to liquidate and distribute to the holders of IPO Shares the amount in the trust account, with any remaining net assets being distributed to the holders of IPO Shares. See “The Business Combination Proposal” below.

Q.	Why are Ideation stockholders being asked to approve actions that will be taken by ID Cayman?

A.	Ideation stockholders are being asked to approve the entry into the business combination by ID Cayman because Ideation’s Amended and Restated Certificate of Incorporation requires that the majority of the Ideation shares of common stock approve its business combination with SearchMedia and the business combination will not take effect unless and until Ideation’s corporate domicile becomes the Cayman Islands.

Q.	What will the name of the surviving company be after the redomestication and the business combination have been consummated?

A.	The name of the surviving corporation after the consummation of the redomestication and the business combination will be “SearchMedia Holdings Limited.”

Q.	What happens if the redomestication and the business combination are not consummated?

A.	If Ideation does not redomesticate and acquire SearchMedia in the business combination, and is unable to consummate an alternate business combination before November 19, 2009, Ideation will be forced to liquidate and distribute to the holders of IPO Shares their pro rata portion of the amount of the funds available in the trust account, plus any other net assets not used or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the plan of dissolution and distribution. Following liquidation, Ideation would no longer exist as a corporation.

In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), less the portion of such interest previously paid to Ideation, plus any other net assets not used or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the plan of dissolution and distribution, will be distributed pro rata to the stockholders of IPO Shares. At June 30, 2009, the trust conversion value per share was $7.8815.

Q.	Why is Ideation proposing the Charter Amendment Proposal?

A.	Under the terms of the proposed charter amendment, if the business combination is approved and completed, stockholders holding IPO Shares who vote those shares either for or against the business combination will have the opportunity to either (1) continue to hold their IPO Shares, which will convert into shares of ID Cayman upon completion of the redomestication and business combination, or (2) convert their IPO Shares into cash upon the closing of the business combination.

Ideation believes that extending the right to elect conversion to those holders of IPO Shares who vote for the business combination will provide incentive to holders of IPO Shares to vote in favor of the business combination, since a business combination must be approved in order for a conversion to occur before the liquidation of the company. As such, Ideation believes holders of IPO Shares who want to convert their shares will vote to approve both the charter amendment and the business combination in order to obtain the conversion value of their IPO Shares in connection with the closing of the business combination, rather than having to wait for the liquidation of the company.

Q.	Will the Charter Amendment Proposal change any rights of stockholders holding IPO Shares?

A.	No. The charter amendment would not alter or adversely affect the right of stockholders holding IPO Shares to convert their shares under Article Sixth as currently in effect. The charter amendment would merely extend this right to convert to those holders of IPO Shares who vote to approve the business combination, as well as those who vote against the business combination.

It is important to note that the charter amendment, if approved, would not change the voting standard for a business combination under Ideation’s Certificate of Incorporation, in that the business combination will not be approved if 30% or more of the holders of IPO Shares both vote against the transaction and elect to convert their IPO Shares.

Q.	Do Ideation stockholders have conversion rights?

A.	Yes. Any holder of IPO Shares who votes those shares either for or against the business combination and properly demands conversion of their IPO Shares will be entitled to convert their IPO Shares to cash, if the business combination is approved and completed.

The per-share conversion price will equal the amount in Ideation’s trust account, inclusive of any interest not otherwise payable to Ideation, as of two business days before the consummation of the business combination, less taxes payable, divided by the number of shares of common stock issued in Ideation’s IPO, which, as of June 30, 2009, would be $7.8815 per share.

If the business combination is not approved and completed, then no conversion rights will be available at this time. Holders of warrants issued by Ideation do not have conversion rights relating to those warrants.

Q.	If I have conversion rights, how do I properly demand conversion of my IPO Shares?

A.	To properly demand conversion of your IPO Shares, you must:

(1)	vote your IPO Shares, in person or by proxy, either “FOR” or “AGAINST” the business combination;

(2)	affirmatively request conversion of your IPO Shares by marking the appropriate box on your proxy card, voting information card, or ballot; and

(3)	deliver, or instruct your bank or broker to deliver, your IPO Shares to Ideation’s transfer agent before the special meeting.

Stockholders holding IPO Shares who abstain or do not vote their IPO Shares on the business combination will forfeit their right to convert those shares if the business combination is approved.

Q.	Why is Ideation proposing the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal and the Corporate Existence Proposal?

A.	Ideation is proposing the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal and the Corporate Existence Proposal as ID Cayman’s Memorandum and Articles of Association includes provisions that are materially different from Ideation’s Amended and Restated Certificate of Incorporation, and the Ideation stockholders would be entitled to vote on such changes if they were proposed as amendments to Ideation’s Certificate of Incorporation.

Q.	Why is Ideation proposing the Share Incentive Plan Proposal?

A.	Ideation is proposing the Share Incentive Plan Proposal to enable it to attract, retain and reward ID Cayman’s directors, officers, employees and consultants using equity-based incentives. The Amended and Restated 2008 Share Incentive Plan has been approved by the Ideation board of directors and will be effective upon the consummation of the business combination, subject to stockholder approval of the plan. Ideation does not expect to grant any awards under the plan until after the consummation of the business combination.

Q.	Why is Ideation proposing the Adjournment Proposal?

A.	Ideation is proposing to approve an adjournment or postponement of the special meeting so that Ideation may delay the meeting in the event that it appears that the other proposals to be presented at the meeting will not be approved. This will provide Ideation’s management with more time to solicit stockholders to vote or change their votes.

Q.	Has the Ideation board of directors made a recommendation regarding how to vote on these proposals?

A.	After careful consideration of the redomestication plan, the business combination and the terms and conditions of the share exchange agreement, the board of directors of Ideation has determined that each of the Charter Amendment Proposal, the Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal, the Share Incentive Plan Proposal, and the Adjournment Proposal are in the best interests of the Ideation stockholders, and recommends that Ideation stockholders vote “FOR” each of these proposals.

In reaching its decision with respect to the business combination and the transactions contemplated thereby, the board of directors of Ideation reviewed various industry and financial data and the due diligence and evaluation materials provided by the SearchMedia shareholders.

You should read the section titled “Interests of Ideation Officers and Directors in the Business Combination” for a discussion of how the interests of the Ideation executive officers and directors are different from your interests as a stockholder.

Q.	How do the Ideation insiders intend to vote their shares?

A.	All of the Ideation insiders, including its officers and directors, will vote all of their common stock “FOR” all the proposals. However, some of the insiders’ shares were issued before Ideation’s IPO and insiders holding those shares are contractually obligated to vote those shares in accordance with the majority of the IPO Shares on the Business Combination Proposal. The Frost Group, LLC and its affiliates are contractually obligated not to convert any IPO Shares held by them in connection with voting “FOR” the Business Combination Proposal.

Q.	Will Ideation purchase shares of Ideation common stock before the special meeting?

A.	Ideation may seek to purchase, or enter into contracts to purchase, shares of Ideation common stock either in the open market or in privately negotiated transactions. Any such purchases and contracts would be effected pursuant to a 10b(5)-1 plan or at a time when Ideation, its initial stockholders or their affiliates are not aware of material nonpublic information regarding Ideation or its securities. Such purchases could involve the incurrence of indebtedness by Ideation, payment of significant fees or interest payments or the issuance of any additional Ideation securities. Any purchases other than ordinary course purchases shall require the prior approval of the SM Cayman shareholders’ representatives, any such approval not to be unreasonably withheld or delayed. If such approval is unreasonably withheld or delayed under certain circumstances, the obligation of The Frost Group, LLC to make sponsor purchases will terminate. An ordinary course purchase is a forward purchase between Ideation and a non-affiliate Ideation stockholder in which Ideation will purchase some or all of such stockholders’ shares of Ideation after closing, which contracts are not binding on SM Cayman or its assets. A condition to the closing of such contracts will be that all shares purchased would be voted in favor of the business combination. These purchases or arrangements could result in an expenditure of a substantial amount of funds in the trust account.

Q.	Will the Frost Group, LLC or its affiliates purchase shares of Ideation common stock before the special meeting?

A.	Commencing on April 1, 2009 and continuing until no later than 4:30 p.m. Eastern standard time on the day that is two business days before the special meeting of Ideation stockholders, The Frost Group, LLC, through itself, its affiliates or others, will purchase and/or enter into forward contracts to purchase shares of Ideation common stock in the open market or in privately negotiated transactions in an amount equal to the Sponsor Purchase Commitment Amount. Such purchases will be conducted in compliance with the Securities Act, the Exchange Act and any other applicable law.

The aggregate amount of shares purchased pursuant to these arrangements will be disclosed to Ideation stockholders in a Current Report on Form 8-K as soon as practicable before the open of trading on the NYSE Amex on the day that is one business day before the special meeting of Ideation stockholders. We acknowledge that the timing of this disclosure limits the amount of time Ideation stockholders will have to consider the impact of these purchases before such stockholders submit a proxy, revoke a previously submitted proxy or otherwise vote on the proposals to be considered at the special meeting.

Q.	If the business combination is completed, how much dilution will Ideation stockholders experience?

A.	Currently there are 12,500,000 shares of Ideation common stock issued and outstanding. Upon the consummation of the business combination, at least 6,662,727 ordinary shares will be issued to SearchMedia shareholders and 1,712,874 ordinary shares and warrants to purchase 428,219 ordinary shares will be issued to the interim note holders. As a result, immediately following the business combination, assuming no Ideation stockholder converts its shares of common stock into a pro rata portion of funds available in the trust account, current Ideation stockholders are expected to beneficially own 60.9% of the basic and 62.5% of the fully diluted issued and outstanding ordinary shares of ID Cayman, assuming no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, current Ideation stockholders are expected to beneficially own 41.0% of the basic and 44.5% of the fully diluted issued and outstanding ordinary shares of ID Cayman.

Assuming the business combination is approved but all stockholders owning IPO Shares, except for The Frost Group, LLC, its affiliates and others owning IPO Shares purchased in satisfaction of the Sponsor Purchase Commitment Amount, exercise their conversion rights, current Ideation stockholders are expected to beneficially own 30.0% of the basic and 40.8% of the fully diluted issued and outstanding ordinary shares of ID Cayman, if no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, current Ideation stockholders are expected to beneficially own 16.1% of the basic and 24.8% of the fully diluted issued and outstanding ordinary shares of ID Cayman.

To the extent outstanding warrants are exercised after the business combination, current Ideation stockholders will experience further dilution of their ownership interest. In addition, following the consummation of the business combination, and upon the approval of the Share Incentive Plan Proposal, ID Cayman will establish a share incentive plan under which it may issue equity awards to qualified employees in an amount up to 8% of its total outstanding shares. The issuance of such equity awards would also dilute the ownership interests of the existing ID Cayman shareholders at the time of issuance.

Q.	Do Ideation stockholders have appraisal rights under Delaware law or dissenters rights under Arizona law?

A.	The Ideation stockholders do not have appraisal rights under Delaware corporate law or dissenters rights under Arizona corporate law.

Q.	What will happen to the funds deposited in the trust account after the business combination is completed?

A.	Ideation stockholders exercising conversion rights will receive their pro rata portion of the trust account. The balance of the funds available in the trust account will be released from the trust account to ID Cayman and will be used for payments to be made in connection with any forward contracts entered into by Ideation in connection with the business combination, as well as for potential acquisitions and for operating capital after the closing of the business combination.

Q.	Since Ideation’s IPO prospectus contained information that is different from the information described in this proxy statement/prospectus and matters to be proposed at the special meeting, what are my legal rights?

A.	Ideation’s Amended and Restated Certificate of Incorporation and IPO prospectus stated that only those holders of IPO Shares who vote against the business combination will have the right to convert their IPO Shares into cash if the business combination is approved and completed. Furthermore, Ideation’s IPO prospectus stated that specific provisions in its Amended and Restated Certificate of Incorporation, including provisions of Article Sixth setting forth your conversion rights, would not be amended prior to the consummation of an initial business combination without the affirmative vote of 95% of the outstanding shares of common stock of the company. The IPO prospectus further stated that while the validity under Delaware law of a 95% supermajority provision restricting the ability to amend the charter has not been settled, Ideation would not take any actions to waive or amend any of those provisions.

Ideation is now taking action to amend Section D of Article Sixth of the Amended and Restated Certificate of Incorporation and extend conversion rights upon completion of the business combination to holders of IPO Shares who vote either for or against the business combination. Accordingly, each purchaser of IPO Shares or warrants issued in the IPO could assert federal or state securities law claims against Ideation for rescission, if such purchaser still holds the securities, or damages, if such purchaser no longer holds the securities. In a rescission claim, a successful claimant has the right to receive the total amount paid for the securities purchased pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities. In a claim for damages, a successful claimant may be awarded compensation for loss on an investment caused by an alleged material misrepresentation or omission in the sale of a security, including, possibly, punitive damages, together with interest.

Q.	When do you expect the business combination to be completed?

A.	It is anticipated that the business combination will be completed as soon as practicable following the Ideation special meeting on October 27, 2009.

Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A.	Yes. After carefully reading and considering the information in this proxy statement/prospectus, please fill out and sign your proxy card. Then return it in the return envelope as soon as possible, so that your shares may be represented at the special meeting. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.

Q.	How do I change my vote?

A.	You must send a later-dated, signed proxy card to Ideation’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. If your shares are held in an account with a brokerage firm or bank, you can vote in person at the meeting only by obtaining a proxy from your brokerage firm or bank.

Q.	If my shares are held in “street name,” will my broker automatically vote them for me?

A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions.

Q.	Do I need to turn in my old certificates?

A.	If you do not elect to convert your shares to cash, and the business combination is approved, you do not need to exchange your Ideation stock certificates for ID Cayman certificates. Your current certificates will be deemed to represent your rights in ID Cayman. Following the consummation of the business combination, you may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion, you will need to deliver your old certificates, either physically or electronically, to Continental Stock Transfer & Trust Company, before the special meeting.

Q.	Who can help answer my questions?

A.	If you have questions, you may contact Morrow & Co., LLC, Ideation’s proxy solicitor, at:

470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200

If you intend to convert your IPO Shares to cash, you or your broker or bank will need to deliver your IPO Shares, either physically or electronically, to Ideation’s transfer agent before the special meeting. If you have questions regarding delivery of your IPO Shares, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Tel: (212) 845-3287
Fax: (212) 616-7616

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the redomestication and business combination, you should carefully read this entire document and the other documents to which this proxy statement/prospectus refers you, including the share exchange agreement attached as Annex A to this proxy statement/prospectus. The share exchange agreement is the legal document that governs the redomestication and the business combination and the other transactions that will be undertaken in connection with the redomestication and the business combination. The share exchange agreement is also described in detail elsewhere in this proxy statement/prospectus.

The Parties

Ideation Acquisition Corp.

Ideation Acquisition Corp. is a blank check company organized under the laws of the State of Delaware on June 1, 2007. Ideation was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses. On November 26, 2007, it consummated an IPO of its equity securities, from which it derived net proceeds of approximately $74.5 million. The entirety of the funds raised in the IPO plus amounts raised in a private placement completed immediately prior to the IPO, or approximately $78.8 million, were placed in a trust account. Such funds and a portion of the interest earned thereon will be released upon consummation of the business combination and used to pay any amounts payable to Ideation stockholders who exercise their conversion rights. The remaining proceeds will be used for payments to be made in connection with forward contracts, acquisitions and operating capital subsequent to the closing of the business combination. Other than its IPO and the pursuit of a business combination, Ideation has not engaged in any business to date.

If Ideation does not complete the business combination on or before November 19, 2009, Ideation will dissolve and promptly distribute to the holders of IPO Shares the amount in its trust account, less interest previously paid to Ideation, and will distribute to the holders of IPO Shares any remaining net assets after payment of its liabilities from non-trust account funds.

ID Arizona

ID Arizona is an Arizona corporation. It has transacted no business to date except in connection with the redomestication and related transactions. All ID Arizona shares are currently held by Ideation.

SearchMedia Holdings Limited

SearchMedia Holdings Limited, or ID Cayman, will be a Cayman Islands exempted company. In the redomestication, ID Arizona will be converted into and continue its existence as ID Cayman. After the redomestication, you will be a shareholder of ID Cayman.

The mailing address of the principal executive offices for Ideation and ID Arizona is Ideation Acquisition Corp., 1105 N. Market Street, Suite 1300, Wilmington, Delaware 19801, and its telephone number is (310) 694-8150.

SearchMedia International Limited

SearchMedia International Limited, or SM Cayman, is an exempted holding company formed with limited liability under the laws of the Cayman Islands in February 2007. SM Cayman conducts its operations through its direct and indirect subsidiaries, including Jieli Investment Management Consulting (Shanghai) Co., Ltd., or Jieli Consulting, a limited liability company incorporated under the laws of China in June 2007, and its consolidated variable interest entities in China. For a description of the agreements between SM Cayman and its variable interest entities, please refer to “SearchMedia Related Party Transactions — Contractual Agreements with Jingli Shanghai and its Shareholders.”

SearchMedia is a leading nationwide multi-platform media company and one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China. It ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities, according to Nielsen Media Research, an independent research company, in its July 2008 report commissioned by SearchMedia, or the Nielsen Report. SearchMedia’s core outdoor billboard and in-elevator platforms are complemented by its subway advertising platform, which together enable it to provide multi-platform, “one-stop shop” services for its local, national and international advertising clients that numbered more than 780 cumulatively from its inception to July 31, 2009.

Targeting the rapidly growing number of urban and increasingly affluent Chinese consumers, SearchMedia deploys its advertising network across the following select media platforms:

•	Outdoor billboard platform. SearchMedia operates a network of over 1,500 high-impact billboards with over 500,000 square feet of surface display area in 15 cities, including Beijing, Hong Kong, Qingdao, Shanghai, Shenyang, Shenzhen, Guangzhou, Chongqing and Chengdu. Its billboards are mostly large format billboards deployed in commercial centers and other desirable areas with heavy vehicle and/or foot traffic. SearchMedia has demonstrated its ability to acquire high-profile billboard contracts with its success in 2007 in securing the billboard advertising rights at the Bund, a landmark destination in Shanghai.

•	In-elevator platform. SearchMedia’s network of over 175,000 printed and digital poster frames delivers targeted advertising messages inside elevators to captive audiences in high-rise residential and office buildings in 57 major cities in China. The in-elevator platform targets the affluent urban population that is highly desired by advertisers and is characterized by its low cost structure and minimal capital requirements. According to the Nielsen Report, SearchMedia ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities. These 26 cities were among China’s most affluent measured by urban disposable income per capita and GDP per capita in 2007, and together accounted for 65% of all advertising expenditures on traditional media, including TV, newspaper and magazines in China in 2007.

•	Subway advertising platform. SearchMedia operates a network of large-format light boxes in concourses of eight major subway lines in Shanghai. According to the Metro Authority of Shanghai, in 2008, these subway lines carried an aggregate average daily traffic of approximately three million commuters.

SearchMedia’s principal executive offices are located at 4B, Ying Long Building, 1358 Yan An Road West, Shanghai 200052, People’s Republic of China, and its telephone number is (86-21) 5169 0552.

The Business Combination

The share exchange agreement provides for a business combination transaction by means of a share exchange with the shareholders of SM Cayman, which would result in SM Cayman becoming a wholly owned subsidiary of ID Cayman. This will be accomplished through an exchange of all the ordinary shares, options, warrants, and restricted share awards of SM Cayman for ordinary shares, options, warrants, and restricted share awards of ID Cayman. Ideation and SearchMedia plan to complete the business combination promptly after the Ideation special meeting, provided that:

•	Ideation stockholders have approved each of the Charter Amendment Proposal, the Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal, and the Share Incentive Plan Proposal in accordance with the voting standard or voting standards applicable to the proposal, as described below; and

•	the other conditions specified in the share exchange agreement have been satisfied or waived.

Acquisition Consideration

The holders of the outstanding ordinary and preferred shares of SM Cayman immediately before the business combination will receive from ID Cayman 6,662,727 ordinary shares of ID Cayman. Certain holders of SM Cayman promissory notes will receive 1,712,874 ordinary shares of ID Cayman and warrants to purchase 428,219 ordinary shares of ID Cayman. The holders of the outstanding warrants of SM Cayman immediately before the business combination will receive from ID Cayman warrants to purchase 1,519,186 ordinary shares of ID Cayman. Each restricted share award of SM Cayman that has not fully vested before the business combination will be assumed by ID Cayman and converted into a restricted share award of ID Cayman. The holder of each such award will be entitled to receive a number of ID Cayman shares equal to (i) the number of ordinary shares of SM Cayman that were subject to the award before the business combination multiplied by (ii) 0.0675374, rounded down to the nearest whole number of shares. The holders of any ID Cayman shares delivered upon the vesting of an ID Cayman restricted share award before the one year anniversary of the closing of the business combination shall be subject to lock-up restrictions until such anniversary. Each option of SM Cayman that has not been exercised before the business combination will be assumed by ID Cayman and converted into an option to purchase ordinary shares of ID Cayman. Each such option of ID Cayman will be exercisable for a number of ID Cayman ordinary shares equal to (i) the number of ordinary shares of SM Cayman that were subject to the option before the business combination multiplied by (ii) 0.0675374, rounded down to the nearest whole number of shares. The per share exercise price of each such option of ID Cayman will be (i) the original per share exercise price of the option of SM Cayman divided by (ii) 0.0675374, rounded up to the nearest whole cent. The holders of any ID Cayman shares delivered upon the exercise of an ID Cayman option before the one year anniversary of the closing of the business combination shall be subject to lock-up restrictions until such anniversary.

ID Cayman has also agreed to issue to the holders of the outstanding ordinary shares, Series A, Series B and Series C preferred shares and warrants of SM Cayman up to 10,150,352 additional ID Cayman ordinary shares, which we refer to as the earn-out shares, pursuant to an earn-out provision in the share exchange agreement based on the adjusted net income of the combined company for the fiscal year ending December 31, 2009. Holders of any other outstanding preferred shares (if any), share options, or restricted share awards of SM Cayman will not be entitled to receive any of the 10,150,352 earn-out shares, even if these securities are converted into (in the case of preferred shares) or exercised for (in the case of options), ordinary shares of SM Cayman, or vest (in the case of restricted share awards), before the business combination.

The term “adjusted net income” means consolidated net income, as determined in accordance with generally accepted accounting principles of the United States consistently applied, excluding:

•	expenses arising from or in connection with dividends or deemed dividends paid or payable on any preferred shares of SM Cayman and the redemption features of any preferred shares of SM Cayman and other expenses relating to the preferential features of any preferred shares of SM Cayman;

•	any income or loss from a minority investment in any other entity by any of the SM entities and each of their subsidiaries, or the SM Cayman group companies;

•	any expenses arising from or in connection with the issue of any preferred shares of SM Cayman;

•	any compensation charges attributable to the repurchase by SM Cayman of an aggregate of 3,000,000 ordinary and preferred shares of SM Cayman and the grants by SM Cayman of awards to employees of SM Cayman and its subsidiaries of options exercisable for an aggregate of 3,000,000 ordinary shares of SM Cayman;

•	non-cash financial expenses arising from the issuance of any “equity securities” (as defined in the Memorandum and Articles of Association of SM Cayman);

•	non-recurring extraordinary items (including, without limitation, any accounting charges, costs or expenses arising from or in connection with the transactions contemplated by the share exchange agreement);

•	any costs, expenses or other items relating or attributable to that certain Convertible Note and Warrant Agreement dated as of March 17, 2008 among SM Cayman, Linden Ventures and the other parties thereto, as amended on September 15, 2008, December 18, 2008, March 12, 2009, and August 21, 2009, (including the issuance of the “Linden Note” (as defined in the agreement) as amended on September 15, 2008, December 18, 2008, March 12, 2009, and August 21, 2009);

•	all revenues, expenses and other items (including acquisition-related charges) relating or attributable to the acquisition of a majority of the outstanding equity interests of, or all or substantially all of the assets of, any other entity or business by ID Cayman or any of the SM Cayman group companies following the closing of the business combination (not including the leasing or subleasing of a billboard, elevator frame unit or other media asset or advertising right);

•	the effect of any change in accounting principles; or

•	any accounting charges, costs or expenses incurred by ID Cayman or SM Cayman arising from or in connection with the issuance and delivery of any earn-out shares.

For reference purposes, the adjusted net income of SearchMedia for 2008 based on the foregoing formula was $18.5 million.

The 10,150,352 earn-out shares will be issued to the holders of ordinary shares, Series A, Series B and Series C preferred shares and warrants of SM Cayman as follows:

If ID Cayman’s adjusted net income for the fiscal year ending December 31, 2009 is equal to or greater than $25.7 million, ID Cayman will issue an aggregate number of earn-out shares calculated in accordance with the formula below. If ID Cayman’s adjusted net income for the fiscal year ending December 31, 2009 is equal to or greater than $38.4 million, adjusted net income shall be deemed to be equal to $38.4 million for purposes of the formula.

Earn-out Shares Issued = (2009 adjusted net income − $25.7 million) × 10,150,352 shares
$12.7 million

If on or prior to April 15, 2010 a bona fide definitive agreement is executed and the subsequent consummation of the transactions contemplated by such agreement results in a change of control of ID Cayman, then, regardless of whether the targeted net income threshold has been met, ID Cayman shall issue and deliver all of the earn-out shares to the holders of ordinary shares, Series A, Series B and Series C preferred shares and warrants of SM Cayman, if the change of control is approved by a majority of the independent directors then on the board of directors of ID Cayman or if the acquisition consideration delivered to the shareholders of ID Cayman in the change of control has a value (as determined in good faith by a majority of the independent directors then on the board of directors of ID Cayman) that is equal to at least $11.82 per share on a fully diluted basis (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events). Such earn-out share payments shall be issued and delivered promptly after the occurrence of such change of control.

Based on the trading price of Ideation common stock at September 28, 2009, and using the treasury method of valuation for the warrants, options, and restricted share awards to be issued, the aggregate value of the securities to be issued as consideration at the closing of the business combination (inclusive of the maximum number of earn-out shares to be issued) will be $156.7 million.

Satisfaction of the 80% Test

The Ideation board of directors has determined that the fair market value of SearchMedia is at least 80% of Ideation’s net assets. The Ideation board of directors derived a minimum equity valuation of $176.7 million for SearchMedia based upon a comparative price analysis of the price earnings ratio for companies similar to SearchMedia and the anticipated price earnings ratio of SearchMedia. The board of directors came to the determination that, since the fair market value of SearchMedia is at least equal to 80% of Ideation’s net assets before taking into account the earn-out payments, the earn-out thresholds, if achieved, would only represent an increase in the value of SearchMedia, which would therefore further exceed the 80% threshold. See the section titled “The Business Combination Proposal — Satisfaction of the 80% Test” for more information on the analysis conducted by Ideation’s management.

Conversion Rights

If the business combination is approved and completed, any stockholder holding IPO Shares who properly demands conversion of those shares will be entitled to convert those shares to cash, whether such stockholder voted for or against the Business Combination Proposal. Stockholders who properly demand conversion of their IPO Shares will receive $7.8815 per share, which represents the trust conversion value at June 30, 2009.

To properly demand conversion of your IPO Shares, you must:

(1) vote those shares, in person or by proxy, either “FOR” or “AGAINST” the business combination;

(2) affirmatively request conversion of those shares by marking the appropriate box on your proxy card, voting instruction form, or ballot; and

(3) deliver, or instruct your bank or broker to deliver, your IPO Shares to Ideation’s transfer agent before the special meeting.

Stockholders holding IPO Shares who abstain or do not vote their IPO Shares on the business combination will forfeit their right to convert those shares if the business combination is approved. Both of the Charter Amendment Proposal and the Redomestication Proposal must be approved in order to complete the business combination and, as such, the vote to approve the business combination will not occur unless both the Charter Amendment Proposal and the Redomestication Proposal are approved.

If the business combination is not approved and completed, then no conversion rights will be available at this time. Ideation’s Amended and Restated Certificate of Incorporation provides that if a business combination is not completed by November 19, 2009, Ideation will be liquidated. If Ideation liquidates on November 19, 2009, holders of IPO Shares will receive $7.8815 per share, which represents the trust liquidation value at June 30, 2009.

Management of ID Cayman; Voting Agreement

Upon the consummation of the business combination, the initial ID Cayman board of directors will consist of eight directors, four of which the SearchMedia shareholders’ representatives will designate and four of which the Ideation representative will designate. Of the four directors designated by each of SearchMedia and Ideation (i) at least two directors designated by the Ideation representative and three directors designated by the SearchMedia shareholders’ representatives shall be “independent directors” as defined in the rules and regulations of the NYSE Amex, and (ii) at least one of the Ideation directors and three of the SearchMedia directors shall be non-U.S. citizens. Upon the consummation of the business combination, ID Cayman’s directors are expected to be Ms. Qinying Liu, Mr. Earl Yen, Mr. Jianzhong Qu, Mr. Larry Lu, Mr. Robert Fried, Mr. Steven D. Rubin, Mr. Glenn Halpryn, and Mr. Chi-Chuan Chen. Messrs. Yen, Qu, Lu, Halpryn, and Chen are expected to be independent directors.

At the closing of the business combination, CSV, Qinying Liu, Le Yang, Vervain Equity Investment Limited, Sun Hing Associates Limited, and Linden Ventures, each a SearchMedia shareholder, and Frost Gamma Investments Trust, Robert Fried, Rao Uppaluri, Steven Rubin and Jane Hsiao and ID Cayman will enter into a voting agreement. The voting agreement provides, among other things, that, for a period commencing on the closing of the business combination and ending on the third anniversary of the date of such closing, each party to the voting agreement will agree to vote in favor of the director nominees nominated by the Ideation representative and the SM Cayman shareholders’ representatives as provided in the share exchange agreement. The voting agreement is attached as Annex F hereto. We encourage you to read the voting agreement in its entirety.

After the consummation of the business combination, the executive officers of ID Cayman will be:

Garbo Lee, President;
Jennifer Huang, Chief Operating Officer; and
Andrew Gormley, Executive Vice President.

See the section titled “Directors and Executive Officers” for biographical information about ID Cayman’s directors and executive officers after the consummation of the business combination.

Lock-Up Agreements

At the closing, the SM Cayman shareholders and warrantholders, and the ID Cayman directors designated by the SM Cayman shareholders’ representatives will enter into lock-up agreements providing that they may not sell or otherwise transfer any shares of ID Cayman or any other securities convertible into or exercisable or exchangeable for shares of ID Cayman that are beneficially owned and/or acquired by them (or underlying any security acquired by them) in connection with the business combination, subject to certain exceptions. In the case of SM Cayman’s management shareholders and warrantholders and the ID Cayman directors designated by the SM Cayman shareholders’ representatives, as well as SM Cayman optionees who exercise their options or restricted share award holders whose shares vest during the one year after closing, the lock-up period will be 12 months after the closing date with respect to the shares or other securities received in connection with the business combination or underlying securities received in connection with the business combination, provided, that with respect to Le Yang and Qinying Liu, the lock-up period shall apply from 12 months after the closing of the share exchange agreement with respect to ten percent (10%) of such securities, 18 months after the closing of the share exchange agreement with respect to fifteen percent (15%) of such securities, and 24 months after the closing of the share exchange agreement with respect to the remaining seventy-five percent (75%) of such securities. In the case of SM Cayman’s non-management shareholders, the lock-up period will be six months from the closing date with respect to 25% of such securities and 12 months from the closing date with respect to the remaining 75% of such securities; provided that with respect to shares or other securities acquired (or underlying securities acquired) by CSV in exchange for SM Cayman warrants, SM Cayman preferred shares or other SM Cayman securities exercisable for, or convertible into, SM Cayman ordinary shares, CSV will be subject to the same lock-up period as the other non-management shareholders, and with respect to shares acquired by CSV in exchange for SM Cayman ordinary shares held by it immediately prior to the closing of the business combination, the lock-up period shall apply until twelve months from the closing date with respect to 10% of such shares, eighteen months from the closing date with respect to 15% of such shares and twenty-four months from the closing date with respect to the remaining 75% of such shares. In addition, 1,268,795 ordinary shares and 396,826 warrants of ID Cayman (and shares underlying such warrants) issuable to Linden Ventures as a warrantholder and upon conversion of the Linden Note pursuant to the share exchange agreement will be subject to lock-up for six months.

The forms of lock-up are discussed in more detail in the section titled “Certain Agreements Relating to the Business Combination — Lock-Up Agreements.”

Registration Rights Agreement

At the closing of the business combination, ID Cayman and certain of the SM Cayman shareholders and warrantholders will enter into a registration rights agreement pursuant to which such SM Cayman shareholders and warrantholders will be entitled to registration rights for any ID Cayman ordinary shares received by them in connection with the business combination (including any ordinary shares issued to them upon exercise of warrants of ID Cayman, or conversion of preferred shares of ID Cayman received in connection with the business combination). Holders of the registration rights will be entitled to deliver a demand or “piggyback” notice to ID Cayman under the registration rights agreement to register certain of their shares prior to the expiration of the applicable lock-up periods, but, in general, they may not offer for sale, sell or otherwise dispose of such shares before the expiration of such lock-up periods, except in an underwritten secondary offering. Pursuant to the registration rights agreement, SM Cayman shareholders and warrantholders holding at least 50% of the registrable securities then outstanding are entitled to demand that ID Cayman register the ordinary shares held by the SM Cayman shareholders who have registration rights. In addition, the SM Cayman shareholders and warrantholders who enter into the registration rights agreement will have “piggy-back” registration rights on registration statements filed subsequent to the date of the business combination. ID Cayman will bear the expenses incurred in connection with the filing of any such registration statements.

Actions That May Be Taken to Secure Approval of Ideation Stockholders

After April 1, 2009, Ideation may seek to purchase, or enter into contracts to purchase, shares of Ideation common stock either in the open market or in privately negotiated transactions. Any such purchases and contracts would be effected pursuant to a 10b(5)-1 plan or at a time when Ideation, its initial stockholders or their affiliates are not aware of material nonpublic information regarding Ideation or its securities. Such purchases could involve the incurrence of indebtedness by Ideation, payment of significant fees or interest payments or the issuance of additional Ideation securities. Any purchases other than ordinary course purchases shall require the prior approval of the SM Cayman shareholders’ representatives, any such approval not to be unreasonably withheld or delayed. If such approval is unreasonably withheld or delayed under certain circumstances, the obligation of The Frost Group, LLC to make sponsor purchases (discussed below) will terminate. An ordinary course purchase is a forward purchase between Ideation and a non-affiliate Ideation stockholder in which Ideation will purchase some or all of such stockholders’ shares of Ideation after closing, which contracts are not binding on SM Cayman or its assets. A condition to the closing of such contracts will be that all shares purchased would be voted in favor of the business combination. These purchases or arrangements could result in an expenditure of a substantial amount of funds in the trust account.

Commencing on April 1, 2009 and continuing until no later than 4:30 p.m. Eastern standard time on the day that is two business days before the special meeting of Ideation stockholders, The Frost Group, LLC, through itself, its affiliates or others, will purchase and/or enter into forward contracts to purchase shares of Ideation common stock in the open market or in privately negotiated transactions in an amount equal to the Sponsor Purchase Commitment Amount. Such purchases will be conducted in compliance with the Securities Act, the Exchange Act and any other applicable law.

The aggregate amount of shares purchased pursuant to these arrangements and the total number of IPO Shares held by The Frost Group, LLC, though itself, its affiliates or others will be disclosed to Ideation stockholders in a Current Report on Form 8-K as soon as practicable before the open of trading on the NYSE Amex on the day that is one business day before the special meeting of Ideation stockholders. We acknowledge that the timing of this disclosure limits the amount of time Ideation stockholders will have to consider the impact of these purchases before such stockholders submit a proxy, revoke a previously submitted proxy or otherwise vote on the proposals to be considered at the special meeting.

The purpose of such purchases or arrangements would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the IPO Shares present in person or represented by proxy and entitled to vote on a business combination vote in its favor and that holders of fewer than 30% of the IPO Shares both vote against a business combination and demand conversion of their IPO Shares into cash, where it appears that such requirements would otherwise not be met. If the business combination transaction is not closed despite such purchases, the purchasers would be entitled to participate in liquidating distributions from Ideation’s trust fund with respect to such shares.

Purchases pursuant to such arrangements by Ideation may ultimately be paid for with funds in its trust account, which could greatly diminish the funds released to Ideation from the trust account upon closing of the business combination, and would decrease the amount available to Ideation under the trust account for working capital and general corporate purposes. Nevertheless, in all events Ideation believes there will be sufficient funds available to it from the trust account to pay the holders of all IPO Shares that are properly converted and Ideation will reserve funds for such purpose.

Any share purchase by Ideation from existing Ideation stockholders would increase the post-transaction percentage of ID Cayman interests held by the current shareholders of SM Cayman. Any sponsor purchase of Ideation shares in the open market would have no impact on the post-transaction ownership of ID Cayman by current SM Cayman shareholders. Any sponsor purchase from Ideation would decrease the post-transaction percentage of ID Cayman interests held by the current shareholders of SM Cayman.

ID Cayman New Warrants

In consideration of the Sponsor Purchase Commitment Amount and the commitment of the Converting Noteholders, The Frost Group, LLC and its affiliates and the Converting Noteholders shall, immediately prior to closing of the business combination, be issued a warrant to purchase 0.25 of an ID Cayman share for each share purchased in satisfaction of the Sponsor Purchase Commitment Amount or acquired upon conversion of such notes. The exercise price per whole ID Cayman Share underlying such warrants shall be $7.8815, and the aggregate number of shares underlying such warrants shall be rounded up to the nearest whole share.

Post-Closing Financing

Ideation has entered into a letter agreement with the Converting Noteholders and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date of such letter agreement.

Rescission Rights

Ideation’s Amended and Restated Certificate of Incorporation and IPO prospectus stated that only those holders of IPO Shares who vote against the business combination will have the right to convert their IPO Shares into cash if the business combination is approved and completed. Furthermore, Ideation’s IPO prospectus stated that specific provisions in its Amended and Restated Certificate of Incorporation, including provisions of Article Sixth setting forth conversion rights, would not be amended prior to the consummation of an initial business combination without the affirmative vote of 95% of the outstanding shares of common stock of the company. The IPO prospectus further stated that while the validity under Delaware law of a 95% supermajority provision restricting the ability to amend the charter has not been settled, Ideation would not take any actions to waive or amend any of those provisions.

Ideation is now taking action to amend Section D of Article Sixth of the Amended and Restated Certificate of Incorporation and extend conversion rights upon completion of the business combination to holders of IPO Shares who vote either for or against the business combination. Accordingly, each purchaser of IPO Shares or warrants issued in the IPO could assert federal or state securities law claims against Ideation for rescission, if such purchaser still holds the securities, or damages, if such purchaser no longer holds the securities. In a rescission claim, a successful claimant has the right to receive the total amount paid for the securities purchased pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities. In a claim for damages, a successful claimant may be awarded compensation for loss on an investment caused by an alleged material misrepresentation or omission in the sale of a security, including, possibly, punitive damages, together with interest.

Date, Time and Place of Special Meeting of Ideation Stockholders

The special meeting of the Ideation stockholders will be held at the offices of Akerman Senterfitt, One Southeast 3rd Avenue, Miami, Florida 33131 at 8:30 am Eastern time, on October 27, 2009, to consider and vote upon the Charter Amendment Proposal, the Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal, the Share Incentive Plan Proposal and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Ideation common stock at the close of business on October 2, 2009, the record date for the special meeting. You will have one vote for each share of Ideation common stock you owned at the close of business on the record date. Ideation warrants do not have voting rights. On the record date, there were 12,500,000 shares of Ideation common stock outstanding.

Approval of the SearchMedia Shareholders

The transactions contemplated in the share exchange agreement have been approved by or on behalf of all of the SearchMedia shareholders. Accordingly, no further action by the SearchMedia shareholders is needed to approve the business combination.

Quorum and Vote Required to Approve the Proposals by the Ideation Stockholders

•	A quorum of Ideation stockholders is necessary to hold a valid meeting. A quorum will be present at the Ideation special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

•	The approval of the Charter Amendment Proposal, Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal, and the Share Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ideation common stock on the record date.

•	Pursuant to Ideation’s Amended and Restated Certificate of Incorporation and the rules of the NYSE Amex, the business combination will be completed only if (1) it is approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, (2) it is approved by a majority of the votes cast on the proposal, and (3) fewer than 30% of stockholders owning IPO Shares both (a) vote against the business combination and (b) exercise their conversion rights to have their shares of common stock converted to cash.

•	The approval of the Adjournment Proposal will require the affirmative vote of holders of a majority of the voting power of Ideation’s common stock, represented in person or by proxy at the meeting.

Abstentions will have the same effect as a vote against the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal, the Share Incentive Plan Proposal and the Adjournment Proposal, but will have no effect on the Business Combination Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal and the Share Incentive Plan Proposal but will have no effect on the Business Combination Proposal or the Adjournment Proposal. Because NYSE Amex rules provide that only votes cast at the meeting will count toward the vote on the Business Combination Proposal, abstentions and broker non-votes will have no effect on the Business Combination.

Relationship of Proposals

The Business Combination Proposal will be submitted to the vote of Ideation stockholders only if both the Charter Amendment Proposal and the Redomestication Proposal are approved. If approved, the business combination will not be completed unless each of the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, and the Corporate Existence Proposal are approved. The redomestication will not be completed unless the Business Combination Proposal is approved.

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may revoke your proxy before it is exercised at the special meeting by sending a notice of revocation to the secretary of Ideation, submitting a later-dated proxy, or voting in person at the special meeting.

Stock Ownership

On the record date, directors and executive officers of Ideation and its affiliates beneficially owned and were entitled to vote 3,277,900 shares of Ideation common stock, representing approximately 26.2% of Ideation’s issued and outstanding common stock.

Interests of Ideation Officers and Directors in the Business Combination

When you consider the unanimous recommendation of the Ideation board of directors in favor of adoption of the Charter Amendment Proposal, Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal and the Share Incentive Plan Proposal, you should note that Ideation’s officers and directors have interests in the transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the business combination is not approved and Ideation is unable to complete another business combination by November 19, 2009, Ideation will be required to liquidate. In such event, the 2,500,000 shares of common stock held by Ideation officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless, as will the 2,400,000 warrants that were acquired simultaneously with the IPO for an aggregate purchase price of $2,400,000. The Ideation officers, directors and holders of initial shares currently hold 3,277,900 shares of the common stock and 3,691,200 of the warrants. Such common stock and warrants had an aggregate market value of $32.0 million based on the last sale price of $7.86 and $1.70, respectively, on the NYSE Amex on October 2, 2009, the record date.

•	In connection with the IPO, Ideation’s current officers and directors agreed to indemnify Ideation for debts and obligations to vendors owed by Ideation, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. If the business combination is consummated, Ideation’s officers and directors will not have to perform such obligations. Ideation does not have sufficient funds outside of the trust account to pay these obligations. Therefore, if the business combination is not consummated and vendors that have not signed waivers sue the trust account and win their cases, the trust account could be reduced by the amount of the claims and Ideation’s officers and directors would be required to fulfill their indemnification obligations.

•	Warrants to purchase Ideation common stock held by Ideation’s officers and directors are exercisable upon consummation of the business combination. Based upon the closing price of Ideation’s common stock on October 2, 2009, the record date, of $7.86, if all warrants held by Ideation’s officers and directors were exercised at the $6.00 per share exercise price, the value of such shares of common stock would be approximately $29.0 million.

•	All rights specified in Ideation’s Amended and Restated Certificate of Incorporation relating to the right of officers and directors to be indemnified by Ideation, and of Ideation’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the business combination. If the business combination is not approved and Ideation liquidates, Ideation will not be able to perform its obligations to its officers and directors under those provisions.

•	In consideration of the Sponsor Purchase Commitment Amount, The Frost Group, LLC and its affiliates and other non-affiliates will receive a warrant to purchase 0.25 of an ordinary share of ID Cayman for each ordinary share it acquired, or will acquire, in connection with the satisfaction of the Sponsor Purchase Commitment Amount and upon the Converting Noteholders’ conversion of their notes into ordinary shares of ID Cayman. Accordingly, the interests of The Frost Group, LLC and its affiliates may be different from those of stockholders who will not receive such warrants.

•	On March 18 and March 19, 2009, SearchMedia received interim financing of $1.75 million from Frost Gamma Investments Trust, Robert Fried, Rao Uppaluri, and others, and interim financing of $1.75 million from CSV and members of SearchMedia’s management team. This financing was requested by SearchMedia in order to fund working capital until the closing of the transactions contemplated by the share exchange agreement. The affiliates of Ideation set forth above participated in such financing in order to demonstrate support for the transactions contemplated by the share exchange agreement. Each interim note accrues interest at a rate of 12% per annum, which rate will increase to 20% per annum after the maturity date of such note. Each note will mature upon the earliest of: (i) the closing of a Series D financing by SM Cayman, (ii) the closing of the transactions contemplated by the share exchange agreement, and (iii) the termination of the share exchange agreement. At the closing of the business combination, the principal amount outstanding under such notes will be converted into (1) a number of ordinary shares of ID Cayman calculated by dividing such outstanding principal amounts by $7.8815, rounding up to the nearest whole share, and (2) a number of warrants to purchase 0.25 of an ordinary share of ID Cayman, at an exercise price per such ordinary share of $7.8815, equal to such number of ID Cayman ordinary shares.

•	Ideation has entered into a letter agreement with the Converting Noteholders and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date of such letter agreement.

Interests of SearchMedia Officers and Directors in the Business Combination

When you consider the Charter Amendment Proposal, Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal and the Share Incentive Plan Proposal, you should note that SearchMedia’s executive officers and directors, some of whom will become executive officers and directors of ID Cayman following consummation of the business combination, have interests in the transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

Upon the closing of the business combination, affiliates or immediate relatives of certain directors and officers of SearchMedia are expected to, in aggregate: (1) beneficially own 1,351,445 ordinary shares of ID Cayman; (2) hold warrants to purchase 855,739 ordinary shares of ID Cayman; (3) hold certain promissory notes the principal amount of which will be converted to (i) 190,320 ordinary shares of ID Cayman and (ii) 190,320 warrants of ID Cayman (each of such warrants to purchase 0.25 of an ordinary share of ID Cayman at an exercise price per ordinary share of $7.8815 rounding up to the nearest whole share); and (4) an option to purchase 40,522 ordinary shares of ID Cayman. Certain such persons are also expected to be subject to a 12-or 24-month lock-up agreement as described in “Lock-Up Agreements.” Such persons are expected to beneficially own up to 2,738,196 additional ID Cayman ordinary shares pursuant to an earn-out provision in the share exchange agreement based on the adjusted net income of the combined company for the fiscal years ending December 31, 2009. See “Acquisition Consideration.” ID Cayman and the SearchMedia shareholders will also enter into a registration rights agreement for their ID Cayman ordinary shares to be received in connection with the business combination. See “Certain Agreements Relating to the Business Combination — Registration Rights Agreements.”

Some of the Converting Noteholders who have entered into the letter agreement with Ideation are officers or directors of SearchMedia. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), these parties will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of conversion of their interim note up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share.

Ms. Qinying Liu and Ms. Le Yang have agreed to repay an aggregate of RMB 4,289,889 owed by them to SM Cayman prior to the closing of the business combination. They may do so in cash or by surrendering a number of ordinary shares of SM Cayman owned by them prior to closing equal in value to such amount.

Conditions to the Closing of the Share Exchange Agreement

Consummation of the share exchange agreement and the related transactions is conditioned on (i) the Ideation board not having withdrawn its approval of the terms and conditions of the business combination; (ii) the Ideation common stockholders approving the redomestication; (iii) the Ideation common stockholders approving the charter amendment; and (iv) the business combination being (1) approved by a majority of the IPO Shares, voted at a duly held stockholders meeting in person or by proxy, (2) approved by a majority of the votes cast on the proposal, and (3) fewer than 30% of the stockholders owning IPO Shares both (a) vote against the business combination and (b) exercise their conversion rights to have their shares of common stock converted to cash.

In addition, the consummation of the transactions contemplated by the share exchange agreement is conditioned upon certain closing conditions, including:

•	the representations and warranties of the Ideation parties on one hand and the SearchMedia parties on the other hand being true and correct as of the closing, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on such parties, and all covenants contained in the share exchange agreement have been materially complied with by such party and the delivery by each party to the other party of a certificate to such effect;

•	no action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental authorities to restrain, modify or prevent the carrying out of the transactions contemplated by the share exchange agreement; and

•	no injunction or other order issued by any governmental authority or court of competent jurisdiction prohibiting the consummation of such transactions.

SearchMedia Parties’ Conditions to Closing of the Share Exchange Agreement

The obligations of the SearchMedia parties to consummate the transactions contemplated by the share exchange agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to Ideation since September 30, 2008;

•	the receipt of necessary consents, authorizations and approvals by Ideation stockholders and third parties and the completion of necessary proceedings;

•	the resignation of those officers and directors who are not continuing as officers and directors of ID Cayman, together with a written release from each such director and officer that such person has no claim for employment or other compensation in any form from Ideation except for any reimbursement of outstanding expenses existing as of the date of such resignation;

•	SearchMedia shall have received legal opinions customary for transactions of this nature, from counsel to the Ideation parties;

•	Ideation shall have given instructions to the trustee of the trust account to have the monies in the trust account disbursed immediately upon the closing of the business combination;

•	Ideation shall have filed all reports and other documents required to be filed by Ideation under the U.S. federal securities laws through the closing date of the share exchange agreement; and

•	SearchMedia shall have received investor representation letters executed by each affiliate of Ideation who will receive ID Cayman shares at the closing in respect of certain SM Cayman promissory notes or SM Cayman securities held by such affiliate. Those affiliates are Frost Gamma Investments Trust (an affiliate of Dr. Phillip Frost), Robert N. Fried and Rao Uppaluri.

Ideation’s Conditions to Closing of the Share Exchange Agreement

The obligations of Ideation to consummate the transactions contemplated by the share exchange agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to SearchMedia since June 30, 2008;

•	the receipt of necessary consents, authorizations and approvals by Ideation stockholders and third parties and the completion of necessary proceedings;

•	Ideation shall have received legal opinions, customary for transactions of this nature, from counsel to SearchMedia;

•	Ideation shall have received investor representation letters executed by the shareholders and warrantholders of SM Cayman and holders of promissory notes, other than affiliates of Ideation;

•	the conversion of the preferred shares of SM Cayman to ordinary shares of SM Cayman shall have occurred;

•	each of Qinying Liu, Garbo Lee and Jennifer Huang shall have continued to serve in the same position at SM Cayman or the other SM Cayman group companies as such person was serving as of the date of the share exchange agreement, or in another senior management capacity; and

•	the delivery of certain financial statements by each of the SM entities and the SM Cayman shareholders which will show that the adjusted net income and EBITDA set forth in the financial statements for the 2008 fiscal year shall not be less than $15,297,000 and $30,218,000, respectively, and in the financial statements for the first quarter of 2009 shall not be less than $5,085,000 and $9,513,000, respectively.

If permitted under the applicable law, either Ideation or the representatives of the SearchMedia shareholders and, if applicable to matters affecting them, Linden Ventures, may waive any inaccuracies in the representations and warranties made to the Ideation parties or the SearchMedia parties and Linden Ventures, as applicable, contained in the share exchange agreement and waive compliance with any agreements or conditions for the benefit of such parties contained in the share exchange agreement. The condition requiring that the holders of less than 30% of the shares of common stock issued in connection with Ideation’s IPO affirmatively vote against the Business Combination Proposal and demand conversion of their shares of common stock into cash may not be waived. We cannot assure you that any or all of the conditions will be satisfied or waived.

To the extent a waiver by any party renders the statements in this proxy statement/prospectus materially misleading, Ideation intends to supplement this proxy statement/prospectus and resolicit proxies from its stockholders to the extent required by law.

Exclusivity; No Other Negotiation

The share exchange agreement contains detailed provisions prohibiting each of Ideation, SearchMedia and the SearchMedia shareholders party to the share exchange agreement from seeking an alternative transaction. These covenants generally prohibit Ideation, SearchMedia and the SearchMedia shareholders party to the share exchange agreement, as well as their officers, directors, subsidiaries, employees, agents and representatives, from taking any action to solicit an alternative acquisition proposal.

Termination

The share exchange agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Ideation stockholders, by:

•	mutual written consent of SM Cayman and Ideation;

•	either Ideation or the SM Cayman shareholders’ representatives, if the closing has not occurred by (a) October 30, 2009, or (b) such other date as may be mutually agreed to;

•	the SM Cayman shareholders’ representatives, if there has been a breach by Ideation of any representation, warranty, covenant or agreement contained in the share exchange agreement which has prevented the satisfaction of the conditions to the obligations of the SearchMedia parties under the share exchange agreement (which is deemed to have occurred if there is a material breach of the sponsor purchase commitment covenants of The Frost Group, LLC or the covenants of Ideation with respect to purchases of, and forward contracts to purchase, shares of Ideation common stock) and the violation or breach has not been waived by such representatives or cured by Ideation within 30 days after written notice from the SM Cayman shareholders’ representatives;

•	Ideation, if there has been a breach by the SearchMedia parties of any representation, warranty, covenant or agreement contained in the share exchange agreement which has prevented the satisfaction of the conditions to the obligations of Ideation under the share exchange agreement and such violation or breach has not been waived by Ideation or cured by the SearchMedia parties within 30 days after written notice from Ideation;

•	the SM Cayman shareholders’ representatives or Ideation, if the Ideation board of directors fails to recommend or withdraws or modifies in a manner adverse to the SearchMedia parties its approval or recommendation of the share exchange agreement and the transactions contemplated under the share exchange agreement;

•	either Ideation or the SM Cayman shareholders’ representatives, if the redomestication and the business combination are not approved by Ideation stockholders or if holders of 30% or more of Ideation’s IPO Shares both vote against the business combination and exercise their right to convert their shares of common stock into cash from the trust account; and

•	either Ideation or the SM Cayman shareholders’ representatives, if a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order or injunction or taken any other action to permanently restrain, enjoin or prohibit the redomestication or the business combination.

Effect of Termination; Termination Fee

In the event of termination by either Ideation or the SearchMedia shareholders’ representatives, except as set forth below, all further obligations of the parties shall terminate, each party shall bear its own costs and expenses and no party shall have any liability in respect of such termination.

If the SM Cayman shareholders’ representatives terminate the share exchange agreement due to either: (a) a breach by Ideation of any representation, warranty, covenant or agreement contained in the share exchange agreement which has prevented the satisfaction of the conditions to the obligations of the SearchMedia parties under the share exchange agreement, which violation or breach has not been waived or cured as permitted by the share exchange agreement; or (b) the Ideation board of directors failing to recommend or withdrawing or modifying in a manner adverse to the SearchMedia parties its recommendation or approval of the share exchange agreement and the transactions contemplated under the share exchange agreement, then SearchMedia will be entitled to reimbursement of its costs and expenses up to $3,000,000 immediately upon termination, however, the SearchMedia parties have waived all claims against Ideation’s trust account for the payment of this or any other fees or claims. In addition, if the SM Cayman shareholders’ representatives terminate the share exchange agreement due to a material, intentional breach by The Frost Group, LLC of its sponsor purchase commitment covenants, and Ideation enters into an agreement for an alternative transaction within six months of the termination, SM Cayman will be reimbursed for fees and expenses up to $3,000,000 by The Frost Group, LLC on the date of execution of such definitive agreement, which such amount received from The Frost Group, LLC shall reduce the amount that may be claimed from Ideation on a dollar-for-dollar basis.

If Ideation terminates the share exchange agreement due to a breach by the SearchMedia parties of any representation, warranty, covenant or agreement contained in the share exchange agreement which has prevented the satisfaction of the conditions to the obligations of Ideation under the share exchange agreement, which violation or breach has not been waived or cured as permitted by the share exchange agreement, then Ideation will be entitled to reimbursement of its costs and expenses up to $3,000,000 immediately upon termination. However, if such termination relates to an intentional breach by any SearchMedia party and any SM Cayman entity enters into an agreement for an alternative transaction within six months after the termination, Ideation will be entitled to a termination fee equal to $10,000,000 plus reimbursement of all of its costs and expenses on the date of the execution of the definitive agreement.

An “alternative transaction” means, with respect to the SearchMedia parties (subject to certain exceptions), (a) (i) a business combination involving SM Cayman, (ii) the issuance by SM Cayman of over 50% of the SM Cayman ordinary shares as consideration for the assets or securities of another person or (iii) the acquisition, directly or indirectly, of over 50% of the SM Cayman ordinary shares or consolidated total assets of SM Cayman (including by way of acquisition of one or more of the Group Companies) or (b) any private equity financing with proceeds in excess of $15 million (exclusive of any commissions or management fees); and with respect to Ideation, means any “initial business combination” (as defined in Ideation’s Amended and Restated Certificate of Incorporation).

In addition to the termination rights set forth in the share exchange agreement, each of Ideation and the SM Cayman shareholders’ representatives will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against such other party to the share exchange agreement.

Amendment

The share exchange agreement may be amended at any time by execution of an instrument in writing signed on behalf of Ideation and a majority of the SM Cayman shareholders’ representatives and Linden Ventures, if required, as described below.

Amendments to Share Exchange Agreement

On May 27, 2009, Ideation entered into an amendment, which we refer to as the first amendment, to the Agreement and Plan of Merger, Conversion and Share Exchange, which we refer to as the share exchange agreement, with Earl Yen, Tommy Cheung, Stephen Lau and Qinying Liu, as the SM Cayman shareholders’ representatives. The first amendment amends the share exchange agreement to provide that the consent of Linden Ventures will be required in the event of any amendment to or waiver of any provision contained in certain sections of the share exchange agreement that directly affect Linden Ventures or if any amendment or waiver disproportionately affects Linden Ventures relative to other SM Cayman securityholders.

In addition, the first amendment provides for an amendment to the Memorandum and Articles of Association of ID Cayman following completion of the business combination to provide that the Series A preferred shares of ID Cayman shall be convertible, at the option of the holder, at any time after six months, rather than eighteen months, following the original issue date.

On September 8, 2009, Ideation entered into an amendment, which we refer to as the second amendment, to the share exchange agreement with Earl Yen, Tommy Cheung, Stephen Lau, Qinying Liu, Linden Ventures, Vervain Equity Investment Limited, Sun Hing Associates Limited and The Frost Group, LLC. The second amendment amends the share exchange agreement to provide the following:

•	acknowledgement of the transfer of the SM Cayman Series C preferred shares owned by Gentfull Investment Limited and Gavast Estates Limited to Vervain Equity Investment Limited and Sun Hing Associates Limited, respectively, their affiliates and the joinder of such transferees to the share exchange agreement;

•	the elimination of a potential obligation of ID Cayman to issue Series A preferred shares in connection with the closing, but continuing to provide for the issuance of a warrant to acquire 0.25 of an ID Cayman ordinary share, regardless of the amount in the trust account after closing, for each ID Cayman ordinary share issued to or acquired by those investors who hold SM Cayman interim notes or the Linden note that converted to ID Cayman ordinary shares at closing or ID Cayman ordinary shares acquired in connection with the Sponsor Purchase Commitment Amount;

•	the imposition of one-year lock-up restrictions with respect to the ID Cayman shares underlying ID Cayman restricted share awards and options;

•	an additional covenant requiring the repayment of certain loans owed by Qinying Liu and Le Yang to SM Cayman prior to closing. Ms. Liu and Ms. Yang have agreed to repay an aggregate of RMB 4,289,889 owed by them to SM Cayman prior to the closing of the business combination. They may do so in cash or by surrendering a number of ordinary shares of SM Cayman owned by them prior to closing equal in value to such amount;

•	an increase of the board of directors of ID Cayman after the closing to ten (10) members, adding one director to be appointed by the Ideation representative and requiring certain independence and citizenship requirements as set forth elsewhere in this proxy statement/prospectus;

•	the amendment of the sponsor purchase commitment of The Frost Group, LLC to allow for certain warrant exercises, effective immediately after the closing, to be counted toward the satisfaction of the Sponsor Purchase Commitment Amount;

•	the addition of Ideation stockholder approval of the Ideation charter amendment (and a corresponding amendment to the charter of ID Arizona) as a condition to the closing of the business combination;

•	the extension of the end date by which the business combination must be consummated to October 30, 2009 from September 30, 2009;

•	technical corrections to the definition of “adjusted net income”;

•	the amendment of Schedules B and C to the share exchange agreement to reflect the transfers by Gentfull Investment Limited and Gavast Estates Limited and certain transfers by and among SM Cayman shareholders and correct some rounding errors; and

•	the amendment of the Memorandum and Articles of Association of ID Cayman, Exhibit A to the share exchange agreement, to eliminate the designation of the ID Cayman Series A preferred shares.

On September 8, 2009, in connection with the execution of the second amendment to the share exchange agreement, Ideation entered into a letter agreement with the Converting Noteholders and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date of such letter agreement.

On September 22, 2009, an amendment, which we refer to as the third amendment, to the share exchange agreement was entered into by Earl Yen, Tommy Cheung, Terrance Hogan, Qinying Liu, Linden Ventures, Ideation, and ID Arizona. The third amendment amends the share exchange agreement to provide the following:

•	the amendment of Schedule B and Schedule C to the share exchange agreement to reflect the proportional repurchases of approximately 3,000,000 SM Cayman ordinary, Series B preferred and Series C preferred shares from SM Cayman shareholders and issuances of approximately 3,000,000 options under the SM Share Incentive Plan to employees of SM Cayman and its subsidiaries;

•	the exclusion of any compensation charges attributable to the above repurchases and issuances from the definition of “adjusted net income;”

•	the amendment and restatement of the Lock-Up Agreements, which are Exhibit F-1 and F-2 to the share exchange agreement providing that for Qinying Liu, Le Yang and CSV, the lock-up shall apply for 12 months after the closing of the share exchange agreement with respect to ten percent (10%) of the shares and other securities received in connection with the business combination and underlying securities received in connection with the business combination, 18 months after the closing of the share exchange agreement with respect to fifteen percent (15%) of such securities, and 24 months after the closing of the share exchange agreement with respect to the remaining seventy-five percent (75%) of such securities, provided that with respect to CSV, this lock-up shall apply only to shares acquired by CSV in exchange for SM Cayman ordinary shares held by it immediately prior to the closing of the business combination, and not with respect to shares or other securities acquired (or underlying securities acquired) by CSV in exchange for SM Cayman warrants, SM Cayman preferred shares or other SM Cayman securities exercisable for, or convertible into, SM Cayman ordinary shares, which shares shall be subject to the same lock-up that applies to non-management shareholders;

•	a decrease of the board of directors of ID Cayman after the closing to eight members, subtracting one director to be appointed by each of the Ideation representative and the SM Cayman shareholders’ representatives and requiring certain independence and citizenship requirements as set forth elsewhere in this proxy statement/prospectus;

•	an amendment of a covenant which now requires each of the SM entities and each of the SM Cayman shareholders to use commercially reasonable efforts to amend each acquisition agreement for each subsidiary of Jingli Shanghai to provide that following the closing (i) up to 75% of the earn-out or other contingent payment due thereunder with respect to 2010 may be paid, at the option of ID Cayman, in equity securities of ID Cayman, and (ii) in all other instances, all earn-outs or other contingent payments will be made in cash, provided that all such amendments shall be approved by Ideation prior to the execution thereof;

•	an additional covenant requiring each of the Ideation parties, on the one hand, and the SM Cayman entities, on the other hand, to use commercially reasonable efforts prior to closing of the share exchange agreement to reduce the expenses incurred by each such group, in connection with this transaction, by $2,000,000; and

•	the elimination of the earn-out make-up provision that allowed for any unearned portion of the earn-out shares to be issued if the closing price of the ID Cayman ordinary shares maintained a certain level for a consecutive thirty trading day period.

Quotation

Ideation’s outstanding common stock, warrants and units are listed on the NYSE Amex. After the redomestication and business combination, Ideation intends to reapply to the NYSE Amex in order for the ordinary shares, warrants and units of ID Cayman to maintain their listing on the NYSE Amex. It is unclear whether ID Cayman will meet the minimum number of holders requirement for continued listing on the NYSE Amex and as a result, the NYSE Amex may delist ID Cayman’s securities from quotation on its exchange, which could limit investors’ ability to make transactions in ID Cayman’s securities.

Indemnification

Indemnification by the SearchMedia Shareholders and Linden Ventures

The SearchMedia shareholders have agreed, on a pro rata basis, to indemnify the Ideation parties from any damages arising from: (a) any breach by any SearchMedia entity of any of its representations or warranties, covenants or obligations in the share exchange agreement; (b) any breach by any SearchMedia shareholder of its representations or warranties, covenants or obligations in the share exchange agreement; (c) the validity, enforceability or effectiveness (or lack thereof) of the appointment of the designated agent, any action taken by him or her under the share exchange agreement and/or the transfer of any SearchMedia shares by him or her (including any SearchMedia shares resulting from the exercise of options and the vesting of restricted share awards after the date of the share exchange agreement) or the ownership or transfer of any SearchMedia shares by any SearchMedia shareholder that did not sign the share exchange agreement (which may include persons who become shareholders of SearchMedia as a result of option exercises and the vesting of restricted share awards after the date of the share exchange agreement); (d) the failure to allocate any earn-out shares to the holders of restricted share awards under the share exchange agreement or the failure to register such awards in accordance with PRC law or any claims of such holders relating to the transfer or exchange of their restricted share awards under the share exchange agreement; or (e) the failure of any SM Cayman entity to pay its registered capital in full to the appropriate governmental authority. In addition, Linden Ventures has agreed to indemnify the Ideation parties from any damages arising from a breach of any its representations or warranties, covenants or obligations in the share exchange agreement. Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations that relate specifically and solely to a particular SearchMedia shareholder or to Linden Ventures are the obligations of that particular person only and not the responsibility of the other SearchMedia shareholders and Linden Ventures (as applicable).

The amount of damages suffered by the Ideation parties may be paid in cash, or, at the option of the SearchMedia shareholders or Linden Ventures (as applicable), may be recovered by delivery of a specified number of ID Cayman shares owned by the SearchMedia shareholders or Linden Ventures (as applicable) for repurchase by ID Cayman, provided that such transfer is in accordance with applicable law. Any such returned shares will be cancelled. If the SearchMedia shareholders or Linden Ventures opt to deliver shares instead of cash, the number of shares to be returned by the SearchMedia shareholders or Linden Ventures will be equal to the aggregate amount of the damages agreed to be paid by the SearchMedia shareholders or Linden Ventures, divided by $7.8815.

Indemnification by Ideation

The Ideation parties have agreed to indemnify each of the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures from any damages arising from: (a) any breach of any representation or warranty made by the Ideation parties in the share exchange agreement; or (b) any breach by any Ideation party of its covenants or obligations in the share exchange agreement.

The amount of damages suffered by the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures will be paid in newly issued ID Cayman shares. The number of ID Cayman shares to be issued to the SearchMedia indemnified parties will be equal to the aggregate amount of the damages agreed to be paid by the Ideation parties, divided by $7.8815.

Limitations on Indemnity

Except for certain limited exceptions, (i) the Ideation parties will not be entitled to indemnification for breaches of representations and warranties by any SearchMedia party and for breaches of covenants and obligations of the SearchMedia shareholders and Linden Ventures unless the aggregate amount of damages to the Ideation parties for such breaches exceeds $750,000, and then only to the extent such damages for such breaches exceed $750,000 and (ii) the aggregate amount of damages payable by the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures for such breaches to the Ideation parties may not exceed $7,500,000.

Except for certain limited exceptions, the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures will not be entitled to indemnification for breaches of representation and warranties unless the aggregate amount of damages to such parties exceeds $750,000, and then only to the extent such damages for such breaches exceed $750,000 and (ii) the aggregate amount of damages payable by the Ideation parties to the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures for such breaches may not exceed $7,500,000.

Foreign Private Issuer

Based on currently available information, ID Cayman expects that it will become a foreign private issuer upon the consummation of the business combination, which would reduce the reporting requirements under the Exchange Act, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer, ID Cayman will be exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer, ID Cayman will file an annual report on Form 20-F within six months of the close of fiscal years 2009 and 2010, and within four months of each fiscal year beginning with fiscal year 2011, and reports on Form 6-K relating to certain material events promptly after ID Cayman publicly announces these events. However, because of the foregoing filing exemptions, ID Cayman’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Ideation.

Comparison of Stockholder Rights

In connection with the consummation of the share exchange agreement, the board of directors of Ideation has unanimously approved a corporate reorganization of Ideation that would result in holders of Ideation securities holding securities in a Cayman Islands exempted company, rather than a Delaware corporation. If the Charter Amendment Proposal, the Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, Corporate Existence Proposal, and the Share Incentive Plan Proposal are approved, Ideation, the current Delaware corporation, will effect a merger pursuant to which it will merge with and into ID Arizona, a wholly owned Arizona subsidiary, with ID Arizona surviving the merger. Following the merger of Ideation and ID Arizona, ID Arizona will become ID Cayman, a Cayman Islands exempted company, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. Ideation securities will be converted into securities of ID Arizona and then into securities of ID Cayman. The rights of Ideation stockholders will change accordingly. A comparison of the rights of stockholders under Delaware and Cayman Islands law is included elsewhere in this proxy statement/prospectus. See “The Redomestication Proposal — Differences of Stockholder Rights.”

Certain U.S. Federal Income Tax Consequences

Although there is a lack of authority directly on point, and thus, this conclusion is not entirely free from doubt, the merger should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles and, accordingly, no gain or loss should be recognized by Ideation stockholders or warrantholders for U.S. federal income tax purposes as a result of their exchange of Ideation common stock or warrants for the common stock or warrants of ID Arizona.

In addition, although there is a lack of authority directly on point, and thus, this conclusion is not entirely free from doubt, the conversion also should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles and, accordingly, no gain or loss should be recognized by ID Arizona stockholders or warrantholders for U.S. federal income tax purposes as a result of their exchange of ID Arizona common stock or warrants for the ordinary shares or warrants of ID Cayman. ID Arizona, however, should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion equal to the difference between the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. Any U.S. federal income tax liability incurred by ID Arizona as a result of such gain would become a liability of ID Cayman by reason of the conversion. ID Cayman should not recognize any gain or loss for U.S. federal income tax purposes as a result of the business combination and certain “anti-inversion” provisions in the Internal Revenue Code of 1986, as amended, or the Code, should not apply to treat ID Cayman as a U.S. corporation after the conversion and business combination.

See “Material United States Federal Income Tax Considerations” below for further discussion of these tax consequences.

Material PRC Tax Considerations

Pursuant to the applicable PRC tax laws, prior to January 1, 2008, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at statutory rates of 30% and 3%, respectively. SearchMedia’s PRC subsidiaries, Jieli Consulting and Jieli Network, and most of its consolidated PRC affiliated entities were subject to an income tax rate of 33%.

On March 16, 2007, the National People’s Congress adopted the new PRC Enterprise Income Tax Law, or the EIT Law, which became effective from January 1, 2008 and replaced the separate income tax laws for domestic enterprises and foreign-invested enterprises by adopting a unified income tax rate of 25% for most enterprises. In addition, on December 6, 2007, the State Council issued the Implementation Rules for the EIT Law, which became effective simultaneously with the EIT Law. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the EIT Law, or the Transition Preferential Policy Circular, which became effective upon promulgation. Under these regulations, the PRC government revoked many of then existing tax exemption, reduction and preferential treatments, but permit companies to continue to enjoy their existing preferential tax treatments for the remainder of the preferential periods, subject to transitional rules as stipulated in the Transition Preferential Policy Circular. Since January 1, 2008, SearchMedia’s PRC subsidiaries, Jieli Consulting and Jieli Network, and its consolidated PRC affiliated entities have been subject to an income tax rate of 25%.

Under relevant PRC tax law applicable prior to January 1, 2008, dividend payments to foreign investors made by foreign-invested entities were exempt from PRC withholding tax. However, under the Implementation Rules of the EIT Law, subject to applicable tax agreements or treaties between the PRC and other tax jurisdictions, non-resident enterprises without an institution or establishment in the PRC, or non-resident enterprises whose income no connection with their institutions and establishment in the PRC, are normally subject to withholding tax at the rate of 10% with respect to their PRC-sourced dividend income. Under the EIT Law, a “resident enterprise,” which includes an enterprise established outside of China with de facto management bodies located in China, will be subject to PRC income tax. Under the Implementation Rules of the EIT Law, “de facto management body” is defined as the body that has material and overall management and control over the business, personnel, accounts and properties of enterprise. All of SearchMedia’s management is currently located in the PRC. If SearchMedia were treated as a resident enterprise for PRC tax purposes, it would be subject to PRC tax on its worldwide income at the 25% uniform tax rate; the dividends distributed to SearchMedia from its PRC subsidiary would be exempt income; and the dividends paid by SearchMedia to its non-PRC enterprise shareholders would be subject to a withholding tax. In addition, under the EIT Law, SearchMedia’s non-PRC enterprise shareholders would become subject to a 10% income tax on any gains they realize from the transfer of their shares, if such income were sourced from within the PRC.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse recapitalization, whereby SM Cayman will be the continuing entity for financial reporting purposes and will be deemed to be the accounting acquirer of Ideation. The business combination is being accounted for as a reverse recapitalization because (i) after the redomestication and business combination, the former shareholders of SM Cayman will have actual or effective voting and operating control of ID Cayman as SearchMedia’s operations will comprise the ongoing operations of ID Cayman, and the senior management of SearchMedia will continue to serve as the senior management of ID Cayman, and (ii) Ideation has no prior operations and was formed for the purpose of effecting a business combination such as the proposed business combination with SearchMedia. In accordance with the applicable accounting guidance for accounting for the business combination as a reverse recapitalization, initially SM Cayman will be deemed to have undergone a recapitalization, whereby its outstanding ordinary shares and warrants will be converted into 6,662,727 ordinary shares of ID Cayman and 1,519,186 ID Cayman warrants. Immediately thereafter, ID Cayman, as the legal parent company of SM Cayman, which is the continuing accounting entity, will be deemed to have acquired the assets and assumed the liabilities of Ideation in exchange for the issuance of ID Cayman securities, which will be identical in number and terms and similar in rights to the outstanding securities of Ideation, provided that, although the securities are similar in rights, significant differences are discussed in the section titled “The Redomestication Proposal — Differences of Stockholders Rights.” However, although ID Cayman, as the legal parent company of SearchMedia, will be deemed to have acquired Ideation, in accordance with the applicable accounting guidance for accounting for as a reverse recapitalization, Ideation’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

Regulatory Matters

The business combination and the transactions contemplated by the share exchange agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware, State of Arizona and the Cayman Islands necessary to effectuate the transactions contemplated by the redomestication and the share exchange agreement.

Currency Conversion Rates

The consolidated financial statements of SearchMedia are reported in the United States dollar. The financial records of SearchMedia’s PRC subsidiaries and its variable interest entity are prepared using Renminbi, or RMB, the currency of the PRC. For convenience, RMB amounts have been converted in certain sections of the proxy statement/prospectus into United States dollars. Unless otherwise noted, the conversion rate for any transaction is the average rate of exchange for such fiscal year, based on the exchange rates quoted by the People’s Bank of China; provided, however, that all transactions that occur after December 31, 2008 shall be converted at the rate of 6.8346 RMB to each United States dollar, the exchange rate quoted by the People’s Bank of China on December 31, 2008.

Risk Factors

In evaluating the proposals to be voted on at the special meeting, you should carefully read this proxy statement/prospectus, including the annexes to this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

Board Solicitation

Ideation is soliciting proxies on behalf of the Ideation board of directors. Ideation will bear all costs and expenses associated with printing and mailing this proxy statement/prospectus, as well as all fees paid to the SEC. This solicitation is being made by mail, but also may be made in person or by telephone or other electronic means. Ideation and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, SearchMedia shareholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means on Ideation’s behalf. These persons will not receive any additional compensation for these solicitation activities.

Ideation has retained Morrow & Co. to assist it in soliciting proxies. If you have questions about how to vote or direct a vote in respect of your shares, you may call Morrow & Co. at (800) 662-5200.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the redomestication and the business combination.

If ID Cayman completes the acquisition of SearchMedia pursuant to the share exchange agreement, the resulting company will be subject to a number of risks including risks that currently apply to SearchMedia that would apply to ID Cayman after the business combination. You should carefully consider the risks described below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the proposals. Following the closing of the share exchange agreement, the market price of ID Cayman’s securities could decline due to any of these risks, in which case you could lose all or part of your investment.

In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including the consolidated financial statements and the accompanying notes of Ideation and SearchMedia, as well as the pro forma financial information set forth herein. You should note that ID Cayman would become a holding company with substantial operations in China following consummation of the business combination. As a result, ID Cayman would be subject to legal and regulatory environments that differ in many respects from those of the United States. ID Cayman’s business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Relating to the Business of SearchMedia

The ability of SearchMedia to continue as a going concern would be materially and adversely affected if it fails to obtain additional financing or the amount of cash in the trust account available to the combined company after the business combination is limited due to Ideation stockholders electing to convert their IPO Shares to cash.

SearchMedia has relied on a combination of private placements and debt financing to help finance its operations and acquisitions, including the earn-out payments to sellers of its acquired businesses. It is uncertain whether it would be successful in negotiating extended payment terms for the promissory notes with its lenders or for the earn-out payments with the sellers of its acquired businesses. Its liquidity and ability to continue as a going concern would be materially and adversely affected if the closing of the business combination were to be delayed or terminated, if the amount of cash in the trust account available to the combined entity after the business combination is substantially reduced, or if the combined entity fails to raise alternative form of financing required for its earn-out payment and other obligations in the absence of the proceeds from the business combination with Ideation, and it fails to negotiate extended payment terms for the promissory notes and/or the earn-out payments.

SearchMedia has been unable, to date, to integrate its acquisitions, and such inability could materially and adversely impact its operations and its ability to detect and prevent financial irregularities.

SearchMedia has rapidly acquired a large number of advertising companies. These companies have various degrees of, and frequently lack, systems and controls, including those involving management information, purchasing, accounting and finance, sales, billings, employee benefits, payroll and regulatory compliance. While SearchMedia has attempted to implement a series of measures to integrate the acquired businesses, such as conducting training programs and integrating media resources and finance staff, such efforts have not, to date, been successful. Failure to successfully integrate the acquired businesses will present a substantial risk that SearchMedia may not be able to achieve the anticipated synergy and fully realize the benefits of these acquisitions.

Moreover, without the integration and successful implementation of those measures and controls at the acquired businesses, SearchMedia has limited ability to detect and prevent material inaccuracies, misstatements or even fraud at the acquired businesses. The importance of implementing and integrating such controls and procedures, including disclosure controls and internal control over financial reporting, is heightened given SearchMedia’s rapid and significant growth and its engagement of business practices which are more frequently utilized in the PRC than would be the case with similarly situated companies in the United States.

Deteriorations of economic conditions and a resulting decrease in demand for advertising services would materially and adversely affect SearchMedia’s financial condition and results of operations and limit its growth prospects.

Demand for SearchMedia’s advertising services, and the resulting advertising spending by its clients on its network, is affected significantly by prevailing economic conditions. The current financial crisis and economic downturns in global markets have impacted, and are expected to further impact, materially and adversely, the advertising spending of SearchMedia’s existing and potential multinational clients and, as the crisis spreads to China, the advertising spending of its existing and potential domestic clients. With a severe decline in economic conditions, clients who would normally spend on a broad range of traditional and new media may curtail their overall spending or concentrate their advertising spending on one medium. As SearchMedia derives most of its revenues from its billboard and in-elevator advertising networks, a decrease in demand for advertising media in general and for its advertising media or advertising networks in particular would materially and adversely affect its financial condition and results of operations and limit its growth prospects. In addition, SearchMedia’s clients who are adversely affected by the worsened economic conditions may delay paying the advertising fees to SearchMedia, which would adversely affect SearchMedia’s liquidity and results of operations.

There may be additional risks inherent in SearchMedia’s past and future acquisitions and investments, which could materially and adversely affect its business and growth prospects and cause SearchMedia to not realize the anticipated benefits of these acquisitions and investments.

Although SearchMedia has conducted due diligence with respect to its acquisitions, it may not have implemented sufficient due diligence procedures and may not be aware of all of the risks and liabilities associated with such acquisitions. Any discovery of adverse information concerning the acquired companies could have a material adverse effect on SearchMedia’s business, financial condition and results of operations. While SearchMedia is entitled to seek indemnification in certain circumstances, asserting indemnification or enforcing such indemnification could be costly and time-consuming and may not be successful at all. SearchMedia has provided for a two-year earn-out payment provision in most of the contracts for these acquisitions, which is fully contingent upon the level of achievement of the acquired company’s financial performance. To the extent financial performance of any acquired company exceeds expectations, SearchMedia is obligated to pay a higher purchase price to the seller. In addition, some of the sellers, who agreed to become SearchMedia’s employees and manage these acquired companies for SearchMedia during the earn-out period, may leave SearchMedia or be less motivated in performing their service after the two-year earn-out period has expired, which may lead to failure in revenue growth and even loss of clients and/or site contracts.

In the future, SearchMedia may continue to make acquisitions of, or investments in, businesses that SearchMedia believes could complement or expand its current business or offer growth opportunities. To that end, SearchMedia may spend significant management time and resources in analyzing and negotiating acquisitions or investments that are not consummated. Any future acquisitions and investments that are consummated also carry risks, including:

•	failure in integrating acquired operations or personnel;

•	diversion of management’s attention;

•	unforeseen or hidden liabilities;

•	adverse effects on SearchMedia’s existing business relationships with its advertisers; and

•	loss of key employees, clients or distribution partners of the acquired businesses.

If SearchMedia cannot successfully manage these risks, it may not generate sufficient revenues or other benefits to recover the increased costs from acquisitions or investments and its business and growth prospects could suffer as a result.

Failure to maintain an effective system of internal control over financial reporting may adversely affect SearchMedia’s ability to accurately report its financial results or prevent fraud.

SearchMedia has been a private company with limited accounting personnel and other resources with which to establish or strengthen internal controls and procedures. In connection with the audit of SearchMedia’s consolidated financial statements as of December 31, 2007 and December 31, 2008 and for the period from February 9 to December 31, 2007 and for the year ended December 31, 2008, SearchMedia’s independent auditors identified a number of significant control deficiencies in its internal control procedures which, in the judgment of its independent auditors, adversely affect its ability to initiate, authorize, record, process and report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of its consolidated financial statements that is more than inconsequential will not be prevented or detected. Specifically, the significant control deficiencies identified by SearchMedia’s independent auditors related to: (1) shortage of experienced accounting and finance personnel with adequate knowledge in US GAAP and SEC reporting requirements; (2) failure to properly identify and document all related party transactions; (3) insufficient implementation of acquisition-related due diligence procedures; (4) insufficient credit control procedures; and (5) ineffective board of directors oversight of financial reporting and internal control.

Following the identification of these control deficiencies, SearchMedia undertook certain remedial steps to address certain deficiencies, including hiring additional accounting staff and training its new and existing accounting staff and conducting due diligence on companies with which it does business to identify related parties. SearchMedia is in the process of setting up an internal audit team to plan and implement Sarbanes-Oxley Act of 2002 related activities, and is hiring additional legal and compliance staff. SearchMedia plans to implement additional steps to address these identified control deficiencies and improve its internal control over financial reporting. However, the implementation of these measures may not fully address these control deficiencies, and to date these control deficiencies have not been remedied. SearchMedia plans to continue to address and remediate the control deficiencies in its internal control over financial reporting in time to be able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act. If, however, SearchMedia fails to implement and maintain the adequate internal control procedures in a timely manner, SearchMedia may not be able to conclude that it has effective internal control over financial reporting.

ID Cayman is subject to reporting obligations under the U.S. securities laws. The United States Securities and Exchange Commission, as required by Section 404 of the Sarbanes-Oxley Act, has adopted rules requiring every public company to include a management report on its internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. If SearchMedia fails to address and remedy these control weaknesses or deficiencies, ID Cayman or its independent auditors may conclude that the internal control over financial reporting of the combined entity is not effective, or more internal control deficiencies may be identified as a result of conducting a formal audit of internal control over financial reporting in accordance with Public Company Accounting Oversight Board Auditing Standard No. 5. Moreover, effective internal control over financial reporting are necessary for ID Cayman to produce reliable financial reports and is important to help prevent fraud. As a result, any failure to achieve and maintain effective internal control over financial reporting of the combined entity could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm its business.

SearchMedia faces significant competition for advertising spending from operators of new and traditional advertising networks. If it cannot successfully compete, its results of operations would be materially and adversely affected.

SearchMedia faces competition for general advertising spending from operators of many other forms of advertising networks, such as television, print media, Internet and other types of out-of-home advertising.

SearchMedia’s success depends on the continuing and increased interest of advertising clients and agencies in in-elevator and outdoor billboard advertising as components of their advertising strategies. Advertisers may elect not to use SearchMedia’s services if they believe that the viewing public is not receptive to in-elevator and billboard networks or that any of these platforms does not provide sufficient value as an effective advertising medium. If SearchMedia cannot successfully compete for advertising spending against traditional, Internet and other types of out-of-home advertising, SearchMedia will be unable to generate sufficient revenues and cash flows to operate its business, and its results of operations could be materially and adversely affected.

For in-elevator and billboard advertising spending, SearchMedia faces competition from different players across different platforms and in different cities where it operates. For its in-elevator advertising platform, SearchMedia competes primarily against large regional operators and other nationwide operators, such as Shanghai Framedia Advertising Development Ltd., or Framedia, a subsidiary of Focus Media Holding, which has substantially more financial resources than SearchMedia does. For its billboard advertising platform, SearchMedia competes against mostly local or regional outdoor billboard owners and operators, as the outdoor billboard market in China is largely fragmented. For its subway advertising platform, SearchMedia competes against other seasoned operators such as JCDecaux. SearchMedia competes for advertising spending on these platforms generally on the basis of network coverage, service quality and brand name. If it cannot compete successfully for advertising spending on these platforms, its market share and its results of operations would suffer.

SearchMedia has a limited operating history and operates a non-traditional advertising network, which may make it difficult for you to evaluate its business and prospects.

SearchMedia was incorporated in 2007 and its predecessors entered the out-of-home advertising market in 2005. Accordingly, SearchMedia has a limited operating history for its current operations upon which you can evaluate the viability and sustainability of its business and its acceptance by advertisers. SearchMedia’s focus on non-traditional advertising media that lack long and comprehensive industry and market data may also make it hard for you to evaluate SearchMedia’s business and long-term prospects.

If SearchMedia fails to develop and maintain relationships with site owners, managers and sublessors that provide it access to desirable locations and network platforms, its growth potential and its business could be harmed.

SearchMedia’s ability to generate revenues from advertising sales depends largely on its ability to provide a large network of its media products across media platforms at desirable locations. The effectiveness of SearchMedia’s network also depends on the cooperation of site owners and managers to allow it to install the desired types of frames at the desired spots on their properties and, for in-elevator advertising, to keep the elevators in operation and accessible to the viewing public. These in turn require that SearchMedia develop and maintain business relationships with site managers and owners and, for a portion of its network, sublessors that consist primarily of advertising companies. Since the ownership of residential and office buildings is fragmented, maintaining these relationships requires considerable operational resources in terms of contract management and site development and maintenance personnel. If SearchMedia fails to devote the necessary resources to maintaining these relationships or if SearchMedia fails to perform its obligations under the existing leases, these lessors and sublessors may terminate their leases with SearchMedia or not renew them upon expiration. If a significant number of SearchMedia’s elevator leases are terminated and it fails to develop relationships with potential lessors and sublessors of new sites, its business could suffer as a result. As there is a limited supply of billboards at desirable locations and a limited number of subway stations, the termination of a significant number of the leases for billboards and light boxes at subway stations could harm SearchMedia’s multi-platform growth and operation strategies and its business and prospects could suffer as a result.

If SearchMedia is unable to obtain or retain desirable placement locations for its advertising poster frames and outdoor billboards on commercially advantageous terms, its operating margins and earnings could decrease and its results of operations could be materially and adversely affected.

SearchMedia’s cost of revenues consists primarily of operating lease cost of advertising space for displaying advertisements, depreciation of advertisement display equipment, amortization of intangible assets relating to lease agreements and direct staff and material costs associated with production and installation of advertisement content. SearchMedia’s operating lease cost represents a significant portion of its cost of revenues. In the 2007 period and 2008, SearchMedia’s operating lease cost accounted for 55.9% and 81.4%, respectively, of its cost of revenues and 17.5% and 42.8%, respectively, of its total revenues. In the future, SearchMedia may need to pay higher amounts in order to renew existing leases, obtain new and desirable locations, or secure exclusivity and other favorable terms. If SearchMedia is unable to secure commercially advantageous terms or pass increased location costs onto its advertising clients through rate increases, its operating margins and earnings could decrease and its results of operations could be materially and adversely affected.

SearchMedia may not have sufficient liquidity to pay earn-out payments when they come due, which could materially and adversely affect its operations.

SearchMedia is obligated to pay earn-out payments over the next two to three years in connection to its acquisitions of a number of advertising businesses in 2008. SearchMedia estimates that the aggregate amount of the earn-out payments will range from $40 million to $42 million in the next twelve months from the date of this proxy statement/prospectus and from $30 million to $58 million over the following two to three years, based on the performance of the acquired companies to date and forecast for the rest of the earn-out period. If the acquired companies perform better than expected, the actual earn-out payment would be higher than the current estimate, and as a result SearchMedia’s cash position and results of operations could be adversely affected. Due to a variety of factors which cannot presently be ascertained, including without limitation, the amount of working capital that SearchMedia will have available upon closing, and the financial performance of both SearchMedia and the acquired companies entitled to receive an earn-out payment, the combined company after the business combination may not have sufficient liquidity to meet its earn-out obligations. If such failure cannot be remedied through renegotiation of the terms of such earn-outs with the acquiring companies or the raising of the required proceeds on reasonable terms, the combined company’s operations are likely to be adversely and materially impacted.

Although it has achieved profitability, SearchMedia may incur losses in the future.

SearchMedia may need to make significant expenditures related to the development of its business, including integrating the companies it acquired in 2008. SearchMedia also expects its profitability for 2009 and potentially 2010 to be negatively affected by decreased demand from clients due to the current economic downturn, by share-based compensation charge in relation to issuance of share incentive awards to its employees, and by the amortization expenses in connection with the acquisitions it completed in 2008. In addition, as a subsidiary of a public company, SearchMedia will incur significant legal, accounting and other expenses that it did not incur before this business combination. SearchMedia may not achieve sufficient revenues to achieve or maintain profitability and it may even incur losses in the future for these and other reasons discussed in other risk factors and risks that it cannot foresee.

Failure to manage SearchMedia’s growth could strain its management, operational and other resources, which could materially and adversely affect its business and growth potential.

SearchMedia experienced rapid expansion in recent years, which resulted, and will continue to result, in substantial demand on its management resources. To manage its growth, SearchMedia must develop and improve its existing administrative and operational systems and its financial and management controls, and further expand, train and manage its work force. SearchMedia also needs to incur substantial costs and spend substantial resources in connection with these efforts. SearchMedia may not have the resources to revamp its systems and controls, recruit or train its personnel, or afford to incur the costs and expenses in order to successfully manage its growth. Failure to manage SearchMedia’s growth may materially and adversely affect its business and growth potential.

The shareholders of Jingli Shanghai may have potential conflicts of interest with SearchMedia.

The shareholders of Jingli Shanghai are also the founders and shareholders of SearchMedia. Conflicts of interests between their dual roles as shareholders of both Jingli Shanghai and SearchMedia may arise. SearchMedia cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of SearchMedia or that any conflict of interest will be resolved in its favor. In addition, these individuals may breach or cause Jingli Shanghai to breach or refuse to renew the existing contractual arrangements that allow SearchMedia to effectively control Jingli Shanghai and receive economic benefits from it. If SearchMedia cannot resolve any conflicts of interest or disputes between it and the shareholders of Jingli Shanghai, SearchMedia would have to rely on legal proceedings, the outcome of which is uncertain and could be disruptive to its business.

SearchMedia’s business depends substantially on the continuing efforts of its senior executives, and its business may be severely disrupted if SearchMedia loses their services.

SearchMedia’s future success depends heavily on the continued services of its senior executives and other key employees, their industry expertise, their experience in business operations and sales and marketing, and their working relationships with SearchMedia’s advertising clients as well as the site owners, property developers, property management companies, homeowner associations and relevant government authorities that affect the site contracts with SearchMedia.

SearchMedia does not have a long history of working together with some of these senior executives and key employees. If one or more of SearchMedia’s senior executives were unable or unwilling to continue in their present positions, SearchMedia might not be able to replace them easily or at all. If any of its senior executives joins a competitor or forms a competing company, SearchMedia may lose clients, site contracts, key professionals and staff members. SearchMedia has entered into an employment agreement with each of its executive officers, which agreement contains non-competition provisions. However, if a dispute arises between SearchMedia and its executive officers, there is no assurance that any of these agreements could be enforced, or to what extent they could be enforced, in China, in light of the uncertainties with China’s legal system.

If SearchMedia is unable to adapt to changing advertising trends of advertisers and consumers, it will not be able to compete effectively and it will be unable to increase or maintain its revenues, which may materially and adversely affect its business prospects and revenues.

The competitive market for out-of-home advertising requires SearchMedia to continuously identify new advertising trends of advertisers and consumers. In response to these new advertising trends, SearchMedia may need to quickly develop and adopt new formats, features and enhancements for its advertising network and/or cost-effectively expand into additional advertising media and platforms beyond in-elevator, billboards, and subway platform advertising. SearchMedia may be required to incur, but may not have the financial resources necessary to fund, development and acquisition costs in order to keep pace with new advertising trends. If SearchMedia fails to identify or respond adequately to these changing advertising trends, demand for its advertising network and services may decrease and SearchMedia may not be able to compete effectively or attract advertising clients, which would have a material and adverse effect on its business prospects and revenues.

SearchMedia’s growth could suffer if it fails to expand its media networks to include new media offerings, media platforms or enter into new markets.

Currently, SearchMedia’s network primarily consists of in-elevator, outdoor billboard and subway advertising. SearchMedia’s growth strategy includes broadening its service offerings and possibly entering into new advertising markets. It is difficult to predict whether consumers and advertising clients will accept its entry into new media markets or accept the new media products or platforms it may offer. It is also difficult to predict whether SearchMedia will be able to generate sufficient revenues to offset the costs of entering into these new markets or introducing these new products or new media platforms. SearchMedia may also have limited or no prior experience working with these new products, platforms or markets. If SearchMedia fails to expand its media network to include new media products, platforms or markets, its growth could suffer as a result.

Failures to obtain site owners’ consents or objections from site owners to the installations of SearchMedia’s media products could lead to termination of its contracts or installations, which would harm its results of operations.

PRC real estate laws and regulations require that SearchMedia obtain prior consent of site owners and managers for any commercial use of public areas or facilities of residential properties. SearchMedia generally enters into display placement agreements with site managers. To comply with PRC real estate laws and regulations, SearchMedia also needs to obtain or urge site managers to obtain prior consent of site owners committees or site owners. In some circumstances, it is difficult to locate site owners. If SearchMedia enters into an agreement for display placement with a site manager without the consent from the relevant site owners, it could be subject to fines of up to RMB0.2 million (approximately $29,000) for each site and be required to remove its advertising posters from the affected building. In addition, site owners who object to the installation of poster frames in their buildings may cause site managers to terminate or fail to renew site contracts with SearchMedia, which would harm its results of operations.

If site managers or owners shut down SearchMedia’s displays for site maintenance or other reasons, its business could be adversely affected.

Under certain site leasing contracts SearchMedia entered into with site managers or owners, site managers or owners have the right to shut down SearchMedia’s displays with prior written notice if they need to inspect or maintain the sites where SearchMedia has installed advertising displays, or for other reasons such as facility reconstruction. However, under SearchMedia’s contracts with its advertising clients, if these displays are shut down for an extended period of time, SearchMedia is required to substitute these suspended displays with alternative displays. If SearchMedia cannot reach an agreement with its clients on the alternative displays, SearchMedia could be required to refund the advertising fees paid by these clients. If a substantial number of SearchMedia’s displays are shut down by site managers within a short time period, it may not be able to locate alternative display locations and may incur substantial remedial costs. SearchMedia’s relationships with its advertising clients could also suffer and its financial results could be adversely affected.

Unauthorized use of SearchMedia’s intellectual property by third parties, and the expenses incurred in protecting its intellectual property rights, may adversely affect its business.

SearchMedia regards its copyrights, trademarks, trade secrets and other intellectual property as critical to its success. Unauthorized use of the intellectual property used in its business may adversely affect its business and reputation. SearchMedia has historically relied on a combination of trademark and copyright law, trade secret protection and restrictions on disclosure to protect its intellectual property rights. SearchMedia has entered into confidentiality agreements with all its employees. SearchMedia cannot assure you that these confidentiality agreements will not be breached, or that SearchMedia will have adequate remedies for any breach.

SearchMedia is in the process of registering in China the “SearchMedia” trademark and logo used in its business. SearchMedia cannot assure you that its trademark application will ultimately proceed to registration or will result in registration with scope adequate for its business. Some of SearchMedia’s pending applications or registration may be successfully challenged or invalidated by others. If SearchMedia’s trademark application is not successful, SearchMedia may have to use different marks for affected services or technologies, or enter into arrangements with any third parties who may have prior registrations, applications or rights, which might not be available on commercially reasonable terms, if at all.

In addition, monitoring and preventing unauthorized use of SearchMedia’s trademarks and other intellectual property is difficult and expensive, and litigation may be necessary in the future to enforce its intellectual property rights. Future litigation could result in substantial costs and diversion of SearchMedia’s resources, and could disrupt its business, as well as have a material adverse effect on its financial condition and results of operations.

SearchMedia relies on computer software and hardware systems in managing its operations, the failure of which could adversely affect its business, financial condition and results of operations.

SearchMedia is dependent upon its computer software and hardware systems in supporting the sales, scheduling and maintenance of its network. In addition, SearchMedia relies on its computer hardware for the storage and delivery of the data on its network. Any system failure which causes interruptions to the input and retrieval of data or increases SearchMedia’s service time could disrupt its normal network operations. In addition, computer hackers infecting its network with viruses could cause its network to become unavailable. Although SearchMedia believes that its disaster recovery plan is adequate to handle the failure of its computer software and hardware systems, SearchMedia cannot assure you that it will be able to effectively carry out this disaster recovery plan or that it would be able to restore its network operations fast enough to avoid a significant disruption to its business. Any failure in SearchMedia’s computer software and/or hardware systems could decrease its revenues and harm its relationships with advertisers and target audiences, which in turn could have a material adverse effect on its business, financial condition and results of operations.

SearchMedia has no business liability, disruption or litigation insurance, and SearchMedia could incur substantial costs if its business is disrupted due to natural disasters, litigation or other business interruptions.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products and do not, to SearchMedia’s knowledge, offer business liability insurance. While business disruption insurance is available to a limited extent in China, SearchMedia has determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for SearchMedia to have such insurance. As a result, SearchMedia does not have any business liability, disruption or litigation insurance coverage for its operations in China. Any business disruption or litigation may result in SearchMedia’s incurring substantial costs and the diversion of resources.

SearchMedia’s operating results are difficult to predict and may fluctuate from period to period.

SearchMedia’s operating results are difficult to predict and may fluctuate from period to period. Factors that are likely to cause its operating results to fluctuate include:

•	its ability to maintain and increase sales to existing advertising clients, attract new advertising clients and satisfy its clients’ demands;

•	the frequency of its clients’ advertisements on its network;

•	the price SearchMedia charges for its advertising time or changes in its pricing strategies or the pricing strategies of its competitors;

•	effects of strategic alliances, potential acquisitions and other business combinations, and its ability to successfully and timely integrate them into its business;

•	changes in government regulations in relation to the advertising industry;

•	lower advertising spending immediately following a major holiday season in China; and

•	economic and geopolitical conditions in China and elsewhere.

Many of the factors discussed above are beyond SearchMedia’s control, making its results difficult to predict from period to period. Although SearchMedia did not experience significant seasonality in its business, except for generally lower sales in periods immediately following major holiday seasons historically, you should not rely on its operating results for prior periods as an indication of its future results. If SearchMedia’s revenues for a particular period are lower than expected, it may be unable to reduce its operating expenses for that period by a corresponding amount, which would harm its operating results for that period relative to its operating results from other periods.

All participants of the employee share incentive plan who are PRC citizens may be required to obtain approval of the PRC State Administration of Foreign Exchange, or SAFE. SearchMedia may also face regulatory uncertainties that could restrict its ability to adopt additional employee share incentive plans for its directors and employees under PRC law. If SearchMedia’s employees fail to pay and SearchMedia fails to withhold their income taxes generated from employee share incentive plans, SearchMedia may face sanctions imposed by tax authorities or any other PRC government authorities.

On January 5, 2007, the SAFE issued the Implementing Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rule, which, among other things, specifies approval requirements for a PRC citizen’s participation in the employee stock holding plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, the SAFE issued the Processing Guidance on Foreign Exchange Administration of Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas Listed Company, or the Stock Option Rule.

According to the Stock Option Rule, if a PRC domestic individual participates in any employee stock holding plan or stock option plan of an overseas listed company, a PRC domestic agent or the PRC subsidiary of such overseas listed company must, among others things, file, on behalf of such individual, an application with the SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock purchase or stock option exercise as PRC domestic individuals may not directly use overseas funds to purchase stocks or exercise stock options. Such PRC individuals’ foreign exchange income received from the sale of stocks and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in PRC opened and managed by the PRC subsidiary of the overseas listed company or the PRC agent before distributing them to such individuals.

SearchMedia’s PRC citizen employees who will be granted stock options, restricted share awards of ID Cayman, or PRC optionees, will be subject to the Stock Option Rule upon the completion of the business combination. If SearchMedia or its PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Option Rule, SearchMedia and/or its PRC optionees may be subject to fines and other legal sanctions and ID Cayman and/or SearchMedia may be prevented from granting additional options or other awards of ID Cayman to SearchMedia’s PRC employees, which may adversely affect SearchMedia’s business operations.

In addition, the General Administration of Taxation has issued certain circulars concerning employee stock options. Pursuant to these circulars, SearchMedia’s employees working in China who exercise stock options will be subject to PRC individual income tax. SearchMedia’s PRC subsidiaries and consolidated variable interest entities have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If SearchMedia’s employees fail to pay and SearchMedia fails to withhold their income taxes, SearchMedia may face sanctions imposed by tax authorities or any other PRC government authorities.

The registered capital of Jieli Network has not been fully paid and Jieli Network has not started its operation, which could cause Jieli Network to lose its business license.

SearchMedia was required to have completed a capital contribution of $29 million towards the registered capital of Jieli Network by January 16, 2009. However, as of the date of this proxy statement/prospectus, SearchMedia has only contributed $20.5 million. Jieli Network has obtained approval from the SAIC to extend the payment deadline of the remaining capital contribution to January 15, 2010. According to relevant PRC laws and regulations, if the shareholder delays its capital contribution to a wholly foreign owned enterprise such as Jieli Network for more than 30 days, the State Administration of Industry and Commerce, or the SAIC, is entitled to revoke the business license of the enterprise.

Furthermore, according to PRC laws and regulations, the relevant PRC registration authorities may revoke a company’s business license if such company, absent reasonable cause, has failed to commence operation of its business within six months after its establishment. From the date of Jieli Network’s incorporation on January 16, 2008 through the date of this proxy statement/prospectus, Jieli Network has not commenced operations of its business. Jieli Network has not received any notice from the SAIC or relevant PRC registration authorities of any plan to revoke Jieli Network’s business license. However, if Jieli Network’s business license is revoked, Jieli Network will need to be dissolved, and SearchMedia must repatriate the capital contributions to an entity outside China. If SearchMedia is unsuccessful in subsequently contributing the repatriated amount to an entity inside China, the business operation of SearchMedia may be adversely and materially affected.

Risks Relating to Doing Business in the People’s Republic of China

If the PRC government determines that the contractual arrangements that establish the structure for operating SearchMedia’s China business do not comply with applicable PRC laws and regulations, SearchMedia could be subject to severe penalties.

Applicable PRC laws and regulations currently require any foreign entities that invest in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. SearchMedia is a Cayman Islands corporation and a foreign legal person under Chinese laws. SearchMedia has not directly operated an advertising business outside of China and thus cannot qualify for the requirement of minimum two years experience outside China under PRC regulations. Accordingly, its subsidiary, Jieli Consulting, is currently ineligible to apply for the required business license for providing advertising services in China. SearchMedia currently operates its advertising business through its contractual arrangements with its consolidated variable interest entity in China, Jingli Shanghai, and prior to formation of Jingli Shanghai, through Shanghai Sige Advertising and Media Co., Ltd., or Sige, Shenzhen Dale Advertising Co., Ltd., or Dale and Beijing Conghui Advertising Co., Ltd., or Conghui. Jingli Shanghai is currently owned by two PRC citizens, Ms. Qinying Liu and Ms. Le Yang, and holds the requisite business license to provide advertising services in China. Jingli Shanghai and its subsidiaries directly operate SearchMedia’s advertising network, enter into display placement agreements and sell advertising spaces to its clients. SearchMedia has been and is expected to continue to be dependent on Jingli Shanghai and its subsidiaries to operate its advertising business. SearchMedia does not have any equity interest in Jingli Shanghai but receives the economic benefits and assumes the economic risks of it through various contractual arrangements and certain corporate governance and shareholder rights arrangements. In addition, SearchMedia has entered into agreements with Jingli Shanghai and each of the shareholders of Jingli Shanghai which allows it to exert control over Jingli Shanghai.

If SearchMedia, Jieli Consulting, Jieli Network, Jingli Shanghai or any of its future PRC subsidiaries are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration for Industry and Commerce, or SAIC, which regulates advertising companies, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of Jingli Shanghai or SearchMedia’s PRC subsidiary and other affiliated entities, if any;

•	discontinuing or restricting the operations of any transactions among SearchMedia’s PRC subsidiary, Jingli Shanghai and its shareholders;

•	imposing fines, confiscating the income of Jingli Shanghai or SearchMedia’s income, or imposing other requirements with which SearchMedia or its PRC subsidiary and affiliated entities may not be able to comply;

•	requiring SearchMedia or its PRC subsidiary and affiliated entities to restructure its ownership structure or operations; or

•	restricting or prohibiting SearchMedia’s use of the proceeds of this transaction to finance its business and operations in China.

The imposition of any of these penalties could result in a material and adverse effect on SearchMedia’s ability to conduct its business, and its financial condition and results of operations.

SearchMedia does not have a direct equity ownership interest in the entities that operate its business in China. SearchMedia relies on contractual arrangements with Jingli Shanghai and its shareholders for its China operations, which may not be as effective in providing operational control as would be the case through ownership of a controlling equity interest in such operating entities.

SearchMedia has relied and expects to continue to rely on contractual arrangements with Jingli Shanghai and its shareholders to operate its business in China. For a description of these contractual arrangements, see “Information about SearchMedia — Corporate Ownership Structure — Contractual Arrangements with Jingli Shanghai and its Shareholders” and “Certain Relationships and Related Party Transactions — SearchMedia Related Party Transactions — Contractual Arrangements with Jingli Shanghai and its Shareholders.” These contractual arrangements include an equity pledge agreement, under which the shareholders of Jingli Shanghai pledged their equity interests in Jingli Shanghai to Jieli Consulting. Such pledge was duly created by recording the pledge on Jingli Shanghai’s register of shareholders in accordance with the PRC Collateral Law. According to the PRC Property Rights Law, effective as of October 1, 2007, the pledge needs to be registered with the relevant local branch of the Shanghai Administration of Industry and Commerce. Jingli Shanghai successfully registered the pledge with the Shanghai Administration of Industry and Commerce Chongming Sub-bureau on February 2, 2009. These contractual arrangements may not be as effective as ownership of a controlling equity interest would be in providing SearchMedia with control over Jingli Shanghai. Under the current contractual arrangements, as a legal matter, if Jingli Shanghai or any of its shareholders fails to perform their respective obligations under these contractual arrangements, SearchMedia may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. For example, if the shareholders of Jingli Shanghai were to refuse to transfer their equity interests in Jingli Shanghai to SearchMedia or its designee when SearchMedia exercises the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith towards SearchMedia, SearchMedia may have to take legal action to compel them to perform their contractual obligations. In addition, SearchMedia may not be able to renew these contracts with Jingli Shanghai and/or its shareholders.

In addition, if Jingli Shanghai or all or part of its assets become subject to liens or rights of third-party creditors, SearchMedia may be unable to continue some or all of its business activities, which could materially and adversely affect its business, financial condition and results of operations. If Jingli Shanghai undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering SearchMedia’s ability to operate its business, which could materially and adversely affect its business and its ability to generate revenue.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit SearchMedia’s ability to enforce these contractual arrangements. In the event SearchMedia is unable to enforce these contractual arrangements, SearchMedia may not be able to exert effective control over its affiliated entity, and its ability to conduct its business may be materially and negatively affected.

SearchMedia’s affiliated entity may have engaged in business activities without necessary registration with local authorities. This could subject SearchMedia to fines and other penalties, which could have a material adverse effect on SearchMedia’s ability to operate its business.

According to relevant PRC laws, a company that sets up a branch to conduct an advertising business in a location where it is not registered must register with the local branch of the State Administration for Industry and Commerce, or SAIC. Jingli Shanghai currently has registered with the local branches of SAIC in Shanghai, Beijing, Guangzhou, Nanjing, Changchun, Chongqing, Chengdu, Dalian, Xi’an, Jinan, Hangzhou, Qingdao, Wuhan, Changzhou, Fuzhou and Shenzhen, where it has set up its headquarters and branch offices. As SearchMedia’s business expands, Jingli Shanghai will register other branch offices with the relevant local branch of SAIC of the other cities, but there are no assurances that it will be able to timely register with the local authorities in each of the cities where SearchMedia operates and, as a result, SearchMedia may be subject to penalties for failure to register. These penalties may include disgorgement of profits or revocation of Jingli Shanghai’s business license, although SearchMedia believes, as a matter of practice, the authorities typically impose such an extreme penalty only after repeated warnings are ignored or where a violation is blatant and continuous. Because of the discretionary nature of regulatory enforcements in the PRC, there can be no assurances that Jingli Shanghai will not be subject to these penalties as a result of violations of the requirement to register with SAIC or its local branches, or that these penalties would not have a material adverse effect on SearchMedia’s ability to operate its business.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect SearchMedia’s business.

Substantially all of SearchMedia’s business operations are conducted in China. Accordingly, SearchMedia’s business, results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on SearchMedia. For example, SearchMedia’s business, financial condition and results of operations may be adversely affected by changes in tax regulations or government’s control over capital investments and foreign currencies. As the PRC economy is increasingly linked to the global economy, it is affected in various respects by downturns and recessions of major economies around the world, such as the recent financial and economic crises. The various economic and policy measures enacted by the PRC government to forestall economic downturns or shore up the PRC economy may not succeed and SearchMedia’s business would be negatively affected as a result.

If advertising registration certificates are not obtained for advertisements on SearchMedia’s outdoor billboard or rapid transit networks, SearchMedia may be subject to fines.

On May 22, 2006, the SAIC amended the Provisions on the Registration Administration of Outdoor Advertisements, or the new outdoor advertisement provisions. Pursuant to the new outdoor advertisement provisions, advertisements placed on posters, digital displays, light boxes, neon lights via outdoor premises, space, facilities, as well as those placed in rapid transit stations are treated as outdoor advertisements and must be registered in accordance with the local SAIC by “advertising distributors” and advertising registration certificates must be obtained. After review and examination, if an application complies with the requirements, the local SAIC will issue an Outdoor Advertising Registration Certificate for such advertisement. The content, format, specifications, periods and locations of dissemination of the outdoor advertisement must be submitted for filing with the local SAIC.

SearchMedia requires advertisers to apply for and obtain the registration certificates for their advertisements. If an advertiser displays an advertisement without the requisite registration, the relevant local SAICs may require SearchMedia to disgorge advertising revenues or may impose fines on it.

SearchMedia’s outdoor billboards, light boxes and neon signs are subject to municipal zoning requirements, governmental approvals and administrative controls. If SearchMedia is required to tear down its billboards, light boxes or neon signs as a result of these requirements, approvals or controls, its operations could be materially and adversely affected.

SearchMedia’s billboards, light boxes and neon signs are subject to local regulations which may impose detailed requirements regarding municipal zoning requirements and governmental approvals. Each outdoor placement and installation may require a license with specific terms of use. If SearchMedia, or its lessors or sublessors, violate the terms of the license for the relevant placement and installation for a billboard, light box or neon sign, SearchMedia could be required to tear it down. SearchMedia may also be required to tear it down as result of change of municipal zoning requirements or actions taken by local authorities for city beautification, clean-up or other purposes. If SearchMedia loses a significant number of billboards, light boxes and/or neon signs as a result, its business operations would be materially and adversely impacted. Moreover, if SearchMedia is unable to perform its advertising contracts as a result of these losses, it may incur remedial costs and its relationships with its advertising clients and financial results could be harmed as a result.

If SearchMedia were deemed a “resident enterprise” by PRC tax authorities, it could be subject to tax on its global income and its non-PRC shareholders could be subject to certain PRC taxes.

Under the New PRC Enterprise Tax law effective January 1, 2008, or the EIT law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” and will be subject to the EIT at the rate of 25% on its global income. The implementing rules of the EIT law define “de facto management” as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. If SearchMedia were to be considered a “resident enterprise” by the PRC tax authorities, its global income would be subject to tax under the EIT law at the rate of 25% and, to the extent SearchMedia were to generate substantial amount of income outside of PRC in the future, it would be subject to additional taxes. In addition, if SearchMedia were to be considered a “resident enterprise,” the dividends it pays to its non-PRC enterprise shareholders would be subject to withholding tax and its non-PRC enterprise shareholders would be subject to a 10% income tax on any gains they would realize from the transfer of their shares, if such income were sourced from within the PRC.

According to SearchMedia’s PRC counsel, as of the date of this proxy statement/prospectus, no final interpretations on the implementation of the “resident enterprise” designation are available for companies such as SearchMedia. Moreover, any such designation, when made by PRC tax authorities, will be determined based on the facts and circumstances of individual cases. As a result, SearchMedia, after consulting its PRC counsel, cannot determine the likelihood of SearchMedia being designated a “resident enterprise” as of the date of this proxy statement/prospectus.

SearchMedia principally relies on dividends and other distributions on equity paid by its wholly-owned subsidiary to fund any cash and financing requirements it may have, and any limitation on the ability of SearchMedia’s subsidiary and affiliated entities to make payments to it could have a material adverse effect on its ability to conduct its business.

SearchMedia is a holding company, which will become a wholly-owned subsidiary of ID Cayman. SearchMedia relies principally on payments of service, license and other fees from Jingli Shanghai to Jieli Consulting, one of SearchMedia’s wholly-owned subsidiaries in China, and distributions in turn from Jieli Consulting to SearchMedia to fund its cash and debt service requirements. ID Cayman will be similarly reliant on such distributions in order to fulfill its cash and debt service requirements. Current PRC regulations permit SearchMedia’s subsidiaries to pay dividends to SearchMedia only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of SearchMedia’s subsidiaries and consolidated affiliated entities in China are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, if SearchMedia’s subsidiaries and consolidated affiliated entities in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to SearchMedia. In addition, the PRC tax authorities may require SearchMedia to adjust its taxable income under the contractual arrangements SearchMedia currently has in place in a manner that would materially and adversely affect its subsidiaries’ ability to pay dividends and other distributions to SearchMedia.

Furthermore, under the previously applicable PRC tax laws and regulations, dividend payments to foreign investors made by foreign-invested enterprises in China, such as Jieli Consulting and Jieli Network, are exempt from PRC withholding tax. Pursuant to the EIT law and the implementing rules that became effective on January 1, 2008, however, dividends payable by a foreign-invested enterprise in China to its foreign investors will be subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where SM Cayman is incorporated, does not have such a tax treaty with China. The new tax law provides, however, that qualified dividends distributed between resident enterprises will be exempt from such requirement. If the PRC tax authorities subsequently determine that SearchMedia should be classified as a resident enterprise, the dividends received from Jieli Consulting and Jieli Network would be regarded as dividends distributed between resident enterprises, and thus be exempt from the new EIT withholding tax. As the interpretations of the “resident enterprise” designation are unavailable for companies such as SearchMedia, and as the designation is determined based on the facts and circumstances of individual cases, SearchMedia, after consulting its PRC counsel, cannot determine the likelihood of SearchMedia being designated a “resident enterprise” as of the date of this proxy statement/prospectus and, accordingly, whether the dividends payable to SearchMedia by its PRC subsidiaries would be subject to the withholding tax under the EIT law.

Uncertainties with respect to the PRC legal system could adversely affect SearchMedia.

SearchMedia conducts its business primarily through its subsidiaries and affiliated entities in China. SearchMedia’s operations in China are governed by PRC laws and regulations. SearchMedia’s subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, SearchMedia may not be aware of its violation of these policies and rules until some time after a violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

SearchMedia may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services SearchMedia provides through its network.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as SearchMedia’s, to ensure that the content of the advertisements they prepare or distribute are fair and accurate and are in full compliance with applicable law. Violations of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In cases involving serious violations, the PRC government may revoke an offender’s license for advertising business operations.

As an operator of an advertising medium, SearchMedia is obligated under PRC law to monitor the advertising content displayed on its network for compliance with applicable law. Although the advertisements displayed on its network may have been previously displayed over public media, SearchMedia may be required to separately and independently vet these advertisements for content compliance before displaying them on its networks. In addition, for advertising content related to certain types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, SearchMedia is required to confirm that the advertisers have obtained requisite government approvals including the advertiser’s operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filings with the local authorities. Previously, SearchMedia did not strictly abide by these requirements. SearchMedia has remedied this noncompliance and has, among other things, employed qualified advertising inspectors who are trained to review advertising content for compliance with relevant PRC laws and regulations. However, there can be no assurances that SearchMedia will not be penalized for its past noncompliance or that each advertisement provided by an advertising client is in compliance with relevant PRC advertising laws and regulations or that the supporting documentation and government approvals provided by its advertising clients are accurate and complete.

Moreover, civil claims may be filed against SearchMedia for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information displayed on its network. If consumers find the content displayed on SearchMedia’s network to be offensive, site managers and owners may seek to hold SearchMedia responsible for any consumer claims against them or may terminate their relationships with SearchMedia.

In addition, if the security of SearchMedia’s content management system is breached and unauthorized images or text are displayed on its network, viewers or the PRC government may find these images or text to be offensive, which may subject SearchMedia to civil liability or government censure, and harm its reputation. If SearchMedia’s viewers do not believe its content is reliable and accurate, its business model may become less appealing to them and its advertising clients may be less willing to place advertisements on its network. Government censure, investigation or any other government action, or any civil suits against SearchMedia could divert management time and resources and could have a material and adverse effect on its business, results of operations and financial condition.

Governmental control of currency conversion may materially and adversely affect the value of your investment. Substantial limitations may be imposed on the removal of funds from the PRC to SearchMedia, or the infusion of funds by SearchMedia to its subsidiaries and affiliates located in the PRC.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. SearchMedia receives substantially all of SearchMedia’s revenues in RMB. Under SearchMedia’s current corporate structure, SearchMedia’s income is primarily derived from dividend payments from its PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of its PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to SearchMedia, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents SearchMedia from obtaining sufficient foreign currency to satisfy its currency demands, SearchMedia may not be able to pay dividends in foreign currencies to its parent, ID Cayman. As dividends from Chinese operations will be the primary source of revenue production for ID Cayman, failure to be able to receive such dividends could materially and adversely impact the value of your ID Cayman shares and could make it impossible for ID Cayman to meet its cash flow requirements.

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular No. 142. Pursuant to Circular No. 142, the RMB fund from the settlement of foreign currency capital of a foreign-invested enterprise must be used within the business scope as approved by the examination and approval department of the government, and cannot be used for domestic equity investment unless it is otherwise provided for. Documents certifying the purposes of the RMB fund from the settlement of foreign currency capital including a business contract must also be submitted for the settlement of the foreign currency. SearchMedia used to provide loans to Jingli Shanghai in RMB settled from foreign currency capital of Jieli Consulting and Jieli Network. With the strengthened administration on settlement of foreign currency, these previous loan arrangements may no longer be feasible. If the foreign exchange control system prevents Jingli Shanghai from obtaining sufficient RMB to satisfy its currency demands, the operation of SearchMedia may be materially and adversely affected.

SearchMedia’s subsidiary in Hong Kong, Ad-Icon Company Limited, is in the process of preparing application documents for submission to the relevant PRC authorities to establish a wholly foreign owned enterprise in China to directly engage in advertising business. Upon establishing such a wholly foreign owned enterprise, it plans to enter into advertising contracts directly with clients and submit those contracts for the purpose of settling foreign currencies. In the meantime, SearchMedia can submit the business contracts between Jieli Consulting/Jieli Network and Jingli Shanghai for the purpose of settling foreign currencies. According to the PRC counsel to SearchMedia, both alternatives are permissible under PRC laws.

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject SearchMedia’s PRC resident shareholders or SearchMedia to penalties and limit its ability to inject capital into its PRC subsidiaries, limit its PRC subsidiaries’ ability to distribute profits to SearchMedia, or otherwise adversely affect SearchMedia.

SAFE issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose vehicle.” PRC residents that are shareholders and/or beneficial owners of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. In addition, any PRC resident that is a shareholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital. In May 2007, SAFE issued relevant guidance to its local branches with respect to the operational process for SAFE registration, which standardized more specific and stringent supervision on the registration relating to the SAFE notice. SearchMedia has requested its current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of the SAFE notice and has urged those who are PRC residents to register with the local SAFE branch as required under the SAFE notice. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice or the failure of future shareholders and/or beneficial owners of SearchMedia who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such shareholders, beneficial owners and/or its PRC subsidiaries to fines and legal sanctions and may also limit its ability to contribute additional capital into its PRC subsidiaries, limit its PRC subsidiaries’ ability to distribute dividends to SearchMedia or otherwise adversely affect its business. Additional registrations may be required in connection with the acquisition of shares in ID Cayman by existing shareholders of SearchMedia.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent SearchMedia from using the proceeds of this transaction to make loans or additional capital contributions to its PRC operating subsidiaries and affiliated entities.

In using the proceeds of this transaction as an offshore holding company of its PRC operating subsidiaries and affiliates, SearchMedia may make loans to its PRC subsidiaries and consolidated affiliates, or SearchMedia may make additional capital contributions to its PRC subsidiaries. As an offshore holding company of its PRC operating subsidiaries and affiliates, any loans by SearchMedia to its PRC subsidiaries or consolidated PRC affiliates are subject to PRC regulations and approvals. For example:

•	loans by SearchMedia to its wholly-owned subsidiaries in China, each of which is a foreign-invested enterprise, to finance the activities cannot exceed statutory limits and must be registered with SAFE, or its local counterpart; and

•	loans by SearchMedia to Jingli Shanghai, which is a domestic PRC entity, may require the approval from the relevant government authorities or registration with SAFE or its local counterpart.

SearchMedia may also decide to finance its wholly-owned subsidiaries by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. Because Jingli Shanghai is a domestic PRC entity, SearchMedia is not likely to finance its activities by means of capital contributions due to regulatory issues relating to foreign investment in domestic PRC entities, as well as the licensing and other regulatory issues discussed in the “Regulatory Matters” section of this proxy statement/prospectus. There can be no assurances that SearchMedia will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by it to its subsidiaries or Jingli Shanghai. If SearchMedia fails to receive such registrations or approvals, its ability to use the proceeds of this transaction and to capitalize its PRC operations may be negatively affected, which could adversely and materially affect its liquidity and its ability to fund and expand its business.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy caused the Renminbi to appreciate approximately 21.5% against the U.S. dollar over the following three years. Since reaching a high against the U.S. dollar in July 2008, the Renminbi has traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the Renminbi has fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how it may change again.

Substantially all of SearchMedia’s revenues and costs are denominated in Renminbi, and a significant portion of its financial assets are also denominated in Renminbi. Thus, a resumption of the appreciation of the Renminbi against the U.S. dollar would, for instance, further increase SearchMedia’s costs in U.S. dollar terms. In addition, as SearchMedia principally relies on dividends and other distributions paid to it by its subsidiaries and affiliated entities in China, any significant depreciation of the Renminbi against the U.S. dollar may have a material adverse effect on SearchMedia’s revenues and financial condition. In addition, to the extent that ID Cayman, or SearchMedia, needs to convert U.S. dollars into Renminbi for SearchMedia’s operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount it receives from the conversion. Conversely, if SearchMedia decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on ID Cayman’s preferred or ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to it. Any fluctuation of the exchange rate between the Renminbi and the U.S. dollar could also result in foreign current translation losses for financial reporting purposes.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this transaction under a recently adopted PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for SearchMedia to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies: the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and SAFE jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which we refer to as the M&A Regulations, that became effective on September 8, 2006. The new regulations require offshore special purpose vehicles, or SPVs, that are controlled by PRC companies or residents and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its website specifying the documents and materials that SPVs are required to submit when seeking CSRC approval for their listings outside of China. The interpretation and application of the new regulations remain unclear, and there can be no assurance that this transaction does not require approval from the CSRC, and if it does, how long it will take it to obtain the approval. If CSRC approval is required for this transaction, the failure to obtain or the delay in obtaining the CSRC approval for this transaction would subject ID Cayman or SearchMedia to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on SearchMedia’s operations in China, restriction or limitation on its ability to pay dividend outside of China, and other forms of sanctions that may cause a material and adverse effect on ID Cayman’s business, results of operations and financial conditions.

SearchMedia’s PRC legal counsel, Commerce & Finance Law Offices, has advised it that, based on their understanding of the current PRC laws, regulations and rules:

•	the CSRC currently has not issued any definitive rule or interpretation concerning whether transactions such as the one contemplated in this proxy statement/prospectus are subject to CSRC approval procedures;

•	despite the above, prior approval from CSRC is not required under the new regulations for this transaction, unless SearchMedia or ID Cayman is clearly required to do so by subsequent rules of the CSRC, because (i) none of ID Cayman, SearchMedia, Jieli Consulting or Jieli Network has acquired any equity or assets of a PRC domestic company and (ii) Jieli Consulting has entered into contractual arrangements with Jingli Shanghai and its shareholders, as current PRC laws and regulations require foreign investors in advertising businesses to meet certain qualifications, and SearchMedia currently does not operate a foreign-invested enterprise which is approved by competent PRC authorities to engage in advertising businesses.

There is still uncertainty as to how the M&A Regulations will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for this transaction, SearchMedia or ID Cayman may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from these regulatory agencies. There can be no assurance that new rules and regulations or relevant interpretations will not be issued which may require that SearchMedia or ID Cayman obtain retroactive approval from the CSRC in connection with this transaction. If this were to occur, SearchMedia’s or ID Cayman’s failure to obtain or the delay in obtaining the CSRC approval for this transaction would subject SearchMedia to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on its operations in China, restriction or limitation on the ability to pay dividend outside of China, and other forms of sanctions that may cause a material and adverse effect on their business, results of operations or financial condition.

The new regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including Ministry of Commerce approval, may delay or inhibit ID Cayman’s ability to complete such transactions, which could affect its ability to expand its business or maintain its market share.

Any health epidemics and other outbreaks, or war, acts of terrorism and other man-made or natural disasters could severely disrupt SearchMedia’s business operations.

SearchMedia’s business could be materially and adversely affected by the outbreak of avian influenza, H1N1 Flu, severe acute respiratory syndrome, or SARS, or another epidemic. In recent years, there have been reports on the occurrences of avian influenza and H1N1 Flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian influenza, H1N1 Flu, SARS or other adverse public health developments in China could require the temporary closure of SearchMedia’s offices or prevent its staff from traveling to its clients’ offices to sell its services or provide on site services. Such closures could severely disrupt its business operations and adversely affect its results of operations.

SearchMedia’s operations are vulnerable to interruption and damage from natural and other types of disasters, including snowstorms, earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events. If any disaster were to occur in the future, SearchMedia’s ability to operate its business could be materially impaired.

Risks Relating to the Redomestication and the Business Combination

The combined company’s working capital will be substantially reduced by stockholders who exercise their conversion rights, by expenses incurred and payments made in connection with the transaction, and to the extent that Ideation or its affiliates execute contracts to acquire shares of Ideation common stock to be settled out of proceeds from the trust account in connection with attempts to procure the requisite stockholder vote in favor of the Business Combination Proposal. This could result in the combined company being substantially undercapitalized upon consummation of the business combination.

Pursuant to Ideation’s current Amended and Restated Certificate of Incorporation, holders of IPO Shares may vote against the business combination and demand that Ideation convert their IPO Shares into their pro rata portion of the funds available in the trust account as of the record date. If the Charter Amendment Proposal is approved, then holders of IPO Shares that vote either for or against the business combination may demand that Ideation convert their IPO Shares into their pro rata portion of the funds available in the trust account on the record date. To the extent the business combination is consummated and holders of IPO Shares convert those shares to cash, there will be a corresponding reduction in the amount of funds available in the trust account to the combined company following the business combination. As of the record date, assuming both the charter amendment and the business combination are approved, the maximum amount of funds that could be disbursed to Ideation stockholders upon the exercise of their conversion rights is $78,815,000. The Charter Amendment Proposal, by permitting even those holders of IPO shares which vote in favor of the business combination to elect to convert their shares, will likely result in the working capital of the combined companies being substantially less than what would have been the case had conversion rights remained limited to those holders of IPO Shares who vote against the business combination. Moreover, substantial expenses incurred and other payments required to be made in connection with the transaction will likely further substantially and materially reduce the working capital of the combined companies. For example, the company’s working capital will further be reduced by additional payments at or shortly after the closing of the business combination, including: (i) the payment in cash of $5 million of the principal amount outstanding under the promissory note issued to Linden Ventures, plus all accrued and unpaid interest on this promissory note, in accordance with the share exchange agreement, (ii) the payment in cash of all accrued and unpaid interest on certain other SM Cayman promissory notes, in accordance with the share exchange agreement, (iii) the payment of a deferred underwriting fee in the amount of $2.73 million, and (iv) the payment of other transaction costs incurred by Ideation and SearchMedia of approximately $12.2 million as of the date of this proxy statement/prospectus in connection with the redomestication and business combination transactions, including accounting, legal, consulting and advisory fees and expenses incurred with respect to printing, filing, and mailing of the proxy statement/prospectus. As a result of these payments, there is a significant risk that the net amount of cash from the trust account may not provide sufficient working capital for the combined company’s business.

In the event that the Charter Amendment Proposal is approved and the business combination is completed, stockholders who do not exercise their conversion rights could hold shares in a company that has very few public stockholders, and the ability to buy and sell shares of the combined company’s common stock in the future could be significantly impaired.

If the charter amendment is approved, then holders of IPO shares that vote either for or against the business combination may demand that Ideation convert their IPO Shares into their pro rata portion of funds available in the trust account on the record date. We anticipate that a significant number of holders of IPO Shares will elect to convert their IPO Shares to cash. As a result, after completion of the business combination, the combined company may have very few public stockholders. This could result in a significant impairment in a stockholder’s ability to buy and sell shares in the open market. In addition, failure to meet the minimum number of holders requirement for continued listing could result in the NYSE Amex delisting the combined company’s securities from quotation on its exchange, which could further adversely impact a stockholder’s ability to buy and sell shares.

Ideation or its affiliates may enter into contracts to acquire Ideation common stock from existing investors in an attempt to procure the requisite stockholder vote in favor of the Business Combination Proposal, which could further deplete the funds available to Ideation in the trust account.

Ideation or its affiliates, to the extent permitted by law, may enter into contracts to acquire Ideation shares of common stock in the future either in the open market or from existing institutional and other investors in privately negotiated transactions in connection with attempting to procure the requisite stockholders vote in favor of the business combination proposal. Such purchases will be paid for out of the proceeds of the trust account, resulting in a corresponding reduction in the amount of funds available in the trust account to the combined company following the business combination. The amount of this reduction will depend on the number of Ideation shares so purchased, and accordingly, the exact amount of the potential reduction of the trust account cannot be presently estimated. However, assuming that the Charter Amendment Proposal is approved and holders of IPO Shares proposal exercise their conversion rights, the disbursement of funds to satisfy such conversion rights, combined with the settlement of contracts to purchase shares of Ideation common stock entered into prior to the closing of the business combination by Ideation or its affiliates, could significantly exhaust the trust account.

Following the consummation of the redomestication, Ideation will become a Cayman Islands company and, because the rights of shareholders under Cayman Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Following the consummation of the redomestication, the resulting company’s corporate affairs will be governed by its Memorandum and Articles of Association, and subject at all times to the Companies (Amendment) Law, 2009 of the Cayman Islands, or the Companies Law. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under Cayman Islands law are governed by common law principles derived from cases in the Cayman Islands and other commonwealth and common law countries. The rights of shareholders and the fiduciary responsibilities of directors under Cayman Islands law differ somewhat from those established under statutes or judicial precedent in some jurisdictions in the United States. Also, the Cayman Islands has a less developed body of securities law compared to the United States and less developed or judicially interpreted bodies of corporate law compared to many U.S. states, including Delaware. For these reasons, the redomestication could result in fewer shareholder rights and protections than those to which you are currently entitled.

As a foreign private issuer, ID Cayman will be exempt from certain SEC requirements that provide stockholders with protections and information that must be made available to stockholders of U.S. public companies.

Based on currently available information, ID Cayman expects that it will become a foreign private issuer upon the consummation of the business combination, which would reduce the reporting requirements under the Exchange Act, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer ID Cayman will be exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer, ID Cayman will file an annual report on Form 20-F within six months of the close of fiscal years 2009 and 2010, and within four months of each fiscal year beginning with fiscal year 2011, and reports on Form 6-K relating to certain material events promptly after ID Cayman publicly announces these events. However, because of the foregoing filing exemptions, ID Cayman’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Ideation.

Activities taken by Ideation or its affiliates, existing Ideation stockholders or others to increase the likelihood of approval of the Business Combination Proposal and other proposals could have an adverse impact on the trading price of Ideation’s common stock.

Ideation may seek to purchase, or enter into contracts to purchase, shares of Ideation common stock either in the open market or in privately negotiated transactions. Any such purchases and contracts would be effected pursuant to a 10b(5)-1 plan or at a time when Ideation, its initial stockholders or their affiliates are not aware of material nonpublic information regarding Ideation or its securities. Such purchases could involve the incurrence of indebtedness by Ideation, payment of significant fees or interest payments or the issuance of any additional Ideation securities. Any purchases other than ordinary course purchases require the prior approval of the SM Cayman shareholders’ representatives, which approval may not be unreasonably withheld or delayed. If such approval is unreasonably withheld or delayed under certain circumstances, the obligation of The Frost Group, LLC to make sponsor purchases (discussed below) will terminate. A condition to the closing of such contracts will be that all shares purchased would be voted in favor of the business combination. These purchases or arrangements could result in an expenditure of a substantial amount of funds in the trust account.

Commencing on April 1, 2009 and continuing until no later than 4:30 p.m. Eastern standard time on the day that is two business days before the special meeting of Ideation stockholders, The Frost Group, LLC, through itself, its affiliates or others, will purchase or enter into forward contracts to purchase shares of Ideation common stock in the open market or in privately negotiated transactions in an amount up to the Sponsor Purchase Commitment Amount. Such purchases will be conducted in compliance with the Securities Act, the Exchange Act, and any other applicable law. Entering into any such arrangements may have an adverse impact on the trading price of Ideation’s common stock.

Purchasers of IPO Shares who do not convert their shares into cash could assert a claim to rescind their purchase or assert a claim for damages against Ideation.

Because Ideation is now taking action to amend Section D of Article Sixth of the Amended and Restated Certificate of Incorporation and extend conversion rights to holders of IPO Shares who vote either for or against the business combination, each purchaser of IPO Shares or warrants issued in the IPO could assert federal or state securities law claims against Ideation for rescission, if such purchaser still holds the securities, or damages, if such purchaser no longer holds the securities.

Any claims for rescission or damages may not be finally adjudicated by the time the business combination is completed, and such claims would not be extinguished by consummation of the business combination. Ideation cannot predict whether any stockholders will bring claims for rescission or damages, how many stockholders might bring such claims or the extent to which such claims might be successful. Moreover, to the extent such litigation is brought against Ideation, the trust account or the trustee, Ideation and/or the trustee may be enjoined from making distributions from the trust account pending the resolution of that litigation, which would result in the delay of any payments to stockholders of trust account funds upon conversion or liquidation.

If certain financial objectives are achieved, the SearchMedia shareholders will be entitled to receive additional shares of ID Cayman as contingent consideration for the acquisition of their SearchMedia shares, which would result in dilution and might have an adverse effect on the market price of ID Cayman’s ordinary shares.

Under the share exchange agreement, the SearchMedia shareholders are entitled to receive additional ordinary shares of ID Cayman if certain financial targets are achieved. If the additional shares are earned, the number of ordinary shares outstanding will significantly increase. The issuance of the additional shares will have a dilutive effect on the ordinary shares already outstanding and may cause a reduction in the trading price of the ordinary shares in the public market.

Registration rights held by Ideation’s initial stockholders who purchased shares prior to Ideation’s IPO and registration rights held by the SearchMedia shareholders with respect to the Ideation shares received in the business combination may have an adverse effect on the market price of ID Cayman’s ordinary shares.

Ideation’s initial stockholders who purchased an aggregate of 2,500,000 shares of common stock and warrants to purchase an aggregate of 2,400,000 shares of common stock prior to its IPO are entitled to demand that ID Cayman register the resale of their shares at any time after they are released from escrow. Similarly, the SearchMedia shareholders, who will receive a maximum of 6,662,727 ordinary shares in the business combination, as well as 1,519,186 warrants, are entitled to demand that ID Cayman register the resale of their shares. If such stockholders exercise their registration rights with respect to all of their shares, there will be additional ordinary shares eligible for trading in the public market. The presence of these additional shares may reduce the market price of ID Cayman’s ordinary shares.

Ideation’s directors and officers have interests in the business combination that differ from yours because their common stock may become worthless if the business combination is not approved.

In considering the recommendation of the Ideation board of directors to vote to approve the business combination, you should be aware that Ideation’s directors, officers and initial stockholders have agreements or arrangements that provide them with interests in the business combination that may differ from, or are in addition to, those of Ideation stockholders generally, particularly the common stockholders. Ideation’s initial stockholders, including its directors and officers, primarily hold common stock and warrants, which are not entitled to receive any of the funds that would be distributed upon liquidation of the trust account. If the business combination is not approved, these original securities may become worthless. In addition, Ideation’s current directors and officers have agreed to indemnify Ideation for debts and obligations to vendors that are owed by Ideation to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. Additionally, under certain circumstances, if Ideation terminates the share exchange agreement, Ideation may be required to reimburse SearchMedia its costs and expenses up to $3,000,000; however the SearchMedia parties have waived their claims against the trust account with respect to this amount. If Ideation is liquidated due to its inability to complete a business combination, the directors and officers may be required to fulfill their indemnification obligations to the extent Ideation’s debts and obligations are not satisfied by the funds available outside the trust account, and to the extent such debts and obligations reduce the trust account. Ideation’s current directors and officers therefore have a strong incentive to consummate the business combination and not liquidate the trust account or render their securities worthless.

The personal and financial interests of directors and officers may have influenced their motivation in identifying and selecting a target business and in timely completion of a business combination. Consequently, their discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the best interests of Ideation stockholders, particularly the common stockholders. For a more detailed discussion of these interests, see “Interests of Ideation Officers and Directors in the Business Combination.”

Because ID Cayman does not intend to pay dividends on its ordinary shares, stockholders will benefit from an investment in ID Cayman’s ordinary shares only if those shares appreciate in value.

Ideation has never declared or paid any cash dividends on its shares of common stock. After the business combination, ID Cayman currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, ID Cayman does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of ID Cayman’s board of directors and will depend on factors ID Cayman’s board of directors deems relevant, including, among others, ID Cayman’s results of operations, financial condition and cash requirements, business prospects, the terms of ID Cayman’s credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of ID Cayman’s ordinary shares, and there is no guarantee that ID Cayman’s ordinary shares will appreciate in value.

Voting control by executive officers, directors and other affiliates of the combined company may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

Upon consummation of the business combination, the executive officers, directors and other affiliates of ID Cayman will own over 49% of ID Cayman’s voting shares. These shareholders can control substantially all matters requiring approval by ID Cayman’s shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of ID Cayman or discouraging a potential acquirer from attempting to obtain control of ID Cayman, which in turn could have a material adverse effect on the market price of ordinary shares or prevent its shareholders from realizing a premium over the market price for their ordinary shares. This concentration of ownership could be exacerbated by the purchase by The Frost Group, LLC or its affiliates of additional shares of Ideation’s shares of common stock prior to closing and the conversion of a substantial number of IPO Shares into cash.

The NYSE Amex may delist our securities from quotation on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Ideation’s securities are listed on the NYSE Amex, a national securities exchange. After the redomestication and business combination, ID Cayman intends to re-apply to NYSE Amex in order to maintain its listing. It is unclear whether ID Cayman will meet the minimum number of holders requirement for continued listing on the NYSE Amex and as a result, NYSE Amex may delist our securities from quotation on its exchange, which could limit investors’ ability to make transactions in our securities.

In addition, on February 10, 2009, Ideation received a letter from the NYSE Amex, indicating that it was not in compliance with Section 704 of NYSE Amex’s Company Guide, for failure to hold an annual meeting of its stockholders in 2008. The notification from the NYSE Amex indicates that Ideation had until March 10, 2009 to submit a plan advising the NYSE Amex of action it has taken, or will take, that would bring Ideation into compliance with Section 704 by August 11, 2009. Ideation timely filed its plan with the NYSE Amex on March 10, 2009, and the NYSE Amex has accepted its plan. Ideation did not come into compliance with Section 704 by August 11, 2009. On August 27, 2009, Ideation received another letter from NYSE Amex, requesting that Ideation provide a second letter indicating how and when Ideation expected to comply with Section 704 of the NYSE Amex’s Company Guide. By letter dated September 8, 2009, Ideation advised NYSE Amex that it expected to hold a special meeting of stockholders to vote upon the business combination by October 31, 2009. NYSE Amex has not yet responded to this letter as of the date hereof.

If the NYSE Amex delists Ideation’s securities from trading on its exchange, Ideation could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a reduced liquidity with respect to its securities;

•	a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

•	a limited amount of news and analyst coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

There is a risk that ID Cayman could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the conversion and business combination, which could result in significantly greater U.S. federal income tax liability to ID Cayman.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the conversion, then ID Cayman, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the conversion and business combination as if ID Cayman were a domestic corporation.

Although we do not expect this 80% threshold to be met, on the date of this proxy statement/prospectus, the relative ownership percentages of the former shareholders of ID Arizona and of the former shareholders of SM Cayman after consummation of the transactions contemplated hereby are not known. In addition, the shares underlying any warrants or options issued to former ID Arizona shareholders, warrantholders, or optionholders would count as shares owned by former ID Arizona shareholders for purposes of applying the 80% test to the extent such warrants or options represent a claim on the equity of ID Cayman. Although Section 7874(b) should not apply to treat ID Cayman as a domestic corporation for U.S. federal income tax purposes if this 80% threshold is not reached, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the conversion and business combination, this result is not entirely free from doubt. As a result, stockholders and warrantholders are urged to consult their own tax advisors on this issue. The immediately following two risk factors assume that ID Cayman will be treated as a foreign corporation for U.S. federal income tax purposes.

ID Arizona would recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion, which would result in increased U.S. federal income tax liability to ID Arizona.

As a result of the conversion, ID Arizona would recognize gain (but not loss) for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to ID Arizona by reason of such gain) cannot be determined at this time. In order to provide an estimation of the amount of any gain, Ideation would need to determine the fair market value of each of its assets as of the effective time of the conversion. Ideation has not performed such an analysis and will not be able to do so until after the effective time of the conversion. Stockholders and warrantholders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the conversion.

There is a risk that ID Cayman will be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of ordinary shares or warrants of ID Cayman.

ID Cayman will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If ID Cayman were a PFIC for any taxable year during which a U.S. Holder, as defined in the section titled “Material United States Federal Income Tax Considerations — General,” held its ordinary shares or warrants, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Based on the expected composition of the assets and income of ID Cayman and its subsidiaries after the conversion and business combination, it is not anticipated that ID Cayman will be treated as a PFIC following the conversion and business combination. The actual PFIC status of ID Cayman for any taxable year, however, will not be determinable until the conclusion of its taxable year, and accordingly there can be no assurance as to the status of ID Cayman as a PFIC for the current taxable year or any future taxable year. See the discussion titled “Material United States Federal Income Tax Considerations — Tax Consequences to U.S. Holders of Shares and Warrants of ID Cayman — Passive Foreign Investment Company Rules.” U.S. holders of Ideation’s securities are urged to consult their own tax advisors regarding the possible application of the PFIC rules.

If you acquire (directly, indirectly, or constructively) 10% or more of ID Cayman’s shares, you may be subject to taxation under the “controlled foreign corporation,” or CFC rules.

Each “10% U.S. Shareholder” of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and that owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A foreign corporation is considered a CFC if “10% U.S. Shareholders” own more than 50% of the total combined voting power of all classes of voting stock of the foreign corporation, or the total value of all stock of the corporation. A “10% U.S. Shareholder” is a U.S. person, as defined in the Internal Revenue Code, that owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of determining whether a corporation is a CFC, and therefore whether the more-than-50% and 10% ownership tests have been satisfied, shares owned includes shares owned directly or indirectly through foreign entities or shares considered owned under constructive ownership rules. The attribution rules are complicated and depend on the particular facts relating to each investor. See “Material United States Federal Income Tax Considerations — Tax Consequences to U.S. Holders of Shares and Warrants of ID Cayman — Controlled Foreign Corporation Rules.” U.S. Holders are urged to consult their own tax advisors regarding the possible application of the CFC rules.

Risks Relating to Ideation Stockholders and Warrantholders

ID Cayman may choose to redeem its outstanding warrants at a time that is disadvantageous to the warrantholders, preventing such holders from realizing the potential economic value of their warrants.

Subject to there being a current prospectus under the Securities Act, ID Cayman may redeem all of the currently outstanding warrants at any time after they become exercisable at a price of $0.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of ID Cayman’s ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30-trading-day period ending three business days before ID Cayman sends the notice of redemption. Calling all of such warrants for redemption could force the warrantholders to:

•	exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	sell the warrants at the then-current market price when they might otherwise wish to hold the warrants; or

•	accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Ideation’s warrantholders may not be able to exercise their warrants, which may significantly reduce their economic value and create liability for Ideation.

Holders of the warrants that Ideation issued in its IPO and private placement will be able to receive shares upon exercise of the warrants only if:

•	a current registration statement under the Securities Act relating to the ordinary shares underlying the warrants is then effective; and

•	such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside.

Although Ideation has agreed to use its best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, which obligation ID Cayman will assume pursuant to the share exchange agreement, ID Cayman cannot assure that it will be able to do so. In addition, some states may not permit ID Cayman to register the shares issuable upon exercise of its warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. In connection with Ideation’s IPO, Ideation agreed to qualify for sale the common stock underlying its warrants in each state in which the units issued in the IPO were initially offered. However it did not agree to qualify such securities in any other state.

ID Cayman believes that the holders of warrants who reside in California, Colorado, Florida, Illinois, Louisiana, New Jersey, New York, Ohio, Pennsylvania and Texas will be able to exercise their warrants freely. Additionally, holders of warrants who reside in Connecticut, Georgia, Maryland, Missouri and North Carolina will be able to exercise their warrants, provided that ID Cayman does not pay any commission or other remuneration (other than a standby commission) directly or indirectly for soliciting any security holder in the respective state. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised, which could result in the filing of claims against and other losses for Ideation.

If holders representing 30% or more of the shares of Ideation’s common stock decide both to vote against the business combination and to convert their IPO Shares into cash, Ideation may be forced to dissolve and liquidate, stockholders may receive less than their pro rata share of the funds available in the trust account, and Ideation’s common stock and warrants would expire and become worthless.

If Ideation does not complete a business combination by November 19, 2009, Ideation will dissolve and distribute to the holders of IPO Shares their pro rata portion of the funds available in the trust account with any remaining net assets distributed to the holders of IPO Shares. Following dissolution, Ideation would no longer exist as a corporation. Under the terms of Ideation’s Amended and Restated Certificate of Incorporation, if holders representing 30% or more of IPO Shares both vote against the acquisition and convert their IPO Shares into cash, Ideation would ultimately be forced to dissolve and liquidate.

In any liquidation, the net proceeds of Ideation’s IPO and private placement and the deferred underwriting compensation held in the trust account, plus any interest earned thereon (net of taxes payable), less the portion of such interest previously paid to Ideation, will be distributed on a pro rata basis to the holders of IPO Shares. Based on the conversion price per share in Ideation’s trust account as of June 30, 2009, the per-share liquidation price is expected to be $7.8815. The proceeds deposited in the trust account could, however, become subject to the claims of Ideation’s creditors which could be prior to the claims of Ideation stockholders. Further, under certain circumstances, if the share exchange agreement is terminated by Ideation, Ideation may be required to reimburse SearchMedia its costs and expenses up to $3,000,000; however, the SearchMedia parties have waived their claims against the trust account with respect to this amount. Ideation cannot assure you that the actual per share liquidation price will not be less than $7.8815, due to claims of creditors. Furthermore, in the event of a dissolution, there will be no distribution with respect to Ideation’s outstanding warrants and, accordingly, the warrants would expire without any value.

Current difficult conditions in the global financial markets and the economy generally may materially and adversely affect Ideation’s ability to consummate a business combination and may adversely affect its business operations and trading price in the event it does consummate a business combination.

Ideation’s ability to consummate a business combination may be materially affected by conditions in the global financial markets and the economy generally, both in the U.S. and elsewhere around the world. The stress experienced by global financial markets that began in the second half of 2007 continued and substantially increased during the second half of 2008 and beginning of 2009. The volatility and disruption in the global financial markets have reached unprecedented levels. The availability and cost of credit has been materially affected. These factors, combined with volatile oil prices, depressed home prices and increasing foreclosures, falling equity market values, rising unemployment, declining business and consumer confidence and the risk of increased inflation, have precipitated what may be a severe recession. Ideation does not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on Ideation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The parties may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties. The parties to this proxy statement/prospectus have included important factors in the cautionary statements included in this proxy statement/prospectus, particularly in the “Risk Factors” section, that the parties believe could cause actual results or events to differ materially from the forward-looking statements made by the parties, including, among others:

•	the number and percentage of Ideation stockholders electing to convert their shares into cash upon completion of the business combination;

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which SearchMedia is engaged;

•	continued compliance with government regulations;

•	fluctuations in customer demand;

•	management of rapid growth;

•	intensity of competition from other out-of-home advertising companies;

•	the time to develop and market new services and products;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	general economic conditions;

•	recent market events and conditions, including disruptions in credit and other financial markets and the deterioration of U.S. and global economic conditions;

•	geopolitical events; and

•	changing principles of generally accepted accounting principles.

This proxy statement/prospectus contains estimates, projections and statistical data, including those from the Nielsen report and ZenithOptimedia. These estimates, projections and data were relevant as of the date they were published in the relevant reports; they are based on presumptions and samples and are not representations of fact. The Nielsen report was prepared primarily as a marketing research tool for certain industry segments and not intended as a basis for evaluating investments in SearchMedia.

Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties.

You should read this proxy statement/prospectus, including all annexes to this proxy statement/prospectus, as well as the documents filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, completely and with the understanding that actual future results may be materially different from what the parties expect. None of ID Cayman, SearchMedia and Ideation assumes any obligation to update any forward-looking statements.

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table summarizes the relevant financial data for Ideation’s business and should be read with Ideation’s financial statements included in this document. Ideation has not had any significant operations to date, so only balance sheet data is presented.

December 31,
Balance Sheet Data:	2008

Working capital	89,346
Total assets	79,852,731
Total liabilities	3,237,626
Value of common stock which may be redeemed for cash ($7.88 per share)	23,639,992
Stockholders’ equity	52,975,113

SearchMedia and Predecessors Selected Historical Financial Data

The following table sets forth the selected historical financial data for SearchMedia as of December 31, 2007 and for the period from February 9, 2007 (inception) to December 31, 2007 and as of December 31, 2008 and for the year ended December 31, 2008, and the selected historical financial data for its predecessor, Sige, as of December 31, 2005 and 2006, and for the period from June 8, 2005 (inception) to December 31, 2005, for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007, and the selected historical financial data for its predecessor, Dale, as of December 31, 2005 and 2006, and for the period from April 28, 2005 (inception) to December 31, 2005, for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007. The selected historical financial data of SearchMedia as of December 31, 2007 and 2008, and for the period from February 9, 2007 (inception) to December 31, 2007 and the year ended December 31, 2008 has been derived from SearchMedia’s audited consolidated financial statements as of December 31, 2007 and 2008 and for the period from February 9, 2007 (inception) to December 31, 2007 and the year ended December 31, 2008. The selected historical financial data of Sige as of December 31, 2006 and for the year ended December 31, 2006 and the period from January 1, 2007 through June 3, 2007 has been derived from Sige’s audited financial statements as of December 31, 2006 and June 3, 2007, and for the year ended December 31, 2006 and the period from January 1, 2007 through June 3, 2007. The selected historical financial data of Dale as of December 31, 2006 and for the year ended December 31, 2006 and the period from January 1, 2007 through June 3, 2007 has been derived from Dale’s audited financial statements as of December 31, 2006 and June 3, 2007, and for the year ended December 31, 2006 and the period from January 1, 2007 through June 3, 2007. The above audited financial statements are included elsewhere in this proxy statement/prospectus, and the selected historical financial data should be read together with those financial statements including the notes thereto, and together with SearchMedia’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial data of Sige as of December 31, 2005 and for the period from June 8, 2005 (inception) to December 31, 2005 has been derived from Sige’s unaudited financial statements as of December 31, 2005 and for the period from June 8, 2005 (inception) to December 31, 2005 not included in this proxy statement/prospectus. The selected historical financial data of Dale as of December 31, 2005 and for the period from April 28, 2005 (inception) to December 31, 2005 has been derived from Dale’s unaudited financial statements as of December 31, 2005 and for the period from April 28, 2005 (inception) to December 31, 2005 not included in this proxy statement/prospectus. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments that SearchMedia considers necessary for a fair presentation of its financial position and operating results for the period presented. SearchMedia’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and SearchMedia uses the U.S. dollar as its reporting currency.

In SearchMedia’s consolidated financial statements, the assets and liabilities of Sige and Dale were adjusted to their fair value upon initial consolidation. The resulting fair value adjustment and recognition and amortization of intangible assets caused incomparability of the predecessor’s results of operations to those of SearchMedia.

	Predecessors
	Sige			Dale			SearchMedia
	June 8,	January 1,	January 1,	April 28,	January 1,	January 1,	February 9,	January 1,
	2005 to	2006 to	2007 to	2005 to	2006 to	2007 to	2007 to	2008 to
	December 31,	December 31,	June 3,	December 31,	December 31,	June 3,	December 31,	December 31,
	2005	2006	2007	2005	2006	2007	2007	2008
	($ in thousands)			($ in thousands)			($ in thousands)

Selected Income Statement Data

Advertising service revenues	952	1,424	599	324	1,104	745	7,828	88,637

Cost of revenues(1)(2)	(522)	(622)	(369)	(159)	(387)	(214)	(2,451)	(46,674)

Gross profit	430	802	230	165	717	531	5,377	41,963

Operating expenses:

Sales and marketing(1)(2)	(40)	(36)	(25)	(38)	(176)	(105)	(293)	(7,397)

General and administrative(2)	(151)	(145)	(129)	(57)	(172)	(140)	(2,555)	(11,727)

Loss on deconsolidation of variable interest entity	—	—	—	—	—	—	(358)	—

Total operating expenses	(191)	(181)	(154)	(95)	(348)	(245)	(3,206)	(19,124)

Income from operations	239	621	76	70	369	286	2,171	22,839

Interest income	—	—	—	—	—	—	5	131

Interest expense	—	—	—	—	—	—	(43)	(8,922)

Decrease in fair value of note warrant liability	——		—	—	—	—	—	482

Loss on extinguishment of the notes	—	—	—	—	—	—	—	(3,218)

Foreign currency exchange loss, net	—	—	—	—	—	—	(35)	(167)

Income before income taxes	239	621	76	70	369	286	2,098	11,145

Income taxes expenses	(1)	(15)	(21)	—	(36)	(43)	(850)	(6,802)

Net income (loss)	238	606	55	70	333	243	1,248	4,343

	Predecessors
	Sige			Dale			SearchMedia
	June 8,	January 1,	January 1,	April 28,	January 1,	January 1,	February 9,	January 1,
	2005 to	2006 to	2007 to	2005 to	2006 to	2007 to	2007 to	2008 to
	December 31,	December 31,	June 3,	December 31,	December 31,	June 3,	December 31,	December 31,
	2005	2006	2007	2005	2006	2007	2007	2008
	($ in thousands)			($ in thousands)			($ in thousands)

(1) Include amortization expenses of intangibles as follows

Cost of revenues	—	—	—	—	—	—	132	1,756

Sales and marketing	—	—	—	—	—	—	86	1,709

(2) Include share-based compensation expenses as follows

Cost of revenues	—	—	—	—	—	—	—	56

Sales and marketing	—	—	—	—	—	—	—	68

General and administrative	—	—	—	—	—	—	—	2,230

	Predecessors
	Sige		Dale		SearchMedia
	As of	As of	As of	As of	As of	As of
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Selected Balance Sheet Data	2005	2006	2005	2006	2007	2008
	($ in thousands)		($ in thousands)		($ in thousands)

Current assets	336	88	346	570	16,862	66,740

Total assets	361	108	353	582	24,235	111,776

Current liabilities	408	248	218	330	5,173	67,783

Series B redeemable convertible preferred shares	—	—	——	—	19,734	24,906

Series C redeemable convertible preferred shares	—	—	—	—	—	12,918

Total Shareholders’ equity/(deficit)	(47)	(140)	135	252	(691)	4,872

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements give effect to the transactions described in share exchange agreement dated March 31, 2009, as amended respectively on May 27, 2009 and September 8, 2009 (the “Transaction”), based on the assumptions and adjustments set forth in the accompanying notes.

The unaudited pro forma condensed balance sheet as of June 30, 2009 is derived from the historical unaudited balance sheets of Ideation as of June 30, 2009 and SearchMedia as of March 31, 2009, giving effect to the Transaction, which is being accounted for as a reverse recapitalization as if it had occurred on June 30, 2009.

The following unaudited pro forma condensed statement of income for the six months ended June 30, 2009 is derived from the historical unaudited statement of operations of Ideation for the six months ended June 30, 2009 and the historical unaudited statement of income of SearchMedia for the six months ended March 31, 2009 giving effect to the Transaction as if it had occurred on January 1, 2009. The following unaudited pro forma condensed statement of income for the fiscal year ended December 31, 2008 is derived from the respective historical audited statements of income of Ideation and SearchMedia for the fiscal year ended December 31, 2008, giving effect to the Transaction as if it had occurred on January 1, 2008. The historical balance sheet for SearchMedia as of March 31, 2009 and the historical statement of income of SearchMedia for the six months ended March 31, 2009 have not been audited or reviewed by an independent registered public accounting firm.

The Transaction will be accounted for as a reverse recapitalization because it fails to meet the criteria to be considered as a business combination described in Statement of Financial Accounting Standards (“SFAS”) No. 141(R), “Business Combinations” (“SFAS 141R”), which is effective for periods beginning after December 15, 2008. Pursuant to SFAS 141R, SearchMedia is considered to be the accounting acquirer because it will obtain control of Ideation as a result of the Transaction. The determination was primarily based on SearchMedia comprising the ongoing operations of the combined entity, the senior management of the combined company and retaining equal voting rights in the combined entity’s board of directors. However, because Ideation, the accounting acquiree, does not meet the definition of a business provided in SFAS 141R, the recognition and measurement provisions of SFAS 141R do not apply. The share exchange transaction utilizes the capital structure of Ideation and the assets and liabilities of SearchMedia are recorded at historical cost. Although SearchMedia will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of Ideation as the surviving corporation will not change.

ID Cayman will issue 6,662,727 shares of Ideation’s common stock to exchange the outstanding ordinary and preferred shares of SearchMedia and issue 1,712,874 shares to certain promissory notes holders of SearchMedia. In addition, ID Cayman shall issue a maximum of 10,150,352 Earn-Out Shares (as defined in the share exchange agreement) to the SearchMedia shareholders based on the combined entity’s FY2009 Adjusted Net Income and warrantholders, will receive Earn-Out Shares if the combined entity’s FY2009 Adjusted Net Income (as defined in the share exchange agreement) exceeds $25.7 million. The final number of Earn-Out Shares to be issued is calculated in accordance with the formula set forth below. If FY2009 Adjusted Net Income equals or exceeds $38.4 million, FY2009 Adjusted Net Income shall be deemed to be equal to $38.4 million for purposes of such formula.

Earn-Out Shares = (FY2009 Adjusted Net Income-$25.7 million) x 10,150,352 Shares
$12.7 million

The effect of the potential issuance of the Earn-Out Shares to SearchMedia shareholders and warrantholders is not reflected in these pro forma financial statements as the probability of achieving the aforementioned performance target could not be reasonably assessed.

The following unaudited pro forma condensed financial statements have been prepared assuming the Transaction is approved and using two different levels of conversion by the Ideation stockholders, as follows:

Assuming Zero Conversion:  This presentation assumes that no Ideation stockholders would convert their shares into cash upon completion of the Transaction.

Assuming Maximum Conversion:  This presentation assumes that all Ideation stockholders holding IPO Shares, except the Sponsor Entity and its affiliates (as defined in the share exchange agreement), would convert into cash the IPO Shares held by them upon completion of the Transaction. This presentation further assumes that the Sponsor Purchase Commitment Amount, pursuant to which The Frost Group, LLC, through itself, its affiliates, or others will purchase and/or enter into forward contracts to purchase shares of Ideation common stock in the open market or in privately negotiated transactions in an amount equal to the lesser of (i) an aggregate expenditure of $18.25 million and (ii) an amount that, when combined with certain purchases of Ideation common stock by Ideation, certain warrant purchases and proxies delivered by Ideation stockholders not electing their conversion rights would result in ID Cayman having at least $18.25 million in cash available to it immediately after the closing of the business combination and before payment of expenses, will be satisfied entirely through open market purchases before the special meeting.

We are providing this information to aid you in your analysis of the financial aspects of the Transaction. The unaudited pro forma condensed financial statements described above should be read in conjunction with the historical financial statements of SearchMedia and Ideation and the related notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma financial information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates indicated, or the future financial position or operating results of the combined entity.

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the Transaction, are factually supportable and, in the case of the pro forma income statements, have a recurring impact.

Ideation Acquisition Corp.

Unaudited Pro Forma Condensed Balance Sheet
As of June 30, 2009
(US dollars in thousands)

	Ideation	SearchMedia
	historical	historical	Zero Conversion Assumption			Maximum Conversion Assumption
	June 30,	March 31,	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	2009	2009	Adjustments	Note	Combined	Adjustments	Note	Combined

Assets
Current assets:
Cash and cash equivalents	96	6,588	78,815	(a )	65,551	(60,565)	(d1)	3,459
			(2,730)	(c2)		(1,527)	(d2)
			(12,200)	(f1)
			(5,000)	(i )
			(18)	(g2)
Accounts receivable, net		52,217			52,217			52,217
Amounts due from related parties		8,643			8,643			8,643
Prepaid expenses and other current assets	195	14,636	(2,066)	(f2)	12,765			12,765
Deferred tax assets		492			492			492
Total current assets	291	82,576			139,668			77,576
Other asset, cash and cash equivalents held in trust	78,815	—	(78,815)	(a )	—			—
Rental deposits		169			169			169
Property and equipment, net		6,921			6,921			6,921
Deposits for acquisitions		6,228			6,228			6,228
Intangible assets, net		4,487			4,487			4,487
Goodwill		26,143			26,143			26,143
Deferred tax assets	387	—			387			387
Total assets	79,493	126,524			184,003			121,911

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings		5,329	(3,500)	(g1)	1,829			1,829
Promissory notes		15,000	(5,000)	(i )	—			—
			(10,000)	(b1)
Accounts payable		13,415			13,415			13,415
Accrued expenses and other payable	1,537	15,466	(1,875)	(e1)	12,554			12,554
			(1,766)	(f2)
			(790)	(f2)
			(18)	(g2)
Acquisition consideration payable		15,156			15,156			15,156
Amounts due to related parties		737			737			737
Deferred revenue		1,519			1,519			1,519
Income taxes payable		11,683			11,683			11,683
Total current liabilities	1,537	78,305			56,893			56,893
								—
Long-term liability:								—
Deferred tax liabilities		1,111			1,111			1,111
Deferred underwriters’ fee	2,730		(2,730)	(c2)	—			—
Total liabilities	4,267	79,416			58,004			58,004

See Notes to Unaudited Pro Forma Adjustments

Ideation Acquisition Corp.

Unaudited Pro Forma Condensed Balance Sheet
As of June 30, 2009
(US dollars in thousands)

	Ideation	SearchMedia
	historical	historical	Zero Conversion Assumption			Maximum Conversion Assumption
	June 30,	March 31,	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	2009	2009	Adjustments	Note	Combined	Adjustments	Note	Combined

Redeemable common stock
Ideation — Common stock subject to possible redemption (2,999,999 shares at June 30, 2009 at redemption value of $7.88 per share)	23,640	—	(23,640)	(c1)	—			—
SearchMedia — Series B redeemable convertible preferred shares; US$0.0001 par value; 36,363,635 shares authorized, issued and outstanding as of March 31, 2009, respectively (Redemption value US$32,364)	—	26,398	(26,398)	(b1)	—			—
Series C redeemable convertible preferred shares; US$0.0001 par value; 40,000,000 shares authorized, 4,845,276 shares issued and outstanding as of March 31, 2009 (Redemption value US$13,975)	—	13,705	(13,705)	(b1)	—			—
Commitments and contingencies
Stockholders’ equity:
Ideation — Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding at June 30, 2009	—	—			—			—
Ideation — Common Stock, $0.0001 par value, 50,000,000 shares authorized, 12,500,000 shares issued and outstanding including 2,999,999 shares subject to possible redemption, at June 30, 2009	1	—	(1)	(b3)	—			—
SearchMedia — Series A convertible preferred shares; US$0.0001 par value; 20,000,000 shares authorized, 10,000,000 shares issued and outstanding as of March 31, 2009	—	722	(722)	(b1)	—			—
SearchMedia — Ordinary shares: US$0.0001 par value; 443,636,365 shares authorized, 32,119,500 shares issued and outstanding as of March 31, 2009	—	3	(3)	(b1)	—			—
ID Cayman ordinary shares			1	(b3)	2	(1)	(d1)	1
			1	(b1)
Additional paid-in capital	52,595	2,433	50,827	(b1)	122,150	(60,564)	(d1)	60,059
			(1,010)	(b2)		(1,527)	(d2)
			23,640	(c1)
			1,575	(e1)
			(12,200)	(f1)
			790	(f2)
			3,500	(g1)
Income accumulated during the development stage	(1,010)	—	1,010	(b2)	—			—
Accumulated other comprehensive income	—	2,134			2,134			2,134
Retained earnings	—	1,713			1,713			1,713
Total stockholders’ equity	51,586	7,005			125,999			63,907
Total liabilities and stockholders’ equity	79,493	126,524			184,003			121,911

See Notes to Unaudited Pro Forma Adjustments

Ideation Acquisition Corp.

Unaudited Pro Forma Condensed Statement of Income
For the Fiscal Year Ended December 31, 2008
(US dollars in thousands)

			Zero Conversion Assumption			Maximum Conversion Assumption
	Ideation	SearchMedia	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	historical	historical	Adjustments	Note	Combined	Adjustments	Note	Combined

Net revenues		88,637			88,637			88,637
Cost of revenues		(46,674)			(46,674)			(46,674)
Gross profit		41,963			41,963			41,963
Selling and distribution expenses		(7,397)			(7,397)			(7,397)
General and administrative expenses	(1,282)	(11,727)			(13,009)			(13,009)
Income (loss) from operations	(1,282)	22,839			21,557			21,557
Interest expense		(8,922)	8,887	(e2)	(35)			(35)
Interest income	1,616	131			1,747	(1,242)	(d3)	505
Decrease in fair value of note warrant liability		482	(482)	(e2)	—			—
Loss on extinguishment of the Notes		(3,218)	3,218	(e3)
Foreign currency exchange loss, net		(167)			(167)			(167)
Income before income taxes	334	11,145			23,102			21,860
Income tax expense	(99)	(6,802)			(6,901)			(6,901)
Net income	235	4,343			16,201			14,959
Net income per share — basic
Net income per share — diluted					0.79			1.16
					0.66			0.89
Weighted average share — basic					20,634,134			12,949,683
Weighted average share — diluted					24,481,969			16,797,518

See Notes to Unaudited Pro Forma Adjustments

Ideation Acquisition Corp.

Unaudited Pro Forma Condensed Statement of Income
For the Six Months Ended June 30, 2009
(US dollars in thousands)

	Ideation	SearchMedia
	Six Months	Six Months	Zero Conversion Assumption			Maximum Conversion Assumption
	Ended	Ended	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	June 30, 2009	March 31, 2009	Adjustments	Note	Combined	Adjustments	Note	Combined

Net revenues		52,153			52,153			52,153
Cost of revenues		(24,962)			(24,962)			(24,962)
Gross profit		27,191			27,191			27,191
Selling and distribution expenses		(3,299)			(3,299)			(3,299)
General and administrative expenses	(1,382)	(7,650)			(9,032)			(9,032)
Income (loss) from operations	(1,382)	16,242			14,860			14,860
Interest expense		(1,190)	1,055	(e2)	(135)			(135)
Interest income	30	—			30	(23)	(d3)	7
Decrease in fair value of note warrant liability		195	(195)	(e2)	—			—
Loss on extinguishment of the Notes
Foreign currency exchange loss, net
Income before income taxes	(1,352)	15,247			14,755			14,732
Income tax expense	(37)	(5,352)			(5,389)			(5,389)
Net income	(1,389)	9,895			9,366			9,343
Net income per share — basic
Net income per share — diluted					0.44			0.70
					0.37			0.54
Weighted average share — basic					21,078,213			13,393,762
Weighted average share — diluted					24,995,879			17,311,428

See Notes to Unaudited Pro Forma Adjustments

NOTES TO UNAUDITED PRO FORMA ADJUSTMENTS

(a)	To record release of funds held in trust by Ideation to operating cash account upon consummation of the Transaction.

(b)	(b1) To record the issuance of 8,578,213 common stock of ID Cayman in exchange of outstanding SearchMedia ordinary shares, preferred shares, and promissory notes; (b2) To eliminate the retained earnings of Ideation as SearchMedia will be the continuing entity for accounting purposes; (b3) To reclassify Ideation common stock to ID Cayman ordinary shares.

(c)	Assuming zero conversion: (c1) To reclassify amounts relating to common stock subject to conversion to permanent equity; (c2) To record payment of deferred underwriting fee upon consummation of the Transaction.

(d)	Assuming maximum conversion: (d1) To record payment to converting shareholders, based on common stock subject to conversion at US$7.8815 per share assuming impact of the Sponsor Purchase Commitment Amount is satisfied entirely through open market purchases before the special meeting. However, such commitment may, and will most likely, be satisfied subsequent to the closing of the business combination through warrant exercises or issuances of Ideation common stock; (d2) To record payment of accrued interest on cash held in trust to converting shareholders; (d3) To adjust for interest income that would not have been recognized in respect of cash payment to converting shareholders.

(e)	(e1) To reflect exchange of SearchMedia liability-classified warrants with ID Cayman warrants which by nature is equity-classified; (e2) To adjust for the interest expense and fair value change related to SearchMedia’s liability-classified warrants; (e3) To adjust for the loss on extinguishment of the SearchMedia convertible notes.

(f)	(f1) To record payment of the recapitalization transaction costs, up to US$12.2 million including accountant, attorney, consulting and advisory fees and expenses incurred with respect to the printing, filing and mailing of the proxy statement/prospectus (including any related preliminary materials) and the Form S-4 Registration Statement and any amendments or supplements thereto; (f2) To adjust for elimination of deferred cost and accrued expense of the transaction costs.

(g)	(g1) To record conversion of US$3.5 million promissory notes, issued to a third party investor, an existing Series A preferred shareholder and certain management personnel of SearchMedia in March 2009 as described in the “Contractual Obligation” section, into 444,079 ID Cayman ordinary shares upon the consummation of the Transaction; (g2) To record the cash payment of interest on the US$3.5 million promissory notes which is accrued from March 18 and March 19, 2009 (as applicable) to the closing date of the Transaction at the rate of 12% per annum.

(h)	Pro forma basic and diluted net income per share was calculated by dividing the pro forma net income by the weighted average number of shares outstanding as follows:

	Fiscal Year Ended		Six Months Ended
	December 31, 2008		June 30, 2009
	Assuming	Assuming	Assuming	Assuming
	Zero	Maximum	Zero	Maximum
	Conversion	Conversion	Conversion	Conversion

Shares issued in the Transaction	8,134,134	8,134,134	8,578,213	8,578,213
Ideation weighted average shares	12,500,000	4,815,549	12,500,000	4,815,549

Basic shares	20,634,134	12,949,683	21,078,213	13,393,762

SearchMedia’ options and restricted shares*	284,598	284,598	284,598	284,598
Warrants **	3,563,237	3,563,237	3,633,068	3,633,068

Diluted shares	24,481,969	16,797,518	24,995,879	17,311,428

*	The underwriters purchase option for Ideation’s common stock is anti-dilutive and is not included in the computation of pro forma diluted earnings per share. The phrase restricted share awards includes both restricted shares and restricted share units.

**	The warrants include incremental shares of 2,960,173 from potential exercise of ID Cayman warrants converted from Ideation warrants (12,400,000 warrants); incremental shares of 603,064 from potential exercise of ID Cayman warrants converted from SearchMedia warrants (1,489,331 warrants) upon the Transaction; and incremental shares of 30,892 from potential exercise of ID Cayman warrants converted from SearchMedia promissory notes warrant (442,000 warrants).

(i)	To reflect cash settlement of US$5 million of the Linden promissory notes. The pro forma adjustment has not reflected the payment of interest on the US$15 million Linden promissory notes which is accrued from September 17, 2008 to the closing date of the Transaction at the rate of 12% per annum.

(j)	As discussed in the introduction to the pro forma financial statements, no pro forma adjustment has been made for the effect, if any, relating to the potential issuance of Earn-out Shares to SearchMedia shareholders and warrantholders if certain performance targets are achieved. Also, no pro forma adjustment has been made for the effect, if any, relating to the alternative settlement method for the SearchMedia promissory notes if circumstances described in this document occur.

(k)	During the period from April 1, 2009 through September 8, 2009, SearchMedia granted 1,650,000 share options to certain management personnel to acquire ordinary shares of the SearchMedia. These options have an exercise price of US$0.5323 per share, a vesting period of three to four years and a contractual life of 10 years from the date of grant. The pro forma financial statements have not considered the effect of the issuance of such share option.

(l)	On September 22, 2009, SearchMedia’s board of directors and shareholders approved the repurchase of 3,000,000 ordinary shares, Series B preferred shares and Series C preferred shares on a pro rata basis from SearchMedia’s existing shareholders at a purchase price of US$0.0001 per share. The pro forma financial statements have not considered the effect of the repurchase of such shares.

COMPARATIVE PER SHARE DATA

The following table sets forth selected net income and book value per share information for Ideation and SearchMedia on a historical basis, and for ID Cayman on a pro forma basis per equivalent Ideation share and equivalent SearchMedia share. The pro forma information is set forth assuming both no additional conversion, or minimum conversion, of any of the shares of Ideation’s common stock and maximum conversion of the shares of Ideation’s common stock.

The following comparative per share data should be read in conjunction with each of the following, which are set forth elsewhere in this proxy statement/prospectus: (i) the selected financial data of Ideation and SearchMedia, (ii) the consolidated financial statements of Ideation and SearchMedia, including the notes thereto and (iii) the Unaudited Pro Forma Combined Financial Statements of ID Cayman.

The pro forma information below does not purport to represent the earnings per share which would have occurred had the companies been combined, nor earnings per share for any future date or period. The pro forma combined book value per share information below does not purport to represent what the value of the companies would have been had the companies been combined nor the value for any future date or period.

			ID Cayman	ID Cayman
			Pro Forma	Pro Forma
			Fiscal Year	Fiscal Year
	Historical		Ended	Ended
	Ideation	SearchMedia	December 31,	December 31,
	Fiscal Year	Fiscal Year	2008	2008
	Ended	Ended	Assuming	Assuming
	December 31,	December 31,	Maximum	Zero
	2008	2008	Conversion	Conversion
	(Amounts in thousands except for per share and share amounts)

Net income	$235	$4,343	$14,959	$16,201
Net income per common share — basic	$0.03	–	$1.16	$0.79
Weighted average number of shares used in the calculation of net income per share — basic	9,500,001	–	12,949,683	20,634,134

			ID Cayman	ID Cayman
			Pro Forma	Pro Forma
			Six Months	Six Months
	Historical		Ended	Ended
	Ideation	SearchMedia	June 30,	June 30,
	Six Months	Six Months	2009	2009
	Ended	Ended	Assuming	Assuming
	June 30,	March 31,	Maximum	Zero
	2009	2009	Conversion	Conversion
	(Amounts in thousands except for per share and share amounts)

Net income	$(1,389)	$9,895	$9,343	$9,366
Net income per common share — basic	$(0.15)	–	$0.70	$0.44
Weighted average number of shares used in the calculation of net income per share — basic	9,500,001	–	13,393,762	21,078,213

			ID Cayman	ID Cayman
			Pro Forma	Pro Forma
			as of	as of
	Historical		June 30,	June 30,
	Ideation	SearchMedia	2009	2009
	as of	as of	Assuming	Assuming
	June 30,	March 31,	Maximum	Zero
	2009	2009	Conversion	Conversion
	(Amounts in thousands except for per share and share amounts)

Total stockholders’ equity	$51,586	$7,005	$63,907	$125,999
Book value per share — basic	$5.43	–	$4.77	$5.98
Weighted average number of shares used in the calculation of book value per share — basic	9,500,001	–	13,393,762	21,078,213

PRICE RANGE OF SECURITIES AND DIVIDENDS

Ideation

Ideation’s common stock, warrants and units are listed on the NYSE Amex under the symbols IDI, IDI.W and IDI.U, respectively. The closing price for these securities on March 30, 2009, the last trading day before announcement of the entering into of the share exchange agreement, was $7.52, $0.10, and $7.54, respectively. The closing price for the securities on September 28, 2009, the most recent trading day before the date of this proxy statement/prospectus, was $7.85, $1.60 and $9.25, respectively.

Ideation units commenced public trading on November 20, 2007, and the common stock and warrants commenced public trading separately on December 26, 2007.

The table below sets forth, for the periods indicated, the high and low bid prices for the securities as reported on the NYSE Amex in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low

2007
November 20 through December 31, 2007	$8.01	$7.85	$7.20	$7.20	$0.70	$0.70
2008
First Quarter	$7.90	$7.30	$7.10	$7.10	$0.70	$0.35
Second Quarter	$7.85	$7.35	$7.11	$7.11	$0.40	$0.29
Third Quarter	$8.10	$7.25	$8.10	$7.15	$0.44	$0.25
Fourth Quarter	$7.20	$6.85	$7.20	$6.75	$0.71	$0.03
2009
First Quarter	$7.70	$7.17	$7.55	$7.18	$0.15	$0.03
Second Quarter	$8.72	$7.41	$7.86	$7.50	$0.69	$0.11
Third Quarter (through September 28, 2009)	$9.55	$8.15	$7.99	$7.69	$1.60	$0.48

After the redomestication and business combination, Ideation intends to reapply to the NYSE Amex in order for the ordinary shares, warrants and units of ID Cayman to maintain their listing on the NYSE Amex. It is unclear whether ID Cayman will meet the minimum number of holders requirement for continued listing on the NYSE Amex and as a result, NYSE Amex may delist ID Cayman’s securities from quotation on its exchange, which could limit investors’ ability to make transactions in ID Cayman’s securities.

Holders of Ideation.  As of October 2, 2009, the record date for the special meeting, there were, of record, twelve holders of common stock, twelve holders of warrants and one holder of units.

Dividends.  Ideation has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

SearchMedia

SearchMedia securities are not publicly traded. SearchMedia has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

THE IDEATION SPECIAL MEETING

Ideation is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting in connection with the proposed redomestication of Ideation to the Cayman Islands and the proposed business combination with SearchMedia. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place.  Ideation will hold the special meeting at 8:30 am, Eastern time, on October 27, 2009, at Akerman Senterfitt, One Southeast 3rd Avenue, Miami, Florida 33131, to vote on the proposals set forth below.

Purpose.  At the special meeting, holders of Ideation’s common stock will be asked to approve:

1. Charter Amendment Proposal — The common stockholders will be asked to approve an amendment to Section D of Article Sixth of Ideation’s Amended and Restated Certificate of Incorporation to provide conversion rights to holders of IPO Shares upon approval of the business combination, regardless of whether such holder votes for or against the business combination. If you vote “FOR” this proposal you will be voting to provide all stockholders holding IPO Shares who vote such shares either for or against the business combination the right to convert those shares into cash, if the business combination is approved, rather than limiting conversions only to those holders of IPO Shares voting against the business combination.

2. Redomestication Proposal — The common stockholders will be asked to approve the corporate redomestication of Ideation that would result in holders of Ideation securities holding securities in a Cayman Islands exempted company rather than a Delaware corporation. If you vote “FOR” the approval of this proposal, you will be voting as an Ideation stockholder to authorize the merger of Ideation with and into ID Arizona and you will be voting to authorize the Ideation board of directors to complete the conversion and continuation of ID Arizona into a Cayman Islands exempted company.

3. Business Combination Proposal — The common stockholders will be asked to approve the share exchange included in the share exchange agreement. If you vote “FOR” the approval of this proposal, you will be voting to authorize the ID Cayman board of directors to complete the share exchange, as the share exchange will not take effect unless and until Ideation’s corporate domicile becomes the Cayman Islands.

4. Share Increase Proposal — The common stockholders will be asked to approve the authorization in ID Cayman’s Memorandum of Association of 1,000,000,000 ordinary shares and 10,000,000 preferred shares, as compared to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock currently authorized in Ideation’s Amended and Restated Certificate of Incorporation, as agreed upon in the share exchange agreement.

5. Declassification Proposal — The common stockholders will be asked to approve in ID Cayman’s Memorandum of Association the elimination of the classified board currently authorized in Ideation’s Amended and Restated Certificate of Incorporation, as agreed upon in the share exchange agreement.

6. Amendment Proposal — The common stockholders will be asked to approve in ID Cayman’s Memorandum of Association a provision providing that the amendment of either of ID Cayman’s Memorandum of Association or Articles of Association will require a vote of two-thirds of its shareholders voting in person or by proxy at a meeting, as compared to the vote of a majority of the outstanding stock as set forth in Ideation’s Amended and Restated Certificate of Incorporation.

7. Shareholder Consent Proposal — The common stockholders will be asked to approve in ID Cayman’s Articles of Association a provision providing that the ID Cayman shareholders may pass resolutions without holding a meeting only if such resolutions are passed by a unanimous written resolution signed by all of the shareholders entitled to vote, as opposed to the provisions in Ideation’s

Amended and Restated Certificate of Incorporation that provide that stockholders may not take action without a meeting.

8. Corporate Existence Proposal— The common stockholders will be asked to approve a provision in ID Cayman’s Memorandum of Association providing for the perpetual existence of ID Cayman, as compared to a provision providing for the termination of Ideation’s existence on November 19, 2009 as set forth in the Amended and Restated Certification of Incorporation.

9. Share Incentive Plan Proposal — The common stockholders are asked to approve the Amended and Restated 2008 Share Incentive Plan.

10. Adjournment Proposal — The common stockholders may be asked to approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

Pursuant to the share exchange agreement, the business combination will not be consummated unless the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal and the Corporate Existence Proposal are each approved, and the redomestication will not be consummated unless the Business Combination Proposal is approved.

The Ideation board of directors has unanimously determined that the redomestication, the business combination, and the transactions relating thereto are fair to and in the best interests of Ideation and its stockholders, approved and declared each of them advisable, adopted resolutions approving the merger and setting forth the terms thereof, and recommends that Ideation stockholders vote “FOR” (a) the Charter Amendment Proposal, (b) the Redomestication Proposal, (c) the Business Combination Proposal, (d) the Share Increase Proposal, (e) the Declassification Proposal, (f) the Amendment Proposal, (g) the Shareholder Consent Proposal, (h) the Corporate Existence Proposal, (i) the Share Incentive Plan Proposal, and (j) the Adjournment Proposal. The board of directors has also determined that the fair market value of SearchMedia is at least 80% of Ideation’s net assets, which is necessary to satisfy the provisions of its Amended and Restated Certificate of Incorporation enabling it to consummate the business combination.

The special meeting has been called only to consider approval of the Charter Amendment Proposal, the Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal, the Share Incentive Plan Proposal and the Adjournment Proposal. Under Delaware law and Ideation’s bylaws, no other business may be transacted at the special meeting.

Record Date; Who Is Entitled to Vote.  The record date for the special meeting is October 2, 2009. Record holders of Ideation common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 12,500,000 outstanding shares of Ideation common stock. Each share of common stock is entitled to one vote per proposal at the special meeting. Ideation’s warrants do not have voting rights.

Ideation stockholders are being asked to approve actions that will be taken by ID Cayman, including the entry into of the business combination and related transactions, as Ideation’s Amended and Restated Certificate of Incorporation requires that the majority of the shares of common stock voted by the public stockholders (which is defined as the holders of common stock sold as part of the units in Ideation’s IPO or in the aftermarket) approve its business combination with SearchMedia and as the business combination will not take effect unless and until Ideation’s corporate domicile becomes the Cayman Islands.

Vote Required.  Approval of the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal and the Share Incentive Plan Proposal will require the affirmative vote of a majority in voting power of the outstanding shares of Ideation’s common stock.

Approval of the Business Combination Proposal requires (1) approval by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, (2) approval by a majority of the votes cast on the proposal, and (3) fewer than 30% of the stockholders owning IPO Shares both (a) voting against the business combination and (b) exercising their rights to convert their IPO Shares to cash.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of Ideation’s common stock, present in person or by a proxy at the special meeting and entitled to vote thereon.

Pursuant to the share exchange agreement, it is a condition to the obligation of the parties to consummate the business combination that each of the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal and the Corporate Existence Proposal be approved by Ideation stockholders. If the Business Combination Proposal is approved, but any of the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, or the Corporate Existence Proposal are not approved, Ideation will not complete the business combination with SearchMedia. Conversely, if each of the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, and the Corporate Existence Proposal is approved, but the Business Combination Proposal is not approved, Ideation will not complete the redomestication to the Cayman Islands.

Through September 28, 2009, Ideation’s officers and directors held in the aggregate 3,002,400 shares of Ideation common stock. These shares represent approximately 24.0% of Ideation’s issued and outstanding common stock. Of these, 2,315,500 shares were acquired before Ideation’s IPO and must be voted on the Business Combination Proposal in accordance with the majority of the IPO Shares. Ideation’s officers and directors intend to vote all other shares of Ideation common stock held by them in favor of the Business Combination Proposal. In addition, Ideation’s officers and directors intend to vote all shares held by them, including shares acquired before our IPO, in favor of all the other proposals set forth in this proxy statement/prospectus. If Ideation’s directors and executive officers or their affiliates purchase additional shares in advance of the special meeting, the decision to purchase such shares would be based on factors such as the likelihood of approval or disapproval of the proposals, the number of shares of common stock for which conversion may be requested and the financial resources available to such prospective purchasers. Any such shares acquired will be voted in favor of all the proposals set forth in this proxy statement/prospectus. None of Ideation’s executive officers or directors will elect conversion of their shares in connection with voting for the Business Combination Proposal.

Abstentions; Broker Non-Votes.  Abstaining from voting or not voting on a proposal (including broker non-votes which are described in the next paragraph), either in person or by proxy or voting instruction, will not have an effect on the vote relating to the Business Combination Proposal, since NYSE Amex rules provide that only votes cast at the meeting will count toward the vote on the Business Combination Proposal. In addition, an abstention will not count toward the 30% or fewer shares of common stock voting “against and converting” that would result in the business combination’s termination, and you would be unable to exercise any conversion rights upon approval of the business combination. Similarly, a broker non-vote will have no effect on the Adjournment Proposal vote. An abstention will have the effect of a vote against the Adjournment Proposal. With respect to the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal and the Share Incentive Plan Proposal, an abstention or a broker non-vote will have the same effect as a vote against the proposal.

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on the proposal. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The matters currently planned to be considered by the stockholders are not routine matters. As a result, brokers can only vote the Ideation common shares if they have instructions to do so.

Broker non-votes will not be counted in determining whether the Business Combination Proposal or the Adjournment Proposal to be considered at the meeting are approved, but will have the effect of a vote against the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal and the Share Incentive Plan Proposal.

Holders of IPO Shares who abstain from voting their IPO Shares on the business combination or do not provide their brokers with instructions to vote for or against the business combination will not be entitled to convert their IPO Shares to cash if the business combination is approved.

Voting Your Shares.  Each share of common stock that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

There are two ways for holders of record to have their shares represented and voted at the special meeting:

By signing and returning the enclosed proxy card.  If you duly sign and return a proxy card, your “proxy,” whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Ideation board of directors, which is “FOR” approval of each proposal.

You can attend the special meeting and vote in person.  We will give you a ballot when you arrive. However, if your shares are held in the “street name” of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Conversion Rights.  If the business combination is approved and completed, any stockholder holding IPO Shares who properly demands conversion of those shares will be entitled to convert those shares to cash, whether such stockholder voted for or against the Business Combination Proposal. Stockholders who properly demand conversion of their IPO Shares will receive $7.8815 per share, which represents the trust conversion value at June 30, 2009.

To properly demand conversion of your IPO Shares, you must:

(1) vote those shares, in person or by proxy, either “FOR” or “AGAINST” the business combination;

(2) affirmatively request conversion of those shares by marking the appropriate box on your proxy card, voting instruction form, or ballot; and

(3) deliver, or instruct your bank or broker to deliver, your IPO Shares to Ideation’s transfer agent before the special meeting.

Stockholders holding IPO Shares who abstain or do not vote their IPO Shares on the business combination will forfeit their right to convert those shares if the business combination is approved. Both of the Charter Amendment Proposal and the Redomestication Proposal must be approved in order to complete the business combination and, as such, the vote to approve the business combination will not occur unless both the Charter Amendment Proposal and the Redomestication Proposal are approved.

If the business combination is not approved and completed, then no conversion rights will be available at this time. Ideation’s Amended and Restated Certificate of Incorporation provides that if a business combination is not completed by November 19, 2009, Ideation will be liquidated. If Ideation liquidates on November 19, 2009, holders of IPO Shares will receive $7.8815 per share, which represents the trust liquidation value at June 30, 2009.

In connection with an election to convert your IPO Shares for cash, you must either physically deliver your stock certificates to Ideation’s transfer agent before the special meeting combination or deliver your shares of common stock to the transfer agent electronically using The Depository Trust Company’s DWAC

System. How you deliver your shares would likely be determined based on the manner in which you hold your shares.

Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, a holder could vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise such holder’s conversion rights. After the business combination was approved, the company would contact such stockholder to arrange for it to deliver its certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which it could monitor the price of the stock in the market. If the price rose above the conversion price, it could sell its shares in the open market before actually delivering its shares to the company for cancellation in consideration for the conversion price. Thus, the conversion right, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “put” right surviving past the consummation of the business combination until the converting holder delivered its certificate. The requirement for physical or electronic delivery before the special meeting ensures that a converting holder’s election to convert is irrevocable once the business combination is approved.

Before exercising conversion rights, Ideation stockholders should verify the market price of Ideation’s common stock, as they may receive higher proceeds from the sale of their shares in the public market than from exercising their conversion rights. The closing price of Ideation’s common stock on October 2, 2009 was $7.86 and the amount of cash held in the IPO trust account on June 30, 2009 was approximately $78,815,000. If a stockholder would have elected to exercise conversion rights on such date, he or she would have been entitled to receive approximately $7.8815 per share.

Conversion Procedures.  To properly demand conversion of your IPO Shares, you must:

(1) vote those shares, in person or by proxy, either “FOR” or “AGAINST” the business combination;

(2) affirmatively request conversion of those shares by marking the appropriate box on your proxy card, voting instruction form, or ballot; and

(3) deliver, or instruct your bank or broker to deliver, your IPO Shares to Ideation’s transfer agent before the special meeting.

Ideation stockholders who seek to exercise their conversion rights must vote for or against the Business Combination Proposal. Abstentions and broker non-votes do not satisfy this requirement. Stockholders seeking to exercise their conversion rights must also either check the box on the proxy card providing for the exercise of conversion rights or submit a request in writing to Continental Stock Transfer & Trust Company, Ideation’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Tel: (212) 845-3287
Fax: (212) 616-7616
Attention: Mr. Mark Zimkind

Additionally, stockholders demanding conversion must deliver their IPO Shares (either physically or electronically through Depository Trust Company) to Ideation’s transfer agent prior to the special meeting. It is Ideation’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Ideation does not have any control over this process and it may take longer than two weeks. Stockholders seeking to exercise their conversion rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. Stockholders who hold their IPO Shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. IPO Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into a pro rata portion of the trust account.

If a stockholder holding IPO Shares wishes to exercise its conversion rights but does not check the box on the proxy card providing for the exercise of conversion rights or does not send a written request to Ideation’s transfer agent to exercise its conversion rights, the stockholder may request Ideation to send the stockholder another proxy card on which the stockholder may indicate the stockholder’s intended vote.

The stockholder may make such request by contacting Morrow & Co., LLC, Ideation’s proxy solicitor, at:

Morrow & Co., LLC
470 West Avenue, Stamford, Connecticut 06902
Telephone: (800) 662-5200.

Any request for conversion, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination Proposal at the special meeting. Any corrected or changed proxy card must be received by Ideation’s proxy solicitor prior to the special meeting. Stockholders who have delivered their IPO Shares for conversion to Ideation’s transfer agent but decide prior to the special meeting not to exercise their conversion rights may request that Ideation’s transfer agent return the shares (physically or electronically). Stockholders may make such request by contacting Ideation’s transfer agent, Continental Stock Transfer & Trust, at the phone number or address set forth above.

If a stockholder exercise its conversion rights, the IPO Shares for which conversion is exercised will cease to be outstanding immediately prior to the business combination and will represent only the right to receive a pro rata share of the trust account. Accordingly, the stockholder will no longer own those IPO Shares.

Questions About Voting.  Ideation has retained Morrow & Co. to assist it in the solicitation of proxies. If you have any questions about how to vote or direct a vote in respect of your shares, you may call Morrow & Co. at (800) 662-5200. You may also want to consult your financial and other advisors about the vote.

Revoking Your Proxy and Changing Your Vote.  If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

•	if you have already sent in a proxy, sending another proxy card with a later date;

•	if you voted by telephone, calling the same number and following the instructions;

•	notifying Ideation in writing before the special meeting that you have revoked your proxy; or

•	attending the special meeting, revoking your proxy and voting in person.

If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

If you do not vote your shares of Ideation common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the Charter Amendment Proposal, the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal and the Share Incentive Plan Proposal, but will not have the same effect as a vote against the adoption of the Business Combination Proposal or the Adjournment Proposal. If you abstain from voting your IPO Shares on the business combination or do not provide your broker with instructions to vote your IPO Shares for or against the business combination, you will not be entitled to convert your IPO Shares into cash if the business combination is approved.

Solicitation Costs.  Ideation is soliciting proxies on behalf of the Ideation board of directors. Ideation will bear all costs and expenses associated with printing and mailing this proxy statement/prospectus, as well as all fees paid to the SEC. This solicitation is being made by mail, but also may be made in person or by telephone or other electronic means. Ideation and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, SearchMedia shareholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means on Ideation’s behalf. These persons will not receive any additional compensation for these solicitation activities.

Ideation has retained Morrow & Co. to assist it in soliciting proxies. If you have questions about how to vote or direct a vote in respect of your shares, you may call Morrow & Co. at (800) 662-5200. Ideation has agreed to pay Morrow & Co. a fee of $12,500, plus expenses, for its services in connection with the special meeting.

Ideation will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Ideation will reimburse them for their reasonable expenses.

Stock Ownership.  Information concerning the holdings of certain Ideation stockholders is set forth under “Beneficial Ownership of Securities.”

THE CHARTER AMENDMENT PROPOSAL

Ideation is asking you to approve an amendment to Section D of Article Sixth of Ideation’s Amended and Restated Certificate of Incorporation to provide conversion rights to holders of IPO Shares, upon approval of the business combination, regardless of whether such holder votes for or against the business combination. Under the current Section D of Article Sixth of Ideation’s Amended and Restated Certificate of Incorporation, only those holders of IPO Shares who vote against the business combination have the right to convert their IPO Shares into cash if the business combination is approved and completed. A form of the Certificate of Amendment is attached as Annex L to this proxy statement/prospectus.

Ideation has received an opinion from special Delaware counsel, Richards, Layton & Finger, P.A., concerning the validity of the charter amendment. Based upon the analysis set forth in their opinion and subject to the assumptions, qualifications, limitations and exceptions set forth in their opinion, Richards, Layton & Finger, P.A. concluded that the Certificate of Amendment, if duly adopted by the board of directors of Ideation (by vote of the majority of the directors present at a meeting at which a quorum is present or, alternatively, by unanimous written consent) and duly approved by the holders of a majority of the outstanding stock of Ideation entitled to vote thereon, all in accordance with Section 242(b) of the DGCL, would be valid and effective when filed with the Secretary of State in accordance with Sections 103 and 242 of the DGCL. A copy of Richards, Layton & Finger, P.A.’s opinion is included as Annex J to this proxy statement/prospectus, and stockholders are urged to review it in its entirety.

Reason for the Proposal.  Ideation believes that extending the right to elect conversion to those holders of IPO Shares who vote for the business combination will allow stockholders holding IPO Shares who vote those shares either for or against the business combination the opportunity to either (1) continue to hold their IPO Shares, which will convert into shares of ID Cayman upon completion of the redomestication and the business combination, or (2) elect to convert their IPO Shares into cash and receive $7.8815 per IPO Share, based on the trust conversion value at June 30, 2009, upon the closing of the business combination. Ideation believes approving the charter amendment will provide incentive to holders of IPO Shares to vote in favor of the business combination, since a business combination must be approved in order for a conversion to occur before the liquidation of the company. As such, Ideation believes holders of IPO Shares who want to convert their shares will vote to approve both the charter amendment and the business combination in order to obtain the conversion value of their IPO Shares in connection with the closing of the business combination, rather than having to wait for the liquidation of the company.

Effect of the Proposal.  If the Charter Amendment Proposal is approved, and the business combination is approved and completed, any stockholder holding IPO Shares may convert those shares into cash only if such holder voted those shares for or against the Business Combination Proposal and in connection with voting such shares affirmatively elected the conversion of such shares. It is important to note that the charter amendment, if approved, would not change the voting standard for a business combination under Ideation’s Certificate of Incorporation, in that the business combination will not be approved if 30% or more of the holders of IPO Shares both vote against the transaction and elect to convert their IPO Shares.

The actual per-share conversion price will equal the amount in Ideation’s trust account, inclusive of any interest not otherwise payable to Ideation, as of two business days before the consummation of the business combination, less taxes payable, divided by the number of shares of common stock issued in Ideation’s IPO, which, as of June 30, 2009, would be $7.8815 per share.

If the Charter Amendment Proposal is approved, and the business combination is completed, to the extent holders of IPO Shares convert those shares to cash, there will be a corresponding reduction in the amount of funds available in the trust account of the combined company following the business combination, which will likely result in the working capital of the combined company being substantially less than what would have been the case had conversion rights remained limited to those holders of IPO Shares who voted against the business combination. In addition, as a result of the conversions, the combined company may have very few public stockholders, which could result in a significant impairment in a stockholder’s ability to buy and sell shares in the open market. In addition, failure to meet the minimum number of holders requirement for continued listing could result in the NYSE Amex delisting the combined company’s securities from quotation on its exchange, which could further adversely impact a stockholder’s ability to buy and sell shares.

Approval of the Charter Amendment Proposal requires the affirmative vote of holders of a majority of Ideation’s outstanding shares of common stock on the record date for the special meeting. Abstentions and broker non-votes will have the effect of a vote against the proposal. Holders of IPO Shares who abstain from voting their IPO Shares on the business combination or do not provide their brokers with instructions to vote for or against the business combination will not be entitled to convert their IPO Shares into cash if the business combination is approved.

Conclusion of Ideation’s Board of Directors.  After careful consideration of all relevant factors, the Ideation board of directors determined that the Charter Amendment Proposal is advisable and in the best interests of Ideation and its stockholders. The board of directors has approved and declared the Charter Amendment Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE REDOMESTICATION PROPOSAL

General

In connection with the business combination, Ideation will redomesticate to the Cayman Islands, change its name and corporate documents, and reconstitute its board of directors. Redomestication to the Cayman Islands is an obligation under the share exchange agreement and a condition to consummation of the business combination.

As substantially all of the business operations of SearchMedia are conducted outside the United States, Ideation management and SearchMedia determined to complete the redomestication as part of the business combination and the requirement that the redomestication be completed is a condition to closing of the business combination. Based on currently available information, ID Cayman expects that it will become a foreign private issuer upon the consummation of the business combination, which would reduce the reporting requirements under the Exchange Act, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer, ID Cayman will be exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer, ID Cayman will file an annual report on Form 20-F within six months of the close of fiscal years 2009 and 2010, and within four months of each fiscal year beginning with fiscal year 2011, and reports on Form 6-K relating to certain material events promptly after ID Cayman publicly announces these events. However, because of the foregoing filing exemptions, ID Cayman’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Ideation.

As a result of the redomestication, Ideation’s corporate name will become “SearchMedia Holdings Limited.” As all legal rights, benefits, duties and obligations enjoyed, owned or owed by Ideation will, by means of the merger and conversion statutes in effect in Delaware, Arizona, and the Cayman Islands, be enjoyed, owned or owed, as the case may be, by ID Cayman following the redomestication, except that such rights, duties or obligations will be governed by the law of the Cayman Islands as opposed to Delaware, depending upon the issue under consideration. As a result, all of the restrictions applicable to Ideation’s initial securityholders will continue to apply until the consummation of the business combination, which will take place immediately following the consummation of the redomestication, and certain of which will continue to apply following such consummation. Similarly, ID Cayman will assume all agreements to which Ideation is currently a party, including the warrants originally issued by Ideation.

The full text of the Memorandum and Articles of Association of ID Cayman are attached to this proxy statement/prospectus as Annex B. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to this annex. We encourage you to read the Memorandum and Articles of Association in their entirety.

Adoption of the Redomestication Proposal

The Ideation board of directors has unanimously approved the Redomestication Proposal and recommends that Ideation stockholders approve it.

The affirmative vote of holders of a majority of Ideation’s outstanding shares of common stock is required for approval of the Redomestication Proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The redomestication will not be consummated if the business combination is not approved. The business combination will not be consummated if the Redomestication Proposal is not approved. As all of Ideation stockholders are voting upon the redomestication in connection with their vote upon the business combination, and such transactions are cross-conditioned, Ideation believes that the consummation of the redomestication immediately prior to the business combination does not violate Article Sixth of its Amended and Restated Certificate of Incorporation, which prohibits Ideation from amending its Certificate of Incorporation prior to consummation of a business combination.

The Ideation board of directors unanimously recommends a vote “FOR” the approval of the redomestication.

The Redomestication

The redomestication involves two steps.

First, Ideation will effect a merger pursuant to which it will merge with and into a wholly owned subsidiary incorporated in Arizona, ID Arizona. ID Arizona will survive the merger and will succeed to Ideation’s assets and liabilities. This merger will be effected pursuant to Section 253 of the Delaware General Corporation Law and 10-1107 of the Arizona Revised Statutes. After the merger, Ideation will no longer exist.

Second, after the merger described above, ID Arizona will become a Cayman Islands exempted company, ID Cayman, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. This procedure allows ID Arizona to become a Cayman Islands exempted company while continuing its existence uninterrupted and without the need for a merger.

The redomestication will change Ideation’s domicile from Delaware to the Cayman Islands. Also, as a result of the redomestication:

•	Holders of Ideation units will be issued one ID Arizona unit for each Ideation unit held at the time of the Arizona merger, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman unit for each ID Arizona unit held at the time of the conversion.

•	Holders of Ideation common stock will be issued one share of ID Arizona common stock for each share of Ideation common stock held at the time of the Arizona merger, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman ordinary share for each share of ID Arizona common stock held at the time of the conversion.

•	Holders of Ideation warrants will be issued one ID Arizona warrant for each Ideation warrant held at the time of the Arizona merger, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman warrant for each ID Arizona warrant held at the time of the conversion.

•	Holders of the Ideation option to purchase 500,000 units, consisting of 500,000 shares of common stock and 500,000 warrants, will be issued one ID Arizona option to purchase 500,000 units, consisting of 500,000 shares of common stock and 500,000 warrants, which, upon the conversion and continuation of ID Arizona to the Cayman Islands, will result in such holders holding one ID Cayman option to purchase 500,000 units, consisting of 500,000 ordinary shares and 500,000 warrants of ID Cayman.

Upon the issuance of a certificate of registration by way of continuance by the Cayman Islands Registrar of Companies, the conversion of the Arizona corporation into and its continuance as a Cayman Islands exempted company will become effective. At the effective time of the continuance, ID Cayman will be governed by its Memorandum and the Articles of Association, the equivalent of a Certificate of Incorporation and bylaws of a United States company, written in compliance with Cayman Islands law. Forms of ID Cayman’s Memorandum and Articles of Association are attached to this proxy statement/prospectus as Annex B.

If the Redomestication Proposal and the Business Combination Proposal are both approved, the merger of Ideation into the Arizona corporation will become effective upon the later of the time of filing a certificate of merger with the Delaware Secretary of State and the filing of articles of merger with the Arizona Corporation Commission unless a later effective time is specified in the filings with those states. The conversion of the Arizona corporation into and its continuance as a Cayman Islands exempted company will become effective upon the issuance of a certificate of registration by way of continuance by the Cayman Islands Registrar of Companies.

Ideation’s units, common stock and warrants trade on the NYSE Amex, formerly known as the American Stock Exchange, under the symbols “IDI.U”, “IDI” and “IDI.WS”, respectively. Ideation intends to reapply to NYSE Amex in order for the ordinary shares, warrants and units of ID Cayman to maintain their listing on the NYSE Amex following the redomestication. It is unclear whether ID Cayman will meet the minimum number of holders requirement for continued listing on the NYSE Amex and as a result, the NYSE Amex may delist ID Cayman’s securities from quotation on its exchange, which could limit investors’ ability to make transactions in ID Cayman’s securities.

Your percentage ownership of Ideation/ID Cayman will not be affected by the redomestication. As part of the business combination, however, a substantial number of additional ID Cayman shares and warrants will be issued as consideration for SearchMedia. As part of the redomestication, ID Cayman will assume Ideation’s outstanding warrants on their current terms, and will otherwise assume all outstanding obligations of Ideation and succeed to those benefits enjoyed by Ideation. The business of Ideation, upon the redomestication and completion of the business combination, will become that of SearchMedia.

It will not be necessary to replace current Ideation certificates after the redomestication. DO NOT DESTROY YOUR CURRENT CERTIFICATES IN THE IDEATION NAME. Issued and outstanding Ideation certificates will represent rights in ID Cayman. Stockholders may, at their option, submit their stock certificates to Ideation’s transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004, (telephone: 212-509-4000), for new share certificates and entry into the register of members of ID Cayman, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact Ideation’s transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse Ideation for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of ID Cayman

Upon the consummation of the business combination, the initial ID Cayman board of directors will consist of eight directors, four of which the SearchMedia shareholders’ representatives will designate and four of which the Ideation representative will designate. Of the four directors designated by each of SearchMedia and Ideation (i) at least two directors designated by the Ideation representative and three directors designated by the SearchMedia shareholders’ representatives shall be “independent directors” as defined in the rules and regulations of the NYSE Amex and (ii) at least one of the Ideation directors and three of the SearchMedia directors shall be non-U.S. citizens. Upon the consummation of the business combination, ID Cayman’s directors are expected to be Ms. Qinying Liu, Mr. Earl Yen, Mr. Jianzhong Qu, Mr. Larry Lu, Mr. Robert Fried, Mr. Steven D. Rubin, Mr. Glenn Halpryn, and Mr. Chi-Chuan Chen. Messrs. Yen, Qu, Lu, Halpryn, and Chen are expected to be independent directors.

After the consummation of the business combination, the executive officers of ID Cayman will be:

Garbo Lee, President;
Jennifer Huang, Chief Operating Officer; and
Andrew Gormley, Executive Vice President

See the section titled “Directors and Executive Officers” for biographical information about ID Cayman’s directors and executive officers after the consummation of the business combination.

Differences of Stockholder Rights

At the effective time of the continuance, the Memorandum and Articles of Association of ID Cayman will become the governing documents of the continued corporation. Your rights as an Ideation stockholder are governed by Delaware law and Ideation’s Amended and Restated Certificate of Incorporation and bylaws until the completion of the redomestication. After the redomestication, you will become a shareholder of ID Cayman and your rights will be governed by Cayman Islands law and ID Cayman’s Memorandum and Articles of Association.

The principal attributes of Ideation common stock and ID Cayman’s ordinary shares will be similar. However, there are differences between your rights under Delaware law and Cayman Islands law, which is modeled on the laws of England and Wales. In addition, there are differences between Ideation’s Amended and Restated Certificate of Incorporation and bylaws and ID Cayman’s Memorandum and Articles of Association. The following discussion is a summary of material changes in your rights resulting from the redomestication, but does not cover all of the differences between Cayman Islands law and Delaware law affecting corporations and their shareholders or all the differences between Ideation’s Amended and Restated Certificate of Incorporation and bylaws and ID Cayman’s Memorandum and Articles of Association. ID Cayman believes this summary is accurate. You are encouraged to read the complete text of the relevant provisions of the Companies Law, the Delaware General Corporation Law, Ideation’s Amended and Restated Certificate of Incorporation and bylaws and ID Cayman’s Memorandum and Articles of Association. Forms of ID Cayman’s Memorandum and Articles of Association are attached to this proxy statement/prospectus as Annex B.

Shareholder Approval of Future Business Combinations

Ideation

Under the Delaware General Corporation Law, a merger or consolidation involving the corporation, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares outstanding and entitled to vote on the matter, unless the charter provides otherwise. In addition, mergers in which an acquiring corporation owns 90% or more of the outstanding shares of each class of stock of a corporation may be completed without the vote of the acquired corporation’s stockholders.

Unless the Certificate of Incorporation of the surviving corporation provides otherwise, Delaware law does not require a stockholder vote of the surviving corporation in a merger if: (i) the share exchange agreement does not amend the existing Certificate of Incorporation, (ii) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger, and (iii) either (x) no shares of common stock of the surviving corporation (and no shares, securities or obligations convertible into such stock) are to be issued in the merger or (y) the shares of common stock of the surviving corporation to be issued or delivered in the merger (upon conversion of any other shares, securities or obligations to be issued or delivered in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

The Amended and Restated Certificate of Incorporation of Ideation currently requires Ideation to submit any “business combination” to the holders of common stock for approval and, in the event a majority of the votes of the outstanding shares of common stock cast at the meeting to approve the business combination are voted for the approval of the business combination, Ideation shall be authorized to consummate any business combination (subject to any additional vote required by law); provided that Ideation shall not consummate any business combination if the holders of 30% or more of the IPO Shares both vote against the business combination and exercise their right to convert their shares in connection with the business combination. The term “business combination” means the acquisition by Ideation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business.

ID Cayman

The Companies (Amendment) Law, 2009, in force from May 11, 2009, introduces a new regime that allows for the merger and consolidation of companies under Cayman Islands Law without court approval. In addition, the Companies Law also provides for a procedure known as a “scheme of arrangement” and such arrangement may be proposed for the purpose of or in connection with a scheme for the amalgamation of any two or more companies. A scheme of arrangement requires the sanction of the Cayman Islands court and approval by holders of affected shares representing seventy-five percent (75%) in value of the shareholders (or class of shareholders) present and voting in person or by proxy at the meeting held to consider the arrangement. If a scheme of arrangement receives all of the necessary consents, all affected shareholders could be compelled to sell their shares under the terms of the scheme of arrangement sanctioned by the Cayman Islands court.

In addition, Cayman companies may be acquired by other corporations by the direct acquisition of the share capital of the Cayman company. The Companies Law provides that, when an offer is made for shares or any class of shares of a Cayman Islands company and, within four months of the offer, the holders of not less than 90% of those shares approve, the offeror may, at any time within two months after expiration of that four-month period, give notice to the remaining shareholders that it desires to acquire such shares. Unless a Cayman Islands court orders otherwise following application by a shareholder within one month from the date of such notice, the offeror shall be entitled and bound to acquire those shares. A Cayman Islands exempted company could acquire a Delaware or other U.S. company through the use of a subsidiary.

Special Vote Required for Combinations with Interested Shareholders

Ideation

Section 203 of the Delaware General Corporation Law provides a corporation subject to that statute may not engage in a business combination with an interested shareholder for a period of three years after the time that such person became an interested shareholder.

The prohibition on business combinations with interested shareholders does not apply in some cases, including if:

•	the board of directors of the corporation, prior to the time that such person became an interested shareholder, approved either the business combination or the transaction in which the shareholder becomes an interested shareholder;

•	the transaction which made the person an interested shareholder resulted in the interested shareholder owning at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder approved and authorized at an annual or special meeting of stockholders, and not by written consent, the business combination on or after the time of the transaction in which the person became an interested shareholder.

The Delaware General Corporation Law generally defines an interested shareholder to include any person who (a) owns 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, and the affiliates and associates of such person.

The restrictions on business combinations contained in Section 203 will not apply if, among other reasons, the corporation elects in its original Certificate of Incorporation not to be governed by that section or if the corporation, by action of its stockholders, adopts an amendment to its Certificate of Incorporation or bylaws expressly electing not to be governed by Section 203 (and any such amendment so adopted shall be effective immediately in the case of a corporation that both has never had a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders).

ID Cayman

There is no provision in the Companies Law equivalent to Section 203 of the Delaware General Corporation Law.

Appraisal Rights and Compulsory Acquisition

Ideation

Under the Delaware General Corporation Law, a shareholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things:

•	the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 shareholders; or

•	the corporation will be the surviving corporation of the merger, and no vote of its shareholders is required to approve the merger.

Notwithstanding the above, a shareholder is entitled to appraisal rights in the case of a merger or consolidation effected under certain provisions of the Delaware General Corporation Law if the shareholder is required to accept in exchange for the shares anything other than:

•	shares of stock of the corporation surviving or resulting from the merger or consolidation; or

•	shares of stock of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders.

The Ideation securities are currently listed on the NYSE Amex. After the redomestication and business combination, Ideation intends to reapply to NYSE Amex in order for the ordinary shares, warrants and units of ID Cayman to maintain their listing on the NYSE Amex. It is unclear whether ID Cayman will meet the minimum number of holders requirement for continued listing on the NYSE Amex and as a result, NYSE Amex may delist our securities from quotation on its exchange, which could limit investors’ ability to make transactions in our securities.

ID Cayman

The Companies Law does not specifically provide for appraisal rights. However, in connection with the compulsory transfer of shares to a 90% shareholder of a Cayman corporation as described under “— Shareholder Approval of Future Business Combinations,” a minority shareholder may apply to the court within one month of receiving notice of the compulsory transfer objecting to that transfer. In these circumstances, the burden is on the minority shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The court is unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Shareholder Consent to Action Without a Meeting

Ideation

Under the Delaware General Corporation Law, unless otherwise provided in the Certificate of Incorporation, any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting without prior notice and without a vote if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the shareholders at which all shares entitled to vote thereon were present and voted, and is duly delivered to the corporation. Ideation’s Amended and Restated Certificate of Incorporation does not restrict its shareholders from taking action by written consent.

ID Cayman

Article 62 of ID Cayman’s Articles of Association provide that the shareholders of the company may pass resolutions without holding a meeting if such resolutions of the shareholders are passed by a unanimous written resolution signed by all of the shareholders entitled to vote.

Special Meetings of Shareholders

Ideation

Under the Delaware General Corporation Law, a special meeting of shareholders may be called by the board of directors or by persons authorized in the Certificate of Incorporation or the bylaws. Ideation’s Amended and Restated Certificate of Incorporation provides that a special meeting of shareholders may be called only by a majority of the board of directors of Ideation.

ID Cayman

Under ID Cayman’s memorandum and articles, an extraordinary general meeting of ID Cayman may be called only by the directors or by shareholders holding not less than one-third of the issued shares of ID Cayman (but only if the directors fail to convene such a meeting if requisitioned by such shareholders in accordance with the memorandum and articles of association).

Distributions and Dividends; Repurchases and Redemptions

Ideation

Under the Delaware General Corporation Law, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the capital of the corporation is less than the aggregate amount of the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in the Delaware General Corporation Law as the excess of the “net assets” over the amount determined by the board of directors to be capital. “Net assets” means the amount by which the total assets of the corporation exceed the total liabilities. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital its own shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.

ID Cayman

Under the Companies Law, the board of directors of ID Cayman may pay dividends to the ordinary shareholders out of ID Cayman’s:

•	profits; or

•	“share premium account,” which represents the excess of the price paid to ID Cayman on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividends may be paid from the share premium account if, after payment, ID Cayman would not be able to pay its debts as they come due in the ordinary course of business.

Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

Vacancies on Board of Directors

Ideation

Under the Delaware General Corporation Law, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director unless otherwise provided in the Certificate of Incorporation or bylaws. Ideation’s Amended and Restated Certificate of Incorporation provides that, subject to any rights of holders of any series of preferred stock then outstanding to elect additional directors, a vacancy or a newly created directorship may be filled only by the board of directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

ID Cayman

ID Cayman’s articles provide that a vacancy or a newly created directorship may be filled by a majority vote of the shareholders entitled to vote at a general meeting, or by a majority vote of the remaining directors.

Removal of Directors; Staggered Term of Directors

Ideation

Under the Delaware General Corporation Law, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Ideation’s Amended and Restated Certificate of Incorporation and Bylaws currently provide that the board of directors consists of three classes of directors, with each class of directors elected for three-year terms and one class coming up for election by the shareholders each year. Under the Delaware General Corporation Law, because Ideation has a classified board and its Amended and Restated Certificate of Incorporation does not provide otherwise, directors of Ideation may be removed by the holders of a majority of the shares entitled to vote on the election of directors and only for cause.

ID Cayman

ID Cayman’s articles do not provide for a classified board. Further, ID Cayman’s articles provide that directors may be removed at any time by a special resolution of at least two-thirds of the outstanding shareholders.

Inspection of Books and Records

Ideation

Under the Delaware General Corporation Law, any shareholder may, upon written demand, inspect the corporation’s books and records for a proper purpose.

ID Cayman

Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges). The board of directors of ID Cayman may establish procedures or conditions regarding these inspection rights for the following purposes:

•	protecting the interests of ID Cayman;

•	protecting the confidentiality of the information contained in those books and records; or

•	protecting any other interest of ID Cayman that the board of directors deems proper.

Amendment of Governing Documents

Ideation

Under the Delaware General Corporation Law, a Certificate of Incorporation may be amended if:

•	the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders or calls a special meeting of shareholders entitled to vote in respect thereof; and

•	the holders of at least a majority of shares of stock entitled to vote on the matter, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approve the amendment, unless the Certificate of Incorporation requires the vote of a greater number of shares.

In addition, under the Delaware General Corporation Law, the holders of the outstanding shares of a class are entitled to vote as a class on an amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. Class voting rights do not exist as to other extraordinary matters, unless the Certificate of Incorporation provides otherwise. Except with respect to the approval of a “business combination,” Ideation’s Amended and Restated Certificate of Incorporation does not provide otherwise. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized by the Certificate of Incorporation. The shareholders of a Delaware corporation (who are entitled to vote) also have the power to amend bylaws. Ideation’s Amended and Restated Certificate of Incorporation authorizes the board of directors (by the vote of a majority of the total number of authorized directors) to alter, amend or repeal its bylaws and also provides that the shareholders of Ideation may alter, amend or repeal its bylaws by the affirmative vote of a majority of the outstanding voting stock of Ideation entitled to vote generally in the election of directors, voting together as a single class.

ID Cayman

Article 153 of ID Cayman’s articles of association state that, subject to the Companies Law and to ID Cayman’s articles, ID Cayman’s memorandum and articles may only be amended by a special resolution of at least two-thirds of the outstanding shareholders. ID Cayman’s board of directors may not effect amendments to ID Cayman’s articles on its own.

Indemnification of Directors and Officers

Ideation

Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought by or on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

•	by a majority of the disinterested directors, even though less than a quorum;

•	by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

•	by independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct; or

•	by a majority vote of the shareholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers. With respect to officers and directors, the advancement of expenses is contingent upon those individuals undertaking to repay any advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Ideation’s certificate makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Ideation to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ID Cayman

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, the provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his or her own fraud, willful neglect or willful default.

Article 149 of ID Cayman’s articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of ID Cayman to the fullest extent allowed by law.

Limited Liability of Directors

Ideation

Delaware law permits corporations to adopt a provision limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for:

•	breaching the duty of loyalty to the corporation or its shareholders;

•	failing to act in good faith;

•	engaging in intentional misconduct or a known violation of law;

•	obtaining an improper personal benefit from the corporation; or

•	paying a dividend or effecting a stock repurchase or redemption that was illegal under applicable law.

Ideation’s certificate eliminates the monetary liability of a director to the fullest extent permitted by Delaware law.

ID Cayman

The Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability; however, Cayman law will not allow the limitation of a director’s liability for his or her own fraud, willful neglect or willful default. ID Cayman’s articles closely follow current provisions of Delaware law and provide that the directors shall have no personal liability to ID Cayman or its shareholders for monetary damages for breach of fiduciary duty as a director, except in the same circumstances as described for Delaware corporations.

Shareholders’ Suits

Ideation

Delaware law requires that the shareholder bringing a derivative suit must have been a shareholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a shareholder.

ID Cayman

The Cayman Islands courts have recognized derivative suits by shareholders; however, the consideration of those suits has been limited. In this regard, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a minority shareholder to commence an action against or a derivative action in the name of the company only:

•	where the act complained of is alleged to be beyond the corporate power of the company or illegal;

•	where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the company;

•	where the act requires approval by a greater percentage of the company’s shareholders than actually approved it; or

•	where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the company’s memorandum of association.

Advance Notification Requirements for Proposals of Shareholders

Ideation

Ideation’s bylaws require shareholders wishing to nominate directors or propose business for a shareholders’ meeting to give advance notice to the company. To be timely, a stockholders notice must be received not less than 120 calendar days in advance of the date in the current fiscal year that corresponds to the date in the preceding fiscal year on which Ideation’s notice of meeting and proxy statement were released to stockholders in connection with the previous year’s annual meeting. The notice must also include specified information with respect to the stockholder proposing the business or making the nomination as well as specified information regarding the business proposal or the proposed nominee.

ID Cayman

ID Cayman’s articles provide that the nature of any special resolution (requiring the vote of at least two-thirds of the outstanding shareholders) to be proposed at any general meeting of shareholders be set out in the notice convening the general meeting.

The articles of association of ID Cayman provide that at least five calendar days’ notice must be given for any general meeting. The notice must specify the place, the day and the hour of the meeting and the general nature of the business, provided that a general meeting of ID Cayman shall, whether or not the notice has been given and whether or not the provisions of the articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

•	in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

•	in the case of an extraordinary general meeting by Members (or their proxies) having a right to attend and vote at the meeting and holding not less than seventy-five per cent (75%) in par value of the shares giving that right.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

The shareholders of ID Cayman would therefore be able to nominate directors and propose business for a meeting without any period of advance notice:

•	at an annual general meeting of the company if all the shareholders of the company (or their proxies) entitled to attend and vote were present at the meeting and agreed to the nomination and/or the business proposal; and

•	at an extraordinary general meeting of the company if 75% of the shareholders of the company (or their proxies) entitled to attend and vote, were present at the meeting and agreed to the nomination and/or the business proposal.

ID Cayman does not have the ability to exclude any matters from the notice convening the meeting under Cayman Islands law.

Cumulative Voting

Ideation

Under Delaware law, a corporation’s certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each shareholder is entitled to cumulate the shareholder’s votes. Ideation’s Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.

ID Cayman

ID Cayman’s articles provide that each shareholder is entitled to one vote for each share.

Defenses Against Hostile Takeovers

ID Cayman’s articles provide that directors can be removed from office by a special resolution, which is a resolution that has been passed by a majority of not less than two-thirds of the shareholders, being entitled to do so, voting in person or by proxy at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. Vacancies on the board of directors may be filled by a majority of the remaining directors. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

The articles provide that the board of directors will consist of at least three and no more than ten directors, the exact number to be set from time to time by a majority of the board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

The ID Cayman board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to, from time to time, issue any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. The ID Cayman board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares. No preference shares have been established as of the date of this proxy statement/prospectus.

As a Cayman incorporated company, ID Cayman is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders.

Rights of Minority Stockholders

Under Cayman law, an acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

•	By a procedure under the Companies Law known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands exempted company, the consent of the court and approval of the arrangement by holders of affected shares (1) representing a majority in number of the shareholders present at the meeting (or meetings) held to consider the arrangement and (2) holding at least 75% of all the issued shares of each class of affected shareholders other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents, all holders of affected shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

•	By acquiring, pursuant to a tender offer, 90% of the shares not already owned by the acquiring party. If an acquiring party has, within four months after the making of an offer for all the shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince the court to order otherwise.

Transfer of ID Cayman’s Securities Upon Death of Holder

Under ID Cayman’s articles, the legal representative of a deceased sole holder of a share shall be the only person recognized by the company as having title to the share. In the case of a share registered in the name of two or more holders, the survivor or the survivors, or the legal personal representative of the deceased holder, shall be the only person(s) recognized by the company as having any title to the share.

THE BUSINESS COMBINATION PROPOSAL

Ideation was incorporated on June 1, 2007 in order to serve as a vehicle for the acquisition of any operating business through a merger, capital stock exchange, asset or stock acquisition or other similar business combination.

General Description of the Business Combination

The share exchange agreement is incorporated by reference into this proxy statement/prospectus. All references to the share exchange agreement in this proxy statement/prospectus shall be to the share exchange agreement as amended.

As part of the series of transactions contemplated by the share exchange agreement, Ideation established ID Arizona, a wholly owned Arizona subsidiary, and will effect a merger, pursuant to which it will merge with and into ID Arizona, with ID Arizona remaining as the surviving corporation. After the merger, ID Arizona will become a Cayman Islands exempted company pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization will change Ideation’s place of incorporation from Delaware to the Cayman Islands. We refer to Ideation after this redomestication to the Cayman Islands as ID Cayman.

After completing the redomestication, ID Cayman will complete the business combination with the SM Cayman shareholders, in which:

•	After giving effect to conversion of the preferred shares of SM Cayman, at closing, ID Cayman will acquire 98,652,365 ordinary shares of SM Cayman, representing 100% of SM Cayman shares in issue.

•	SM Cayman shareholders will receive 6,662,727 ordinary shares of ID Cayman.

•	SM Cayman warrantholders will receive warrants to purchase 1,519,186 ordinary shares of ID Cayman.

•	SM Cayman option holders will receive options to purchase 566,939 ordinary shares of ID Cayman.

•	SM Cayman holders of restricted share awards will receive 261,179 restricted share awards of ID Cayman.

•	Certain holders of SM Cayman promissory notes will receive 1,712,874 ordinary shares of ID Cayman and warrants to purchase 428,219 ordinary shares of ID Cayman.

Based on the trading price of Ideation common stock at September 28, 2009, and using the treasury method to account for the warrants, options, and restricted share awards to be issued, the aggregate value of the securities to be issued as consideration at the closing of the business combination (inclusive of the maximum number of earn-out shares to be issued) is $156.7 million. Upon the closing of the business combination, SM Cayman will be the wholly owned subsidiary of ID Cayman.

Upon the closing of the business combination, under the treasury method and using the trust liquidation value per share of $7.8815, assuming no stockholder owning IPO Shares elects to convert those shares for cash, the current shareholders of SM Cayman are expected to own an aggregate of 39.1% of the basic and 37.5% of the fully diluted issued and outstanding shares of ID Cayman, assuming no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, the current shareholders of SM Cayman are expected to own an aggregate of 59.0% of the basic and 55.5% of the fully diluted issued and outstanding shares of ID Cayman.

Assuming the business combination is approved but all stockholders owning IPO Shares, except for The Frost Group, LLC, its affiliates and others owning IPO Shares purchased in satisfaction of the Sponsor Purchase Commitment Amount, exercise their conversion rights, the current shareholders of SM Cayman are expected to own an aggregate of 70.0% of the basic and 59.2% of the fully diluted issued and outstanding shares of ID Cayman, if no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, the current shareholders of SM Cayman are expected to own an aggregate of 83.9% of the basic and 75.2% of the fully diluted issued and outstanding shares of ID Cayman. In each case discussed above, the percentages include ID Cayman shares issuable upon the conversion of interim financing notes held by CSV, certain affiliates of Ideation, and members of SearchMedia’s management team.

Upon the closing of the business combination, under the treasury method and using the trust liquidation value per share of $7.8815, assuming no stockholder owning IPO Shares elects to convert those shares to cash, current Ideation stockholders are expected to beneficially own 60.9% of the basic and 62.5% of the fully diluted issued and outstanding ordinary shares of ID Cayman, assuming no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, current Ideation stockholders are expected to beneficially own 41.0% of the basic and 44.5% of the fully diluted issued and outstanding ordinary shares of ID Cayman.

Assuming the business combination is approved but all stockholders owning IPO Shares, except for The Frost Group, LLC, its affiliates and others owning IPO Shares purchased in satisfaction of the Sponsor Purchase Commitment Amount, exercise their conversion rights, current Ideation stockholders are expected to beneficially own 30.0% of the basic and 40.8% of the fully diluted issued and outstanding ordinary shares of ID Cayman, if no earn-out shares are issued. Assuming the maximum number of earn-out shares are issued, current Ideation stockholders are expected to beneficially own 16.1% of the basic and 24.8% of the fully diluted issued and outstanding ordinary shares of ID Cayman.

Background of the Business Combination

The terms of the share exchange agreement are the result of arm’s-length negotiations between representatives of Ideation and SearchMedia. The following is a brief discussion of the background of these negotiations, the share exchange agreement and related transactions.

Ideation was incorporated on June 1, 2007 in order to serve as a vehicle for the acquisition of any operating business through a merger, capital stock exchange, asset or stock acquisition or other similar business combination. While Ideation’s efforts in identifying prospective target businesses were not limited to a particular industry, Ideation expected to focus on businesses in the digital media sector. The registration statement for its IPO of 10,000,000 units, each unit consisting of one share of common stock, par value $0.0001 per share, and one warrant exercisable for an additional share of common stock, was declared effective by the SEC on November 19, 2007. On November 26, 2007, Ideation completed its IPO at a price of $8.00 per unit. Additionally, its initial stockholders purchased an aggregate of 2,400,000 warrants at a price of $1.00 per warrant ($2.4 million in the aggregate), and 2,500,000 shares of common stock for an aggregate purchase price of $25,000, in a private placement transaction that occurred immediately prior to its IPO.

Ideation received net proceeds of approximately $79.1 million from the IPO and the private placement. Of those net proceeds, approximately $2.73 million is attributable to the portion of the underwriters’ discount which has been deferred until its consummation of a business combination. Lazard Capital Markets LLC and Early Bird Capital, Inc., as underwriters of the IPO, will receive the portion of the underwriters’ discount which has been deferred until the consummation of a business combination. Of these net proceeds, $78.8 million was deposited into a trust account maintained at Continental Stock Transfer & Trust Company and will be held in trust and not released until the earlier to occur of (i) the completion of a business combination or (ii) its liquidation, in which case such proceeds will be distributed to its public stockholders. As of December 31, 2008, approximately $78,815,000 was held on deposit in the trust account.

Following the consummation of its IPO, Ideation began sourcing and evaluating prospective businesses regarding potential business combinations. Ideation did not limit itself to any one sector within the digital media industry. Proactive sourcing involved Ideation’s management and Ideation’s affiliates, among other things: (i) initiating conversations with companies they believed may make attractive combination partners; (ii) attending conferences or other events to scout and meet prospective business combination partners; (iii) contacting professional service providers (lawyers, accountants, consultants and lenders) for leads; (iv) utilizing their own network of business associates for leads; (v) working with third-party intermediaries, including investment bankers; and (vi) inquiring business owners, including private equity and venture capital firms, of their interest in selling their business. Reactive sourcing involved fielding inquiries or responding to solicitations by either (i) companies looking for capital or investment alternatives, or (ii) investment bankers or other similar professionals who represented a company engaged in a sale or fund-raising process.

During this period and prior to execution of the share exchange agreement, Ideation considered numerous opportunities and identified approximately 122 different companies for potential consideration and, as appropriate, reviewed the industry, financial fundamentals, management team, and seller willingness of each such company. Those efforts resulted in the execution by Ideation of ten non-binding term sheets, one of which was with SearchMedia.

In late September to early October 2008, Ideation began exploring opportunities in the China region. On October 17, 2008, Ideation engaged Oppenheimer & Co. Inc., or Oppenheimer, as its exclusive financial advisor in connection with a possible acquisition or merger of one or more targets with significant media operations in the greater China region. Upon consummation of the transaction, Ideation will pay a fee to Oppenheimer for financial advisory services in connection with the transaction. Ideation decided to look at China because of the attractiveness of the Chinese media industry and the declining valuation and market opportunities for media companies in the United States. The Chinese media industry had demonstrated a trend of robust growth that had supported a number of successful equity offerings and many additional Chinese media companies had been preparing for public offerings in the United States before the decline in the U.S. equity markets. Following Ideation’s engagement of Oppenheimer, Ideation looked at approximately twenty-three potential targets in China, including SearchMedia. Ideation’s initial interest in SearchMedia was due to Ideation’s belief that SearchMedia has in place a leading market share in the Chinese advertising industry, an extensive advertising network across various media platforms, a profitable and scalable revenue model with low capital expenditure requirements, a large and diverse client base with significant brand name recognition, a history of organic and acquisitive growth, and a strong experienced management team.

In no case, other than with respect to SearchMedia, did Ideation extend a binding acquisition offer. Ten companies received non-binding indications of interests and varying levels of due diligence attention from Ideation, and Ideation engaged in discussions with some of these entities during the period between Ideation’s IPO on November 26, 2007 and prior to the signing of the share exchange agreement with SearchMedia. These entities did not receive a further acquisition offer for reasons including lack of interest on behalf of the seller, lack of interest on behalf of Ideation, lofty valuation expectations in a competitive acquisition environment and a declining credit market.

Highlighted below is a detailed chronology of the events leading up and subsequent to the execution of the share exchange agreement and the amendments to the share exchange agreement.

On November 3, 2008, Ideation was presented information on SearchMedia through the introduction of its financial advisor.

On November 7, 2008, Ideation signed a confidentiality agreement providing access to extensive non-public information of SearchMedia.

On November 12, 2008, Ideation, SearchMedia and Ideation’s financial advisor discussed, via conference call, SearchMedia’s financial obligations and near- and long-term funding requirements.

On November 13, 2008, Rao Uppaluri, Steven Rubin and Robert Fried were introduced over a conference call to Jennifer Huang, the then chief financial officer and current chief operating officer, Garbo Lee, president, and Earl Yen, a board member, of SearchMedia.

On November 15, 2008, after initial due diligence on SearchMedia’s operations and financial information, as well as a review of industry public comparisons, Ideation submitted a letter of intent, which we refer to as the LOI, to acquire SearchMedia. The LOI contemplated (i) that the valuation of SearchMedia would be determined based on publicly-traded comparable companies, and (ii) a portion of the consideration would be paid via an earn-out equal to approximately 20% of the total transaction consideration.

On November 17, 2008, after discussions with SearchMedia’s board and management team primarily concerning valuation methodology of the transaction, Ideation submitted a revised LOI to acquire SearchMedia. The revised LOI contemplated (i) that the valuation of SearchMedia would be determined based on comparable publicly-traded companies, and (ii) a portion of the consideration would be paid via an earn-out equal to approximately 10% of the total transaction consideration.

On November 18, 2008, the revised LOI was signed by SearchMedia.

On November 24, 2008, Mr. Uppaluri and Mr. Rubin, and Mr. Fried via telephone, Akerman Senterfitt, Ideation’s legal advisor, and Ideation’s financial advisor met with Mr. Yen and Ms. Lee at Ideation’s offices in Miami, Florida. Ms. Huang, also participated via conference call. The meeting was primarily a discussion of SearchMedia’s operations, the overall Chinese outdoor advertising industry, and a review of due diligence matters related to SearchMedia’s financial and accounting matters.

On November 25, 2008, Ideation’s financial advisor visited various media locations on Ideation’s behalf in Shanghai.

From December 3, 2008 to December 5, 2008, Messrs. Fried, Uppaluri, and Rubin and Ideation’s financial advisor traveled to SearchMedia’s headquarters in Shanghai, China, to meet with the management team, review diligence items and tour the facilities. Discussions with SearchMedia management included growth in the Chinese out-of-home advertising market, industry trends, historical and projected financial performance, business segments, competitors, recent acquisitions, contract management, and staffing. The Ideation team also met with select customers of SearchMedia to discuss their experiences with the SearchMedia team and proposed advertising budget going forward.

On December 5, 2008, Ideation circulated a draft share exchange agreement.

On December 15, 2008, Ideation held a meeting of its board of directors where it introduced the board members to the potential transaction with SearchMedia and apprised them of work to date and work remaining on the transaction. There was significant discussion about the potential terms, valuation and structure of a transaction with SearchMedia, the background of the SearchMedia management team, the market opportunity, SearchMedia’s strategy, operations, differentiation, acquisition opportunities and financials.

On December 17, 2008, SearchMedia extended the exclusivity period with Ideation under the revised LOI signed on November 18, 2008.

On December 19, 2008, Ideation, SearchMedia, and Ideation’s financial advisor discussed, via conference call, SearchMedia’s financial due diligence presentation, which included GAAP net income for 2008 and 2009 financials and adjustments to the financials for the period ended June 30, 2008.

From December 25 to December 29, 2008, Ideation and Ideation’s financial advisor discussed (i) the valuation and earn-out structure in the context of the changes to SearchMedia’s 2008 and 2009 estimated GAAP net income figures, (ii) shifting more value to the earn-out, (iii) the metric to be used for the earn-out, (iv) the feasibility of using a multi-level payout structure based on net income achieved, and (v) adding a stock price trigger in addition to the net income trigger for earn-out payment.

On December 29, 2008, Ideation, SearchMedia and Ideation’s financial advisor discussed, via conference call, the earn-out structure, including the concept of a sliding scale payout structure proposed by SearchMedia.

On December 30, 2008, Ideation held a conference call with SearchMedia to discuss the proposed structure of the transaction, which included discussions on valuation methodology and earn-out consideration.

On January 1, 2009, Ideation, SearchMedia and Ideation’s financial advisor discussed, via conference call, timing of GAAP audited and reviewed financials and SearchMedia’s financial projection model.

On January 2, 2009, Ideation and Ideation’s financial advisor discussed the earn-out and agreed tentatively that the earn-out payment should begin at 70% of SearchMedia’s 2009 estimated GAAP net income figure.

On February 11, 2009, Jane Hsiao met with Ms. Lee and Mr. Yen in Taiwan.

From November 2008 through February 2009, Ideation and Jun He Law Offices, a PRC law firm engaged by Ideation, conducted due diligence on SearchMedia’s operations, financials, management team, and the China outdoor advertising industry.

From November 2008 through March 2009, Ideation worked with Akerman Senterfitt to conduct legal due diligence and to prepare the documentation necessary to acquire SearchMedia and satisfy the filing requirements of the Securities and Exchange Commission,

On March 3 and 4, 2009, Messrs. Fried, Uppaluri and Rubin travelled to New York to meet with Ideation’s advisors to discuss the structure of the proposed transaction with SearchMedia, including up-front valuation, earn-out levels and the interim financing needs of SearchMedia.

On March 9, 2009, Ideation and its financial advisor discussed, via conference call, potential interim financing alternatives and Ideation and sponsor purchases to support the transaction.

Between March 15 and March 28, 2009, Ideation, SearchMedia and Ideation’s financial advisor held various conference calls to discuss the valuation and earn-out structure as well as a potential interim financing that would be provided by certain affiliates of Ideation and SearchMedia and potential Ideation and Sponsor purchases to support the transaction. During these discussions, SearchMedia revised its 2009 estimated GAAP net income to reflect management’s current market outlook based on the changing operating environment. The revised financial projections were within the previously proposed earn-out range, which was left unchanged. Additionally, a final agreement was made on (i) valuation based on an appropriate discount of the price-to-earnings ratios of comparable companies and (ii) an earn-out structure with payout based on achieved net income within the range of the 2009 estimated GAAP net income.

At a meeting of Ideation’s board of directors held on March 18, 2009, Ideation management provided further updates on the status, structure and diligence regarding the pending transaction with SearchMedia, including a proposed $3.50 million interim financing to be provided by certain affiliates of Ideation and SearchMedia.

On March 18 and March 19, 2009, SearchMedia received interim financing of $1.75 million from Frost Gamma Investments Trust, Mr. Fried, Mr. Uppaluri, and others, and interim financing of $1.75 million from CSV and members of SearchMedia’s management team. This financing was requested by SearchMedia in order to fund working capital requirements until the closing of the transactions contemplated by the share exchange agreement. The affiliates of Ideation set forth above participated in such financing in order to demonstrate support for the transactions contemplated by the share exchange agreement. Each interim note accrues interest at a rate of 12% per annum, which rate will increase to 20% per annum after the maturity date of such note. Each note will mature upon the earliest of: (i) the closing of a Series D financing by SM Cayman, (ii) the closing of the transactions contemplated by the share exchange agreement, and (iii) the termination of the share exchange agreement. Under the terms of the share exchange agreement prior to the second amendment, it was contemplated that at the closing of the business combination, the principal amount outstanding under these promissory notes and $10,000,000 of the principal amount outstanding under the promissory note issued to Linden Ventures will be converted into either (1) in the event that Series A preferred shares are issued, (i) a number of ID Cayman Series A preferred shares calculated by dividing such outstanding principal amounts by $7.8815, rounding up to the nearest whole share and (ii) a number of warrants to purchase 0.25 of an ordinary share of ID Cayman, at an exercise price per such ordinary share of $7.8815, equal to such number of ID Cayman Series A preferred shares or (2) in any other event, a number of ordinary shares of ID Cayman calculated by dividing such outstanding principal amounts by $7.8815, rounding up to the nearest whole share. After giving effect to the second amendment, such principal will convert at the closing into ID Cayman ordinary shares and warrants, as discussed below. At the closing of the business combination, $5,000,000 of the principal amount outstanding under the promissory note issued to

Linden Ventures plus all accrued and unpaid interest thereon, plus $20,000 as reimbursement for its legal expenses, must be paid in cash to Linden Ventures and all accrued and unpaid interest under the other promissory notes must be paid in cash to the holders of these promissory notes. Each interim lender also entered into an intercreditor agreement with SM Cayman, Linden Ventures and certain subsidiaries of SM Cayman that guaranteed the obligations of SM Cayman under Linden Venture’s notes and the interim notes. The agreement provided that the interim notes and Linden Venture’s notes would be pari passu. In addition, CSV and E-TV Limited entered into a letter agreement whereby they subordinated their outstanding loans with SM Cayman to the interim loans.

On March 27, 2009, Ideation engaged BDO China Shu Lun Pan Certified Public Accountants, or BDO, to conduct a management and internal controls review on the audited/unaudited financial statements of the largest subsidiaries of SearchMedia, including review and assessment of financial performance, policies, procedures and reporting and organizational structures, contractual commitments and relationships with SearchMedia.

On March 29, 2009, Ideation, BDO and Ideation’s financial advisor conducted telephone interviews with the management of select subsidiary companies.

On March 31, 2009, the boards of directors of Ideation and ID Arizona met to discuss the proposed acquisition of SearchMedia. Representatives of Akerman Senterfitt updated the board with respect to the status of negotiations with SearchMedia regarding the transaction and reviewed the share exchange agreement and other documentation necessary to effect the acquisition. Management of Ideation, along with representatives of Ideation’s financial advisor, then reviewed management’s financial analysis with respect to SearchMedia and the proposed transaction, as more fully described in the section titled “Ideation’s Reasons for the Business Combination and Recommendation of the Ideation Board of Directors.” After discussing various legal and financial aspects of the proposed acquisition with its legal and financial advisors, the boards of directors of Ideation and ID Arizona unanimously resolved to approve the proposed acquisition and authorized Ideation’s management to execute the share exchange agreement and make all appropriate filings. Furthermore, the independent committee of the board of directors of Ideation, which consisted of Tom Beier, David Moskowitz and Shawn Gold, approved the proposed transaction, and in particular, the potential conversion of Ideation common stock and SM Cayman promissory notes into ID Cayman Series A preferred stock and warrants in light of the fact that certain other directors of Ideation may be interested in this and other aspects of the transaction.

On March 31, 2009, following the meeting of the board of directors of Ideation, Ideation, ID Arizona and the SearchMedia parties executed the share exchange agreement. On May 27, 2009, Ideation entered into an amendment, which we refer to as the first amendment, to the share exchange agreement with Mr. Yen, Tommy Cheung, Stephen Lau and Qinying Liu, as the SM Cayman shareholders’ representatives. The first amendment amended the share exchange agreement to provide that the consent of Linden Ventures will be required in the event of any amendment to or waiver of any provision contained in certain sections of the share exchange agreement that directly affect Linden Ventures or if any amendment or waiver disproportionately affects Linden Ventures relative to other SM Cayman securityholders.

In addition, the first amendment provided for an amendment to the Memorandum and Articles of Association of ID Cayman following completion of the business combination to provide that the Series A preferred shares of ID Cayman would be convertible, at the option of the holder, at any time after six months, rather than eighteen months, following the original issue date of such shares.

On July 28, 2009, Mr. Fried, Mr. Rubin and Mr. Uppaluri of Ideation, members of Ideation’s financial advisor, and Early Bird Capital, Inc., or EarlyBird, and Steve Kaplan of Ladenburg Thalmann & Co. Inc, or Ladenburg, discussed via conference call potential changes to the transaction. Among the changes discussed was the elimination of the potential obligation of ID Cayman to issue Series A preferred shares in connection with the closing of business combination. Other changes discussed were changes to the voting and conversion rights structure to increase the likelihood that the business combination would be approved. Ideation, Opco, Ladenburg and EarlyBird believed that based on discussions with investors, the above changes to the transaction structure were necessary to increase the likelihood that the business combination would be approved.

On August 17, 2009, Ideation, Ideation’s financial advisor and SearchMedia discussed via conference call an amendment to Ideation’s Amended and Restated Certificate of Incorporation to provide conversion rights to holders of IPO Shares regardless of whether such holder votes for or against the business combination. Ideation believed that extending the right to elect conversion to those holders of IPO Shares who vote for the business combination would increase the likelihood that the business combination would be approved. In addition, Ideation and SearchMedia agreed to eliminate the potential obligation of ID Cayman to issue Series A preferred shares in connection with the closing of business combination, and instead continued to provide for the issuance of a warrant to acquire 0.25 of an ID Cayman ordinary share, regardless of the amount in the trust account after closing, for each ID Cayman ordinary share issued to or acquired by (i) those investors who hold SM Cayman interim notes that converted to ID Cayman ordinary shares at closing and (ii) Linden Ventures or ID Cayman ordinary shares acquired in connection with the Sponsor Purchase Commitment Amount.

On August 20, 2009, Ideation engaged Richards, Layton & Finger, P.A. to provide a legal opinion concerning the validity of the charter amendment proposal. On August 25, 2009, Richard, Layton & Finger, P.A. provided a draft opinion to Akerman Senterfitt.

On August 24, 2009, the boards of directors of Ideation and ID Arizona met to discuss the proposed amendment to Ideation’s Amended and Restated Certificate of Incorporation and the proposed letter agreement described below.

The board also discussed the proposed second amendment to the share exchange agreement, which would amend the share exchange agreement to provide the following:

•	acknowledgement of the transfer of the SM Cayman Series C preferred shares owned by Gentfull Investment Limited and Gavast Estates Limited to Vervain Equity Investment Limited and Sun Hing Associates Limited, respectively, their affiliates and the joinder of such transferees to the share exchange agreement;

•	the elimination of a potential obligation of ID Cayman to issue Series A preferred shares in connection with the closing, but continuing to provide for the issuance of a warrant to acquire 0.25 of an ID Cayman ordinary share, regardless of the amount in the trust account after closing, for each ID Cayman ordinary share issued to or acquired by those investors who hold SM Cayman interim notes and the Linden Note that convert to ID Cayman ordinary shares at closing or ID Cayman ordinary shares acquired in connection with the Sponsor Purchase Commitment Amount;

•	the imposition of one-year lock-up restrictions with respect to the ID Cayman shares underlying ID Cayman restricted share awards and options;

•	an additional covenant requiring the repayment of certain loans owed by Ms. Liu and Le Yang to SM Cayman prior to closing. Ms. Liu and Ms. Yang have agreed to repay an aggregate of RMB 4,289,889 owed by them to SM Cayman prior to the closing of the business combination. They may do so in cash or by surrendering a number of ordinary shares of SM Cayman owned by them prior to closing equal in value to such amount;

•	an increase of the board of directors of ID Cayman after the closing to ten (10) members, adding one director to be appointed by the Ideation representative and requiring certain independence and citizenship requirements as set forth elsewhere in this proxy statement/prospectus;

•	the amendment of the sponsor purchase commitment of The Frost Group, LLC to allow for certain warrant exercises, effective immediately after the closing, to be counted toward the satisfaction of the Sponsor Purchase Commitment Amount;

•	the addition of Ideation stockholder approval of the Ideation charter amendment (and a corresponding amendment to the charter of ID Arizona) as a condition to the closing of the business combination;

•	the extension of the end date by which the business combination must be consummated to October 30, 2009 from September 30, 2009;

•	technical corrections to the definition of “adjusted net income”;

•	the amendment of Schedules B and C to the share exchange agreement to reflect the transfers by Gentfull Investment Limited and Gavast Estates Limited and certain transfers by and among SM Cayman shareholders and correct some rounding errors; and

•	the amendment of the Amended and Restated Memorandum and Articles of Association of ID Cayman, Exhibit A to the share exchange agreement, to eliminate the designation of the ID Cayman Series A preferred shares.

Upon discussion of all relevant facts and circumstances, the boards of directors of Ideation and ID Arizona unanimously voted in favor of the charter amendment, the second amendment to the share exchange agreement and the letter agreement and declared the charter amendment and second amendment to be advisable and in the best interest of their respective stockholders. The independent committee of the board of directors of Ideation appointed at its March 31, 2009 meeting also approved such actions and the aspects in which any director of Ideation may be interested, in particular, (a) the elimination of the dollar threshold in the trust account before the issuance of the new warrants would be required, (b) the amendment of the sponsor purchase commitment to allow warrant exercises to count toward the satisfaction of the Sponsor Purchase Commitment Amount and (c) the terms of the letter agreement.

On September 8, 2009, Ideation, ID Arizona, The Frost Group, LLC and the SM Shareholders’ Representatives and Linden Ventures executed the second amendment to the share exchange agreement and the letter agreement discussed above.

On September 8, 2009, Ideation entered into a letter agreement with the Converting Noteholders and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date hereof.

On September 13, 2009, Mr. Rubin, Oppenheimer, Ideation’s financial advisor, and Mr. Yen discussed ways in which to enhance the marketing of the transaction to potential investors including: (i) increasing the liquidity of the combined company after consummation of the business combination, by providing the SM Cayman entities the option to pay up to 75% of the earn-out shares due to SM Cayman’s acquired companies for 2010 in the form of ID Cayman equity securities; (ii) extending the term of the lock-ups of the SM Cayman founding shareholders and (iii) increasing the number of shares available to be issued to SearchMedia employees under SearchMedia’s share incentive plan. The parties discussed a third amendment to the share exchange agreement to reflect these points.

Between September 19, 2009 and September 22, 2009, the parties discussed certain additional matters with respect to the proposed third amendment to the share exchange agreement, including revising the lock up arrangements, the elimination of the share price based earn-out, using commercially reasonable efforts to reduce transaction expenses and changing the date of the special meeting from October 26 to October 27.

On September 22, 2009, Ideation, ID Arizona, Mr. Yen, Tommy Cheung, Terrance Hogan, Qinying Liu and Linden Ventures executed the third amendment to the share exchange agreement.

Interest of Ideation’s Management in the Business Combination

When you consider the unanimous recommendation of the Ideation board of directors in favor of adoption of the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Shareholder Consent Proposal, Corporate Existence Proposal and Share Incentive Plan Proposal, you should note that Ideation’s executive officers and directors have interests in the transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the business combination is not approved and Ideation is unable to complete another business combination by November 19, 2009, Ideation will be required to liquidate. In such event, the 2,500,000 shares of common stock held by Ideation officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless, as will the 2,400,000 warrants that were acquired simultaneously with the IPO for an aggregate purchase price of $2,400,000. The Ideation officers, directors and holders of initial shares currently hold 3,277,900 shares of the common stock and 3,691,200 of the warrants. Such common stock and warrants had an aggregate market value of $32.0 million based on the last sale price of $7.86 and $1.70, respectively, on NYSE Amex on October 2, 2009, the record date.

•	In connection with the IPO, Ideation’s current officers and directors agreed to indemnify Ideation for debts and obligations to vendors that are owed money by Ideation, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. If the business combination is consummated, Ideation’s officers and directors will not have to perform such obligations. Ideation does not have sufficient funds outside of the trust account to pay these obligations. Therefore, if the business combination is not consummated and vendors that have not signed waivers sue the trust account and win their cases, the trust account could be reduced by the amount of the claims and Ideation’s officers and directors would be required to fulfill their indemnification obligations.

•	Warrants to purchase Ideation common stock held by Ideation’s officers and directors are exercisable upon consummation of the business combination. Based upon the closing price of Ideation’s common stock on October 2, 2009, the record date, of $7.86, if all warrants held by Ideation’s officers and directors were exercised at the $6.00 per share exercise price, the value of such shares of common stock would be approximately $29.0 million.

•	All rights specified in Ideation’s Amended and Restated Certificate of Incorporation relating to the right of officers and directors to be indemnified by Ideation, and of Ideation’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the business combination. If the business combination is not approved and Ideation liquidates, Ideation will not be able to perform its obligations to its officers and directors under those provisions.

•	After closing of the business combination, The Frost Group, LLC and its affiliates and other non-affiliates may receive a warrant to purchase 0.25 of an ordinary share of ID Cayman for each ordinary share it acquired, or will acquire, in connection with the satisfaction of the Sponsor Purchase Commitment Amount and upon conversion of their interim notes in SM Cayman. Accordingly, the interests of The Frost Group, LLC and its affiliates may be different from those of stockholders who will not receive such warrants.

•	Ideation has entered into a letter agreement with the Converting Noteholders and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date hereof.

Actions That May Be Taken to Secure Approval of Ideation Stockholders

After April 1, 2009, Ideation may seek to purchase, or enter into contracts to purchase, shares of Ideation common stock either in the open market or in privately negotiated transactions. Any such purchases and contracts would be effected pursuant to a 10b(5)-1 plan or at a time when Ideation, its initial stockholders or their affiliates are not aware of material nonpublic information regarding Ideation or its securities. Such purchases could involve the incurrence of indebtedness by Ideation, payment of significant fees or interest payments or the issuance of any additional Ideation securities. Any purchases other than ordinary course purchases shall require the prior approval of the SM Cayman shareholders’ representatives, any such approval not to be unreasonably withheld or delayed. If such approval is unreasonably withheld or delayed under certain circumstances, the obligation of The Frost Group, LLC to make sponsor purchases (discussed below) will terminate. An ordinary course purchase is a forward purchase between Ideation and a non-affiliate Ideation stockholder in which Ideation will purchase some or all of such stockholders’ shares of Ideation after closing, which contracts are not binding on SM Cayman or its assets. A condition to the closing of such contracts will be that all shares purchased would be voted in favor of the business combination. These purchases or arrangements could result in an expenditure of a substantial amount of funds in the trust account.

Commencing on April 1, 2009 and continuing until no later than 4:30 p.m. Eastern standard time on the day that is two business days before the special meeting of Ideation stockholders, The Frost Group, LLC, through itself, its affiliates or others, will purchase and/or enter into forward contracts to purchase shares of Ideation common stock in the open market or in privately negotiated transactions in an amount equal to the Sponsor Purchase Commitment Amount. Such purchases will be conducted in compliance with the Securities Act, the Exchange Act and any other applicable law.

The Frost Group, LLC, through itself, its affiliates or others, owns 777,900 IPO Shares consisting of (i) 250,000 shares acquired as part of 250,000 units purchased in the IPO, (ii) 206,800 shares purchased between the date of the IPO and March 31, 2009, and (iii) 321,100 shares purchased between April 1, 2009 and September 28, 2009 pursuant to arrangements described above. In addition, The Frost Group, LLC, through itself, its affiliates or others, have purchased warrants to acquire 1,291,200 shares (including 250,000 warrants acquired as part of 250,000 units purchased in the IPO).

The aggregate amount of shares purchased pursuant to these arrangements and the total number of IPO Shares held by The Frost Group, LLC, through itself, its affiliates or others will be disclosed to Ideation stockholders in a Current Report on Form 8-K as soon as practicable before the open of trading on the NYSE Amex on the day that is one business day before the special meeting of Ideation stockholders. We acknowledge that the timing of this disclosure limits the amount of time Ideation stockholders will have to consider the impact of these purchases before such stockholders submit a proxy, revoke a previously submitted proxy or otherwise vote on the proposals to be considered at the special meeting.

To the extent that The Frost Group, LLC, through itself, its affiliates or others has not otherwise satisfied the Sponsor Purchase Commitment Amount by the day that is two days before the special meeting of Ideation stockholders, The Frost Group, LLC through itself, its affiliates or others may satisfy this obligation before the closing of the business combination by delivering into an escrow account irrevocable written notices to exercise all or any of the Ideation public warrants held by such persons, together with the cash exercise price therefor, in an amount up to the amount necessary to satisfy the Sponsor Purchase Commitment Amount. Any such public warrant exercises will be effective immediately after the closing of the business combination, and would result in additional cash to Ideation.

To the extent that The Frost Group, LLC, through itself, its affiliates or others, does not otherwise satisfy the Sponsor Purchase Commitment Amount, Ideation has agreed to sell shares of Ideation common stock at a per share price of $7.8815 to The Frost Group LLC, its affiliates or others as necessary to satisfy the Sponsor Purchase Commitment Amount, which would result in additional cash to Ideation. Such purchases may be made, as necessary, up to ten days after the closing of the business combination pursuant to a purchase agreement with customary registration rights.

The purpose of such purchases or arrangements would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the IPO Shares present in person or represented by proxy and entitled to vote on a business combination vote in its favor and that holders of fewer than 30% of the IPO Shares both vote against a business combination and demand conversion of their IPO Shares into cash, where it appears that such requirements would otherwise not be met. If the business combination transaction is not closed despite such purchases, the purchasers would be entitled to participate in liquidating distributions from Ideation’s trust fund with respect to such shares.

Purchases pursuant to such arrangements by Ideation may ultimately be paid for with funds in its trust account, which could greatly diminish the funds released to Ideation from the trust account upon closing of the business combination, and would decrease the amount available to Ideation under the trust account for working capital and general corporate purposes. Nevertheless, in all events Ideation believes there will be sufficient funds available to it from the trust account to pay the holders of all IPO Shares that are properly converted and Ideation will reserve funds for such purpose.

Any share purchases by Ideation from existing Ideation stockholders would increase the post-transaction percentage of ID Cayman interests held by the current shareholders of SM Cayman. Sponsor purchases of Ideation shares in the open market would have no impact on the post-transaction ownership of ID Cayman by current SM Cayman shareholders. Sponsor purchases from Ideation would decrease the post-transaction percentage of ID Cayman interests held by the current shareholders of SM Cayman.

Rescission Rights

You should be aware that Ideation’s Amended and Restated Certificate of Incorporation and IPO prospectus stated that only those holders of IPO Shares who vote against the business combination will have the right to convert their IPO Shares into cash if the business combination is approved and completed. Furthermore, Ideation’s IPO prospectus stated that specific provisions in its Amended and Restated Certificate of Incorporation, including provisions of Article Sixth setting forth your conversion rights, would not be amended prior to the consummation of an initial business combination without the affirmative vote of 95% of the outstanding shares of common stock of the company. The IPO prospectus further stated that while the validity under Delaware law of a 95% supermajority provision restricting the ability to amend the charter has not been settled, Ideation would not take any actions to waive or amend any of those provisions.

Ideation is now taking action to amend Section D of Article Sixth of the Amended and Restated Certificate of Incorporation and extend conversion rights to holders of IPO Shares who vote either for or against the business combination. Accordingly, each purchaser of IPO Shares or warrants issued in the IPO could assert federal or state securities law claims against Ideation for rescission, if such purchaser still holds the securities, or damages, if such purchaser no longer holds the securities. In a rescission claim, a successful claimant has the right to receive the total amount paid for the securities purchased pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities. In a claim for damages, a successful claimant may be awarded compensation for loss on an investment caused by an alleged material misrepresentation or omission in the sale of a security, including, possibly, punitive damages, together with interest.

In general, a person who purchases shares pursuant to a defective prospectus must make a claim for rescission or damages within the applicable statute of limitations period. Rescission and damages claims may not be finally adjudicated by the time the business combination is completed, and such claims would not be extinguished by consummation of that transaction. Ideation cannot predict whether any stockholders will bring claims for rescission or damages, how many stockholders might bring such claims or the extent to which such claims might be successful. Moreover, to the extent such litigation is brought against Ideation, the trust account or the trustee, Ideation and/or the trustee may be enjoined from making distributions from the trust account pending the resolution of that litigation, which would result in the delay of any payments to stockholders of trust account funds upon conversion or liquidation.

Ideation’s Reasons for the Business Combination and Recommendation of the Ideation Board of Directors

The Ideation board of directors unanimously concluded that the share exchange agreement, as amended, with SearchMedia is in the best interests of Ideation stockholders. Because of the financial skills and background of several of its members and Ideation’s management, Ideation’s board believes it was qualified to perform the valuation analysis discussed in this section. At the time of the share exchange agreement, the Ideation board of directors derived a minimum equity valuation of $176.7 million for SearchMedia based upon a comparative price analysis of the price earnings ratio for companies similar to SearchMedia as compared to the anticipated price earnings ratio of SearchMedia. Based upon the Ideation board of directors’ experience in performing due diligence of acquisition targets and in valuing companies, Ideation did not obtain a fairness opinion with respect to the business combination and did not believe that a fairness opinion from an independent source was necessary.

In determining the valuation of SearchMedia, the management of Ideation presented its board of directors a comparative analysis of companies similar to SearchMedia. Management analyzed six companies in the outdoor advertising sector in the People’s Republic of China and abroad. The companies were AirMedia Group, Focus Media Holding, VisionChina Media, Clear Channel Outdoor Holdings, JC Decaux and Lamar Advertising. Ideation’s subjective belief is that these companies represent a good cross-section of the outdoor advertising sector. Ideation selected the specific companies for the reasons listed below:

•	Like SearchMedia, AirMedia Group, Focus Media Holding and VisionChina Media are outdoor advertising companies focused on the Chinese market;

•	Clear Channel Outdoor Holdings and JC Decaux are outdoor advertising companies with a global presence including the Chinese market; and

•	Lamar Advertising is an outdoor advertising company with a presence in the United States, Canada and Puerto Rico.

In March 2009, Ideation management prepared a list of comparative price earnings ratios for these companies for historical and projected periods based on publicly available information. The price earnings ratio for the year ending December 31, 2009 for the companies was between 9.7x and 14.8x with an average of 12.9x. Clear Channel Outdoor Holdings and Lamar Advertising have negative 2009 projected earnings and their price earnings ratios are therefore not meaningful. Focus Media Holding was excluded due to its pending merger with Sina Corp.

In negotiating the share exchange agreement with SearchMedia, Ideation and SearchMedia agreed on a valuation that resulted in a price earnings ratio of 6.7x based on the maximum potential earn-out target of $80.0 million for SearchMedia for the year ending December 31, 2009 that is based on revised 2009 financial projections provided by SearchMedia management. These financial projections differed from projections discussed between SearchMedia and Ideation in December 2008 to reflect management’s current market outlook based on the changing operating environment. The revised projections had lower growth rates for revenue, EBITDA and net income as a result of lower projected increases in pricing, occupancy and roll out of new advertising sites. The revised financial projections were within the previously proposed earn-out range, which was left unchanged in light of the changes in economic conditions. The price earnings ratio of 6.7x was calculated based upon (a) a numerator of $256.7 million, which upon execution of the share exchange agreement in March 2009 equaled the estimated fully diluted equity value of ID Cayman, assuming the maximum potential earn-out is paid to SearchMedia shareholders and a 30% conversion of Ideation shareholders, and (b) a denominator of $38.4 million, the minimum net income, which SearchMedia would earn in fiscal 2009 if SearchMedia met the maximum potential earn-out target. In calculating this ratio, Ideation’s board did not give material weight to the trading value of Ideation shares as of the date of the share exchange agreement, believing that any difference between the $7.52 per share price in the trading market on the date the share exchange agreement was signed and the cash conversion value of $7.8815 per share represented a market-determined time value of money discount to the cash conversion value, rather than the per share value that reflected the pending business combination with SearchMedia.

Below is a table depicting the comparative price analysis for SearchMedia and five of its peer companies mentioned above, including the 2009 estimated earnings per share and price earnings ratios for each company as well as the average and median price earnings ratios, which Ideation used to determine its minimum equity valuation of $176.7 million for SearchMedia.

(US $ in millions, except per share data)

		12/31/09E
	Share	GAAP	2009E
Peer Companies	Price(2)	EPS(3)	P/E(4)

AirMedia Group Inc.	$4.58	$0.31	14.8x
Clear Channel Outdoor Holdings Inc.	3.65	0.07	Not Meaningful
JCDecaux SA(1)	11.59	0.81	14.3
Lamar Advertising Co.	10.49	(0.52)	Not Meaningful
VisionChina Media Inc.	6.58	0.68	9.7
Average			12.9x
Median			14.3

				12/31/09E GAAP
	Total Shares	Share	Market	Adjusted		2009E
SearchMedia International Limited	Outstanding(5)	Price(6)	Capitalization(7)	Net Income(8)	Adjusted EPS	P/E(4)

0% Earn-out Achieved	22.4	$7.88	$176.3	$25.7	$1.15	6.9	x
32% Earn-out Achieved	25.6	7.88	201.9	29.7	1.16	6.8
100% Earn-out Achieved	32.5	7.88	256.3	38.4	1.18	6.7

(1)	Foreign peer company, JCDecaux SA, share price and December 31, 2009 estimated GAAP EPS converted to U.S. dollars based on the March 27, 2009 exchange rate of 0.7375 EUR / USD.

(2)	Market prices as of March 27, 2009.

(3)	Consensus analysts’ estimates as of March 27, 2009 for the fiscal year end December 31, 2009.

(4)	Price earnings ratios are calculated based on share price divided by the fully diluted estimated earnings per share for the 12 months ending December 31, 2009.

(5)	Fully-diluted outstanding shares based on the treasury method, assuming 30% conversion and the relevant number of earn-out shares (i.e., 0, 3.2 million and 10.2 million shares at, 0%, 32% and 100% of the total earn-out, respectively), and an Ideation liquidation price of $7.8815.

(6)	Share price based on an Ideation liquidation value of $7.8815 per share.

(7)	Calculated based on fully-diluted shares outstanding and a share price of $7.8815.

(8)	Represents December 31, 2009 estimated adjusted net income at the indicated earn-out scenarios.

Ideation based the earn-out targets in the share exchange agreement on SearchMedia’s adjusted net income projections prepared in March 2009 for fiscal 2009 (assuming an exchange rate at the time of US $1.00 to RMB 6.83). Because SearchMedia completed several acquisitions during the first half of 2008, which added significant scale to its operations, its financial results for fiscal year 2008 are not indicative of its current business, and thus Ideation believed that applying comparable company market multiples to SearchMedia’s fiscal year 2008 financial results to determine valuation would not be meaningful. At the time the share exchange agreement was negotiated, Ideation understood that the projections were based upon certain key assumptions about SearchMedia’s business prospects, including the following:

•	SearchMedia’s rates charged to advertising clients would increase in 2009;

•	SearchMedia’s occupancy rates would have an increasing trend in 2009; and

•	SearchMedia would modestly grow its advertising platform organically in 2009.

The earn-out target for fiscal 2009 equals SearchMedia’s net income projections for fiscal 2009. Certain adjustments (as described in the definition of “Adjusted Net Income” below) primarily relating to minority investments, acquisition-related income, non-recurring expenses and transaction-related costs will be made to Search Media’s actual 2009 net income for the purposes of determining the earn-out. These costs are not included in the projected 2009 net income, so the actual 2009 net income will need to be adjusted to eliminate the impact of these items for the purposes of determining the earn-out. In determining the earn-out target for the share exchange agreement, Ideation also considered SearchMedia’s expansion strategies and the projected growth in the Chinese market.

As a result of negotiations, Ideation agreed to issue the SearchMedia shareholders, warrantholders, option holders, holders of restricted share awards and noteholders $78.5 million of equity value, based on Ideation’s per share cash conversion value of $7.8815, and additionally 10.2 million shares worth $80.0 million upon the achievement of the maximum 2009 earn-out target. Assuming maximum conversion of Ideation shareholders and using the treasury share method, there would be 12.5 million fully diluted shares outstanding prior to the share exchange, 16.1 million fully diluted shares outstanding at the time of the merger (including all performance related restricted share awards and options) and 26.2 million fully diluted shares outstanding after the merger if SearchMedia achieved the maximum potential earn-out target.

Ideation is submitting the business combination for a vote of Ideation stockholders as required under the share exchange agreement and it does not intend to modify the terms of the business combination with SearchMedia prior to such vote. Shareholders concerned with the investment risks associated with SearchMedia’s failure to meet the earn-out targets, or that the underlying projections may not be indicative of future results, should consider converting their IPO Shares into their pro rata portion of the trust account.

SearchMedia does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of SearchMedia prepared the prospective financial information set forth above to present the prospects for SearchMedia’s business as of the time SearchMedia prepared such projections. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. However, in the view of the Ideation’s and SearchMedia’s management, such information was prepared on a reasonable basis, reflected the best available estimates and judgments, and presented, to the best of management’s knowledge and belief, the expected course of action and the expected financial performance of the SearchMedia as of the time SearchMedia prepared such projections. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither SearchMedia’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of SearchMedia as of the date of its preparation, are subject to a wide variety of significant business, economic, competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as explained in the risk factors “Risk Factors — Risks Relating to the Business of SearchMedia” of this proxy statement/prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of SearchMedia or that actual results will not differ materially from those presented in the prospective financial information.

SearchMedia does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Ideation and SearchMedia do not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Ideation and SearchMedia do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

As described below, the Ideation board of directors considered both the potential advantages and potential disadvantages of a business combination with SearchMedia.

Potential Advantages of the Business Combination with SearchMedia

SearchMedia’s Potential for Future Expansion

Important criteria to the Ideation board of directors in identifying an acquisition target were that the company has established business operations, that it is generating attractive returns, and that it has a strong potential to experience growth in the future. The Ideation board of directors believes that SearchMedia has in place a leading market share, an extensive network of multiple advertising platforms, a large and diverse client base and significant brand name recognition.

Although financial projections are inherently uncertain, the Ideation board of directors believed, and continues to believe, the projections for SearchMedia’s business are reliable, based on Ideation’s extensive due diligence.

The Ideation board of directors believes that SearchMedia has the ability to continue to grow because:

•	China has the largest advertising market in Asia excluding Japan, and in particular, the outdoor advertising market in China is expected to grow by a CAGR of 11.8% from $2.6 billion in 2007 to $4.0 billion in 2011;

•	As of 2007, it ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities, according to Nielsen Media Research (an independent research company, in its July 2008 report commissioned by SearchMedia, or the Nielsen Report);

•	SearchMedia has developed a respected brand name in the outdoor advertising industry in China and has built a large and diverse client base of more than 780 advertisers cumulatively from its inception to July 31, 2009;

•	SearchMedia has established an extensive advertising network across 57 cities in China and Hong Kong;

•	SearchMedia’s network is built on multiple platforms, including billboards, elevators and subways; and

•	With a strong capability to offer an expanding portfolio of media offerings, SearchMedia continues to increase penetration of existing markets and expand into new markets.

In connection with its review of SearchMedia’s business operations and unique strengths, the Ideation board of directors believes that SearchMedia’s multi-platform advertising network will continue to be attractive to its clients.

SearchMedia’s Financial Profile and Business Model

Another factor important to the Ideation board of directors in identifying an acquisition target was that SearchMedia has demonstrated an attractive financial profile. SearchMedia commenced business operations in Shanghai, China, in 2005 and has experienced significant growth through organic expansion and acquisitions.

SearchMedia’s business model is highly scalable and can be characterized by a low cost structure and low level of capital expenditures required for expansion, which quickly generate attractive returns. This will continue to allow SearchMedia to cost-efficiently expand and scale its operations in response to market conditions and new opportunities.

In connection with its review of SearchMedia’s historical financial statements and business model, the Ideation board of directors believes that SearchMedia’s business will continue to demonstrate an attractive financial profile.

Experienced management

Another factor important to the Ideation board of directors in identifying an acquisition target was that SearchMedia has a seasoned management team with specialized knowledge of the markets in which it operates and the ability to lead a company in a rapidly changing environment. The Ideation board of directors concluded that SearchMedia’s management has demonstrated such ability, addressing critical issues such as business strategy, competitive differentiation, business development and operational experience and effecting acquisitions and joint ventures critical to SearchMedia’s growth plans.

Potential Disadvantages of the Business Combination with SearchMedia

The Ideation board of directors evaluated potential disadvantages of a business combination with SearchMedia. They were not able to identify any factors associated specifically with SearchMedia or its industry that outweighed the advantages of a business combination.

The Ideation board of directors considered the nature of SearchMedia’s relationship with site owners, managers and sublessors, including: (1) the fact that SearchMedia’s revenues from advertising sales are largely dependent upon its ability to provide its advertising products at desirable locations; and (2) the need for site managers and managers to cooperate with SearchMedia to allow it to install the desired types of frames at the desired spots on their properties.

Another potential drawback associated with the business combination is SearchMedia’s limited operating history. SearchMedia was incorporated in 2007 and its predecessors entered the out-of-home advertising market in 2005. Accordingly, SearchMedia has a limited operating history for its current operations upon which the Ideation board of directors can evaluate the viability and sustainability of SearchMedia’s business and its acceptance by advertisers.

The Ideation board of directors also recognized and considered uncertainties relating to SearchMedia’s significant acquisition growth during 2008. Although SearchMedia has conducted due diligence with respect to these acquisitions, it may not have implemented sufficient due diligence procedures and may not be aware of all of the risks and liabilities associated with such acquisitions. Also, SearchMedia has provided for a two-year earn-out payment provision in most of the contracts for these acquisitions, which earn-out is contingent on the level of achievement of the acquired company’s financial performance. To the extent financial performance of any acquired company exceeds expectations, SearchMedia is obligated to pay a higher purchase price to the seller. In addition, some of the sellers, who agreed to become SearchMedia’s employees and manage these acquired companies for SearchMedia during the earn-out period, may leave SearchMedia or be less motivated in performing their service after the two-year earn-out period has expired, which may lead to failure in revenue growth and even loss of clients and/or site contracts. While SearchMedia has been implementing a series of measures to integrate the acquired businesses, such as conducting training programs and integrating media resources and finance staff, there is risk that SearchMedia may not be able achieve the anticipated synergies and fully realize the benefits of the acquisitions.

The Ideation board of directors also considered uncertainties with respect to outdoor advertising regulations in China could adversely affect SearchMedia. In particular, SearchMedia’s outdoor billboards, light boxes and neon signs are subject to municipal zoning requirements, governmental approvals and administrative controls. If SearchMedia is required to eliminate its outdoor advertisements as a result of these requirements, its operations could be materially and adversely affected.

The Ideation board of directors concluded that, after the transaction is complete, the consolidated strength of the business combination of Ideation and SearchMedia overcomes the negative factors that the board of directors had identified in its analysis.

SearchMedia’s Reasons for the Business Combination

In accepting Ideation’s offer of acquisition to effect a business combination, SearchMedia’s board of directors believed that the transaction would achieve various objectives, such as enabling SearchMedia to raise capital to address its funding requirements and providing it with the flexibility to make further acquisitions using publicly traded shares. SearchMedia’s board of directors also considered that the Ideation management team has significant experience in international capital markets and in executing industry consolidation strategies involving mergers and acquisitions. SearchMedia’s board of directors has considered other options, including raising private equity funds, obtaining bank and other debt financings, and pursuing an initial public offering, and determined that the business combination best fit SearchMedia’s strategy and market conditions.

Satisfaction of the 80% Test

It is a requirement that any business acquired by Ideation have a fair market value equal to at least 80% of Ideation’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Ideation performed a thorough analysis of three companies within the outdoor advertising industry that are directly comparable to SearchMedia and was able to derive a basic valuation of SearchMedia from this analysis. Based on this comparable companies analysis, which is an accepted industry standard valuation methodology regularly utilized by nationally recognized, reputable investment banks for the purposes of valuation analysis, and including the financial analysis of SearchMedia that was generally used to approve the business combination, the Ideation board of directors determined that the 80% test requirement was met.

As described above, the Ideation board of directors derived a minimum equity valuation of $176.7 million for SearchMedia, based on its comparable company and multiple analyses. This value substantially exceeds the approximate $60,900,000 value required to meet the 80% test.

The Ideation board of directors believes it was qualified to perform the valuation analysis described above and to conclude that the acquisition of SearchMedia met this requirement because of the financial skills and background of several of its members.

Ideation agreed to issue to the SearchMedia shareholders and warrantholders an aggregate of 6,662,727 shares and 1,519,186 warrants at closing, and additionally 10,150,352 shares based upon the 2009 earn-out target. The value of the consideration was based on the conversion value per share of $7.8815, as projected at the time of the share exchange agreement, that would be paid out from Ideation’s trust account as of November 19, 2009. The Ideation board did not give material weight to the trading value of Ideation shares of common stock as of the date of the share exchange agreement, believing that this value only represented a market-determined time value of money discount to the $7.8815 per share cash conversion value.

As discussed above, under the share exchange agreement, Ideation has agreed to pay SearchMedia shareholders 10,150,352 additional ordinary shares if ID Cayman’s Adjusted Net Income (as defined in the share exchange agreement) for the fiscal year ending December 31, 2009 exceeds $38.4 million.

Ideation believes that because the SearchMedia parties have significant consideration subject to the earn-out target, the Ideation board of directors has sufficient guidance in earnings when determining a valuation of SearchMedia.

Ideation cautions readers that many factors could cause SearchMedia’s actual results to be materially different from the Adjusted Net Income targets, including those described under the captions “Risk Factors — Risks Relating to the Business of SearchMedia” and “Risks Relating to Doing Business in the People’s Republic of China.”

The Ideation board of directors believes it was qualified to perform the valuation analysis described above and to conclude that the acquisition of SearchMedia met this requirement because of the financial skills and background of several of its members.

Fees and Expenses

Except as otherwise provided in the share exchange agreement, all fees and expenses incurred in connection with the share exchange agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the share exchange is consummated. Ideation anticipates that it will incur total transaction costs of approximately $7.5 million. Such costs do not include transaction costs of approximately $7.5 million anticipated to be incurred by SearchMedia. Of the approximately $7.5 million in transaction costs expected to be incurred by Ideation, approximately $800,000 will be payable to vendors who have not waived any claim against Ideation’s trust account. Ideation and the SM Cayman entities have agreed to use commercially reasonable efforts to reduce the expenses incurred by each such group, respectively, by $2,000,000, however as of the date of this proxy statement/prospectus, neither party has entered into any arrangements with respect to a reduction of expenses.

Certain U.S. Federal Income Tax Consequences

Although there is a lack of authority directly on point, and thus, this conclusion is not entirely free from doubt, the merger should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles and, accordingly, no gain or loss should be recognized by Ideation stockholders or warrantholders for U.S. federal income tax purposes as a result of their exchange of Ideation common stock or warrants for the common stock or warrants of ID Arizona.

In addition, although there is a lack of authority directly on point, and thus, this conclusion is not entirely free from doubt, the conversion also should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles and, accordingly, no gain or loss should be recognized by ID Arizona stockholders or warrantholders for U.S. federal income tax purposes as a result of their exchange of ID Arizona common stock or warrants for the ordinary shares or warrants of ID Cayman. ID Arizona, however, should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion equal to the difference between the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. Any U.S. federal income tax liability incurred by ID Arizona as a result of such gain would become a liability of ID Cayman by reason of the conversion. ID Cayman should not recognize any gain or loss for U.S. federal income tax purposes as a result of the business combination and certain “anti-inversion” provisions in the Code should not apply to treat ID Cayman as a U.S. corporation after the conversion and business combination.

See “Material United States Federal Income Tax Considerations” below for further discussion of these tax consequences.

Certain PRC Tax Considerations

Pursuant to the applicable PRC tax laws, prior to January 1, 2008, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at statutory rates of 30% and 3%, respectively. SearchMedia’s PRC subsidiaries, Jieli Consulting and Jieli Network, and most of its consolidated PRC affiliated entities were subject to an income tax rate of 33%.

On March 16, 2007, the National People’s Congress adopted the new PRC Enterprise Income Tax Law, or the EIT Law, which became effective from January 1, 2008 and replaced the separate income tax laws for domestic enterprises and foreign-invested enterprises by adopting a unified income tax rate of 25% for most enterprises. In addition, on December 6, 2007, the State Council issued the Implementation Rules for the EIT Law, which became effective simultaneously with the EIT Law. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the EIT Law, or the Transition Preferential Policy Circular, which became effective upon promulgation. Under these regulations, the PRC government revoked many of then existing tax exemption, reduction and preferential treatments, but permits companies to continue to enjoy their existing preferential tax treatments for the remainder of the preferential periods, subject to transitional rules as stipulated in the Transition Preferential Policy Circular. Since January 1, 2008, SearchMedia’s PRC subsidiaries, Jieli Consulting and Jieli Network, and its consolidated PRC affiliated entities have been subject to an income tax rate of 25%.

Under relevant PRC tax law applicable prior to January 1, 2008, dividend payments to foreign investors made by foreign-invested entities were exempt from PRC withholding tax. However, under the Implementation Rules of the EIT Law, subject to applicable tax agreements or treaties between the PRC and other tax jurisdictions, non-resident enterprises without an institution or establishment in the PRC, or non-resident enterprises whose income has no connection with their institutions and establishment in the PRC, are normally subject to withholding tax at the rate of 10% with respect to their PRC-sourced dividend income. Under the EIT Law, a “resident enterprise,” which includes an enterprise established outside of China with de facto management bodies located in China, will be subject to PRC income tax. Under the Implementation Rules of the EIT Law, “de facto management body” is defined as the body that has material and overall management and control over the business, personnel, accounts and properties of enterprise. All of SearchMedia’s management is currently located in the PRC. If SearchMedia were treated as a resident enterprise for PRC tax purposes, SearchMedia would be subject to PRC tax on its worldwide income at the 25% uniform tax rate; the dividends distributed from its PRC subsidiary to SearchMedia would be exempt income; the dividends paid by SearchMedia to its non-PRC shareholders would be subject to a withholding tax. In addition, under the EIT Law, SearchMedia’s non-PRC shareholders would become subject to a 10% income tax on any gains they would realize from the transfer of their shares, if such income were sourced from within the PRC.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse recapitalization, whereby SM Cayman will be the continuing entity for financial reporting purposes and will be deemed to be the accounting acquirer of Ideation. The business combination are being accounted for as a reverse recapitalization because (i) after the redomestication and business combination, the former shareholders of SM Cayman will have actual or effective voting and operating control of ID Cayman, as SearchMedia’s operations will comprise the ongoing operations of ID Cayman, the senior management of SearchMedia will continue to serve as the senior management of ID Cayman, and (ii) Ideation has no prior operations and was formed for the purpose of effecting a business combination such as the proposed business combination with SearchMedia. In accordance with the applicable accounting guidance for accounting for the business combination as a reverse recapitalization, initially SM Cayman will be deemed to have undergone a recapitalization, whereby its outstanding ordinary shares and warrants will be converted into 6,757,279 ordinary shares of ID Cayman and 1,519,186 ID Cayman warrants. Immediately thereafter, ID Cayman, as the legal parent company of SM Cayman, which is the continuing accounting entity, will be deemed to have acquired the assets and assumed the liabilities of Ideation in exchange for the issuance of ID Cayman securities, which will be identical in number and terms and similar in rights to the outstanding securities of Ideation, provided that, although the securities are similar in rights, significant differences are discussed in the section titled “The Redomestication Proposal — Differences of Stockholders Rights.” However, although ID Cayman, as the legal parent company of SearchMedia, will be deemed to have acquired Ideation, in accordance with the applicable accounting guidance for accounting for the business combination as a reverse recapitalization, Ideation’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

Regulatory Matters

The business combination and the transactions contemplated by the share exchange agreement are not subject to any additional federal or state regulatory requirements or approvals, including the HSR Act, except for filings with the State of Delaware, State of Arizona and the Cayman Islands necessary to effectuate the transactions contemplated by the redomestication and the share exchange agreement.

THE SHARE EXCHANGE AGREEMENT

The discussion in this proxy statement/prospectus of the business combination and the principal terms of the share exchange agreement described below is qualified in its entirety by reference to the copy of the share exchange agreement and the amendments to that agreement, which are attached as Annex A-1, A-2, A-3, and A-4 to this document, and incorporated herein by reference. The following description summarizes the material provisions of the share exchange agreement, which agreement we urge you to read carefully because it is the principal legal document that governs the redomestication and the business combination.

The representations and warranties described below and included in the share exchange agreement were made by the Ideation and SearchMedia parties as of specific dates. The assertions embodied in these representations and warranties may be subject to important qualifications and limitations agreed to by the Ideation and SearchMedia parties in connection with negotiating the share exchange agreement. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk among the Ideation and SearchMedia parties, rather than establishing matters as facts. The share exchange agreement is described in this proxy statement/prospectus and included as Annex A only to provide you with information regarding its terms and conditions at the time it was entered into by the parties.

Accordingly, you should read the representations and warranties in the share exchange agreement not in isolation but rather in conjunction with the other information contained in this document.

General

Ideation intends to change its domicile from the State of Delaware to the Cayman Islands by means of a merger with and into its wholly owned Arizona subsidiary, followed by such surviving Arizona subsidiary’s conversion and continuation into a Cayman Islands exempted company. After the redomestication, the resulting Cayman Islands exempted company, ID Cayman, will acquire all of the outstanding shares of SM Cayman by issuing securities in ID Cayman to the SearchMedia shareholders and warrantholders.

Basic Deal Terms

The redomestication will result in all of Ideation’s issued and outstanding shares of common stock immediately prior to the redomestication converting into ordinary shares of ID Cayman, and all units, warrants and other rights to purchase Ideation’s common stock immediately prior to the redomestication being exchanged for substantially equivalent securities of ID Cayman. Ideation will cease to exist and ID Cayman will be the continuing entity. In connection therewith, ID Cayman will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Ideation, which includes the assumption by ID Cayman of any and all agreements, covenants, duties and obligations of Ideation set forth in the share exchange agreement. At the effective time of the redomestication, the Memorandum and Articles of Association of ID Cayman will be effective and will replace ID Arizona’s Articles of Incorporation and bylaws as the organizational documents of the continuing entity.

Immediately following the redomestication, ID Cayman will acquire each ordinary share and preferred share of SM Cayman issued and outstanding prior to the business combination in exchange for an aggregate of 6,662,727 ID Cayman ordinary shares. The holders of the outstanding warrants of SM Cayman prior to the business combination will receive warrants to purchase an aggregate of 1,519,186 ordinary shares of ID Cayman at a weighted average exercise price of $4.20. Each restricted share award of SM Cayman that has not fully vested prior to the business combination will be assumed by ID Cayman and converted into a restricted share award of ID Cayman. The holder of each such restricted share award of ID Cayman will be entitled to receive upon vesting a number of ID Cayman shares equal to (i) the number of ordinary shares of SM Cayman that were subject to the restricted share award prior to the business combination multiplied by (ii) 0.0675374, rounded down to the nearest whole number of shares. The holders of any ID Cayman shares delivered upon the vesting of an ID Cayman restricted share award prior to the one year anniversary of the closing of the share exchange agreement shall be subject to transfer restrictions until such anniversary. Each share option of SM Cayman that has not been exercised prior to the business combination will be assumed by ID Cayman and converted into an option to purchase ordinary shares of ID Cayman. Each such option of ID Cayman will be exercisable for a number of ID Cayman ordinary shares equal to (i) the number of ordinary shares of SM Cayman that were subject to the option prior to the business combination multiplied by (ii) 0.0675374, rounded down to the nearest whole number of shares. The per share exercise price of each such option of ID Cayman will be (i) the original per share exercise price of the option of SM Cayman divided by (ii) 0.0675374, rounded up to the nearest whole cent. The weighted average exercise price of the ID Cayman options is $2.15. The holders of any ID Cayman shares delivered upon the exercise of an ID Cayman option prior to the one year anniversary of the closing of the share exchange agreement shall be subject to the transfer restrictions until such anniversary. Any Series D preferred shares of SM Cayman issued after the date of signing of the share exchange agreement shall be converted into (1) ordinary shares of ID Cayman using a ratio of one ordinary share per each $7.8815 of aggregate liquidation preference thereunder, rounding up to the nearest whole share, and (2) a number of warrants to purchase 0.25 of an ordinary share of ID Cayman, rounded up to the nearest whole share, at an exercise price per ordinary share of $7.8815, equal to such number of ID Cayman ordinary shares.

As described under the heading “ID Cayman New Warrants,” ID Cayman Warrants will be issued to certain ID Cayman ordinary shareholders to purchase 0.25 of an ID Cayman Share. The exercise price per whole ID Cayman share underlying such warrants shall be $7.8815, and the aggregate number of shares underlying such warrants issued to any one holder shall be rounded up to the nearest whole share. Such issuance shall be conditioned upon the execution and delivery by such holder of a purchase agreement including customary registration rights with respect to the ID Cayman ordinary shares underlying the ID Cayman warrants.

In addition, at the closing of the business combination, the principal amount outstanding under certain promissory notes issued to Frost Gamma Investments Trust and certain other investors and $10,000,000 of the principal amount outstanding under the promissory note issued to Linden Ventures shall be converted into (1) a number of ordinary shares of ID Cayman calculated by dividing such outstanding principal amounts by $7.8815, rounding up to the nearest whole share, and (2) a number of warrants to purchase 0.25 of an ordinary share of ID Cayman, at an exercise price per such ordinary share of $7.8815, equal to such number of ID Cayman ordinary shares, rounding up to the nearest whole share. At the closing of the business combination, $5,000,000 of the principal amount outstanding under the promissory note issued to Linden Ventures plus all accrued and unpaid interest thereon, plus $20,000 as reimbursement for lender’s legal expenses, shall be paid in cash to Linden Ventures and all accrued and unpaid interest under the other promissory notes shall be paid in cash to the holders thereof.

Ideation has entered into a letter agreement with the Converting Noteholders and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date of such letter agreement.

ID Cayman has also agreed to issue to the holders of the outstanding ordinary shares, Series A, Series B and Series C preferred shares and warrants of SM Cayman up to a maximum of 10,150,352 additional ID Cayman ordinary shares, which we refer to as the earn-out shares, pursuant to an earn-out provision in the share exchange agreement based on the adjusted net income of the combined company for the fiscal year ending December 31, 2009. Holders of any other outstanding preferred shares (if any), share options or restricted share awards of SM Cayman will not be entitled to receive any of the 10,150,352 earn-out shares, even if these securities are converted into (in the case of preferred shares) or exercised for (in the case of options), ordinary shares of SM Cayman, or vest (in the case of restricted share awards), before the closing of the business combination.

The term “adjusted net income” means consolidated net income, as determined in accordance with generally accepted accounting principles of the United States consistently applied, excluding:

•	expenses arising from or in connection with dividends or deemed dividends paid or payable on any preferred shares of SM Cayman and the redemption features of any preferred shares of SM Cayman and other expenses relating to the preferential features of any preferred shares of SM Cayman;

•	any income or loss from a minority investment in any other entity by any of the SM Cayman group companies;

•	any expenses arising from or in connection with the issue of any preferred shares of SM Cayman;

•	any compensation charges attributable to the repurchase by SM Cayman of an aggregate of 3,000,000 ordinary and preferred shares of SM Cayman and the grants by SM Cayman of awards to employees of SM Cayman and its subsidiaries of options exercisable for an aggregate of 3,000,000 ordinary shares of SM Cayman;

•	non-cash financial expenses arising from the issuance of any “equity securities” (as defined in the Memorandum and Articles of Association of SM Cayman);

•	non-recurring extraordinary items (including, without limitation, any accounting charges, costs or expenses arising from or in connection with the transactions contemplated by the share exchange agreement);

•	any costs, expenses or other items relating or attributable to the Convertible Note and Warrant Agreement dated as of March 17, 2008 among SM Cayman, Linden Ventures and the other parties thereto, as amended on September 15, 2008, December 18, 2008, March 12, 2009 and August 21, 2009 (including the issuance of the “Linden Note” (as defined in the Convertible Note and Warrant Agreement), as amended on September 15, 2008, December 18, 2008, March 12, 2009, and August 21, 2009);

•	all revenues, expenses and other items (including acquisition-related charges) relating or attributable to the acquisition of a majority of the outstanding equity interests of, or all or substantially all of the assets of, any other entity or business by ID Cayman or any of the SM Cayman group companies following the closing of the business combination (not including the leasing or subleasing of a billboard, elevator frame unit or other media asset or advertising right);

•	the effect of any change in accounting principles; or

•	any accounting charges, costs or expenses incurred by ID Cayman or SM Cayman arising from or in connection with the issuance and delivery of any earn-out shares.

The 10,150,352 earn-out shares will be issued to the holders of ordinary shares, Series A, Series B and Series C preferred shares and warrants of SM Cayman:

If ID Cayman’s adjusted net income for the fiscal year ending December 31, 2009 is equal to or greater than $25.7 million, ID Cayman will issue an aggregate number of earn-out shares calculated in accordance with the formula below. If ID Cayman’s adjusted net income for the fiscal year ending December 31, 2009 is equal to or greater than $38.4 million, adjusted net income shall be deemed to be equal to $38.4 million for purposes of the formula.

Earn-out shares =	(2009 adjusted net income − $25.7 million) $12.7 million	× 10,150,352 shares

If on or prior to April 15, 2010 a bona fide definitive agreement is executed and the subsequent consummation of the transactions contemplated by such agreement results in a change of control of ID Cayman, then regardless of whether the targeted net income threshold has been met, ID Cayman shall issue and deliver all of the earn-out shares to the holders of ordinary shares, Series A, Series B and Series C preferred shares and warrants of SM Cayman, if the change of control is approved by a majority of the independent directors then on the board of directors of ID Cayman or the acquisition consideration delivered to the shareholders of ID Cayman in the change of control has a value (as determined in good faith by a majority of the independent directors then on the board of directors of ID Cayman) that is equal to at least $11.82 per share on a fully diluted basis (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events). Such earn-out share payments shall be issued and delivered promptly after the occurrence of such change of control.

Based on the trading price of Ideation common stock at September 28, 2009, and using the treasury method of valuation of the warrants, options, and restricted share awards to be issued, the aggregate value of the securities to be issued as consideration at the closing of the business combination (inclusive of the maximum number of earn-out shares to be issued) will be $156.7 million.

Upon the consummation of the redomestication and the business combination, ID Cayman will own 100% of the issued and outstanding ordinary shares of SM Cayman. The following wholly-owned direct subsidiaries of SM Cayman are parties to the share exchange agreement: (i) Jieli Investment Management Consulting (Shanghai) Co., Ltd. and Jieli Network Technology Development (Shanghai) Co., Ltd., both of which are PRC-incorporated; and (ii) Ad-Icon Company Limited and Great Talent Holdings Limited, both of which are Hong Kong-incorporated. Shanghai Jingli Advertising Co., Ltd., a variable interest entity of SM Cayman, is also party to the share exchange agreement. We refer to SM Cayman and these subsidiaries and variable interest entity as the “SearchMedia entities.” For a description of the agreements between SearchMedia and its variable interest entities, please see “Information about SearchMedia — Corporate Ownership Structure — Contractual Arrangements with Jingli Shanghai and its Shareholders.”

Representations and Warranties

In the share exchange agreement, the SearchMedia entities make certain representations and warranties (subject to certain exceptions) relating to, among other things:

•	capital structure;

•	proper corporate organization and similar corporate matters;

•	authorization, execution, delivery and enforceability of the share exchange agreement and other transaction documents;

•	absence of conflicts with the organizational documents, material contracts and material permits of the SearchMedia entities;

•	required consents and approvals;

•	financial information and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of undisclosed litigation;

•	licenses and permits;

•	title to shares, properties and assets;

•	ownership of intellectual property;

•	taxes;

•	employment matters;

•	transactions with affiliates and employees;

•	insurance coverage;

•	material contracts;

•	compliance with laws, including local PRC laws and those relating to foreign corrupt practices and money laundering;

•	brokers and finders;

•	representations regarding matters related to the Office of Foreign Assets Control of the U.S. Treasury Department; and

•	environmental matters.

In the share exchange agreement, the Ideation parties make certain representations and warranties (subject to certain exceptions) relating to, among other things:

•	capital structure;

•	proper corporate organization and similar corporate matters;

•	authorization, execution, delivery and enforceability of the share exchange agreement and other transaction documents;

•	absence of conflicts with the organizational documents, material contracts and material permits of Ideation;

•	required consents and approvals;

•	SEC filings;

•	internal accounting controls;

•	absence of certain changes or events;

•	absence of undisclosed liabilities;

•	absence of litigation;

•	compliance with laws, including the Sarbanes-Oxley Act of 2002 and foreign corrupt practices and money laundering;

•	brokers and finders;

•	minute books;

•	votes required by the Ideation board of directors and stockholders;

•	quotation of securities on NYSE Amex;

•	information with respect to the trust account;

•	transactions with affiliates and employees;

•	material contracts; and

•	taxes.

Conduct of Business Pending Closing

The SearchMedia entities agreed to (and each of the SearchMedia shareholders agreed to use commercially reasonable efforts to) cause each of the SM Cayman group companies to (i) carry on its business in the ordinary course in substantially the same manner as previously conducted and in compliance in all material respects with applicable laws, to pay all debts and taxes when due, to pay or perform other obligations when due and to use commercially reasonable efforts to preserve intact its business organizations and (ii) use commercially reasonable efforts to keep available the services of its present officers, directors and employees and to preserve relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it.

The SearchMedia entities agreed not to (and each of the SearchMedia entities and the SearchMedia shareholders agreed to use commercially reasonable efforts to cause each of the SM Cayman group companies not to), without the prior written consent of Ideation (not to be unreasonably delayed or withheld):

•	amend their respective organizational documents;

•	change any method of accounting or accounting principles or practices, except as required by U.S. GAAP or applicable law;

•	declare or pay dividends or alter their capital structure;

•	enter into, violate, amend or otherwise modify or waive any material contracts, other than in the ordinary course of business;

•	issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of their capital stock or securities convertible into or exchangeable for their capital stock, or pledge or encumber any securities of any SM Cayman group company;

•	transfer or license intellectual property;

•	sell, lease (other than in the ordinary course of business), license or otherwise dispose of or encumber properties or assets that are material, individually or in the aggregate, to its business;

•	incur or guarantee any indebtedness in excess of $1,000,000 in aggregate (other than in connection with the transactions contemplated by the share exchange agreement), or mortgage, pledge or grant a security interest in any material asset of any SM Cayman group company;

•	pay, discharge or satisfy any claims, liabilities or obligations in excess of $1,000,000, other than in the ordinary course of business or with respect to certain acquisition agreements, certain liabilities reflected or reserved against in the SM Cayman financial statements or the transactions contemplated by the share exchange agreement;

•	make any capital expenditures, additions or improvements, except in the ordinary course of business not exceeding $1,000,000;

•	acquire any business or assets, which are material, individually or in aggregate, to their business;

•	except as required to comply with applicable law and except for pre-existing agreements, (a) take any action with respect to any employment, severance, retirement, retention, incentive or similar agreement for the benefit of any current or former director, or executive officer or any collective bargaining agreement, (b) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer, (c) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (d) pay any material benefit not provided for as of the date of the share exchange agreement under any benefit plan, or (e) grant any awards under any compensation plan or benefit plan, or remove the existing restrictions in any such plans;

•	open or close any facility or office except in the ordinary course of business;

•	make or change any material tax election, adopt or change any accounting method in respect of taxes, file any tax return or any amendment to a tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	initiate, compromise or settle any material litigation or arbitration proceedings relating to an amount in excess of $1,000,000;

•	make any loans, advances or capital contributions, except for advances for travel and other normal business expenses in the ordinary course of business;

•	except for ordinary compensation and benefits and except for pre-existing agreements, make any payments or series of payments in excess of $10,000 to any officers, directors, employees or shareholders;

•	enter into any material contract or other transaction with any affiliate of an SM Cayman company, except in connection with the transactions contemplated by the share exchange agreement; and

•	except as required by applicable law or generally accepted accounting principles of the United States, revalue a material amount of the assets of any SM Cayman company.

Ideation agreed to (and to cause ID Arizona to) (i) carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay all debts and taxes when due, to pay or perform other obligations when due and to use commercially reasonable efforts to preserve intact its business organizations and (ii) use commercially reasonable efforts to keep available the services of its present officers, directors and employees and to preserve relationships with others having business dealings with it.

Ideation agreed not to, without the prior written consent of SearchMedia (not to be unreasonably delayed or withheld):

•	amend its organizational documents;

•	change any method of accounting or accounting principles or practices, except as required by U.S. GAAP or applicable law;

•	fail to timely file or furnish any SEC reports;

•	declare or pay any dividends, make any distributions or alter its capital structure;

•	sell, lease, license or otherwise dispose of or encumber any material properties or assets;

•	enter into, violate, amend or otherwise modify or waive any material term of any material contract, other than in the ordinary course of business;

•	issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into or exchangeable for its capital stock, or pledge or encumber any securities of ID Arizona;

•	incur or guarantee any indebtedness in excess of $250,000 in the aggregate (other than in connection with the transactions contemplated by the share exchange agreement), or mortgage, pledge or grant a security interest in any material asset of Ideation or ID Arizona;

•	pay, discharge or satisfy any claims, liabilities or obligations in excess of $250,000, other than in the ordinary course of business, with respect to any liabilities reflected or reserved against in the Ideation financial statements, or in connection with the transactions contemplated by the share exchange agreement;

•	make any capital expenditures, additions or improvements;

•	acquire any business or assets, which are material, individually or in the aggregate, to its business, or any equity securities of any corporation or business organization;

•	make or change any material tax election, adopt or change any accounting method in respect of taxes, file any tax return or any amendment to a tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	initiate, compromise or settle any material litigation or arbitration proceedings; and

•	enter into any material contract or other transaction with any affiliate of Ideation, except in connection with the transactions contemplated by the share exchange agreement.

Covenants

The share exchange agreement also contains additional covenants of the parties, including covenants providing for:

•	the SM Cayman preferred shareholders and SM Cayman to convert all preferred shares of SM Cayman into an aggregate of 69,532,866 ordinary shares of SM Cayman, prior to the closing of the business combination;

•	prior to the closing of the business combination, (a) each of the SM entities to, and each of the SM Cayman shareholders to use commercially reasonable efforts to, cause the relevant SM Cayman group companies to: (i) register with the competent PRC State Administration of Industry and Commerce the equity pledge set forth in the Equity Pledge Agreement dated September 10, 2007 among Jieli Consulting, Jingli Shanghai and its shareholders; and (ii) amend the power of attorney dated September 10, 2007 by the shareholders of Jieli Consulting to provide Jieli Consulting with the right to change the agent under such power of attorney, (b) each of SM entities and each of the SM Cayman shareholders to use commercially reasonable efforts to amend each acquisition agreement for each subsidiary of Jingli Shanghai to provide that following the closing (A) up to 75% of the earn-out or other contingent payment due thereunder with respect to 2010 may be paid, at the option of ID Cayman, in equity securities of ID Cayman, and (B) in all other instances, all earn-outs or other contingent payments will be made in cash, provided that all such amendments shall be approved by Ideation prior to the execution thereof, (c) Ms. Qinying Liu and Ms. Le Yang to use commercially reasonable efforts to complete the Circular No. 75 registration with the local branch of the PRC State Administration of Foreign Exchange with respect to Ms. Liu and Ms. Yang through the closing of SM Cayman’s sale of Series C preferred shares; and (d) all amounts owing by Ms. Liu and Ms. Yang to

SM Cayman shall have been repaid in accordance with a repayment agreement dated as of June 23, 2009 among SM Cayman, Ms. Liu and Ms. Yang.

•	the SearchMedia entities and Ideation to use commercially reasonable efforts to give or obtain all necessary approvals from and notices to governmental authorities and other third parties that are required for the consummation of the transactions contemplated by the share exchange agreement, subject to certain limitations;

•	the protection of confidential information of the parties subject to certain exceptions as required by law, regulation or legal or administrative process, and, subject to the confidentiality requirements, the provision of reasonable access to information;

•	the parties to supplement or amend their respective disclosure schedules, as of the date of the closing of the business combination, with respect to any matter that has resulted in or could reasonably be expected to result in a breach of any representation or warranty made by them in the share exchange agreement;

•	Ideation and the SM entities to cooperate in the preparation of any press release or public announcement related to the share exchange agreement or related transactions;

•	the SearchMedia parties waive all right, title, interest or claim of any kind against the trust account that they may have in the future and will not seek recourse against the trust account for any reason;

•	for a period of 18 months after the closing of the business combination, the SearchMedia shareholders to hold in strict confidence, and not disclose, unless required by applicable law, or misuse in any way all confidential information relating to SM Cayman and its subsidiaries and affiliates;

•	for a period of 18 months after the closing of the business combination, the SearchMedia shareholders (other than Deutsche Bank) not to directly or indirectly (a) solicit any employee of ID Cayman or any of the SM Cayman group companies at the vice president level or above or (b) hire any employee of ID Cayman or any of the SM Cayman group companies at the vice president level or above;

•	Ideation to prepare, file and mail this proxy statement/prospectus and to hold a stockholder meeting to approve the transactions contemplated by the share exchange agreement and to agree to provide SearchMedia with any correspondence received from or to be sent to the SEC and allow SearchMedia the opportunity to review and comment on any proposed responses thereto;

•	ID Arizona or ID Cayman to adopt appropriate board resolutions so that any acquisitions of ID Cayman shares resulting from the transactions contemplated by the share exchange agreement by an individual who is subject or will be subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 is exempt under Rule 16b-3 under the Exchange Act;

•	the SearchMedia parties to use commercially reasonable efforts to provide any information required under applicable law for inclusion in the proxy statement/prospectus, and any such information so provided shall not contain, at the time such proxy statement/prospectus is filed with the SEC or becomes effective under the Securities Act, any untrue statement of material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

•	Ideation and the SearchMedia parties to use commercially reasonable efforts to fulfill the closing conditions in the share exchange agreement;

•	Ideation and the SearchMedia entities to (and the SearchMedia entities to cause the SM Cayman group companies to) timely file all tax returns and other documents required to be filed with applicable governmental authorities, and to pay all taxes due on such returns;

•	Ideation and the SearchMedia entities to provide prompt written notice to the other party of any event or development that occurs that is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a material adverse effect on the disclosing party, or would require any amendment or supplement to this proxy statement/prospectus;

•	Ideation to ensure that the ID Cayman ordinary shares to be issued to the SearchMedia shareholders (including ID Cayman ordinary shares issued upon the exercise of the warrants received by certain SearchMedia warrantholders at the closing of the business combination) will be duly authorized, validly issued, fully paid and nonassessable; and

•	the delivery of certain financial statements by each of the SearchMedia entities and the SM Cayman shareholders which will show that the net income and EBITDA set forth in the financial statements for the 2008 fiscal year shall not be less than $15,297,000 and $30,218,000, respectively, and in the financial statements for the first quarter of 2009 shall not be less than $5,085,000 and $9,513,000, respectively.

•	the Ideation parties and the SM Cayman entities have agreed to use commercially reasonable efforts to reduce the expenses incurred by each such group, respectively, by $2,000,000.

Exclusivity; No Other Negotiation

Pursuant to the share exchange agreement, none of the SearchMedia entities or the SearchMedia shareholders may take (and the SearchMedia shareholders have agreed to use commercially reasonable efforts to cause each SM Cayman group company not to take), directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any person other than Ideation:

•	relating to an acquisition proposal, which means the acquisition of any shares, registered capital or other equity securities of any of the SM Cayman group companies or any assets of any of the SM Cayman group companies other than sales of assets in the ordinary course of business;

•	to reach any agreement or understanding for, or otherwise attempt to consummate, any acquisition proposal with any of the SM Cayman group companies and/or any SearchMedia shareholders;

•	to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to the SM Cayman group companies or afford access to the assets and properties or books and records of the SM Cayman group companies to any person whom any of the SM Group companies knows or has reason to believe is in the process of considering any acquisition proposal relating to the SM Cayman group companies;

•	to facilitate any effort or attempt by any person to do or seek any of the foregoing; or

•	to take any other action that is inconsistent with the transactions contemplated by the share exchange agreement and that has the primary effect of avoiding the closing of the share exchange agreement.

Notwithstanding the foregoing, SM Cayman or its board of directors may engage in discussions with any person who has made an unsolicited bona fide written acquisition proposal that the board of directors or SM Cayman determines in good faith constitutes, or could reasonably be expected to result in, an SM superior proposal provided that such discussions shall not limit or impair the enforceability of the share exchange agreement against the SearchMedia parties prior to the termination of the share exchange agreement. An SM superior proposal means any bona fide (i) proposal or offer for a business combination involving SM Cayman, (ii) proposal for the issuance by SM Cayman of over 50% of the SM ordinary shares as consideration for the assets or securities of another person, or (iii) proposal or offer to acquire in any manner, directly or indirectly, over 50% of the SM ordinary shares or consolidated total assets of SM Cayman, in each case other than the business combination with Ideation, made by a third party, and which is otherwise on terms and conditions which the board of directors of SM Cayman or any committee thereof determines in its reasonable judgment (after consultation with financial advisors) to be more favorable to holders of SM ordinary shares than the business combination with Ideation.

Pursuant to the share exchange agreement, Ideation may not take directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any person relating to the acquisition of that person or Ideation, or take any other action that has the primary effect of avoiding the closing of the business combination with SearchMedia. Notwithstanding the foregoing, Ideation or its board of directors may engage in discussions with any person who has made an unsolicited bona fide written acquisition proposal that the board of directors or Ideation determines in good faith constitutes, or could reasonably be expected to result in, an ID superior proposal. An ID superior proposal means any bona fide (i) proposal or offer for a business combination involving Ideation, (ii) proposal for the issuance by Ideation of over 50% of the Ideation common stock as consideration for the assets or securities of another person or (iii) proposal or offer to acquire in any manner, directly or indirectly, over 50% of the Ideation common stock or consolidated total assets of Ideation, in each case other than the business combination with SearchMedia, made by a third party, and which is otherwise on terms and conditions which the board of directors of Ideation or any committee thereof determines in its reasonable judgment (after consultation with financial advisors) to be more favorable to holders of Ideation common stock than the business combination with SearchMedia. Beginning on June 30, 2009, however, the Ideation parties may engage in the activities described above with respect to an acquisition proposal; provided, that any definitive agreement entered into relating to such acquisition proposal must provide that the closing be conditioned on the prior termination of the share exchange agreement in accordance with its terms.

Additional Agreements and Covenants

Board Composition

Upon the consummation of the business combination, the initial ID Cayman board of directors will consist of eight directors, of which the SearchMedia shareholders’ representatives will designate four directors to ID Cayman’s board and the Ideation representative, as provided in the share exchange agreement, will designate four directors. Of the four directors designated by each of SearchMedia and Ideation (i) at least two directors designated by the Ideation representative and three directors designated by the SearchMedia shareholders’ representatives shall be “independent directors” as defined in the rules and regulations of the NYSE Amex and (ii) at least one of the Ideation directors and three of the SearchMedia directors shall be non U.S. citizens. Upon the consummation of the business combination, ID Cayman’s directors are expected to be Ms. Qinying Liu, Mr. Earl Yen, Mr. Jianzhong Qu, Mr. Larry Lu, Mr. Robert Fried, Mr. Steven D. Rubin, Mr. Glenn Halpryn, and Mr. Chi-Chuan Chen. Messrs. Yen, Qu, Lu, Halpryn, and Chen are expected to be independent directors.

At the closing of the business combination, ID Cayman will enter into a voting agreement with CSV, Qinying Liu, Le Yang, Vervain Equity Investment Limited, Sun Hing Associates Limited, and Linden Ventures, each a SearchMedia shareholder and/or warrantholder, and Frost Gamma Investments Trust, Robert Fried, Rao Uppaluri, Steven Rubin and Jane Hsiao. The voting agreement provides, among other things, that, for a period commencing on the closing of the business combination and ending on the third anniversary of the date of the voting agreement, each party to the voting agreement will agree to vote in favor of the director nominees nominated by the Ideation representative and SM Cayman shareholders’ representatives as provided in the share exchange agreement. The voting agreement is attached as Annex F hereto. We encourage you to read the voting agreement in its entirety.

Director and Officer Insurance

As soon as practicable, Ideation will file an application with a reputable insurance company seeking, and otherwise use commercially reasonable efforts to obtain, a tail liability insurance policy that will be purchased by ID Cayman at the closing covering those persons who are currently covered by Ideation’s directors’ and officers’ liability insurance policy. Such policy shall (to the extent available in the market) have a price not exceeding 300% of the premium paid by Ideation as of the date of closing of the share exchange agreement and coverage in amount and scope at least as favorable to such persons as Ideation’s coverage as of the closing date (or as much as is available for such price), which policy shall continue for at least six years following the closing.

Estimates, Projections and Forecasts

Pursuant to the share exchange agreement, Ideation has acknowledged that none of the SearchMedia parties or Linden Ventures made any representations or warranties whatsoever with respect to any estimates, projections or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections or forecasts) regarding the SM Cayman group companies, their business, the Chinese media market (including without limitation the in-elevator and outdoor billboard advertising markets) or any other matters. Ideation agreed to take full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Ideation has no claim against the SearchMedia parties, Linden Ventures, or anyone else with respect to any such estimates, projections or forecasts, except as otherwise provided in the share exchange agreement. SearchMedia has expressly disclaimed any representations or warranties as to the reasonableness of the assumptions and estimates. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Internal Audit Function

The SearchMedia parties shall cause (to the extent not prohibited under Cayman Islands law) ID Cayman to engage an independent registered public accounting firm, which firm is not otherwise engaged by ID Cayman, to report to its audit committee and oversee the internal audit function of ID Cayman for a period of three years after the closing of the business combination. The audit committee of ID Cayman may waive compliance with this covenant prior to the end of the 3 year period if it determines that ID Cayman has sufficient internal resources to comply with applicable legal requirements relating to its internal audit function.

Ideation Share Purchases

After April 1, 2009, Ideation may seek to purchase, or enter into contracts to purchase, shares of Ideation common stock either in the open market or in privately negotiated transactions. Any such purchases and contracts would be effected pursuant to a 10b(5)-1 plan or at a time when Ideation, its initial stockholders or their affiliates are not aware of material nonpublic information regarding Ideation or its securities. Such purchases could involve the incurrence of indebtedness by Ideation, payment of significant fees or interest payments or the issuance of any additional Ideation securities. Any purchases other than ordinary course purchases shall require the prior approval of the SM Cayman shareholders’ representatives, any such approval not to be unreasonably withheld or delayed. If such approval is unreasonably withheld or delayed under certain circumstances, the obligation of The Frost Group, LLC to make sponsor purchases (discussed below) will terminate. An ordinary course purchase is a forward purchase between Ideation and a non-affiliate Ideation stockholder in which Ideation will purchase some or all of such stockholders’ shares of Ideation after closing, which contracts are not binding on SM Cayman or its assets. A condition to the closing of such contracts will be that all shares purchased would be voted in favor of the business combination. These purchases or arrangements could result in an expenditure of a substantial amount of funds in the trust account.

ID Cayman New Warrants

In consideration of the Sponsor Purchase Commitment Amount and the commitment of Converting Noteholders to convert such notes to ordinary shares of ID Cayman, The Frost Group, LLC and its affiliates and the Converting Noteholders shall, immediately prior to closing of the business combination, be issued a warrant to purchase 0.25 of an ID Cayman share for each share purchased in satisfaction of the Sponsor Purchase Commitment Amount or acquired upon conversion of such notes. The exercise price per whole ID Cayman Share underlying such warrants shall be $7.8815, and the aggregate number of shares underlying such warrants held by any particular warrantholder shall be rounded up to the nearest whole share.

Post-Closing Financing

Ideation has entered into a letter agreement with the Converting Noteholders and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date of such letter agreement.

Series D Financing

Until the effective date of this proxy statement/prospectus, SM Cayman is permitted to raise capital pursuant to an issuance of SM Cayman Series D preferred shares, on terms and conditions agreed upon by Ideation and SM Cayman, as long as such financing results in maximum aggregate proceeds to SM Cayman of $15,000,000 and no dividends accrue on such Series D preferred shares until the end of the first full calendar quarter after the closing of the business combination. Any Series D preferred shares of SM Cayman shall be converted into a number of warrants (each such new warrant to be entitled to purchase 0.25 of an ordinary share of ID Cayman at an exercise price per ordinary share of $7.8815) equal to such number of ID Cayman ordinary shares using a ratio of one ordinary share per each $7.8815 of aggregate liquidation preference thereunder, rounding up to the nearest whole share. SM Cayman is also permitted to discuss with potential lenders the terms of a subordinated debt financing, provided that Ideation has to consent prior to SM Cayman entering into an agreement or commitment with respect to any such financing. Assuming the maximum allowable Series D financing, an aggregate of up to approximately 1.9 million ordinary shares could be issued. ID Cayman could also issue approximately 0.5 million warrants to purchase ordinary shares of ID Cayman.

Sponsor Purchases

Commencing on April 1, 2009 and continuing until no later than 4:30 p.m. Eastern time on the day that is two business days before the Ideation stockholders meeting, The Frost Group, LLC, through itself, its affiliates or others, will purchase and/or enter into forward contracts to purchase shares of Ideation common stock in the open market or in privately negotiated transactions in an amount, which we refer to as the Sponsor Purchase Commitment Amount, equal to the lesser of (i) an aggregate expenditure of $18.25 million and (ii) an amount that, when combined with certain purchases of Ideation common stock by Ideation, certain warrant exercises and proxies delivered by Ideation stockholders not electing their conversion rights would result in ID Cayman having an aggregate of not less than $18.25 million in cash available to it in its trust account (or any other accounts) immediately after the closing of the business combination and before payment of expenses. Such purchases will be conducted in compliance with the Securities Act, the Exchange Act and any other applicable law.

The Frost Group, LLC, through itself, its affiliates or others, owns 777,900 IPO Shares consisting of (i) 250,000 shares acquired as part of 250,000 units purchased in the IPO, (ii) 206,800 shares purchased between the date of the IPO and March 31, 2009, and (iii) 321,100 shares purchased between April 1, 2009 and September 28, 2009 pursuant to arrangements described above. In addition, The Frost Group, LLC, through itself, its affiliates or others, have purchased warrants to acquire 1,291,200 shares (including 250,000 warrants acquired as part of 250,000 units purchased in the IPO). The aggregate amount of shares purchased pursuant to these arrangements and the total number of IPO Shares held by The Frost Group, LLC, through itself, its affiliates or others will be disclosed to Ideation stockholders in a Current Report on Form 8-K as soon as practicable before the open of trading on the NYSE Amex on the day that is one business day before the special meeting of Ideation stockholders. We acknowledge that the timing of this disclosure limits the amount of time Ideation stockholders will have to consider the impact of these purchases before such stockholders submit a proxy or otherwise vote on the proposals to be considered at the special meeting.

To the extent that The Frost Group, LLC, through itself, its affiliates or others has not otherwise satisfied the Sponsor Purchase Commitment Amount by the day that is two days before the special meeting of Ideation stockholders, The Frost Group, LLC through itself, its affiliates or others may satisfy this obligation before the closing of the business combination by delivering into an escrow account irrevocable written notices to exercise all or any of the Ideation public warrants held by such persons, together with the cash exercise price therefor, in an amount up to the amount necessary to satisfy the Sponsor Purchase Commitment Amount. Any such public warrant exercises will be effective immediately after the closing of the business combination, and would result in additional cash to Ideation. To the extent that The Frost Group, LLC, through itself, its affiliates or others, does not otherwise satisfy the Sponsor Purchase Commitment Amount, Ideation has agreed to sell shares of Ideation common stock at a per share price of $7.8815 to The Frost Group LLC, its affiliates or others as necessary to satisfy the Sponsor Purchase Commitment Amount, which would result in additional cash to Ideation. Such purchases may be made, as necessary, up to ten days after the closing of the business combination pursuant to a purchase agreement with customary registration rights.

The Frost Group, LLC has agreed to vote all of the shares of Ideation common stock held by it, and to cause the vote of all of the shares of Ideation common stock held by its affiliates, other than any shares it acquired prior to Ideation’s IPO, (i) in favor of the approval of the share exchange agreement and the related transactions; (ii) against any proposal made in opposition to, or in competition with, the share exchange agreement and the related transactions; and (iii) against any other action that is intended, or would reasonably be expected to, unreasonably impede, interfere with, delay, postpone, discourage or adversely affect the share exchange agreement and the related transactions. If any third-party through which The Frost Group, LLC has acted in connection with its Sponsor Purchase Commitment Amount obligations, or a Non-Affiliate Purchaser, fails to vote any shares of Ideation common stock acquired by it in the same manner, then the purchase of such shares by such Non-Affiliate Purchaser shall not be counted toward fulfillment of the Sponsor Purchase Commitment Amount by The Frost Group, LLC. The Frost Group, LLC agrees that during the period commencing on the execution of the share exchange agreement through the closing of the business combination, neither The Frost Group, LLC nor its affiliates will exercise any conversion rights. Furthermore, if a Non-Affiliate Purchaser exercises any conversion rights, then the purchase of those converted shares will not count toward fulfillment of the Sponsor Purchase Commitment Amount.

In addition to the foregoing, The Frost Group, LLC has agreed to use commercially reasonable efforts to cooperate with the Ideation parties and the SearchMedia parties in order to consummate the transactions contemplated by the share exchange agreement.

Conditions to Closing

General Conditions

Consummation of the share exchange agreement and the related transactions is conditioned on (i) the Ideation board not having withdrawn its approval of the terms and conditions of the business combination; (ii) the Ideation common stockholders approving the redomestication; (iii) the Ideation common stockholders approving the charter amendment; and (iv) the business combination being (1) approved by a majority of the IPO Shares, voted at a duly held stockholders meeting in person or by proxy (2) approved by a majority of the votes cast on the proposal, and (3) fewer than 30% of the stockholders owning IPO Shares both (a) vote against the business combination and (b) exercise their conversion rights to have their shares of common stock converted to cash.

In addition, the consummation of the transactions contemplated by the share exchange agreement is conditioned upon certain closing conditions, including:

•	the representations and warranties of the Ideation parties on one hand and the SearchMedia parties on the other hand being true and correct as of the closing, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on such parties, and all covenants contained in the share exchange agreement have been materially complied with by such party and the delivery by Ideation and the SearchMedia parties to each other of a certificate to such effect;

•	no action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted by any governmental authorities to restrain, modify or prevent the carrying out of the transactions contemplated by the share exchange agreement; and

•	no injunction or other order issued by any governmental authority or court of competent jurisdiction prohibiting the consummation of such transactions.

SearchMedia Parties’ Conditions to Closing of the Share Exchange Agreement

The obligations of the SearchMedia parties to consummate the transactions contemplated by the share exchange agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to Ideation since September 30, 2008;

•	the receipt of necessary consents, authorizations and approvals by Ideation stockholders and third parties and the completion of necessary proceedings;

•	the resignation of those officers and directors who are not continuing as officers and directors of ID Cayman, together with a written release from each such director and officer that such person has no claim for employment or other compensation in any form from Ideation, except for any reimbursement of outstanding expenses existing as of the date of such resignation;

•	SearchMedia shall have received legal opinions customary for transactions of this nature, from counsel to the Ideation parties;

•	Ideation shall have given instructions to the trustee of the trust account to have the monies in the trust account disbursed immediately upon the closing of the business combination;

•	Ideation shall have filed all reports and other documents required to be filed by Ideation under the U.S. federal securities laws through the closing date of the share exchange agreement; and

•	SearchMedia shall have received investor representation letters executed by each affiliate of Ideation who will receive ID Cayman shares at the closing in respect of certain SM Cayman promissory notes or SM Cayman securities held by it. Those affiliates who will receive ID Cayman shares are Frost Gamma Investments Trust (an affiliate of Dr. Phillip Frost), Robert N. Fried and Rao Uppaluri.

Ideation’s Conditions to Closing of the Share Exchange Agreement

The obligations of Ideation to consummate the transactions contemplated by the share exchange agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to SearchMedia since June 30, 2008;

•	the receipt of necessary consents, authorizations and approvals by Ideation stockholders and third parties and the completion of necessary proceedings;

•	Ideation shall have received legal opinions customary for transactions of this nature, from counsel to SearchMedia;

•	Ideation shall have received investor representation letters executed by the shareholders and warrantholders of SM Cayman and holders of certain convertible promissory notes (other than from holders who are affiliates of Ideation);

•	the conversion of the preferred shares of SM Cayman to ordinary shares of SM Cayman shall have occurred;

•	each of Qinying Liu, Garbo Lee and Jennifer Huang shall have continued to serve in the same position at SM Cayman or the other SM Cayman group companies as such person was serving as of the date of the share exchange agreement, or in another senior management capacity; and

•	the delivery of certain financial statements by each of the SM Entities and the SM Cayman shareholders which will show that the adjusted net income and EBITDA set forth in the financial statements for the 2008 fiscal year shall not be less than $15,297,000 and $30,218,000, respectively, and in the financial statements for the first quarter of 2009 shall not be less than $5,085,000 and $9,513,000, respectively.

If permitted under the applicable law, either Ideation or the representatives of the SearchMedia shareholders and, if applicable to matters affecting them, Linden Ventures may waive any inaccuracies in the representations and warranties made to the Ideation parties or the SearchMedia parties and Linden Ventures, as applicable, contained in the share exchange agreement and waive compliance with any agreements or conditions for the benefit of such parties contained in the share exchange agreement. The condition requiring that the holders of less than 30% of the shares of common stock issued in connection with Ideation’s IPO affirmatively vote against the Business Combination Proposal and demand conversion of their shares of common stock into cash may not be waived. We cannot assure you that any or all of the conditions will be satisfied or waived.

To the extent a waiver by any party renders the statements in this proxy statement/prospectus materially misleading, Ideation intends to supplement this proxy statement/prospectus and resolicit proxies from its stockholders to the extent required by law.

Indemnification

Indemnification by the SearchMedia Shareholders and Linden Ventures

The SearchMedia shareholders have agreed, on a pro rata basis, to indemnify the Ideation parties from any damages arising from: (a) any breach by any SearchMedia entity of any of its representations or warranties, covenants or obligations in the share exchange agreement; (b) any breach by any SearchMedia shareholder of its representations or warranties, covenants or obligations in the share exchange agreement; (c) the validity, enforceability or effectiveness (or lack thereof) of the appointment of the designated agent, any action taken by him or her under the share exchange agreement and/or the transfer of any SearchMedia shares by him or her (including any SearchMedia shares resulting from the exercise of options and the vesting of restricted share awards after the date of the share exchange agreement) or the ownership or transfer of any SearchMedia shares by any SearchMedia shareholder that did not sign the share exchange agreement (which may include persons who become shareholders of SearchMedia as a result of option exercises and the vesting of restricted share awards after the date of the share exchange agreement); (d) the failure to allocate any earn-out shares to the holders of restricted share awards under the share exchange agreement or the failure to register such awards in accordance with PRC law or any claims of such holders relating to the transfer or exchange of their restricted share awards under the share exchange agreement; or (e) the failure of any SM Cayman entity to pay its registered capital in full to the appropriate governmental authority. In addition, Linden Ventures has agreed to indemnify the Ideation parties from any damages arising from a breach of any its representations or warranties, covenants or obligations in the share exchange agreement. Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations that relate specifically and solely to a particular SearchMedia shareholder or to Linden Ventures are the obligations of that particular person only and not the responsibility of the other SearchMedia shareholders and Linden Ventures (as applicable).

The amount of damages suffered by the Ideation parties may be paid in cash, or, at the option of the SearchMedia shareholders or Linden Ventures (as applicable), may be recovered by delivery of a specified number of ID Cayman shares owned by the SearchMedia shareholders or Linden Ventures (as applicable) for repurchase by ID Cayman, provided that such transfer is in accordance with applicable law. Any such returned shares shall be cancelled. If the SearchMedia shareholders or Linden Ventures opt to deliver shares instead of cash, the number of shares to be returned by the SearchMedia shareholders or Linden Ventures shall be equal to the aggregate amount of the damages agreed to be paid by the SearchMedia shareholders or Linden Ventures, divided by $7.8815.

Indemnification by Ideation

The Ideation parties have agreed to indemnify each of the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures from any damages arising from: (a) any breach of any representation or warranty made by the Ideation parties in the share exchange agreement; or (b) any breach by any Ideation party of its covenants or obligations in the share exchange agreement.

The amount of damages suffered by the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures shall be paid in newly issued ID Cayman shares. The number of ID Cayman shares to be issued to the SearchMedia indemnified parties shall be equal to the aggregate amount of the damages agreed to be paid by the Ideation parties, divided by $7.8815.

Limitations on Indemnity

Except for certain limited exceptions, (i) the Ideation parties will not be entitled to indemnification for breaches of representations and warranties by any SearchMedia party and for breaches of covenants and obligations of the SearchMedia shareholders and Linden Ventures unless the aggregate amount of damages to the Ideation parties for such breaches exceeds $750,000, and then only to the extent such damages for such breaches exceed $750,000 and (ii) the aggregate amount of damages payable by the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures for such breaches to the Ideation parties may not exceed $7,500,000.

Except for certain limited exceptions, the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures will not be entitled to indemnification for breaches of representation and warranties unless the aggregate amount of damages to such parties exceeds $750,000, and then only to the extent such damages for such breaches exceed $750,000 and (ii) the aggregate amount of damages payable by the Ideation parties to the SearchMedia shareholders (including the SM Cayman shareholder that did not sign the share exchange agreement) and Linden Ventures for such breaches may not exceed $7,500,000.

Termination

The share exchange agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Ideation stockholders, by:

•	mutual written consent of SM Cayman and Ideation;

•	either Ideation or the SM Cayman shareholders’ representatives, if the closing has not occurred by (a) October 30, 2009 or (b) such other date as may be mutually agreed to;

•	the SM Cayman shareholders’ representatives, if there has been a breach by Ideation of any representation, warranty, covenant or agreement contained in the share exchange agreement which has prevented the satisfaction of the conditions to the obligations of the SearchMedia parties under the share exchange agreement (which is deemed to have occurred if there is a material breach of the sponsor purchase commitment covenants of The Frost Group, LLC or the covenants of Ideation with respect to purchases, and forward contracts to purchase, shares of Ideation common stock) and the violation or breach has not been waived by such representatives or cured by Ideation within 30 days after written notice from the SM Cayman shareholders’ representatives;

•	Ideation, if there has been a breach by the SearchMedia parties of any representation, warranty, covenant or agreement contained in the share exchange agreement which has prevented the satisfaction of the conditions to the obligations of Ideation under the share exchange agreement and such violation or breach has not been waived by Ideation or cured by the SearchMedia parties within 30 days after written notice from Ideation;

•	the SM Cayman shareholders’ representatives or Ideation, if the Ideation board of directors fails to recommend or withdraws or modifies in a manner adverse to the SearchMedia parties its approval or recommendation of the share exchange agreement and the transactions contemplated under the share exchange agreement;

•	either Ideation or the SM Cayman shareholders’ representatives, if the redomestication and the business combination are not approved by Ideation stockholders or if holders of 30% or more of Ideation’s common stock issued in connection with Ideation’s IPO vote against the business combination and exercise their right to convert their shares of common stock into cash from the trust account; and

•	either Ideation or the SM Cayman shareholders’ representatives, if a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order or injunction or taken any other action to permanently restrain, enjoin or prohibit the redomestication or the business combination.

Effect of Termination; Termination Fee

In the event of termination by either Ideation or the SearchMedia shareholders’ representatives, except as set forth below, all further obligations of the parties shall terminate, each party shall bear its own costs and expenses and no party shall have any liability in respect of such termination.

If the SM Cayman shareholders’ representatives terminate the share exchange agreement due to either: (a) a breach by Ideation of any representation, warranty, covenant or agreement contained in the share exchange agreement which has prevented the satisfaction of the conditions to the obligations of the SearchMedia parties under the share exchange agreement, which violation or breach has not been waived or cured as permitted by the share exchange agreement; or (b) the Ideation board of directors failing to recommend or withdrawing or modifying in a manner adverse to the SearchMedia parties its recommendation or approval of the share exchange agreement and the transactions contemplated under the share exchange agreement, then SearchMedia will be entitled to reimbursement of its costs and expenses up to $3,000,000 immediately upon termination; however, the SearchMedia parties have waived all claims against Ideation’s trust account for the payment of this or any other fees or claims. In addition, if the SM Cayman shareholders’ representatives terminate due to a material, intentional breach by The Frost Group, LLC of its sponsor purchase commitment covenants, and Ideation enters into an agreement for an alternative transaction within six months of the termination, SM Cayman will be reimbursed for fees and expenses up to $3,000,000 by The Frost Group, LLC on the date of execution of such definitive agreement, which such amount received from The Frost Group, LLC shall reduce the amount that may be claimed from Ideation on a dollar-for-dollar basis.

If Ideation terminates the share exchange agreement due to a breach by the SearchMedia parties of any representation, warranty, covenant or agreement contained in the share exchange agreement which has prevented the satisfaction of the conditions to the obligations of Ideation under the share exchange agreement, which violation or breach has not been waived or cured as permitted by the share exchange agreement, then Ideation will be entitled to reimbursement of its costs and expenses up to $3,000,000 immediately upon termination. However, if such termination relates to an intentional breach by any SearchMedia party and any SM Cayman entity enters into an agreement for an alternative transaction within six months after the termination, Ideation will be entitled to a termination fee equal to $10,000,000 plus reimbursement of all of its costs and expenses on the date of execution of the definitive agreement.

An “alternative transaction” means, with respect to the SearchMedia parties (subject to certain exceptions), (a) (i) a business combination involving SM Cayman, (ii) the issuance by SM Cayman of over

50% of the SM Cayman ordinary shares as consideration for the assets or securities of another person, or (iii) the acquisition, directly or indirectly, of over 50% of the SM Cayman ordinary shares or consolidated total assets of SM Cayman (including by way of acquisition of one or more of its subsidiaries or PRC affiliated entities) or (b) any private equity financing with proceeds in excess of $15 million (exclusive of any commissions or management fees); and with respect to Ideation, means any “initial business combination” (as defined in Ideation’s Amended and Restated Certificate of Incorporation).

In addition to the termination rights set forth in the share exchange agreement, each of Ideation and the SM Cayman shareholders’ representatives will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against such other party to the share exchange agreement.

Amendment

The share exchange agreement may be amended at any time by execution of an instrument in writing signed on behalf of Ideation and a majority of the representatives of the SM Cayman shareholders and Linden Ventures, if required, as described below.

Amendments to Share Exchange Agreement

On May 27, 2009, Ideation entered into an amendment, which we refer to as the first amendment, to the Agreement and Plan of Merger, Conversion and Share Exchange with Earl Yen, Tommy Cheung, Stephen Lau and Qinying Liu, as the SM Cayman shareholders’ representatives. The first amendment amends the share exchange agreement to provide that the consent of Linden Ventures will be required in the event of any amendment to or waiver of any provision contained in certain sections of the share exchange agreement that directly affects Linden Ventures or if any amendment or waiver disproportionately affects Linden Ventures relative to other SM Cayman securityholders.

In addition, the first amendment provides for an amendment to the Memorandum and Articles of Association of ID Cayman following completion of the business combination to provide that the Series A preferred shares of ID Cayman shall be convertible, at the option of the holder, at any time after six months, rather than eighteen months, following the original issue date.

On September 8, 2009, Ideation entered into an amendment, which we refer to as the second amendment, to the share exchange agreement with Earl Yen, Tommy Cheung, Stephen Yau, Qinying Liu, Linden Ventures, Vervain Equity Investment Limited, Sun Hing Associates Limited and The Frost Group, LLC. The second amendment amends the share exchange agreement to provide the following:

•	acknowledgment of the transfer of the SM Cayman Series C preferred shares owned by Gentfull Investment Limited and Gavast Estates Limited to Vervain Equity Investment Limited and Sun Hing Associates Limited, respectively, their affiliates and the joinder of such transferees to the share exchange agreement;

•	the elimination of a potential obligation of ID Cayman to issue Series A preferred shares in connection with the closing, but continuing to provide for the issuance of a warrant to acquire 0.25 of an ID Cayman ordinary share, regardless of the amount in the trust account after closing, for each ID Cayman ordinary share issued to or acquired by those investors who hold SM Cayman interim notes that converted to ID Cayman ordinary shares at closing and/or ID Cayman ordinary shares acquired in connection with the Sponsor Purchase Commitment Amount;

•	the imposition of one-year lock-up restrictions with respect to the ID Cayman shares underlying ID Cayman restricted share awards and options;

•	an additional covenant requiring the repayment of certain loans owed by Qinying Liu and Le Yang to SM Cayman prior to closing. Ms. Liu and Ms. Yang have agreed to repay an aggregate of RMB 4,289,889 owed by them to SM Cayman prior to the closing of the business combination. They may do so in cash or by surrendering a number of ordinary shares of SM Cayman owned by them prior to closing equal in value to such amount;

•	an increase of the board of directors of ID Cayman after the closing to ten (10) members, adding one director to be appointed by the Ideation representative and requiring certain independence and citizenship requirements as set forth elsewhere in this proxy statement/prospectus;

•	the amendment of the sponsor purchase commitment of The Frost Group, LLC to allow for certain warrant exercises, effective immediately after the closing, to be counted toward the satisfaction of the Sponsor Purchase Commitment Amount;

•	the addition of Ideation stockholder approval of the Ideation charter amendment (and a corresponding amendment to the charter of ID Arizona) as a condition to the closing of the business combination;

•	the extension of the end date by which the business combination must be consummated to October 30, 2009 from September 30, 2009;

•	technical corrections to the definition of “adjusted net income”;

•	the amendment of Schedules B and C to the share exchange agreement to reflect the transfers by Gentfull Investment Limited and Gavast Estates Limited and certain transfers by and among SM Cayman shareholders and correct some rounding errors; and

•	the amendment of the Memorandum and Articles of Association of ID Cayman, Exhibit A to the share exchange agreement, to eliminate the designation of the ID Cayman Series A preferred shares.

On September 8, 2009, in connection with the execution of the second amendment to the share exchange agreement, Ideation entered into a letter agreement with the Converting Noteholders and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date of such letter agreement.

On September 22, 2009, an amendment, which we refer to as the third amendment, to the share exchange agreement was entered into by Earl Yen, Tommy Cheung, Terrance Hogan, Qinying Liu, Linden Ventures, Ideation, and ID Arizona. The third amendment amends the share exchange agreement to provide the following:

•	the amendment of Schedule B and Schedule C to the share exchange agreement to reflect the proportional repurchases of approximately 3,000,000 SM Cayman ordinary, Series B preferred and Series C preferred shares from SM Cayman shareholders and issuances of approximately 3,000,000 options under the SM Share Incentive Plan to employees of SM Cayman and its subsidiaries;

•	the exclusion of any compensation charges attributable to the above repurchases and issuances from the definition of “adjusted net income;”

•	the amendment and restatement of the Lock-Up Agreements, which are Exhibit F-1 and F-2 to the share exchange agreement providing that for Qinying Liu, Le Yang and CSV, the lock-up shall apply for 12 months after the closing of the share exchange agreement with respect to ten percent (10%) of the shares or other securities received in connection with the business combination and underlying securities received in connection with the business combination, 18 months after the closing of the share exchange agreement with respect to fifteen percent (15%) of such securities, and 24 months after the closing of the share exchange agreement with respect to the remaining seventy-five percent (75%) of such securities, provided that with respect to CSV, this lock-up shall apply only to shares acquired by CSV in exchange for SM Cayman ordinary shares held by it immediately prior to the closing of the business combination, and not with respect to shares or other securities acquired (or underlying securities acquired) by CSV in exchange for SM Cayman warrants, SM Cayman preferred shares or other SM Cayman securities exercisable for, or convertible into, SM Cayman ordinary shares, which shares shall be subject to the same lock-up that applies to other non-management shareholders;

•	a decrease of the board of directors of ID Cayman after the closing to eight members, subtracting one director to be appointed by each of the Ideation representative and the SM Cayman shareholders’ representatives and requiring certain independence and citizenship requirements as set forth elsewhere in this proxy statement/prospectus;

•	an amendment of a covenant which now requires each of the SM entities and each of the SM Cayman shareholders to use commercially reasonable efforts to amend each acquisition agreement for each subsidiary of Jingli Shanghai to provide that following the closing (i) up to 75% of the earn-out or other contingent payment due thereunder with respect to 2010 may be paid, at the option of ID Cayman, in equity securities of ID Cayman, and (ii) in all other instances, all earn-outs or other contingent payments will be made in cash, provided that all such amendments shall be approved by Ideation prior to the execution thereof;

•	an additional covenant requiring each of the Ideation parties, on the one hand, and the SM Cayman entities, on the other hand, to use commercially reasonable efforts prior to closing of the share exchange agreement to reduce the expenses incurred by each such group, in connection with this transaction, by $2,000,000; and

•	the elimination of the earn-out make-up provision that allowed for any unearned portion of the earn-out shares to be issued if the closing price of the ID Cayman ordinary shares maintained a certain level for a consecutive thirty trading day period.

Regulatory and Other Approvals

Except for approvals required by Delaware, Arizona, and Cayman Islands corporate law and compliance with applicable securities laws and rules and regulations of the SEC and NYSE Amex and compliance with applicable PRC laws, no federal, state or foreign regulatory requirements remain to be complied with or other material approvals to be obtained or filings to be made in order to consummate the business combination or the redomestication.

Recommendation of Ideation’s Board of Directors

After careful consideration, the Ideation board of directors unanimously determined that the Business Combination Proposal is in the best interests of Ideation and its stockholders. The board of directors has approved and declared the Business Combination Proposal advisable and recommends that you vote or give instructions to vote “FOR” the Business Combination Proposal.

CERTAIN AGREEMENTS RELATING TO THE BUSINESS COMBINATION

Lock-Up Agreements

At the closing, the SM Cayman management shareholders and warrantholders and the ID Cayman directors designated by the SM Cayman shareholders’ representatives will enter into lock-up agreements providing that they may not sell or otherwise transfer any shares of ID Cayman or any other securities convertible into or exercisable or exchangeable for shares of ID Cayman that are beneficially owned and/or acquired by them (or underlying any security acquired by them) as of the date of the share exchange agreement or otherwise in connection with the business combination, subject to certain exceptions, for a period of 12 months after the closing date, provided, that with respect to Le Yang and Qinying Liu, the lock-up period shall apply from 12 months after the closing of the share exchange agreement with respect to ten percent (10%) of such securities, 18 months after the closing of the share exchange agreement with respect to fifteen percent (15%) of such securities, and 24 months after the closing of the share exchange agreement with respect to the remaining seventy-five percent (75%) of such securities. In the case of SM Cayman’s non-management shareholders (other than Linden Ventures), the lock-up period will be six months from the closing date with respect to 25% of such securities and 12 months from the closing date with respect to the remaining 75% of such securities; provided that with respect to shares or other securities acquired (or underlying securities acquired) by CSV in exchange for SM Cayman warrants, SM Cayman preferred shares or other SM Cayman securities exercisable for, or convertible into, SM Cayman ordinary shares, CSV will be subject to the same lock-up period as the other non-management shareholders, and with respect to shares acquired by CSV in exchange for SM Cayman ordinary shares held by it immediately prior to the closing of the business combination, the lock-up period shall apply until twelve months from the closing date with respect to 10% of such shares, eighteen months from the closing date with respect to 15% of such shares and twenty-four months from the closing date with respect to the remaining 75% of such shares. In addition, 1,268,795 ordinary shares and 396,826 warrants of ID Cayman (and shares underlying such warrants) issuable to Linden Ventures as a warrantholder and upon conversion of the Linden Note pursuant to the share exchange agreement will be subject to lock-up for six months.

Notwithstanding the foregoing, nothing in the lock-up agreement restricts: (a) transfers of shares as a bona fide gift; (b) transfers of shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the person signing the lock-up agreement or their immediate family; (c) transfers of shares to any beneficiary of the person signing the lock-up agreement pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (d) transfers of shares to ID Cayman by way of repurchase or redemption; (e) transfers of shares to any affiliate of the person signing the lock-up agreement; (f) transfers of shares (other than by Ms. Qinying Liu and Ms. Le Yang) that are in compliance with applicable federal and state securities laws; or (g) transfers of shares pursuant to an underwritten secondary offering provided that, in the case of any transfer or distribution pursuant to clause (a), (b), (c), (e) or (f) above, each donee, distributee or transferee shall sign and deliver to ID Cayman, prior to such transfer, a lock-up agreement substantially in one of the forms attached as Annex G hereto. In addition, after the six months anniversary of the closing of the business combination, if the Ideation members of the ID Cayman board of directors consent, the restrictions on the non-management shareholders may be released in connection with a follow-on public offering.

The forms of lock-up agreement are attached as Annex G hereto. We encourage you to read the lock-up agreements in their entirety.

Voting Agreement

Upon consummation of the business combination, the initial ID Cayman board of directors will consist of eight directors, of which the SearchMedia shareholders’ representatives will designate four directors to ID Cayman’s board and the Ideation representative will designate four directors, as provided in the share exchange agreement.

At the closing of the business combination, China Seed Ventures, L.P., which we refer to as CSV, Qinying Liu, Le Yang, Vervain Equity Investment Limited, Sun Hing Associates Limited, and Linden Ventures, each a SearchMedia shareholder or warrantholder and Frost Gamma Investments Trust, Robert Fried, Rao Uppaluri, Steven Rubin and Jane Hsiao and ID Cayman will enter into a voting agreement. The voting agreement provides, among other things, that, for a period commencing on the closing of the business combination and ending on the third anniversary of the date of such closing, each party to the voting agreement will agree to vote in favor of the director nominees nominated by the Ideation representative and the SM Cayman shareholders’ representatives as provided in the share exchange agreement. The voting agreement is attached as Annex F hereto. We encourage you to read the voting agreement in its entirety.

Registration Rights Agreement

At the closing of the business combination, ID Cayman and certain of the SM Cayman shareholders and warrantholders will enter into a registration rights agreement pursuant to which such SM Cayman shareholders and warrantholders will be entitled to registration rights for any ID Cayman ordinary shares received by them in connection with the business combination (including any ordinary shares issued to them upon exercise of warrants of ID Cayman). Holders of registration rights will be entitled to deliver a demand or “piggyback” notice to ID Cayman under the registration rights agreement to register certain of their shares prior to the expiration of the applicable lock-up periods, but, in general, they may not offer for sale, sell or otherwise dispose of such shares before the expiration of such lock-up periods, except in an underwritten secondary offering. Pursuant to the registration rights agreement, SM Cayman shareholders and warrantholders holding at least 50% of the outstanding registrable securities are entitled to demand that ID Cayman register the ordinary shares held by the SM Cayman shareholders and warrantholders who have registration rights. In addition, the SM Cayman shareholders and warrantholders who enter into the registration rights agreement will have “piggy-back” registration rights on registration statements filed subsequent to the date of the business combination. ID Cayman will bear the expenses incurred in connection with the filing of any such registration statements.

The registration rights agreement is attached as Annex H hereto. We encourage you to read the registration rights agreement in its entirety.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

In the opinion of Akerman Senterfitt, the following discussion summarizes the material U.S. federal income tax consequences of (i) the business combination to ID Cayman, (ii) the merger to Ideation and the holders of Ideation’s common stock, warrants and units, the foregoing collectively referred to as Ideation securities, (iii) the conversion to ID Arizona, ID Cayman and the holders of ID Arizona’s common stock and warrants, referred to as ID Arizona securities, and (iv) owning shares and warrants in ID Cayman, referred to as ID Cayman securities, following the conversion and business combination.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Ideation’s securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of Ideation securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable to Non-U.S. Holders of owning ID Cayman securities are described below.

With respect to the holders of units, although each unit is evidenced by a single instrument, a holder of a unit may, at its option, exchange such unit for its components, common stock (or ordinary share, as the case may be) and warrants. Accordingly, each holder of a unit would treat the unit as consisting of the common stock (or ordinary share) and warrants corresponding to the components of such unit for U.S. federal income tax purposes. In accordance with such treatment of the unit, in calculating its tax basis in each of the components, a holder will allocate the purchase price paid for such unit among the components in proportion to their relative fair market values at the time of purchase. A similar principle would apply in determining the amount of gain or loss allocable to each component upon a sale or other disposition of a unit. The exchange of a unit for the separate common stock (or ordinary share) and warrants corresponding to each unit would not be a taxable event. Since a holder of a unit would be treated for U.S. federal income tax purposes as holding the applicable common stock (or ordinary share) and warrant components of such a unit, a holder of a unit should review the applicable discussion herein relating to the U.S. federal income tax consequences of the purchase, ownership and disposition of common stock (or ordinary shares) and warrants.

This summary is based on the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to ID Arizona, ID Cayman, Ideation, or any particular holder of Ideation securities, ID Arizona securities or ID Cayman securities. In particular, this discussion considers only holders that own and hold Ideation securities, and who will hold ID Arizona securities or ID Cayman securities as a result of owning the corresponding Ideation securities or ID Arizona securities, as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of Ideation’s voting shares;

•	persons that hold Ideation securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Ideation securities, or will hold the ID Arizona securities or ID Cayman securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Ideation securities (or the ID Arizona securities or ID Cayman securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Ideation has not sought, and will not seek, a ruling from the Internal Revenue Service as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulation, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

Due to the complexity of the tax laws and because the tax consequences to Ideation, ID Arizona, ID Cayman, or any particular holder of Ideation or ID Arizona securities or of ID Cayman securities following the conversion and business combination may be affected by matters not discussed herein, each holder of Ideation securities is urged to consult with its tax advisor with respect to the specific tax consequences of the merger, conversion and business combination, and the ownership and disposition of Ideation securities, ID Arizona securities and ID Cayman securities, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Tax Consequences of the Business Combination with respect to ID Cayman

ID Cayman will not recognize any gain or loss for U.S. federal income tax purposes as a result of the business combination.

Tax Consequences of the Merger

Under applicable federal income tax principles as enacted and construed on the date hereof, the merger of Ideation with and into ID Arizona should qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a). However, there is a lack of clear authority directly on point on how the provisions of Code Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, and thus, this conclusion is not entirely free from doubt.

If the merger qualifies as a reorganization under Code Section 368(a), a U.S. Holder of Ideation securities would not recognize gain or loss upon the exchange of its Ideation securities solely for the corresponding ID Arizona securities pursuant to the merger, and Ideation would not recognize gain or loss as a result of the merger. A U.S. Holder’s aggregate tax basis in the ID Arizona securities received in connection with the merger also would be the same as the aggregate tax basis of the corresponding Ideation securities surrendered in the transaction. In addition, the holding period of the ID Arizona securities received in the merger would include the holding period of the corresponding Ideation securities surrendered in the merger. An Ideation stockholder who redeems its shares of common stock for cash generally will recognize gain or loss in an amount equal to the difference between the amount of cash received for such shares and its adjusted tax basis in such shares.

If the merger fails to qualify as a reorganization under Code Section 368(a), a U.S. Holder would recognize a gain or loss with respect to its securities in Ideation in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in its Ideation securities and the fair market value of the corresponding ID Arizona securities received in the merger. In such event, the U.S. Holder’s basis in the ID Arizona securities would equal such securities’ fair market value, and the U.S. Holder’s holding period for the ID Arizona securities would begin on the day following the date of the merger. In addition, Ideation would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the ID Arizona securities issued in the merger and the adjusted tax basis of its assets at the effective time of the merger.

Tax Consequences of the Conversion

Tax Consequences to U.S. Holders of ID Arizona Securities

The conversion should qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a) under applicable federal income tax principles as enacted and construed on the date hereof. However, there is a lack of clear authority directly on point on how the provisions of Code Section 368(a) apply in the case of a conversion of a corporation with no active business and only investment-type assets, and thus, this conclusion is not entirely free from doubt.

If the conversion qualifies as a reorganization under Code Section 368(a), a U.S. Holder of ID Arizona securities would not recognize gain or loss upon the exchange of its ID Arizona securities solely for the securities of ID Cayman pursuant to the conversion. A U.S. Holder’s aggregate tax basis in the securities of ID Cayman received in connection with the conversion also would be the same as the aggregate tax basis of the ID Arizona securities surrendered in the transaction. In addition, the holding period of the ID Cayman securities received in the conversion would include the holding period of the securities of ID Arizona surrendered in the conversion.

If the conversion fails to qualify as a reorganization under Code Section 368, a U.S. Holder would recognize a gain or loss with respect to its securities in ID Arizona in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in its ID Arizona securities and the fair market value of the corresponding ID Cayman securities received in the conversion. In such event, the U.S. Holder’s basis in the ID Cayman securities would equal their fair market value, and such U.S. Holder’s holding period for the ID Cayman securities would begin on the day following the date of the conversion.

Tax Consequences to ID Arizona and ID Cayman

Section 7874(b) of the Code generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a U.S. corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the conversion, then ID Cayman, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the conversion and business combination as if it were a U.S. corporation, and ID Arizona would not recognize gain (or loss) as a result of the conversion.

After the completion of the business combination, which will occur immediately after and as part of the same plan as the conversion, it is unclear whether the former stockholders of ID Arizona, by reason of owning shares of ID Arizona, will own less than 80% of the ordinary shares of ID Cayman. Although we do not expect this 80% threshold to be met, on the date of this proxy statement/prospectus, the relative ownership percentages of the former shareholders of ID Arizona and of the former shareholders of SM Cayman after consummation of the transactions contemplated hereby are not known. In addition, the shares underlying any warrants or options issued to former ID Arizona shareholders, warrantholders, or optionholders would count as shares owned by former ID Arizona shareholders for purposes of applying the 80% test to the extent such warrants or options represent a claim on the equity of ID Cayman.

If the 80% threshold is not reached, Section 7874(b) should not apply to treat ID Cayman as a U.S. corporation for U.S. federal income tax purposes. However, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the conversion and the business combination, this result is not entirely free from doubt. If, for example, the conversion were ultimately determined for purposes of Section 7874(b) as occurring prior to, and separate from, the business combination, the share ownership threshold for applicability of Section 7874(b) would be satisfied (and ID Cayman would be treated as a U.S. corporation for U.S. federal income tax purposes) because the stockholders of ID Arizona, by reason of owning stock of ID Arizona, would own all of the shares of ID Cayman immediately after the conversion. Although normal step transaction tax principles support the view that the conversion and the business combination would be viewed together for purposes of determining whether Section 7874(b) is applicable, because of the absence of guidance under Section 7874(b) directly on point, this result is not entirely free from doubt. The balance of this discussion assumes that ID Cayman will be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Even if Section 7874(b) does not apply to a transaction, Section 7874(a) of the Code generally provides that where a corporation organized outside the United States acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States, the acquired corporation will be subject to U.S. federal income tax on its “inversion gain” (which cannot be reduced by, for example, net operating losses otherwise available to the acquired corporation) if the shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 60% (but less than 80%) of either the voting power or the value of the stock of the acquiring corporation after the acquisition. For this purpose, inversion gain includes any gain recognized under Section 367 of the Code by reason of the transfer of the properties of the acquired corporation to the acquiring corporation pursuant to the transaction. After the completion of the business combination, which will occur immediately after and as part of the same plan as the conversion, it is unclear whether the former stockholders of ID Arizona, by reason of owning shares of ID Arizona, will own less than 60% of the ordinary shares of ID Cayman. On the date of this proxy statement/prospectus, the relative ownership percentages of the former shareholders of ID Arizona and of the former shareholders of SM Cayman after consummation of the transactions contemplated hereby are not known. In addition, the shares underlying any warrants or options issued to former ID Arizona shareholders, warrantholders, or optionholders would count as shares owned by former ID Arizona shareholders for purposes of applying the 60% test to the extent such warrants or options represent a claim on the equity of ID Cayman.

If the 60% threshold is not reached, the provisions of Section 7874(a) would not apply. However, for the reasons mentioned above regarding the consequences if the conversion were determined to be a separate transaction from the business combination, this result is not entirely free from doubt. If Section 7874(a) is finally determined to apply to this transaction, the inversion gain would not be reduced by tax attributes or deductions which might otherwise be available.

Under Section 367, ID Arizona would recognize gain (but not loss) as a result of the conversion equal to the excess, if any, of the fair market value of each asset of ID Arizona over such asset’s adjusted tax basis at the effective time of the conversion.

Tax Consequences to U.S. Holders of Shares and Warrants of ID Cayman

Taxation of Distributions Paid on Shares

Subject to the passive foreign investment company, or PFIC, and the controlled foreign corporation, or CFC, rules discussed below, a U.S. Holder will generally be required to include in gross income as ordinary income the amount of any dividend paid on the shares of ID Cayman. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of ID Cayman (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its shares in ID Cayman and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) the shares of ID Cayman with respect to which such dividends are paid are readily tradable on an established securities market in the United States, (b) ID Cayman is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. The holding period for stock will be reduced for any period in which a holder has diminished its risk of loss, and there is a lack of clear authority as to whether a U.S. Holder’s holding period for its shares in ID Cayman would be suspended for purposes of clause (c) above for the period that such holder had a right to have its stock in Ideation redeemed by Ideation. In addition, shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include NYSE Amex. After the closing of the business combination, ordinary shares of ID Cayman will be listed on NYSE Amex, but ID Cayman will need to re-apply after the consummation of the business combination in order to maintain its listing. It is unclear whether ID Cayman will meet the requirements for continued listing. If it does not meet those standards, the ordinary shares will be de-listed. In the event ID Cayman meets the relevant requirements after the consummation of the business combination, ID Cayman intends to apply for the listing of its ordinary shares on an established securities market in the United States. There is no assurance that it will be able to do so. If shares of ID Cayman become listed on such an exchange, the dividends paid on such shares of ID Cayman should qualify for the lower rate. Dividends paid with respect to shares of ID Cayman that are not listed on an established securities market in the United States, as defined as a national securities exchange that is registered under section 6 of the Securities Exchange Act of 1934 (15 U.S.C. 78f) or on the Nasdaq Stock Market, will not qualify for the lower rate, and a holder of such shares will be subject to tax at ordinary rates on such dividends. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the shares of ID Cayman.

If PRC taxes apply to dividends paid to a U.S. Holder on the shares of ID Cayman, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to a reduced rate of PRC taxes under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Taxation on the Disposition of Shares and Warrants

Upon a sale or other taxable disposition of the shares or warrants in ID Cayman, including the conversion of such shares into cash if shares are properly converted upon the closing of a business combination or other redemption of such shares that is treated as a sale or exchange for U.S. federal income tax purposes, and subject to the PFIC and CFC rules discussed below, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are subject to preferential rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of the shares or warrants in ID Cayman by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Exercise or Lapse of the warrants

Subject to the discussion of the PFIC rules below, a U.S. Holder will not recognize gain or loss upon the exercise for cash of a warrant to acquire ordinary shares in ID Cayman. Ordinary shares acquired pursuant to an exercise for cash of a warrant generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. The terms of a warrant provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrants in certain events. Such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable, as described above, to the U.S. Holders of the ordinary shares in ID Cayman. If a warrant is allowed to lapse unexercised, a U.S. Holder would recognize a capital loss equal to such holder’s tax basis in the warrant.

Passive Foreign Investment Company Rules

A foreign corporation will be a PFIC if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value (or, in the case of a CFC, tax basis) and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of ID Cayman and its subsidiaries after the redomestication and the business combination, it is not anticipated that ID Cayman will be treated as a PFIC following the redomestication and the business combination. The actual PFIC status of ID Cayman for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance with respect to the status of ID Cayman as a PFIC for the current taxable year or any future taxable year.

If ID Cayman were a PFIC for any taxable year during which a U.S. Holder held its shares or warrants, and the U.S. Holder did not make either a timely qualified electing fund election for the first taxable year of its holding period for the shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its shares or warrants; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the shares of ID Cayman during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the shares or warrants;

•	the amount allocated to the taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to any taxable year prior to the first taxable year in which ID Cayman was a PFIC will be taxed as ordinary income;

•	the amount allocated to other taxable years will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year.

In addition, if ID Cayman were a PFIC, a U.S. Holder who acquires its shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 and who had not made a timely qualified electing fund election for the shares generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its shares in ID Cayman by making a timely qualified electing fund election to include in income its pro rata share of ID Cayman’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the qualified electing fund rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a qualified electing fund election with respect to its warrants. As a result, if ID Cayman were a PFIC and a U.S. Holder sells or otherwise disposes of a warrant to purchase ordinary shares of ID Cayman (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if ID Cayman were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a qualified electing fund election with respect to the newly acquired ordinary shares in ID Cayman (or has previously made a qualified electing fund election with respect to its ordinary shares in ID Cayman), the qualified electing fund election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the qualified electing fund election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The qualified electing fund election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a qualified electing fund election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive qualified electing fund elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a qualified electing fund election, a U.S. Holder must receive certain information from ID Cayman. Currently, ID Cayman does not intend to maintain the necessary information to provide U.S. Holders to enable them to make a qualified electing fund election, so U.S. Holders should assume such election cannot be made at the current time.

If a U.S. Holder has elected the application of the qualified electing fund rules to its shares in ID Cayman, and the special tax and interest charge rules do not apply to such shares (because of a timely qualified electing fund election for the first tax year of the U.S. Holder’s holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a qualified electing fund are currently taxed on their pro rata shares of the qualified electing fund’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to those U.S. Holders who made a qualified electing fund election. The tax basis of a U.S. Holder’s shares in a qualified electing fund will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a qualified electing fund.

Although the determination as to ID Cayman’s PFIC status is made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held shares or warrants of ID Cayman while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the qualified electing fund election discussed above for the first tax year in which the U.S. Holder holds (or is deemed to hold) shares in ID Cayman and for which it is determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the qualified electing fund inclusion regime with respect to such shares for the tax years in which ID Cayman is not a PFIC. On the other hand, if the qualified electing fund election is not effective for each of the tax years in which ID Cayman is a PFIC and the U.S. Holder holds (or is deemed to hold) shares in ID Cayman, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-qualified electing fund election period.

Alternatively, if a U.S. Holder owns shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) shares in ID Cayman and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its shares at the end of its taxable year over the adjusted basis in its shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC (including NYSE Amex and NASDAQ), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. After the closing of the business combination, ordinary shares of ID Cayman will be listed on NYSE Amex, but ID Cayman will need to re-apply after the consummation of the business combination in order to maintain its listing. It is unclear whether ID Cayman will meet the required standards for continued listing. If it does not meet those standards, the ordinary shares will be de-listed. In the event ID Cayman meets the relevant requirements after the consummation of the business combination, ID Cayman intends to apply for the listing of its ordinary shares on an established securities market in the United States. There is no assurance that it will be able to do so.

If ID Cayman is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if ID Cayman receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs. If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a qualifying electing fund or mark-to-market election is made).

The rules dealing with PFICs and with the qualified electing fund and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of shares and warrants in ID Cayman should consult their own tax advisors concerning the application of the PFIC rules to such shares and warrants under their particular circumstances.

Controlled Foreign Corporation Rules

In general, a foreign corporation is considered a controlled foreign corporation, or CFC, if “10% U.S. Shareholders” own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and that owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC’s taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share (based on its actual direct and indirect, through foreign entities, ownership) of the CFC’s “subpart F income,” even if the subpart F income is not distributed.

For purposes of determining whether a corporation is a CFC, and therefore whether the more-than-50% and 10% ownership tests have been satisfied, shares owned includes shares owned directly, indirectly through foreign entities or shares considered as owned by application of certain constructive ownership rules. Pursuant to those constructive ownership rules:

•	an individual is treated as owning stock owned by certain members of his or her family;

•	an option to acquire stock generally is treated as exercised;

•	a corporation is treated as owning stock owned by a 50% or greater shareholder;

•	a partnership is treated as owning stock owned by its partners (regardless of their percentage ownership of the partnership); and

•	stock owned by a partnership or a corporation is treated as owned proportionately by the owners of the entity (in the case of corporations, only if the shareholder owns 10% or more of the stock of the corporation). For this rule, if an entity owns more than 50% of the total combined voting power, it is considered to own 100% of such voting power.

Additional rules apply to trusts and estates. Operating rules apply to prevent reattribution of ownership in certain circumstances, as well as attribution that would cause stock to be treated as not owned by a U.S. person. Because the attribution rules are complicated and depend on the particular facts relating to each investor, you are urged to consult your own tax advisors regarding the application of the rules to your ownership of ordinary shares and warrants of ID Cayman.

If ID Cayman were a CFC, a U.S. Shareholder’s tax basis in its ID Cayman shares would be increased by the amount of any subpart F income that the shareholder includes in income. Any distributions made by ID Cayman out of previously taxed subpart F income would be exempt from further U.S. income tax in the hands of the U.S. Shareholder. The U.S. Shareholder’s tax basis in its ID Cayman shares would be reduced by the amount of any distributions that are excluded from income under this rule.

Internal Revenue Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively (as described above) 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of ID Cayman shares.

Due to the anticipated share and warrant ownership among holders of ID Cayman after the redomestication and business combination, it is not anticipated that ID Cayman will be a CFC after the completion of such transactions, but there can be no assurance that this will be the case. Thus, we cannot assure you that ID Cayman will not be a CFC either following the redomestication and business combination or in the future, in which case any 10% U.S. Shareholder would be subject to the rules described above.

The rules dealing with CFCs are very complex. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the CFC rules to their ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Shares and Warrants of ID Cayman

Dividends paid to a Non-U.S. Holder in respect to its shares in ID Cayman generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of shares or warrants in ID Cayman unless such gain is effectively connected with its conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on the shares of ID Cayman within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of shares or warrants of ID Cayman to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to dividends paid on the shares of ID Cayman to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants of ID Cayman by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

MATERIAL PRC TAX CONSIDERATIONS

Pursuant to the applicable PRC tax laws, prior to January 1, 2008, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at statutory rates of 30% and 3%, respectively. SearchMedia’s PRC subsidiaries, Jieli Consulting and Jieli Network, and most of its consolidated PRC affiliated entities were subject to an income tax rate of 33%.

On March 16, 2007, the National People’s Congress adopted the new PRC Enterprise Income Tax Law, or the EIT Law, which became effective from January 1, 2008 and replaced the separate income tax laws for domestic enterprises and foreign-invested enterprises by adopting a unified income tax rate of 25% for most enterprises. In addition, on December 6, 2007, the State Council issued the Implementation Rules for the EIT Law, which became effective simultaneously with the EIT Law. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the EIT Law, or the Transition Preferential Policy Circular, which became effective upon promulgation. Under these regulations, the PRC government revoked many of then existing tax exemption, reduction and preferential treatments, but permit companies to continue to enjoy their existing preferential tax treatments for the remainder of the preferential periods, subject to transitional rules as stipulated in the Transition Preferential Policy Circular. Since January 1, 2008, SearchMedia’s PRC subsidiaries, Jieli Consulting and Jieli Network, and its consolidated PRC affiliated entities have been subject to an income tax rate of 25%.

Under relevant PRC tax law applicable prior to January 1, 2008, dividend payments to foreign investors made by foreign-invested entities were exempt from PRC withholding tax. However, under the Implementation Rules of the EIT Law, subject to applicable tax agreements or treaties between the PRC and other tax jurisdictions, non-resident enterprises without an institution or establishment in the PRC, or non-resident enterprises whose income has no connection with their institutions and establishment in the PRC, are normally subject to withholding tax at the rate of 10% with respect to their PRC-sourced dividend income. Under the EIT Law, a “resident enterprise,” which includes an enterprise established outside of China with de facto management bodies located in China, will be subject to PRC income tax. Under the Implementation Rules of the EIT Law, “de facto management body” is defined as the body that has material and overall management and control over the business, personnel, accounts and properties of enterprise. All of SearchMedia’s management is currently located in the PRC. If SearchMedia were treated as a resident enterprise for PRC tax purposes, SearchMedia would be subject to PRC tax on its worldwide income at the 25% uniform tax rate; the dividends distributed from its PRC subsidiary to SearchMedia would be exempt income; the dividends paid by SearchMedia to its non-PRC shareholders would be subject to a withholding tax. In addition, under the EIT

Law, SearchMedia’s non-PRC shareholders would become subject to a 10% income tax on any gains they would realize from the transfer of their shares, if such income were sourced from within the PRC.

THE SHARE INCREASE PROPOSAL

Ideation is asking you to approve the authorization of 1,000,000,000 ordinary shares and 10,000,000 preferred shares in ID Cayman’s Memorandum of Association, as compared to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock currently authorized in Ideation’s Amended and Restated Certificate of Incorporation.

Reason for the proposal.  The form of ID Cayman’s Memorandum of Association agreed upon in connection with the share exchange agreement provides for the authorization of 1,000,000,000 ordinary shares and 10,000,000 preferred shares. In order to complete the business combination with SearchMedia, Ideation stockholders are required to approve the form of ID Cayman’s Memorandum of Association.

Effect of the share increase.  In negotiating the share exchange agreement, the parties agreed that the number of shares of capital stock authorized under Ideation’s Amended and Restated Certificate of Incorporation was not sufficient and that it would be prudent to increase the number of authorized shares in connection with the redomestication to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, mergers and acquisitions, equity financings, providing equity incentives to employees under compensation plans, effecting stock splits, or paying dividends. Although ID Cayman has no present obligation to issue additional shares (except pursuant to outstanding warrants, purchase options and restricted stock units), it may, in the future, issue shares in connection with the activities described above or otherwise.

Upon completion of the redomestication and business combination, the increase in the authorized shares will not have any immediate effect on the rights of ID Cayman’s shareholders. The ID Cayman board of directors may in the future cause the issuance of additional ordinary shares without further vote of the ID Cayman shareholders. Upon completion of the redomestication and business combination, the ID Cayman shareholders will not have preemptive or similar rights, which means that the ID Cayman shareholders will not have a prior right to purchase any new issue of shares of ID Cayman in order to maintain their proportionate ownership. The issuance of additional shares would have the effect of decreasing the proportionate equity interest of ID Cayman’s shareholders and, depending upon the price paid for such additional shares, could result in dilution to ID Cayman shareholders.

The share increase could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of ID Cayman, it may be possible for ID Cayman to endeavor to impede the attempt by issuing ordinary or preferred shares, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of ID Cayman. The share increase therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for ID Cayman’s shareholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a future merger proposal. The share increase may also have the effect of permitting ID Cayman’s management or board of directors to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of ID Cayman’s business.

If the Share Increase Proposal is adopted, as of the date of this proxy statement/prospectus, assuming the maximum issuance of ordinary shares is made in connection with the business combination and earn-out and reserving for all warrants, options, and restricted share awards to be issued and outstanding upon completion of the business combination and earn-out, there will be approximately 950,000,000 authorized and unissued ordinary shares that are not reserved for any specific use and are available for future issuances.

If the Share Increase Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Share Increase Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Ideation’s common stock.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Share Increase Proposal will not be presented at the meeting.

Conclusion of Ideation’s Board of Directors.  After careful consideration of all relevant factors, the Ideation board of directors determined that the Share Increase Proposal is advisable and in the best interests of Ideation and its stockholders. The board of directors has approved and declared the Share Increase Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE DECLASSIFICATION PROPOSAL

Ideation is asking you to approve the elimination in ID Cayman’s Memorandum of Association of the classified board currently authorized in Ideation’s Amended and Restated Certificate of Incorporation. The Ideation board of directors is currently separated into three classes, serving staggered terms. Each year, stockholders are requested to elect the directors comprising one of the classes for a three-year term. Because of the classified board structure, stockholders have the opportunity to vote on approximately one-third of the directors each year.

Reason for the proposal.  The form of ID Cayman’s Memorandum of Association agreed upon in connection with the share exchange agreement did not provide for a classified board of directors. In order to complete the business combination with SearchMedia, Ideation stockholders are required to approve the form of ID Cayman’s Memorandum of Association.

Effect of the declassification of the board of directors.  The Declassification Proposal would cause each of ID Cayman’s directors to stand for re-election each year at ID Cayman’s annual meeting. Upon the consummation of the business combination, the initial ID Cayman board of directors will consist of ten directors, of which the SearchMedia shareholders will designate five directors to ID Cayman’s board and the Ideation representative as provided in the share exchange agreement will designate five directors.

Upon consummation of the business combination, the executive officers, directors and other affiliates of ID Cayman will own over 49% of ID Cayman’s voting shares. These shareholders will be able to control substantially all matters requiring approval by ID Cayman’s shareholders, including the election of directors. The declassification of the board of directors will allow these shareholders to change the composition of the board of directors at any one annual meeting, as opposed to waiting for a period of at least two annual meetings as would be required if the board of directors was classified.

If the Declassification Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Declassification Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Ideation’s common stock.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Declassification Proposal will not be presented at the meeting.

Conclusion of Ideation’s Board of Directors.  After careful consideration of all relevant factors, the Ideation board of directors determined that the Declassification Proposal is advisable and in the best interests of Ideation and its stockholders. The board of directors has approved and declared the Declassification Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE AMENDMENT PROPOSAL

Ideation is asking you to approve the provision in ID Cayman’s Articles of Association providing that the amendment of either of ID Cayman’s Memorandum of Association or Articles of Association will require a vote of two-thirds of its shareholders voting in person or by proxy at a meeting at which a quorum is present to make such amendment. Ideation’s Amended and Restated Certificate of Incorporation provides that an amendment to the Amended and Restated Certificate of Incorporation requires a vote of a majority of the outstanding stock entitled to vote to adopt such amendment.

Reason for the proposal.  The form of ID Cayman’s Articles of Association agreed upon in connection with the share exchange agreement provided that an amendment to either of ID Cayman’s Memorandum of Association or Articles of Association must be made by a “special resolution” as defined in the Companies Laws. A special resolution requires a vote of two-thirds of the shareholders voting in person or by proxy at a meeting. In order to complete the business combination with SearchMedia, Ideation stockholders are required to approve the form of ID Cayman’s Memorandum of Association.

Effect of the proposal.  The Amendment Proposal would change the number of shares needed to approve an amendment to the charter documents of ID Cayman as compared to the current number required to amend the charter documents of Ideation. Ideation cannot determine which provision would make amending the charter documents more likely, as the ID Cayman amendment provisions require a higher percentage of the shares actually voted at a meeting at which a quorum is present (with a quorum being present with as little as fifty percent (50%) of the shares in issue), as opposed to the Ideation amendment provisions which require a majority of the outstanding shares to approve the amendment regardless of the number of shares voted at the meeting.

Upon consummation of the business combination, the executive officers, directors and other affiliates of ID Cayman will own 15.1% of ID Cayman’s voting shares. These shareholders will be able to control substantially all matters requiring approval by ID Cayman’s shareholders, including the amendment to ID Cayman’s Memorandum of Association or Articles of Association.

If the Amendment Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Amendment Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Ideation’s common stock.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Amendment Proposal will not be presented at the meeting.

Conclusion of Ideation’s Board of Directors.  After careful consideration of all relevant factors, the Ideation board of directors determined that the Amendment Proposal is advisable and in the best interests of Ideation and its stockholders. The board of directors has approved and declared the Amendment Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE SHAREHOLDER CONSENT PROPOSAL

Ideation is asking you to approve a provision in ID Cayman’s Articles of Association providing that the ID Cayman shareholders may pass resolutions without holding a meeting only if such resolutions are passed by a unanimous written resolution signed by all of the shareholders entitled to vote, as opposed to the provisions in Ideation’s Amended and Restated Certificate of Incorporation that provide that stockholders may not take action without a meeting.

Reason for the proposal.  The form of ID Cayman’s Articles of Association agreed upon in connection with the share exchange agreement provided that the shareholders of ID Cayman (or of a particular class) may pass resolutions without holding a meeting if such resolutions of the shareholders (or class thereof) are passed by a unanimous written resolution signed by all of the shareholders (or class thereof) entitled to vote. In order to complete the business combination with SearchMedia, Ideation stockholders are required to approve the form of ID Cayman’s Articles of Association.

Effect of the proposal.  The Shareholder Consent Proposal would provide a very limited opportunity for shareholders of ID Cayman to take action without calling a special or annual meeting of shareholders, because the provision in ID Cayman’s Articles of Association requires a unanimous written consent of the shareholders to take an action without a meeting.

If the Shareholder Consent Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Shareholder Consent Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Ideation’s common stock.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Shareholder Consent Proposal will not be presented at the meeting.

Conclusion of Ideation’s Board of Directors.  After careful consideration of all relevant factors, the Ideation board of directors determined that the Shareholder Consent Proposal is advisable and in the best interests of Ideation and its stockholders. The board of directors has approved and declared the Shareholder Consent Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE CORPORATE EXISTENCE PROPOSAL

Ideation is asking you to approve a provision in ID Cayman’s Memorandum of Association providing for the perpetual existence of ID Cayman, as compared to a provision providing for the termination of Ideation’s existence on November 19, 2009 as set forth in Ideation’s Amended and Restated Certificate of Incorporation.

Reason for the proposal.  Ideation’s Amended and Restated Certificate of Incorporation currently provides for the termination of Ideation’s existence on November 19, 2009, but allows for the amendment of this article to permit Ideation’s continued existence when Ideation submits an initial business combination proposal to its stockholders.

Effect of the proposal.  The Corporate Existence Proposal will allow for the perpetual existence of ID Cayman.

If the Corporate Existence Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Corporate Existence Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Ideation’s common stock.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Corporate Existence Proposal will not be presented at the meeting.

Conclusion of Ideation’s Board of Directors.  After careful consideration of all relevant factors, the Ideation board of directors determined that the Corporate Existence Proposal is advisable and in the best interests of Ideation and its stockholders. The board of directors has approved and declared the Corporate Existence Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE SHARE INCENTIVE PLAN PROPOSAL

Ideation is asking you to approve the assumption of the SearchMedia International Limited 2008 Stock Incentive Plan and its amendment and restatement as the Amended and Restated 2008 Share Incentive Plan. The Amended and Restated 2008 Share Incentive Plan will make available up to approximately 13% of ID Cayman ordinary shares in issue at the closing of the business combination for issuance in accordance with the plan’s terms. The purpose of the plan is to create incentives designed to motivate ID Cayman’s employees to significantly contribute toward our growth and profitability, to provide ID Cayman’s executives, directors and other employees and persons who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in ID Cayman. The plan is attached as Annex I to this proxy statement/prospectus. We encourage you to read the plan in its entirety.

Background and Material Terms of the Amended and Restated 2008 Share Incentive Plan.  SM Cayman has adopted a 2008 share incentive plan to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of its business. The 2008 share incentive plan took effect on January 1, 2008, the date it was approved by SM Cayman’s shareholders. As amended, up to 29,400,000 ordinary shares have been reserved for issuance under the 2008 share incentive plan. As of the date of this proxy statement/prospectus, SM Cayman’s management personnel have outstanding options to purchase a total of 11,395,000 ordinary shares. Ideation shall assume the 2008 share incentive plan and amend and restate the plan as the Amended and Restated 2008 Share Incentive Plan.

Plan Administration.  ID Cayman’s board of directors, or a committee designated by the board or directors, will administer the plan. The committee or the full board of directors, as appropriate, will determine the provisions and terms and conditions of each award grant.

Types of Awards.  Pursuant to the plan, 1,796,452 shares have been reserved for issuance. The types of awards ID Cayman may grant under the plan include the following.

•	options to purchase ID Cayman’s ordinary shares;

•	restricted shares, which represent non-transferable ordinary shares, that may be subject to forfeiture, restrictions on transferability and other restrictions; and

•	restricted share units, which represent the right to receive ID Cayman’s ordinary shares at a specified date in the future, which may be subject to forfeiture.

Award Document.  Awards granted under ID Cayman’s plan are each evidenced by an award document that sets forth the terms, conditions and limitations for each grant, including the exercise price, the number of shares to which the award pertains, the conditions upon which an option will become vested and exercisable and other customary provisions.

Eligibility.  ID Cayman may grant awards to (i) its employees, directors and consultants, and (ii) the employees, directors and consultants of any of its parents or subsidiaries and of any entity in which ID Cayman or any of its parents or subsidiaries holds a substantial ownership interest. Incentive share options may be granted to employees of ID Cayman, or any of its parents or subsidiaries, and may not be granted to employees of a related entity or to independent directors or consultants.

Acceleration of Awards upon Change of Control and Corporate Transactions.  Unless otherwise provided in the award agreement: 1) the outstanding awards will accelerate by one year upon occurrence of a Change of Control as defined in the plan where the successor entity does not convert, assume or replace ID Cayman’s outstanding awards under the plan; 2) in the event of a corporate transaction as defined in the plan, including certain amalgamations, arrangements, consolidations or schemes of arrangement and the transfer of all or substantially all of ID Cayman’s assets, each outstanding award that is not assumed or replaced by the successor entity will become fully vested and immediately exercisable provided that the related grantee’s continuous service with ID Cayman shall not be terminated before the effective date of the corporate transaction; and 3) furthermore, in the event of a corporate transaction, each outstanding award that is assumed or replaced by the successor entity will become fully vested and immediately exercisable immediately upon termination of the participant’s employment or service within twelve (12) months of the corporate transaction without cause.

Term of the Awards.  The term of each award grant shall be stated in the award agreement, provided that the term for an option shall not exceed ten years from the date of the grant, unless shareholder approval is obtained for amending the plan to extend the exercise period for an option beyond ten years from the date of the grant.

Vesting Schedule.  In general, the plan administrator determines, or the award agreement specifies, the vesting schedule.

Transfer Restrictions.  Except as otherwise provided by the committee that administers the plan, awards granted under the plan may not be assigned, transferred or otherwise disposed of by the award holders other than by will or the laws of descent and distribution.

Termination and Amendment of the Plan.  Unless terminated earlier, the plan will expire on, and no award may be granted pursuant to the plan after, the tenth anniversary of its effective date. With the approval of ID Cayman’s board of directors, the committee that administers the plan may amend or terminate the plan, except that shareholder approval shall be obtained to the extent necessary or desirable to comply with applicable laws or stock exchange rules, or for amendments to the plan that increase the number of shares available under the plan, permit the committee to extend the term of the plan or the exercise price of an option beyond ten years from the date of grant or result in a material increase in benefits or a change in eligibility requirements.

If the Redomestication Proposal and the Business Combination proposal are not approved at the special meeting, the Share Incentive Plan Proposal will not be presented at the meeting.

Conclusion of Ideation’s Board of Directors.  After careful consideration of all relevant factors, the Ideation board of directors determined that the Share Incentive Plan Proposal is advisable and in the best interests of Ideation and its stockholders. The board of directors has approved and declared the Share Incentive Plan Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE ADJOURNMENT PROPOSAL

This proposal allows the Ideation board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve any of the Charter Amendment Proposal, the Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Shareholder Consent Proposal, the Corporate Existence Proposal, and the Share Incentive Plan Proposal.

If this proposal is not approved by Ideation stockholders, its board of directors may not be able to adjourn the special meeting to a later date in the event there are not sufficient votes at the time of the special meeting to approve any of the proposals.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of Ideation’s common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, but broker non-votes will have no effect on the approval of the proposal.

Conclusion of Ideation’s Board of Directors.  After careful consideration of all relevant factors, the Ideation board of directors determined that the Adjournment Proposal of the special meeting for the purpose of soliciting additional proxies is in the best interests of Ideation and its stockholders. The board of directors has approved and declared the Adjournment Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

INFORMATION ABOUT SEARCHMEDIA

Business Overview

SearchMedia is a leading nationwide multi-platform media company and one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China. It ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities, according to Nielsen Media Research, an independent research company, in its July 2008 report commissioned by SearchMedia, or the Nielsen Report. SearchMedia’s core outdoor billboard and in-elevator platforms are complemented by its subway advertising platform, which together enable it to provide multi-platform, “one-stop shop” services for its local, national and international advertising clients that numbered more than 780 cumulatively from its inception to July 31, 2009.

Targeting the rapidly growing number of urban and increasingly affluent Chinese consumers, SearchMedia deploys its advertising network across the following select media platforms:

•	Outdoor billboard platform. SearchMedia operates a network of over 1,500 high-impact billboards with over 500,000 square feet of surface display area in 15 cities, including Beijing, Hong Kong, Qingdao, Shanghai, Shenyang, Shenzhen, Guangzhou, Chongqing and Chengdu. Its billboards are mostly large format billboards deployed in commercial centers and other desirable areas with heavy vehicle and/or foot traffic. SearchMedia has demonstrated its ability to acquire high-profile billboard contracts with its success in 2007 in securing the billboard advertising rights at the Bund, a landmark destination in Shanghai.

•	In-elevator platform. SearchMedia’s network of over 175,000 printed and digital poster frames delivers targeted advertising messages inside elevators to captive audiences in high-rise residential and office buildings in 57 major cities in China. The in-elevator platform targets the affluent urban population that is highly desired by advertisers and is characterized by its low cost structure and minimal capital requirements. According to the Nielsen Report, SearchMedia ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities. These 26 cities were among China’s most affluent measured by urban disposable income per capita and GDP per capita in 2007, and together accounted for 65% of all advertising expenditures on traditional media, including TV, newspaper and magazines, in China in 2007.

•	Subway advertising platform. SearchMedia operates a network of large-format light boxes in concourses of eight major subway lines in Shanghai. According to the Metro Authority of Shanghai, in 2008, these subway lines carried an aggregate average daily traffic of approximately three million commuters.

SearchMedia’s multi-platform offerings are cross-marketed by an integrated sales force located in 29 offices across China. As of July 31, 2009, over 780 advertisers had purchased advertising space on SearchMedia’s network since 2005. These advertising clients are from industries ranging from telecommunications, insurance and banking, to automobiles, real estate, electronics and fast moving consumer goods. In 2008, approximately 40% of SearchMedia’s contracts were entered into with advertising agencies representing these brands.

Since SearchMedia entered the out-of-home advertising industry through its predecessors in 2005, it has achieved significant growth through acquisitions and organic expansion. From 2005 to July 31, 2009 SearchMedia has expanded its network to over 175,000 poster frames and over 500,000 square feet of billboard space. SearchMedia’s revenues, operating income and net income were $7.8 million, $2.2 million and $1.2 million, respectively, for the period from its inception on February 9, 2007 to December 31, 2007, and $88.6 million, $22.8 million and $4.3 million, respectively, for the year ended December 31, 2008. SearchMedia believes it is well-positioned to continue to expand its billboard and in-elevator networks through acquisitions and organic expansion, and capitalize on the growth opportunities in China’s out-of-home and other emerging media markets.

Competitive Advantages

SearchMedia believes it enjoys the following advantages over its competitors:

Nationwide coverage and leading market share.  With a nationwide coverage of 57 cities within 28 provinces throughout China and Hong Kong, SearchMedia is one of the largest operators of out-of-home advertising media networks in China. According to the Nielsen Report, SearchMedia ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities. SearchMedia believes its leading market share and experience have enabled it to build a strong brand and reputation in the industry and have allowed it to attract a highly diversified advertising base of national and international clients, in addition to a broad client list of local advertisers. From its inception to July 31, 2009, over 780 advertisers had purchased advertising space on SearchMedia’s advertising network. SearchMedia believes its growing nationwide coverage, its leading market share and strong reputation will continue to help it expand its client base and media portfolio, create significant barriers to entry in existing markets and provide added leverage in its quest to expand to new geographic and advertising markets.

Extensive advertising network across multiple media platforms.  SearchMedia believes its extensive advertising network across multiple media platforms allows it to act as a “one-stop shop” for advertising clients that seek nationwide distribution of advertising content across multiple advertising channels, including outdoor billboards, elevators and subway stations. The site-specific billboards and frames in its large portfolio further combine nationwide marketing with the benefit of precision targeting of audiences. These attributes allow SearchMedia to accommodate clients that desire to scale and optimize their advertising solutions based on their advertising budgets, targeted audiences and nature of marketing. The effectiveness of SearchMedia’s advertising solutions are particularly enhanced by the ability of its in-elevator and subway advertising platforms to deliver messages on a continuous basis to a captive audience that is urban and increasingly affluent. Additionally, SearchMedia believes that many of its clients are often using in-elevator advertising for promotional purposes, as opposed to just brand awareness, which is a core strategy for these advertisers regardless of the economic climate. SearchMedia believes the appeal of its scalable, targeted and effective advertising solutions will continue to attract new and recurring clients, aided by its integrated sales team that is trained to cross-sell its solutions across multiple platforms and to create a seamless sales experience through keeping one consistent point of contact throughout each sales process. SearchMedia also believes that the multiple revenue streams generated from the various media platforms will contribute to the financial and operational stability of the business by mitigating the market risks it could potentially experience with any particular advertising platform.

Leverage over a fragmented in-elevator leasing market.  The management and ownership of residential and office buildings in China are highly fragmented in cities where SearchMedia currently operates and where it targets for expansion. As of July 31, 2009, it had over 8,000 elevator leasing contracts in effect with over 6,000 site managers and owners in the 57 cities where it operates SearchMedia believes the asymmetry created by the fragmented lessor market and the relatively concentrated lessee market has contributed to the relatively stable rental cost it has enjoyed since the beginning of 2007 and the high contract renewal rate of 80% for the same period. SearchMedia believes its leverage in lease negotiations will further strengthen as it continues to consolidate the in-elevator advertising market.

Profitable and scalable revenue model.  Each of SearchMedia’s media platforms can be characterized by a low cost structure and low level of capital expenditures required for expansion, which is expected to allow SearchMedia to cost-efficiently expand and scale its operations in response to market conditions and new opportunities. SearchMedia believes its expansion opportunities, both geographic and in new advertising markets, can be further characterized by low incremental cost and high marginal profit, as it continues to leverage its existing integrated sales team located in 29 offices across 28 provinces, supported by the IT, human resource and administration professionals at its corporate headquarters.

Significant value proposition to advertisers.  SearchMedia’s nationwide coverage and its site-specific, multi-platform offerings combine possibilities of nationwide marketing campaigns with focused targeting of audiences within one or more specific locations. These attributes allow it to accommodate clients that desire to scale and optimize their advertising solutions based on their advertising budgets, targeted audiences and nature of marketing. The effectiveness of SearchMedia’s advertising solutions are particularly enhanced by the ability of its in-elevator and subway advertising platforms to deliver messages on a continuous basis to a captive audience that is urban and increasingly affluent. Additionally, SearchMedia believes that many of its clients are often using in-elevator advertising for promotional purposes, as opposed to just brand awareness, which is a core strategy for these advertisers regardless of the economic climate. SearchMedia believes the appeal of its scalable, targeted and effective advertising solutions will continue to attract new and recurring clients, aided by its integrated sales team that is trained to cross-sell its solutions across multiple platforms and to create a seamless sales experience through keeping one consistent point of contact throughout each sales process.

Strong management team.  SearchMedia’s founders and other members of its senior management team share among them over 100 years of combined industry experience in China. SearchMedia’s management team has been strengthened by the addition of several key executives, who bring operational and management experiences from both multinational and leading domestic companies. Under the leadership of its founders and senior management, SearchMedia has been able to successfully pursue acquisitions and integrate acquired resources, operate an efficient organization, build its nationwide sales force, increase brand awareness and build a diverse client base. SearchMedia believes its strong management team has demonstrated vision and execution capabilities that will continue to strengthen its market leadership position in the out-of-home advertising market.

Strategy

SearchMedia’s goal is to own and operate the leading integrated out-of-home media network in China with a focus on existing and emerging media platforms with low capital requirements and high returns. SearchMedia intends to achieve these goals by pursuing the following strategies:

Solidify its leadership position through increased penetration of existing markets and expansion into new markets.  SearchMedia is currently one of the largest outdoor and in-elevator media operators in China. To consolidate its leadership position, SearchMedia intends to increase penetration of existing markets and aggressively expand into new markets. In cities where SearchMedia has an existing network and sales presence, SearchMedia intends to further strengthen its relationships with site managers and owners, and aims to renew and secure additional leases on a multi-year, exclusive basis, with the initial focus on premium sites with high visibility and impact. In addition, SearchMedia plans to continue the expansion of its outdoor billboard advertising platform through strategic cooperation with business partners and acquisition of additional businesses. SearchMedia also plans to expand its subway advertising platform by capitalizing on the many subway lines in planning stages or currently under construction throughout China, including those under construction in Chengdu, Hangzhou, Shenyang and Xi’an, and others in planning in Harbin and Qingdao.

Diversify and increase media offerings and optimize its portfolio.  SearchMedia’s media offerings consist primarily of printed and digital poster frames and billboards carried on its outdoor billboard, in-elevator and subway advertising platforms. In order to enhance SearchMedia’s service offerings and capitalize on the increasing prominence of new media forms, it plans to further expand its advertising coverage through the widening adoption of existing media products, such as digital frames. Digital frames not only present the possibilities of creating more memorable advertising messages through story-boarding, they also present opportunities of multiplying SearchMedia’s revenues generated from its existing network by increasing the number of displays available for sale in each poster frame. SearchMedia intends to implement a prudent rollout of more digital frames over its network, in tandem with its enhanced efforts of marketing digital frames for wider adoption by higher-end clients that have greater needs for market segmentation. Market conditions permitting, SearchMedia also plans to introduce new and differentiated advertising products that offer its clients more customization opportunities. SearchMedia believes its strategy of diversifying its products will allow it to continue to serve as a “one-stop shop” media service provider, simultaneously optimize its network and client base, and diversify its revenue and income streams. It also aims to periodically adjust the portfolio of media holdings in its network in order to optimize the portfolio for higher returns.

Continue to implement an integrated sales approach and engage in cross-selling efforts.  SearchMedia intends to continue to engage in cross-selling efforts to enable existing and potential advertising clients to take advantage of its multi-platform advertising network, and to help increase the value of its network and the occupancy rate of its offerings. To further implement cross-selling initiatives, SearchMedia plans to adopt an integrated sales approach under which SearchMedia will continue to coordinate and integrate the sales and maintenance teams across platforms and geographic regions and provide them with the proper training and incentive structure to encourage more cohesive and consistent services to its clients and a heightened awareness of opportunities to cross-sell its media offerings while optimizing advertising solutions for its clients. SearchMedia also intends to further consolidate the media and sales resources of the businesses it acquired as a necessary measure to effectively integrate SearchMedia’s sales force and engage in cross-selling efforts.

Continue efforts to strengthen brand name.  Having expanded its network to 57 cities in China and Hong Kong in less than two years, successfully competed for premium advertising sites and won over clients through quality service and attractive media offerings, SearchMedia has built its brand,  into a well-known name in the advertising industry. SearchMedia intends to continue to invest in intensive branding efforts and bid for high-profile projects that will bring positive media exposure and lead to greater market acceptance and name recognition. SearchMedia believes its enhanced brand will help obtain repeat businesses from existing clients and a larger share of their marketing budgets, attract new clients to advertise on its network, help convince site managers and owners to cooperate with SearchMedia, and entice other media operators to potentially partner with SearchMedia in mutually beneficial pursuits.

Pursue strategic alliances and acquisitions and integrate acquired businesses.  SearchMedia plans to supplement its organic growth and enhance the scale of its operations by identifying, selectively pursuing strategic alliances and acquisitions. SearchMedia will continue to identify and evaluate strategic acquisition opportunities with attractive media products, platforms or client bases that will complement its growth strategy of pursuing operations with low capital requirements and high returns. SearchMedia believes this strategy will further enhance its market leadership position while also providing an attractive return on investment.

Industry Background

China’s advertising market has experienced tremendous growth in recent years and is one of the world’s largest and fastest growing advertising markets. The growth of China’s advertising market is supported by the fast growing Chinese economy and its growing and increasingly affluent urban population.

China’s Economy

•	Large, Fast Growing Chinese Economy. China is the world’s most populous country, with a population of 1.3 billion as of the end of 2008 according to the U.S. Census Bureau. China’s gross domestic product, or GDP, grew from $1.8 trillion in 2003 to $3.2 trillion in 2007, representing a compound annual growth rate, or CAGR, of 16.0%, and is expected to reach $5.3 trillion in 2011, representing a CAGR of 13.4% from 2007 to 2011, according to ZenithOptimedia.

•	Urbanization Trend. China has witnessed a growing trend toward urbanization in the past decade. According to the China Statistical Yearbook, the urban population represented approximately 45% of the overall population in China as of December 31, 2007 compared to approximately 29% as of December 31, 1995. Furthermore, according to an article by Xinhua News, the official press agency of China, the urban population will represent approximately 50% of China’s total population by the end of 2010 and reach 60% of China’s total population by the end of 2020.

•	Increasingly Affluent Urban Population. The National Bureau of Statistics of China reported that the annual disposable income per capita in urban households increased from RMB8,472 in 2003 to RMB13,786 in 2007, representing a CAGR of 12.9%. In Beijing, Guangzhou, Shanghai and Shenzhen, where SearchMedia has major operations, annual per capita disposable income in 2007 was RMB21,989, RMB22,469, RMB23,623 and RMB24,870, respectively, representing a level significantly above the national average.

China’s Advertising Market

•	Large Size and High Growth. China has the largest advertising market in Asia excluding Japan, and the fifth largest advertising market in the world, as measured by total advertising expenditure. According to ZenithOptimedia, advertising spending in China in 2007 was approximately $15.4 billion, accounting for 26.4% of the total advertising spending in Asia excluding Japan. ZenithOptimedia also projected that the advertising market in China will be one of the fastest growing advertising markets in the world in the next three years, growing at a CAGR of 9.4% from 2007 to 2011. By 2011, China is projected to account for 31.1% of the total advertising spending in Asia excluding Japan.

Advertising expenditures (in billions of U.S. dollars)

									CAGR
	2004	2005	2006	2007	2008	2009	2010	2011	2007-2011

China	9.5	11.1	13.3	15.4	18.3	19.3	20.3	22.1	9.4%
India	2.6	3.0	3.6	4.4	5.2	5.5	6.0	6.9	11.9%
Singapore	1.3	1.2	1.3	1.3	1.4	1.2	1.2	1.2	(2.0)%
Indonesia	1.6	1.8	2.2	2.6	3.0	3.3	3.6	4.1	12.1%
Japan	37.0	40.3	40.7	41.0	39.5	37.5	37.0	37.3	(2.3)%
South Korea	8.3	8.6	9.3	10.0	9.5	7.6	8.4	10.6	1.5%
United Kingdom	22.8	23.5	24.0	25.5	25.0	22.8	23.3	24.4	(1.1)%
Germany	22.2	23.2	24.7	25.8	25.3	23.9	24.4	25.1	(0.7)%
United States	161.5	166.2	174.8	179.3	171.9	156.9	154.3	156.0	(3.4)%
Worldwide	395.2	419.4	449.2	479.4	484.0	450.5	457.2	477.7	(0.1)%

Source : ZenithOptimedia (March 2009)

•	Room for sustained growth. SearchMedia believes the advertising market in China has the potential for considerable and sustained growth due to the relatively low levels of advertising expenditure per capita and advertising expenditure as a percentage of GDP in China compared to other countries. The following table sets forth the advertising expenditure per capita and as a percentage of GDP in the countries listed below for 2007.

	Advertising Expenditure in 2007
	Per capita ($)	% of GDP

China	11.6	0.5
India	3.7	0.4
Singapore	298.9	0.8
Indonesia	11.1	0.6
Japan	320.8	0.9
South Korea	206.7	1.0
United Kingdom	418.8	0.9
Germany	311.8	0.8
United States	586.1	1.3
Worldwide	91.3	0.9

Source : ZenithOptimedia (March 2009)

•	Urban Concentration. Historically, advertising expenditure in China has been highly concentrated in more economically developed urban areas where income per capita is much higher than in rural areas. This trend is supported by the fact that the annual per capita disposable income in urban households in 2007 was RMB13,786, more than triple of the corresponding statistic for rural households of RMB4,140, according to China’s National Bureau of Statistics. Additionally, as of 2006, China has 30 of the 100 largest cities in the world, based on city proper data from the United Nations Statistics Division.

20 largest Chinese cities as of 2006

		SearchMedia’s Portfolio as of July 31, 2009
	Population	Billboard	Elevator	Subway
	(In millions)

Shanghai	14.3	✓	✓	✓
Beijing	11.5	✓	✓
Chongqing	9.7	✓	✓
Guangzhou	8.5	✓	✓
Wuhan	8.3	✓	✓
Tianjin	7.5		✓
Shenzhen	7.0	✓	✓
Hong Kong	6.9	✓
Dongguan	6.4		✓
Shenyang	5.3	✓	✓
Xi’an	4.5	✓	✓
Chengdu	4.3	✓	✓
Nanjing	3.6	✓	✓
Harbin	3.5	✓
Dalian	3.2		✓
Changchun	3.2		✓
Kunming	3.0		✓
Ji’nan	3.0	✓	✓
Guiyang	3.0		✓
Zibo	2.8		✓

Population source : United Nations Statistics Division

Out-of-home Advertising in China

Out-of-home advertising, which typically refers to advertising media in public places, such as billboards, in-elevator displays, street furniture and transit area displays, has emerged as an important form of advertising in China, and serves as a key marketing tool for both domestic and international advertisers. In particular, SearchMedia believes out-of-home advertising presents a number of advantages over other forms of advertising, including:

•	Effective and broad reach. SearchMedia believes out-of-home advertising media is typically difficult for target audiences to interrupt or selectively avoid. When appropriately positioned, out-of-home advertising offers sustained and repetitive reach to a broad audience.

•	Selective targeting. Out-of-home advertising can effectively target specific demographics and locations. For example, advertisers can choose to target young middle income individuals near bars and restaurants, high income individuals at golf clubs or pedestrians in close proximity to their businesses.

•	Captures an increasingly mobile audience. In China, factors such as increasing urbanization, increasing disposable income, longer travel time and greater travel frequency are leading to the general population’s spending a larger amount of time away from home. As a result, out-of-home advertising enjoys advantages over other popular traditional advertising, such as television or radio, which are predominantly delivered to homes.

•	Cost effective advertising. Out-of-home advertising is a lower cost advertising platform compared to many other forms, in particular television, radio and print media. In addition, local businesses that cannot afford more costly traditional media favor out-of-home advertising since it offers greater customization on a local and segment basis.

Market size and growth

SearchMedia believes the advantages outlined above have helped the out-of-home advertising market to become one of the fastest growing advertising markets in China. The following table sets forth the estimated advertising expenditure by media for the years indicated. The outdoor advertising market is expected to grow by a CAGR of 11.8% from $2.6 billion in 2007 to $4.0 billion in 2011.

Advertising expenditures in China (in millions of U.S. dollars)

									CAGR
	2004	2005	2006	2007	2008	2009	2010	2011	2007-2011

Television	3,832	4,670	5,311	5,823	6,871	7,489	8,163	8,571	10.1%
Radio	433	511	752	826	991	1,070	1,124	1,236	10.6%
Newspapers	3,033	3,366	4,109	4,235	4,405	4,184	3,766	3,879	(2.2)%
Magazines	267	327	317	348	383	363	327	360	0.9%
Outdoor	1,626	1,655	1,890	2,574	3,166	3,325	3,491	4,015	11.8%
Internet	308	535	927	1,606	2,490	2,863	3,436	4,054	26.0%
Cinema	19	20	22	26	31	30	30	33	6.1%
Total	9,518	11,084	13,327	15,438	18,336	19,325	20,336	22,148	9.4%

Source : ZenithOptimedia (March 2009)

Moreover, out-of-home advertising represents a significantly larger portion of overall advertising expenditures in China than in other major markets. In 2007, out-of-home advertising represented 16.7% of overall advertising expenditures in China, compared to 3.9% in the United States, 6.5% in the United Kingdom and 7.6% in India, according to ZenithOptimedia.

Market fragmentation.

The out-of-home advertising market is highly fragmented and, based on SearchMedia management estimates, there are more than 50,000 out-of-home advertising service providers operating in the PRC as of December 31, 2008. Most of these companies are small and there are few regional or national players. Due to limited scale and coverage, services from most out-of-home advertising service providers are, consequently, not differentiated. Moreover, large advertisers tend to have sophisticated advertising requirements, such as nationwide coverage, targeted timing, and location and demographics, which most local and small advertising service providers find hard to fulfill.

Outdoor Billboard Advertising in China

Outdoor billboards can reach a large number of motorists and pedestrians, especially when they are placed in commercial centers or other areas of high pedestrian and vehicle traffic. Unlike certain other advertising media, such as television, audiences cannot interrupt or selectively avoid advertisements displayed on outdoor structures. SearchMedia believes the sustained, repetitive viewing of large-format, high-impact outdoor advertising facilitates the delivery of advertising messages and results in higher recall rates. Additionally, outdoor billboard advertising enables advertisers, such as restaurants, entertainment facilities, hotels and other roadside operations, to target motorists or pedestrians in close proximity to their businesses.

Outdoor billboard advertising is a relatively low cost medium, as compared to other forms of advertising media. As a result, outdoor billboard advertising is often used as a complementary marketing platform for companies implementing a multifaceted media plan across various media. Also, outdoor billboard advertising is often used by local businesses that cannot afford more expensive alternatives.

Advertising placed on outdoor billboards in popular destinations such as the Shanghai Bund has the potential to attract large groups of locals and tourists. SearchMedia believes this number will continue to increase in the next couple of years due to a variety of factors including major events such as the World Expo 2010 Shanghai.

The outdoor advertising market in China is highly fragmented, with local and regional players dominating small individual markets and no visible nationwide player. SearchMedia believes the fragmented market presents opportunities for consolidation by companies with adequate resources and market standings.

In-Elevator Advertising in China

In-elevator advertising is another popular out-of-home advertising medium. In-elevator advertising involves advertising primarily inside elevators of modern high-rise office and residential buildings. In-elevator advertising is generally in the form of TV broadcasts from LCD screens or commercial images displayed from printed or digital poster frames. In-elevator advertising has gained market acceptance and popularity in recent years.

The growth of in-elevator advertising has benefited from urban development and construction in China. As high-rise buildings with elevators replace older low-rise buildings without elevators, the number of elevators has steadily increased. The growing trend of urbanization and the increasingly affluent urban population have provided the in-elevator advertising market with a growing base of diverse audiences that is highly desired by advertisers.

The appeal of in-elevator advertising stems in part from the site-specific nature of elevators, which provides advertisers opportunities to engage in targeted advertising to select audiences of desired demographics at specific locations. The 24-7, high-frequency contact characterizing the in-elevator medium increases effectiveness of advertising through repeated deliveries of advertising messages to captive audiences of targeted demographics without competing distractions. According to the result of case study for an international fast food chain conducted in Beijing, Shenzhen, Ningbo, Xi’an, Foshan, Taiyuan and Shanghai in June 2008, after three weeks of exposure to a particular advertisement, approximately 72% of all respondents surveyed were able to recall the advertisement inside elevators and nearly 70% of them reported favorable reactions.

The in-elevator advertising market in China is still relatively fragmented with local and regional players dominating small individual markets and few nationwide players, offering opportunities for companies with better resources and experiences to consolidate.

Subway Advertising in China

Subway systems, including underground systems and above-ground light rails, are being built at a rapid pace in major cities in China, and many new residential and commercial developments are being built on the outskirts of these cities. These factors, combined with low private vehicle ownership in China and high traffic congestion on Chinese streets and expressways, contribute to the large number of urban Chinese that rely on the dependable and affordable mass subway transportation systems for daily commutes and travels. According to the Metro Authority of Shanghai, in 2008, these subway lines carried an aggregate average daily traffic of approximately three million commuters.

As a result, SearchMedia believes advertising at subway stations or on subway transportation systems will continue to gain popularity. Advertising placed in subway stations, where a large number of people congregate, can reach a large group of consumers in a more cost-effective manner than most mass media advertising. SearchMedia believes advertising in subway stations also allows advertisers to reach their targeted demographics, including younger and upwardly mobile audiences.

According to a March 2009 article in Barron’s, approximately 250 Chinese cities are planning to build new subway lines by 2015, and as additional subway lines are being constructed in major cities, such as Beijing and Shanghai, the market for subway transportation advertising is expected to continue to grow in China.

Corporate Organization and Operating History

Corporate Organization

SearchMedia commenced its operations in 2005 through (i) Shanghai Sige Advertising and Media Co., Ltd., or Sige, a Chinese company controlled by Ms. Qinying Liu, SM Cayman’s chairman and shareholder, (ii) Shenzhen Dale Advertising Co., Ltd., or Dale, a Chinese company owned by Ms. Le Yang, SM Cayman’s director and shareholder, and Mr. Haiyin Yang, brother of Ms. Le Yang, and (iii) Beijing Conghui Advertising Co., Ltd., or Conghui, a company controlled by a minority shareholder of SM Cayman.

In order to facilitate fundraising outside of China, SM Cayman was incorporated in the Cayman Islands on February 9, 2007 and became the holding company of SearchMedia’s business. On June 1, 2007, SM Cayman established Jieli Investment Management Consulting (Shanghai) Co., Ltd., or Jieli Consulting, a wholly-owned subsidiary in China.

As operating an advertising network was restricted to PRC entities at the time, SM Cayman, through Jieli Consulting, entered into contractual arrangements on June 4, 2007 with each of Sige, Dale and Conghui. Pursuant to these contractual arrangements, Jieli Consulting became the primary beneficiary, bore all the economic risks and received all the economic benefits of these entities’ advertising businesses, and controlled the financing and operating affairs with respect to these businesses. As a result, SearchMedia consolidated the financial statements of these entities beginning on June 4, 2007.

On August 3, 2007, the legal shareholders of Sige and Dale organized Jingli Shanghai, a limited liability company incorporated in China, to assume the business of Sige, Dale and Conghui. On September 10, 2007, Jieli Consulting entered into contractual arrangements with Jingli Shanghai on terms similar to those under previous arrangements with Sige and Dale and Conghui.

On October 31, 2007, Jieli Consulting terminated the contractual arrangements with Conghui due to a difference of views on future business plans and strategies between the management of SearchMedia and Conghui. As a result, SearchMedia deconsolidated Conghui in the 2007 period and views only Sige and Dale as its predecessors.

In the opinion of Commerce & Finance Law Offices, SearchMedia’s PRC legal counsel,

•	the respective ownership structures of Jingli Shanghai and Jieli Consulting are in compliance with current PRC laws and regulations;

•	each contract under Jieli Consulting’s contractual arrangements with Jingli Shanghai and its shareholders, governed by PRC laws, is valid and binding on all parties to these arrangements and do not violate current PRC laws or regulation.

SearchMedia has been advised by its PRC legal counsel, however, that there are uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of SearchMedia’s PRC legal counsel. SearchMedia has been further advised by its PRC legal counsel that if the PRC government determines that the agreements that establish the structure for operating its PRC advertising network businesses do not comply with applicable restrictions on foreign investment in the advertising industry, it could be subject to severe penalties including being prohibited from continuing its operation. See “Risk Factors — Risks Relating to Doing Business in the People’s Republic of China — If the PRC government determines that the contractual arrangements that establish the structure for operating SearchMedia’s China business do not comply with applicable PRC laws and regulations, SearchMedia could be subject to severe penalties.”

In March 2007, August 2007 and May 2008, SM Cayman conducted Series A, Series B and Series C preferred shares and warrants private placements and received gross proceeds of approximately $1 million, $20 million and $10 million, respectively. The investor in the Series A private placements was CSV. The investors in the Series B private placements were CSV and Deutsche Bank. The investors in SM Cayman’s Series C private placements were Gentfull Investment Limited and Gavast Estate Limited.

Since 2008, SearchMedia has rapidly expanded its advertising network through the acquisition of the following advertising companies in China and Hong Kong:

•	In January 2008, Jingli Shanghai acquired 100% of the equity interest in Shaanxi Xinshichuang Advertising Planning Co., Ltd., a Chinese company primarily engaged in elevator advertising business;

•	In January 2008, Jingli Shanghai acquired 100% of the equity interest in Qingdao Kaixiang Advertising Co., Ltd., a Chinese company primarily engaged in outdoor billboard advertising business;

•	In January 2008, Jingli Shanghai acquired 100% of the equity interest in Shanghai Jincheng Advertising Co., Ltd., a Chinese company operating advertisings in cafeterias of office buildings;

•	In January 2008, Jingli Shanghai acquired 100% of the equity interest in Beijing Wanshuizhiyuan Advertising Co., Ltd., a Chinese company primarily engaged in outdoor billboard advertising business;

•	In January 2008, Jingli Shanghai acquired 100% of the advertising business of Shenyang Xicheng Advertising Co., Ltd., a Chinese company primarily engaged in outdoor billboard advertising business. Jingli Shanghai subsequently transferred such business and related assets into Shenyang Jingli Advertising Co., Ltd., a newly incorporated Chinese company;

•	In February 2008, Jingli Shanghai acquired 100% of the equity interest in Shanghai Haiya Advertising Co., Ltd., a Chinese company operating rapid transit advertising business;

•	In April 2008, Jingli Shanghai acquired 100% of the advertising business of Beijing Youluo Advertising Co., Ltd., a Chinese company primarily engaged in outdoor billboard advertising business. Jingli Shanghai subsequently transferred such business and related assets into Shanghai Botang Advertising Co., Ltd., a newly incorporated Chinese company;

•	In April 2008, Jingli Shanghai acquired 100% of the equity interest in Tianjin Shengshitongda Advertising Creativity Co., Ltd., a Chinese company operating elevator advertising business;

•	In April 2008, SM Cayman acquired 100% of the equity interest in Ad-Icon Company Limited, a Hong Kong company operating outdoor billboard advertising business;

•	In July 2008, Jingli Shanghai acquired 100% of the equity interest in Changsha Jingli Advertising Co., Ltd., a Chinese company operating elevator advertising business;

•	In July 2008, Jingli Shanghai acquired 100% of the equity interest in Wenzhou Rigao Advertising Co., Ltd., a Chinese company operating elevator advertising business; and

•	In July 2008, Jingli Shanghai acquired 100% of the equity interest in Wuxi Ruizhong Advertising Co., Ltd., a Chinese company operating elevator advertising business.

Corporate Ownership Structure

The following diagram illustrates SearchMedia’s current corporate structure and the place of formation and affiliation of each of its subsidiaries as of the date of this proxy statement/prospectus.

SearchMedia International Limited (Cayman Islands)
100%
100%
Ad-Icon Company Limited(HK)(16)
Great Talent Holdings Limited (HK)(15)
Offshore
Onshore
100%
100%
Jieli Investment Management Consulting (Shanghai) Co., Ltd.(1)
Jieli Network Technology Development (Shanghai) Co., Ltd.(2)
Qinying Liu (PRC)
Le Yang (PRC)
60%
40%
Shanghai Jingli Advertising Co., Ltd.(3)
100%
Shanghai Botang Advertising Co., Ltd.(4)
100%
Shanghai Haiya Advertising Co., Ltd.(5)
100%
Shanghai Jincheng Advertising Co., Ltd.(6)
100%
Beijing Wanshuizhiyuan Advertising Co., Ltd.(7)
100%
Tianjin Shengshitongda Advertising Creativity Co., Ltd.(8)
100%
Shenyang Jingli Advertising Co. Ltd.(9)
100%
Shaanxi Xinshichuang Advertising Planning Co., Ltd. (10)
100%
Changsha Jingli Advertising Co., Ltd.(11)
100%
Qingdao Kaixiang Advertising Co., Ltd.(12)
100%
Wenzhou Rigao Advertising Co., Ltd. (13)
100%
Wuxi Ruizhong Advertising Co., Ltd. (14)
100%

Equity interest

Contractual arrangements, including the exclusive call option agreement, equity pledge agreement, loan agreement and exclusive technical consulting and service agreement. For a description of these agreements, see "– Contractual Arrangements with Jingli Shanghai and its Shareholders."

(1)	Jieli Investment Management Consulting (Shanghai) Co., Ltd., or Jieli Consulting, a Chinese limited liability company, 100% owned by SearchMedia International Limited.

(2)	Jieli Network Technology Development (Shanghai) Co., Ltd, or Jieli Network, a Chinese limited liability company, 100% owned by SearchMedia International Limited.

(3)	Shanghai Jingli Advertising Co., Ltd, or Jingli Shanghai, a Chinese limited liability company, 60% owned by Ms. Qinying Liu, a Chinese citizen, and 40% owned by Ms. Le Yang, a Chinese citizen.

(4)	Shanghai Botang Advertising Co., Ltd, or Shanghai Botang, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(5)	Shanghai Haiya Advertising Co., Ltd, or Shanghai Haiya, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(6)	Shanghai Jincheng Advertising Co., Ltd, or Shanghai Jincheng, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(7)	Beijing Wanshuizhiyuan Advertising Co., Ltd, or Beijing Wanshuizhiyuan , a Chinese limited liability company, 100% owned by Jingli Shanghai.

(8)	Tianjin Shengshitongda Advertising Creativity Co., Ltd, or Tianjin Shengshitongda, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(9)	Shenyang Jingli Advertising Co., Ltd., or Shenyang Jingli, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(10)	Shaanxi Xinshichuang Advertising Planning Co., Ltd., or Shaan Xi Xinshichuang, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(11)	Changsha Jingli Advertising Co., Ltd., or Changsha Jingli, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(12)	Qingdao Kaixiang Advertising Co., Ltd., or Qingdao Kaixiang, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(13)	Wenzhou Rigao Advertising Co., Ltd., or Wenzhou Rigao, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(14)	Wuxi Ruizhong Advertising Co., Ltd., or Wuxi Ruizhong, a Chinese limited liability company, 100% owned by Jingli Shanghai.

(15)	Great Talent Holdings Limited, or Great Talent, a company incorporated under the laws of Hong Kong, 100% owned by SearchMedia International Limited.

(16)	Ad-Icon Company Limited, or Ad-Icon, a company incorporated under the laws of Hong Kong, 100% owned by SearchMedia International Limited.

Contractual Arrangements with Jingli Shanghai and its Shareholders

Jieli Consulting’s relationships with Jingli Shanghai and its shareholders are governed by a series of contractual arrangements. Under PRC laws, each of Jingli Shanghai and Jieli Consulting is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Jingli Shanghai and Jieli Consulting, Jingli Shanghai is not required to transfer any other funds generated from its operations to Jieli Consulting. On September 10, 2007, Jieli Consulting entered into contractual arrangements as follows:

Agreements That Provide Effective Control over SearchMedia’s Affiliated Entities

Loan Agreement.  Pursuant to the loan agreement between Jieli Consulting and the shareholders of Jingli Shanghai, namely Ms. Qinying Liu and Ms. Le Yang, Jieli Consulting granted an interest-free loan to each shareholder. The principal amounts of the loans to Ms. Qinying Liu and Ms. Le Yang were $6.7 million and $4.5 million, respectively, in proportion with their respective original capital contributions to Jingli Shanghai. The term of the loan agreement is 10 years and may be extended for another ten years automatically unless Jieli Consulting terminates the agreement in a written form three months before the expiration date of the agreement. The loan can be repaid only with the proceeds from the transfer of the shareholder’s equity interest in Jingli Shanghai to Jieli Consulting or another person designated by Jieli

Consulting at the minimum price permitted by then applicable PRC law. Jieli Consulting may accelerate the loan repayment upon certain events, including if a shareholder dies, loses action capacity, no longer works for Jingli Shanghai or any affiliate of Jingli Shanghai, or commits a crime, or if Jieli Consulting so informs a shareholder as permitted by then applicable PRC law.

Equity Pledge Agreement.  Pursuant to the equity pledge agreement among Jieli Consulting, Jingli Shanghai and the shareholders of Jingli Shanghai, namely Ms. Qinying Liu and Ms. Le Yang, each shareholder has pledged all of her equity interest in Jingli Shanghai to Jieli Consulting to guarantee the performance of the shareholders’ and Jingli Shanghai’s obligations under the loan agreement, the exclusive call option agreement and the exclusive technical consulting and service agreement. If Jingli Shanghai or any of its shareholders breaches its respective contractual obligations under these agreements, Jieli Consulting, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholders agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their equity interest in Jingli Shanghai without the prior written consent of Jieli Consulting. The equity pledge agreement will expire after Jingli Shanghai and its shareholders fully perform their respective obligations under the loan agreement, the exclusive call option agreement and the exclusive technical consulting and service agreement.

Exclusive Call Option Agreement.  Under the exclusive call option agreement among Jingli Shanghai, the shareholders of Jingli Shanghai and Jieli Consulting, Jingli Shanghai and its shareholders irrevocably granted Jieli Consulting or its designated person an exclusive option to purchase, when and to the extent permitted under then applicable PRC law, all or part of the equity interests in Jingli Shanghai. The exercise price for all of the equity interests of Jingli Shanghai is the minimum price permitted by then applicable PRC law or a higher price determined by Jieli Consulting. Unless this exclusive call option agreement is terminated on an earlier date as agreed upon by the parties to the agreement, the term of the agreement is ten years and may be extended for another ten years automatically unless Jieli Consulting terminates the agreement in writing three months before the expiration date of the agreement. Pursuant to this call option agreement,

•	The shareholders of Jingli Shanghai may not change the articles of association, bylaws, registered capital or shareholding structure of Jingli Shanghai, without the prior written consent of Jieli Consulting;

•	Jingli Shanghai may not acquire or merge with any third parties, or invest in any third parties, without the prior written consent of Jieli Consulting;

•	Jingli Shanghai may not generate, delegate, guarantee for, or allow existing any indebtedness without the prior consent or confirmation of Jieli Consulting, except in the ordinary courses of business;

•	Jingli Shanghai may not enter into any material contracts with the contractual price exceeding RMB1.0 million without the prior written consent of Jieli Consulting, except in the ordinary courses of business;

•	Jingli Shanghai may not grant loans or guaranties to any third parties, without the prior written consent of Jieli Consulting;

•	Jingli Shanghai may not transfer, pledge, have caused any encumbrances, or otherwise dispose of any shares of Jingli Shanghai, without the prior written consent of Jieli Consulting;

•	Jingli Shanghai may not declare or pay any dividends without the prior written consent of Jieli Consulting; upon the request of Jieli Consulting, Jingli Shanghai shall declare and pay all distributable dividends to its shareholders; and

•	The shareholders of Jingli Shanghai may only appoint the persons nominated by Jieli Consulting as directors of Jingli Shanghai, upon request of Jieli Consulting.

Power of Attorney.  The shareholders of Jingli Shanghai have executed a power of attorney to Mr. Guojun Liang, which irrevocably authorizes Mr. Liang (who is the husband of Ms. Qinying Liu and a vice president of SearchMedia, and who otherwise has no relationship with any of the parties to this transaction) to vote as such shareholders’ attorney-in-fact on all of the matters of Jingli Shanghai requiring shareholder approval.

Agreements That Transfer Economic Benefits to Jieli Consulting

Exclusive Technical Consulting and Service Agreement.  Pursuant to the exclusive technical consulting and service agreement between Jingli Shanghai and Jieli Consulting, Jieli Consulting has the exclusive and irrevocable right to provide to Jingli Shanghai technical consulting services related to the business operations of Jingli Shanghai. Jingli Shanghai agrees to pay annual technical service fees to Jieli Consulting based on the actual services provided by Jieli Consulting. If Jingli Shanghai does not generate net profits in a fiscal year, Jieli Shanghai agrees not to charge services for that year. The term of this agreement is 10 years commencing on September 10, 2007 and may be extended automatically for another 10 years unless Jieli Consulting terminates the agreement by a written notice three months before the expiration date.

Advertising Network

SearchMedia is one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China. It ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities, according to the Nielsen Report. SearchMedia has coverage of 57 cities, including first-tier cities such as Hong Kong, Shanghai, Beijing, Guangzhou and Shenzhen, and high growth cities such as Chongqing, Dalian, Hangzhou and Nanjing. As of July 31, 2009, SearchMedia’s advertising network included over 1,500 high-impact billboards, neon signs and light boxes with over 500,000 square feet of surface display area in its outdoor billboard platform, over 175,000 poster frames located in commercial and residential buildings, and a network of light boxes in Shanghai subway stations.

SearchMedia is headquartered in Shanghai, with 29 offices in 24 cities across China (including Hong Kong, through its wholly owned subsidiary, Ad-Icon). The following map illustrates the geographic coverage of SearchMedia’s advertising network in 57 cities in China and Hong Kong as of July 31, 2009:

*	The dots on the map indicate the 57 cities covered by SearchMedia’s network of media products.

Media Products

SearchMedia’s core outdoor billboard and in-elevator portfolios are complemented by its subway advertising platform, which together create an attractive multi-platform, “one-stop shop” service for its local, national and international advertising clients that numbered more than 780 cumulatively from its inception to July 31, 2009.

Outdoor Billboard Platform

SearchMedia operates a network of high-impact billboards primarily through the companies it acquired, including Qingdao Kaixiang, Beijing Wanshuizhiyuan, Shenyang Jingli, Shanghai Botang and Ad-Icon. As of July 31, 2009, SearchMedia had over 1,500 high-impact billboards with over 500,000 square feet of surface display area in 15 cities, including Beijing, Hong Kong, Qingdao, Shanghai, Shenyang, Shenzhen, Guangzhou, Chongqing and Chengdu. Its billboards are mostly large format billboards deployed in commercial centers and other desirable areas with heavy vehicle and/or foot traffic.

SearchMedia’s target audiences for these advertisements are mid- to high-income shoppers, pedestrians and car-driving consumers. SearchMedia believes its billboard advertisements effectively increase its advertising clients’ brand awareness. SearchMedia intends to continue to bid for high-profile projects that will bring positive media exposure, leading to greater market acceptance and brand recognition for SearchMedia. SearchMedia has demonstrated its ability to acquire high-profile billboard contracts with its success in securing the billboard advertising rights in one of the most famous tourist destinations in Shanghai, the

Shanghai Bund, in September 2007. Management plans to continue to build its nationwide portfolio of traditional outdoor billboard properties through organic expansion and strategic acquisitions.

In-Elevator Platform

SearchMedia installs poster frames primarily on the inside of elevators of modern high-rise buildings in 57 cities across 28 provinces in China and Hong Kong, including Shanghai, Beijing, Guangzhou and Shenzhen. SearchMedia typically installs two to three poster frames in each elevator. The in-elevator platform targets the affluent urban population that is highly desired by advertisers and is characterized by its low cost structure and minimal capital requirements, which quickly generate attractive returns. As of July 31, 2009, SearchMedia’s elevator advertising network consisted of over 175,000 poster frames covering approximately 56,000 elevators. According to the Nielsen Report, SearchMedia ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities. The in-building advertising platform allows SearchMedia to target captive audiences comprised of middle- and high-end businesses and consumer groups.

Poster frames may take the following forms:

•	Printed Poster Frames. SearchMedia specializes in high impact printed poster frames which are made of several materials in various sizes suitable for a wide range of display messages. SearchMedia’s printed poster frames mainly include paper, elevator door and illuminated poster frames;

•	Paper poster frames are conventional poster frames made of paper with a visual size of 540mm by 390mm; and

•	Illuminated poster frames are posters encased in thin metal boxes and illuminated by LED optical fiber. The visual size of such posters is typically 540mm by 390mm.

•	Digital poster frames. These poster frames are LCD screens with memory card slots that allow the screens to change images at regular intervals. SearchMedia’s digital poster frames change images in loops, with typically six images within each 60-second loop. The visual size of the screens is typically 405mm by 305mm.

SearchMedia sells advertising space on its poster frame network on a per display basis. For each frame that is upgraded from printed poster frame to digital frame, up to six multiple digital images can now be displayed inside each physical frame and SearchMedia increases its available advertising inventory and opportunities for revenue.

SearchMedia installs different types of poster frames in different elevators based on client demands, targeted demographics and restrictions placed by site managers or owners. For instance, SearchMedia typically targets advertisers in the consumer product industry for printed poster frames in residential buildings, as these frames are more suitable for clients who want a continuous display of their advertisement content. Digital frames, on the other hand, offer high definition images and create attractive story boards. These frames tend to be deployed in high-end commercial buildings with typical advertisers including resort hotels and luxury brands.

Subway Advertising Platform

Upon SearchMedia’s acquisition of Shanghai Haiya in February 2008, SearchMedia took over a network of light boxes with a size ranging from 1.5m by 1.75m to 1.5m by 3.5m in the Shanghai subway system.

According to a March 2009 article in Barron’s, approximately 250 Chinese cities are planning to build new subway lines by 2015, including those under construction in Chengdu, Hangzhou, Shenyang and Xi’an, and others in planning in Harbin and Qingdao. SearchMedia believes these will present expansion opportunities for its subway advertising platform.

Advertising Clients

With coverage in 57 cities and a broad range of media offerings, SearchMedia has attracted a large and diverse base of local, national and international advertisers. As of July 31, 2009, more than 780 advertisers had purchased advertising space on its network since its inception. SearchMedia has a highly diversified advertising base of national and international clients, in addition to a broad client list of local advertisers. These advertising clients are from diverse industries ranging from telecommunications, insurance and banking, to automobiles, real estate, electronics and fast-moving consumer goods. In 2008, approximately 40% of SearchMedia’s contracts were entered into with advertising agencies representing these brands.

SearchMedia enters into most of its advertising contracts with direct advertisers. SearchMedia also enters into a portion of advertising contracts with advertising agencies. SearchMedia’s top five advertising clients in aggregate accounted for approximately 18.0% of its advertising service revenues for the year ended March 31, 2009.

In a typical advertising contract, SearchMedia usually specifies the duration, site location, types and number of advertising placements, price and payment terms with its advertising clients. Before placing an advertisement, SearchMedia typically reviews the advertisement content to be displayed, the relevant approvals for displaying the content, the registered trademark of the client and other materials required of SearchMedia by then applicable laws.

SearchMedia’s minimum advertising period is 14 days. The contract terms generally range from one to six months for elevator advertisements, six months to 24 months for billboards and one to three months for subway advertisements. In general, SearchMedia bases its listed price on a number of factors, including locations, quantity of displays, scale, types of audience, nature of communities and duration of clients’ advertising campaigns. SearchMedia increases its listed prices from time to time to reflect changes in market prices. Based on SearchMedia’s industry knowledge, its services are competitive with market prices.

Relationships with Site Managers and Owners

SearchMedia leases spaces in prime office or middle- and high- end residential buildings, subway stations and other high traffic commercial areas to install poster frames, billboards, neon signs and light boxes. Establishing and maintaining long-term relationships with site managers and owners are critical aspects of SearchMedia’s business. In each city where it operates, SearchMedia has a team of site relationship personnel that are exclusively responsible for identifying desirable locations, negotiating display placement agreements and maintaining relationships with site owners and managers.

SearchMedia leases billboard locations from managers of commercial centers and other desirable areas of heavy vehicle and/or foot traffic, such as outside walls of commercial buildings, bus stops and main roads. The term of a location leasing contract is generally one to five years. SearchMedia is responsible for periodic monitoring, maintenance and repair of frames. Under most of the leasing contracts, SearchMedia is granted a right of first refusal with respect to renewals. The rental terms and fees under SearchMedia’s location leasing contracts vary considerably depending on the city, location, and number of billboards that may be installed.

SearchMedia leases elevators in high traffic high-rise buildings from property developers, property management companies or homeowner associations. SearchMedia targets both high-rise residential buildings and office buildings. As of July 31, 2009, approximately 80% of the buildings SearchMedia carried were residential buildings and 20% were office buildings. The term of an elevator leasing contract is generally one to three years. Upon entering into a leasing contract, SearchMedia can install the pre-agreed poster frames in the elevator area usually in three days. SearchMedia is responsible for periodic maintenance and repair of elevator poster frames. Under a typical lease agreement, a lessor is not allowed to move, remove, damage or hide from view SearchMedia’s poster frames, and is required to inform SearchMedia in the event of any damage to its poster frames. The rental terms and fees under SearchMedia’s elevator leasing contracts vary considerably depending on the city, location and size of the building and number of flat-panel poster frames that may be installed.

SearchMedia has entered into lease contracts for advertising at the stations of eight major subway lines in Shanghai through its acquisition of Shanghai Haiya. Under these lease contracts, SearchMedia is responsible for obtaining approvals from relevant authorities for all the advertisements it places, and for liabilities arising from the advertisements it places. Since SearchMedia does not display any advertising unless the relevant approvals for the advertisement are obtained, it believes the risk of it incurring these liabilities is low.

SearchMedia believes it has established good working relationships with site managers and owners as a result of its track record of contract execution and quality services. For 2008, 85% of its leases were renewed.

Sales and Marketing

Sales Efforts

As of July 31, 2009, SearchMedia’s sales efforts were spearheaded by a team of approximately 150 advertising sales personnel in 24 cities. SearchMedia’s sales personnel generally have prior sales experience in China’s advertising industry and, once hired, receive training to gain a deeper understanding of the elevator advertising market, SearchMedia’s advertising network, its competitive strengths and the value propositions SearchMedia offers its advertising clients. Training programs are prepared in-house and accompanied by SearchMedia’s proprietary sales manuals. SearchMedia also provides its sales personnel with current data that measures the effectiveness of its advertising network and case studies of successful campaigns conducted on its network. SearchMedia’s sales personnel typically earn commissions on sales, in addition to base salaries.

SearchMedia supplements its sales efforts by providing value-added advisory services to some of its clients, especially small-size local clients. Each sale starts with a thorough understanding of a client’s advertising needs that leads to tailored solutions that optimize advertising spending on SearchMedia’s network. In these services, SearchMedia assesses clients’ media needs and budgets, assists in allocating media resources across the various media platforms and assists with the creative process in the design and placement of the poster frames.

Marketing Efforts

SearchMedia actively promotes its brand name and its advertising solutions, in addition to conscientiously maintaining its corporate image, through a variety of channels. SearchMedia actively upholds its image and markets its advertising services with a consistent presence in various trade and financial journals as well as proud displays of SearchMedia’s name and logo on all of its elevator and billboard frames. Additionally, SearchMedia diligently tends to its long-standing relationships with site managers and owners, senior management with 4A agencies and major clients, establishing a record for quality services, sound value propositions and credibility so that it can continue to capitalize on its valued word-of-mouth advertising network. SearchMedia’s success at winning the Bund bid and its subsequent marketing events surrounding the coveted space have also enhanced its brand name and market presence.

Client Services, Network Management and Maintenance

SearchMedia supports its advertising clients with its sales, maintenance and site relationship personnel located in 29 offices in 24 cities in China. SearchMedia has one designated sales person that serves as a single point of contact for each client so as to establish a clear line of communication and assignment of responsibility, while building deeper client relationship so that its clients may enjoy the hassle-free service of having a single point of contact throughout the sales and client service process. Under arrangements with its advertising clients, SearchMedia’s sales teams monitor and verify the placement of its clients’ advertisements on its network during the time periods and at the locations specified by its clients. All sales personnel have real-time access to and feedback from SearchMedia’s automated scheduling system that manages advertising orders and its growing number of media location inventories with the help of its IT team. If desired by its clients, SearchMedia can engage at the clients’ expense third party companies to conduct consumer surveys regarding effects of advertising on its network. Based on SearchMedia’s past experiences, these surveys generally report positive increases in sales right after the advertisements.

SearchMedia generally relies on its own employees to monitor, maintain and repair its displays. As part of SearchMedia’s advertising services, its maintenance team routinely inspects its display installations, typically twice a week and more often for new display installations. Any issues with site managers or owners are addressed quickly by SearchMedia’s dedicated site relationship personnel. So far, SearchMedia has not experienced any material negative incidents at its network sites.

SearchMedia believes its focus on clients’ needs will strengthen its relationship with its clients and contribute to the development of a conscientious corporate culture essential to a fast-growing organization.

Information Systems

SearchMedia jointly developed its Resource Management System with a third party developer. SearchMedia uses the system to track the availability, scheduling and utilization of its media inventory. SearchMedia’s sales personnel can help clients plan their media purchase by searching for available advertising spaces with suitable attributes on its system. They can also use the system to generate new client leads or new placements from existing clients, and to provide after-sale services. As SearchMedia further integrates the inventories from different platforms onto the same system, its sales personnel will increasingly be able to track its media resources across platforms and generate new sales through cross-selling media products across different platforms. SearchMedia’s management team may also use this system for sales team management, client relationship management and vendor relationship management. SearchMedia believes it has greatly improved its service delivery capability and management effectiveness.

Equipment Supplies

The primary hardware required for the operation of SearchMedia’s network consists of plastic and digital displays that it uses for poster frames in SearchMedia’s in-elevator media network. The hardware required for SearchMedia’s network operation includes plastic frames it uses for paper poster, illuminated panels that it uses for illuminated poster frames, as well as digital display panels it uses in its media network. SearchMedia’s digital displays consist of high-definition flat-panel screens, typically including LCD screens of 405mm by 305mm in size, and other components. SearchMedia also develops and installs software in its flat-panel displays to assist with the configuration, editing and operation of its advertising content cycles. In 2008, SearchMedia paid approximately RMB7.8 million to SearchMedia’s biggest supplier, Shanghai Xinyi Digital Technology Co., Ltd. for digital displays and the software SearchMedia used in these displays, and RMB7.0 million to ZhangXingBaiSheng Co. Ltd. for the plastic poster frames.

SearchMedia believes it does not depend on any one vendor since it can easily find replacement vendors at minimal switching cost. Maintaining a steady supply of equipment is important to its operations and the growth of its network. It is SearchMedia’s policy to evaluate the quality and delivery record of each vendor on a periodic basis and adjust the quantity purchased from the vendor accordingly. So far, SearchMedia has not experienced any significant delay or interruption in the supply of its network components.

Competition

As a multi-platform media company with presence in 57 cities in China and Hong Kong, SearchMedia competes with different players across its platforms and cities of operation. SearchMedia competes for advertising clients generally on the basis of network coverage, service quality, technology, media offerings, services and brand name. SearchMedia has built its competitive position primarily on its nationwide coverage, leading market share, and its ability to offer broad geographic coverage, diverse media platforms and quality services.

•	Outdoor billboard platform. As the outdoor billboard market in China is largely fragmented with no clear nationwide leader, SearchMedia competes primarily with other local or regional outdoor billboard owners and operators. SearchMedia also competes with operators of other forms of outdoor media, including digital outdoor displays and street furniture advertising. SearchMedia does not compete with resellers of outdoor billboard advertising slots, such as Time Share Media, as these resellers also purchase advertising services from its network from time to time.

•	In-elevator platform. SearchMedia competes primarily with other nationwide operators of in-elevator poster frame advertising, such as Framedia. SearchMedia may face competition in individual cities from local and regional players and new entrants into the local and regional market from time to time. SearchMedia believes these local and regional operators do not have the scale and resources to pose challenge to its market position. SearchMedia believes they could be acquisition targets in SearchMedia’s expansion. SearchMedia believes that advertisers do not view SearchMedia as direct competitors of operators of other in-elevator media, such as video LCD displays.

•	Subway advertising platform. SearchMedia competes with other operators of subway advertising, such as JCDecaux. SearchMedia believes that advertisers do not view SearchMedia as direct competitors of operators of other subway media, such as in-train LCD screens.

SearchMedia also competes for the advertising budget of advertisers with other operators of out-of-home advertising, such as Focus Media, and operators of other advertising media including television, radio, newspapers, magazines and the Internet.

Employees

As of July 31, 2009, SearchMedia had 469 employees, including 83 development personnel, 147 sales and marketing personnel, 112 maintenance personnel, 41 finance and 86 administrative personnel. None of SearchMedia’s employees are covered by any collective bargaining agreement. SearchMedia manages its own staff recruitment. SearchMedia considers its relations with its employees to be generally good.

SearchMedia is required by applicable PRC regulations to contribute for its employees certain amounts, based on its employees’ aggregate salaries, to a defined contribution pension plan, a medical insurance plan, a housing fund, an unemployment insurance plan, a personal injury insurance plan and a maternity insurance plan. SearchMedia has made the required payments in compliance with the applicable laws and regulations since its inception.

Intellectual Property

The “SearchMedia” brand and SearchMedia’s other intellectual property rights contribute to its competitive advantage in the elevator advertising market in China. To protect its brands and its other intellectual property, SearchMedia relies on a combination of trademark, trade secret and copyright laws in China as well as imposing procedural and contractual confidentiality and invention assignment obligations on its employees, consultants and others.

SearchMedia has applied for registered trademarks through Jingli Shanghai, including the or  . SearchMedia has registered its domain name: www.imedia-cn.com. The Internet addresses provided in this proxy statement/prospectus are not intended to function as hyperlinks and information obtained at these addresses is not and should not be considered part of this proxy statement/prospectus and is not incorporated by reference in this proxy statement/prospectus.

While SearchMedia cannot assure you that its efforts will deter others from misappropriating its intellectual properties, it will continue to create and protect its intellectual property rights in order to maintain its competitive position.

Regulatory Matters

SearchMedia operates its business in China under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the National People’s Congress, and several ministries and agencies under its authority including the State Administration for Industry and Commerce, or SAIC, which regulates the advertising industry.

PRC Advertising Law was promulgated in 1994. In addition, the State Council, SAIC and other ministries and agencies have issued regulations that regulate SearchMedia’s business as discussed below.

Restrictions on Foreign Ownership in the Advertising Industry

The principal regulations governing foreign ownership in the advertising industry in China include:

•	The Catalogue for Guiding Foreign Investment in Industry (2007);

•	The Administrative Regulations on Foreign-invested Advertising Enterprises (2004), as amended in 2008; and

•	The Notice Regarding Investment in the Advertising Industry by Foreign Investors Through Equity Acquisitions (2006).

These regulations require foreign entities that directly invest in the advertising industry in China to have at least two years of direct operations in the advertising industry outside of China. Since December 10, 2005, foreign investors that have operated in the advertising industry outside of China as their main business for at least three years have been permitted to directly own a 100% interest in advertising companies in China.

PRC laws and regulations prohibit the transfer of any approvals, licenses or permits, including business licenses containing a scope of business that permits engaging in the advertising industry. Therefore, in the event SearchMedia is permitted to acquire the equity interest of its consolidated PRC variable interest entities under the rules allowing for complete foreign ownership, SearchMedia’s consolidated PRC variable interest entities would continue to hold the required advertising licenses consistent with current regulatory requirements.

Since SearchMedia has not been involved in advertising outside of China for the required number of years, its PRC operating subsidiaries are currently ineligible to apply for the required advertising services licenses in China. SearchMedia’s advertising business in China is currently provided through its contractual arrangements with its consolidated PRC variable interest entities, namely, Shanghai Jingli, and its subsidiaries. SearchMedia’s consolidated PRC variable interest entities hold the requisite licenses to provide advertising services in China. SearchMedia’s subsidiary, Jieli Consulting, has entered into a series of contractual arrangements with Shanghai Jingli and its subsidiaries and shareholders under which:

•	SearchMedia is able to exert effective control over its consolidated PRC variable interest entities;

•	a substantial portion of the economic benefits of its consolidated PRC variable interest entities are transferred to SearchMedia; and

•	SearchMedia has an exclusive option to purchase all or part of the equity interests in its consolidated PRC variable interest entities in each case when, and to the extent, permitted by PRC law.

See “Information about SearchMedia — Corporate Ownership Structure — Contractual Arrangements with Jingli Shanghai and its Shareholders” and “Certain Relationships and Related Party Transactions — SearchMedia Related Party Transactions.”

In the opinion of Commerce & Finance Law Offices, SearchMedia’s PRC legal counsel:

•	the respective ownership structures of Jieli Consulting and Jingli Shanghai are in compliance with existing PRC laws and regulations; and

•	each contract under Jieli Consulting’s contractual arrangements with Jingli Shanghai and its shareholders, in each case governed by PRC law, is valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect.

SearchMedia has been advised by its PRC legal counsel, however, that there are uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities will not in the future take a view that is contrary to the opinion of SearchMedia’s PRC legal counsel. SearchMedia has been further advised by its PRC legal counsel that if the PRC government determines that the agreements establishing the structure for operating its PRC advertising business do not comply with PRC government restrictions on foreign investment in the advertising industry, SearchMedia could be subject to severe penalties. See “Risk Factors — Risks Related to Doing

Business in the People’s Republic of China — If the PRC government determines that the contractual arrangements that establish the structure for operating SearchMedia’s China business do not comply with applicable PRC laws and regulations, SearchMedia could be subject to severe penalties.”

Regulation of Advertising Services

The principal regulations governing advertising businesses in China include:

•	PRC Advertising Law (1994);

•	The Advertising Administrative Regulations (1987); and

•	The Implementing Rules for the Advertising Administrative Regulations (2004).

Business License for Advertising Companies

PRC advertising laws and regulations stipulate that companies engaging in advertising activities must obtain from the SAIC or its local branch a business license that specifically includes operation of an advertising business in its scope of business. Furthermore, if a company sets up a new site outside of the location where it is registered to conduct advertising business, the company shall register with the local SAIC where the site is located to obtain a branch business license for the site. Companies and branches conducting advertising activities without such licenses may be subject to penalties, including fines, confiscation of advertising income, orders to cease advertising operations, and revocation of their business license or other licenses. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. Shanghai Jingli and its subsidiaries and branches have obtained such business licenses from the local branch of the SAIC as required by the existing PRC regulations. SearchMedia currently does not expect to have difficulties in maintaining its business licenses.

Advertising Content

PRC advertising laws and regulations set forth certain content requirements for advertisements in China, which include prohibitions on misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest, among others. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are also prohibited. The dissemination of tobacco advertisements via media is prohibited, as is the display of tobacco advertisements in any waiting lounge, theater, cinema, conference hall, stadium or other public area. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals advertised through out-of-home, radio, film, television, print and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination. SearchMedia does not believe that advertisements containing content subject to such restriction or censorship comprise a material portion of the advertisements displayed on its media format.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors to ensure that the content of the advertisements they prepare or distribute are true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the prescribed supporting documents provided by advertisers for advertisements and verify that the content of the advertisements comply with applicable PRC laws and regulations. In addition, prior to distributing advertisements for certain products that are subject to government censorship and approval, advertising distributors are obligated to ensure that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branch may revoke the violator’s licenses or permits for advertising business operations. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

Print Advertising

SearchMedia operates a network of advertising poster frames placed primarily in elevators of high-rise residential and office buildings. The advertisements shown on its poster frame network are defined as “normal print advertisements” under the Print Advertisements Administrative Regulations promulgated by the SAIC on January 13, 2000, amended on November 30, 2004, or the Print Advertisements Regulations. Under these regulations, placement of print advertisement must not impede public policies, social production or people’s lives, nor be placed in areas prohibited by law or regulation. Violation of these regulations may result in penalties, including fines and orders to cease the placement. In addition, these regulations stipulate that print advertisements on poster frames shall have a mark on them indicating that they are an advertisement and shall identify the name and address of the producers, distributors of products (services), printers and/or advertisement operators.

Outdoor Advertising

The Advertising Law stipulates that the exhibition and display of outdoor advertisements must not:

•	utilize traffic safety facilities or traffic signs;

•	impede the use of public facilities, traffic safety facilities or traffic signs;

•	obstruct commercial or public activities or create an eyesore in urban areas;

•	be placed in restrictive areas near government offices, cultural landmarks or historical or scenic sites; or

•	be placed in areas prohibited by the local governments from having outdoor advertisements.

In addition to PRC Advertising Law, the SAIC promulgated the Outdoor Advertising Registration Administrative Regulations on December 8, 1995, as amended on December 3, 1998 and May 22, 2006, respectively, which govern the outdoor advertising industry in China.

Outdoor advertisements in China must be registered with the local SAIC before dissemination. The advertising distributors are required to submit a registration application form and other supporting documents for registration. If the application complies with the requirements, the local SAIC will issue an Outdoor Advertising Registration Certificate for such advertisement. The content, format, specifications, periods and locations of dissemination of the outdoor advertisement must be submitted for filing with the local SAIC and shall not be changed without approval. After the outdoor advertisement is registered, if it is not displayed within three months, an application shall be filed with the original registration authorities for cancellation. Outdoor advertising facilities must be safely installed and should be maintained on a regular basis to ensure safety and neatness. Advertising content must be true and lawful and not contain any misleading statements.

Local authorities have also issued detailed regulations on operation of outdoor advertising that may prohibit outdoor advertisements in certain areas or through certain facilities or may require that concession rights be obtained through a bidding process for public spaces. In cities where SearchMedia bases its operations, including Shanghai, Qingdao and Shenyang, the placement and installation of outdoor advertising facilities are subject to municipal zoning requirements and governmental approvals. Each outdoor advertising facility requires a license for placement and installation with specific terms of use for a certain number of years.

Regulations on the Broadcast of “Programming Content”

In December 2007, the State Administration of Radio, Film, and Television, or SARFT, issued a notice to provincial level SARFT branches regarding the strengthening of the administration of public media platforms.

According to this notice, broadcasting of certain programming content on public platforms via radio and television, the Internet or other information networks, is subject to prior approval by SARFT. The SARFT notice also explicitly requires that broadcasting on advertising platforms through compact flash cards or DVDs may only consist of advertisements and may not contain any programming content. Entities that begun broadcasting programming content on advertising platforms prior to the issuance of this notice must cease such broadcasts.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned companies include:

•	The Company Law of the PRC (1993), as amended in 2005;

•	Wholly Foreign-Owned Enterprise Law (1986), as amended in 2000; and

•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended in 2001.

Under these regulations, wholly foreign-owned companies in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards. In addition, a wholly foreign-owned company is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its reserve fund until the accumulated amount of such fund reaches 50% of its registered capital. At the discretion of a wholly foreign-owned company, it may allocate a portion of its after-tax profits, based on PRC accounting standards, to its staff welfare and bonus fund. The reserve fund and staff welfare and bonus fund are not distributable as cash dividends. Under the relevant PRC law, no net assets other than the accumulated after-tax profits can be distributed as dividends.

Trademarks

The PRC Trademark Law and the PRC Trademark Implementing Regulations provide the basic legal framework for the regulation of trademarks in China, and the SAIC is responsible for the registration and administration of trademarks throughout the country. The PRC has adopted a “first-to-file” principle with respect to trademarks.

PRC law provides that each of the following acts constitutes infringement of the exclusive right to use a registered trademark:

•	use of a trademark that is identical with or similar to a registered trademark in respect of the same or similar commodities without the authorization of the trademark registrant;

•	sale of commodities infringing upon the exclusive right to use the trademark;

•	counterfeiting or making, without authorization, representations of a registered trademark of another person, or sale of such representations of a registered trademark;

•	changing a registered trademark and selling products on which the altered registered trademark is used without the consent of the trademark registrant; and

•	otherwise infringing upon the exclusive right of another person to use a registered trademark.

In the PRC, a trademark owner who believes the trademark is being infringed has three options:

Option 1:  The trademark owner can provide his trademark registration certificate and other relevant evidence to the SAIC or its local branches, which can, in its discretion, launch an investigation. The SAIC may take actions such as ordering the infringer to immediately cease the infringing behavior, seizing and destroying any infringing products and representations of the trademark in question, closing the facilities used to manufacture the infringing products or imposing a fine. If the trademark owner is dissatisfied with the SAIC’s decision, he may, within 15 days of receiving such decision, institute civil proceedings in court.

Option 2:  The trademark owner may institute civil proceedings directly in court. Civil remedies for trademark infringement include:

•	injunctions;

•	requiring the infringer to take steps to mitigate the damage (i.e., publish notices in newspapers); and

•	damages which are measured by either the gains acquired by the infringer from the infringement, or the losses suffered by the trademark owner, including expenses incurred by the trademark owner to claim and litigate such infringement. If it is difficult to determine the gains acquired by the infringer from the infringement, or the losses suffered by the trademark owner, the court may elect to award compensation of not more than RMB500,000.

Option 3:  If the trademark infringement is so serious as to constitute a crime, the trademark owner may file a complaint with the police, and the infringer is subject to investigation for criminal liability in accordance with PRC laws.

SAFE Regulations on Offshore Investment by PRC Residents and Employee Stock Options

On October 21, 2005, the SAFE issued a titled entitled “Circular on several issues concerning foreign exchange regulation of corporate finance and roundtrip investments by PRC residents through special purpose companies incorporated overseas,” or Circular No. 75, which became effective as of November 1, 2005.

According to Circular No. 75:

•	prior to establishing or assuming control of an offshore company for the purpose of financing that offshore company with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•	an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•	an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change involving a change in the capital of the offshore company, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests over the relevant assets located in China.

Moreover, Circular No. 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC before issuance of Circular No. 75 are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Failure to comply with the foreign exchange registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents and onshore company to penalties under PRC foreign exchange administration regulations.

On January 5, 2007, the SAFE issued the Implementing Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rule, which, among other things, specifies approval requirements for a PRC citizen’s participation in the employee stock holding plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, the SAFE issued the Processing Guidance on Foreign Exchange Administration of Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas Listed Company, or the Stock Option Rule.

According to the Stock Option Rule, if a PRC domestic individual participates in any employee stock holding plan or stock option plan of an overseas listed company, a PRC domestic agent or the PRC subsidiary of such overseas listed company must, among others things, file, on behalf of such individual, an application with the SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock purchase or stock option exercise as PRC domestic individuals may not directly use overseas funds to purchase stocks or exercise stock options. Such PRC individuals’ foreign exchange income received from the sale of stocks and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in PRC opened and managed by the PRC subsidiary of the overseas listed company or the PRC agent before distributing them to such individuals.

SearchMedia’s PRC citizen employees who will be granted stock options, restricted share awards of ID Cayman, or PRC optionees, will be subject to the Stock Option Rule upon the completion of the business combination. If SearchMedia or its PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Option Rule, SearchMedia and/or its PRC optionees may be subject to fines and other legal sanctions and IC Cayman and/or SearchMedia may be prevented from granting additional options or other awards of ID Cayman to SearchMedia’s PRC employees.

In addition, the General Administration of Taxation has issued certain circulars concerning employee stock options. Pursuant to these circulars, SearchMedia’s employees working in China who exercise stock options will be subject to PRC individual income tax. SearchMedia’s PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If SearchMedia’s employees fail to pay and SearchMedia fails to withhold their income taxes, SearchMedia may face sanctions imposed by tax authorities or any other PRC government authorities.

Regulation on Overseas Listing

In August 2006, six PRC regulatory agencies promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, regulating the mergers and acquisitions of domestic enterprises by foreign investors. The M&A Rules became effective in September 2006, and the rules, among other things, purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange, especially in the event that the SPV acquires shares of or equity interests in the PRC companies in exchange for the shares of offshore companies. On September 21, 2006, the CSRC issued a clarification that sets forth the criteria and process for obtaining any required approval from the CSRC.

To date, the application of this new M&A rule is unclear. SearchMedia’s PRC legal counsel, Commerce & Finance Law Offices, has advised SearchMedia that:

•	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like SearchMedia’s under this proxy statement/prospectus are subject to CSRC approval procedures; and

•	despite the above, prior approval from CSRC is not required under the new regulations for the listing and trading of ID Cayman’s shares, on NYSE Amex, unless such approval is clearly required by subsequent rules of the CSRC, because (i) SM Cayman or its wholly foreign-owned enterprise incorporated in China, Jieli Consulting, have not acquired any equity or assets of a PRC domestic company and (ii) Jieli Consulting has entered into contractual arrangements with Jingli Shanghai and its shareholders because current PRC laws and regulations require foreign investors in advertising businesses to meet certain qualifications, and SM Cayman currently does not operate a foreign-invested enterprise which is approved by competent PRC authorities to engage in advertising businesses.

There is still uncertainty as to how the new regulations will be interpreted or implemented. See “Risk Factors — Risk Related to Doing Business in the People’s Republic of China— The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this transaction under a recently adopted PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for SearchMedia to grow through acquisitions.”

Facilities

SearchMedia’s headquarters are located in Shanghai, China, where it leases approximately 1,110 square meters of office space. As of July 31, 2009, SearchMedia’s offices in 24 cities occupy an aggregate of 7,120 square meters of leased space.

Legal Proceedings

From time to time, SearchMedia may be subject to legal proceedings, investigations and claims incidental to the conduct of its business. SearchMedia is not currently a party to any legal proceeding or investigation that, in the opinion of its management, is likely to have a material adverse effect on its business or financial condition.

SEARCHMEDIA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial condition and results of operations of SearchMedia and its predecessors in conjunction with SearchMedia’s consolidated financial statements and related notes and the predecessors’ respective financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion may contain forward-looking statements based on current expectations involving risks and uncertainties. SearchMedia’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus.

Overview

SearchMedia is a leading nationwide multi-platform media company and one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China. It ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities, according to Nielsen Media Research, an independent research company, in its July 2008 report commissioned by SearchMedia, or the Nielsen Report.

SearchMedia deploys its advertising network across the following media platforms to provide multi-platform, “one-stop shop” services for its clients:

•	Outdoor billboard platform. SearchMedia operates a network of over 1,500 high-impact billboards with over 500,000 square feet of surface display area in 15 cities, including Beijing, Hong Kong, Qingdao, Shanghai, Shenyang, Shenzhen, Guangzhou, Chongqing and Chengdu. Its billboards are mostly large-format billboards deployed in commercial centers and other desirable areas with heavy vehicle and/or foot traffic.

•	In-elevator platform. SearchMedia’s network of over 175,000 printed and digital poster frames delivers targeted advertising messages inside elevators to captive audiences in high-rise residential and office buildings in 57 major cities in China.

•	Subway advertising platform. SearchMedia operates a network of large-format light boxes in concourses of eight major subway lines in Shanghai. According to the Metro Authority of Shanghai, in 2008, these subway lines carried an aggregate average daily traffic of approximately three million commuters.

Since SearchMedia entered the out-of-home advertising industry through its predecessors in 2005, it has achieved significant growth through acquisitions and organic expansion. From 2005 to July 31, 2009, SearchMedia expanded its network to over 175,000 poster frames and over 500,000 square feet of billboard space. SearchMedia’s revenues, operating income and net income were $7.8 million, $2.2 million and $1.2 million, respectively, for the period from its inception on February 9, 2007 to December 31, 2007, or the 2007 period, and $88.6 million, $22.8 million and $4.3 million, respectively, for the year ended December 31, 2008.

SearchMedia’s Predecessors and Acquisitions

•	SearchMedia commenced its operations in 2005 through (i) Shanghai Sige Advertising and Media Co., Ltd., or Sige, a Chinese company controlled by Ms. Qinying Liu, SM Cayman’s chairman and shareholder, (ii) Shenzhen Dale Advertising Co., Ltd., or Dale, a Chinese company owned by Ms. Le Yang, SM Cayman’s director and shareholder, and Mr. Haiyin Yang, brother of Ms. Le Yang, and (iii) Beijing Conghui Advertising Co., Ltd., or Conghui, a Chinese company controlled by a minority shareholder of SM Cayman.

•	On February 9, 2007, SM Cayman was incorporated in the Cayman Islands as a holding company. On June 1, 2007, SM Cayman incorporated Jieli Investment Management Consulting (Shanghai) Co., Ltd., or Jieli Consulting, as its wholly-owned subsidiary in China.

•	As operating an advertising network was restricted to PRC entities at the time, SM Cayman, through Jieli Consulting, entered into contractual arrangements on June 4, 2007 with each of Sige, Dale and Conghui. Pursuant to these contractual arrangements, Jieli Consulting became the primary beneficiary, bore all the economic risks and received all the economic benefits of these entities’ advertising businesses, and controlled the financing and operating affairs with respect to these businesses. In accordance with Financial Accounting Standards Board Interpretation No. 46(R) “Consolidation of Variable Interest Entities,” SearchMedia consolidated the financial statements of these entities effective from June 4, 2007.

•	On August 3, 2007, the legal shareholders of Sige and Dale organized Jingli Shanghai, a limited liability company incorporated in China, to assume the business of Sige, Dale and Conghui. On September 10, 2007, Jieli Consulting entered into contractual arrangements with Jingli Shanghai on terms similar to those under previous arrangements with Sige and Dale and Conghui.

•	On October 31, 2007, Jieli Consulting terminated the contractual arrangements with Conghui due to a difference of views on future business plans and strategies between the management of SearchMedia and Conghui. As a result, SearchMedia deconsolidated Conghui in the 2007 period and views only Sige and Dale as its predecessors.

•	In January, February, April, and July of 2008, SearchMedia acquired the advertising businesses of 12 entities. See “Information about SearchMedia — Corporate Organization and Operating History.”

Factors Affecting SearchMedia’s Results of Operations

Factors affecting out-of-home advertising industry in China

SearchMedia’s operating results are affected by these factors that impact the out-of-home advertising industry in China:

•	Growth of the PRC economy and the advertising industry. The growth of the PRC economy affects the size and growth rate of the advertising industry in China. As the advertising industry is typically sensitive to the general economic conditions, any slowdown in the economy, such as the recent worldwide economic downturn, could directly and adversely affect the overall advertising spending in China by multinational and domestic advertisers. The amount and timing of collection of advertising fees from advertisers may also be negatively impacted as a result, which could in turn affect SearchMedia’s liquidity and its results of operations.

•	Advertising spending and budget cycle of advertisers. Advertising spending and budget cycle of advertisers will affect the amount and timing of demand for SearchMedia’s service offerings. In a contracted economy, the budget size for advertising may be reduced. Advertisers may have shorter budget cycles, may contract for shorter-term advertising promotions and may seek media platform with higher average returns on their advertising spending.

•	Growth of out-of-home advertising as advertisers’ marketing strategy and budget. SearchMedia’s revenues depend on advertising spending budgeted by its clients for out-of-home advertising, including offerings through SearchMedia’s outdoor billboard, in-elevator and subway advertising platforms. The level of acceptance of SearchMedia’s platforms by advertisers and the value of its advertising network relative to its low cost, as perceived by SearchMedia’s advertisers, affect SearchMedia’s business growth.

•	Competition and pricing pressure. The level of competition in the out-of-home advertising market from existing operators and new market entrants for clients and for media assets could affect opportunities for growth, influence prices that SearchMedia could charge for its advertising services, and affect the leasing cost of advertising space.

•	Seasonality and One-Time Events. Advertising spending is affected by holidays and one-time events, such as the Beijing Olympic Games and the Shanghai Expo. Advertising spending for outdoor media generally decreases during the Chinese New Year, which occurs in the first calendar quarter of each year, and increases in the last calendar quarter.

•	Laws regulating advertising in the PRC. A change in PRC law or government practice regulating the advertising industry in general and SearchMedia’s service platforms in particular could affect SearchMedia’s results of operations, in terms of compliance costs and scope of advertising services offered to clients.

Factors Affecting SearchMedia’s Operations Specifically

SearchMedia’s operating results are also directly affected by company-specific factors, including the following:

•	Ability to maintain market position and expand into new cities. The market for out-of-home advertising services is relatively new and rapidly evolving, and as a multi-platform media company with a presence in 57 cities in China and Hong Kong, SearchMedia competes with different players across its platforms and cities of operation. For its in-elevator advertising platform, SearchMedia competes primarily against large regional operators and other nationwide operators. For its billboard advertising platform, SearchMedia competes against mostly local or regional outdoor billboard owners and operators, as the outdoor billboard market in China is largely fragmented. For its subway advertising platform, SearchMedia competes against other seasoned operators such as JCDecaux. See “Information About SearchMedia — Competition.” SearchMedia’s continued ability to maintain its market position is central to its ability to attract new clients, expand relationships with site owners and managers and increase its revenues.

•	Ability to expand client base and increase the number of advertising contracts and average revenues per contract. SearchMedia’s ability to expand client base and increase the number of advertising contracts and average revenues per contract is a key driver of its revenue growth. See “— Revenues.” SearchMedia believes its extensive advertising network across multiple media platforms allows it to act as a “one-stop shop” for advertising clients that seek nationwide distribution of advertising content across multiple advertising channels, including outdoor billboards, elevators and subway stations.

•	Ability to sign and extend site leases for lower rentals. SearchMedia’s ability to generate revenues and increase profitability from advertising sales depends largely on its ability to provide a large network of its media products across media platforms at desirable locations on commercially advantageous terms. The effectiveness of SearchMedia’s network also depends on the cooperation of site owners and managers to allow it to install the desired types of poster frames at the desired spots on their properties and, for in-elevator advertising, to keep the elevators in operation and accessible to the viewing public.

•	Ability to integrate acquired companies. SearchMedia acquired a number of advertising businesses in 2008. SearchMedia has since been integrating and centralizing the accounting, legal, human resource and administrative functions of the acquired companies. The extent to which SearchMedia will successfully integrate the acquired companies into its business, in terms of sales and marketing, client service, growth strategy and corporate culture, could impact its results of operations.

•	Ability to shorten accounts receivable collection period. As is consistent with the payment terms and collection practice of the advertising industry in China, the collection period of SearchMedia’s accounts receivable is relatively long, which generally range from three months to six months from the invoicing date. Relative to direct advertising clients, the collection period is longer for accounts receivable from advertising agency clients. Collections tend to concentrate at the end of calendar years. SearchMedia expects such practice to continue in the foreseeable future. The onset and deepening of recent global financial and economic crises could negatively impact the cash flows of its multinational and local clients and, in turn, the amount and timing of collection of accounts receivable from them.

•	Ability to cross-sell. SearchMedia’s ability to increase revenues by effectively leveraging its multi-platform advertising network will be determined by its ability to integrate its sales efforts and successfully implement cross-selling sales initiatives.

•	Ability to retain key employees and sales people. Recruiting and retaining a team of senior executives, key employees and sales team with industry knowledge and experience is essential to SearchMedia’s continued success.

Revenues

SearchMedia derives its revenues from providing advertising services. During the period from the date of its inception on February 9, 2007 to December 31, 2007, or the 2007 period, and the year ended December 31, 2008, SearchMedia generated revenues of $7.8 million and $88.6 million, respectively. For the 2007 period, SearchMedia’s revenues equal the revenues recognized from June 4, 2007, the date on which the financial statements of SearchMedia’s variable interest entities were initially consolidated, to December 31, 2007.

SearchMedia generates its revenues from providing advertising services over its network that consists primarily of the following platforms:

•	Outdoor billboard platform. SearchMedia typically signs advertising contracts with terms ranging from six to 24 months for billboard advertisements. Each contract will specify the billboard location, measurement and the price. The contract price varies substantially from contract to contract, based on the location and measurement of the billboard. Deposits or progress payments are typically required at various stages of the contract performance, such as signing of contract, confirmation of content and completion of service period.

•	In-elevator platform. SearchMedia typically signs advertising contracts with terms ranging from one to six months for in-elevator advertisements. Typically, SearchMedia negotiates for a contract price for covering a set of cities or districts within cities. SearchMedia may sometimes help certain clients design a detailed plan, based on the contract price and targeted demographics, with particular buildings where the advertisements will be displayed within the cities or districts specified under the contract. Progress payments are typically required at various stages of the contract performance.

•	Subway advertising platform. SearchMedia typically signs advertising contracts with terms ranging from one to three months for subway advertisements. The price typically consists of advertising fees and production fees for subway advertisements. Typically, the contracts specify a certain combination of subway stations and SearchMedia has the discretion to assign specific light boxes for each contract. Service payments are typically required at pre-specified dates prior to the completion of the contract.

SearchMedia recognizes advertising service revenues on a straight-line basis over the period in which the advertisement is required to be displayed, starting from the date SearchMedia first displays the advertisement. SearchMedia only recognizes revenue if the collectibility of the service fee is probable. The amount of advertising service revenues recognized is net of business taxes and surcharges ranging between 5% and 9%.

Revenue from the provision of advertising services includes revenue from barter transactions, which represents exchange of SearchMedia’s advertising services for goods, non-advertising services or dissimilar advertising services provided by third parties. Dissimilar advertising services represent placing advertisements on other media such as television channels, newspapers or magazines for SearchMedia. Revenues and expenses are recognized from an advertising barter transaction only if the fair value of the advertising surrendered in the transaction is determinable. If the fair value of the advertising surrendered in the barter transaction is not determinable, the barter transaction is recorded based on the carrying amount of the advertising surrendered, which is generally nil. For the 2007 period and the year ended December 31, 2008, revenue recognized from barter transactions amounted to $563,000 and $2.7 million respectively.

SearchMedia’s revenue generation is affected by the number of advertising contracts it enters into with clients and the average revenues per contract.

The table below sets forth the number of contracts and average revenues per contract for the period indicated.

	For the Period from
	February 9, 2007 to	For the Year Ended
	December 31, 2007	December 31, 2008

Number of contracts*	202	1,493
Average revenues per contract	$38,752	$59,368

*	Number of contracts includes total number of contracts under which revenues were generated for the respective periods.

•	Number of contracts. The number of advertising contracts SearchMedia enters into during any period is influenced by its market position and reputation. It is affected by its sales, marketing and services efforts to develop new clients and cross-sell and bundle its solutions across multiple platforms, and provide “one-stop shop,” quality and value-added services to its clients. It is also affected by the addition of network coverage, media platforms and number of displays or billboards to its network, and the introduction of new products such as the digital frames that effectively expanded the network capacity. SearchMedia believes that an increased client base, better services and expanded networks will directly affect the number of its advertising contracts. The number of SearchMedia’s advertising contracts is also driven by client-specific factors such as timing of introduction of new advertising campaigns, seasonality of clients’ operations and growth of business sectors in which its clients operate. Depending on client demand, the number of SearchMedia’s service contracts with its clients varies from period to period. The loss of, or significant reduction in, business from any major client without replacement clients could adversely impact its operating results. Conversely, the addition of a major advertising service contracts may significantly increase its revenues.

•	Average advertising service revenues per contract. SearchMedia’s revenues per contract are affected by factors affecting out-of-home advertising service providers generally and factors affecting SearchMedia specifically. See “— Factors Affecting SearchMedia’s Results of Operations.” As SearchMedia typically negotiates for the overall contract amount before providing an advertising plan with specific display locations, average revenues per contract are particularly affected by the acceptance of SearchMedia’s platforms as part of the marketing strategies and budgets of its clients. Average advertising services revenues per contract are also affected by its pricing policy, which is in turn affected by the level of competition, the costs that SearchMedia incurred in providing its services to the advertising clients, the quality of SearchMedia’s services, and, particularly, the perceived attractiveness or effectiveness of its media portfolio.

Cost of Revenues and Operating Expenses

Cost of Revenues

The following table sets forth the amount of SearchMedia’s cost of revenues and as a percentage of total revenues for the periods indicated:

	For the
	Period from
	February 9, 2007 to		For the Year Ended
	December 31, 2007		December 31, 2008
	$	%	$	%
	(In thousands except percentages)

Total revenues	7,828	100.0	88,637	100.0
Cost of revenues	(2,451)	31.3	(46,674)	52.7
Gross profit	5,377	68.7	41,963	47.3

SearchMedia’s cost of revenues consists primarily of operating lease cost of advertising space for displaying advertisements, depreciation of advertisement display equipment, amortization of intangible assets relating to lease agreements and direct staff and material costs associated with production and installation of advertisement content. SearchMedia’s operating lease cost represents a significant portion of its cost of revenues. In the 2007 period and the year ended December 31, 2008, SearchMedia’s operating lease cost accounted for 55.9% and 80.9%, respectively, of its cost of revenues. For the same periods, such operating lease cost accounted for 17.5% and 42.6%, respectively, of its total revenues.

•	Outdoor billboard location cost. SearchMedia leases billboard locations from managers of commercial centers and other desirable areas of heavy vehicle and/or foot traffic. The term of a location leasing contract is generally one to five years. Under most of the leasing contracts, SearchMedia is granted a right of first refusal with respect to renewals, provided that the terms offered by SearchMedia are no less favorable than those offered by competing bidders. The lease payment periods under these contracts vary, from those on a monthly or quarterly basis to those on a semi-annual or annual basis. The lease payment for a period is typically due at the beginning of the period.

•	In-elevator platform location cost. SearchMedia leases elevators in both residential and commercial high-rise buildings from property developers, property management companies or homeowner associations. As of July 31, 2009, approximately 80% of the buildings in which SearchMedia had installed its poster frames were residential buildings and 20% were office buildings. SearchMedia typically enters into leasing contracts for terms from one to three years, and is usually granted a right of first refusal with respect to renewals of the contracts, provided that the terms offered by SearchMedia are no less favorable than those offered by competing bidders. SearchMedia typically makes lease payments on a quarterly basis under these contracts, with the lease payment for each quarter due at the beginning of the quarter.

•	Subway advertising platform location cost. Upon SearchMedia’s acquisition of Shanghai Haiya in February 2008, SearchMedia took over the operation rights for a network of light boxes in the Shanghai subway system. The payment terms for the lease contracts vary, from those on a quarterly or installment basis to those on an annual basis. The lease payment for a period is typically due at the beginning of the period.

SearchMedia believes that it will likely be able to renew these leases if it chooses to renew them, based on its current assessment of its relationships with the site owners or managers and historical experience of renewal. SearchMedia believes that, as a result of inflation, competition, loss of bargaining power or otherwise, it may in the future need to pay higher lease payments in order to renew existing leases, obtain new and desirable locations, or secure exclusivity and other favorable terms.

Operating Expenses

The following table sets forth a breakdown of SearchMedia’s operating expenses, both in terms of amount and as a percentage of total revenues, for the periods indicated:

	For the Period from
	February 9, 2007		For the Year Ended
	to December 31, 2007		December 31, 2008
	$	%	$	%
	(In thousands except percentages)

Total revenues	7,828	100.0	88,637	100.0
Operating expenses:
Sales and marketing expenses	(293)	3.8	(7,397)	8.4
General and administrative expenses	(2,555)	32.6	(11,727)	13.2
Loss on deconsolidation of a variable interest entity	(358)	4.6	–	–
Total operating expenses	(3,206)	41.0	(19,124)	21.6

SearchMedia’s operating expenses accounted for 41.0% and 21.6%, respectively, of its total revenues for the 2007 period and the year ended December 31, 2008. SearchMedia’s operating expenses consist mainly of sales and marketing expenses and general and administrative expenses.

•	Sales and marketing expenses. These consist primarily of salary, benefits and commissions for SearchMedia’s sales and marketing personnel, amortization of intangible assets related to customer relationship, advertising and promotion expenses, entertainment expenses, traveling expenses and share-based compensation expenses for sales and marketing personnel. SearchMedia’s selling expenses generally correspond to the fluctuations in SearchMedia’s revenues as the sales personnel’s compensations are closely tied to their performance. SearchMedia expects to continue to incur share-based compensation expenses as it grants share options and/or restricted share awards to sales and marketing personnel. In addition, SearchMedia expects to incur substantial amounts of amortization expenses in the foreseeable future. See “— Amortization Expenses.”

•	General and administrative expenses. These consist primarily of share-based compensation expenses, salary and benefits for its management and administrative personnel, office rental and utility expenses, legal and professional expenses and miscellaneous office expenses. SearchMedia expects that its general and administrative expenses will increase in absolute amount as it adds additional personnel and incur additional costs related to the growth of its business. It also expects to incur additional general and administrative expenses as a result of this business combination and its becoming a subsidiary of a listed public company in the U.S. upon completion of this transaction. SearchMedia expects to continue to incur share-based compensation expenses as it grants share options and restricted share awards to its management and administrative personnel.

Share-Based Compensation

SM Cayman adopted a 2008 share incentive plan on January 1, 2008. As amended, up to 29,400,000 ordinary shares have been reserved for issuance under the plan. As of the date of this proxy statement/prospectus, SM Cayman’s management personnel hold outstanding options to purchase a total of 11,395,000 ordinary shares, with a weighted average exercise price per share of $0.73. SM Cayman also granted restricted share awards under the plan to senior management personnel of SearchMedia. For a description of the share options and restricted share awards granted, including the exercise prices and vesting terms thereof, see “Certain Relationships and Related Party Transactions — SearchMedia Related Party Transactions — Share Incentives — Historical Award Grants.”

The table below sets forth certain information concerning share options granted to SearchMedia’s executives, consultants and employees on the dates indicated.

				Fair Value of	Fair
		Number of	Purchase	Option/	Value of
		Restricted	Price/	Restricted	Ordinary
	Number of	Share	Exercise	Share Awards at	Shares	Intrinsic	Type of
Grant Date	Options	Awards	Price ($)	Grant Date ($)	($)	Value ($)	Valuation

January 2008	4,880,000	–	0.001-2.63	0.08 to 0.43	0.43	0 – 0.43	Retrospective
February 2008	40,000	–	2.63	0.15	0.48	0	Retrospective
April 2008	3,020,000	–	0.0001-3.0	0.13 to 0.39	0.39	0 – 0.39	Retrospective
July 2008	900,000	–	2.63-3.0	0.12 to 0.13	0.41	0	Retrospective
July 2009	1,650,000	–	0.5323	0.13 to 0.15	0.26	0	Retrospective
January 2008	–	1,054,000	–	0.38	0.43	0.43	Retrospective
February 2008	–	1,460,000	–	0.40	0.48	0.48	Retrospective
April 2008	–	49,000	–	0.32	0.39	0.39	Retrospective
July 2008	–	1,304,000	–	0.33 to 0.35	0.41	0.41	Retrospective

SM Cayman has adopted Statement of Financial Accounting Standard, or SFAS, No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R, under which it generally recognizes share-based compensation expenses based on the grant-date fair value over the period during which an employee is required to provide service in exchange for the award. The amount of compensation expenses recognized for SearchMedia’s share options was $1.6 million for the year ended December 31, 2008, of which $56,000, $68,000 and $1.5 million was charged to cost of revenues, sales and marketing expenses and general and administrative expenses, respectively. As of December 31, 2008, unrecognized share-based compensation cost in respect of granted share options amounted to $1.0 million.

SM Cayman determined the estimated grant-date fair value of share options based on the Binomial Tree option-pricing model. The determination of fair value of equity awards such as share options requires making complex and subjective judgments about the fair value of underlying shares since these shares are not public traded, the projected financial and operating results of the subject company. It also requires making certain assumptions such as cost of capital, general market and macroeconomic conditions, industry trends, comparable companies, share price volatility of the subject company, expected lives of options and discount rates. These assumptions are inherently uncertain.

SM Cayman’s analysis of the ordinary shares underlying the options used the guideline companies approach, which incorporates certain assumptions including the market performance of listed companies with comparable business and operating primarily in one country, as well as its financial results and growth trends, to derive its total equity value. The fair value of the ordinary shares underlying the options was determined by considering a number of factors, including the expected volatility, which was based on the weighted average volatility of several comparable U.S. listed companies in the advertising industry with operations in China. Because SM Cayman was a private company at the time the options were issued, SM Cayman estimated the potential volatility of its ordinary share price by referring to the weighted average volatility of these comparable companies as SearchMedia’s management believes that the weighted average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of SM Cayman’s ordinary shares.

The fair value of the share options were estimated on the date of grant using the following assumptions:

	January 2008	February 2008	April 2008	July 2008	July 2009

Risk-free rate of return	5.31%	5.02%	5.27%	5.59%	4.49%
Expected term	7.7 to 10.0 years	8.0 years	6.5 to 10.0 years	8.3 to 8.5 years	6.0 to 6.1 years
Expected volatility	44.69%	58.75%	59.63%	57.77%	72.82%
Expected dividend yield	0%	0%	0%	0%	0%

In determining SearchMedia’s fair value of its ordinary shares at each grant date, SM Cayman first calculated its equity value by using the income approach, i.e., the discounted cash flow method. Under the income approach, SM Cayman utilized a discounted cash flow analysis based on its projected cash flows from 2008 through 2012. SM Cayman used a weighted average cost of capital, or WACC, of 15.0% as of January 1, 2008, 14.9% as of February 1, 2008, 15.0% as of April 1, 2008, 16.0% as of July 1, 2008 and 16.2% as of July 1, 2009, based on the WACC of the guideline companies. SM Cayman also applied a discount for lack of marketability, or DLOM, of 18.0% as of January 1, 2008, 18.0% as of February 1, 2008, 20.8% as of April 1, 2008, 22.5% as of July 1, 2008 and 15.8% as of July 1, 2009 to reflect the fact that there is no ready market for shares in such a closely held company.

SM Cayman also considered the guidance prescribed by the AICPA Audit and Accounting Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or Practice Aid. The stand-alone fair value ordinary share was determined based on a retrospective valuation using Black-Scholes Options Pricing Model. Since SM Cayman’s capital structure is comprised of preferred shares and ordinary shares at each measurement date, SM Cayman allocated its equity value between each class of equity using an option pricing method. The option pricing method treats ordinary shares and preferred shares as call options on the equity value, with exercise prices based on the liquidation preference of the preferred shares to reach the fair value of ordinary share at each measurement date.

Because SM Cayman’s share options have certain characteristics that are significantly different from traded options, and because any deviation from the subjective assumptions can materially affect the estimated value, SM Cayman believes that the existing valuation model may not provide an accurate measure of the fair value of SM Cayman’s share options. Although the fair value of the share options is determined in accordance with SFAS No. 123R, using an option-pricing method, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

In January 2008, February 2008, April 2008 and July 2008, SM Cayman granted restricted share awards under the 2008 share incentive plan with the number of such units and their vesting contingent upon the performance levels of certain of SearchMedia’s operating entities.

As SearchMedia’s management determined that it was probable that certain performance levels would be achieved, SearchMedia recognized compensation cost for the pro rata portion of services rendered of $705,000 for these restricted share awards for the year ended December 31, 2008, all of which cost was charged to SearchMedia’s general and administrative expenses. If the performance levels are not achieved, all or a portion of the recognized compensation cost will be reversed. These restricted share awards have a grant-date fair value of $1,450,000. As of December 31, 2008, none of these restricted share awards was vested and the unrecognized share-based compensation cost in respect of granted restricted share awards amounted to US$745,000. This cost is expected to be recognized over a weighted average period of 17 months.

SearchMedia determined the estimated grant-date fair value of these restricted share awards as the sum of fair value of common shares and a short put option value on the lock-up period. The fair value of the put option is determined based on the Asian option-pricing model to calculate the indicated value of the lock-up period which used inputs that are the same as those in relation to estimating the fair value of the share options.

If different assumptions were used, the share-based compensation expenses and net income could have been significantly different.

Amortization Expenses

In connection with the acquisitions completed in the year ended December 31, 2008, SearchMedia recognized intangible assets (other than goodwill) related to customer relationship and lease agreements and recorded amortization expenses of intangible assets in the amount of $3.5 million for the period. Out of the $3.5 million, $1.8 million and $1.7 million were included in cost of revenues and the sales and marketing expenses, respectively, based on the nature of the intangibles.

As of December 31, 2008, SearchMedia expected to incur amortization expenses relating to existing intangible assets as follows:

2009	$2,974,000
2010	$1,735,000
2011	$505,000
2012	$21,000

Taxation

SM Cayman, its Hong Kong and PRC subsidiaries and its consolidated variable interest entities file separate income tax returns.

The Cayman Islands and Hong Kong

Under the current laws of the Cayman Islands, SM Cayman is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax. There are no other taxes likely to be material to SearchMedia levied by the government of the Cayman Islands, except for stamp duties that may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not a party to any double taxation treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

SearchMedia’s subsidiaries incorporated in Hong Kong, Ad-Icon Company Limited and Great Talent Holdings Limited, are subject to a profits tax rate of 16.5% of their assessable profits for the tax year 2008. Payment of dividends is not subject to withholding tax in Hong Kong. Interest derived from deposits placed in Hong Kong with authorized institutions is exempted from the Hong Kong profits tax.

People’s Republic of China

Pursuant to the applicable PRC tax laws, prior to January 1, 2008, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at statutory rates of 30% and 3%, respectively. During the tax year ended December 31, 2007, Jieli Consulting and Jingli Shanghai were subject to an income tax rate of 33%.

During the tax year ended December 31, 2007, Sige was subject to income tax rate on a special concessionary rate of 3.3% of its advertising revenues (less approved deductions), Dale was subject to income tax at a preferential tax rate of 15% on its assessable profits, and Conghui was subject to income tax at 33% on its assessable profits.

On March 16, 2007, the National People’s Congress adopted the new PRC Enterprise Income Tax Law, or the EIT Law, which became effective from January 1, 2008 and replaced the separate income tax laws for domestic enterprises and foreign-invested enterprises by adopting a unified income tax rate of 25% for most enterprises. In addition, on December 6, 2007, the State Council issued the Implementation Rules for the EIT Law, which became effective simultaneously with the EIT Law. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the EIT Law, or the Transition Preferential Policy Circular, which became effective upon promulgation. Under these regulations, the PRC government revoked many of the then existing tax exemption, reduction and preferential treatments, but permit companies to continue to enjoy their existing preferential tax treatments for the remainder of the preferential periods, subject to transitional rules as stipulated in the Transition Preferential Policy Circular. Since January 1, 2008, SearchMedia’s PRC subsidiaries, Jieli Consulting and Jieli Network, and Jingli Shanghai and its subsidiaries have been subject to an income tax rate of 25%, except that the applicable tax rates for Shenzhen Dale, which was taxed at the preferential rate of 15% in the tax year ended December 31, 2007, is 18%, 20%, 22%, 24% and 25% for the tax years ended December 31, 2008, 2009, 2010, 2011 and 2012, respectively.

Critical Accounting Policies

SearchMedia prepares its consolidated financial statements in accordance with U.S. GAAP, which requires SearchMedia to make judgments, estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenues and expenses during each reporting period. SearchMedia continually evaluates these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions, expectations regarding the future based on available information and reasonable assumptions, which together form a basis for making judgments about matters not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of SearchMedia’s accounting policies require higher degrees of judgment than others in their application. SearchMedia considers the policies discussed below to be critical to an understanding of its financial statements as their application places the most significant demands on the judgment of SearchMedia’s management.

Significant Factors, Assumptions and Methodologies Used In Determining the Fair Value of Series A , Series B and Series C Preferred Shares and Related Detachable Warrants

In June 2007, SM Cayman issued 10,000,000 Series A convertible preferred shares, or Series A Shares, and warrants to purchase 10,000,000 additional Series A convertible preferred shares at an exercise price of $0.10 per share to a third party investor for a total cash consideration of $1 million. The gross proceeds of $1 million were allocated to the Series A convertible preferred shares and Series A Warrants on a relative fair value basis. In August 2007, SM Cayman issued 36,363,635 Series B redeemable convertible preferred shares, or Series B Shares, and warrants to purchase 5,000,000 ordinary shares of SM Cayman at an exercise price of $0.55 per share, or Series B Warrants, to two investors (one being an existing Series A preferred shareholder) for a total cash consideration of $20 million. The gross proceeds of $20 million were allocated to the Series B redeemable convertible preferred shares and Series B Warrants on a relative fair value basis. In May 2008, SM

Cayman issued 3,802,281 Series C redeemable convertible preferred shares, or Series C Shares, to two third party investors for a total cash consideration of $10 million.

SearchMedia determined that there was no embedded beneficial conversion feature attributable to any of the Series A Shares, Series B Shares and Series C Shares at the respective commitment dates, since the respective effective conversion price of the Series A Shares, Series B Shares and Series C Shares was greater than the estimated fair value of SM Cayman’s ordinary shares as of each commitment date.

In determining the fair value of the preferred shares, ordinary shares and detachable warrants, SM Cayman considered the guidance prescribed by the AICPA Audit and Accounting Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or Practice Aid. The stand-alone fair value of Series A and Series B preferred shares that were issued with detachable warrants was determined based on a retrospective valuation using Black-Scholes Options Pricing Model with the assistance of an independent valuation firm, Jones Lang LaSalle Sallmanns. The following describes the methodology and major assumptions used by SM Cayman for such valuation.

Since SM Cayman’s capital structure is comprised of preferred shares and ordinary shares at each measurement date, SM Cayman allocated its equity value between each class of equity using an option pricing method. The option pricing method treats ordinary shares and preferred shares as call options on the equity value, with exercise prices based on the liquidation preference of the preferred shares.

In determining SearchMedia’s equity value at each measurement date, it calculated SM Cayman’s equity value by using the income approach, i.e., discounted cash flow method. Under the income approach, SM Cayman utilized a discounted cash flow analysis based on its projected cash flows from 2008 through 2012. SM Cayman used a weighted average cost of capital, or WACC, of 23.4%, 14.2% and 14.7% as of the respective measurement date of Series A Shares, Series B Shares and Series C Shares, based on the WACC of the guideline companies. SM Cayman also applied DLOM of 11.6%, 22.2% and 17.7% as of the respective measurement date of Series A Shares, Series B Shares and Series C Shares to reflect the fact that there is no ready market for shares in a closely held company such as SearchMedia. The expected volatility and the expected initial public offering, or IPO, date are key assumptions in determining the DLOM. Because ownership interests in closely held companies are typically not readily marketable compared to similar public companies, SearchMedia’s management believes a share in a privately held company is usually worth less than an otherwise comparable share in a publicly held company and therefore applied a DLOM of the privately held shares. When determining the DLOM, the Black-Scholes option model was used. Under option pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. The option pricing method was used because this method takes into account certain company-specific factors, including the size of SearchMedia’s business and volatility of the share price of comparable companies engaged in the same industry. The fair value of the Series A Shares, Series B Shares and Series C Shares will increase along with a decrease in WACC, DLOM and the expected volatility, and the fair value of such shares will decrease when the expected IPO date is further away from the measurement date.

Significant Factors, Assumptions and Methodologies Used In Determining the Fair Value of Convertible Notes and Warrants

In March 2008, SM Cayman issued convertible promissory notes, or the Notes, to two investors (one being an existing Series A preferred shareholder) for a total cash consideration of $12 million. The investors of the Notes had the right to convert the principal amount of the Notes plus any accrued and unpaid interest into SM Cayman’s equity securities issued and sold before maturity of the Notes, or the Next Equity Financing, at a conversion price equals to 80% of the Next Equity Financing issue price.

SM Cayman also granted the Notes investors warrants to purchase SM Cayman’s equity securities issued at the Next Equity Financing at an exercise price of 80% of the Next Equity Financing issue price, or the Note Warrants. The Note Warrants have an exercise period of three years commencing March 17, 2008. The number of equity securities issuable under the Note Warrants is equal to (a) 25% of the original principal amount of the Notes issued, or $3 million, divided by (b) 80% of the actual purchase price per share of the

Next Equity Financing of SM Cayman subsequent to the issuance of convertible notes and warrants. Since Series C Shares, with an issuance price of $2.63 per share, were issued subsequent to the issuance of the convertible notes and warrants, the purchase price has been determined to be $2.104 per share. The gross proceeds of $12 million were first allocated to the fair value of the Note Warrants amounting to $2.1 million, which is recorded in accrued expenses and other payables. The remaining balance of gross proceeds of $9.9 million was credited to the Notes as a liability. Subsequent to the initial recognition, the Notes’ beneficial conversion feature of $5.1 million was recognized as an additional Note discount with a corresponding credit to additional paid-in capital on May 30, 2008, the date of issuance of Series C Shares.

The fair value of the Notes, its Notes’ beneficial conversion feature and the Note Warrants are measured by using Binomial Tree option-pricing model. The key assumptions and parameters include risk free interest rate, volatility and dividend yield. The fair value of convertible notes and warrants will increase along with an increase in risk free interest rate and excepted volatility and a decrease in expected dividend yield.

Significant Factors, Assumptions and Methodologies Used In Determining the Fair Value of Share Options and Restricted Share Awards

SM Cayman accounts for share-based compensation in accordance with SFAS No. 123R, under which it is required to measure the fair value of employees share options on the date of the option grant, and recognize shared-based compensation expense in its consolidated income statements over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period. See “— Share-Based Compensation.”

Allowance for Doubtful Accounts

The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in SearchMedia’s existing accounts receivable. Management determines the allowance based on historical write-off experience and analysis of customer specific facts and circumstances, including any known or potential collection issues. If circumstances relating to specific customer change, management’s estimate of the recoverability of accounts receivable could be further adjusted.

	For the Period from
	February 9, 2007 to	For the Year
	December 31, 2007	Ended December 31, 2008
	($ in thousands)

Beginning allowance for doubtful accounts	—	160
Additions charged to bad debt expense	160	1,309
Uncollectible amounts written off	—	—

Ending allowance for doubtful accounts	160	1,469

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, SearchMedia first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various techniques including discounted cash flow model, quoted market values and third-party independent appraisals, as considered necessary. No impairment of long-lived assets was recognized for the period from February 9, 2007 (date of inception) through December 31, 2007 or for the year ended December 31, 2008.

Goodwill is tested annually for impairment on each fiscal year end date, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. In performing the goodwill impairment test, SearchMedia determines the fair value of each reporting unit using a discounted cash flow analysis, which requires significant judgment relating to forecast of revenues, operating costs and applicable discount rates. SearchMedia uses all readily available information and considers historical trends in determining the amount that is considered to be reasonable approximation of revenues and operating costs for the forecast periods. No impairment of goodwill was recognized for the period from February 9, 2007 (date of inception) through December 31, 2007 or for the year ended December 31, 2008.

Depreciation and Amortization

SearchMedia’s long-lived assets include property and equipment, intangible assets such as customer relationships and lease agreements, and goodwill. Except for goodwill, SearchMedia amortizes its long-lived assets using the straight-line method over the estimated useful lives of the assets. SearchMedia estimates the useful lives of property and equipment (including the salvage values) and intangibles, in order to determine the amount of depreciation and amortization expense to be recorded during any reporting period. SearchMedia estimates the useful lives at the time the Company acquires the assets based on historical experience with similar assets as well as anticipated technological or other changes. There was no change to the estimated useful lives and salvage values in the period from February 9, 2007 (date of inception) through December 31, 2007 and the year ended December 31, 2008.

Results of Operations

The following table sets forth a summary of SearchMedia’s consolidated statements of income and its predecessors’ respective statements of income for the periods indicated. The historical results presented below are not necessarily indicative of the results that may be expected for any other future period. In SearchMedia’s consolidated financial statements, the assets and liabilities of Sige and Dale were adjusted to their fair value upon initial consolidation. The resulting fair value adjustment and recognition and amortization of intangible assets caused incomparability of the predecessors’ results of operations to those of SearchMedia.

	Predecessors
	Sige		Dale		SearchMedia
	January 1,	January 1,	January 1,	January 1,	February 9,	January 1,
	2006 to	2007 to	2006 to	2007 to	2007 to	2008 to
	December 31,	June 3,	December 31,	June 3,	December 31,	December 31,
	2006	2007	2006	2007	2007	2008
	($ in thousands)
Advertising service revenues	1,424	599	1,104	745	7,828	88,637
Cost of revenues(1)(2)	(622)	(369)	(387)	(214)	(2,451)	(46,674)
Gross profit	802	230	717	531	5,377	41,963

Operating expenses:
Sales and marketing(1)(2)	(36)	(25)	(176)	(105)	(293)	(7,397)
General and administrative(2)	(145)	(129)	(172)	(140)	(2,555)	(11,727)
Loss on deconsolidation of variable interest entity	—	—	—	—	(358)	—

Total operating expenses	(181)	(154)	(348)	(245)	(3,206)	(19,124)

Income from operations	621	76	369	286	2,171	22,839
Interest income	—	—	—	—	5	131
Interest expense	—	—	—	—	(43)	(8,922)
Decrease in fair value of note warrant liability	—	—	—	—	—	482
Loss on extinguishment of notes	—	—	—	—	—	(3,218)
Foreign currency exchange loss, net	—	—	—	—	(35)	(167)

Income before income taxes	621	76	369	286	2,098	11,145
Income taxes expenses	(15)	(21)	(36)	(43)	(850)	(6,802)

Net income (loss)	606	55	333	243	1,248	4,343

	Predecessors
	Sige		Dale		SearchMedia
	January 1,	January 1,	January 1,	January 1,	February 9,	January 1,
	2006 to	2007 to	2006 to	2007 to	2007 to	2008 to
	December 31,	June 3,	December 31,	June 3,	December 31,	December 31,
	2006	2007	2006	2007	2007	2008
	($ in thousands)
(1) Include amortization expenses of intangibles as follows
Cost of revenues	—	—	—	—	132	1,756
Sales and marketing	—	—	—	—	86	1,709
(2) Include share-based compensation expenses as follows
Cost of revenues	—	—	—	—	—	56
Sales and marketing	—	—	—	—	—	68
General and administrative	—	—	—	—	—	2,230

Comparison of SearchMedia’s Consolidated Results of Operations for the Year Ended December 31, 2008 Against the Period from February 9, 2007 (Date of Inception) through December 31, 2007

Revenues.  Revenues increased from $7.8 million for the period from February 9, 2007 to December 31, 2007 to $88.6 million for the year ended December 31, 2008, due primarily to rapid organic growth and acquisitions. Of this $80.8 million in increased revenues, 30% was attributable to organic growth and 70% was attributable to the acquisitions. Out of these acquired businesses, Beijing Youluo Advertising Co., Ltd. and Shanghai Haiya Advertising Co., Ltd. accounted for approximately 33% and 11%, respectively, of SearchMedia’s revenues for the year ended December 31, 2008. The increase in SearchMedia’s revenues was attributable to both the increased number of contracts entered into with clients and the increased average revenues per contract. The total number of sales contracts increased from 202 for the period from February 9, 2007 to December 31, 2007 to 1,493 for the year ended December 31, 2008. The average revenues per contract increased from $38,752 for the period from February 9, 2007 to December 31, 2007 to $59,368 for the year ended December 31, 2008. The increase in SearchMedia’s revenues was also due to the shorter consolidation period from February 9, 2007 to December 31, 2007, which reflected only the revenues of SearchMedia’s consolidated variable interest entities from June 4, 2007 to December 31, 2007.

Cost of revenues.  The total cost of revenues increased from $2.5 million for the period from February 9, 2007 to December 31, 2007 to $46.7 million for the year ended December 31, 2008. The costs of revenues for both the periods primarily consisted of leasing cost SearchMedia paid to site owners and managers, and the increase of such leasing cost from $1.4 million in the period from February 9, 2007 to December 31, 2007 to $38.0 million was primarily due to the expansion of the media network. The increase was also attributable to the shorter consolidation period from February 9, 2007 to December 31, 2007. The cost of revenues as a percentage of revenues was 52.7% for the year ended December 31, 2008, which was higher than the 31.3% in the period from February 9, 2007 to December 31, 2007, partly due to changes in the mix of service offerings and partly due to the development cost associated with SearchMedia’s aggressive network expansion. SearchMedia does not expect the increase in cost of revenues as a percentage of revenues to persist as it expects its mix of service offerings will stabilize.

Operating expenses.  The total operating expenses increased from $3.2 million for the period from February 9, 2007 to December 31, 2007 to $19.1 million for the year ended December 31, 2008:

•	Sales and marketing expenses. The sales and marketing expenses increased from $0.3 million, or 9.1% of total operating expenses, for the period from February 9, 2007 to December 31, 2007, to $7.4 million, or 38.7% of the total operating expenses for the year ended December 31, 2008. The $0.3 million in sales and marketing expense for the period from February 9, 2007 to December 31, 2007 primarily consisted of amortization of intangible assets relating to lease agreements of $0.1 million, and expenses of $0.1 million for marketing and promotion, whereas the $7.4 million in sales and marketing expense for the year ended December 31, 2008 primarily consisted of expenses of $2.9 million for marketing and promotion, amortization of intangible assets relating to customer relationship of $1.7 million and sales commissions of $1.1 million. Thus, the increase in sales and marketing expenses was primarily due to increased staff costs associated with the expansion of SearchMedia’s sales force as its markets and revenues grew.

•	General and administrative expenses. The general and administrative expenses increased from $2.6 million, or 79.7% of total operating expenses for the period from February 9, 2007 to December 31, 2007, to $11.7 million, or 61.3% of the total operating expenses for the year ended December 31, 2008. The $2.6 million in general and administrative expense for the period from February 9, 2007 to December 31, 2007 primarily consisted of salaries and benefits for the management and administrative personnel of $1.2 million, traveling and entertainment expenses of $0.6 million and bad debt expense of $0.3 million, whereas the $11.7 million in general and administrative expense for the year ended December 31, 2008 primarily consisted of salaries and benefits for the management and administrative personnel of $3.1 million, share-based compensation of $2.2 million, rental and utility expenses of $1.7 million and bad debt expense of $1.3 million. Thus, the increase was primarily as a result of increased staff costs associated with new hire of senior administrative managers and also share-based compensation granted to management and administrative personnel.

•	Loss on deconsolidation of a variable interest entity. There was a loss on deconsolidation of a variable interest entity of $0.4 million for the period from February 9, 2007 to December 31, 2007, compared to $nil for the year ended December 31, 2008. This loss was recorded as a result of termination of the contractual arrangements between Jieli Consulting and Conghui in October 2007, and represented the carrying value of net assets deconsolidated.

Interest expense.  The interest expense increased substantially from $43,000 for the period from February 9, 2007 to December 31, 2007 to $8.9 million for the year ended December 31, 2008. The $43,000 interest expense comprised bank loan interest whereas the $8.9 million interest expense largely comprised the $7.2 million amortization of convertible promissory notes discount and $720,000 convertible promissory notes interest.

Loss on extinguishment of the notes.  On September 17, 2008, certain convertible promissory notes issued by SearchMedia in March 2008 were cancelled by the holder. The notes, with a principal sum of $10 million plus accrued interest of $600,000 and all the related conversion rights, were cancelled in exchange for a new promissory note with a principal sum of $15 million, which bears interest at 12% per annum and has no conversion right. As a result of the cancellation of the convertible promissory notes in exchange for the new promissory note, the intrinsic value of the contingent beneficial conversion feature of the convertible promissory notes of $1.2 million was charged to additional paid-in capital and a loss on extinguishment of the convertible promissory notes of $3.2 million was recognized in the statement of income for the year ended December 31, 2008, which represented the difference between the carrying value of the new promissory note of $15 million and the sum of the carrying value of the convertible promissory notes of $10 million, related accrued interest of $0.6 million and the intrinsic value of the contingent beneficial conversion feature of the convertible promissory notes of $1.2 million. There was no extinguishment of notes for the period from February 9, 2007 to December 31, 2007.

Income tax expense.  The income tax expense increased substantially from $0.9 million for the period from February 9, 2007 to December 31, 2007 to $6.8 million for the year ended December 31, 2008. For the period from February 9, 2007 to December 31, 2007, the effective tax rate was 40.5%, compared to the effective tax rate and PRC statutory tax rate of 33%, primarily due to the deferred tax assets in respect of tax loss carryforward of a subsidiary, and non-deductible loss on deconsolidation of Conghui and other non-deductible operating expenses. For the year ended December 31, 2008, the effective tax rate was 61.0%, compared to the PRC statutory tax rate of 25%, primarily due to the fact that SM Cayman’s administrative and interest expenses and certain operating expenses of its consolidated variable interest entities were not deductible for income tax purposes.

Net income.  As a result of the foregoing, SearchMedia had a net income of $4.3 million for the year ended December 31, 2008, compared to a net income of $1.2 million for the period from February 9, 2007 to December 31, 2007.

Due to a lack of comparable periods, the following discussions and analyses of Sige and Dale compare these entities’ results of operations for the period from January 1, 2007 to June 3, 2007 against those for the year ended December 31, 2006. Due to a difference in length of the comparing period, the financial performance of Sige and Dale for the periods indicated may not be comparable.

Comparison of Sige’s Results of Operations For the Period from January 1, 2007 to June 3, 2007 Against the Year Ended December 31, 2006

Revenues.  Sige’s advertising service revenues decreased from $1.4 million in 2006 to $0.6 million for the period from January 1, 2007 to June 3, 2007. This decrease was primarily due to the shorter duration of the period in 2007.

Cost of revenues.  Sige’s cost of revenues decreased from $0.6 million in 2006 to $0.4 million for the period from January 1, 2007 to June 3, 2007. Cost of revenues as a percentage of its revenues increased from 43.7% in 2006 to 61.6% for the period from January 1, 2007 to June 3, 2007. This increase in cost of revenues as a percentage of its revenues was primarily due to increased operating lease costs associated with network expansion in the 2007 period.

Operating expenses.  Sige’s total operating expenses, which comprise sales and marketing expenses and general and administrative expenses, decreased from $181,000 in 2006 to $154,000 for the period from January 1, 2007 to June 3, 2007:

•	Sales and marketing expenses. Sige’s sales and marketing expenses decreased from $36,000, or 19.9% as a percentage of total operating expenses in 2006, to $25,000, or 16.2% as a percentage of total operating expenses for the period from January 1, 2007 to June 3, 2007. The decrease in sales and marketing expenses as a percentage of total operating expenses was mainly due to less promotion expenses in the 2007 period.

•	General and administrative expenses. Sige’s general and administrative expenses decreased from $145,000 in 2006 to $129,000 for the period from January 1, 2007 to June 3, 2007. General and administrative expenses as a percentage of total operating expenses increased from 80.1% in 2006 to 83.8% for the period from January 1, 2007 to June 3, 2007. This increase in general and administrative expenses as a percentage of total operating expenses was mainly due to increased staff costs associated with recruitment of administrative personnel in the 2007 period.

Income tax expense.  Despite a decrease in revenues from 2006 to the period from January 1, 2007 to June 3, 2007, Sige’s income tax expense increased from $15,000 in 2006 to $21,000 for the period from January 1, 2007 to June 3, 2007, and its effective tax rate increased from 2.4% in 2006 to 27.6% for the period from January 1, 2007 to June 3, 2007. This increase in effective tax rate was attributable to fewer approved deductions for the period from January 1, 2007 to June 3, 2007 since Sige was subject to PRC enterprise income at a special concessionary tax rate of 3.3% of its advertising revenues less approved deductions.

Net income.  As a result of the foregoing, Sige had a net income of $55,000 for the period from January 1, 2007 to June 3, 2007, decreased from $0.6 million in 2006.

Comparison of Dale’s Results of Operations For the Period from January 1, 2007 to June 3, 2007 Against the Year Ended December 31, 2006

Revenues.  Dale’s advertising service revenues decreased from $1.1 million in 2006 to $0.7 million for the period from January 1, 2007 to June 3, 2007. This decrease was primarily due to the shorter duration of the period in 2007.

Cost of revenues.  Dale’s cost of revenues decreased from $0.4 million, or 35.1% as a percentage of its revenues in 2006, to $0.2 million, or 28.7% as a percentage of its revenues for the period from January 1, 2007 to June 3, 2007. The decrease in cost of revenues as a percentage of its revenues was primarily due to the higher average revenues per contract in the 2007 period.

Operating expenses.  Dale’s total operating expenses, which comprise sales and marketing expenses and general and administrative expenses, decreased from $348,000 in 2006 to $245,000 for the period from January 1, 2007 to June 3, 2007:

•	Sales and marketing expenses. Dale’s sales and marketing expenses decreased from $176,000, or 50.6% as a percentage of total operating expenses in 2006, to $105,000, or 42.9% as a percentage of total operating expenses for the period from January 1, 2007 to June 3, 2007. The decrease in sales and marketing expenses as a percentage of total operating expenses was mainly due to less promotion expenses in the 2007 period.

•	General and administrative expenses. Dale’s general and administrative expenses decreased from $172,000 in 2006 to $140,000 for the period from January 1, 2007 to June 3, 2007. General and administrative expenses as a percentage of total operating expenses increased from 49.4% in 2006 to 57.1% for the period from January 1, 2007 to June 3, 2007. This increase in general and administrative expenses as a percentage of total operating expenses was mainly due to increased staff costs associated with recruitment of administrative personnel in the 2007 period.

Income tax expense.  Despite a decrease in operating income from 2006 to the period from January 1, 2007 to June 3, 2007, Dale’s income tax expenses increased from $36,000 in 2006 to $43,000 for the period from January 1, 2007 to June 3, 2007, and its effective tax rate increased from 9.8% in 2006 to 15.0% for the period from January 1, 2007 to June 3, 2007. The lower effective tax rate in 2006 was due to the effect of an income tax holiday of $28,000 in 2006, offset by the non-deductible entertainment expenses of $10,000 in 2006.

Net income.  As a result of the foregoing, Dale had a net income of $243,000 for the period from January 1, 2007 to June 3, 2007, decreased from $333,000 in 2006.

Liquidity and Capital Resources

SearchMedia’s cash and cash equivalents consist of cash on hand and bank deposits placed with banks and other financial institutions primarily within China. The following table sets forth a summary of SearchMedia’s consolidated cash flows for the periods indicated:

	For the period from
	February 9, 2007 to	For the Year
	December 31,	Ended December 31,
	2007	2008
	($ in thousands)

Net cash used in operating activities	(1,665)	(3,722)
Net cash used in investing activities	(6,370)	(22,286)
Net cash provided by financing activities	14,365	25,033
Net increase (decrease) in cash	6,333	(618)
Cash at beginning of period	–	6,333
Cash at end of period	6,333	5,715

The principal sources of liquidity of SearchMedia have been cash generated from financing activities, which consisted of private placements and debt financing. SearchMedia requires cash to fund its ongoing business needs, particularly earn-out payments for past acquisitions in 2008. On March 19, 2009, SearchMedia received interim financing of $1.75 million from Frost Gamma Investments Trust, Robert Fried, Rao Uppaluri, and others, and interim financing of $1.75 million from CSV and members of SearchMedia’s management team. In addition, since March 2009, the sellers of eight of the ten acquired businesses that account for over 95% of all the expected earn-out amounts to be paid by SearchMedia have signed agreements to permit SearchMedia to make the earn-out payments for the year 2010 in such amounts and at such time as permitted by SearchMedia’s working capital position, provided that, as of the original due date of any such earn-out payment, (1) the reverse capitalization transaction has been completed with the combined entity’s securities trading on a U.S. stock exchange, (2) SearchMedia has made the earn-out payments for the year 2009 on a timely basis, and (3) the proceeds received by SearchMedia or ID Cayman from the reverse capitalization transaction are below $40 million. SearchMedia believes that its current cash and cash equivalents, anticipated cash flow from operations and net proceeds from this merger transaction will be sufficient to meet its anticipated cash needs for working capital and capital expenditures, including the earn-out payments due and payable, for at least the next twelve months. However, SearchMedia’s liquidity position and its ability to continue as a going concern are dependent upon many events outside of its direct control, including, among other things, its ability to successfully complete the business combination with Ideation with sufficient cash in the trust account after the business combination, obtain additional financing from investors, or successfully negotiate an extended payment term of the promissory notes if the business combination is not completed.

If the business combination with Ideation were to be significantly delayed or terminated, or if the cash available to the combined entity in the trust account is nil or limited, SearchMedia would need to resort to alternative form of financing, which may not be available. The audit report covering the consolidated financial statements of SearchMedia as of December 31, 2007 and 2008, and for the period from February 9, 2007 (inception) to December 31, 2007 and the year ended December 31, 2008 contains an explanatory paragraph that states that SearchMedia’s inability to generate sufficient cash flows to meet its payment obligations due to the uncertainty of the approval of a business combination, and the uncertainty of raising additional capital, among other things, raises substantial doubt about its ability to continue as a going concern. The accompanying financial statements of SearchMedia do not include any adjustments that might result from the outcome of this uncertainty.

In assessing net proceeds from this transaction, SearchMedia has considered that the balance of the trust account may be as low as $18.25 million after giving effect to (x) the disbursement of approximately $23.6 million to Ideation stockholders upon the exercise of their conversion rights (assuming the maximum exercise of such conversion rights), and (y) the settlement of contracts to purchase shares of Ideation common stock entered into prior to the closing of the business combination by Ideation or its affiliates. SearchMedia has also considered that the net amount of the trust account that is available to fund ID Cayman’s working capital requirements will be further reduced by additional payments at or shortly after the closing of the business combination, including: (i) the payment in cash of $5.0 million of the principal amount outstanding under the promissory note issued to Linden Ventures, plus all accrued and unpaid interest on this promissory note and $20,000 for legal expenses, in accordance with the share exchange agreement, (ii) the payment in cash of all accrued and unpaid interest on certain other SM Cayman promissory notes, in accordance with the share exchange agreement, (iii) the payment of a deferred underwriting fee in the amount of $2.73 million, and (iv) the payment of other transaction costs incurred by Ideation and SearchMedia in connection with the redomestication and business combination transactions, including accounting, legal, consulting and advisory fees and expenses incurred with respect to printing, filing, and mailing of the proxy statement/prospectus. Finally, SearchMedia has considered its material expected obligations in the first 12 months following the business combination in its calculation of net proceeds from the transaction, including $26.7 million in operating lease obligations and the estimated $36.8 million to be paid in the first 12 months following the business combination to the previous owners of the acquired companies as earn-out payments.

The financial crisis and economic downturns that began in 2008 could adversely affect SearchMedia’s liquidity position: SearchMedia may not succeed if it desires to seek additional financing from investors, banks or the capital market as a result of the tight credit market and volatile capital market under the current market conditions. Its cash from operations could also be adversely affected by lower advertising spending or longer collection periods of accounts receivable from its advertising clients whose liquidity positions may be similarly negatively impacted by the financial and economic crises.

Operating Activities

SearchMedia’s operating cash flows are primarily affected by the timing difference between the payment of leasing cost for the advertising locations and other operating costs and the cash generated from the displays at these locations. SearchMedia significantly expanded its advertising network during the period since its inception in February 2007. When it enters into a new geographic market, it generally does not start providing advertising services and generate advertising revenues until it has leased a sufficient number of display locations in the market. Under many leasing contracts, SearchMedia is either required to pay a deposit or pay annual, semi-annual or quarterly lease payments up front, before it generates revenues. The mismatch between the cash outflows and inflows from operations contributed to the net cash outflows from operations since SearchMedia’s inception.

Net cash used in operating activities was $3.7 million for the year ended December 31, 2008, and was primarily attributable to:

(i) an increase of accounts receivable of $30.0 million as a result of increased sales during the period that had not been collected by the end of the period,

(ii) $11.5 million due from related parties, which included (x) $7.1 million due from previous shareholders of the acquired companies that had collected accounts receivable on behalf of SearchMedia, and (y) $3.7 million receivable from the acquired companies for advertising service provided by SearchMedia. By June 30, 2009, 75% of the outstanding balance of customer payments collected on behalf of SearchMedia has been repaid to SearchMedia, and

(iii) an increase in prepaid expenses, rental deposits and other current assets of $7.7 million as a result of the increase in the number of leasing contracts signed in connection with the network expansion during the period, as partially offset by (x) an increase in accrued expenses and payables of $8.5 million as a result of the increase in business tax and surcharges and accrued payroll which were in line with SearchMedia’s revenue growth and staff headcount growth, (y) an increase in income taxes payable of $8.0 million as a result of an increase in SearchMedia’s taxable income, and (z) an increase in accounts payable of $7.2 million as a result of the increase in the lease rental commitment as SearchMedia’s network rapidly expanded.

Net cash used in operating activities was $1.7 million for the period from February 9, 2007 to December 31, 2007, and was primarily attributable to (i) an increase in accounts receivable balance of $4.2 million as a result of increased sales, and (ii) an increase in prepaid expenses, rental deposits and other current assets of $1.5 million as a result of the increase in the number of leasing contracts signed in connection with the network expansion, as partially offset by a net income of $1.2 million for the period.

Investing Activities

Net cash used in investing activities was $22.3 million for the year ended December 31, 2008 and related to (i) a payment of $18.7 million in connection with SearchMedia’s acquisition of 12 advertising companies in China and Hong Kong, and (ii) a payment of $3.4 million for the purchase of property and equipment in connection with SearchMedia’s purchase of digital display equipment.

Net cash used in investing activities was $6.4 million for the period from February 9, 2007 to December 31, 2007 and primarily related to (i) a payment of $4.3 million in connection with SearchMedia’s purchase of digital advertising display equipment, and (ii) a payment of $2.3 million in cash deposits in connection with SearchMedia’s acquisitions.

Financing Activities

Net cash provided by financing activities was $25.0 million for the year ended December 31, 2008, and was primarily attributable to (i) the proceeds of $9.3 million and $12.0 million from the issuance of Series C redeemable convertible preferred shares and convertible promissory notes and warrants, respectively, and (ii) the release of $4.0 million from the amount of restricted cash which was used as collateral for bank loans.

Net cash provided by financing activities totaled $14.4 million for the period from February 9, 2007 to December 31, 2007 and was primarily attributable to (i) the proceeds from the issuance of Series A Shares and Series B Shares and warrants of $0.9 million and $18.5 million, respectively, and (ii) proceeds from bank loans in the amount of $3.4 million, as partially offset by (x) increase of $4.0 million in restricted cash that was used as collateral for bank loans, and (y) $3.1 million used in a repurchase of ordinary shares.

Contractual Obligations

The following table sets forth SearchMedia’s contractual obligations as of December 31, 2008:

	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	($ in thousands)

Short-term debt obligations (including interest obligations)(1)	16,856	16,856	–	–	–
Operating lease obligations(2)	43,795	26,717	17,051	27	–
Purchase obligations(3)	903	903	–	–	–
Total	61,554	44,476	17,051	27	–

(1)	As of December 31, 2008, the short-term debt obligation was primarily attributed to a short-term bank loan of US$36,000, unsecured promissory notes of US$16,700,000 and an unsecured loan of US$120,000 .

(2)	Includes lease obligations for SearchMedia’s office premises and display locations.

(3)	Includes obligations to purchase advertising display equipment.

Since 2008, SearchMedia has rapidly expanded its advertising network through the acquisition of the advertising companies in China and Hong Kong. See “Information about SearchMedia — Corporate Organization and Operating History — Corporate Organization.” Under the acquisition agreements with the previous owners of the acquired companies, SearchMedia is obligated to pay earn-out payments over the next two to three years. As of the date of this proxy statement/prospectus, SearchMedia had made payment of approximately $28.7 million to previous owners of the acquired companies. SearchMedia estimates that the aggregate amount of the earn-out payments will range from $40 million to $42 million in the next twelve months from the date of this proxy statement/prospectus and from $30 million to $58 million over the following two to three years, based on the performance of the acquired companies to date and forecast for the rest of the earn-out period. Pursuant to the acquisition agreements, the actual earn-out payments to be made by SearchMedia depend on the financial results achieved by the acquired companies.

As of the date of this proxy statement/prospectus, SearchMedia’s aggregate indebtedness includes $18.5 million, plus accrued and unpaid interest of $2.12 million, in promissory notes issued to Linden Ventures, Frost Gamma Investment Trust and certain other related investors, certain management shareholders and China Seed Ventures, L.P. The maturity dates of these loans are subject to adjustments upon the occurrence of certain events, including the closing of this transaction, and, in any event, will be prior to October 30, 2009. The repayment of these loans can be made in the form of ID Cayman shares upon the closing of this transaction, provided that $5.0 million will be repaid to Linden in cash upon closing of this transaction, plus interest accrued on the full amount of promissory note to Linden.

As of the date of this proxy statement/prospectus, SearchMedia’s aggregate indebtedness also includes $1.8 million, plus accrued and unpaid interest of $311,700, in demand notes issued to China Seed Ventures, L.P. and one of its affiliates. These notes are subordinated to the above promissory notes and will not be repaid prior to the repayment in full of the promissory notes.

Off-Balance Sheet Commitments and Arrangements

SearchMedia does not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. SearchMedia does not engage in trading activities involving non-exchange traded contracts. In its ongoing business, SearchMedia does not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financials partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Holding Company Structure

SM Cayman is a holding company with no business operations of its own. SM Cayman conducts its operations primarily through its Hong Kong and PRC subsidiaries and consolidated variable interest entities in

China. SM Cayman has access to the cash and cash equivalents, and future earnings of these consolidated variable interest entities through agreements that provide SM Cayman with effective control of these entities. It receives semi-annual fees from these entities in exchange for certain consulting and other services provided by Jieli Consulting, SM Cayman’s wholly owned subsidiary in the PRC. See “Information about SearchMedia — Corporate Organization and Operating History — Contractual Agreements with Jingli Shanghai and its Shareholders.” Under PRC law, each of SearchMedia’s PRC subsidiaries and consolidated variable interest entitles is required to set aside at least 10% of its after-tax profits based on PRC accounting standards each year, if any, to a statutory reserve until such reserve reached 50% of its registered capital, and each of SearchMedia’s subsidiaries with foreign investment is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of these entities.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although currently the Renminbi exchange rate versus the U.S. dollar is permitted to fluctuate within a narrow band against a basket of certain foreign currencies, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of SearchMedia’s earnings and cash assets are denominated in Renminbi and the net proceeds from this transaction will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds and SearchMedia’s balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect SearchMedia’s financial results reported in U.S. dollar terms without giving effect to any underlying change in SearchMedia’s business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend SearchMedia issues after this offering that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments SearchMedia makes in the future.

SearchMedia does not believe that it currently has any significant foreign currency exchange risk and SearchMedia has not entered into any hedging transactions in an effort to reduce SearchMedia’s exposure to foreign currency exchange risk.

Interest Rate Risk

SearchMedia’s exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. If SearchMedia borrows money in future periods, SearchMedia may be exposed to interest rate risk. SearchMedia does not have any derivative financial instruments and believe its exposure to interest rate risk and other relevant market risks is not material.

Inflation

In recent years, China has not experienced significant inflation, and therefore inflation has not had a significant effect on SearchMedia’s business. According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 1.5%, 4.8% and 5.9% in 2006, 2007 and 2008 respectively. If inflation continues to rise, it may materially and adversely affect our business.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Group is required to adopt SFAS No. 157 beginning on January 1, 2008. SFAS No. 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. In November 2007, the FASB proposed a one-year deferral of SFAS No. 157’s fair value on a recurring basis. SearchMedia does not expect the adoption of SFAS No. 157 will have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” permits companies to measure certain financial instruments and certain other items at fair value. It requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 30, 2007. SearchMedia has elected not to adopt the fair value option as permitted under SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations” and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51”. SFAS No. 141R and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141R will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. SearchMedia does not expect adoption of SFAS No. 160 to have a material impact on its consolidated financial statements.

In April 2008, the FASB issued FSP FAS No. 142-3 “Determination of the Useful Life of Intangible Assets”. FSP FAS No. 142-3 amends the guidance in FASB Statement No. 142 about estimating the useful lives of recognized intangible assets, and requires additional disclosure related to renewing or extending the terms of recognized intangible assets. In estimating the useful life of a recognized intangible asset, this FSP requires companies to consider their historical experience in renewing or extending similar arrangements together with the asset’s intended use, regardless of whether the arrangements have explicit renewal or extension provisions. In the absence of historical experience, companies should consider the assumptions market participants would use about renewal or extension consistent with the highest and best use of the asset. However, market participant assumptions should be adjusted for entity-specific factors. FSP FAS No. 142-3 is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. SearchMedia does not expect adoption of FSP FAS No. 142-3 to have a material impact on its consolidated financial statements.

INFORMATION ABOUT IDEATION

Ideation’s History and Business Plans.  Ideation Acquisition Corp. is a Delaware corporation that was incorporated on June 1, 2007 to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset or stock acquisition, or other similar business combination. To date, Ideation’s efforts have been limited to organizational activities, completion of its IPO and the evaluation of possible business combinations. Ideation does not currently have any operations.

The IPO and Trust Account.  The funds held in the trust account are not to be released until the earlier of the consummation of a business combination or liquidation of Ideation. The trust account contained approximately $78.8 million as of December 31, 2008. If the acquisition is consummated, the trust account, reduced by amounts paid to Ideation stockholders who elect to convert their shares of common stock into their pro rata share of the net funds in the trust account, will be released to ID Cayman and will be utilized for acquisitions and operating capital subsequent to the closing of the business combination.

Fair Market Value of Target Business.  Pursuant to Ideation’s Amended and Restated Certificate of Incorporation, the target business that Ideation acquires or merges with must have a fair market value equal to at least 80% of Ideation’s net assets at the time of such acquisition/merger, determined by the Ideation board of directors based on standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. Ideation is not required to obtain, and does not intend to obtain, an opinion from an investment banking firm as to fair market value, as its board of directors has independently determined that the target business has sufficient fair market value to meet the 80% test.

Limited Ability to Evaluate the Target Business’ Management.  Although Ideation closely examined the management of SearchMedia, Ideation cannot assure you that its assessment of SearchMedia’s management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. SearchMedia’s current management is expected to remain with the combined company, and for the most part is expected to run its day-to-day operations.

Stockholder Approval of Business Combination.  Provided that a quorum exists and the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Shareholder Consent Proposal, Corporate Existence Proposal and Share Incentive Plan Proposal are each approved in accordance with applicable law, Ideation will proceed with the business combination only if (1) it is approved by a majority of the shares of common stock issued in connection with the IPO Shares, voted at a duly held stockholders meeting in person or by proxy, (2) it is approved by a majority of the votes cast on the proposal, and (3) stockholders owning less than 30% of the IPO Shares both (a) vote against the business combination and (b) exercise their conversion rights to have their shares of common stock converted to cash. Both of the Charter Amendment Proposal and the Redomestication Proposal must be approved in order to complete the business combination and, as such, the vote to approve the business combination will not occur unless both the Charter Amendment Proposal and the Redomestication Proposal are approved.

Conversion Rights.  Ideation’s proposed business combination with SearchMedia qualifies as a “business combination” under Ideation’s Amended and Restated Certificate of Incorporation. If the business combination is approved and completed, any stockholder holding IPO Shares who properly demands conversion of those shares will be entitled to convert those shares to cash, whether such stockholder voted for or against the Business Combination Proposal. Stockholders who properly demand conversion of their IPO Shares will receive $7.8815 per share, which represents the trust conversion value at June 30, 2009.

To properly demand conversion of IPO Shares, a stockholder holding IPO Shares must:

(1)	vote those shares either for or against the business combination;

(2)	affirmatively request conversion of those shares; and

(3)	follow the other conversion procedures set forth in the section titled “The Ideation Special Meeting — Conversion Procedures.”

Stockholders holding IPO Shares who abstain or do not vote their IPO Shares on the business combination will forfeit their right to convert those shares if the business combination is approved. If the business combination is not approved and completed, then no conversion rights will be available at this time.

If the Business Combination is Not Consummated.  If Ideation does not redomesticate and acquire SearchMedia in the business combination, and is unable to consummate an alternate business combination prior to November 19, 2009, Ideation will be forced to liquidate and distribute to the holders of IPO Shares their pro rata portion of the amount of the funds available in the trust account, which amount at June 30, 2009 was $7.8815 per share, plus any other net assets not used or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the plan of dissolution and distribution. Following liquidation, Ideation would no longer exist as a corporation.

Competition.  If the merger is completed, Ideation will become subject to competition from competitors of SearchMedia. For more information of the competition SearchMedia faces, please see the section titled, “Information About SearchMedia — Competition” elsewhere in this document.

Facilities.  Ideation maintains executive offices in the United States at 1990 S. Bundy Boulevard, Suite 620, Los Angeles, CA 90025. The cost for these facilities is included in the aggregate fee of $7,500 per-month. Ideation considers its current office space adequate for its current operation.

Employees.  Ideation has three executive officers. These individuals are not obligated to devote any specific number of hours to Ideation’s matters and intend to devote only as much time as they deem necessary to Ideation’s affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, the course of negotiations with target businesses, and the due diligence preceding and accompanying a possible business combination. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on Ideation’s affairs) than they would prior to locating a suitable target business. Ideation does not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements.  Ideation has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Ideation’s annual report contains financial statements audited and reported on by Ideation’s independent accountants.

Legal Proceedings.  Ideation is not currently a party to any pending material legal proceedings.

IDEATION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Ideation’s Financial Statements and footnotes thereto contained in this proxy statement/prospectus.

Overview

Ideation is a blank check company organized under the laws of the State of Delaware on June 1, 2007. Ideation was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses.

The registration statement (File No. 333-144218) for its IPO of 10,000,000 units, each unit consisting of one share of common stock, par value $0.0001 per share, and one warrant exercisable for an additional share of common stock, which we refer to as a Warrant, was declared effective by the Securities and Exchange Commission, which we refer to as the SEC, on November 19, 2007. On November 26, 2007, Ideation completed its IPO at a price of $8.00 per unit.

Each Warrant entitles the holder to purchase one share of its common stock at a price of $6.00 exercisable on the later of its consummation of a business combination or November 19, 2008, provided in each case that there is an effective registration statement covering the shares of common stock underlying the warrants in effect. The Warrants expire on November 19, 2011, unless earlier redeemed. Additionally, its initial stockholders purchased an aggregate of 2,400,000 warrants at a price of $1.00 per warrant ($2.4 million in the aggregate) in a private placement transaction, which we refer to as the Private Placement, that occurred immediately before its IPO. Upon the closing of its IPO, on November 26, 2007, Ideation sold and issued an option for $100 to purchase up to 500,000 units, at an exercise price of $10.00 per unit, to the representatives of the underwriters in its IPO.

Ideation received net proceeds of approximately $79.1 million from the IPO and the Private Placement. Of those net proceeds, approximately $2.73 million is attributable to the portion of the underwriters’ discount which has been deferred until its consummation of a business combination. Of these net proceeds, $78.8 million was deposited into a trust account maintained at Continental Stock Transfer & Trust Company (the “Trust Account”) and will be held in trust and not released until the earlier to occur of (i) the completion of a business combination or (ii) its liquidation, in which case such proceeds will be distributed to its public stockholders. For a more complete discussion of its financial information, see the section appearing in this proxy statement/prospectus titled “Selected Summary Historical Financial Information.”

Ideation intends to utilize cash derived from the proceeds of its IPO, its capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of its capital stock in a business combination:

•	may significantly reduce the equity interest of its stockholders;

•	may subordinate the rights of holders of common stock if Ideation issues preferred stock with rights senior to those afforded to its common stock;

•	will likely cause a change in control if a substantial number of its shares of common stock are issued, which may affect, among other things, its ability to use its net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of its present officers and directors; and

•	may adversely affect prevailing market prices for its common stock.

Similarly, if Ideation issues debt securities, it could result in:

•	default and foreclosure on its assets if its operating revenues after a business combination are insufficient to pay its debt obligations;

•	acceleration of its obligations to repay the indebtedness even if Ideation has made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and Ideation breaches any such covenant without a waiver or renegotiation of that covenant;

•	its immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	its inability to obtain additional financing, if necessary, if the debt security contains covenants restricting its ability to obtain additional financing while such security is outstanding.

On March 25, 2009, Ideation incorporated a wholly owned subsidiary, ID Arizona, for the purpose of accomplishing a business combination with SearchMedia, as described in this proxy statement/prospectus.

Results of Operations

Through June 30, 2009, Ideation’s efforts have been limited to organizational activities related to its IPO, activities related to identifying and evaluating prospective acquisition candidates, and activities related to general corporate matters. Ideation has neither engaged in any operations nor generated any revenues, other than interest income earned on the proceeds of its private placement and IPO.

Net income attributable to common stockholders’ for the period from June 1, 2007 (inception) to December 31, 2008, was approximately $378,626, which consisted of $1,956,364 in interest income offset by

$1,382,687 in formation and operating expenses and $195,051 in income taxes. Net income attributable to common stockholders’ for the period from June 1, 2007 (inception) to December 31, 2007, was approximately $144,120, which consisted of $340,417 in interest income offset by $100,877 in formation and operating expenses and $95,420 in income taxes.

Net income attributable to common stockholders’ for the year ended December 31, 2008 was approximately $234,506, which consisted of $1,615,947 in interest income offset by $1,281,810 in formation and operating expenses and $99,631 in income taxes.

Net (loss) income attributable to common stockholders’ for the period from June 1, 2007 (inception) to June 30, 2009, was approximately $(1,011,000), which consisted of $1,987,000 in interest income offset by $2,765,000 in formation and operating expenses and $233,000 in income taxes.

Net (loss) income attributable to common stockholders’ for the six months ended June 30, 2009 was approximately $(1,389,000) which consisted of approximately $30,000 in interest income offset by $1,382,000 in formation and operating expenses and $37,000 in income taxes. Net income attributable to common stockholders’ for the six months ended June 30, 2008 was approximately $504,000 which consisted of $1,124,000 in interest income partially offset by $286,000 in formation and operating expenses and $334,000 in income taxes. We will pay any taxes resulting from interest accrued on the funds held in the Trust Account out of the interest earned on the funds held in the Trust Account.

As of December 31, 2008 and 2007, Ideation has $203,720 and $75,457, respectively, of unrestricted cash and $105,154 and $340,517, respectively, of additional interest earned on the funds held in the Trust Account available to it for its activities in connection with identifying and conducting due diligence of a suitable business combination, and for general corporate matters. The following table shows the total funds held in the Trust Account through December 31, 2008.

JP Morgan, Treasury money market fund, held in trust	$23,821,673
Treasury bills, maturing January 8, 2009, held in trust, FMV	$54,993,327
Total interest received to date	$1,955,154
Less total interest disbursed to it for working capital through December 31, 2008	$(882,663)
Less total taxes paid through December 31, 2008	$(967,337)
Total funds held in Trust Account at FMV at December 31, 2008	$78,920,154

As of June 30, 2009, Ideation has approximately $78,815,000 in the Trust Account.

At Ideation’s instructions, on February 13, 2008, April 8, 2008, June 6, 2008, September 3, 2008, October 22, 2008 and March 26, 2009, the Trustee transferred $300,000, $400,000, $400,000, $400,000, $350,000 and $100,00 respectively, of interest earned on the Trust Account into Ideation’s operating cash account for the purposes of paying taxes on the aggregate amount of interest earned on the funds held in the Trust Account and to cover Ideation’s operating expenses.

Ideation received a report from its independent auditors for the year ended December 31, 2008, that includes an explanatory paragraph describing the substantial uncertainty as to its ability to continue as a going concern. The ability of Ideation to continue as a going concern is dependent upon its ability to successfully complete a business combination by November 19, 2009. The accompanying financial statements do not include any adjustments that might be necessary if Ideation is unable to continue as a going concern and is required to liquidate.

Liquidity and Capital Resources

Ideation intends to use substantially all of the net proceeds from its offering and private placement, including the funds held in the Trust Account (excluding deferred underwriting discounts and commissions), to acquire a target business and to pay its expenses relating thereto. To the extent that its capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the Trust Account that are not used to consummate a business combination will be disbursed to the combined company and will, along with any other net proceeds not expended, be used as working capital to finance the operations of the acquired business or businesses. Such working capital funds could be used in a variety of ways, including, without limitation, for maintenance or expansion of the operations of an acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating its business combination, to fund strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which Ideation had incurred prior to the completion of its business combination if the funds available to it outside of the Trust Account were insufficient to cover such expenses.

As of June 30, 2009, Ideation had $96,000 in funds available to it outside of the Trust Account. Ideation believes that these funds, together with up to $1,700,000 of interest earned on the Trust Account balance, net of taxes payable on such interest, that may be released to it to fund its expenses relating to investigating and selecting a target business and other working capital requirements, will be sufficient to allow it to operate until November 19, 2009, assuming that a business combination is not consummated during that time. However, Ideation cannot guarantee that its estimates will be accurate. Ideation may request the release of such funds for a number of purposes that may not ultimately lead to a business combination. For instance, Ideation could use a portion of the funds available to it to pay fees to consultants to assist it with its search for a target business. Ideation could also use a portion of the funds as a down payment with respect to a particular proposed business combination, or enter into a letter of intent where Ideation pays for the right to receive exclusivity from a target business, where Ideation may be required to forfeit funds (whether as a result of its breach or otherwise). In any of these cases, or in other situations where Ideation expends the funds available to it outside of the Trust Account for purposes that do not result in a business combination, Ideation may not have sufficient remaining funds to continue searching for, or to conduct due diligence with respect to, a target business, in which case Ideation would be forced to obtain alternative financing or liquidate. Ideation will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

The amount of available proceeds is based on management’s estimates of the costs needed to fund its operations until November 19, 2009 and consummate a business combination. Ideation does not believe it will need to raise additional funds following its IPO in order to meet the expenditures required for operating its business.

However, Ideation may need to raise additional funds through a private offering of debt or equity securities, if such funds are required to consummate a business combination that is presented to it, although Ideation has not entered into any such arrangement and have no current intention of doing so. Subject to compliance with applicable securities laws, Ideation would only consummate such financing simultaneously with the consummation of a business combination.

Ideation is obligated to pay to Spirit SMX LLC a monthly fee of approximately $7,500 for office space and administrative and support services. Robert N. Fried, Ideation’s Chief Executive Officer and one of its initial shareholders, is the founder and Chief Executive Officer of Spirit SMX LLC.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS 141R, “Business Combinations.” SFAS 141R provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquire as well as the recognition and measurement of goodwill acquired in a business combination. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment historically used for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;

•	Noncontrolling interests (formerly known as “minority interests” — see SFAS 160 discussion below) will be valued at fair value at the acquisition date;

•	Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect future income tax expense.

SFAS 141R also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS 141R is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require it to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS 141R is not permitted. Ideation anticipates that SFAS 141R will have a significant impact on its business.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51.” SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 is effective the first fiscal year beginning after December 15, 2008, and interim periods within that fiscal year. SFAS No. 160 applies prospectively as of the beginning of the fiscal year SFAS No. 160 is initially applied, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS No. 160 will not have a material impact on the financial statements; however, it could impact future transactions entered into by Ideation.

In December 2007, the SEC issued SAB No. 110, “Share-Based Payment” (“SAB 110”). SAB 110 establishes the continued use of the simplified method for estimating the expected term of equity based compensation. The simplified method was intended to be eliminated for any equity based compensation arrangements granted after December 31, 2007. SAB 110 is being published to help companies that may not have adequate exercise history to estimate expected terms for future grants. The adoption of SAB 110 has not had a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on Ideation’s financial statements.

In April 2009, the FASB issued three related FASB Staff Positions: (i) FSP SFAS No. 115-2 and SFAS No. 124-2, Recognition of Presentation of Other-Than-Temporary Impairments (“FSP SFAS 115-2 and SFAS 124-2”), (ii) FSP SFAS No. 107-1 and APB No. 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP SFAS 107-1 and APB 28-1”), and (iii) FSP SFAS No. 157-4, Determining the Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP SFAS 157-4”), which are effective for interim and annual reporting periods ending after June 15, 2009. FSP SFAS 115-2 and SFAS 124-2 modifies the requirement for recognizing other-than-temporary impairments, changes the existing impairment model, and modifies the presentation and frequency of related disclosures. FSP SFAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. FSP SFAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, Fair Value Measurements. The adoption of these FASB Staff Positions did not have a material impact on Ideation’s financial condition, results of operations or cash flows.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, Subsequent Events (“SFAS 165”) [ASC 855-10-05], which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, Ideation adopted this Standard during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The adoption of SFAS 165 did not have material impact on Ideation’s condensed consolidated financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140 (“SFAS 166”) [ASC 860], which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. Ideation does not believe this will have a material impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”) [ASC 810-10], which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. Ideation does not believe this will have a material impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162 (“SFAS 168”). This Standard establishes the FASB Accounting Standards Codificationtm (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective for Ideation in the third quarter of 2009, and accordingly, Ideation’s Quarterly Report on Form 10-Q for the quarter ending September 26, 2009 and all subsequent public filings will reference the Codification as the sole source of authoritative literature.

Redeemable Common Stock

Ideation accounts for redeemable common stock in accordance with Emerging Issue Task Force D-98 “Classification and Measurement of Redeemable Securities”. Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a redemption event, the redeemable securities should not be classified outside of permanent equity. As further described above, Ideation will only consummate a business combination if a majority of the shares of common stock voted by the public stockholders owning shares sold in its IPO vote in favor of the business combination and public stockholders holding less than 30% (2,999,999) of common shares sold in its IPO exercise their conversion rights. As further discussed above, if a business combination is not consummated by November 19, 2009, Ideation will liquidate. Accordingly, 2,999,999 shares have been classified outside of permanent equity at redemption value. Ideation recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period.

Critical Accounting Policies

Basis of Presentation

Ideation’s financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). The condensed consolidated financial statements for the six months ended June 30, 2009 reflect the operations of Ideation and its wholly owned subsidiary, ID Arizona, incorporated on March 25, 2009. Prior period financial statements reflect the operations solely of Ideation.

Development Stage Company

Ideation complies with the reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Concentration of Credit Risk

Financial instruments that potentially subject Ideation to a significant concentration of credit risk consist primarily of cash. Ideation maintains deposits in federally insured financial institutions within federal insurance limits. Management believes Ideation is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Fair Value of Financial Instruments

The fair values of Ideation’s assets and liabilities that qualify as financial instruments under SFAS No. 107, “Disclosures about Fair Value of Financial Instrument,” approximate their carrying amounts presented in the accompanying balance sheet.

Cash and cash equivalents

Cash and cash equivalents are defined as cash and investments that have a maturity at date of purchase of three months or less.

Preferred Stock

Ideation is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. There were no preferred shares issued as of December 31, 2008.

Net Income per Common Share

Ideation complies with SFAS No. 128, “Earnings Per Share,” which requires dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic net income per share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity.

Ideation’s statement of operations includes a presentation of earnings per share for common stock subject to possible redemption in a manner similar to the two-class method of earnings per share. Basic and diluted net income per share for the maximum number of shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to possible redemption by the weighted average number of shares subject to possible redemption. Basic and diluted net income per share amount for the shares outstanding not subject to possible redemption is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of shares not subject to possible redemption.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Ideation complies with SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Ideation also complies with the provisions of the Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. There were no unrecognized tax benefits as of December 31, 2008 and 2007. Ideation would recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2008 and 2007. Management is currently unaware of any issues under review that could result in significant payments, accruals, or material deviations from its position. Ideation adopted FIN 48 effective June 1, 2007 (date of inception) and has determined that the adoption did not have an impact on the financial position, results of operations, or cash flows.

DIRECTORS AND EXECUTIVE OFFICERS

Upon consummation of the redomestication and business combination, the board of directors, executive officers and significant employees of ID Cayman shall be as follows:

Directors and Executive Officers	Age	Position/Title

Qinying Liu	46	Chairman
Robert Fried	48	Executive Director
Steven D. Rubin	49	Executive Director
Earl Yen	42	Independent Director
Jianzhong Qu	34	Independent Director
Larry Lu	48	Independent Director
Glenn Halpryn	48	Independent Director
Chi-Chuan Chen	51	Independent Director
Garbo Lee	51	President
Jennifer Huang	34	Chief Operating Officer
Andrew Gormley	35	Executive Vice President

Executive Directors

Ms. Qinying Liu will serve as chairman of the board of ID Cayman after consummation of the business combination. Ms. Liu is a co-founder of Jieli Consulting and has been the chairman of SM Cayman since its founding in February 2007. She has also been the general manager of Shanghai Lifang Trading Co., Ltd since 2004, a Chinese trading company. Before the founding of Jieli Consulting, she was chairman of Sige from 2004 to November 2007 and Shanghai Qinjun from 2003 to June 2008. She also served as chief representative of the Shanghai Office of GETA Company, a Germany special power tools manufactory from 1993 to 2000. Ms. Liu received her master’s degree in media and communication from Renmin University of China. She obtained her bachelor’s degree in chemistry from East China University of Science and Technology.

Mr. Robert Fried is the President and Chief Executive Officer and a member of the board of directors of Ideation. Mr. Fried is a digital media entrepreneur and accomplished film producer. Since 1990, Mr. Fried has served as President of Fried Films, a motion picture production company he founded in 1990. Mr. Fried has produced or served as executive producer for 15 films, including “Rudy,” “The Boondock Saints,” “Man of the Year” and “Collateral.” Mr. Fried won an Academy Award for the Live Action Short Film “Session Man.” Mr. Fried has founded several digital media companies including Spirit EMX, parent of spiritclips.com, a popular internet-based inspirational content company for which Mr. Fried presently serves as CEO; and WhatsHotNow.com. for which Mr. Fried served as Chief Executive Officer from July 1999 until June 2001. From December 1994 until June 1996, Mr. Fried was President and Chief Executive Officer of Savoy Pictures, a unit of Savoy Pictures Entertainment, Inc. Savoy Pictures Entertainment was sold to Silver King Communications, which is now a part of InterActive Corp, in 1996. From 1983 to 1990, Mr. Fried held several executive positions including Executive Vice President in charge of Production for Columbia Pictures, Director of Film Finance and Special Projects for Columbia Pictures and Director of Business Development at Twentieth Century Fox. Mr. Fried holds an M.S. from Cornell University and an M.B.A. from the Columbia University Graduate School of Business.

Mr. Steven D. Rubin is the Secretary of Ideation. Mr. Rubin has served as Executive Vice President-Administration and as a director of Opko Health, Inc. since March 2007. He is also a member of The Frost Group. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX Corporation from August 2001 until September 2006. Before joining IVAX, from January 2000 to August 2001, Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of privately-held Telergy, Inc., a provider of business telecommunications and diverse optical network solutions. He was with the Miami law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson from 1986 until 2000, in the Corporate and Securities Department. Mr. Rubin was a shareholder of that firm from 1991 until 2000 and a director from 1998 until

2000. Mr. Rubin currently serves on the board of directors of Dreams, Inc., a vertically-integrated sports products company, Modigene Inc., a development stage biopharmaceutical company, Safe Stitch Medical, Inc., a medical device company, Kidville, Inc., which operates large, upscale facilities catering to newborns through five-year old children and their families and offers a wide range of developmental classes for newborns-5 year olds, Non-Invasive Monitoring Systems, Inc., a medical device company, Cardo Medical, Inc., an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, and Castle Brands, Inc., a NYSE Amex-listed developer and marketer of premium brand spirits. Mr. Rubin holds a B.A. in Economics from Tulane University and a J.D. from the University of Florida.

Independent Directors

Mr. Earl Yen is the vice chairman of the board of SM Cayman. He is the founder and managing director of CSV Capital Partners, a China-focused private equity firm he co-founded in 2004. He currently also serves on the boards of CDP Group, Tidalwave Technology, and Woodcycling. Prior to founding CSV, Mr. Yen was an investment banker with Citigroup from 2002 to 2004, and with Bear Stearns from 1988 to 1991 and 1994 to 2000. He previously worked at HarbourVest Partners, an alternative investment management firm, from 1991 to 1994. Mr. Yen received a master’s degree in management science from the MIT Sloan School of Management and bachelor’s degrees in electrical engineering and management from the Massachusetts Institute of Technology.

Mr. Jianzhong Qu will serve as our independent director upon consummation of the business combination. He is a principal of CSV Capital Partners, where he has worked since 2005 and is responsible for sourcing and managing private equity investments in the technology, media, retail, services, and telecommunications sectors of China. He currently also serves as a director of Imagine Games. From 1997 to 1999, Mr. Qu worked as an engineer at the Department of Engineering of Shanghai Posts and Telecommunications Administration. Mr. Qu holds a Master in Operations Research from Georgia Institute of Technology and a Bachelor in Engineer from Shanghai Jiaotong University.

Dr. Larry Lu will serve as our independent director upon consummation of the business combination. From 2004 to 2008, Dr. Lu was a director of China Investment Banking at Citigroup. From 2001 to 2004, he worked as a senior analyst of the Research Department at Guotai Junan Securities. From 2000 to 2001, he was the managing director of the International Business Department at the same company. From 1999 to 2000, Dr. Lu worked as an economic analyst at Lehman Brothers Inc. in New York. Earlier in his career, from 1987 to 1990, Dr. Lu worked as an economist at the State Information Center of the State Planning Commission of the PRC. Dr. Lu holds a Ph.D. in Management from Queen’s University of Canada, a Master of Arts in Economics from York University of Canada, another Master of Arts in Economics Modeling from People’s University of China and a Bachelor of Science in Mathematics and Statistics from Peking University of China.

Mr. Glenn Halpryn is a member of the board of directors of Ideation. Mr. Halpryn served as a director of Ivax Diagnostics, Inc., a publicly held corporation from October 2002 until October 10, 2008. Mr. Halpryn has been the Chairman of the Board and Chief Executive Officer of QuikByte Software, Inc., a publicly held shell corporation, since July 2008. Mr. Halpryn was Chairman of the Board and Chief Executive Officer of Orthodontix, Inc., a publicly held corporation, from April 2001 until Orthodontix merged with Protalix BioTherapeutics, Inc. in December 2006. Mr. Halpryn also serves as a director of Getting Ready Corporation, a public shell company that completed a merger with Winston Laboratories, Inc. Mr. Halpryn served as the Chairman of the Board and Chief Executive Officer of Getting Ready from December 2006 until its merger with Winston Laboratories in September 2008. Mr. Halpryn served as the Chairman of the Board, Chief Executive Officer and President of clickNsettle.com, Inc., a publicly held shell corporation, from October 2007 until September 2008, following its merger with Cardo Medical, LLC. Mr. Halpryn was the President and Secretary and a director of Longfoot Communications Corp., a publicly held shell corporation, from March 2008 until its merger with Kidville Holdings, LLC in August 2008. Mr. Halpryn is also Chief Executive Officer and a director of Transworld Investment Corporation, or TIC, serving in such capacity since June 2001. From 1984 to June 2001, Mr. Halpryn served as Vice President/Treasurer of TIC. Since 2000, Mr. Halpryn has been an investor and the managing member of investor groups that were joint venture partners in 26 land acquisition and development projects with one of the largest home builders in the country. In addition, since 1984, Mr. Halpryn has been engaged in real estate investment and development activities. From April 1988 through June 1998, Mr. Halpryn was Vice Chairman of Central Bank, a Florida state-chartered bank. Since June 1987, Mr. Halpryn has been the President of and beneficial holder of stock of United Security Corporation, a broker-dealer registered with FINRA. From June 1992 through May 1994, Mr. Halpryn served as the Vice President, Secretary-Treasurer of Frost Hanna Halpryn Capital Group, Inc., a “blank check” company whose business combination was effected in May 1994 with Sterling Healthcare Group, Inc. From June 1995 through October 1996, Mr. Halpryn served as a member of the Board of Directors of Sterling Healthcare Group, Inc.

Mr. Chi-Chuan Chen is a Vice President and Special Assistant to the Chief Executive Officer at Ruentex Group. He has served in the Investment Management Department at Ruentex Group since 1987. Mr. Chen holds a B.S. in chemical engineering and an MBA from National Taiwan University.

Executive Officers

Ms. Garbo Lee has served as the president of SM Cayman since March 2009. Prior to that, she was the chief operating officer of SM Cayman. Ms. Lee has over 24 years of experience in the advertising industry. Prior to joining SearchMedia, Ms. Lee was a general manager of Sony BMG Music Entertainment (PRC) Inc., a Chinese music marketing and distribution company under Sony BMG Music Entertainment, a global recorded music joint venture headquartered in the New York City, from 2005 to 2007. She served as general manager of Coming Age Communication Co. Ltd., a China-based integrated marketing company, from 2002 to 2004. From 2000 to 2002, she worked as managing director and vice president of Doyle Dane Bernbach (DDB) Shanghai, an advertising and integrated marketing company under Omnicom Group in China. From 1984 to 2000, Ms. Lee worked for various companies under WPP Group. Ms. Lee received her bachelor’s degree in arts from International Christian University in Tokyo, Japan.

Ms. Jennifer Huang was promoted to the role of chief operating officer of SM Cayman in July 2009. Prior to that, Ms. Huang had been the chief financial officer of SM Cayman since April 2008. Prior to joining SM Cayman, Ms. Huang served as vice president in the corporate finance department of Lehman Brothers Asia Ltd. from 2007 to 2008. From 2005 to 2007, she was an associate at Merrill Lynch Asia Pacific Ltd. She worked at PricewaterhouseCoopers’ Shanghai office from 1996 to 2003, where she was promoted to the position of audit manager. Ms. Huang is a member of The Chinese Institute of Certified Public Account. Ms. Huang received her master’s degree of business administration from the Harvard Business School, and her bachelor’s degree in engineering from Shanghai Jiao Tong University, China.

Mr. Andrew Gormley joined SM Cayman as an executive vice president in July 2009. Prior to joining SM Cayman, Mr. Gormley served as a vice president in the Media investment banking group of Deutsche Bank in Hong Kong and London from 2006 to 2009. In Hong Kong, Mr. Gormley advised Chinese companies on capital raisings and cross-border mergers and acquisitions. From 2005 to 2006, he was a senior associate in the Media & Entertainment investment banking group at Dresdner Kleinwort in New York. He worked at Laureate Education, at the time a Nasdaq-listed company, from 2001 to 2005, as an executive director responsible for leading M&A transactions. From 1997 to 2001, he was an associate and analyst at Banc of America Securities where he executed M&A transactions and covered media and entertainment companies. Mr. Gormley received his master’s degree of business administration from Columbia Business School with Beta Gamma Sigma honors, and his bachelor’s degree in economics from Vanderbilt University.

Voting Agreement

Upon consummation of the business combination, the initial ID Cayman board of directors will consist of eight directors, of which the representatives of the SearchMedia shareholders will designate four directors to ID Cayman’s board and the Ideation representative will designate four directors, as provided in the share exchange agreement.

At the closing of the business combination, China Seed Ventures, L.P., which we refer to as CSV, Qinying Liu, Le Yang, Vervain Equity Investment Limited, Sun Hing Associates Limited, and Linden

Ventures, each a SearchMedia shareholder or warrantholder and Frost Gamma Investments Trust, Robert Fried, Rao Uppaluri, Steven Rubin and Jane Hsiao and ID Cayman will enter into a voting agreement. The voting agreement provides, among other things, that, for a period commencing on the closing of the business combination and ending on the third anniversary of the date of such closing, each party to the voting agreement will agree to vote in favor of the director nominees nominated by the Ideation representative and the SM Cayman shareholders’ representatives as provided in the share exchange agreement. The voting agreement is attached as Annex F hereto. We encourage you to read the voting agreement in its entirety.

Independence of Directors

ID Cayman expects to comply with the rules of NYSE Amex in determining whether a director is independent. Under the relevant standards, an independent director means a person other than an executive officer or employee of the company, and no director qualifies as independent unless the issuer’s board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. NYSE Amex requires that a majority of the board of directors of a company be independent.

Consistent with these considerations, the board of directors of ID Cayman has determined that, upon the appointment to the board of directors of ID Cayman on the closing of the share exchange agreement, Messrs. Yen, Qu, Lu, Halpryn and Chen will serve as independent directors of ID Cayman for the ensuing year.

Board Committees

Audit Committee

Ideation has established an audit committee of the board of directors, which consists of Thomas E. Beier, David H. Moskowitz and Glenn Halpryn. Currently, all members of Ideation’s audit committee are independent.

The responsibilities of ID Cayman’s audit committee include:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in its Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of its financial statements;

•	discussing with management major risk assessments and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions in its business combination;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by its independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Financial Experts on Audit Committee

Each member of Ideation’s audit committee is financially sophisticated. In addition, the board of directors has determined that Mr. Beier qualifies as an “audit committee financial expert,” as defined under the applicable rules of the SEC. It is expected that upon the consummation of the business combination, the board of directors of ID Cayman will determine the members of the audit committee.

Nominating and Corporate Governance Committee

Ideation has established a nominating and corporate governance committee of the board of directors, which consists of Shawn Gold, David H. Moskowitz and Glenn Halpryn. Currently, all members of Ideation’s nominating and corporate governance committee are independent. Upon the consummation of the business combination, the board of directors of ID Cayman will determine the members of the nominating and corporate governance committee of ID Cayman. The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on the company’s board of directors. The nominating and corporate governance committee will consider persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The nominating and corporate governance committee will consider a number of qualifications relating to management, leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating and corporate governance committee will not distinguish among nominees recommended by stockholders and other persons.

Code of Ethics

Ideation has adopted a code of ethics that applies to all of its executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of its business.

Compensation of Officers and Directors

Compensation of Officers and Directors of Ideation

No executive officer of Ideation has received any cash compensation for services rendered to Ideation. No compensation of any kind, including finder’s, consulting or other similar fees, will be paid to any of Ideation’s initial stockholders, officers, directors or special advisors, or any of their affiliates, for any services rendered prior to or in connection with the consummation of a business combination, other than the monthly fee of $7,500 for office space and administrative and support services payable to Clarity Partners, L.P., a potential finder’s or success fee to Ladenburg Thalmann & Co. Inc., an affiliate of Dr. Frost, to the extent Ideation enters into an agreement with such company in connection with our search for a target business, and repayment of non-interest bearing loans of $200,000 in the aggregate made by certain of its initial stockholders. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ID Cayman’s audit committee will review and approve all reimbursements made to the company’s initial stockholders, officers, directors or their affiliates, and any reimbursements made to members of the audit committee will be reviewed and approved by the company’s board of directors, with any interested director abstaining from such review and approval. Such review will encompass an analysis of the corporate purposes advanced by such expenses and their reasonableness as compared to similar services or products that could have been procured from an independent third party source. There is no limit on the total amount of these out-of-pocket expenses reimbursable by ID Cayman, provided that members of its management team will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount held outside of the Trust Account (initially, approximately $250,000) and interest income on the Trust Account balance, net of taxes payable on such interest, of up to $1,700,000 that may be released to Ideation to fund its expenses relating to investigating and selecting a target business and other working capital requirements, unless a business combination is consummated. There will be no review of the reasonableness of the expenses other than by the audit committee and, in some cases, by the board of directors as described above, or if such reimbursement is challenged, by a court of competent jurisdiction.

ID Cayman’s officers, directors and special advisors may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to the company’s stockholders. It is unlikely, however, that the amount of such compensation will be known at the time of a stockholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation.

For nine months during the fiscal year ended December 31, 2008, Ideation paid an affiliated company of one of its officers and directors $7,500 per month for office space in Los Angeles, California.

Compensation of Officers and Directors of SearchMedia

For the year ended December 31, 2008, SearchMedia paid its senior executive officers and directors an aggregate of approximately $69,600 in cash, and granted them 8,840,000 stock options and 3,867,000 restricted share awards. For additional information on the option and restricted share award grants to its officers and directors, see “Certain Relationships and Related Party Transactions — SearchMedia Related Party Transactions — Share Incentives — Historical Award Grants.”

Employment Agreements with Executive Officers

SearchMedia has entered into employment agreements with each of its executive officers. SearchMedia may terminate an executive officer’s employment for cause, at any time, without prior notice or remuneration, for certain acts of the officer, including, but not limited to, a conviction or plea of guilty to a felony, negligent or dishonest acts to SearchMedia’s detriment or misconduct or a failure to perform agreed duties. An executive officer may, upon advance written notice, terminate his or her employment if there is a material and substantial reduction in his or her authority, duties and responsibilities and such resignation is approved by SearchMedia’s board of directors. Each executive officer is entitled to certain benefits upon termination, including severance pay, if SearchMedia terminates the employment without cause or if he or she resigns upon the approval of SearchMedia’s board of directors. SearchMedia will indemnify an executive officer for his or her losses based on or related to his or her acts and decisions made in the course of his or her performance of duties within the scope of his or her employment.

Each executive officer has agreed to hold in strict confidence any trade secrets or confidential information of SearchMedia. Each officer also agrees to faithfully and diligently serve SearchMedia in accordance with the employment agreement and the guidelines, policies and procedures of SearchMedia approved from time to time by SearchMedia’s board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ideation Related Party Transactions

On June 12, 2007, in connection with the formation of Ideation, it issued 2,500,000 shares of its common stock to its initial stockholders for $0.01 per share or a total of $25,000. Additionally, Ideation’s initial stockholders purchased warrants exercisable for 2,400,000 shares of its common stock, for $1.00 per warrant or a total of $2,400,000, in a private placement transaction that occurred simultaneously with the consummation of its IPO. The table below sets forth the number of initial shares purchased and the number of insider warrants to be purchased by each of Ideation’s initial stockholders.

	Number of	Number of
Name	Initial Shares	Insider Warrants

Frost Gamma Investments Trust(1)	1,359,000	1,320,000
Robert N. Fried	617,500	550,000
Rao Uppaluri	154,500	150,000
Steven D. Rubin	154,500	150,000
Jane Hsiao	154,500	150,000
Thomas E. Beier	10,000	5,000
Shawn Gold	10,000	5,000
David H. Moskowitz	10,000	5,000
Thomas H. Baer	10,000	5,000
Jarl Mohn	10,000	30,000
Nautilus Trust dtd 9/10/99(2)	10,000	30,000

Total	2,500,000	2,400,000

(1)	The beneficiary of Frost Gamma Investments Trust is an entity controlled by Dr. Phillip Frost, M.D.

(2)	Nautilus Trust dtd 9/10/99 is the grantor trust of Barry A. Porter.

The proceeds from the sale of the insider warrants were deposited in the Trust Account pending the completion of a business combination. The insider warrants are identical to the warrants included in the units being offered in an IPO except that if Ideation calls the warrants for redemption, the insider warrants will be exercisable on a cashless basis so long as such warrants are held by Ideation’s initial stockholders or their affiliates. Ideation’s initial stockholders have agreed that the insider warrants will not be sold or transferred by them until 90 days after it has completed a business combination, provided however that transfers can be made to certain permitted transferees who agree in writing to be bound by such transfer restrictions. Accordingly, the insider warrants were placed in escrow and will not be released until 90 days after the completion of a business combination.

The initial Ideation stockholders are entitled to registration rights pursuant to an agreement signed on November 19, 2007. The holders of the majority of these securities will be entitled to make up to two demands that Ideation registers such securities. As the initial shares will be released from escrow one year after the consummation of a business combination, Ideation’s initial stockholders will be able to make a demand for registration of the resale of their initial shares at any time commencing nine months after the consummation of a business combination. Additionally, Ideation’s initial stockholders will be able to elect to exercise these registration rights with respect to the insider warrants (and underlying securities) at any time after it consummates a business combination. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Ideation’s consummation of a business combination. Ideation will bear the expenses incurred in connection with the filing of any such registration statements.

Ideation had agreed to pay Clarity Partners, L.P. a monthly fee of $7,500 for office space and administrative and support services. Barry A. Porter, one of Ideation’s special advisors, is a co-founder and Managing General Partner of Clarity Partners, L.P., and the grantor trust of Mr. Porter, Nautilus Trust dtd 9/10/99, is one of Ideation’s initial stockholders. Effective April 1, 2008, Ideation moved its principal offices to 1990 S. Bundy Boulevard, Suite 620, Los Angeles, CA 90025. Ideation subleased space and pays $7,500 per month for office space and related services to Spirit SMX LLC. Robert N. Fried, Ideation’s Chief Executive Officer and one of Ideation’s initial shareholders, is the founder and Chief Executive Officer of Spirit SMX LLC. Ideation believes, based on rents and fees for similar services in the Los Angeles, California area, that the fee charged by Spirit SMX LLC is at least as favorable as the company could have obtained from any unaffiliated person. Ideation’s audit committee approved the sub-leasing and administrative and support services agreement with Spirit SMX LLC on March 20, 2008. Ideation terminated its agreement with Clarity Partners, L.P. effective March 31, 2008.

In January 2009, Ideation moved its principal offices to 1105 N Market Street, Suite 1300, Wilmington, Delaware 19801.

Frost Gamma Investments Trust, Robert N. Fried, Rao Uppaluri, Steven D. Rubin and Jane Hsiao loaned a total of $200,000 to Ideation for the payment of offering expenses. The loans were non-interest bearing and were repaid on November 26, 2007 out of the proceeds of Ideation’s IPO available to it for payment of offering expenses.

Ideation will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Ideation’s behalf such as identifying and investigating possible target businesses and business combinations. Ideation’s audit committee will review and approve all reimbursements made to its initial stockholders, officers, directors or their affiliates, and any reimbursements made to members of its audit committee will be reviewed and approved by the Ideation board of directors, with any interested director abstaining from such review and approval. Such review will encompass an analysis of the corporate purposes advanced by such expenses and their reasonableness as compared to similar services or products that could have been procured from an independent third party source. There is no limit on the total amount of out-of-pocket expenses reimbursable by Ideation, provided that members of Ideation’s management team will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount held outside of the Trust Account (initially, approximately $250,000) and interest income on the Trust Account balance, net of taxes payable on such interest, of up to $1,700,000 that may be released to Ideation to fund its expenses relating to investigating and selecting a target business and other working capital requirements, unless a business combination is consummated. Additionally, there will be no review of the reasonableness of the expenses other than by Ideation’s audit committee and, in some cases, by the Ideation board of directors as described above, or if such reimbursement is challenged, by a court of competent jurisdiction.

No compensation of any kind, including finder’s, consulting or other similar fees, will be paid to any of Ideation’s initial stockholders, officers, directors or special advisors, or any of their affiliates, for any services rendered prior to or in connection with the consummation of a business combination, other than the monthly fee of $7,500 for office space and administrative and support services referred to above, a potential finder’s or success fee to Ladenburg Thalmann & Co. Inc., an affiliate of Dr. Frost, to the extent Ideation enters into an agreement with such company in connection with Ideation’s search for a target business, and repayment of non-interest bearing loans of $200,000 in the aggregate made by certain of Ideation’s initial stockholders.

All ongoing and future transactions between Ideation and any of its officers and directors or their respective affiliates, including loans by Ideation’s officers and directors, will be on terms believed by Ideation to be no less favorable to it than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of Ideation’s disinterested “independent” directors or the members of Ideation’s board who do not have an interest in the transaction, in either case who had access, at Ideation’s expense, to Ideation’s attorneys or independent legal counsel. Ideation will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to the company than those that would be available to the company with respect to such a transaction from unaffiliated third parties.

Other Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of Ideation’s officers and directors are required to commit any specified amount of time to the company’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•	Members of Ideation’s management team and its directors may become aware of business opportunities that may be appropriate for presentation to Ideation as well as the other entities with which they are or may be affiliated. Due to affiliations with other companies, members of Ideation’s management team and its directors may have fiduciary obligations to present potential business opportunities to those entities prior to presenting them to Ideation which could cause conflicts of interest. Accordingly, members of Ideation’s management team and Ideation’s directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For example, Dr. Frost, Dr. Uppaluri and Mr. Rubin have fiduciary obligations that arise as a result of their affiliation with The Frost Group and Opko Health, Inc. While neither The Frost Group nor Opko Health, Inc. presently intends to make acquisitions in the digital media sector, to the extent that Ideation considers a business combination outside of the digital media sector, it may compete with The Frost Group or Opko Health, Inc. in pursuing a business combination. Additionally, Dr. Frost owns an equity interest in the general partner and in the limited partnership of Peregrine VC Investments II, a private venture capital fund based in Israel that invests primarily in early-stage Israeli technology companies, The Florida Value Fund LLLP, a private equity fund focused on mid-market companies in the State of Florida, and Calex Equity Partners, LP, an equity fund with a value orientation. The investment focus of Peregrine VC Investments II is on acquiring non-controlling interests of companies, and the targeted aggregate capital of such fund is $20 million. The investments of The Florida Value Fund LLLP range between $1 million and $4 million per company in the form of either equity or mezzanine debt. The investment focus of Calex Equity Partners, L.P. is to maximize total returns by taking long and short non-controlling positions in primarily equity securities of U.S. and foreign public companies. Accordingly, based on the investment criteria of Peregrine VC Investments II, The Florida Value Fund LLLP and Calex Equity Partners, LP, Ideation does not expect to compete with those funds in our search for a target business or businesses. In addition, Mr. Fried has fiduciary duties to Fried Films. Fried Films only acquires motion picture screenplays, and, as a result, Ideation does not expect to compete with such company in its search for a target business or businesses. For a description of the existing affiliations of Ideation’s management team and its directors, please see the section of Ideation’s latest Annual Report on Form 10-K titled “Directors, Executive Officers and Corporate Governance.”

•	Ideation’s officers, directors and special advisors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by Ideation. Additionally, Ideation’s officers, directors and special advisors may organize, promote or become involved with other blank check companies, including blank check companies with a focus on the digital media sector, either before or after Ideation’s consummation of a business combination.

•	The initial shares and insider warrants owned by Ideation’s initial stockholders, which includes our officers, directors and special advisors, will be released from escrow only if a business combination is successfully completed. In addition, the insider warrants purchased by Ideation’s initial stockholders and any warrants which Ideation’s initial stockholders may purchase in this offering or in the aftermarket will expire worthless if an initial business combination is not consummated. Additionally, Ideation’s initial stockholders will not receive liquidation distributions with respect to any of their initial shares. For the foregoing reasons, the Ideation board of directors may have a conflict of interest in determining whether a particular target business is appropriate for Ideation and its stockholders.

•	Ideation’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors were included by a target business as a condition to any agreement with respect to an initial business combination. Additionally, Ideation’s officers and directors may enter into employment or consulting agreements with Ideation in connection with a business combination pursuant to which they may be entitled to compensation for any services provided following such business combination. The personal and financial interests of Ideation’s officers and directors may influence their motivation in identifying and selecting a target business.

•	The ability of the holders of Ideation’s insider warrants to exercise the insider warrants on a cashless basis if Ideation calls such warrants for redemption may cause a conflict of interest in determining when to call the warrants for redemption as they would potentially be able to avoid any negative price pressure on the price of the warrants and common stock due to the redemption through a cashless exercise.

•	Ideation’s initial stockholders, officers, directors and special advisors may purchase shares of common stock in the open market. If they did, they would be entitled to vote such shares as they choose on a proposal to approve a business combination.

•	Ideation’s special advisors have no fiduciary obligations to Ideation. Therefore, they have no obligation to present business opportunities to Ideation at all and will only do so if they believe it will not violate any fiduciary obligations they have.

•	Immediately prior to the closing of the business combination, The Frost Group, LLC and its affiliates and other non-affiliates who acquired (or will acquire at or after the closing) shares in satisfaction of the Sponsor Purchase Commitment Amount shall be issued a warrant to purchase 0.25 of an ID Cayman share for each such share purchased. The exercise price per whole ID Cayman share underlying such warrants shall be $7.8815, and the aggregate number of shares underlying such warrants issued to any one holder shall be rounded up to the nearest whole share. Such issuance shall be conditioned upon the execution and delivery by such holder of a purchase agreement including customary registration rights.

•	On March 19, 2009, SearchMedia received interim financing of $1.75 million from Frost Gamma Investments Trust, Robert Fried, Rao Uppaluri, and others, and interim financing of $1.75 million from CSV and members of SearchMedia’s management team. This financing was requested by SearchMedia in order to fund working capital until the closing of the transactions contemplated by the share exchange agreement. The affiliates of Ideation set forth above participated in such financing in order to show support for the transactions contemplated by the share exchange agreement. Each interim note accrues interest at a rate of 12% per annum, which rate shall increase to 20% per annum after the maturity date of such note. Each note shall mature upon the earliest of: (i) the closing of a Series D financing by SM Cayman, (ii) the closing of the transactions contemplated by the share exchange agreement, and (iii) the termination of the share exchange agreement. At the closing of the business combination, the principal amount outstanding under certain promissory notes issued to each of Frost Gamma Investments Trust and certain other investors shall be converted into (1) a number of ordinary shares of ID Cayman calculated by dividing such holder’s outstanding principal amount by $7.8815, rounding up to the nearest whole share, and (2) a number of warrants to purchase 0.25 of an ordinary share of ID Cayman, at an exercise price per such ordinary share of $7.8815, equal to such number of ID Cayman ordinary shares, rounded up to the nearest whole share.

•	Ideation has entered into a letter agreement with the Converting Noteholders and The Frost Group, LLC. Pursuant to the letter agreement, if at any time during the two years following the closing of the business combination, ID Cayman issues any preferred shares or other equity securities (including securities convertible into or exchangeable for preferred shares or other equity securities), the parties to the letter agreement will have the right to exchange, for such securities, any ordinary shares of ID Cayman acquired by them as a result of:

(1)	conversion of an interim note from SM Cayman or the Linden Note;

(2)	warrant exercises to satisfy the Sponsor Purchase Commitment Amount; or

(3)	open market purchases or new issuances of Ideation shares to satisfy the Sponsor Purchase Commitment Amount,

up to the amount of such issuance by ID Cayman. The valuation of the exchanged ordinary shares will be $7.8815 per share. Ideation will enter into the same letter agreement with any other person or entity that purchases Ideation shares in satisfaction of the Sponsor Purchase Commitment Amount after the date hereof.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	The corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, Ideation’s officers and directors may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when Ideation’s board evaluates a particular business opportunity. Ideation cannot assure you that any of the above mentioned conflicts will be resolved in its favor.

Each of Ideation’s officers, directors and special advisors has, or may come to have, to a certain degree, other fiduciary obligations. Members of Ideation’s management team, Ideation’s directors and its special advisors have fiduciary obligations to other companies on whose board of directors they presently sit, or may have obligations to companies whose board of directors they may join in the future. To the extent that they identify business opportunities that may be suitable for Ideation or other companies on whose board of directors they may sit, Ideation’s officers, directors and special advisors will honor those fiduciary obligations. Accordingly, they may not present opportunities to Ideation that come to their attention in the performance of their duties as directors of such other entities unless the other companies have declined to accept such opportunities or clearly lack the resources to take advantage of such opportunities.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of Ideation’s officers and directors has agreed, until the earliest of a business combination, our liquidation or such time as he ceases to be an officer or a director, to present to Ideation for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to Ideation under Delaware law, subject to any pre-existing fiduciary or contractual obligations he might have.

In connection with the vote required for any business combination, all of Ideation’s initial stockholders, which includes Ideation’s officers, directors and special advisors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to their initial shares. Any common stock acquired by Ideation’s initial stockholders in the offering or aftermarket will be considered part of the holdings of the public stockholders. Except with respect to the conversion rights afforded to public stockholders, these initial stockholders will have the same rights as other public stockholders with respect to such shares, including voting rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

In the event Ideation considers a target business affiliated with a member of the Ideation board of directors, Ideation would establish a special committee consisting of disinterested members of its board of directors to oversee the negotiations with such affiliated entity and evaluate and vote upon the business combination. To further minimize potential conflicts of interest, Ideation has agreed not to consummate a business combination with an entity which is affiliated with any of its initial stockholders, which includes its officers, directors and special advisors, unless we obtain an opinion from an unaffiliated, independent investment banking firm that the business combination is fair to Ideation stockholders from a financial perspective. Accordingly, to the extent any of our initial stockholders are affiliated with an entity that is a portfolio company of, or that has received a financial investment from, any company that is affiliated with Ideation’s initial stockholders, Ideation would not consummate a business combination with such entity unless it obtained an opinion from an unaffiliated, independent investment banking firm that the business combination is fair to Ideation stockholders from a financial perspective. Ideation currently does not anticipate entering into a business combination with an entity affiliated with its management team or its initial stockholders.

SearchMedia Related Party Transactions

Contractual Arrangements with Jingli Shanghai and its Shareholders

The PRC government currently restricts foreign ownership of companies that provide advertising services and require any foreign entities that invest in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. SearchMedia has not directly operated an advertising business outside of China and cannot qualify under PRC regulations any time earlier than two years after SearchMedia commences any such operations outside of China or until SearchMedia acquires a company that has directly operated an advertising business outside of China for the required period of time. SM Cayman is a Cayman Islands corporation and a foreign legal person under Chinese laws. Accordingly, SearchMedia’s subsidiary, Jieli Consulting, is currently ineligible to apply for the required licenses for providing advertising services in China. SearchMedia’s advertising business is currently provided through SearchMedia’s contractual arrangements with its consolidated variable interest entity in China, Jingli Shanghai. Jingli Shanghai holds the requisite licenses to provide advertising services in China. Jingli Shanghai directly operates SearchMedia’s advertising network, enters into display placement agreements and sells advertising time slots to its clients. SearchMedia has been and is expected to continue to be dependent on Jingli Shanghai to operate SearchMedia’s advertising business. SearchMedia does not have any equity interest in Jingli Shanghai but receives the economic benefits and absorbs the risk of it through the contractual arrangements and certain corporate governance and shareholder rights matters. In addition, SearchMedia has entered into agreements with Jingli Shanghai and each of the shareholders of Jingli Shanghai which provide SearchMedia with a substantial ability to control Jingli Shanghai. For a description of these contractual arrangements, see “Information about SearchMedia — Corporate Organization and Operating History — Contractual Arrangements with Jingli Shanghai and its Shareholders.”

Contractual Arrangements with Each of Sige, Dale and Conghui and their Respective Shareholders

On June 4, 2007, SM Cayman, through Jieli Consulting, entered into contractual arrangements with each of Sige, Dale and Conghui, similar to those subsequently entered into with Jingli Shanghai, which was formed on August 3, 2007 by the legal shareholders of Sige and Dale, Ms. Qinying Liu and Ms. Le Yang. On October 31, 2007, Jieli Consulting terminated the contractual arrangements with Conghui due to a difference of views on future business plans and strategies between the management of SearchMedia and Conghui. SearchMedia therefore deconsolidated Conghui in the 2007 period and views Sige and Dale as its predecessors.

Transactions with SearchMedia’s Shareholders, Senior Management Personnel and Affiliated Entities of Companies Acquired by Shanghai Jingli

For the year ended December 31, 2008, revenue of $7.0 million was recorded, which represents amounts received or receivable from affiliated entities of senior management personnel of certain companies acquired by Shanghai Jingli for SearchMedia’s provision of advertising services to such affiliated entities. As of December 31, 2008, $3.7 million was receivable by SearchMedia from such affiliated companies of certain companies acquired by Shanghai Jingli for SearchMedia’s provision of advertising services to these companies. For the year ended December 31, 2008, expenses for leases of advertising space of $4.1 million were recorded, which represent amounts paid or payable by SearchMedia to the affiliated entities of senior management personnel of certain companies acquired by Shanghai Jingli for leases of advertising space from these affiliated entities.

As of December 31, 2007, there were amounts due from related parties that primarily comprised customer payments collected on behalf of SearchMedia by its shareholders and senior management personnel of Shanghai Jingli’s acquired subsidiaries. As of December 31, 2008, $7.4 million was due from SearchMedia’s shareholders and senior management personnel of Shanghai Jingli’s acquired subsidiaries as payments collected on behalf of, but not yet remitted to, SearchMedia. As of December 31, 2008, $337,000 was payable to SearchMedia as advances made by SearchMedia to the senior management personnel of certain companies acquired by Shanghai Jingli, and $227,000 and $490,000 were payable by SearchMedia to the senior management personnel of certain companies acquired by Shanghai Jingli as operating expenses paid on behalf of SearchMedia by such personnel and to affiliated companies of certain companies acquired by Shanghai Jingli for leases of advertising space, respectively.

On June 23, 2009 pursuant to a repayment agreement between them and SM Cayman, or Repayment Agreement, Ms. Qinying Liu and Ms. Le Yang jointly and severally irrevocably agreed to repay certain amounts owing by each of them to SM Cayman, together with any other amounts which SM Cayman and its independent accountants determine are owing by them to SM Cayman after the date of the Repayment

Agreement, in cash or immediately available funds on or prior to the date that is ten business days before the closing of the business combination. As of the date of the Repayment Agreement, the amount payable by Ms. Liu to SM Cayman was RMB2,545,962 and the amount payable by Ms. Yang to SM Cayman was RMB1,739,927.

In the event either of them fails to satisfy their respective repayment obligations, SM Cayman will be entitled to repurchase shares in accordance with the Repayment Agreement. The aggregate number of shares SM Cayman may repurchase will be equal to the quotient of (i) the outstanding payables and other amounts owing under the Repayment Agreement and (ii) US$0.5331.

Issuance of promissory notes to affiliates of Ideation and SearchMedia

In March 2009, in connection with the interim financings provided to SearchMedia by certain affiliates of Ideation and SearchMedia and other related parties, SM Cayman issued the following promissory notes: the promissory note dated March 19, 2009 in the principal amount of US$1,575,000 to FGIT, the promissory note dated March 19, 2009 in the principal amount of US$25,000 to Chardan Securities LLC, the promissory note dated March 19, 2009 in the principal amount of US$25,000 to Robert Fried, the promissory note dated March 19, 2009 in the principal amount of US$25,000 to Rao Uppaluri, the promissory note dated March 19, 2009 in the principal amount of US$100,000 to Halpryn Capital Partners, LLC, the promissory note dated March 18, 2009 in the principal amount of US$1,500,000 to China Seed Ventures, L.P., the promissory note dated March 18, 2009 in the principal amount of US$50,000 to Qinying Liu, the promissory note dated March 18, 2009 in the principal amount of US$50,000 to Le Yang, the promissory note dated March 18, 2009 in the principal amount of US$50,000 to Xuebao Yang, the promissory note dated March 18, 2009 in the principal amount of US$50,000 to Jianhai Huang and the promissory note dated March 18, 2009 in the principal amount of US$50,000 to Min Wu. SM Cayman also issued warrants to certain of these lenders in connection to the interim financing.

Shareholders Agreement

In connection with SM Cayman’s sale of Series C preferred shares, SM Cayman, its subsidiaries and its shareholders, including the purchasers of the Series C preferred shares, entered into an amended and restated shareholders agreement. Under this shareholders agreement, SM Cayman’s board of directors shall comprise of eight directors, including: one director designated by holders of its Series C preferred shares, two directors designated by Deutsche Bank as long as it and/or its affiliates continue to hold at least 25% of the Series B preferred shares, one director designated by CSV as long as it and/or its affiliates continue to hold at least 25% of the Series A preferred shares, two directors as designated by holders of at least a majority of SM Cayman’s ordinary shares and two independent directors, who are nominated by holders of a majority of SM Cayman’s ordinary shares and approved by holders of a majority of SM Cayman’s preferred shares voting on an as-converted basis. The shareholders agreement also imposes certain restrictions on transfer of shares by SM Cayman’s ordinary shareholders and preferred shareholders, and grants redemption rights to each holder of SM Cayman’s Series B and Series C preferred shares in the event a qualified IPO as defined in this shareholders’ agreement does not occur on or after 18 months after the respective original issue date of Series B and Series C preferred shares and again on or after 24 months after the respective original issue date of Series B and Series C preferred shares, subject to certain acceleration conditions. SM Cayman and its shareholders each have certain rights of first refusal and co-sale rights with respect to any proposed share transfers by any of its existing shareholders. The preferred shareholders also have a right of participation with respect to the issuance of certain new securities. Under this shareholders’ agreement, holders of SM Cayman’s preferred shares and ordinary shares converted from SM Cayman’s preferred shares are also entitled to certain registration rights, including demand registration, piggyback registration and Form F-3 registration. In addition, at any time after February 28, 2010, if shareholders holding at least 67% of SM Cayman’s outstanding ordinary shares and preferred shares agree to transfer all its shares held by them, or vote for a merger or consolidation of the company into, or sell all or substantially all assets of the company to, a purchaser, to the extent Deutsche Bank agrees to such sale in a prior written consent, each selling shareholder shall have the right to require each shareholder to vote in favor of such sale. The shareholders agreement also provides certain protective provisions whereby the directors appointed by the preferred shareholders must approve certain actions of SM Cayman before such actions can be taken. Such rights, and other rights and obligations of each of the SearchMedia shareholders under the shareholders agreement, will terminate upon the completion of a qualified IPO or the consummation of the business combination.

Share Incentives

2008 Employee Stock Incentive Plan.  SM Cayman has adopted a 2008 share incentive plan, or the plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of its business. The plan took effect on January 1, 2008, the date it was approved by SM Cayman’s shareholders. As amended, up to 29,400,000 ordinary shares have been reserved for issuance under the plan. As of the date of this proxy statement/prospectus, SM Cayman’s management personnel hold options and restricted share awards to purchase a total of 15,262,241 ordinary shares.

Plan Administration.  SM Cayman’s board of directors, or a committee designated by the board or directors, will administer the plan. The committee or the full board of directors, as appropriate, will determine the provisions and terms and conditions of each award grant.

Types of Awards.  The types of awards SM Cayman may grant under the plan include the following.

•	options to purchase SM Cayman’s ordinary shares;

•	restricted shares, which represent non-transferable ordinary shares, that may be subject to forfeiture, restrictions on transferability and other restrictions; and

•	restricted share units, which represent the right to receive SM Cayman’s ordinary shares at a specified date in the future, which may be subject to forfeiture.

Award Document.  Awards granted under SM Cayman’s plan are each evidenced by an award document that sets forth the terms, conditions and limitations for each grant, including the exercise price, the number of shares to which the award pertains, the conditions upon which an option will become vested and exercisable and other customary provisions.

Eligibility.  SM Cayman may grant awards to (i) its employees, directors and consultants, and (ii) employees, directors and consultants of any of its parents or subsidiaries and of any entity in which SM Cayman or any of its parents or subsidiaries holds a substantial ownership interest. Incentive share options may be granted to employees of SM Cayman, or any of its parents or subsidiaries, and may not be granted to employees of a related entity or to independent directors or consultants.

Acceleration of Awards upon Change of Control and Corporate Transactions.  Unless otherwise provided in the award agreement: 1)the outstanding awards will accelerate by one year upon occurrence of a change-of-control transaction where the successor entity does not convert, assume or replace SM Cayman’s outstanding awards under the plan; 2) in the event of a corporate transaction as defined in the plan, including certain amalgamations, arrangements, consolidations or schemes of arrangement and the transfer of all or substantially all of the company’s assets, each outstanding award that is not assumed or replaced by the successor entity will become fully vested and immediately exercisable provided that the related grantee’s continuous service with SM Cayman shall not be terminated before that date; and 3) furthermore, in the event of a corporate transaction, each outstanding award that is assumed or replaced by the successor entity will become fully vested and immediately exercisable immediately upon termination of the participant’s employment or service within twelve (12) months of the Corporate Transaction without cause.

Term of the Awards.  The term of each award grant shall be stated in the award agreement, provided that the term for an option shall not exceed ten years from the date of the grant, unless shareholder approval is obtained for amending the plan to extend the exercise period for an option beyond ten years from the date of the grant.

Vesting Schedule.  In general, the plan administrator determines, or the award agreement specifies, the vesting schedule.

Transfer Restrictions.  Except as otherwise provided by the committee that administers the plan, awards granted under the plan may not be assigned, transferred or otherwise disposed of by the award holders other than by will or the laws of descent and distribution.

Termination and Amendment of the Plan.  Unless terminated earlier, the plan will expire on, and no award may be granted pursuant to the plan after, the tenth anniversary of its effective date. With the approval of SM Cayman’s board of directors, the committee that administers the plan may amend or terminate the plan, except that shareholder approval shall be obtained to the extent necessary or desirable to comply with applicable laws or stock exchange rules, or for amendments to the plan that increase the number of shares available under the plan, permit the committee to extend the term of the plan or the exercise price of an option beyond ten years from the date of grant or result in a material increase in benefits or a change in eligibility requirements.

Historical Award Grants.  As of the date of this proxy statement/prospectus, the number of ordinary shares that may be issued upon the exercise of outstanding options and restricted share awards granted under the Plan is 12,262,241, including options to purchase 8,395,000 ordinary shares and 3,867,241 restricted share awards. Of these, a total of options to purchase 8,840,000 ordinary shares were issued to SM Cayman’s management personnel in 2008, 95,000 of which were subsequently cancelled in July 2009 and 2,000,000 were cancelled in September 2009. Additional options to purchase 1,650,000 ordinary shares were issued to SM Cayman’s management personnel from January 2009 to July 2009. The 3,867,000 restricted share awards were issued to SM Cayman’s management personnel in 2008. The outstanding stock options granted in 2008 have exercise prices ranging from $0.0001 to $3 per share, vesting periods of three to four years and a term of 10 years from the date of grant. On the other hand, the 4,650,000 stock options granted from January 2009 to September 2009 have an exercise price of $0.5323 per share, a vesting period of three to four years and a term of 10 years from the date of grant. Out of the 3,867,000 restricted share awards granted in 2008, 2,667,241 restricted share awards will vest contingent upon the achievement of certain performance goals, and the remaining restricted share awards will vest 50% after the first year of service and ratably each month over the remaining 12 months.

Share Exchange Agreement and Related Documents

SearchMedia’s officers and directors have certain interests in the share exchange agreement and related transaction documents. See “Interests of Ideation Officers and Directors in the Business Combination.”

Review, Approval, and Ratification of Related Party Transactions

To date, SearchMedia’s board of directors has not adopted any written procedures for reviewing such transactions or any standards of approval, but instead evaluates each transaction on a case-by-case basis.

Following consummation of the business combination, ID Cayman will neither directly nor indirectly nor through any subsidiary make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of ID Cayman, in compliance with the provisions of the Sarbanes Oxley Act of 2002. In addition, ID Cayman expects to adopt an audit committee charter that will requires the audit committee to review and approve all related party transactions, assure compliance with ID Cayman’s code of ethics and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.

For a discussion of the interests of the SearchMedia executive officers and directors in the business combination, see “Interests of SearchMedia Officers and Directors in the Business Combination.”

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Ideation

The following table sets forth information regarding the beneficial ownership of our common stock as of September 28, 2009, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

As of October 2, 2009, the record date, we had 12,500,000 shares of common stock issued and outstanding. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

In January 2009, we moved our principal offices to 1105 N. Market Street, Suite 1300, Wilmington, Delaware 19801.

	Amount and Nature of	Approximate Percentage of
Name and Address of Beneficial Owner(2)	Beneficial Ownership(1)(3)	Outstanding Common Stock

Executive Officers and Directors
Dr. Phillip Frost, M.D.(4)(5)	2,034,900	16.3%
Robert N. Fried(5)	620,500	5.0%
Rao Uppaluri(5)	159,500	1.3%
Steven D. Rubin(5)	157,500	1.3%
Thomas E. Beier(5)	10,000	*
Shawn Gold(5)	10,000	*
David H. Moskowitz(5)	10,000	*
Glenn Halpryn(5)	0	*
All executive officers and directors as a group (8 individuals)	3,002,400	24.0%
5% Holders
Frost Gamma Investments Trust(6)	2,034,900	16.3%
HBK Investments L.P.(7)	1,249,984	10.0%
Kenneth J. Abdalla(8)	675,700	5.4%
Jonathan M. Glaser(9)	655,000	5.2%

*	less than 1%

(1)	Includes shares of common stock which the person has the right to acquire within 60 days of September 28, 2009.

(2)	Unless otherwise noted, the business address of each of the following is 1105 N. Market Street, Suite 1300, Wilmington, DE 19801.

(3)	Does not reflect 2,400,000 shares of common stock issuable upon exercise of warrants held by certain of our initial stockholders, and additional warrants accumulated by initial stockholders in open market purchases, which are not exercisable until the completion of a business combination.

(4)	The number of shares beneficially owned by Dr. Frost includes shares of common stock beneficially owned by Frost Gamma Investments Trust, of which Frost Gamma Limited Partnership is the sole and exclusive beneficiary. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation.

(5)	Includes additional common shares accumulated by initial stockholders in open market purchases; however, warrants accumulated in open market purchases have been excluded.

(6)	The business address of Frost Gamma Investments Trust is 4400 Biscayne Blvd., Suite 1500, Miami, Florida 33137. Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation.

(7)	HBK Investments L.P. has delegated discretion to vote and dispose of the securities to HBK Services LLC, or HBK Services. HBK Services may, from time to time, delegate discretion to vote and dispose of certain of the securities to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, and/or HBK Hong Kong Ltd., a corporation organized under the laws of Hong Kong, or collectively, the Subadvisors. Each of HBK Services and the Subadvisors is under common control with HBK Investments L.P. The Subadvisors expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the securities.

Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz and William E. Rose are each managing members, or collectively, the Members, of HBK Management LLC. The Members expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the securities.

The business address of HBK Investments L.P. is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

The foregoing information is derived from a Schedule 13G/A filed with the SEC on January 18, 2008.

(8)	Based on Schedule 13D filed with the SEC on May 15, 2009, the aggregate amount of common stock beneficially owned by the reporting person includes: (a) 371,500 shares held by Malibu Partners LLC and (b) 304,200 shares held by Broad Beach Partners LLC. Kenneth J. Abdalla is the managing member of Malibu Partners LLC and has voting and dispositive power with respect to all the shares. The address of this reporting person is 15332 Antioch Street #528, Pacific Palisades, CA 90272.

(9)	Pacific Asset Management, LLC, or PAM, and JMG Capital Management, LLC, or JMG LLC, are investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock. No client separately holds more than five percent of the outstanding common stock. PAM is the investment adviser to an investment fund and Pacific Capital Management, Inc., or PCM, is a member of PAM. Mr. Glaser, Mr. David and Mr. Richter are control persons of PCM and PAM. JMG LLC is the investment adviser and general partner of an investment limited partnership and JMG Capital Management, Inc., or JMG Inc., is a member of JMG LLC. Mr. Glaser is the control person of JMG Inc. and JMG LLC.

The business address of JMG LLC, JMG Inc. and Mr. Glaser is 11601 Wilshire Boulevard, Suite 2180, Los Angeles, CA 90025. The business address of PAM, PCM, Mr. David and Mr. Richter is 100 Drakes Landing, Suite 207, Greenbrae, CA 94904. The foregoing information is derived from a Schedule 13G filed with the SEC on February 17, 2009.

Security Ownership of SearchMedia

The following table sets forth certain information regarding the beneficial ownership of SM Cayman’s ordinary shares as of September 21, 2009 by (i) each person or group of affiliated persons known to beneficially own more than five percent of SM Cayman’s ordinary shares, (ii) each named executive officer or director of SM Cayman and (iii) all current officers and directors of SM Cayman as a group.

		Percentage of Class
		of Ordinary Shares
	Ordinary Shares	Beneficially
Beneficial Owner(1)	Beneficially Owned	Owned (%)(2)

Executive Officers and Directors
Qinying Liu(3)	14,224,653	14.4%
Le Yang(4)	14,224,653	14.4%
Earl Yen(5)	20,010,307	20.3%
Tommy Cheung	—	—
Garbo Lee(6)	*	*
Jennifer Huang(7)	*	*
Andrew Gormley	—	—
All Executive Officers and Directors as a Group	48,459,613	49.1%
Principal Shareholders:
Deutsche Bank A.G., HK Branch(8)	31,753,771	32.2%
China Seed Ventures, L.P.(5)	20,010,307	20.3%
Qinying Liu(3)	14,224,653	14.4%
Le Yang(4)	14,224,653	14.4%
Sun Hing Associates Limited(9)	12,348,688	12.5%
Vervain Equity Investment(10)	5,292,293	5.4%

*	Less than 1%.

(1)	Except as otherwise indicated or in cases in which spouses share authority under applicable law, SM Cayman believes that each shareholder identified in the table directly owns, and has sole voting and investment power with respect to, all ordinary shares shown as beneficially owned by such shareholder. Beneficial ownership is calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2)	Applicable percentage ownership is based on 98,652,365 ordinary shares of SM Cayman outstanding as of July 14, 2009.

(3)	Excludes 600,000 ordinary shares issuable upon exercise of options held by Mr. Guojun Liang, Ms. Liu’s husband. The business address of Ms. Liu is 4B, Ying Long Building 1358 Yan An Road West, Shanghai 200052, People’s Republic of China.

(4)	The business address of Ms. Yang is 4B, Ying Long Building 1358 Yan An Road West, Shanghai 200052, People’s Republic of China.

(5)	Represents 1,386,528 ordinary shares, and 18,623,779 ordinary shares issuable upon conversion of all the 10,000,000 Series A, 909,091 Series B and 7,714,688 Series C preferred shares, held by China Seed Venture Management Limited as the general partner for and on behalf of China Seed Ventures, L.P., a Cayman Islands exempted limited partnership, with the business address at Room 104 Building 18, No. 800 Huashan Road, Shanghai, China. China Seed Ventures Management Limited is a Cayman Islands limited company. China Seed Ventures Management Limited, is controlled by Earl Yen, Ralph Ungermann, and Michael Liao. Accordingly, Mr. Yen has shared voting and dispositive power over all the shares held by China Seed Ventures Management Limited as the general partner of China Seed Ventures, L.P. As a result of the foregoing, Mr. Yen is deemed to be the beneficial owner of 20,010,307 ordinary shares of SM Cayman. Mr. Yen disclaims beneficial ownership of these 20,010,307 ordinary shares except to the extent of his pecuniary interest therein. The address for these management is

Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands.

(6)	Represents ordinary shares issuable upon exercise of options held by Ms. Garbo Lee within 60 days after the date of this proxy statement/prospectus. The Business address of Ms. Lee is 4B, Ying Long Building 1358 Yan An Road West, Shanghai 200052, People’s Republic of China.

(7)	Represents ordinary shares issuable upon exercise of restricted share awards held by Ms. Jennifer Huang within 60 days after the date of this proxy statement/prospectus. The business address of Ms. Huang is 4B, Ying Long Building 1358 Yan An Road West, Shanghai 200052, People’s Republic of China.

(8)	Represents ordinary shares issuable upon conversion of all of the 31,753,771 Series B preferred shares held by Deutsche Bank A.G., acting through its Hong Kong Branch, with its registered office at 48/F Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. Deutsche Bank AG is listed on the New York Stock Exchange.

(9)	Represents 12,348,688 ordinary shares issuable upon conversion of all the 12,348,688 Series C preferred shares, held by Sun Hing Associates Limited, a limited liability company incorporated in British Virgin Islands, with the registered address at PO Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Sun Hing Associates Limited is wholly owned and controlled by Chen Ding Hwa.

(10)	Represents 5,292,293 ordinary shares issuable upon conversion of all the 5,292,293 Series C preferred shares, held by Vervain Equity Investment Limited, a limited liability company incorporated in British Virgin Islands, with the registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Vervain Equity Investment Limited is wholly owned and controlled by Chen Wei Wei Vivian.

Security Ownership of the Combined Company after the Redomestication and Business Combination

The following table sets forth information with respect to the beneficial ownership of the ID Cayman ordinary shares immediately after the consummation of the redomestication and business combination by each person who is expected to beneficially own more than 5% of ID Cayman’s ordinary shares and each post-business combination officer, each post-business combination director and all post-business combination officers and directors as a group. Immediately after the consummation of the redomestication and the business combination, assuming that no Ideation stockholders exercise their conversion rights, ID Cayman will have 21,078,215 ordinary shares issued and outstanding. In addition, ID Cayman has agreed to issue to the SearchMedia shareholders up to 10,150,352 additional ID Cayman ordinary shares pursuant to an earn-out provision in the share exchange agreement based on the adjusted net income of the combined company during the fiscal year ending December 31, 2009. For purposes of this table, ID Cayman has assumed that no Ideation stockholders exercise their conversion rights.

The occurrence of certain events could impact the security ownership of the combined company following the redomestication and business combination. To the extent Ideation makes purchases of Ideation common stock either in the open market or in privately-negotiated transactions as described above, such purchases would increase the ownership of current SM Cayman shareholders and current Ideation stockholders that do not sell shares to Ideation proportionately to each stockholder or shareholder’s ownership. To the extent that The Frost Group, LLC purchases Ideation common stock either in the open market or in privately-negotiated transactions as described above, there would be no effect on the security ownership by current SM Cayman shareholders or to current Ideation shareholders that do not sell shares to The Frost Group, LLC, other than to The Frost Group, LLC, which security ownership would increase by the amount purchased.

Finally, the issuance by SM Cayman of Series D preferred shares as described in this proxy statement/prospectus would reduce the ownership of current SM Cayman shareholders and current Ideation stockholders proportionately to each stockholder or shareholder’s ownership.

Ordinary shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

		Percentage of Class		Percentage of Class
	Ordinary	of Ordinary Shares	Ordinary	of Ordinary Shares
	Shares Beneficially	Beneficially	Shares Beneficially	Beneficially
	Owned-Assuming No	Owned-Assuming No	Owned-Assuming All	Owned-Assuming All
	Earn-Out Shares	Earn-Out Shares	Earn-Out Shares	Earn-Out Shares
Beneficial Owner	Issued	Issued (%)	Issued(4)	Issued (%)

Officers and Directors
Dr. Phillip Frost, M.D.(1)	2,256,939	26.9%	2,256,939	12.2%
Robert N. Fried	620,500	7.4%	620,500	3.3%
Qinying Liu(2)(3)	967,040	11.5%	2,161,641	11.7%
Le Yang(3)	967,040	11.5%	2,161,641	11.7%
Rao Uppaluri	159,500	1.9%	159,500	*
Steven D. Rubin	157,500	1.9%	157,500	*
Xuebao Yang(3)	6,344	*	9,121	*
Jianhai Huang(3)	6,344	*	9,121
Jianxun Wang	53,895	*	53,895	*
Min Wu(3)	6,344	*	9,121	*
All directors and officers as a group (8 persons)	5,201,446	61.2%	7,598,979	38.9%
5% Holders
Dr. Phillip Frost, M.D.	2,256,939	26.9%	2,256,939	12.2%
Deutsche Bank AG, HK Branch	2,144,568	25.6%	5,121,963	27.6%
China Seed Ventures, L.P.(3)	1,541,765	18.4%	4,279,961	23.1%
HBK Investments	1,249,984	14.9%	1,249,984	6.7%
Linden Ventures II(3)	1,268,795	15.1%	1,761,091	9.5%
Qinying Liu(2)(3)	967,040	11.5%	2,161,641	11.7%
Le Yang(3)	967,040	11.5%	2,161,641	11.7%
Sun Hing Associates Ltd	833,999	10.0%	1,868,644	10.1%

Note: SearchMedia shareholders excludes options and restricted shares with the exception of Mrs. Liu.

*	The person beneficially owns less than 1% of ID Cayman’s outstanding common shares

(1)	Includes ordinary shares issuable upon conversion of the interim notes.

(2)	Excludes 600,000 ordinary shares issuable to Mrs. Liu’s husband converted at the exchange ratio (0.0675374).

(3)	Includes shares issuable upon conversion of the interim notes.

(4)	Earn-out shares based upon fully diluted ownership, inclusive of warrants.

DESCRIPTION OF IDEATION’S SECURITIES

General

Ideation is authorized to issue 50,000,000 shares of common stock, par value $0.0001 and 1,000,000 shares of preferred stock, par value $0.0001.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock.

Common Stock

Ideation stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of Ideation’s initial stockholders, which includes its officers, directors and special advisors, have agreed to vote their respective shares of common stock owned by them immediately prior to Ideation’s IPO in accordance with the majority of the shares of the common stock voted by its public stockholders. This voting arrangement shall not apply to shares included in units purchased in Ideation’s IPO or purchased following the offering in the open market by any of its initial stockholders, officers and directors. Additionally, the initial stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of the stockholders.

Ideation will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 30% of the shares sold in Ideation’s IPO both exercise their conversion rights discussed below and vote against the business combination.

The Ideation board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

As required by Ideation’s Amended and Restated Certificate of Incorporation, if Ideation does not consummate a business combination by November 19, 2009, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. If Ideation is forced to liquidate prior to a business combination, the holders of IPO Shares are entitled to share ratably in the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of taxes payable on such interest, and net of interest income, net of taxes payable on such interest, of up to $1,700,000 of the interest income on the trust account balance released to the company as described above to fund its working capital requirements and pay any of its tax obligations, plus any other net assets not used or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the plan of dissolution and distribution. Ideation’s initial stockholders have waived their rights to participate in any liquidation distribution with respect to their initial shares.

Ideation stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Ideation’s Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by its board of directors. Accordingly, the Ideation board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement of its IPO Shares prohibits Ideation, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Ideation. Although Ideation does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Warrants

There are currently 12,400,000 warrants outstanding.

Each warrant entitles the registered holder to purchase one share of Ideation’s common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of a business combination.

The warrants will expire four years from November 19, 2007 at 5:00 p.m., New York City time.

Once the warrants become exercisable, Ideation may call the warrants for redemption (including any of the insider warrants and any outstanding warrants issued upon exercise of the unit purchase option issued to the underwriters of Ideation’s IPO), without the consent of the underwriters for Ideation’s IPO:

•	in whole and not in part,

•	at a price of $0.01 per warrant,

•	upon not less than 30 days’ prior written notice of redemption, and

•	if, and only if, the last sale price of the common stock equals or exceeds $11.50 per share (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the common stock) for any 20 trading days within a 30 trading day period ending three business days before Ideation sends the notice of redemption, provided, that, Ideation has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available throughout the 30 day notice of redemption period.

The right to exercise will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Ideation’s warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to Ideation’s redemption call.

If Ideation calls the warrants for redemption as described above, it has agreed to allow its initial stockholders, or their affiliates, to exercise the insider warrants on a “cashless basis.” If the holders take advantage of this option, they would pay the exercise price by surrendering their insider warrants for the net value of the warrants in shares of common stock based on the fair market value of the common stock. For purposes of the cashless exercise feature, fair market value means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants. Accordingly, if a holder surrendered insider warrants exercisable for 100 shares of the common stock at an exercise price of $6.00 per share, and the fair market value of the common stock was $10.00, then the net value of the warrants would be $400 (the difference between the fair market value and the exercise price multiplied by the number of shares underlying the warrants), and such holder would receive 40 shares (the net value of the warrants divided by the fair market value of the common stock). The reason that Ideation has agreed that the insider warrants will be exercisable on a cashless basis so long as they are held by its initial stockholders or their affiliates is because it is not known at this time whether they will be affiliated with the company following a business combination. If they are, their ability to sell Ideation’s securities in the open market will be significantly limited. If they remain insiders, Ideation will have policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time, an insider of Ideation cannot trade in its securities if he is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Ideation believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Ideation. You should review a copy of the warrant agreement, which has been filed as an exhibit to Ideation’s registration statement on Form S-1, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised at any time after they become exercisable upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, in cash or by certified or official bank check payable to Ideation, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and Ideation will not be obligated to issue shares of common stock unless, at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Ideation has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, Ideation cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Ideation will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Ideation will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. If the warrants expire worthless, this would mean that a person who paid $8.00 for a unit in Ideation’s IPO and who did not sell the warrants included in the unit would have effectively paid $8.00 for one ordinary share. Because the warrants will not be exercisable without an effective registration statement covering the shares underlying the warrants, Ideation will not call the warrants for redemption unless there is an effective registration statement in place.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Ideation will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrantholders.

The insider warrants purchased by Ideation’s initial stockholders are identical to the warrants included in the units offered in Ideation’s IPO, except that if Ideation calls the warrants for redemption, the insider warrants will be exercisable on a cashless basis so long as they are still held by Ideation’s initial stockholders or their affiliates. The insider warrants will be purchased separately and not in combination with the common stock or in the form of units. Ideation’s initial stockholders have agreed that the insider warrants will not be sold or transferred by them until 90 days after Ideation has completed a business combination, provided however that transfers can be made to certain permitted transferees who agree in writing to be bound by such transfer restrictions. Accordingly, the insider warrants will be placed in escrow and will not be released until 90 days after the completion of a business combination.

The proceeds from the sale of the insider warrants have been added to the proceeds from Ideation’s IPO and held in the trust account pending its completion of one or more business combinations. If Ideation does not complete one of more business combinations that meet the criteria described in the prospectus of its IPO, then the $2,400,000 purchase price of the insider warrants will become part of the liquidating distribution to Ideation’s public stockholders, and the insider warrants will expire worthless.

DESCRIPTION OF ID CAYMAN’S SECURITIES FOLLOWING THE BUSINESS COMBINATION

The following description of the material terms of ID Cayman’s shares and warrants following the business combination includes a summary of specified provisions of the Memorandum of Association and Articles of Association of ID Cayman that will be in effect upon completion of the redomestication. This description is qualified by reference to the Memorandum and Articles of Association of ID Cayman, copies of which are attached to this proxy statement/prospectus and incorporated herein by reference. You are encouraged to read the relevant provisions of Cayman Islands law as they relate to the following summary.

General

ID Cayman is authorized to issue 1,000,000,000 ordinary shares, par value $0.0001, and 10,000,000 preferred shares, par value $0.0001 per share.

Rights, Preferences and Restrictions of ID Cayman’s Ordinary Shares

Dividends.  Subject to any rights and restrictions of any other class or series of shares, the ID Cayman board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of ID Cayman’s lawfully available funds.

Voting Rights.  The holders of ID Cayman’s ordinary shares will be entitled to one vote per share, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by ID Cayman’s chairman or one or more shareholders present in person or by proxy. A quorum required for a meeting of shareholders consists of shareholders who hold at least fifty percent (50%) of ID Cayman’s shares in issue.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes on an as-if converted basis cast in person or by proxy at a general meeting, while a special resolution passed at a meeting requires the affirmative vote of no less than two-thirds of the votes cast in person or by proxy at such meeting. Under Cayman Islands law, some matters, like altering the memorandum or the articles, or changing the name of ID Cayman, require approval of shareholders by a special resolution.

Winding Up; Liquidation.  Upon the winding up of ID Cayman, after the full amount that creditors or holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of ID Cayman’s ordinary shares are entitled to receive any remaining assets of ID Cayman available for distribution as determined by the liquidator. The assets received by the holders of ID Cayman ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.  ID Cayman’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.  ID Cayman may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine.

No Preemptive Rights.  Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of ID Cayman.

Warrants

Upon completion of the business combination, ID Cayman will have 13,920,034 warrants outstanding, which includes 1,519,186 warrants issued to the SearchMedia shareholders or warrantholders in the business combination. The terms of the existing warrants will not change as a result of the business combination.

Each warrant issued to an SM Cayman shareholder or warrantholder in the business combination entitles the registered holder to purchase one share of ID Cayman’s common stock at a price ranging from $0.0001 to $8.14 per share, subject to adjustment as discussed below, at any time.

The warrants will expire three years from the date of issuance of such warrant.

Certain warrantholders may also exercise this warrant on a “cashless basis.” If the holders take advantage of this option, they would pay the exercise price by surrendering their warrants for the net value of the warrants in shares of common stock based on the fair market value of the common stock. For purposes of the cashless exercise feature, fair market value means the average of the closing prices over a 30 day period ending on the third trading day prior to the date of calculation.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised at any time after they become exercisable upon surrender of the warrant on or prior to the expiration date at the offices of ID Cayman, accompanied by full payment of the exercise price, in cash, by wire transfer, or by check payable to Ideation, or by cashless or net exercise, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, ID Cayman will, upon exercise, pay cash equal to the product of such fraction multiplied by the fair market value of one ordinary share.

General Meetings of Shareholders

At least 5 calendar days’ notice is required for the convening of the annual general meeting and other shareholders meetings. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Shareholders holding not less than an aggregate of 50% of all voting share capital present in person or by proxy shall be a quorum for all purposes. A person may participate at a general meeting by telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

Transfers of shares

Transfers of shares in ID Cayman are subject to the restrictions that may be set out from time to time in the articles of association of ID Cayman, including, without limitation, the receipt of an instrument of transfer in such form as the directors may in their absolute discretion approve and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

Inspection of books and records

Other than a statutory right to inspect the register of mortgages and changes of ID Cayman, ID Cayman’s shareholders do not have the right to inspect ID Cayman’s books and records. Such inspection by shareholders is at the sole discretion of ID Cayman’s board of directors.

Transfer Agent

The transfer agent for ID Cayman’s securities and warrant agent for its warrants is Continental Stock Transfer and Trust Company, located at 17 Battery Place, New York, New York 10004. The transfer agent’s telephone number is (212) 509-4000. Its facsimile number is (212) 509-5150.

STOCKHOLDER PROPOSALS

If the business combination is not consummated, Ideation does not anticipate having sufficient time to hold an annual meeting of stockholders for the year 2009 before its liquidation on November 19, 2009.

LEGAL MATTERS

Snell & Wilmer L.L.P. will pass upon the validity of ID Arizona’s securities to be issued in connection with the redomestication. A form of their opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Richards, Layton & Finger P.A. has passed upon certain matters related to the proposed charter amendment. A form of their opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Jun He Law Offices has passed upon certain PRC law matters related to this proxy statement/prospectus. A form of their opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Akerman Senterfitt has passed upon certain U.S. federal income tax matters related to this proxy statement/prospectus. A form of their opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

EXPERTS

The consolidated financial statements of SearchMedia International Limited as of December 31, 2007 and 2008, and for the period from February 9, 2007 (inception) to December 31, 2007 and the year ended December 31, 2008, included in this registration statement of which this proxy statement/prospectus forms a part have been audited by KPMG, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The audit report covering the consolidated financial statements of SearchMedia International Limited as of December 31, 2007 and 2008, and for the period from February 9, 2007 (inception) to December 31, 2007 and the year ended December 31, 2008 contains an explanatory paragraph that states that SearchMedia’s inability to generate sufficient cash flows to meet its payment obligations raises substantial doubt about its ability to continue as a going concern.

The financial statements of Shanghai Sige Advertising and Media Co., Ltd. as of December 31, 2006 and June 3, 2007, and for the year ended December 3, 2006 and the period from January 1, 2007 through June 3, 2007, included in this registration statement of which this proxy statement/prospectus forms a part have been audited by KPMG, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Shenzhen Dale Advertising Co., Ltd. as of December 31, 2006 and June 3, 2007, and for the year ended December 3, 2006 and the period from January 1, 2007 through June 3, 2007, included in this registration statement of which this proxy statement/prospectus forms a part have been audited by KPMG, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Ideation as of December 31, 2007 and 2008, for the period from June 1, 2007 (inception) to December 31, 2007 and 2008 and for the year ended December 31, 2008 included in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part and are included herein in reliance upon the authority of Rothstein, Kass & Company, P.C. as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Ideation and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of Ideation’s proxy statement/prospectus. Upon written or oral request, Ideation will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Ideation deliver single copies of such documents in the future. Stockholders may notify Ideation of their requests by calling or writing Ideation at Ideation’s principal executive offices at 1105 N. Market Street, Suite 1300, Wilmington, Delaware 19801, (310) 694-8150.

WHERE YOU CAN FIND MORE INFORMATION

Ideation files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Ideation with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004. Ideation files its reports, proxy statements and other information electronically with the SEC. You may access information on Ideation at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov. This proxy statement/prospectus describes the material elements of relevant contracts, exhibits and other information attached as annexes or exhibits to this proxy statement/prospectus. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex or exhibit to this document.

All information contained in this proxy statement/prospectus relating to Ideation has been supplied by Ideation, and all such information relating to SearchMedia has been supplied by SearchMedia.

This proxy statement/prospectus contains important business and financial information about us that is not included in or delivered with this document. You may obtain this additional information, or additional copies of this proxy statement/prospectus, at no cost, and you may ask any questions you may have about the business combination by contacting us at the following address or telephone number:

Ideation Acquisition Corp.
1105 N. Market Street, Suite 1300
Wilmington, DE 19801
(310) 694-8150
invest@ideationacquisition.com

In order to receive timely delivery of the documents in advance of the special meeting, you must make your request for information no later than October 20, 2009.

Neither Ideation nor SearchMedia has authorized anyone to give any information or make any representation about the business combination or the two companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

After consummation of the business combination, ID Cayman expects to file annual reports on Form 20-F, periodic filings on Form 6-K and other information with the SEC as required for a foreign private issuer under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

Ideation Acquisition Corp.
(a development stage company)

Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of December 31, 2008 and 2007	F-4
Statement of Operations for the year ended December 31, 2008 and the period from June 1, 2007 (Inception) to December 31, 2007	F-5
Statement of Stockholders’ Equity for the year ended December 31, 2008 and the period from June 1, 2007 (Inception) to December 31, 2007	F-6
Statement of Cash Flows for the year ended December 31, 2008 and the period from June 1, 2007 (Inception) to December 31, 2007	F-7
Notes to Financial Statements	F-8
Condensed Consolidated Balance Sheets as of June 30, 2009 (unaudited) and December 31, 2008	F-19
Unaudited Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2009, the three and six months ended June 20, 2008 and for the period From June 1, 2007 (inception) through June 30, 2009
F-20
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2009, and the period from June 1, 2007 (inception) through June 30, 2009	F-21
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2009, for the six months ended June 30, 2008 and for the period from June 1, 2007 (inception) through June 30, 2009
F-22
Notes to Condensed Consolidated Interim Financial Statements (unaudited)	F-23

SearchMedia International Limited

Report of Independent Registered Public Accounting Firm	F-36
Consolidated Balance Sheets as of December 31, 2007 and 2008	F-37
Consolidated Statements of Income for the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008	F-38
Consolidated Statements of Shareholders’ (Deficit)/Equity and Comprehensive Income for the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008
F-39
Consolidated Statements of Cash Flows for the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008	F-40
Notes to Consolidated Financial Statements	F-41

Shanghai Sige Advertising and Media Co., Ltd.

Shenzhen Dale Advertising Co., Ltd.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ideation Acquisition Corp.

We have audited the accompanying balance sheets of Ideation Acquisition Corp. (a corporation in the development stage) (the “Company”) as of December 31, 2008 and 2007, and the related statements of operations and cash flows for the year ended December 31, 2008 and the periods from June 1, 2007 (Inception) to December 31, 2008 and 2007, and stockholders’ equity from June 1, 2007 (Inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that Ideation Acquisition Corp. will continue as a going concern. As discussed in Note 9 to the financial statements, Ideation Acquisition Corp. will face a mandatory liquidation if a business combination is not consummated by November 19, 2009, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ideation Acquisition Corp. (a corporation in the development stage) as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the year ended December 31, 2008 and the periods from June 1, 2007 (Inception) to December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/  Rothstein, Kass & Company,
P.C. Roseland, New Jersey

March 19, 2009

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

Balance Sheets

	December 31,	December 31,
	2008	2007

Assets
Current Assets:
Cash and cash equivalents	$308,874	$124,139
Interest receivable	1,208	291,835
Income taxes receivable	124,191	—
Franchise taxes receivable	121,000	—
Other current assets	41,699	49,256

Total current assets	596,972	465,230
Investments held in Trust Account — Restricted
U. S. Treasury Securities, at amortized cost	54,993,327
Money Market Funds, at fair value	23,821,673	78,815,000
Deferred tax asset	440,759	—

Total assets	$79,852,731	$79,280,230

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$507,626	$26,721
Income taxes payable	—	74,244
Franchise taxes payable	—	68,666

Total current liabilities	507,626	169,631
Long-term liability
Deferred underwriters’ fee	2,730,000	2,730,000
Common stock subject to possible redemption (2,999,999 shares at December 31, 2008 and 2007 at redemption value of $7.88 per share)	23,639,992	23,639,992
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; none issued	—	—
Common Stock, $0.0001 par value, 50,000,000 shares authorized, 12,500,000 shares issued and outstanding including 2,999,999 shares subject to possible redemption, at December 31, 2008 and 2007	1,250	1,250
Additional paid-in capital	52,595,237	52,595,237
Income accumulated during the development stage	378,626	144,120

Total stockholders’ equity	52,975,113	52,740,607

Total liabilities and stockholders’ equity	$79,852,731	$79,280,230

(See accompanying notes to financial statements)

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

Statements of Operations

		Period from June 1,	Period from June 1,
	For The Year Ended	2007 (Inception) to	2007 (Inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008

Revenue	$—	$—	$—
Formation and operating costs	1,281,810	100,877	1,382,687

Loss from operations	(1,281,810)	(100,877)	(1,382,687)
Interest income	1,615,947	340,417	1,956,364

Income before provision for income taxes	334,137	239,540	573,677
Provision (benefit) for income taxes
Current	540,390	95,420	635,810
Deferred	(440,759)		(440,759)

Total provision (benefit) for income taxes	99,631	95,420	195,051
Net income	$234,506	$144,120	$378,626

Maximum number of share subject to possible redemption:	—		—
Weighted average number of shares, basic and diluted	2,999,999	522,000	2,104,711
Income per share amount, basic and diluted	$—	$—	$—
Weighted average number of common share outstanding (not subject to possible redemption):
Basic	9,500,001	3,664,000	7,351,725
Diluted	11,559,332	3,897,000	9,405,885
Income per share amount:
Basic	$0.03	$0.04	$0.05
Diluted	$0.02	$0.04	$0.04

(See accompanying notes to financial statements)

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

Statements of Stockholders’ Equity for the Period from
June 1, 2007 (Inception) to December 31, 2008

				Income
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Common shares issued to founders on June 1, 2007 at $.01 per share	2,500,000	$250	$24,750	$—	$25,000
Sale of 2,400,000 warrants at $1 per warrant to initial stockholders	—	—	2,400,000	—	2,400,000
Sale of 10,000,000 units through public offering, net of underwriter’s discount and offering expenses, at $8 per unit (including 2,999,999 shares subject to possible redemption)	10,000,000	1,000	73,810,479	—	73,811,479
Proceeds subject to possible redemption, 2,999,999 shares			(23,639,992)	—	(23,639,992)
Net income for the period	—	—	—	144,120	144,120

Balances at December 31, 2007	12,500,000	$1,250	$52,595,237	$144,120	$52,740,607

Net income				234,506	234,506

Balances at December 31, 2008	$12,500,000	$1,250	$52,595,237	$378,626	$52,975,113

(See accompanying notes to financial statements)

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

Statements of Cash Flows

		Period from June 1,
		2007	Period from June 1,
	For The Year Ended	(Inception) to	2007 (Inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008

Cash flows from operating activities:
Net income	$234,506	$144,120	$378,626
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income tax benefit	(440,759)		(440,759)
Change in operating assets and liabilities:
Interest receivable	290,627	(291,835)	(1,208)
Income taxes receivable	(124,191)		(124,191)
Franchise taxes receivable	(121,000)		(121,000)
Other current assets	7,557	(49,256)	(41,699)
Accrued expenses	480,905	26,721	507,626
Income taxes payable	(74,244)	74,244	—
Franchise taxes payable	(68,666)	68,666	—
Net cash provided by (used in) operating activities	184,735	(27,340)	157,395
Net cash used in investing activities:
Investments in Trust Account- Restricted	—	(78,815,000)	(78,815,000)
Cash flows from financing activities:
Proceeds from notes payable to stockholders	—	200,000	200,000
Proceeds from common shares issued to founders	—	25,000	25,000
Proceeds from public offering	—	80,000,000	80,000,000
Proceeds from issuance of insider warrants	—	2,400,000	2,400,000
Repayment of notes payable to stockholders	—	(200,000)	(200,000)
Payment of underwriters’ discount and offering costs	—	(3,458,521)	(3,458,521)
Net cash provided by financing activities	—	78,966,479	78,966,479
Net increase in cash and cash equivalents	184,735	124,139	308,874
Cash and cash equivalents, beginning of period	124,139	—	—
Cash and cash equivalents, end of period	$308,874	$124,139	$308,874
Supplemental disclosure of non-cash financing activities:
Deferred offering costs	$—	$2,730,000	$2,730,000
Supplemental disclosure of cash paid during the year for:
Income taxes	$967,337	$—	$967,337

(See accompanying notes to financial statements)

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 —	Organization and Nature of Business Operations

Ideation Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on June 1, 2007. The Company was formed to acquire through a merger, stock exchange, asset acquisition or similar business combination a currently unidentified business or businesses. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. All activity from the period June 1, 2007 (Inception) through December 31, 2008 relates to the Company’s formation, capital raising, and its initial public offering as described below. The Company selected December 31st as its fiscal year end.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective on November 19, 2007. The Company consummated the Offering on November 26, 2007. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering of Units although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) a Target Business (“Business Combination”). As used herein, “Target Business” shall mean one or more businesses that at the time of the Company’s initial Business Combination has a fair market value of at least 80% of the Company’s net assets (all of the Company’s assets, including the funds then held in the Trust Account, less the Company’s liabilities (excluding deferred underwriting discounts and commissions of approximately $2.73 million). Furthermore, there is no assurance that the Company will be able to successfully affect a Business Combination.

Upon closing of the Offering, $78,815,000 was placed in a trust account and invested in United States “government debt securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (“Investment Company Act”), having a maturity of 180 days or less, or in money market funds selected by the Company meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, until the earlier of (i) the consummation of the Company’s first Business Combination or (ii) the liquidation of the Company. The amounts placed in the Trust Account consists of the proceeds of our IPO (see Note 3) and the issuance of Insider Warrants (see Note 4) and $2.73 million of the gross proceeds representing deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination. The remaining proceeds outside of the Trust Account, along with the interest income of up to $1.7 million earned on the Trust Account that may be released to the Company, may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company will seek stockholder approval before it will affect any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, all of the Company’s existing stockholders (“Initial Stockholders”) have agreed to vote the shares of common stock owned by them immediately before the Company’s IPO in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public Stockholders” is defined as the holders of common stock sold as part of the Units in the Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders owning less than 30% of the shares sold in the Public Offering both vote against The Business Combination and exercise their conversion rights. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a proposed initial Business Combination, but 24 months has not yet passed since closing of the Offering, the Company may combine with another Target Business meeting the fair market value criterion described above.

If the Business Combination is approved, Public Stockholders voting either for or against a Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Trust Account, before payment of underwriting discounts and commissions and including any interest earned on their portion of the Trust Account net of income taxes payable thereon, and net of any interest income of up to $1.7 million on the balance of the Trust Account previously released to the Company, if a Business Combination is approved and completed.

The Company’s Certificate of Incorporation was amended prior to the closing of the Offering to provide that the Company will continue in existence only until 24 months from the effective date. If the Company has not completed a Business Combination by such date, its corporate existence will cease except for the purposes of winding up its affairs and it will liquidate. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Offering discussed in Note 3).

The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents. The Company earned approximately $1,616,000 and $340,000, respectively, of interest income on the Trust Account for the year ended December 31, 2008 and for the period from June 1, 2007 (Inception) to December 31, 2007.

Note 2 —	Summary of Significant Accounting Policies

Basis of presentation

The financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to the accounting and disclosure rules and regulations of the United States Securities and Exchange Commission (“SEC”).

Development stage company

The Company complies with the reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Concentration of credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. From time to time, the Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held and currently maintains deposits below Federally insured limits.

Cash and cash equivalents

Cash and cash equivalents are defined as cash and investments that have a maturity at date of purchase of three months or less.

Income per common share

The Company complies with SFAS No. 128, “Earnings Per Share,” which requires dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic net income per share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if warrants were to be exercised or converted into common stock that would result in the issuance of common shares.

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Company’s statement of operations includes a presentation of earnings per share for common stock subject to possible redemption in a manner similar to the two-class method of earnings per share. Basic and diluted income per share amount for the maximum number of shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to possible redemption by the weighted average number of shares subject to possible redemption. Basic and diluted income per share amount for the shares outstanding not subject to possible redemption is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of shares not subject to possible redemption.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company complies with SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company also complies with the provisions of the Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. There were no unrecognized tax benefits as of December 31, 2008 and 2007. The Company would recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2008. Management is currently unaware of any issues under review that could result in significant payments, accruals, or material deviations from its position. The Company adopted FIN 48 effective June 1, 2007 (date of inception) and has determined that the adoption did not have an impact on the Company’s financial position, results of operations, or cash flows.

Securities held in trust

Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with SFAS No. 115, “Accounting for Certain Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statement of operations. Interest income is recognized when earned.

Fair value of financial instruments

The Company does not enter into financial instruments or derivative contracts for trading or speculative purposes. The carrying amounts of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates their fair value represented in the accompanying condensed balance sheets.

Redeemable common stock

The Company accounts for redeemable common stock in accordance with Emerging Issue Task Force D-98 “Classification and Measurement of Redeemable Securities”. Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a redemption event, the redeemable securities should not be classified outside of permanent equity. As discussed in Note 1, the Business Combination will only be consummated if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders holding less than 30% (2,999,999) of common shares sold in the Offering exercise their conversion rights. As further discussed in Note 1, if a Business Combination is not consummated within 24 months, the Company will liquidate. Accordingly, 2,999,999 shares have been classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS 141(R), “Business Combinations). SFAS 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment historically used for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;

•	Noncontrolling interests (formerly known as “minority interests” — see SFAS 160 discussion below) will be valued at fair value at the acquisition date;

•	Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect future income tax expense.

For the Company, SFAS No. 141R is effective for business combinations occurring after December 31, 2008. The Company is currently evaluating the future impacts and disclosures of this standard.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 is effective the first fiscal year beginning after December 15, 2008, and interim periods within that fiscal year. SFAS No. 160 applies prospectively as of the beginning of the fiscal year SFAS No. 160 is initially applied, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS No. 160 will not have a material impact on the financial statements; however, it could impact future transactions entered into by the Company.

In December 2007, the SEC issued SAB No. 110, “Share-Based Payment” (“SAB 110”). SAB 110 establishes the continued use of the simplified method for estimating the expected term of equity based compensation. The simplified method was intended to be eliminated for any equity based compensation arrangements granted after December 31, 2007. SAB 110 is being published to help companies that may not have adequate exercise history to estimate expected terms for future grants. The adoption of SAB 110 has not had a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

Note 3 —	Initial Public Offering

In its initial pubic offering effective November 19, 2007 (consummated November 26, 2007), the Company sold 10,000,000 units (“Units”) at a price of $8.00 per unit. Proceeds from the initial public offering totaled $73,811,479 which was net of $3,458,521 in underwriting and other expenses and $2,730,000 of deferred underwriting fees. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of the completion of a Business Combination with a Target Business and November 19, 2008 and expiring November 19, 2011, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is sent. In accordance with the warrant agreement, the Company is only required to use its best efforts to maintain the effectiveness of the

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

Proceeds held in the Trust Account will not be available for the Company’s use for any purpose, except to pay any income taxes and up to $1.7 million can be taken from the interest earned on the Trust Account to fund the Company’s working capital. These proceeds will be used to pay for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of December 31, 2008, the Company included approximately $105,000 of these proceeds in their cash balance as they plan on withdrawing the cash as needed for operations. From June 1, 2007 (inception) to December 31, 2008, the company has transferred approximately $1.9 million from the Trust Account, of which approximately $0.8 million has been used to fund the company’s working capital requirements and $1.0 million has been used for the payment of income taxes.

Note 4 —	Related Party Transactions

In June 2007, the Company issued 2,500,000 shares (“Initial Shares”) of common stock to the Initial Stockholders for $0.01 per share or a total of $25,000. The Initial Stockholders also purchased 250,000 units for $2,000,000 in the IPO.

The Company issued unsecured promissory notes totaling $200,000 to its Initial Stockholders, on June 12, 2007. The notes were non-interest bearing and were repaid from the proceeds of the Offering by the Company.

The Company paid approximately $13,000 from inception to December 31, 2008 for office space and general and administrative services, leased from Clarity Partners, L.P. Barry A. Porter, one of our special advisors, is a co-founder and Managing General Partner of Clarity Partners, L.P., and the grantor trust of Mr. Porter, Nautilus Trust dtd 9/10/99, is one of our initial stockholders. Services commenced on November 19, 2007 and will terminate upon the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. The Company terminated its agreement with Clarity Partners, L.P. effective March 31, 2008.

On March 20, 2008, the Audit Committee of Ideation Acquisition Corp approved a new sub-leasing and administrative and support services agreement. Effective April 1, 2008, the Company has moved its principal offices to 1990 S. Bundy Boulevard, Suite 620, Los Angeles, CA 90025. It subleases the space and pays approximately $7,500 per month for office space and related services to Spirit EMX LLC. Robert N. Fried, our Chief Executive Officer and one of our initial shareholders, is the founder and Chief Executive Officer of Spirit EMX LLC. The Company incurred approximately $65,000 from April 1, 2008 to December 31, 2008 for office space and administrative services and paid approximately $58,000 to Sprint EMX LLC. In January 2009, the Company moved its principal offices to 1105 N Market Street, Suite 1300, Wilmington, Delaware 19801, while maintaining an office at 1990 S. Bundy Boulevard, Suite 620, Los Angeles, CA 90025.

The Initial Stockholders purchased warrants (“Insider Warrants”) exercisable for 2,400,000 shares of common stock at a purchase price of $1.00 per warrant concurrently with the closing of the Offering at a price of $1.00 per Insider Warrant directly from the Company and not as part of the Offering. All of the proceeds from this private placement have been placed in a trust account until a business combination has been consummated. The Insider Warrants are identical to the Warrants included in the Units sold in the Offering except that if the Company calls the Warrants for redemption, the Insider Warrants may be exercisable on a

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

“cashless basis” so long as such securities are held by the Initial Stockholders or their affiliates. Additionally, our Initial Stockholders have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a Business Combination. The Company believes based on a review of the trading prices of the public warrants of other blank check companies similar to the Company, that the purchase price of $1.00 per Insider Warrant is not less than the approximate fair value of such warrants on the date of issuance. Therefore, the Company has not recorded stock-based compensation expense upon the sale of the Insider Warrants.

The holders of the Initial Shares, as well as the holders of the Insider Warrants (and underlying securities), will be entitled to registration rights pursuant to an agreement signed on November 19, 2007. The holders of a majority of these securities will be entitled to make up to two demands that we register such securities. The holders of a majority of the Initial Shares will be able to make a demand for registration of the resale of their Initial Shares at any time commencing nine months after the consummation of a business combination. The holders of a majority of the Insider Warrants (or underlying securities) will be able to elect to exercise these registration rights with respect to the Insider Warrants (or underlying securities) at any time after the Company consummates a business combination. In addition, such holders will have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which such securities are released from escrow. All our Initial Stockholders placed the initial shares and the insider warrants into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. The Initial Shares will not be released from escrow until one year after the consummation of a Business Combination, or earlier if, following a Business Combination, the Company engages in a subsequent transaction resulting in the Company’s stockholders having the right to exchange their shares for cash or other securities or if the Company liquidates and dissolves. The Insider Warrants will not be released from escrow until 90 days after the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost in an amount equal to the cost of a first class airline ticket between the travel cities for each executive, including Dr. Frost, traveling on the airplane for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive; nor do we pay for any other fixed or variable operating costs of the airplane. For the fiscal year ending December 31, 2008, we reimbursed Dr. Frost approximately $16,000 for Company-related travel by Dr. Frost and other Ideation executives.

Note 5 —	Income taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce the deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset of $440,759 for the tax effect of temporary differences during the period. Temporary differences during the period from June 1, 2007 (Inception) to December 31, 2008 and during the year ended December 31, 2008 consist of start up costs and organizational expenses, which are not deductible for Federal Income Tax purposes.

The Company’s provision for income taxes reflects the application of federal and state statutory rates to the Company’s income before taxes. The Company’s effective tax rate was approximately 34% for the periods from June 1, 2007 (Inception) to December 31, 2008, 29.8% for the year ended December 31, 2008. Prior to the third quarter of 2008, the Company believed that it was liable for state incomes taxes and accordingly was recording a state tax provision and making quarterly estimated payments. Based on a review of facts and circumstances during the third quarter of 2008, the Company believes that it is not liable for state income

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

taxes and accordingly, eliminated its state tax provision and recorded a receivable for the return of its estimated tax payments from the state.

Components of the current and deferred provision for income taxes are approximately as follows:

		Period from June 1,	Period from June 1,
	For The Year Ended	2007 (Inception) to	2007 (Inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008

Current Tax Provision
Federal	$561,565	$74,245	$635,810
State	(21,175)	21,175	—

Total Current	540,390	95,420	635,810
Deferred Tax Provision:
Federal	(440,759)	—	(440,759)
State	—	—	—

Total Deferred	$(440,759)	$—	$(440,759)

Total provision for income taxes	$99,631	$95,420	$195,051

The following reconciles the (provision) benefit for income taxes for all periods computed using the U.S. statutory rate of 34% to the (provision) benefit for income taxes from operations as reflected in the financial statements:

		Period from June 1,	Period from June 1,
	For The Year Ended	2007 (Inception) to	2007 (Inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008

Provision at statutory rate	$120,806	$74,245	$195,051
State tax refund and other	(21,175)	21,175	—

Provision for income taxes	$99,631	$95,420	$195,051

Note 6 —	Investment in Trust Account; Marketable Securities

Since the closing of the Offering, net proceeds from the offering have been held in a trust account (“Trust Account”). The Trust Account may be invested in U.S. “government debt securities,” defined as any Treasury Bill or equivalent securities issued by the United States government having a maturity of one hundred and eighty (180) days or less or money market funds meeting the conditions specified in Rule 2a-7 under the Investment Company Act of 1940, until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. The proceeds in the Trust Account includes $2,730,000 of the gross proceeds representing deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination.

As of December 31, 2008, investment securities in the Company’s Trust Account consist of (a) approximately $55 million in United States Treasury Bills and (b) approximately $24 million in a mutual fund that invests in United States Treasury securities. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with SFAS No. 115, “Accounting for Certain Debt and Equity Securities.” Held-to- maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The Company’s investment in the United States Treasury mutual fund account is recorded at fair value (Note 7).

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The carrying amount, including accrued interest, gross unrealized holding gains, and fair value of held-to-maturity securities at December 31, 2008 were as follows:

		Gross
	Carrying	unrealized
	amount	holding gains	Fair value

Held-to-maturity:
U. S. Treasury securities	$54,993,327	$6,673	$55,000,000

Note 7 —	Fair Value Measurements

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurement, or SFAS 157, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.

The adoption of SFAS 157 to the Company’s financial assets and liabilities did not have an impact on the Company’s financial results.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability (in millions):

				Significant
	Fair Value at	Quoted Prices in	Significant Other	Unobservable
	December 31,	Active Markets	Observable Inputs	Inputs
Description	2008	(Level 1)	(Level 2)	(Level 3)

Assets:
Money Market funds held in the Trust Account	23.8	23.8

Total	$23.8	$23.8	$—	$—

The fair values of the Company’s money market funds and cash and cash equivalents held in the Trust Account are determined through market, observable and corroborated sources.

Note 8 —	Commitments and contingencies

At the closing of the Offering, the Company paid a fee of 3.5% of the gross offering proceeds, excluding the proceeds received from the founding shareholders purchase of IPO Units, excluding the proceeds received from the founding shareholders’ purchase of IPO units. In addition, the Company has committed to pay a deferred fee of 3.5% of the gross proceeds, less the fees not paid on the founding shareholders purchase of IPO units, to the underwriters on the completion of an initial business combination by the Company.

The Company has entered into a contingent fee arrangement with Akerman Senterfitt by which legal services related to potential acquisitions will be considered earned and paid upon the close of a business

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

combination by the required date. Fees, once earned will be paid out of closing costs. Per the arrangement, fees for services performed will not be due to Akerman Senterfitt unless an acquisition is successfully completed. The estimated contingent legal fees to be paid on the close of an acquisition are approximately $479,000.

In addition to the previously described fees, Lazard Capital Markets LLC was granted a 45-day option to purchase up to 1,500,000 Units (over and above the 10,000,000 Units referred to above) solely to cover over-allotments, if any. The over-allotment option was not used and expired on January 3, 2008.

The Company has sold to the underwriters in the Offering for $100, as additional compensation, an option to purchase up to a total of 500,000 Units for $10.00 per Unit. The Units issuable upon exercise of this option are identical to those offered in the Offering; however the Warrants will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.00 per share. The purchase option and its underlying securities have been registered under the registration statement which was effective on November 19, 2007.

The sale of this option has been accounted for as an equity transaction. Accordingly, there was no net effect on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has determined, based upon a Black-Scholes model, that the most recent fair market value of the option is approximately $2.54 million, using an expected life of five years from the Initial Public Offering date, volatility of 92.4% and a risk-free interest rate of 0.19%. Because the units do not have a trading history, the volatility factor is based on information currently available to management. The volatility factor of 92.4% is the average volatility of seven sample blank check companies that have completed a business combination and have at least two years of trading history. The Company’s management believes that this volatility is a reasonable benchmark, given the uncertainty of the industry of the target business, to use in estimating the expected volatility for its common stock.

The purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the purchase option (the difference between the exercise prices of the purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the purchase option or the Warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the Warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from a registration is available. If the holder is unable to exercise the purchase option or the underlying Warrants, the purchase option or Warrants, as applicable, will expire worthless.

Note 9 —	Going concern issues arising from the requirements of our certificate of incorporation

The ability of the Company to continue as a going concern is dependent upon its ability to successfully complete a business combination by November 19, 2009. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern and is required to liquidate.

Our Amended and Restated Certificate of Incorporation provides that the Company will continue in existence only until November 19, 2009. If the Company has not completed a business combination by such date, its corporate existence will cease except for the purposes of winding up our affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if its Board of Directors and Stockholders had formally voted to approve its dissolution pursuant to Section 275 of the Delaware General Corporation Law. The Company views the provision terminating its corporate life by

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

November 19, 2009 as an obligation to its stockholders. This provision will be amended only in connection with, and upon consummation of, its initial business combination by such date.

Note 10 —	Preferred stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. There were no preferred shares issued as of December 31, 2008.

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$96,489	$308,874
Interest receivable	—	1,208
Income taxes receivable	19,805	124,191
Franchise taxes receivable	121,000	121,000
Other current assets	53,309	41,699

Total current assets	290,603	596,972
Investments held in Trust Account — Restricted
U. S. Treasury Securities, at amortized cost	75,016,874	54,993,327
U.S. Treasury Mutual Funds, at fair value	3,798,126	23,821,673
Deferred tax asset	387,570	440,759

Total assets	$79,493,173	$79,852,731

Liabilities and Stockholders’ Equity
Current liabilities, accrued expenses	$1,537,296	$507,626
Long-term liability — deferred underwriters’ fee	2,730,000	2,730,000
Common stock subject to possible redemption (2,999,999 shares at June 30, 2009 and December 31, 2008, respectively, at redemption value of $7.88 per share)	23,639,992	23,639,992
Commitments and contingencies
Stockholders’ Equity:
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; none issued	—	—
Common Stock, $0.0001 par value, 50,000,000 shares authorized, 12,500,000 shares issued and outstanding including 2,999,999 shares subject to possible redemption, at June 30, 2009 and December 31, 2008, respectively	1,250	1,250
Additional paid-in capital	52,595,237	52,595,237
Retained earnings (deficit, accumulated during the development stage)	(1,010,602)	378,626

Total stockholders’ equity	51,585,885	52,975,113

Total liabilities and stockholders’ equity	$79,493,173	$79,852,731

See accompanying notes to condensed consolidated interim financial statements

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

Condensed Consolidated Statements of Operations

	For The Three	For The Three	For The Six	For The Six	For The Period June 1,
	Months Ended	Months Ended	Months Ended	Months Ended	2007 (Inception) to
	June 30,	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008	2009
	(Unaudited)

Revenue	$—	$—	$—	$—	$—
Formation and operating costs	474,295	114,306	1,381,860	286,079	2,764,547

Loss from operations	(474,295)	(114,306)	(1,381,860)	(286,079)	(2,764,547)
Interest income	19,052	438,450	30,207	1,124,459	1,986,571

(Loss) income before (benefit) provision for income taxes	(455,243)	324,144	(1,351,653)	838,380	(777,976)
Provision (benefit) for income taxes
Current	(4,606)	174,654	(15,614)	469,188	620,196
Deferred	(49,371)	(45,533)	53,189	(135,224)	(387,570)

Total provision (benefit) for income taxes	(53,977)	129,121	37,575	333,964	232,626
Net income (loss)	$(401,266)	$195,023	$(1,389,228)	$504,416	$(1,010,602)

Maximum number of share subject to possible redemption:
Weighted average number of shares, basic and diluted	2,999,999	2,999,999	2,999,999	2,999,999	2,319,628
Earnings (loss) per share amount, basic and diluted	$(0)	$0	$(0)	$0	$(0)
Weighted average number of common share outstanding (not subject to possible redemption):
Basic	9,500,001	9,500,001	9,500,001	9,500,001	7,862,681
Diluted	9,500,001	11,623,758	9,500,001	11,559,844	7,862,681
Earnings (loss) per share amount:
Basic	$(0.04)	$0.02	$(0.15)	$0.05	$(0.13)
Diluted	$(0.04)	$0.02	$(0.15)	$0.04	$(0.13)

See accompanying notes to condensed consolidated interim financial statements

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

Condensed Consolidated Statements of Stockholders’ Equity
For the Period June 1, 2007 (Inception) to June 30, 2009

				Retained
				Earnings
				(Deficit-
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage)	Equity

Common shares issued to founders on June 1, 2007 at $.01 per share	2,500,000	$250	$24,750	$—	$25,000
Sale of 2,400,000 warrants at $1 per warrant to initial stockholders	—	—	2,400,000	—	2,400,000
Sale of 10,000,000 units through public offering, net of underwriter’s discount and offering expenses, at $8 per unit (including 2,999,999 shares subject to possible redemption)	10,000,000	1,000	73,810,479	—	73,811,479
Proceeds subject to possible redemption, 2,999,999 shares			(23,639,992)	—	(23,639,992)
Net income for the period	—	—	—	144,120	144,120

Balances at December 31, 2007	$12,500,000	$1,250	$52,595,237	$144,120	$52,740,607

Net income for the period				234,506	234,506
Balances at December 31, 2008	$12,500,000	$1,250	$52,595,237	$378,626	$52,975,113

Net loss for the period (unaudited)				(1,389,228)	(1,389,228)
Balances at June 30, 2009 (unaudited)	$12,500,000	$1,250	$52,595,237	$(1,010,602)	$51,585,885

See accompanying notes to condensed consolidated interim financial statements

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

Condensed Consolidated Statements of Cash Flows

	For The Six	For The Six	For The Period June 1,
	Months Ended	Months Ended	2007 (Inception) to
	June 30,	June 30,	June 30,
	2009	2008	2009
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$(1,389,228)	$504,416	$(1,010,602)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income tax (benefit)	53,189	(135,224)	(387,570)
Change in operating assets and liabilities:
Interest receivable	—	155,560
Income taxes receivable	104,386	(92,690)	(19,805)
Franchise taxes receivable	—	(30,702)	(121,000)
Other current assets	(11,610)	(12,384)	(53,309)
Accrued expenses	1,029,670	24,036	1,537,296
Income taxes payable	—	(74,244)	—
Franchise taxes payable	—	(68,666)	—

Net cash provided by (used in) operating activities	(212,385)	270,102	(54,990)

Cash used in investing activities:
Investments in Trust Account — Restricted	—	—	(78,815,000)

Cash flows from financing activities:
Proceeds from notes payable to stockholders	—	—	200,000
Proceeds from common shares issued to founders	—	—	25,000
Proceeds from public offering	—	—	80,000,000
Proceeds from issuance of insider warrants	—	—	2,400,000
Repayment of notes payable to stockholders	—	—	(200,000)
Payment of underwriters’ discount and offering costs	—	—	(3,458,521)

Net cash provided by financing	—	—	78,966,479

Net (decrease) increase in cash and cash equivalents	(212,385)	270,102	96,489
Cash and cash equivalents, beginning of period	308,874	124,139	—

Cash and cash equivalents, end of period	$96,489	$394,241	$96,489

Supplemental disclosure of cash flow information:
Cash paid for income and franchise taxes	$76,133	$685,000	$1,078,470
Cash refund received for income taxes	$(120,000)	$—	$(155,000)
Supplemental schedule of non-cash financing activities:
Deferred offering costs	$—	$—	$2,730,000

See accompanying notes to condensed consolidated interim financial statements

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(unaudited)

Note 1 —	Organization and Nature of Business Operations

Ideation Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on June 1, 2007. The Company was formed to acquire through a merger, stock exchange, asset acquisition or similar business combination with an unidentified business or businesses. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. All activity from the period June 1, 2007 (Inception) through June 30, 2009 relates to the Company’s formation, capital raising, and its initial public offering as described below. On March 25, 2009, the Company incorporated a wholly owned subsidiary, ID Arizona Corp. (“ID Arizona”) for the purpose of accomplishing the merger described herein (Note 10).

The registration statement for the Company’s initial public offering (“Offering”) was declared effective on November 19, 2007. The Company consummated the Offering on November 26, 2007. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering of Units although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) a Target Business (“Business Combination”). As used herein, “Target Business” shall mean one or more businesses that at the time of the Company’s initial Business Combination has a fair market value of at least 80% of the Company’s net assets (all of the Company’s assets, including the funds then held in the Trust Account (as defined below), less the Company’s liabilities (excluding deferred underwriting discounts and commissions of approximately $2.73 million). Furthermore, there is no assurance that the Company will be able to successfully affect a Business Combination.

Upon closing of the Offering, $78,815,000 was placed in a trust account maintained at Continental Stock Transfer & Trust Co. (the “Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (“Investment Company Act”), having a maturity of 180 days or less, or in money market funds selected by the Company meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, until the earlier of (i) the consummation of the Company’s first Business Combination or (ii) the liquidation of the Company. The amounts placed in the Trust Account consists of the proceeds of our IPO (see Note 3) and the issuance of Insider Warrants (see Note 4) and $2.73 million of the gross proceeds representing deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination. The remaining proceeds outside of the Trust Account, along with the interest income of up to $1.7 million earned on the Trust Account that may be released to the Company, may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company will seek stockholder approval before it will affect any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, all of the Company’s stockholders before the initial public offering (“Initial Stockholders”) have agreed to vote the shares of common stock owned by them immediately before the Company’s IPO in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public Stockholders” is defined as the holders of common stock sold as part of the Units in the Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders owning less than 30% of the shares sold in the Public Offering both vote against the Business Combination and exercise their conversion rights. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

proposed initial Business Combination, but 24 months has not yet passed since closing of the Offering, the Company may combine with another Target Business meeting the fair market value criterion described above.

If the Business Combination is approved, Public Stockholders voting either for or against a Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the Trust Account, before payment of underwriting discounts and commissions and including any interest earned on their portion of the Trust Account net of income taxes payable thereon, and net of any interest income of up to $1.7 million on the balance of the Trust Account previously released to the Company, if a Business Combination is approved and completed.

The Company’s Certificate of Incorporation was amended prior to the closing of the Offering to provide that the Company will continue in existence only until 24 months from the effective date. If the Company has not completed a Business Combination by such date, its corporate existence will cease except for the purposes of winding up its affairs and it will liquidate. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Offering discussed in Note 3).

The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents. The Trust Account assets are invested in United States “government debt securities” defined as any Treasury Bill or equivalent securities or money market funds meeting the conditions specified in Rule 2a-7 under the Investment Company of 1940. As of June 30, 2009, the Trust Account assets include $75,020,000 face value US Treasury T-Bills purchased on June 18, 2009 and maturing on July 16, 2009 (CUSIP 912795N23). The balance of the Trust are held in JP Morgan 100% US Treasury Money Market Fund. As of June 30, 2009, the Company has earned approximately $1,987,000 of interest income on the trust from inception including approximately $19,000 earned during the quarter.

The accompanying unaudited condensed consolidated interim financial statements of the Company as of June 30, 2009 and December 31, 2008 and for the three month periods ended June 30, 2009 and 2008, for the six month periods ended June 30, 2009 and 2008 and for the period from inception (June 1, 2007) to June 30, 2009, reflect all adjustments of a normal and recurring nature to present fairly the financial position, results of operations and cash flows for the interim period. These unaudited condensed consolidated interim financial statements have been prepared by the Company pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X. Pursuant to such instructions, certain financial information and footnote disclosures normally included in such financial statements have been condensed or omitted.

These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto, together with management’s discussion and analysis or plan of operations, contained in the Company’s annual report on Form 10-K for the year ended December 31, 2008. The results of operations for the three and six months ended June 30, 2009 are not necessarily indicative of the results that may occur for the year ended December 31, 2009.

Note 2 —	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The condensed consolidated financial statements for the three and six months ended June 30, 2009 reflect the operations of Ideation Acquisition Corporation and its wholly owned subsidiary, ID Arizona Corp., incorporated on March 25, 2009. Prior period’s financial statements reflect the operations solely of the Company. These financial statements are presented in conformity with accounting principles generally

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

accepted in the United States of America (U.S. GAAP) and the rules and regulations of the U.S. Securities and Exchange Commission (SEC).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. The Company maintains deposits in federally insured financial institutions within federal insurance limits. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Cash and cash equivalents

Cash and cash equivalents are defined as cash and investments that have a maturity at date of purchase of three months or less.

Earnings (loss) per Common Share

The Company complies with Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings Per Share,” which requires dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic net income per share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity.

The Company’s condensed consolidated statements of operations includes a presentation of earnings per share for common stock subject to possible redemption in a manner similar to the two-class method of earnings per share. Basic and diluted net income per share amount for the maximum number of shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to possible redemption by the weighted average number of shares subject to possible redemption. Basic and diluted net income per share amount for the shares outstanding not subject to possible redemption is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of shares not subject to possible redemption. The weighted average number of incremental common shares representing the potential dilution attributable to the outstanding warrants to purchase common stock on an as “if converted” basis are 2,557,300 for the six months ended June 30, 2009, 2,031,376 for the three and six months ended June 30, 2008 and 2,217,163 for the period June 1, 2007 (Inception) to June 30, 2009. For the six months ended June 30, 2009 and for the period June 1, 2007 (Inception) to June 30, 2009, the basic shares were used due to the anti-dilutive effect of the additional shares mentioned above. The Company has paid $0 in dividends for the period June 1, 2007 (Inception) to June 30, 2009.

Redeemable common stock

The Company accounts for redeemable common stock in accordance with Financial Accounting Standards Board (FASB) Emerging Issue Task Force (EITF) D-98 “Classification and Measurement of Redeemable Securities”. Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a redemption event, the redeemable securities should not be classified outside of permanent equity. As discussed in Note 1, the Business Combination will only be consummated if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders holding less than 30% (2,999,999) of common shares sold in the Offering exercise their conversion rights. As

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

further discussed in Note 1, if a Business Combination is not consummated within 24 months, the Company will liquidate. Accordingly, 2,999,999 shares have been classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period.

Newly Issued and Adopted Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standard (SFAS) 141(R), “Business Combinations”. SFAS 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which requires the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS 141(R) is not permitted.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 is effective the first fiscal year beginning after December 15, 2008, and interim periods within that fiscal year. SFAS No. 160 applies prospectively as of the beginning of the fiscal year SFAS No. 160 is initially applied, except for the presentation and disclosure requirements, which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS No. 160 will not have a material impact on the consolidated financial statements; however, it could impact future transactions entered into by the Company.

In April 2009, the FASB issued three related FASB Staff Positions: (i) FSP SFAS No. 115-2 and SFAS No. 124-2, Recognition of Presentation of Other-Than-Temporary Impairments (“FSP SFAS 115-2 and SFAS 124-2”), (ii) FSP SFAS No. 107-1 and APB No. 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP SFAS 107-1 and APB 28-1”), and (iii) FSP SFAS No. 157-4, Determining the Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP SFAS 157-4”), which are effective for interim and annual reporting periods ending after June 15, 2009. FSP SFAS 115-2 and SFAS 124-2 modifies the requirement for recognizing other-than-temporary impairments, changes the existing impairment model, and modifies the presentation and frequency of related disclosures. FSP SFAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. FSP SFAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, Fair Value Measurements. The adoption of these FASB Staff Positions did not have a material impact on our financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

accordingly, we adopted this Standard during the second quarter of 2009. The adoption of SFAS 165 did not have material impact on our condensed consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140 (“SFAS 166”), which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. We do not believe this will have a material impact on our financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”), which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. We do not believe this will have a material impact on our financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162 (“SFAS 168”). This Standard establishes the FASB Accounting Standards Codificationtm (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective for us in the third quarter of 2009, and accordingly, our Quarterly Report on Form 10-Q for the quarter ending September 26, 2009 and all subsequent public filings will reference the Codification as the sole source of authoritative literature.

Fair value of financial instruments

The Company does not enter into financial instruments or derivative contracts for trading or speculative purposes. The carrying amounts of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates their fair value represented in the accompanying condensed consolidated balance sheets.

Subsequent Events

These condensed consolidated interim financial statements were approved by management and were issued on August 12, 2009. Subsequent events have been evaluated through this date.

Note 3 —	Initial Public Offering

In its initial public offering, effective November 19, 2007 (consummated November 26, 2007), the Company sold 10,000,000 units (“Units”) at a price of $8.00 per unit. Proceeds from the initial public offering

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

totaled $73,811,479, which was net of $3,458,521 in underwriting and other expenses and $2,730,000 of deferred underwriting fees. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of the completion of a Business Combination with a Target Business and November 19, 2008 and expiring November 19, 2011, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is sent. In accordance with the warrant agreement, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

Proceeds held in the Trust Account will not be available for the Company’s use for any purpose, except to pay any income taxes and up to $1.7 million can be taken from the interest earned on the Trust Account to fund the Company’s working capital. These proceeds will be used to pay for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of June 30, 2009, the Company includes approximately $37,000 of these proceeds in their cash balance as they plan on withdrawing the cash as needed for operations. From June 1, 2007 (inception) to June 30, 2009, the Company has transferred approximately $2.0 million from the Trust Account, of which approximately $1.1 million has been used to fund the Company’s working capital requirements, and $0.9 million has been for the payment of taxes.

Note 4 —	Related Party Transactions

In June 2007, the Company issued 2,500,000 shares (“Initial Shares”) of common stock to the Initial Stockholders for $0.01 per share for a total of $25,000. The Initial Stockholders also purchased 250,000 units for $2,000,000 in the IPO.

The Company issued unsecured promissory notes totaling $200,000 to its Initial Stockholders on June 12, 2007. The notes were non-interest bearing and were repaid from the proceeds of the Offering by the Company.

The Company paid approximately $13,000 from June 1, 2007 (inception) to March 31, 2008 for office space and general and administrative services, leased from Clarity Partners, L.P. Barry A. Porter, one of our special advisors, is a co-founder and Managing General Partner of Clarity Partners, L.P., and the grantor trust of Mr. Porter, Nautilus Trust dtd 9/10/99, is one of our initial stockholders. Services commenced on November 19, 2007 and will terminate upon the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. The Company terminated its agreement with Clarity Partners, L.P. effective March 31, 2008.

On March 20, 2008, the audit committee of Ideation Acquisition Corp. approved a new sub-leasing and administrative and support services agreement. Effective April 1, 2008, the Company has moved its principal offices to 1990 S. Bundy Boulevard, Suite 620, Los Angeles, CA 90025. It subleases the space and pays approximately $7,500 per month for office space and related services to Spirit EMX LLC. Robert N. Fried, our Chief Executive Officer and one of our initial shareholders, is the founder and Chief Executive Officer of Spirit EMX LLC. The Company incurred approximately $108,000 from April 1, 2008 to June 30, 2009 for

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

office space and administrative services and paid approximately $87,000 to Sprint EMX LLC. In January 2009, the Company moved its principal offices to 1105 N. Market Street, Suite 1300, Wilmington, Delaware 19801, while maintaining an office at 1990 S. Bundy Boulevard, Suite 620, Los Angeles, CA 90025. The Company has incurred approximately $2,000 from January 1, 2009 to June 30, 2009 for office space and administration services and paid approximately $2,000 to Wilmington Trust SP Services.

The Initial Stockholders purchased warrants (“Insider Warrants”) exercisable for 2,400,000 shares of common stock at a purchase price of $1.00 per warrant concurrently with the closing of the Offering at a price of $1.00 per Insider Warrant directly from the Company and not as part of the Offering. All of the proceeds from this private placement have been placed in a Trust Account until a business combination has been consummated. The Insider Warrants are identical to the Warrants included in the Units sold in the Offering except that if the Company calls the Warrants for redemption, the Insider Warrants may be exercisable on a “cashless basis” so long as such securities are held by the Initial Stockholders or their affiliates. Additionally, our Initial Stockholders have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a Business Combination. The Company believes based on a review of the trading prices of the public warrants of other blank check companies similar to the Company, that the purchase price of $1.00 per Insider Warrant is not less than the approximate fair value of such warrants on the date of issuance. Therefore, the Company has not recorded stock-based compensation expense upon the sale of the Insider Warrants.

The holders of the Initial Shares, as well as the holders of the Insider Warrants (and underlying securities), will be entitled to registration rights pursuant to an agreement signed on November 19, 2007. The holders of a majority of these securities will be entitled to make up to two demands that we register such securities. The holders of a majority of the Initial Shares will be able to make a demand for registration of the resale of their Initial Shares at any time commencing nine months after the consummation of a business combination. The holders of a majority of the Insider Warrants (or underlying securities) will be able to elect to exercise these registration rights with respect to the Insider Warrants (or underlying securities) at any time after the Company consummates a business combination. In addition, such holders will have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which such securities are released from escrow. All our Initial Stockholders placed the initial shares and the insider warrants into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. The Initial Shares will not be released from escrow until one year after the consummation of a Business Combination, or earlier if, following a Business Combination, the Company engages in a subsequent transaction resulting in the Company’s stockholders having the right to exchange their shares for cash or other securities or if the Company liquidates and dissolves. The Insider Warrants will not be released from escrow until 90 days after the completion of a Business Combination. The Company will continue to bear expenses incurred in connection with the filing of any such registration statements.

We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost in an amount equal to the cost of a first class airline ticket between the travel cities for each executive, including Dr. Frost, traveling on the airplane for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive; nor do we pay for any other fixed or variable operating costs of the airplane. For the six months ending June 30, 2008 and June 30, 2009, we reimbursed Dr. Frost approximately $11,000 and $5,000, respectively for Company-related travel by Dr. Frost and other Ideation executives. For the period from June 1, 2007 (Inception) to June 30, 2009, we reimbursed Dr. Frost approximately $21,000 for company related travel.

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

Note 5 —	Income taxes

Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce the deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset of $440,759 and $387,570 on December 31, 2008 and June 30, 2009, respectively, for the tax effect of temporary differences during the period from June 1, 2007 (Inception) to December 31, 2008, and during the six month period ended June 30, 2009. Temporary differences during the period from June 1, 2007 (Inception) to December 31, 2008 and during the six month period ended June 30, 2009 consist of start up costs and organizational expenses.

The Company’s provision for income taxes reflects the application of federal and state statutory rates to the Company’s income before taxes. The Company’s effective tax rate was approximately (29.9%) for the periods from June 1, 2007 (Inception) to June 30, 2009, 2.8% for the six months ended June 30, 2009, 11.9%, for the three month period ended June 30, 2009, and 39.8% for the three and six month periods ended June 30, 2008. Prior to the third quarter of 2008, the Company believed that it was liable for state incomes taxes and accordingly was recording a state tax provision and making quarterly estimated payments. Based on a review of facts and circumstances during the third quarter of 2008, the Company believes that it is not liable for state income taxes and accordingly, eliminated its state tax provision and recorded a receivable for the return of its estimated tax payments from the state. Permanent differences during the period June 1, 2007 (Inception) to June 30, 2009 constitute accrued contingent legal fees of $1,462,165, which will be paid only upon the completion of an acquisition by the Company. These fees will be capitalized as part of the cost of the acquisition and will not be deductable in determining current Federal taxable income. For financial statements purposes, these are expensed as incurred under the provision of Statement of Financial Accounting Standards (SFAS) No. 141R “Business Combinations.”

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of June 30, 2009. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2009. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviation from its position.

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

Components of the current and deferred (benefit) provision for income taxes (unaudited) are approximately as follows:

	For The Three	For The Three	For The Six	For The Six	For The Period June 1,
	Months Ended	Months Ended	Months Ended	Months Ended	2007 (Inception) to
	June 30,	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008	2009

Current Tax (Benefit) Provision
Federal	$(4,606)	$135,895	$(15,615)	$365,066	$620,196
State	—	38,759	—	104,122	—

Total Current	(4,606)	174,654	(15,615)	469,188	620,196
Deferred Tax (Benefit) Provision:
Federal	(49,371)	(35,428)	53,189	(105,215)	(387,570)
State	—	(10,105)	—	(30,009)	—

Total Deferred	$(49,371)	$(45,533)	$53,189	$(135,224)	$(387,570)

Total Provision	$(53,977)	$129,121	$37,574	$333,964	$232,626

The following table reconciles the (benefit) provision for income taxes (unaudited) for all periods computed using the U.S. statutory rate of 34% to the (benefit) provision for income taxes from operations as reflected in the financial statements:

	For The Three	For The Three	For The Six	For The Six	For The Period June 1,
	Months Ended	Months Ended	Months Ended	Months Ended	2007 (Inception) to
	June 30,	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008	2009

(Benefit) Provision at statutory rate	$(154,783)	$100,467	$(459,562)	$259,851	$(264,510)
Permanent Differences	100,806	—	497,136	—	497,136
State taxes, net of federal benefit	—	28,654	—	74,113	—

(Benefit) Provision for income taxes	$(53,977)	$129,121	$37,574	$333,964	$232,626

Note 6 —	Investment held in Trust Account; U.S. Treasury Securities

Since the closing of the Offering, net proceeds from the offering have been held in a trust account (“Trust Account”). The Trust Account may be invested in U.S. “government debt securities,” defined as any Treasury Bill or equivalent securities issued by the United States government having a maturity of one hundred and eighty (180) days or less or money market funds meeting the conditions specified in Rule 2a-7 under the Investment Company Act of 1940, until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. The proceeds in the Trust Account includes $2,730,000 of the gross proceeds representing deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination.

As of June 30, 2009, investment securities in the Company’s Trust Account consist of (a) approximately $75 million in United States Treasury Bills and (b) approximately $4 million in a mutual fund that invests in

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

United States Treasury securities. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with SFAS No. 115, “Accounting for Certain Debt and Equity Securities.” Held-to-maturity securities are those securities, which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The Company’s investment in the United States Treasury mutual fund account is recorded at fair value. (Note 7)

The carrying amount, including accrued interest, gross unrealized holding gains, and fair value of held-to-maturity securities at June 30, 2009 were as follows:

		Gross
		unrealized
	Carrying	holding gains
	amount	(Losses)	Fair value

Held-to-maturity:
U.S. Treasury securities held in Trust Account	$75,016,874	$(625)	$75,016,249

The carrying amount, including accrued interest, gross unrealized holding gains, and fair value of held-to-maturity securities at December 31, 2008 were as follows:

		Gross
		unrealized
	Carrying	holding gains
	amount	(Losses)	Fair value

Held-to-maturity:
U.S. Treasury securities held in Trust Account	$54,993,327	$6,673	$55,000,000

Note 7 —	Fair Value Measurements

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS 157, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. SFAS 157-2, Effective Date of FASB Statement No. 157, the Company elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. FSP No. 157-3 clarifies the application of FASB 157 in a market that is not active. FSP No. 157-3 is effective upon issuance. FSP SFAS No. 157-4, provides additional guidance for estimating fair value in accordance with SFAS No. 157.

The adoption of SFAS 157 to the Company’s financial assets and liabilities did not have an impact on the Company’s consolidated financial results.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2009 and December 31, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability (in millions):

				Significant
		Quoted Prices in	Significant Other	Unobservable
	June 30,	Active Markets	Observable Inputs	Inputs
Description	2009	(Level 1)	(Level 2)	(Level 3)
	(Unaudited)

Assets:
U.S. Treasury Mutual Funds, at fair value, held in Trust Account	$3.8	$3.8	$—	$—

				Significant
		Quoted Prices in	Significant Other	Unobservable
	December 31,	Active Markets	Observable Inputs	Inputs
Description	2008	(Level 1)	(Level 2)	(Level 3)

Assets:
U.S. Treasury Mutual Funds, a fair value, held in Trust Account	$23.8	$23.8	$—	$—

The fair values of the Company’s cash and cash equivalents held in the Trust Account are determined through market, observable and corroborated sources.

Note 8 —	Commitments and contingencies

At the closing of the Offering, the Company paid a fee of 3.5% of the gross offering proceeds, excluding the proceeds received from the founding shareholders purchase of IPO Units. In addition, the Company has committed to pay a deferred fee of 3.5% of the gross proceeds, less the fees not paid on the founding shareholders purchase of IPO units, to the underwriters on the completion of an initial business combination by the Company.

In addition to the previously described fee, Lazard Capital Markets LLC was granted a 45-day option to purchase up to 1,500,000 Units (over and above the 10,000,000 Units referred to above) solely to cover over-allotments, if any. The over-allotment option was not used and expired on January 3, 2008.

The Company has entered into a contingent fee arrangement with its law firm by which legal services related to potential acquisitions will be considered earned and paid upon the close of a business combination by the required date. Fees, once earned will be paid out of closing costs. Per the arrangement, fees for services performed will not be due to its law firm unless an acquisition is successfully completed. As of June 30, 2009 the estimated contingent legal fees to be paid on the close of an acquisition are approximately $1.5 million.

The Company has sold to the underwriters in the Offering for $100, as additional compensation, an option to purchase up to a total of 500,000 Units for $10.00 per Unit. The Units issuable upon exercise of this option are identical to those offered in the Offering; however the Warrants will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.00 per share. The purchase option and its underlying securities have been registered under the registration statement, which was effective on November 19, 2007.

The sale of this option has been accounted for as an equity transaction. Accordingly, there was no net effect on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has determined, based upon a Black-Scholes model, that the most recent fair market value of the option is approximately $2.5 million, using an expected life of five years from

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

the date of the IPO, volatility of 137.3% and a risk-free interest rate of 0.19%. Because the units do not have a trading history, the volatility factor is based on information currently available to management. The volatility factor of 137.3% is the average volatility of various sample blank check companies that have completed a business combination and have at least two years of trading history. The Company’s management believes that this volatility is a reasonable benchmark, given the uncertainty of the industry of the target business, to use in estimating the expected volatility for its common stock.

The purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the purchase option (the difference between the exercise prices of the purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the purchase option or the Warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the Warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from a registration is available. If the holder is unable to exercise the purchase option or the underlying Warrants, the purchase option or Warrants, as applicable, will expire worthless.

Note 9 —	Preferred stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. There were no preferred shares issued and outstanding as of June 30, 2009.

Note 10 —	Agreement and Plan of Merger

On March 31, 2009, the Company entered into an Agreement and Plan of Merger, Conversion and Share Exchange (the “Share Exchange Agreement”) with ID Arizona Corp., an Arizona corporation and wholly owned subsidiary of Ideation (“ID Arizona”), SearchMedia International Limited, an exempted company incorporated with limited liability in the Cayman Islands (“SM Cayman” or “SearchMedia”), the subsidiaries of SM Cayman, and Shanghai Jingli Advertising Co. Ltd. (“Jingli Shanghai;” and together with SM Cayman and its subsidiaries, the “SearchMedia entities” or “SM entities”), and certain shareholders and warrant holders of SM Cayman, among others (such shareholders, warrant holders and other parties, together with the SM entities, the “SearchMedia parties”).

The Share Exchange Agreement provides that, upon the terms and subject to the conditions set forth in the Share Exchange Agreement and following receipt of stockholder approval by the Company, the Company will complete a corporate reorganization that would result in holders of the Company’s securities holding securities in SearchMedia Holdings Limited (“ID Cayman”), a Cayman Islands company, rather than in the Company, a Delaware corporation. The reorganization involves two steps. First, the Company will effect a merger, pursuant to which it will merge with and into ID Arizona, with ID Arizona surviving the merger. Second, after the merger, ID Arizona will become ID Cayman, a Cayman Islands company, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization will change the Company’s place of incorporation from Delaware to the Cayman Islands. We refer to the entire two-step transaction as the “redomestication.” The redomestication will result in all of the Company issued and outstanding shares of common stock immediately prior to the redomestication converting into ordinary shares of ID Cayman, and all units, warrants and other rights to purchase the Company’s common stock immediately prior to the redomestication being exchanged for substantially equivalent securities of ID Cayman.

On May 27, 2009, the Company entered into an amendment (the “First Amendment”) to the Share Exchange Agreement with Earl Yen, Tommy Cheung, Stephen Lau and Qinying Liu, as the SM Cayman

IDEATION ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)
(unaudited)

shareholders’ representatives. The First Amendment amends the Share Exchange Agreement to provide that the consent of Linden Ventures will be required in the event of any amendment to or waiver of any provision contained in certain sections of the Share Exchange Agreement that directly affect Linden Ventures or if any amendment or waiver disproportionately affects Linden Ventures relative to other SM Cayman security holders.

In addition, the First Amendment provides for an amendment to the Memorandum and Articles of Association of ID Cayman following completion of the Business Combination to provide that the Series A preferred shares of ID Cayman shall be convertible, at the option of the holder, at any time after six months, rather than eighteen months, following the original issue date.

Immediately following the redomestication, ID Cayman will complete the business combination with the SearchMedia parties (the “Business Combination”) pursuant to which (i) after giving effect to conversion of the preferred shares of SM Cayman, at closing, ID Cayman will acquire 98,652,365 ordinary shares of SM Cayman, representing 100% of the SM Cayman shares in issue; (ii) SM Cayman shareholders will receive 6,662,727 ordinary shares of ID Cayman; (iii) SM Cayman warrant holders will receive warrants to purchase 1,519,186 ordinary shares of ID Cayman; (iv) SM Cayman option holders will receive options to purchase 566,939 ordinary shares of ID Cayman; (v) SM Cayman holders of restricted share awards will receive 261,179 restricted shares of ID Cayman; and (vi) certain holders of SM Cayman promissory notes will receive 1,712,874 ordinary shares of ID Cayman or, in certain circumstances described in the Company’s proxy statement/prospectus, 1,712,874 Series A preferred shares of ID Cayman and warrants to purchase 428,219 ordinary shares of ID Cayman. In addition, SM Cayman shareholders and warrant holders may receive up to an additional 10,150,352 ordinary shares pursuant to an earn-out provision in the Share Exchange Agreement. On the closing of the Business Combination, SM Cayman will be a wholly owned subsidiary of ID Cayman.

Note 11 —	Going concern issues arising from the requirements of our certificate of incorporation

The ability of the Company to continue as a going concern is dependent upon its ability to successfully complete a business combination by November 19, 2009. The accompanying condensed consolidated interim financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern and is required to liquidate.

Our Amended and Restated Certificate of Incorporation provides that the Company will continue in existence only until November 19, 2009. If the Company has not completed a business combination by such date, its corporate existence will cease except for the purposes of winding up our affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if it’s Board of Directors and Stockholders had formally voted to approve its dissolution pursuant to Section 275 of the Delaware General Corporation Law. The Company views the provision terminating its corporate life by November 19, 2009 as an obligation to its stockholders. This provision will be amended only in connection with, and upon consummation of, its initial business combination by such date.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
SearchMedia International Limited:

We have audited the accompanying consolidated balance sheets of SearchMedia International Limited and subsidiaries as of December 31, 2007 and 2008 and the related consolidated statements of income, shareholders’ deficit/equity and comprehensive income, and cash flows for the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SearchMedia International Limited and subsidiaries as of December 31, 2007 and 2008, and the results of their operations and their cash flows for the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1(b) to the consolidated financial statements, the Company’s inability to generate sufficient cash flows to meet its payment obligations raises substantial doubt about its ability to continue as a going concern. Management’s plans with regard to these matters are also described in note 1(b). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG
Hong Kong, China

July 14, 2009

SearchMedia International Limited

Consolidated Balance Sheets
(Amounts in thousands, except share data)

			December 31,	December 31,
			2007	2008
	Note		US$	US$

Assets
Current assets:
Cash			6,333	5,715
Restricted bank deposit	2	(d)	4,000	—
Accounts receivable, net of allowance for doubtful accounts	4		4,820	37,008
Amounts due from related parties	11		311	11,493
Prepaid expenses and other current assets	5		1,398	11,944
Deferred tax assets	15		—	580

Total current assets			16,862	66,740
Rental deposits			163	169
Property and equipment, net	6		4,389	7,255
Deposits for acquisitions			2,290	6,229
Intangible assets, net	7		81	5,235
Goodwill	7		444	26,148
Deferred tax assets	15		6	—

Total assets			24,235	111,776

Liabilities, redeemable convertible preferred shares and shareholders’ (deficit)/equity
Current liabilities:
Short-term borrowings	8		2,084	1,856
Promissory notes	9		—	15,000
Accounts payable			499	8,701
Accrued expenses and other payables	10		1,383	13,218
Acquisition consideration payable			—	15,203
Amounts due to related parties	11		—	717
Deferred revenue			236	3,301
Income taxes payable			971	9,787

Total current liabilities			5,173	67,783
Deferred tax liabilities	15		19	1,297

Total liabilities			5,192	69,080
Series B redeemable convertible preferred shares: US$0.0001 par value; 36,363,635 shares authorized, issued and outstanding as of December 31, 2007 and 2008 (Redemption value US$32,364)	12	(b)	19,734	24,906

Series C redeemable convertible preferred shares: US$0.0001 par value; nil share authorized, issued and outstanding as of December 31, 2007 and 40,000,000 shares authorized, 4,845,276 shares issued and outstanding as of December 31, 2008 (Redemption value US$13,975)	9 , 12	(c)	—	12,918

Shareholders’ (deficit)/equity:
Series A convertible preferred shares: US$0.0001 par value; 20,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2007 and 2008	12	(a)	722	722
Ordinary shares: US$0.0001 par value; 443,636,365 shares authorized, 32,119,500 shares issued and outstanding as of December 31, 2007 and 2008	13		3	3
Additional paid-in capital			—	2,083
Accumulated other comprehensive income			309	2,064
(Accumulated deficit)/retained earnings			(1,725)	—

Total shareholders’ (deficit)/equity			(691)	4,872

Commitments and contingencies	18
Total liabilities, redeemable convertible preferred shares and shareholders’ (deficit)/equity			24,235	111,776

See accompanying notes to consolidated financial statements.

SearchMedia International Limited

Consolidated Statements of Income
(Amounts in thousands)

			Period from February 9,
			2007 (date of
			inception) through	Year ended
			December 31,	December 31,
			2007	2008
	Note		US$	US$

Advertising service revenues	11	(a)	7,828	88,637
Cost of revenues			(2,451)	(46,674)

Gross profit			5,377	41,963
Sales and marketing expenses			(293)	(7,397)
General and administrative expenses			(2,555)	(11,727)
Loss on deconsolidation of a variable interest entity	1	(b)	(358)	—

Income from operations			2,171	22,839
Interest income			5	131
Interest expense	14		(43)	(8,922)
Decrease in fair value of Note Warrant liability	9		—	482
Loss on extinguishment of the Notes	9		—	(3,218)
Foreign currency exchange loss, net			(35)	(167)

Income before income taxes			2,098	11,145
Income tax expense	15		(850)	(6,802)

Net income			1,248	4,343

See accompanying notes to consolidated financial statements.

SearchMedia International Limited

Consolidated Statements of Shareholders’ (Deficit)/Equity and Comprehensive Income
(Amounts in thousands, except share data)

					Series A convertible			Accumulated
			Ordinary shares		preferred shares		Additional	other	(Accumulated	Total
			Number of		Number of		paid-in	comprehensive	deficit)/retained	shareholders’	Comprehensive
			shares	Amount	shares	Amount	capital	income	earnings	(deficit)/equity	income
	Note			US$		US$	US$	US$	US$	US$	US$

Balance as of February 9, 2007 (date of inception)			—	—	—	—	—	—	—	—
Issuance of ordinary shares to the respective owners of Sige, Dale and Conghui	1	(b)	39,900,000	4	—	—	1,205	—	—	1,209
Net income			—	—	—	—	—	—	1,248	1,248	1,248
Foreign currency exchange translation adjustment			—	—	—	—	—	309	—	309	309

Comprehensive income											1,557

Repurchase and cancellation of ordinary shares	13		(7,780,500)	(1)	—	—	(235)	—	(2,876)	(3,112)
Issuance of Series A convertible preferred shares and warrants, net of issuance costs of US$85	12	(a)	—	—	10,000,000	722	193	—	—	915
Issuance of warrants in connection with issuance of Series B redeemable convertible preferred shares, net of issuance costs of US$32	12	(b)	—	—	—	—	386	—	—	386
Accretion to Series B redeemable convertible preferred shares redemption value	12	(b)	—	—	—	—	(1,549)	—	(97)	(1,646)

Balance as of December 31, 2007			32,119,500	3	10,000,000	722	—	309	(1,725)	(691)
Net income			—	—	—	—	—	—	4,343	4,343	4,343
Foreign currency exchange translation adjustment			—	—	—	—	—	1,755	—	1,755	1,755

Comprehensive income											6,098

Convertible note beneficial conversion feature	9		—	—	—	—	5,100	—	—	5,100
Extinguishment of the Notes	9						(1,182)			(1,182)
Accretion to Series B redeemable convertible preferred shares redemption value	12	(b)	—	—	—	—	(2,554)	—	(2,618)	(5,172)
Accretion to Series C redeemable convertible preferred shares redemption value	12	(c)	—	—	—	—	(1,635)	—	—	(1,635)
Share-based compensation	16		—	—	—	—	2,354	—	—	2,354

Balance as of December 31, 2008			32,119,500	3	10,000,000	722	2,083	2,064	—	4,872

See accompanying notes to consolidated financial statements.

SearchMedia International Limited

Consolidated Statements of Cash Flows
(Amounts in thousands)

	Period from
	February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Net income	1,248	4,343
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property and equipment	108	1,188
Amortization of intangible assets	218	3,465
Share-based compensation	—	2,354
Amortization of discount on convertible promissory notes	—	7,200
Deferred tax benefit	(65)	(1,414)
Loss on deconsolidation of a variable interest entity	358	—
Decrease in fair value of Note Warrant liability	—	(482)
Loss on extinguishment of the Notes	—	3,218
Changes in operating assets and liabilities, net of effect of consolidation of Sige, Dale and Conghui and deconsolidation of Conghui for 2007 and net of effect of acquisitions for 2008:
Accounts receivable	(4,165)	(30,026)
Prepaid expenses, rental deposits and other current assets	(1,476)	(7,713)
Amounts due from related parties	13	(11,472)
Accounts payable	357	7,171
Accrued expenses and other payables	793	8,548
Amounts due to related parties	—	(44)
Deferred revenue	124	1,977
Income taxes payable	822	7,965

Net cash used in operating activities	(1,665)	(3,722)

Cash flows from investing activities
Purchase of property and equipment	(4,328)	(3,410)
Amounts due from related parties	—	(195)
Cash acquired upon the consolidation of Sige, Dale and Conghui	328	—
Cash disposed upon the deconsolidation of Conghui	(80)	—
Cash paid for acquisitions, net of cash acquired	(2,290)	(18,681)

Net cash used in investing activities	(6,370)	(22,286)

Cash flows from financing activities
(Increase)/decrease in restricted bank deposit	(4,000)	4,000
Proceeds from short-term borrowings	3,428	1,856
Repayment of short-term borrowings	(1,344)	(2,084)
Proceeds from issuance of ordinary shares	4	—
Payment for repurchase of ordinary shares	(3,112)	—
Proceeds from issuance of Series A convertible preferred shares and warrants, net of issuance costs of US$85 paid	915	—
Proceeds from issuance of Series B redeemable convertible preferred shares and warrants, net of issuance costs of US$1,526 paid	18,474	—
Proceeds from issuance of Series C redeemable convertible preferred shares, net of issuance costs of US$739 paid	—	9,261
Proceeds from issuance of convertible promissory notes and warrants	—	12,000

Net cash provided by financing activities	14,365	25,033

Effect of foreign currency exchange rate changes on cash	3	357

Net increase/(decrease) in cash	6,333	(618)
Cash at beginning of period/year	—	6,333

Cash at end of period/year	6,333	5,715

Supplemental cash flow information:
Interest paid	20	57
Income tax paid	14	251
Non-cash investing transactions:
Acquisition consideration payable	—	15,203
Payable in connection with purchase of property and equipment	—	44
Non-cash financing transactions:
Issuance costs payable in respect of Series C redeemable convertible preferred shares	—	98

See accompanying notes to consolidated financial statements.

SearchMedia International Limited

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)

1.	Principal activities, organization and basis of presentation

(a)	Principal activities

SearchMedia International Limited (the “Company”) is a holding company and, through its subsidiaries and consolidated variable interest entities (“VIEs”) (collectively the “Group”), is principally engaged in the provision of advertising services using primarily poster and digital frames that are placed inside elevators in residential and commercial buildings, light boxes and outdoor billboards primarily in the People’s Republic of China (“PRC”).

(b)	Organization and basis of presentation

During the period from February 9, 2007 (date of inception) to October 31, 2007, the Company’s consolidated VIEs consisted of Shanghai Sige Advertising and Media Co. Ltd. (“Sige”), Shenzhen Dale Advertising Co., Ltd. (“Dale”), Beijing Conghui Advertising Co., Ltd. (“Conghui”) and Shanghai Jingli Advertising Co., Ltd. (“Jingli”). Sige was incorporated in Shanghai Municipality of the PRC on June 8, 2005. Dale was incorporated in Shenzhen city of the PRC on April 28, 2005. Conghui was incorporated in Beijing Municipality of the PRC on December 23, 2002.

On February 9, 2007, the respective owners of Sige, Dale and Conghui incorporated the Company in the Cayman Islands as part of a series of transactions to effect the reorganization as described below (the “Reorganization”). The purpose of the Reorganization was to combine the businesses of Sige, Dale and Conghui (the “Businesses”) into a single entity to facilitate foreign investors to invest in the Company as the current PRC laws do not allow direct foreign investment or ownership in advertising companies in the PRC.

As part of the Reorganization, 16,159,500, 15,162,000 and 8,578,500 ordinary shares were issued at par value to the respective owners of Sige, Dale and Conghui, representing 40.5%, 38.0% and 21.5%, respectively, of the equity interest in the Company in exchange for the control and economic benefits of the Businesses to be transferred to the Company. On June 1, 2007, to complete the transfer of the control of the Businesses, the Company incorporated Jieli Investment Management Consulting (Shanghai) Co., Ltd. (“Jieli Consulting”), which in turn entered into contractual agreements with each of the respective owners of Sige, Dale, Conghui on June 4, 2007. The terms of these agreements resulted in the Company, through its wholly-owned subsidiary, Jieli Consulting, bearing all the economic risks and receiving all the economic benefits from the Businesses and controlling the financing and operating affairs with respect to the Businesses. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46R”), the financial statements of Sige, Dale, and Conghui were consolidated by the Company in its consolidated financial statements effective from June 4, 2007, being the date the Company first became the primary beneficiary when the contractual arrangements were agreed and signed by all relevant parties.

The fair value of the Company’s ordinary shares issued to the respective owners of Sige, Dale and Conghui in exchange for the control of the Businesses was determined to be US$488, US$458 and US$259 respectively, based on a valuation performed on a retrospective basis by an independent valuation firm. The fair value of the net identifiable assets and liabilities of Sige, Dale and Conghui was US$64, US$671 and US$292 respectively, which was based on a valuation performed by an independent valuation firm using the multiple period excess earnings method. Accordingly, goodwill of US$424 was recognized upon the consolidation of Sige, which relates to the assembled work force of Sige and the leadership of Sige’s owner who became the chairperson of the Company, and negative goodwill of US$213 and US$33 upon consolidation of Dale and Conghui, respectively, was allocated as a pro rata reduction of the amounts assigned to non-current assets of Dale and Conghui. The goodwill recognized in connection with the consolidation of Sige is not deductible for tax purpose. The goodwill related to Sige is allocated to the Jingli reporting unit. The following table summarizes the fair value of the net identifiable assets and liabilities of Sige, Dale and

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

Conghui as of June 4, 2007. The fair value of the ordinary shares issued was recorded as a credit to additional paid-in capital.

	Sige	Dale	Conghui	Total
	US$	US$	US$	US$

Cash	18	147	163	328
Accounts receivable, net of allowance for doubtful accounts	194	335	254	783
Prepaid expenses and other current assets	8	84	416	508
Amounts due from related parties	87	221	281	589
Equipment	18	4	14	36
Customer relationship	52	5	32	89
Lease agreements	160	15	70	245
Deferred tax assets	—	7	—	7

Total tangible and intangible assets acquired	537	818	1,230	2,585
Accounts payable	(28)	(81)	(29)	(138)
Accrued expenses and other payables	(284)	(181)	(395)	(860)
Deferred revenue	(80)	(20)	(17)	(117)
Income taxes payable	(16)	(74)	(498)	(588)
Deferred tax liabilities	(65)	(4)	(32)	(101)

Total liabilities assumed	(473)	(360)	(971)	(1,804)
Goodwill	424	—	—	424

Fair value of consideration	488	458	259	1,205

As part of the Reorganization, Jingli was incorporated in Shanghai Municipality of the PRC by the legal owners of Sige and Dale on August 3, 2007, which in turn entered into contractual agreements with Jieli Consulting. The terms of the contractual arrangements between Jingli and Jieli Consulting are similar to those between Jieli Consulting and each of Sige, Dale and Conghui. Jingli was incorporated to assume all the advertising business contracts of Sige, Dale and Conghui.

In August 2007, the Company completed the private placement of Series B redeemable convertible preferred shares to foreign investors (see note 12(b)). In connection with the issuance of Series B redeemable convertible preferred shares and as part of the Series B investment terms agreed by the foreign investors, the Company repurchased 7,780,500 ordinary shares previously issued to the owner of Conghui at US$0.40 per share.

Effective October 31, 2007, Jieli Consulting and the owner of Conghui terminated the contractual agreements entered into on June 4, 2007 because of disagreements between the Company’s management team and the owner of Conghui on the Company’s future business plans and strategies. As a result, effective October 31, 2007, the Company no longer was the primary beneficiary of Conghui.

Although the Company could have demanded compensation and consideration from the legal owner of Conghui for the residual returns it originally received through the date of the contract termination, the Company’s shareholders and management team decided not to do so having considered that the costs of doing so would be excessive. Accordingly, a loss of US$358 was recorded in the consolidated statement of income for the period from February 9, 2007 (date of inception) through December 31, 2007 upon the deconsolidation

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

of Conghui on October 31, 2007. The assets and liabilities of Conghui as of October 31, 2007 were as follows:

US$

Cash	80
Accounts receivable, net of allowance for doubtful accounts	323
Prepaid expenses and other current assets	486
Amounts due from related parties	282
Equipment, net	11
Customer relationship	5
Lease agreements	40
Accounts payable	(29)
Accrued expenses and other payables	(329)
Deferred revenue	(17)
Income taxes payable	(481)
Deferred tax liabilities	(13)

Net assets deconsolidated	358

On January 16, 2008, the Company incorporated Jieli Network Technology Development (Shanghai) Co., Ltd. (“Jieli Network”) as a wholly-owned subsidiary in the PRC. On April 9, 2008, the Company incorporated Great Talent Holdings Limited (“Great Talent”) as a wholly-owned subsidiary in the Hong Kong Special Administrative Region of the PRC (“HKSAR”). Jieli Network provides technical advisory services to the Group’s consolidated variable interest entities. Great Talent has not had business operation since its inception.

During the year ended December 31, 2008, the Group expanded its advertising services and locations by acquiring 100% equity interest of the following advertising businesses.

Name of entity	Place of incorporation

Shanghai Jincheng Advertising Co., Ltd.	PRC
Shaanxi Xinshichuang Advertising Planning Co., Ltd.	PRC
Beijing Wanshuizhiyuan Advertising Co., Ltd.	PRC
Shenyang Xicheng Advertising Co., Ltd.	PRC
Qingdao Kaixiang Advertising Co., Ltd.	PRC
Shanghai Haiya Advertising Co., Ltd.	PRC
Tianjin Shengshitongda Advertising Creativity Co., Ltd.	PRC
Beijing Youluo Advertising Co., Ltd.	PRC
Ad-Icon Company Limited	HKSAR
Changsha Jingli Advertising Co., Ltd.	PRC
Wenzhou Rigao Advertising Co., Ltd.	PRC
Wuxi Ruizhong Advertising Co., Ltd.	PRC

Further details of the acquisitions are set out in note 3.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. For the period from February 9, 2007 (date of inception) through December 31,

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

2007 and for the year ended December 31, 2008, the Company’s cash flows used in operating activities were US$1,665 and US$3,722, respectively.

Because the Company has been unable to generate net cash from operating activities, it has relied principally on cash provided by financing activities, primarily proceeds from the issuance of Series A convertible preferred shares, Series B redeemable convertible preferred shares, Series C redeemable convertible preferred shares, and convertible and interim promissory notes to fund its working capital requirements, repay its obligations when they become due, including payments for its acquisitions in 2008.

As discussed in note 9, on September 17, 2008, the Company issued a new promissory note of US$15,000 in exchange for the Notes (see note 9) which matures upon the earlier of (i) the closing of a new equity financing by the Company; (ii) the closing of a reverse recapitalization transaction with a Special Purpose Acquisition Company pursuant to a plan of merger, conversion and share exchange agreement (the “Share Exchange Agreement”) and (iii) the termination of the Share Exchange Agreement. Pursuant to the Share Exchange Agreement executed on March 31, 2009, if the reverse recapitalization transaction is approved by the shareholders of the Special Purpose Acquisition Company, US$10,000 of the outstanding new promissory note shall be converted into either preferred shares or ordinary shares of the Special Purpose Acquisition Company as of the Closing Date (see note 9) and the remaining outstanding balance of US$5,000 and all accrued and unpaid interest on the principal sum of US$15,000 as of the Closing Date shall be paid in cash to the investor of the new promissory note. In addition, as discussed in note 21(b), on March 19, 2009, the Company issued interim notes of US$3,500, which matures upon the earlier of (i) the closing of a new equity financing by the Company; and (ii) the closing of a reverse recapitalization transaction with the Special Purpose Acquisition Company pursuant to the Share Exchange Agreement. Pursuant to the Share Exchange Agreement executed on March 31, 2009, if the reverse recapitalization transaction is approved by the shareholders of the Special Purpose Acquisition Company, the principal amount outstanding under these interim notes as of the Closing Date shall be converted into either preferred shares or ordinary shares of the Special Purpose Acquisition Company. Further, as discussed in note 3, the Company entered into a number of business acquisitions in 2008, many of which require contingent consideration payable in cash based on the acquirees’ future earnings. The Company has been in discussions with various investors to raise additional capital through the issuance of equity securities or debt instruments in order to repay the promissory notes, to fund the payment obligations arising from the business acquisitions consummated in 2008 and to fund the operations of its operating VIEs in the PRC. In addition, the Company is undergoing a reverse recapitalization transaction with a Special Purpose Acquisition Company that it believes will provide the necessary financing to repay these obligations.

The Company’s ability to continue as a going concern is dependent on many events outside of its direct control, including, among other things, approval of the reverse recapitalization transaction with the Special Purpose Acquisition Company by the shareholders of that entity; obtaining additional financing from investors; and its ability to successfully negotiate an extended payment term of the promissory notes if the reverse recapitalization transaction is not completed. The Company’s inability to generate cash flows to meet its obligations due to the uncertainty of the approval of the reverse recapitalization transaction, and the uncertainty of raising additional capital, among other factors, raises substantial doubt as to the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the statutory books of the Company’s consolidated subsidiaries and VIEs, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable in the place of domicile of the respective entities in

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

the Group. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the statutory books of account of the Company’s consolidated subsidiaries and VIEs to present them in conformity with U.S. GAAP.

(c)	Significant concentrations and risks

For the year ended December 31, 2008, except for an advertising agency customer which contributed 13% of the Group’s advertising service revenues, none of the Group’s customers individually contributed more than 10% of the Group’s advertising service revenues. For the period from February 9, 2007 (date of inception) through December 31, 2007, none of the Group’s customers individually contributed more than 10% of the Group’s advertising service revenues.

Except for an advertising agency customer which accounted for 13% of the Group’s accounts receivable as of December 31, 2008, no individual customer accounted for more than 10% of accounts receivable as of December 31, 2008. None of the Group’s customers individually accounted for more than 10% of the Group’s accounts receivable as of December 31, 2007.

As of December 31, 2007, 70% of the Group’s total cash and bank deposit was placed with a financial institution in the HKSAR which is affiliated with one of the holders of Series B redeemable convertible preferred shares. There is no concentration of cash and bank deposit as of December 31, 2008.

2.	Summary of significant accounting policies

(a)	Principles of consolidation

The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries and consolidated VIEs. Also, the accompanying consolidated financial statements for the period ended December 31, 2007 included the results of operations of Conghui for the period from June 4, 2007 to October 31, 2007, which is the date the contractual agreements were terminated between Jieli Consulting and Conghui as referred to in note 1(b). For the period from June 4, 2007 to October 31, 2007, the revenues and income from operations of Conghui were US$604 and US$147, respectively. All significant intercompany balances and transactions have been eliminated upon consolidation.

(b)	Use of estimates

The preparation of financial statements in accordance with U.S. GAAP requires the Company’s management to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful receivables; useful lives and residual values of property and equipment and intangible assets; recoverability of the carrying amount of property and equipment, goodwill and intangible assets; fair values of financial instruments; the fair values of the assets acquired and liabilities assumed upon the consolidation of Sige, Dale and Conghui in 2007 and businesses acquired in 2008; and the assessment of contingent obligations. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

(c)	Foreign currency transactions and translation

The Group’s reporting currency is the United States dollars (“US$”). The functional currency of the Company is the US$, whereas the functional currency of the Company’s subsidiaries and consolidated VIEs in the PRC is the Renminbi (“RMB”) and the functional currency of the Company’s subsidiaries in the HKSAR

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

is the Hong Kong Dollars (“HK$”), as the PRC and HKSAR are the primary economic environments in which the respective entities operate. Since the RMB is not a fully convertible currency, all foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC.

Transactions denominated in currencies other than the functional currency are translated into the respective functional currency at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in a currency other than the functional currency are translated into the functional currency using the applicable exchange rate at each balance sheet date. The resulting exchange differences are recorded in “foreign currency exchange loss, net” in the consolidated statements of income.

The assets and liabilities of the Company’s subsidiaries and consolidated VIEs are translated into the US$ reporting currency using the exchange rate at each balance sheet date. Revenue and expenses of these entities are translated into US$ at average rates prevailing during the year. Gains and losses resulting from translation of these entities’ financial statements into the US$ reporting currency are recorded as a separate component of accumulated other comprehensive income within shareholders’ deficit/equity.

(d)	Cash and restricted bank deposit

Cash consists of cash on hand and cash in bank accounts. Cash that is restricted as to withdrawal for use or pledged as security is disclosed separately on the face of the balance sheet, and is not included in cash in the consolidated statements of cash flows. Restricted deposit of US$4,000 as of December 31, 2007 represented a bank deposit for securing a short-term bank loan. The restriction on the bank deposit was released upon the repayment of the bank loan in January 2008.

As of December 31, 2007 and 2008, the Group’s cash and bank deposit were held in major financial institutions located in the PRC and the HKSAR, which management believes have high credit ratings. Cash and restricted bank deposit held in the PRC and the HKSAR as of December 31, 2007 and 2008 were as follows:

	December 31,
	2007			2008
	Original currency		US$ equivalent	Original currency		US$ equivalent

Cash held in the PRC		RMB19,152	2,627		RMB37,952	5,553
	US$	518	518	US$	2	2
Cash held in the HKSAR	US$	3,188	3,188	US$	17	17
				HK$	1,111	143
Restricted bank deposit held in the HKSAR	US$	4,000	4,000		—	—

(e)	Accounts receivable

Accounts receivable consist of amounts billed and unbilled receivables. Unbilled receivables relate to revenues earned and recognized, but which have not been billed by the Group in accordance with the terms of the advertising service contract. The payment terms of the Group’s service contracts with its customers vary and typically require an initial payment to be billed or paid at the commencement of the service period, progress payments to be billed during the service period, and a final payment to be billed after the completion of the service period. None of the Group’s accounts receivable bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. Management determines the allowance based on historical write-off experience and

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

review of customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure related to its customers.

(f)	Long-lived assets

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, taking into consideration the assets’ salvage or residual value. The estimated useful lives of property and equipment are as follows:

Leasehold improvements	Over the remaining term of the lease ranging from 1 to 3 years
Advertisement display equipment	3 to 5 years
Furniture, fixtures and office equipment	5 years
Motor vehicles	5 years

When items of property and equipment are retired or otherwise disposed of, income is charged or credited for the difference between the net book value and proceeds received thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

Goodwill

Goodwill represents the excess of the consideration over the fair value of the net assets of Sige’s advertising business upon consolidation (see note 1(b)) and the aggregate purchase price over the fair value of the net assets acquired in business combinations (see note 3). Goodwill is not amortized, but instead evaluated for impairment at least annually.

Intangible assets

The Group’s intangible assets are amortized on a straight line basis over their respective estimated useful lives, which are the periods over which the assets are expected to contribute directly or indirectly to the future cash flows of the Group. The Group’s intangible assets represent customer relationship and lease agreements, which have estimated useful lives ranging from 1 to 4 years.

Impairment of long-lived assets

Long-lived assets, such as property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various techniques including discounted cash flow model, quoted market values and other techniques performed by third-party independent appraisers. No impairment of long-lived assets was recognized for the period from February 9, 2007 (date of inception) through December 31, 2007 or for the year ended December 31, 2008.

Goodwill is reviewed for impairment at least annually in accordance with the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets”. The impairment determination is made at the reporting unit level and consists of two steps. In the first step, the management determines the fair value of a reporting unit and compares it to its carrying amount, including goodwill. Second, if the carrying amount of a

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141 “Business Combinations” (“SFAS No. 141”). The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. No goodwill impairment loss was recorded for the period from February 9, 2007 (date of inception) through December 31, 2007 or for the year ended December 31, 2008.

(g)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in income in the period that the change in tax rates or laws is enacted. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized.

The Group applies FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertain tax positions. This interpretation requires that an entity recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group’s accounting policy is to accrue interest and penalties related to uncertain tax positions, if and when required, as interest expense and a component of general and administrative expenses, respectively, in the consolidated statements of income.

(h)	Revenue recognition

The Group recognizes advertising service revenue on a straight-line basis over the period in which the customer advertisement is to be displayed, which typically ranges from 1 month to 2 years, starting from the date the Group first displays the advertisement. Written contracts are entered into between the Group and its customers to specify the price, the period and the location at which the advertisement is to be displayed. Revenue is only recognized if the collectibility of the advertising service fee is probable. Customer payments received in excess of the amount of revenue recognised are recorded as deferred revenue in the balance sheet.

The Group also enters into barter transactions, which represents the exchange of the Group’s advertising services for goods, non-advertising services or dissimilar advertising services provided by third parties. Dissimilar advertising services represent placing advertisements on other media such as television channels, newspapers or magazines for the Group. Revenues and expenses are recognized from an advertising barter transaction only if the fair value of the advertising surrendered in the transaction is determinable based on the Group’s own historical practice of receiving cash or other consideration that is readily convertible to a known amount of cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. A period not to exceed six months prior to the date of the barter transaction is used to determine whether a historical experience exists of receiving cash for similar advertising. If the fair value of the advertising

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

surrendered in the barter transaction is not determinable, the barter transaction is recorded based on the carrying amount of the advertising surrendered, which is generally nil. For the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008, revenue recognized from barter transactions amounted to US$563 and US$2,670, respectively.

The Group is subject to business tax and surcharges on the amount of its advertising service revenues. Revenues are recorded net of business tax and surcharges of US$671 and US$5,754, respectively for the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008.

(i)	Cost of revenues

Cost of revenues consists primarily of operating lease cost of advertising space for displaying advertisements, depreciation of advertising display equipment, amortization of intangible assets relating to lease agreements and direct staff and material costs associated with production and installation of advertising content.

(j)	Operating leases

The Group leases advertising space and office premises under non-cancellable operating leases. Minimum lease payments are expensed on a straight-line basis over the lease term. Under the terms of the lease agreements, the Group has no legal or contractual asset retirement obligation at the end of the lease.

(k)	Advertising expenses

Advertising expenses are expensed as incurred and are included in sales and marketing expenses. Advertising expenses for the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008 amounted to US$91 and US$2,048, respectively.

(l)	Retirement and other postretirement benefits

Pursuant to relevant PRC regulations, the Company’s subsidiaries and consolidated VIEs in the PRC are required to make contributions to various defined contribution retirement plans organized by the PRC government. The contributions are made for each qualifying PRC employee at rates ranging from 18% to 20% on a standard salary base as determined by the PRC governmental authority. Contributions to the defined contribution plans are charged to the consolidated statements of income as the related employee service is provided.

The Company’s subsidiaries in the HKSAR operate a Mandatory Provident Fund Scheme (“the MPF scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance for employees employed under the jurisdiction of the Hong Kong Employment Ordinance. The MPF scheme is a defined contribution retirement scheme administered by independent trustees. Under the MPF scheme, the employer is required to make contributions to the scheme at 5% of the employees’ relevant income, subject to an upper limit. Contributions to the scheme vest immediately.

For the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008, contributions to the above defined contribution retirement plans were US$143 and US$382 respectively.

The Group has no other obligation for the payment of employee benefits associated with these retirement plans beyond the contributions described above.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

(m)	Share-based payments

The Group accounts for share-based payments in accordance with FASB Statement No. 123 (revised 2004), “Share-based payment” (“SFAS No. 123R”). Under SFAS No. 123R, the Group measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the costs over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. For awards with performance conditions, the compensation expense is based on the grant-date fair value of the award, the number of shares ultimately expected to vest and the vesting period. Details of the Group’s 2008 Share Incentive Plan are set out in note 16.

(n)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, customer lawsuit and tax matters. The Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

(o)	Segment reporting

The Group has one operating segment as defined by FASB Statement No. 131, “Disclosure about Segments of an Enterprise and Related Information”. The Group’s advertising service revenues generated from customers outside the PRC is less than 10% of the Group’s total consolidated revenues and the Group’s total long-lived tangible assets located outside the PRC is less than 10% of the Group’s total consolidated long-lived tangible assets. Consequently no geographic information is presented.

(p)	Recently issued accounting standards

FASB Statement No. 141(R) (“SFAS No. 141(R)”) and FASB Statement No. 160 (“SFAS No. 160”)

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations” and Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51”. SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date, except that presentation and disclosure requirements will be applied retroactively. Management does not expect adoption of SFAS No. 160 to have a material impact on the Company’s consolidated financial statements.

FASB Staff Position FAS 142-3 (“FSP FAS No. 142-3”)

In April 2008, the FASB issued FSP FAS No. 142-3 “Determination of the Useful Life of Intangible Assets”. FSP FAS No. 142-3 amends the guidance in FASB Statement No. 142 about estimating the useful lives of recognized intangible assets, and requires additional disclosure related to renewing or extending the terms of recognized intangible assets. In estimating the useful life of a recognized intangible asset, this FSP requires companies to consider their historical experience in renewing or extending similar arrangements together with the asset’s intended use, regardless of whether the arrangements have explicit renewal or

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

extension provisions. In the absence of historical experience, companies should consider the assumptions market participants would use about renewal or extension consistent with the highest and best use of the asset. However, market participant assumptions should be adjusted for entity-specific factors. FSP FAS No. 142-3 is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. Management does not expect adoption of FSP FAS No. 142-3 to have a material impact on the Company’s consolidated financial statements.

3.	Acquisitions

(a)	Shanghai Jincheng Advertising Co., Ltd. (“Shanghai Jincheng”)

In January 2008, Jingli acquired the advertising business of Shanghai Jincheng for cash consideration of US$960 (RMB7,000). Direct transaction cost for this acquisition was immaterial. Shanghai Jincheng is principally engaged in the provision of advertising services using light boxes that are placed in cafeterias and commercial buildings in Shanghai Municipality of the PRC. This acquisition allows the Group to expand its service offerings and advertising locations in Shanghai Municipality of the PRC. The acquisition was recorded using the purchase method of accounting. The fair value of the identifiable assets acquired and liabilities assumed of Shanghai Jincheng was based on a valuation performed by an independent valuation firm using the multiple period excess earnings method and is set out in the table below. Goodwill of US$1,005 was recorded for the acquisition, which relates to the work force of Shanghai Jincheng and the synergies expected to be achieved from integrating Shanghai Jincheng’s advertising locations. The goodwill recognized in connection with the business combination of Shanghai Jincheng is not deductible for tax purpose. The purchase price allocation is as follows:

US$

Cash	2
Prepaid expenses and other current assets	12
Equipment	9
Customer relationship (average amortization period: 1 year)	2
Lease agreements (average amortization period: 3 years)	85

Total tangible and intangible assets acquired	110
Accounts payable	(15)
Accrued expenses and other payables	(2)
Deferred revenue	(5)
Income taxes payable	(111)
Deferred tax liabilities	(22)

Total liabilities assumed	(155)
Goodwill	1,005

Total consideration	960

(b)	Shaanxi Xinshichuang Advertising Planning Co., Ltd. (“Shaanxi Xinshichuang”)

In January 2008, Jingli acquired the advertising business of Shaanxi Xinshichuang for cash consideration of US$1,683 (RMB12,270). Direct transaction cost for this acquisition was immaterial. Shaanxi Xinshichuang is primarily engaged in the provision of advertising services using poster frames that are placed inside elevators in residential and commercial buildings in Xi’an city of the PRC. This acquisition allows the Group to expand its advertising business to different locations in the PRC. The acquisition was recorded using the

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

purchase method of accounting. The fair value of the identifiable assets acquired and liabilities assumed of Shaanxi Xinshichuang was based on a valuation performed by an independent valuation firm using the multiple period excess earnings method and is set out in the table below. Goodwill of US$1,560 was recorded for the acquisition, which relates to the work force of Shaanxi Xinshichuang and the synergies expected to be achieved from integrating Shaanxi Xinshichuang’s advertising locations. The goodwill recognized in connection with the business combination of Shaanxi Xinshichuang is not deductible for tax purpose. The purchase price allocation is as follows:

US$

Cash	57
Accounts receivable, net of allowance for doubtful accounts	193
Prepaid expenses and other current assets	59
Equipment	20
Customer relationship (average amortization period: 1 year)	7
Lease agreements (average amortization period: 2 years)	143

Total tangible and intangible assets acquired	479
Accounts payable	(2)
Accrued expenses and other payables	(57)
Income taxes payable	(260)
Deferred tax liabilities	(37)

Total liabilities assumed	(356)
Goodwill	1,560

Total consideration	1,683

(c)	Beijing Wanshuizhiyuan Advertising Co., Ltd. (“Beijing Wanshuizhiyuan”), Shenyang Xicheng Advertising Co., Ltd. (“Shenyang Xicheng”) and Qingdao Kaixiang Advertising Co., Ltd. (“Qingdao Kaixiang”)

In January 2008, Jingli acquired the respective advertising businesses of Beijing Wanshuizhiyuan, Shenyang Xicheng and Qingdao Kaixiang. These acquisitions were unrelated to each other. Aggregate direct transaction cost for these acquisitions was US$79. These entities are primarily engaged in the provision of advertising services using outdoor billboards in Beijing Municipality, Shenyang city and Qingdao city respectively of the PRC. These acquisitions allow the Group to expand its service offerings and advertising locations in the PRC. The purchase consideration for each acquisition is to be settled in cash and is contingent based on a range of multiples applied to the respective U.S. GAAP net income of Beijing Wanshuizhiyuan, Shenyang Xicheng and Qingdao Kaixiang for each of the 12-month periods in the 2-year earn-out period following the acquisition (“earn-out period”) ending December 31, 2009. The contingent purchase price consideration for each entity is payable once the audit of the U.S. GAAP net income for each individual 12-month period during the earn-out period is completed. As such, the purchase price allocation cannot be completed until the contingencies are resolved. Because no cash or other assets were distributed or securities issued, and the contingent consideration was not determinable beyond a reasonable doubt at the date of acquisition, no goodwill was recognized due to the contingent nature of the consideration. However, a liability is recorded for the estimated fair value of identifiable net assets acquired, which represents the amount of negative goodwill upon initial purchase price allocation. Upon resolution of the contingency, adjustment to goodwill or against the identifiable net assets is to be made in accordance with SFAS No. 141.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed by Jingli at the date of acquisition for each of Beijing Wanshuizhiyuan, Shenyang Xicheng and Qingdao Kaixiang, which was based on valuations performed by an independent valuation firm using the multiple period excess earnings method.

	Beijing
	Wanshuizhiyuan	Shenyang Xicheng	Qingdao Kaixiang
	US$	US$	US$

Cash	472	190	19
Accounts receivable, net of allowance for doubtful accounts	165	136	430
Prepaid expenses and other current assets	75	24	281
Amounts due from related parties	7	119	4
Equipment	–	3	72
Customer relationship (average amortization period: 1-3 years)	181	623	122
Lease agreements (average amortization period: 2-3 years)	200	737	239
Accounts payable	(176)	(91)	(246)
Accrued expenses and other payables	(40)	(37)	(3)
Deferred revenue	(323)	(92)	(220)
Amounts due to related parties	–	–	(233)
Income taxes payable	(114)	(38)	(21)
Deferred tax liabilities	(95)	(340)	(90)

Fair value of identifiable net assets	352	1,234	354

As of December 31, 2008, the aggregate contingent consideration in connection with the first 12-month earn-out period of Beijing Wanshuizhiyuan, Shenyang Xicheng and Qingdao Kaixiang is determined to be US$24,966. As such, aggregate goodwill of US$23,105 was recorded, which relates to the work force and the synergies expected to be achieved from integrating the advertising services and locations of each of Beijing Wanshuizhiyuan, Shenyang Xicheng and Qingdao Kaixiang. The goodwill recognized in connection with the business combination is not deductible for tax purpose.

(d)	Shanghai Haiya Advertising Co., Ltd. (“Shanghai Haiya”)

In February 2008, Jingli acquired the advertising business of Shanghai Haiya. Shanghai Haiya is primarily engaged in the provision of advertising services using light boxes inside metro stations in Shanghai Municipality of the PRC. This acquisition allows the Group to increase its service offerings and advertising locations in Shanghai Municipality of the PRC. The purchase consideration is to be settled in cash and is contingent based on a range of multiples applied to the U.S. GAAP net income of Shanghai Haiya for each of the 12-month periods in the 2-year earn-out period ending January 31, 2010. The contingent purchase price consideration is payable once the audit of the U.S. GAAP net income for each individual 12-month period during the earn-out period is completed. As such, the purchase price allocation cannot be completed until the contingencies are resolved. Because no cash or other assets were distributed or securities issued, and the contingent consideration was not determinable beyond a reasonable doubt at the date of acquisition, no goodwill was recognized due to the contingent nature of the consideration. However, a liability is recorded for the identifiable net assets acquired, which represents the amount of negative goodwill upon initial purchase

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

price allocation. Upon resolution of the contingency, adjustment to goodwill or against the identifiable net assets is to be made in accordance with SFAS No. 141.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed by Jingli at the date of acquisition of US$572, which was based on a valuation performed by an independent valuation firm using the multiple period excess earnings method.

US$

Cash	12
Accounts receivable, net of allowance for doubtful accounts	77
Prepaid expenses and other current assets	287
Amounts due from related parties	75
Equipment	15
Deferred tax assets	10
Customer relationship (average amortization period: 2 years)	27
Lease agreements (average amortization period: 4 years)	958
Accounts payable	(112)
Accrued expenses and other payables	(10)
Deferred revenue	(103)
Amounts due to related parties	(418)
Deferred tax liabilities	(246)

Fair value of identifiable net assets	572

(e)	Tianjin Shengshitongda Advertising Creativity Co., Ltd. (“Tianjin Shengshitongda”)

In April 2008, Jingli acquired the advertising business of Tianjin Shengshitongda. Tianjin Shengshitongda is primarily engaged in the provision of advertising services using poster frames that are placed inside elevators in residential and commercial buildings in Tianjin Municipality of the PRC. This acquisition allows the Group to expand its advertising business to different locations in the PRC. The purchase consideration is to be settled in cash and is contingent based on a range of multiples applied to the U.S. GAAP net income of Tianjin Shengshitongda for each of the 12-month periods in the 2-year earn-out period ending March 31, 2010. The contingent purchase price consideration is payable once the audit of the U.S. GAAP net income for each individual 12-month period during the earn-out period is completed. As such, the purchase price allocation cannot be completed until the contingencies are resolved. Because no cash or other assets were distributed or securities issued, and the contingent consideration was not determinable beyond a reasonable doubt at the date of acquisition, no goodwill was recognized due to the contingent nature of the consideration. However, a liability is recorded for the identifiable net assets acquired, which represents the amount of negative goodwill upon initial purchase price allocation. Upon resolution of the contingency, adjustment to goodwill or against the identifiable net assets is to be made in accordance with SFAS No. 141.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed by Jingli at the date of acquisition of US$21, which was based on a valuation performed by an independent valuation firm using the multiple period excess earnings method.

US$

Cash	19
Prepaid expenses and other current assets	9
Customer relationship (average amortization period: 1 year)	2
Lease agreements (average amortization period: 2 years)	17
Accounts payable	(16)
Accrued expenses and other payables	(5)
Deferred tax liabilities	(5)

Fair value of identifiable net assets	21

(f)	Beijing Youluo Advertising Co., Ltd. (“Beijing Youluo”)

In April 2008, Jingli acquired the advertising business of Beijing Youluo. Beijing Youluo is primarily engaged in the provision of advertising services using outdoor billboards in Beijing Municipality and Shanghai Municipality of the PRC. This acquisition allows the Group to expand its service offerings and advertising locations in Shanghai Municipality and Beijing Municipality of the PRC. The purchase consideration is to be settled in cash and is contingent based on a range of multiples applied to the U.S. GAAP net income of Beijing Youluo for each of the 12-month periods in the 2-year earn-out period ending March 31, 2010. The contingent purchase price consideration is payable once the audit of the U.S. GAAP net income for each individual 12-month period during the earn-out period is completed. As such, the purchase price allocation cannot be completed until the contingencies are resolved. Because no cash or other assets were distributed or securities issued, and the contingent consideration was not determinable beyond a reasonable doubt at the date of acquisition, no goodwill is recognized due to the contingent nature of the consideration. However, a liability is recorded for the identifiable net assets acquired, which represents the amount of negative goodwill upon initial purchase price allocation. Upon resolution of the contingency, adjustment to goodwill or against the identifiable net assets is to be made in accordance with SFAS No. 141.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed by Jingli at the date of acquisition of US$3,315, which was based on a valuation performed by an independent valuation firm using the multiple period excess earnings method.

US$

Cash	71
Equipment	70
Customer relationship (average amortization period: 2 years)	1,564
Lease agreements (average amortization period: 3 years)	2,692
Accrued expenses and other payables	(18)
Deferred tax liabilities	(1,064)

Fair value of identifiable net assets	3,315

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

(g)	Ad-Icon Company Limited (“Ad-Icon”)

In April 2008, the Company acquired the advertising business of Ad-Icon. Ad-Icon is primarily engaged in the provision of advertising services using outdoor billboards in HKSAR. This acquisition allows the Group to expand its service offerings and advertising business to the HKSAR. The purchase consideration is to be settled in cash and is contingent based on a range of multiples applied to the U.S. GAAP net income of Ad-Icon for each of the 12-month periods in the 2-year earn-out period ending March 31, 2010. The contingent purchase price consideration is payable once the audit of the U.S. GAAP net income for each individual 12-month period during the earn-out period is completed. As such, the purchase price allocation cannot be completed until the contingencies are resolved. Because no cash or other assets were distributed or securities issued, and the contingent consideration was not determinable beyond a reasonable doubt at the date of acquisition, no goodwill was recognized due to the contingent nature of the consideration. However, a liability is recorded for the identifiable net assets acquired, which represents the amount of negative goodwill upon initial purchase price allocation. Upon resolution of the contingency, adjustment to goodwill or against the identifiable net assets is to be made in accordance with SFAS No. 141.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed by SearchMedia at the date of acquisition of US$219, which was based on a valuation performed by an independent valuation firm using the multiple period excess earnings method.

US$

Cash	25
Accounts receivable, net of allowance for doubtful accounts	129
Prepaid expenses and other current assets	227
Amounts due from related parties	70
Equipment	10
Customer relationship (average amortization period: 2 years)	148
Lease agreements (average amortization period: 2 years)	104
Accounts payable	(61)
Accrued expenses and other payables	(2)
Deferred revenue	(143)
Amounts due to related parties	(211)
Income taxes payable	(35)
Deferred tax liabilities	(42)

Fair value of identifiable net assets	219

(h)	Changsha Jingli Advertising Co., Ltd. (“Changsha Jingli”), Wenzhou Rigao Advertising Co., Ltd. (“Wenzhou Rigao”) and Wuxi Ruizhong Advertising Co., Ltd. (“Wuxi Ruizhong”)

In July 2008, the Company acquired the respective advertising businesses of Changsha Jingli, Wenzhou Rigao and Wuxi Ruizhong. These entities are primarily engaged in the provision of advertising services using poster frames that are placed inside elevators in residential and commercial buildings in Changsha city, Wenzhou city and Wuxi city respectively of the PRC. These acquisitions allow the Group to expand its advertising business to different locations in the PRC. The purchase consideration for each acquisition is to be settled in cash and is contingent based on a range of multiples applied to the respective U.S. GAAP net income of Changsha Jingli, Wenzhou Rigao and Wuxi Ruizhong for each of the 12-month periods in the 2-year earn-out period ending June 30, 2010. The contingent purchase price consideration for each entity is

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

payable once the audit of the U.S. GAAP net income for each individual 12-month period during the earn-out period is completed. As such, the purchase price allocation cannot be completed until the contingencies are resolved. Because no cash or other assets were distributed or securities issued, and the contingent consideration was not determinable beyond a reasonable doubt at the date of acquisition, no goodwill was recognized due to the contingent nature of the consideration. However, a liability is recorded for the identifiable net assets acquired, which represents the amount of negative goodwill upon initial purchase price allocation. Upon resolution of the contingency, adjustment to goodwill or against the identifiable net assets is to be made in accordance with SFAS No. 141.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed by Jingli at the date of acquisition for each of Changsha Jingli, Wenzhou Rigao and Wuxi Ruizhong, which was based on valuations performed by an independent valuation firm using the multiple period excess earnings method.

	Changsha	Wenzhou	Wuxi
	Jingli	Rigao	Ruizhong
	US$	US$	US$

Cash	–	25	31
Accounts receivable, net of allowance for doubtful accounts	119	36	89
Prepaid expenses and other current assets	73	9	51
Equipment	–	41	28
Customer relationship (average amortization period: 1 year)	20	98	31
Lease agreements (average amortization period: 2-3 years)	36	144	168
Accounts payable	(12)	(116)	(14)
Amounts due to related parties	(11)	–	(2)
Accrued expenses and other payables	(6)	(23)	(60)
Deferred revenue	–	(66)	(44)
Income taxes payable	–	–	(46)
Deferred tax liabilities	(14)	(61)	(50)

Fair value of identifiable net assets	205	87	182

(i)	Unaudited pro forma financial information

The following unaudited pro forma financial information presents the results of operations of the Group as if the acquisitions of the entities in notes 3(a) to 3(h) had occurred as of the beginning of the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008. These results include the impact of preliminary fair value adjustments on intangible assets and the related adjustments on deferred taxes. The unaudited pro forma financial information is not necessarily indicative of what the Group’s consolidated results of operations would actually have been had it completed the acquisitions at the beginning of the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008. In addition, the unaudited pro forma financial information does not attempt to project the future results of operations of the combined entity.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

	Period from
	February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Advertising service revenues	20,030	95,093
Income from operations	900	24,354
Net income	491	5,444

4.	Accounts receivable, net of allowance for doubtful accounts

Accounts receivable consist of the following:

	December 31,	December 31,
	2007	2008
	US$	US$

Accounts receivable	4,980	38,477
Less: allowance for doubtful accounts	(160)	(1,469)

Accounts receivable, net	4,820	37,008

As of December 31, 2007 and 2008, the Group’s accounts receivable includes amounts earned and recognized as revenues of US$391 and US$4,484, respectively but not yet billed (unbilled receivables). Management expects all unbilled receivables to be billed and collected within 12 months of the balance sheet date.

The following table presents the movement of the allowance for doubtful accounts:

	Period from
	February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Beginning allowance for doubtful accounts	–	160
Additions charged to bad debt expense	160	1,309

Ending allowance for doubtful accounts	160	1,469

5.	Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	December 31,	December 31,
	2007	2008
	US$	US$

Prepaid rent	760	7,426
Other prepaid expenses	441	3,224
Rental deposits and other receivables	197	1,294

Total prepaid expenses and other current assets	1,398	11,944

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

6.	Property and equipment, net

Property and equipment, net consist of the following:

	December 31,	December 31,
	2007	2008
	US$	US$

Leasehold improvements	68	216
Advertising display equipment	4,128	6,839
Furniture, fixtures and office equipment	170	979
Motor vehicles	146	563

Total cost of property and equipment	4,512	8,597
Less: accumulated depreciation and amortization	(123)	(1,342)

Total property and equipment, net	4,389	7,255

Depreciation and amortization of property and equipment were allocated to the following categories of cost and expenses:

	Period from
	February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Cost of revenues	78	986
General and administrative expenses	30	202

Total amortization	108	1,188

7.	Goodwill and other intangible assets

The changes in carrying amount of goodwill are as follow:

	Period from
	February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Beginning balance of goodwill	–	444
Recognized upon consolidation of Sige (note 1(b))	424	–
Recognized upon acquisitions of Shanghai Jincheng and Shaanxi Xinshichuang (notes 3(a) and(b))	–	2,565
Recognized upon resolution of contingent consideration of Beijing Wanshuizhiyuan, Shenyang Xicheng and Qingdao Kaixiang (note 3(c))	–	23,105
Foreign currency exchange translation	20	34

Ending balance of goodwill	444	26,148

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

Intangible assets other than goodwill consist of the following:

	Weighted average	December 31,	December 31,
	amortization period	2007	2008
		US$	US$

Gross amount
Customer relationship	1-3 years	60	2,991
Lease agreements	1-4 years	183	5,927

		243	8,918

Accumulated amortization
Customer relationship		(60)	(1,795)
Lease agreements		(102)	(1,888)

		(162)	(3,683)

Net intangible assets		81	5,235

Amortization of intangible assets was allocated to the following categories of cost and expenses:

	Period from
	February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Cost of revenues	132	1,756
Sales and marketing expenses	86	1,709

Total amortization	218	3,465

Future expected amortization of intangible assets as of December 31, 2008 are as follows:

US$

2009	2,974
2010	1,735
2011	505
2012	21

5,235

8.	Short-term borrowings

The Group’s short-term borrowing as of December 31, 2007 represented a RMB denominated secured short-term bank loan of US$2,084 (RMB15,200) which was provided by Deutsche Bank A.G, an affiliated entity of one of the holders of Series B redeemable convertible preferred shares and was secured by US$4,000 bank deposit. The short-term bank loan did not contain any financial covenants and bore interest at a fixed rate of 5.832% per annum. The loan was fully repaid in January 2008.

The Group’s short term borrowings as of December 31, 2008 represent a short-term bank loan of US$36, unsecured promissory notes of US$1,700 and an unsecured loan of US$120.

The short-term bank loan of US$36 is guaranteed by management personnel of a subsidiary, bears interest at HIBOR minus 1%, has maturity through April 2009 and does not contain any financial covenants.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

On August 29, 2008, the Company issued promissory notes to a third party investor and an existing Series A preferred shareholder for cash of US$700 and US$1,000, respectively (“First Interim Notes”). The First Interim Notes mature at the earlier of (i) the date following six months after the execution of the First Interim Notes (that is, February 28, 2009); and (ii) upon the completion of a next equity financing of the Company subsequent to the issuance of the First Interim Notes. The First Interim Notes are unsecured and bear interest at 15% per annum. On March 27, 2009, the maturity date of the First Interim Notes was extended to September 30, 2009.

On December 19, 2008, the Company obtained a short-term loan of US$120 from a third party lender. This loan has a maturity date at the earlier of (i) the closing of a reverse recapitalization transaction with a Special Purpose Acquisition Company pursuant to an agreement and plan of merger, conversion and share exchange agreement entered into on March 31, 2009 (see note 9); and (ii) December 17, 2009, is unsecured and bears interest at 15% per annum.

9.	Promissory notes and warrants

On March 17, 2008, the Company issued convertible promissory notes (the “Notes”) to two investors (one being an existing Series A preferred shareholder) for total cash consideration of US$12,000. The Notes bore interest at 12% per annum and matured on September 17, 2008. The investors of the Notes had the right to convert the principal amount of the Notes plus any accrued and unpaid interest into the Company’s equity securities issued and sold before maturity (“the Next Equity Financing”) at a conversion price equal to 80% of the Next Equity Financing issue price.

The Company also granted the Notes investors warrants to purchase the Company’s equity securities issued at the Next Equity Financing at an exercise price of 80% of the Next Equity Financing issue price (“Note Warrants”). The Note Warrants had an exercise period of three years commencing March 17, 2008. The number of shares issuable under the Note Warrants is equal to (a) 25% of the original principal amount of the Notes (“Warrant Coverage”), or US$3,000, divided by (b) 80% of the actual purchase price per share of the Next Equity Financing. Since Series C redeemable convertible preferred shares, with an issuance price of US$2.63 per share (see note 12(c)), were the Next Equity Financing, the purchase price used to determine the number of shares issuable under the Note Warrants has been determined to be US$2.104 per share.

The gross proceeds from the issuance the Notes of US$12,000 were first allocated to the fair value of Note Warrants of US$2,100, which was presented within accrued expenses and other payables. The Note Warrants were determined to be a liability at inception pursuant to SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” because it embodies a conditional obligation that requires the issuer to settle the obligation by transferring a number of its ordinary shares if the holder exercises the Note Warrants and at inception the obligation has a monetary value that is based solely on variations inversely related to changes in the fair value of the issuer’s equity shares. The remaining balance of the gross proceeds of US$9,900 was recorded as promissory notes. Total issuance costs of US$349 were initially recognized as a separate asset in the consolidated balance sheet. The discount on convertible notes of US$2,100 and the Notes issuance costs of US$349 was amortized to interest expense using the effective interest rate method.

Subsequent to initial recognition, the intrinsic value of the contingent beneficial conversion feature of US$5,100, which was measured as of March 17, 2008, was recognized as an additional Notes discount with a corresponding credit to additional paid-in capital on May 30, 2008, being the date of the triggering event (that is, the issuance of Next Equity Financing). The additional Notes discount and debt issue costs were fully amortized to interest expense over the term of the Notes from May 30, 2008 to September 17, 2008.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

For the year ended December 31, 2008, the amortization of discount on the Notes was US$7,200, the interest on the Notes was US$720, and the amortisation of issuance costs was US$349, all of which were included in interest expense. The Note Warrant liability was recorded at its fair value of US$1,618 as of December 31, 2008, with the change in fair value of US$482 recognized in the consolidated statement of income for the year ended December 31, 2008.

On September 17, 2008, one of the Notes investors converted its Notes with principal sum of US$2,000 and related accrued interest of US$120 into 1,042,995 Series C redeemable convertible preferred shares at a conversion price of US$2.104 per share. On the same date, the other Notes investor cancelled the Notes with principal sum of US10,000 plus accrued interest of US$600 and all the related conversion right in exchange for a new promissory note (the “New Note”) with principal sum of US$15,000. The New Note does not have a conversion right, bears interest at 12% per annum and matured on December 17, 2008. The related intrinsic value of the contingent beneficial conversion feature of US$1,182 at the extinguishment date (that is, September 17, 2008) was charged to additional paid-in capital. A loss on extinguishment of the Notes of US$3,218 was recognized in the consolidated statement of income for the year ended December 31, 2008.

The principal amount and accrued interest of the New Note was not repaid as of December 17, 2008 and the terms of the New Note were amended through a series of agreements between the New Note investor and the Company. As of December 31, 2008, the interest rate of the New Note remained at 12% per annum and the expiration date of the Note Warrants was extended to December 17, 2013. In connection with the issuance of the New Note, the Company agreed to pledge all of its equity interests (“Collateral”) in Jieli Consulting, Jieli Network, Great Talent and Ad-Icon (collectively as “Guarantors”) to guarantee the Company’s obligations owed to the New Note investor.

On March 12, 2009, the New Note remained unpaid and the New Note investor agreed with the Company (subject to certain conditions as discussed below) to extend the maturity date of the New Note to a New Maturity Date which is defined as the earlier of (i) the closing of a new equity financing by the Company; (ii) the closing of a reverse recapitalization transaction with a Special Purpose Acquisition Company pursuant to a plan of merger, conversion and share exchange agreement (the “Share Exchange Agreement”); and (iii) the termination of the Share Exchange Agreement. Further, the effective date for the increase in Warrant Coverage by US$750 for each month that the New Note remains outstanding, pro-rated by reference to the principal sum of the New Note then outstanding after any partial repayment in proportion to the principal sum of the New Note of US$15,000, is postponed to the New Maturity Date while the interest rate of the New Note shall remain at 12% per annum until the New Maturity Date after which the interest rate of 20% per annum shall take effect.

In addition, the terms of the Note Warrants were amended such that (i) the Next Equity Financing shall also include the closing of an acquisition or merger of the Company; (ii) equity securities shall also include securities of the acquiring person in an acquisition; and (iii) the exercise price per share shall be equal to 80% of the price per share (on an as-if-converted basis) paid by the investors or the acquiring person. The Note Warrants shall be converted into a warrant to purchase ordinary shares of the Special Purpose Acquisition Company’s successor pursuant to the Share Exchange Agreement.

On March 28, 2009, the Company’s shareholders and board of directors resolved to amend the exercise price of Note Warrants from US$2.104 per share to US$0.44 per share as a result of the re-pricing of Series C redeemable convertible preferred shares (see note 21(c)).

On March 31, 2009, the Share Exchange Agreement was executed. Pursuant to the Share Exchange Agreement, if the reverse recapitalization transaction is approved by the shareholders of the Special Purpose Acquisition Company, US$10,000 of the outstanding New Note shall be converted into either preferred shares or ordinary shares of the Special Purpose Acquisition Company as of the closing date of the reverse

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

recapitalization transaction with the Special Purpose Acquisition Company (“Closing Date”). The remaining outstanding balance of US$5,000 of the New Note plus all accrued and unpaid interest on the principal sum of US$15,000 of the New Note as of the Closing Date shall be paid in cash to the New Note investor.

10.	Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	December 31,	December 31,
	2007	2008
	US$	US$

Accrued payroll and staff benefits	399	742
Business tax and surcharges payable	805	5,971
Note Warrant liability	–	1,618
Other accrued liabilities	179	4,887

Total accrued expenses and other payables	1,383	13,218

11.	Related party transactions and balances

(a)	Related party transactions

In the ordinary course of business, the Group enters into certain transactions with its related parties. Management believes that these related party transactions were conducted at normal commercial terms. For the periods presented, material related party transactions are summarized as follows:

			Period from
			February 9,
			2007 (date of
			inception) through	Year ended
			December 31,	December 31,
			2007	2008
	Note		US$	US$

Revenue from provision of advertising services	(i	)	–	7,040
Expenses for leases of advertising space	(ii	)	–	4,148

Note:

(i)	Represents amounts received / receivable from affiliated entities of senior management personnel of certain companies acquired by Jingli (see note 3), for provision of advertising services to these entities. The transactions are conducted on terms comparable to the terms of transactions with third parties.

(ii)	Represents amounts paid / payable to affiliated entities of senior management personnel of certain companies acquired by Jingli (see note 3), for leases of advertising spaces from these entities. The transactions are conducted on terms comparable to the terms of transactions with third parties.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

(b)	Amounts due from / to related parties are analyzed as follows:

			December 31,	December 31,
			2007	2008
	Note		US$	US$

Customer payments collected on behalf of the Group	(i	)	311	7,418
Receivables for provision of advertising services	(ii	)	–	3,738
Advances to senior management personnel	(iii	)	–	337

Due from related parties			311	11,493

Operating expenses paid on behalf of the Group	(iv	)	–	227
Payables for the lease of advertising space	(v	)	–	490

Due to related parties			–	717

Note:

(i)	Represents customer payments collected by the Company’s shareholders and senior management personnel of Jingli’s acquired subsidiaries on behalf of the Group companies which had not been remitted to the Group companies as of the balance sheet date. During the year ended December 31, 2008, certain customers remitted cash to individual shareholders of the Company and senior management personnel of certain subsidiaries of the Company to settle the amounts they owed to the Group. The amounts received by the shareholders and the senior management personnel are repaid back to the Group on a periodic basis and 75% of the outstanding balance as of December 31, 2008 has been repaid to the Group by June 30, 2009. The remaining balance is expected to be repaid to the Group within 2009.

(ii)	Represents amount receivable from affiliated companies of certain companies acquired by Jingli (see note 3) for advertising services provided by the Group to these entities as described in note 11(a)(i) above. These amounts are repayable in accordance with normal payment terms with other unrelated customers.

(iii)	Represents the advances made by the Group to the senior management personnel of certain companies acquired by Jingli (see note 3). The amounts are interest free and are expected to be settled within 12 months from the balance sheet date and are secured by the contingent purchase price payable of certain companies acquired by Jingli (see note 3) to the previous owners of the acquired companies.

(iv)	Represents operating expenses paid by the senior management personnel of certain companies acquired by Jingli (see note 3) on behalf of the Group. The amounts are interest free, unsecured and have no fixed terms of repayment. The balance as of December 31, 2008 is expected to be settled within 12 months from the balance sheet date.

(v)	Represents operating lease payments payable to affiliated companies of certain companies acquired by Jingli (see note 3) for leases of advertising space as described in note 11(a)(ii) above. The amounts are repayable in accordance with normal payment terms with other unrelated advertising space suppliers.

12.	Convertible Preferred Shares and Warrants

(a)	Series A Convertible Preferred Shares and Warrants

In June 2007, the Company issued 10,000,000 Series A convertible preferred shares, with a par value of US$0.0001 per share, and warrants to purchase 10,000,000 additional Series A convertible preferred shares at an exercise price of US$0.10 per share (“Series A Warrants”) to a third party investor for total cash consideration of US$1,000. The holders of Series A convertible preferred shares have no redemption right other than in liquidation.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

The gross proceeds of US$1,000 were allocated to Series A convertible preferred shares and Series A Warrants on a relative fair value basis. The estimated fair values of the Series A convertible preferred shares and Series A Warrants were determined to be US$818 and US$219, respectively. Accordingly, the Series A convertible preferred shares are recorded at US$789 and classified within shareholders’ equity and the Series A Warrants are recorded in additional paid-in capital at US$211. Total direct incremental costs of issuing the securities amounting to US$85 were charged proportionally against the allocated amounts of Series A convertible preferred shares (US$67) and Series A Warrants (US$18) respectively.

Management determined that there was no embedded beneficial conversion feature attributable to the Series A convertible preferred shares at the commitment date since US$0.0789, the effective conversion price of the Series A convertible preferred shares, was greater than the estimated fair value of the Company’s ordinary shares, which was US$0.0302 as of the commitment date.

The estimated fair values of the Series A convertible preferred shares and the ordinary shares of the Company at the commitment date was determined by management with reference to valuation performed on a retrospective basis by an independent valuation firm which calculated the Company’s equity value by using the discounted cash flow method. This method eliminates the variation in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business. In considering the appropriate discount rate to be applied, the Company has taken into account a number of factors including the current cost of finance and the risk inherent in the business. The estimated fair value of the Series A Warrants is estimated using the Black-Scholes Options Pricing Model.

The significant terms of the Series A convertible preferred shares are as follows:

Conversion

Each Series A convertible preferred share is convertible, at the option of the holder, at any time after the issuance date into the Company’s ordinary shares at the ratio of 1:1, subject to certain anti-dilution provisions as provided in the Company’s articles of association.

Voting Rights

Series A convertible preferred shares shall carry such number of votes as is equal to the number of votes of ordinary shares then issuable upon conversion. The Series A convertible preferred shares shall vote together with the ordinary shares on an as-converted basis, and not as a separate class, except certain protective provisions as provided in the Company’s articles of association, or as required by the applicable law.

Registration Rights

The holders of Series A convertible preferred shares shall be entitled to certain registration rights including demand registration, piggyback registration and Form F-3 registration. Such rights allow the holders of at least 50% of shares having registration rights then outstanding to demand the Company at any time after the closing of a Qualified IPO to file a registration statement covering the offer and sales of their securities, subject to certain restrictions and conditions. A Qualified IPO means a firm commitment, underwritten initial public offering by the Company of its ordinary shares, on any exchange selected by the Company and agreed by Deutsche Bank A.G., valuation of the Company equal to no less than US$200,000 immediately prior to the initial public offering and total offering proceeds to the Company of no less than US$60,000 after deduction of underwriters commissions and expenses.

The Company will pay all expenses relating to such registrations, except broker’s commission, underwriting discounts, selling commissions and stock transfer taxes. The Company is to use its best efforts to

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

register such shares for resale, however, the Company is not required to provide for any payment or transfer any other consideration to the holder of Series A convertible preferred shares in the event of non-performance.

Dividends

After payment of dividends on the Series C redeemable convertible preferred shares and Series B redeemable convertible preferred shares, holders of the Series A convertible preferred shares shall be entitled to receive dividends out of any funds legally available for this purpose, when and if declared by the Company’s board of directors.

Liquidation preference

Upon any liquidation, dissolution or winding up of the Company, assets of the Company available for distribution shall be first distributed to the holders of Series C redeemable convertible preferred shares and the Series B redeemable convertible preferred shares. After such distributions, each Series A convertible preferred share holder shall be entitled to receive, prior and in preference to any distribution to the ordinary shareholders, an amount equal to 150% of the Series A convertible preferred share purchase price plus all declared but unpaid dividends on the Series A convertible preferred shares.

(b)	Series B Redeemable Convertible Preferred Shares and Warrants

In August 2007, the Company issued 36,363,635 Series B redeemable convertible preferred shares with a par value of US$0.0001 per share, and warrants to purchase 5,000,000 ordinary shares of the Company at an exercise price of US$0.55 per share (“Series B Warrants”) to two investors (one being an existing holder of Series A convertible preferred shares) for total cash consideration of US$20,000. The holders of Series B redeemable convertible preferred shares have redemption rights to request the Company to redeem the preferred shares either on February 16, 2010 or May 16, 2011. In addition, the Company shall redeem all outstanding Series B redeemable convertible preferred shares at the Series B redeemable convertible preferred share redemption price (the “Redemption Price”) on August 16, 2012 (“Mandatory Redemption Date”), if a Qualified IPO has not occurred before Mandatory Redemption Date. Subject to certain anti-dilution provisions as provided in the Company’s articles of association, the Redemption Price shall be equal to the total of (i) any declared but unpaid dividend; (ii) 1.2 times of the Series B redeemable convertible preferred share purchase price; and (iii) interest of 15% compound annually.

The gross proceeds of US$20,000 were allocated to the Series B redeemable convertible preferred shares and Series B Warrants on a relative fair value basis. The estimated fair values of the Series B redeemable convertible preferred shares and Series B Warrants were determined to be US$19,848 and US$426 respectively. Accordingly, the Series B redeemable convertible preferred shares are recorded at US$19,580 and the Series B Warrants are recorded in additional paid-in capital at US$420. The Series B redeemable convertible preferred shares have not been classified within shareholders’ equity since they are redeemable. Total direct incremental costs of issuing the securities amounting to US$1,526 were charged proportionally against the allocated amounts of Series B redeemable convertible preferred shares (US$1,494) and Series B Warrants (US$32) respectively. The accretion to redemption value of US$32,364 (which represents the number of Series B redeemable convertible preferred shares multiplied by the Redemption Price) is accreted to February 16, 2010, which is the earliest date that the preferred shares could be redeemed. The accretion to redemption value amounted to US$1,646 for the period from February 9, 2007 (date of inception) through December 31, 2007 and was first charged against available additional paid-in capital balance of US$1,549 in the absence of retained earnings with the remaining amount charged against accumulated deficit of US$97. The accretion to redemption value amounted to US$5,172 for the year ended December 31, 2008 and was first

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

charged against retained earnings of US$2,618 with the remaining amount of US$2,554 charged against available additional paid-in capital in the absence of retained earnings.

Management determined that there was no embedded beneficial conversion feature attributable to the Series B redeemable convertible preferred shares at the commitment date since US$0.55, the effective conversion price of the Series B redeemable convertible preferred shares, was greater than the estimated fair value of the Company’s ordinary shares, which was US$0.2941 as of the commitment date.

The estimated fair values of the Series B redeemable convertible preferred shares and the ordinary shares of the Company at the commitment date was determined by management with reference to valuation performed on a retrospective basis by an independent valuation firm which calculated the Company’s equity value by using the discounted cash flow method. This method eliminates the variation in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business. In considering the appropriate discount rate to be applied, the Company has taken into account a number of factors including the current cost of finance and the risk inherent in the business. The estimated fair value of the Series B Warrants is estimated using the Black-Scholes Options Pricing Model.

The other significant terms of the Series B redeemable convertible preferred shares are as follows:

Conversion

Each Series B redeemable convertible preferred shares shall be convertible, at the option of the holder, into the Company’s ordinary shares at the ratio of 1:1 at any time, subject to certain anti-dilution provisions as provided in the Company’s articles of association.

Voting Rights

Series B redeemable convertible preferred shares shall carry such number of votes as is equal to the number of votes of ordinary shares then issuable upon conversion. The Series B redeemable convertible preferred shares shall vote together with the ordinary shares on an as-converted basis, and not as a separate class, except certain projective provisions as provided in the Company’s articles of association, or as required by the applicable law.

Registration Rights

The holders of Series B redeemable convertible preferred shares shall be entitled to certain registration rights including demand registration, piggyback registration and Form F-3 registration. Such rights allow the holders of at least 50% of shares having registration rights then outstanding to demand the Company at any time after the closing of a Qualified IPO to file a registration statement covering the offer and sale of their securities, subject to certain restrictions and conditions.

The Company shall pay all expenses relating to any demand, piggy back registrations or Form F-3 registrations, except broker’s commission, underwriting discounts, selling commissions and stock transfer taxes. The Company shall use its best efforts to register such shares for resale, however, the Company is not required to provide for any payment or transfer any other consideration to the holders of Series B redeemable convertible preferred shares in the event of non-performance.

Dividends

After payment of dividends on the Series C redeemable convertible preferred shares, Series B redeemable convertible preferred share holders shall be entitled to receive dividends out of any funds legally available for this purpose, when and if declared by the Company’s board of directors.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

Liquidation preference

Upon any liquidation, dissolution or winding up of the Company, assets of the Company available for distribution shall be first distributed to the holders of Series C redeemable convertible preferred shares. After such distribution, holders of Series B redeemable convertible preferred shares shall be entitled to receive an amount equal to 150% of the Series B redeemable convertible preferred share purchase price plus all declared but unpaid dividends and distributions. If the assets available for distribution among the holders of Series B redeemable convertible preferred shares are insufficient to fully pay each holder, then the assets shall be distributed ratably among the Series B redeemable convertible preferred shares.

(c)	Series C Redeemable Convertible Preferred Shares

On May 30, 2008, the Company issued a total 3,802,281 Series C redeemable convertible preferred shares (“Series C Shares”) with a par value of US$0.0001 per share to two third party investors for total cash consideration of US$10,000. Total direct incremental costs of issuing the securities amounting to US$837 were charged against the Series C Shares proceeds. The holders of Series C Shares have redemption rights to request the Company to redeem the preferred shares within 30 days after the date falling eighteen months after the Series C Shares original issue date (that is, November 30, 2009); and on or after the date falling twenty-four months after the Series C Shares original issue date (that is May 30, 2010). In addition, the holders of Series C shares may redeem all outstanding Series C Shares at the Series C Shares redemption price upon the occurrence of an accelerated redemption triggering event such as a change-of-control; de-listing of the Company’s shares following a qualified IPO; breach of representations, warranties, or covenants having a material impact on the Company’s value; or breach of the Company’s debt obligations or other material contracts or obligations. Subject to certain anti-dilution provisions as provided in the Company’s articles of association, the redemption price will be equal to the total of (i) any declared but unpaid dividend; (ii) the adjusted Series C redeemable convertible preferred share purchase price; and (iii) interest of 25% compound annually.

As the earliest determinable redemption date that the redemption amount is fixed and determinable on November 30, 2009, the accretion to the redemption value amounted to US$1,635 for the year ended December 31, 2008 and was charged against available additional paid-in capital in the absence of retained earnings.

Management determined that there was no embedded beneficial conversion feature attributable to the Series C Shares at the commitment date since US$2.63 per share, the effective conversion price of the Series C Shares, was greater than the estimated fair value of the Company’s ordinary shares, which was US$0.368 as of the commitment date of the Series C Shares.

The estimated fair value of the underlying preferred shares and ordinary shares at the commitment date was determined by management with reference to valuation performed on a retrospective basis by an independent valuation firm which calculated the Company’s equity value using the discounted cash flow method. This method eliminates the variation in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business. In considering the appropriate discount rate to be applied, the Company has taken into account a number of factors including the current cost of finance and the risk inherent in the business.

The other significant terms of the Series C Shares are as follows:

Conversion

Each Series C Share shall be convertible, at the option of the holder, at any time after the date of issuance of such share, into such number of fully-paid and non-assessable ordinary shares as determined by

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

dividing the Series C Share purchase price for each of the Series C Shares by its then effective conversion price. The conversion price shall be initially the Series C Share purchase price. The Series C Share conversion price is subject to certain anti-dilution provisions and IPO price adjustment, and also subject to adjustment if the 2008 and 2009 net income targets of the Group are not met. In addition, each Series C Share shall automatically be converted into one ordinary share at the then effective applicable Series C Share conversion price immediately prior to the closing of a Qualified IPO. See note 21(c) for subsequent change in conversion price as approved by the Company’s shareholders and board of directors.

Voting Rights

Series C Shares shall carry such number of votes as is equal to the number of votes of ordinary shares then issuable upon conversion. The Series C Shares shall vote together with the ordinary shares on an as-converted basis, and not as a separate class, except certain projective provisions as provided in the Company’s articles of association, or as required by the applicable law.

Registration Rights

The holders of Series C Shares shall be entitled to certain registration rights including demand registration, piggyback registration and Form F-3 registration. Such rights allow the holders of at least 50% of shares having registration rights then outstanding to demand the Company at any time after the closing of a Qualified IPO (as defined previously) to file a registration statement covering the offer and sales of their securities, subject to certain restrictions and conditions.

The Company will pay all expenses relating to any demand, piggyback registrations or Form F-3 registrations, except broker’s commission, underwriting discounts, selling commissions and stock transfer taxes. The Company is to use its best efforts to register such shares for resale, however, the Company is not required to provide for any payment or transfer any other consideration to the holders of Series C Shares in the event of non-performance.

Dividends

Holders of Series C Shares shall be entitled to first receive dividends out of any funds legally available for this purpose, when and if declared by the Company’s board of directors.

Liquidation preference

Upon any liquidation, dissolution or winding up of the Company, each holder of Series C Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series B redeemable convertible preferred shares, the holders of Series A convertible preferred shares and ordinary shareholders, an amount equal to (i) the Series C Purchase Price paid by the respective holder for the Series C Shares, subject to adjustment, plus all declared but unpaid dividends and distributions on such Series C Shares and (ii) 20% per annum of the Series C Share purchase price paid by the respective holder for the Series C Shares in respect of the period from the Series C Shares original issue date.

13.	Ordinary shares

During the period from inception date of the Company through April 2007, 16,159,500, 15,162,000 and 8,578,500 ordinary shares were issued to the respective owners of Sige, Dale and Conghui at par value in exchange for the control of the Businesses through contractual arrangements (see note 1(b)).

As disclosed in note 1(b), in September 2007, the Company repurchased and cancelled 7,780,500 ordinary shares from a shareholder for cash of US$3,112. The consideration paid in excess of par value of the

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

repurchased shares amounting to US$3,111 was charged to additional paid-in capital (US$235) and retained earnings (US$2,876), respectively.

14.	Interest expense

	Period from February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Bank loan interest	43	35
Convertible promissory notes interest	–	720
Interest on New Note, First Interim Notes and short-term loan from a third party lender	–	618
Amortization of convertible promissory notes issuance costs	–	349
Amortization of convertible promissory notes discount	–	7,200

Total interest expense	43	8,922

15.	Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon any payment of dividends by the Company, no withholding tax is imposed.

Peoples’ Republic of China

The Company’s subsidiaries and consolidated VIEs in the PRC are governed by the income tax law of the PRC and file separate income tax returns.

For the period from June 1, 2007 and from August 3, 2007 (incorporation dates of Jieli Consulting and Jingli, respectively) through December 31, 2007, Jieli Consulting and Jingli were subject to PRC enterprise income tax at 33% on their assessable profits. For the year ended December 31, 2007, Sige was subject to PRC enterprise income tax at a special concessionary rate of 3.3% of its advertising service revenues less approved deductions (“Special Concessionary Tax Rate”) pursuant to a written approval from the tax bureau; Dale was subject to PRC enterprise income tax at a preferential tax rate of 15% on its assessable profits; and Conghui was subject to PRC enterprise income tax at 33% on its assessable profits.

On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the PRC (“new tax law”) which became effective on January 1, 2008. According to the new tax law, the enterprise income tax rate for entities other than certain high-tech enterprises or small-scale enterprises that earn “small profit”, as defined in the new tax law, is 25%. In addition, from January 1, 2008, certain enterprises that were previously taxed at preferential rates are subject to a five-year transition period during which the income tax rate will gradually be increased to the unified rate of 25% (the “transition rates”). Accordingly, the income tax rate applicable to the assessable profits of Jieli Consulting and Jingli, is reduced from 33% to 25% effective January 1, 2008. The income tax rate applicable to the assessable profits of Sige, which was previously taxed on a Special Concessionary Tax Rate, is 25% effective January 1, 2008. The income tax transition rates applicable to the assessable profits of Dale, which previously was subject to a preferential tax rate of 15%, are 18%, 20%, 22%, 24%, and 25%, for the years

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

ending December 31, 2008, 2009, 2010, 2011 and 2012 onwards, respectively. The entities acquired by Jingli in 2008 are subject to PRC enterprise income tax at 25% on their assessable profits.

Under the new tax law and related implementation rules, a withholding tax is applied on the gross amount of dividends received by the Company from its PRC subsidiaries and consolidated VIEs after January 1, 2008; however undistributed earnings prior to January 1, 2008 are exempted from withholding tax. The implementation rules provide that the withholding tax rate is 10% or the applicable rate specified in a tax treaty. The Company has not provided for income taxes on accumulated earnings of its PRC subsidiaries as of December 31, 2008 since these earnings are intended to be reinvested indefinitely in the PRC. It is not practicable to estimate the amount of additional taxes that might be payable on such undistributed earnings.

Hong Kong

Ad-Icon and Great Talent are subject to Hong Kong profits tax at a tax rate of 16.5% on their assessable profits for the tax year ended December 31, 2008.

For the period from February 9, 2007 (date of inception) through December 31, 2007, substantially all of the Group’s income before income taxes is derived from the PRC. For the year ended December 31, 2008, except for loss before income taxes of the Company of US$14,375 and income before income taxes of US$327 of Ad-Icon, all of the Group’s income before income taxes is derived from the PRC. Income tax expense consists of the following:

	Period from February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Current tax
- PRC	915	8,146
- HK	–	70
Deferred tax
- PRC	(65)	(1,293)
- HK	–	(121)

Total income tax expense	850	6,802

The actual income tax expense reported in the consolidated statements of income differs from the expected income tax expense computed by applying the PRC statutory tax rate of 33% for the period from

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

February 9, 2007 (date of inception) through December 31, 2007 and 25% for the year ended December 31, 2008, respectively to income before income taxes as a result of the following:

	Period from
	February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Computed expected tax expense	692	2,787
Tax benefit of Special Concessionary Tax Rate on income of Sige	(198)	–
Effect of differential preferential tax rate on income of Dale	(46)	–
Effect of differential tax rate on income of Ad-Icon	–	(28)
Effect of non-PRC entity (the Company) not subject to income tax	5	3,594
Non-deductible loss on deconsolidation of a variable interest entity	118	–
Non-deductible expenses (note(i))	126	541
Change in valuation allowance	153	(92)

Actual income tax expense	850	6,802

Note

(i):	Non-deductible expenses primarily represent entertainment expenses in excess of statutory limits for tax purpose.

The tax effects of the Group’s temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2007	2008
	US$	US$

Deferred tax assets:
Non-current
- Property and equipment	6	–
- Tax loss carryforwards of a subsidiary	153	61
Current
- Allowance for doubtful accounts	–	311
- Accrued expenses	–	269

Total gross deferred tax assets	159	641
Valuation allowance	(153)	(61)

Deferred tax assets	6	580

Deferred tax liabilities — non-current:
Intangible assets	(19)	(1,297)

Net deferred tax liability	(13)	(717)

The change in valuation allowance for the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008 was an increase of US$153 and a decrease of US$92, respectively, which relates to deferred tax assets in respect of tax loss carryforwards of Jieli Consulting. As of December 31, 2008, tax loss carryforwards of Jieli Consulting amounted to US$244, which will expire in the year ending December 31, 2013.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

The realization of the future tax benefits of a deferred tax asset is dependent on future taxable income against which such tax benefits can be applied or utilized and the consideration of the scheduled reversal of deferred tax liabilities and any available tax planning strategies. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. All available evidence must be considered in the determination of whether sufficient future taxable income will exist since the ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax loss carryforwards are utilized. Such evidence includes, but is not limited to, the financial performance of the entities, the market environment in which these entities operate and the length of relevant carryover periods. Sufficient negative evidence, such as cumulative net losses during a three-year period that includes the current year and the prior two years, may require that a valuation allowance be established against the deferred tax assets. Based on Jieli Consulting’s historical operating results and Jieli Consulting’s limited history to reasonably project its future taxable income over the periods during which the tax loss can be utilized, management believes that it is more likely than not that Jieli Consulting will not realize the benefits of the tax loss carryforwards and therefore a full valuation allowance has been provided against its deferred tax asset of Jieli Consulting as of December 31, 2007 and 2008.

As of February 9, 2007 (date of inception), for the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008, the Group did not have unrecognized tax benefits, and it does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months. No interest and penalties related to unrecognized tax benefits were accrued at the date of initial adoption of FIN 48 and as of December 31, 2007 and 2008.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than USD15 (RMB 100). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. The tax returns of the Company’s subsidiaries and consolidated VIEs in the PRC for the tax years beginning in 2004 are subject to examination by the relevant tax authorities. The tax returns of the Company’s operating subsidiary in the HKSAR for the tax years beginning in 2002 are subject to examination by the relevant tax authorities.

16.	Share-based payments

Effective on January 1, 2008, the board of directors and shareholders of the Company approved and adopted the 2008 Share Inventive Plan (the “Share Incentive Plan”) which provides for the granting of share options and restricted share units to the eligible employees of the Group to subscribe for ordinary shares of the Company. The shareholders of the Company authorized up to 15,000,000 ordinary shares to be issued upon exercise of awards granted under the Share Incentive Plan.

(a)	Share options

In January 2008, February 2008, April 2008 and July 2008, the Company granted 4,880,000, 40,000, 3,020,000 and 900,000 share options respectively to its senior management personnel to acquire ordinary shares of the Company. These options have exercise prices ranging from US$0.0001 to US$3 per share, a vesting period of 4 years and a contractual life of 10 years from the date of grant. 7,640,000 of the share options vest 25% after the first year of service and rateably each month over the remaining 36-month period. The remaining 1,200,000 share options vest 50% after the first year of service and rateably each month over the remaining 24-month period.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

The terms and conditions of the outstanding share options as of December 31, 2008 are as follows:

	No. of	Grant-date				Expected		Expected
	options	fair value		Aggregate		life	Expected	dividend	Risk-free
Grant date	granted	per option		fair value		(years)	volatility	yield	interest rate

January 2008	4,880,000	US$	0.08 to US$0.43	US$	1,792	7.7 to 10.0	44.69%	0%	5.31%
February 2008	40,000	US$	0.15	US$	6	8.0	58.75%	0%	5.02%
April 2008	3,020,000	US$	0.12 to US$0.39	US$	746	6.5 to 10.0	59.63%	0%	5.27%
July 2008	900,000	US$	0.12	US$	110	8.3 to 8.5	57.77%	0%	5.59%

The Company determined the estimated grant-date fair value of share options based on the Binomial Tree option-pricing model.

The Company has accounted for these options in accordance with SFAS No. 123 (revised) “Share-based payment” (“SFAS No. 123R”) by measuring compensation cost based on the grant-date fair value and recognizing the cost over the period during which an employee is required to provide service in exchange for the award. The amount of compensation cost recognized for these share options was US$1,649 for the year ended December 31, 2008, of which US$56, US$68 and US$1,525 was allocated to cost of revenues, sales and marketing expenses and general and administrative expenses respectively. As of December 31, 2008, unrecognized share-based compensation cost in respect of granted share options amounted to US$1,005.

The expected volatility in the table above was based on the weighted average volatility of several comparable U.S. listed companies in the advertising industry with operations in the PRC. Since the Company was a private company at the time the options were issued, the Company estimated the potential volatility of its ordinary share price by referring to the weighted average volatility of these comparable companies because management believes that the weighted average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of the Company’s ordinary shares.

Because the Company’s share options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation model may not provide an accurate measure of the fair value of the Company’s share options. Although the fair value of share options is determined in accordance with SFAS No. 123R using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

The option activity during the year ended December 31, 2008 were as follows:

	Number of	Weighted average		Weighted average
	options	exercise price per share		remaining contractual term

Balance as of January 1, 2008	–		–	–
Granted during the year	8,840,000		–	–

Balance as of December 31, 2008	8,840,000	US$	0.79	9.1 years

None of the outstanding options as of December 31, 2008 was exercisable.

(b)	Restricted share units

In January 2008, February 2008, April 2008 and July 2008, the Company granted a total of 2,667,000 restricted share units to certain senior management personnel of the Group under the Share Incentive Plan. The number of restricted share units to which each grantee will receive and the vesting of such units is contingent upon achievement of certain performance goals. The restricted share units contingently vest over a period of 30 months and have a contractual life of 10 years from the date of grant. In addition to the contingently vested restricted share units, in July 2008, the Company issued 1,200,000 restricted share units to

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

certain senior management personnel of the Group, which vest 50% after the first year of service and rateably each month over the remaining 12-month period.

Since management believe achievement of the performance goals is probable, the Group recognized compensation cost for these restricted share units of US$705 for the year ended December 31, 2008, all of which was included in general and administrative expenses. The fair value of the restricted share units was estimated using the Asian option-pricing model and assumes that the performance goals will be achieved. If the performance goals are not met, no compensation cost is recognized and any recognized compensation cost will be reversed. The assumptions used in estimating the fair value of the restricted share units are the same as those related to valuation of share options set out in note 16(a).

The restricted share unit activities during the year ended December 31, 2008 were as follows:

	Number of			Weighted average
	restricted share			remaining
	unit granted	Grant-date fair value		contractual term

Balance as of January 1, 2008	–		–	–
Granted during the year	3,867,000		–	–

Balance as of December 31, 2008	3,867,000	US$	1,450	9.2 years

None of the outstanding restricted share units as of December 31, 2008 was vested.

As of December 31, 2008, unrecognized share-based compensation cost in respect of granted restricted share units amounted to US$745, which is expected to be recognized over a weighted average period of 17 months.

17.	Statutory reserve

The Group’s PRC subsidiaries and consolidated VIEs are required under PRC laws to transfer at least 10% of their after tax profits as reported in their PRC statutory financial statements to a statutory surplus reserve. These entities are permitted to discontinue allocations to this reserve if the balance of such reserve has reached 50% of their respective registered capital. The transfer to this reserve must be made before distribution of dividends to equity shareholders. The statutory reserve is not available for distribution to the owners (except in liquidation) and may not be transferred in the form of loans, advances or cash dividends. For the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008, the Group’s PRC subsidiaries and consolidated VIEs made appropriations to the statutory reserve funds of US$56 and US$337 respectively. The accumulated balance of the statutory reserve funds maintained at these PRC subsidiaries and consolidated VIEs as of December 31, 2007 and 2008 was US$224 and US$561 respectively.

18.	Commitments and contingencies

(a)	Operating lease commitments

The Group leases space primarily inside elevators, light boxes and billboards to display the content of its customers’ advertisements, and office premises under operating lease arrangements. These operating leases do not contain provisions for contingent rentals.

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

Rental expenses under operating leases were allocated to the following categories of cost and expenses:

	Period from
	February 9,
	2007 (date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Cost of revenues	1,371	37,768
General and administrative expenses	147	1,018

Total rental expenses	1,518	38,786

As of December 31, 2008, future minimum rental payments under non-cancellable operating leases having initial or remaining lease terms of more than one year are as follows:

US$

2009	26,717
2010	10,900
2011	4,852
2012	1,299
Thereafter	27

43,795

(b)	Capital commitments

As of December 31, 2008, the Group had contractual commitments of US$903 for the purchase of advertising display equipment.

19.	Fair value of financial instruments

Except for promissory notes, the fair value of the Group’s financial assets and liabilities approximate their carrying amount because of the short-term maturity of these instruments. Based on management judgement, the fair value of the promissory notes is not materially different from its carrying value with reference to observable market transactions between market participants comparative with the Company and promissory note investors which is the best information available in the circumstances.

20.	SearchMedia International Limited (Parent Company)

Relevant PRC statutory laws and regulations permit the distribution of dividends by the Group’s PRC subsidiaries and consolidated VIEs only out of their retained earnings, if any, as determined in accordance with the PRC accounting standards and regulations.

Under the PRC Law, the Group’s PRC subsidiaries and consolidated VIEs are required to allocate at least 10% of their after tax profits, after making good of accumulated losses as reported in their PRC statutory financial statements, to the statutory reserves and are permitted to discontinue allocations to the statutory reserves if the balance of such reserves have reached 50% of their respective registered capital. These statutory reserves are not available for distribution to owners (except in liquidation) and may not be transferred in the form of loans, advances, or cash dividend.

As a result of these PRC laws and regulations, the Group’s PRC subsidiaries and consolidated VIEs are restricted in their abilities to transfer an aggregate of US$6,828 and US$28,351 of their net assets either in the

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

form of dividends, loans and advances, which consist of the paid-in capital and statutory reserves of these entities as of December 31, 2007 and 2008, respectively. For the period from February 9, 2007 (date of inception) through December 31, 2007 and for the year ended December 31, 2008, no cash dividend was paid to SearchMedia International Limited by any of its subsidiaries and consolidated VIEs.

The following presents condensed parent company only financial information of SearchMedia International Limited under U.S. GAAP.

Condensed balance sheets

	December 31,	December 31,
	2007	2008
	US$	US$

Cash	3,696	17
Restricted bank deposit	4,000	–
Amounts due from related parties	65	13,425
Prepaid expenses and other current assets	4	1,844
Equity investments	11,278	48,652

Total assets	19,043	63,938

Short-term borrowings	–	1,820
Promissory notes	–	15,000
Accrued expenses and other payables	–	4,422

Total liabilities	–	21,242
Series B redeemable convertible preferred shares	19,734	24,906
Series C redeemable convertible preferred shares	–	12,918
Total shareholder’s (deficit)/equity	(691)	4,872

Liabilities, redeemable convertible preferred shares and shareholders’ (deficit)/equity	19,043	63,938

SearchMedia International Limited

Notes to Consolidated Financial Statements — (Continued)
(Amounts in thousands, except share data)

Condensed statements of income

	Period from February 9,
	2007 (date of
	inception) to	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Cost of revenues	–	(56)
Sales and marketing expenses	–	(68)
General and administrative expenses	(18)	(2,725)
Interest income	2	97
Interest expense	–	(8,887)
Decrease in fair value of Note Warrant liability	–	482
Loss on extinguishment of the Notes	–	(3,218)

Loss before equity in earnings from subsidiaries and consolidated VIEs	(16)	(14,375)
Equity in earnings of subsidiaries and consolidated VIEs	1,264	18,718

Net income	1,248	4,343

Condensed statements of cash flows

	Period from
	February 9,
	2007
	(date of
	inception) through	Year ended
	December 31,	December 31,
	2007	2008
	US$	US$

Net cash used in operating activities	(84)	(499)
Net cash used in investing activities	(12,500)	(30,261)
Net cash provided by financing activities	16,280	27,081

Net increase/(decrease) in cash	3,696	(3,679)

21.	Subsequent events

(a)	Share incentive plan

On March 28, 2009, the Company’s shareholders and board of directors resolved to increase the number of ordinary shares that are reserved for grants of share options and restricted shares units from 15,000,000 to 25,000,000.

During the period from January 1, 2009 through July 13, 2009, the Company granted 1,650,000 share options to certain management personnel to acquire ordinary shares of the Company. These options have an exercise price of US$0.5323 per share, vesting periods ranging from 3 to 4 years and a contractual life of 10 years from the date of grant.

(b)	Loan financing in March 2009

On March 19, 2009, the Company issued promissory notes to a third party investor, an existing Series A preferred shareholder and certain management personnel of the Company for cash of US$1,750, US$1,500 and US$250, respectively (“Second Interim Notes”). The Second Interim Notes mature at the earlier of (i) the closing of a new equity financing by the Company; (ii) the closing of a reverse recapitalization transaction with a Special Purpose Acquisition Company pursuant to the Share Exchange Agreement; and (iii) March 31, 2009, but only in the event that the Share Exchange Agreement is not executed as of such date. The Second Interim Notes bear interest at 12% per annum until its maturity date after which the interest rate of 20% per annum shall take effect. In connection with the Second Interim Notes, the Company, the New Note investor and the Guarantors mutually agreed to extend the Collateral to guarantee the Company’s obligations owed to the Second Interim Notes investors. On March 19, 2009, the Company granted to certain investors of the Second Interim Notes warrants to purchase 442,000 ordinary shares of the Company at an exercise price of US$0.00001 per share. The warrants are exercisable from the issuance date to May 30, 2011.

On March 31, 2009, the Share Exchange Agreement was executed. Pursuant to the Share Exchange Agreement, if the reverse recapitalization transaction is approved by the shareholders of the Special Purpose Acquisition Company, the principal amount outstanding under the Second Interim Notes as of the Closing Date shall be converted into either preferred shares or ordinary shares of the Special Purpose Acquisition Company.

(c)	Amendment of the effective conversion price of Series C Shares and issuance of additional Series C Shares

On March 28, 2009, in contemplation of entering into a reverse recapitalization transaction with a Special Purpose Acquisition Company, the Company’s shareholders and board of directors resolved to amend the effective conversion price of the Series C redeemable convertible preferred shares from US$2.63 per share to US$0.55 per share. The re-pricing was necessary for the holders of the Series C redeemable convertible preferred shares, which carry certain anti-dilution provisions and preferred liquidation rights, to support the contemplated transaction. As a result of the amendment of the effective conversion price of Series C redeemable convertible preferred shares, the Company issued additional 18,323,955 Series C redeemable convertible preferred shares to the existing holders of Series C redeemable convertible preferred shares. The change in conversion price does not have any impact on the consolidated financial statements since the new conversion price remains higher than the fair value of the Company’s ordinary shares as of the commitment date of the Series C redeemable convertible preferred shares.

Report of Independent Registered Public Accounting Firm

To the Owner of
Shanghai Sige Advertising and Media Co., Ltd.:

We have audited the accompanying balance sheets of Shanghai Sige Advertising and Media Co., Ltd. (the “Company”) as of December 31, 2006 and June 3, 2007 and the related statements of income, owner’s deficit and comprehensive income and cash flows for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shanghai Sige Advertising and Media Co., Ltd. as of December 31, 2006 and June 3, 2007, and the results of its operations and cash flows for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG
Hong Kong, China

March 31, 2009

Shanghai Sige Advertising and Media Co., Ltd.

Balance Sheets
(Amounts in thousands)

		December 31,	June 3,
		2006	2007
	Note	US$	US$

Assets
Current assets:
Cash		15	18
Accounts receivable, net of allowance for doubtful accounts of nil and nil as of December 31, 2006 and June 3, 2007, respectively	3	65	194
Amount due from an affiliated company	7	—	87
Prepaid expenses and deposits		8	8

Total current assets		88	307

Office equipment, net	4	20	18

Total assets		108	325

Liabilities and owner’s equity
Current liabilities:
Accounts payable		21	28
Accrued expenses and other payables	5	193	284
Deferred revenue		34	80
Income taxes payable		—	16

Total liabilities		248	408

Owner’s deficit:
Contributed capital		242	242
Statutory surplus reserve	8	98	98
Accumulated other comprehensive income		13	15
Accumulated deficit		(493)	(438)

Total owner’s deficit		(140)	(83)

Commitments and contingencies	9

Total liabilities and owner’s deficit		108	325

See accompanying notes to financial statements.

Shanghai Sige Advertising and Media Co., Ltd.

Statements of Income
(Amounts in thousands)

			Period from
		Year Ended	January 1, 2007
		December 31,	through
		2006	June 3, 2007
	Note	US$	US$

Advertising service revenues		1,424	599
Cost of revenues		(622)	(369)

Gross profit		802	230
Sales and marketing expenses		(36)	(25)
General and administrative expenses		(145)	(129)

Income before income taxes		621	76
Income tax expense	6	(15)	(21)

Net income		606	55

See accompanying notes to financial statements.

Shanghai Sige Advertising and Media Co., Ltd.

Statements of Owner’s Deficit and Comprehensive Income
(Amounts in thousands)

				Accumulated
			Statutory	other
		Contributed	surplus	comprehensive	Accumulated	Total owner’s	Comprehensive
		capital	reserve	income	deficit	deficit	income
	Note	US$	US$	US$	US$	US$	US$

Balance as of January 1, 2006		242	40	9	(338)	(47)
Net income		—	—	—	606	606	606
Foreign currency exchange translation adjustment		—	—	4	—	4	4

Comprehensive income							610

Appropriations to statutory surplus reserve	8	—	58	—	(58)	—
Distributions to owner		—	—	—	(703)	(703)

Balance as of December 31, 2006		242	98	13	(493)	(140)

Net income		—	—	—	55	55	55
Foreign currency exchange translation adjustment		—	—	2	—	2	2

Comprehensive income							57

Balance as of June 3, 2007		242	98	15	(438)	(83)

See accompanying notes to financial statements.

Shanghai Sige Advertising and Media Co., Ltd.

Statements of Cash Flows
(Amounts in thousands)

		Period from
		January 1, 2007
	Year Ended	through
	December 31, 2006	June 3, 2007
	US$	US$

Net income	606	55
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5	2
Changes in operating assets and liabilities:
Accounts receivable	199	(126)
Amount due from owner	62	—
Prepaid expenses and deposits	(1)	—
Accounts payable	(123)	7
Accrued expenses and other payables	105	88
Deferred revenue	(156)	45
Income taxes payable	—	17

Net cash provided by operating activities	697	88

Cash flows from investing activities
Amount due from an affiliated company	—	(86)

Net cash used in investing activities	—	(86)

Cash flows from financing activities
Distributions to owner	(703)	—

Net cash used in financing activities	(703)	—

Effect of foreign currency exchange rate changes on cash	1	1

Net (decrease) increase in cash	(5)	3

Cash at beginning of year / period	20	15

Cash at end of year / period	15	18

Supplemental cash flow information:
Income tax paid	15	5

See accompanying notes to financial statements.

Shanghai Sige Advertising and Media Co., Ltd.

Notes to Financial Statements
(Amounts in thousands)

1.	Organization, principal activities and basis of presentation

(a)	Organization and principal activities

Shanghai Sige Advertising and Media Co., Ltd. (the “Company”) was incorporated on June 8, 2005 as a limited liability company in the People’s Republic of China (“PRC”) and is principally engaged in the provision of advertising services whereby it displays customer advertisements on poster frames placed inside elevators of residential and commercial buildings in Shanghai Municipality and Shenzhen city of the PRC.

(b)	Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the statutory books of the Company, which are prepared in accordance with the accounting principles and the relevant financial regulations established by the Ministry of Finance of the PRC, the accounting standards used in the PRC. The accompanying financial statements reflect necessary adjustments not recorded in the books of account of the Company to present them in conformity with U.S. GAAP.

2.	Summary of significant accounting policies

(a)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include allowance for doubtful receivables and the assessment of contingent obligations. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

(b)	Foreign currency transactions and translation

The Company has selected the United States dollars (“US$”) as its reporting currency. The functional currency of the Company is the Renminbi (“RMB”) as the PRC is the primary economic environment in which the Company operates. Since the RMB is not a fully convertible currency, all foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC.

The assets and liabilities of the Company are translated from RMB, the functional currency, into the US$ reporting currency using the exchange rate at the balance sheet date. Revenue and expenses of the Company are translated into US$ at the average rate prevailing during the reporting period. Gains and losses resulting from translation of the Company’s RMB functional currency financial statements into the US$ reporting currency are recorded as a separate component of accumulated other comprehensive income within owner’s deficit.

(c)	Accounts receivable

Accounts receivable consist of amounts billed and unbilled receivables. Unbilled receivables relate to revenues earned and recognized, but which have not been billed by the Company in accordance with the payment terms of the advertising service contract. The payment terms of the Company’s service contracts with

Shanghai Sige Advertising and Media Co., Ltd.

Notes to Financial Statements — (Continued)

its customers vary and typically require an initial payment to be billed or paid at the commencement of the service period, progress payments to be billed during the service period, and a final payment to be billed after the completion of the service period. None of the Company’s accounts receivable bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines the allowance based on historical write-off experience and review of customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

(d)	Long-lived assets

Office equipment

Office equipment is stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method (after taking into account respective estimated residual values) over the equipment estimated useful life of 5 years. When items of office equipment are retired or otherwise disposed of, income is charged or credited for the difference between the net book value and proceeds received thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and settlements are capitalized.

Impairment of long-lived assets

Long-lived assets, such as office equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various techniques including discounted cash flow model, quoted market values and third-party independent appraisals, as considered necessary. No impairment of long-lived assets was recognized for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007.

(e)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in the statement of income in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, and interpretation of Statement of Financial Accounting Standards No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognizes in the financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The adoption of FIN 48 on January 1, 2007 did not have any effect on the Company’s financial statements. The Company’s accounting policy is to accrue interest and penalties related

Shanghai Sige Advertising and Media Co., Ltd.

Notes to Financial Statements — (Continued)

to uncertain tax positions, if and when required, as interest expense and a component of general and administrative expenses, respectively, in the statement of income.

(f)	Revenue recognition

The Company recognizes advertising service revenue on a straight-line basis over the period in which the customer advertisement is required to be displayed, which typically ranges from 1 to 6 months, starting from the date the Company first displays the advertisement. Written contracts are entered into between the Company and its customers to specify the price, the period and the location of where the advertisement is to be displayed. Revenue is only recognized if the collectibility of the advertising service fee is probable. Customer payments received in excess of the amount of revenue recognised are recorded as deferred revenue in the balance sheet.

The Company also enters into barter transactions, which represents the exchange of the Company’s advertising services for goods or non-advertising services provided by third parties. Revenues and expenses are recognized from an advertising barter transaction only if the fair value of the advertising surrendered in the transaction is determinable based on the Company’s own historical practice of receiving cash or other consideration that is readily convertible to a known amount of cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. A period not to exceed six months prior to the date of the barter transaction is used to determine whether a historical experience exists of receiving cash for similar advertising. If the fair value of the advertising surrendered in the barter transaction is not determinable, the barter transaction is recorded based on the carrying amount of the advertising surrendered, which is generally nil. For the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007, revenue from barter transactions amounted to US$nil and US$36, respectively.

Revenues for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007 are presented net of the related business tax and surcharges of US$128 and US$42, respectively.

(g)	Cost of revenues

Cost of revenues consists primarily of operating lease costs of advertising space for displaying advertisements, and direct staff and material costs associated with production and installation of advertising content.

(h)	Operating leases

The Company leases advertising space and office premises under non-cancellable operating leases. Minimum lease payments are expensed on a straight-line basis over the lease term. Under the terms of the lease agreements, the Company has no legal or contractual asset retirement obligations at the end of the lease.

(i)	Retirement and other post retirement benefits

Pursuant to relevant PRC regulations, the Company is required to make contributions to various defined contribution retirement plans organized by the PRC government. The contributions are made for each qualifying PRC employee at a rate of 20% on a standard salary base as determined by the PRC governmental authority. Contributions to the defined contribution plans are charged to the statement of income as the related employee service is provided. For the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007, contributions to the defined contribution plans were US$16 and US$6, respectively.

The Company has no other obligation for the payment of employee benefits associated with retirement plans beyond the contributions described above.

Shanghai Sige Advertising and Media Co., Ltd.

Notes to Financial Statements — (Continued)

(j)	Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, customer lawsuit and tax matters. The Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

3.	Accounts receivable, net

As of December 31, 2006 and June 3, 2007, the Company’s accounts receivable includes amounts earned and recognized as revenues but not yet billed (unbilled receivables) of US$7 and US$22, respectively. Management expects all unbilled receivables to be billed and collected within twelve months of the balance sheet date.

4.	Office equipment, net

Office equipment, net consists of the following:

	December 31,	June 3,
	2006	2007
	US$	US$

Cost	28	28
Less: accumulated depreciation	(8)	(10)

Net	20	18

Depreciation expense for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007 amounted to US$5 and US$2 respectively and was included in general and administrative expenses.

5.	Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	December 31,	June 3,
	2006	2007
	US$	US$

Accrued payroll and staff benefits	29	34
Business tax and surcharges payable	157	193
Other accrued expenses	7	57

Total accrued expenses and other payables	193	284

6.	Income taxes

The Company is registered in the Chongming District of Shanghai Municipality of the PRC. For the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007, the Company was subject to income tax on a special concessionary rate of 3.3% of its advertising revenue less approved deductions (“Special Concessionary Tax Rate”) according to written approval from the local tax bureau. The income tax expense for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007 consists solely of current income tax expense in the PRC. As of January 1, 2006, December 31, 2006 and June 3, 2007, the Company had no temporary differences, tax loss and tax credit carryforwards.

On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the PRC (“new tax law”) which became effective on January 1, 2008.

Shanghai Sige Advertising and Media Co., Ltd.

Notes to Financial Statements — (Continued)

According to the new tax law, the enterprise income tax rate for entities other than certain high-tech enterprises or small-scale enterprises that earn “small profit”, as defined in the new tax law, is 25%. In addition, from January 1, 2008, certain enterprises that were previously taxed at preferential rates are subject to a five-year transition period during which the income tax rate will gradually be increased to the unified rate of 25%. Accordingly, the income tax rate applicable to assessable profits of the Company, which was previously taxed on a Special Concessionary Tax Rate, is 25% effective January 1, 2008.

All income before income taxes is from PRC sources. The actual income tax expense reported in the statements of income differs from the expected income tax expense computed by applying the PRC statutory tax rate of 33% to income before income taxes as a result of the following:

		Period from
	Year Ended	January 1, 2007
	December 31,	through
	2006	June 3, 2007
	US$	US$

Computed expected tax expense	205	25
Tax benefit of the Special Concessionary Tax Rate	(190)	(4)

Actual income tax expense	15	21

As of January 1, 2007 and for the period from January 1, 2007 through June 3, 2007, the Company did not have unrecognized tax benefits relating to uncertain tax positions, and it does not expect that the amount of unrecognized tax benefits will increase significantly within the next 12 months. No interest and penalties related to unrecognized tax benefits were accrued at the date of initial adoption of FIN 48 and as of June 3, 2007.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances where the underpayment of taxes is more than US$15 (RMB100). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company for the tax years ended December 31, 2005 through 2007 are subject to examination by relevant tax authorities.

7.	Amount due from an affiliated company

Amount due from an affiliated company as of June 3, 2007 represented advance of US$87 to Jieli Investment Management Consulting (Shanghai) Co., Ltd., an entity under the common control of the owner of the Company, which was fully repaid in July 2008.

8.	Statutory surplus reserve

The Company is required under PRC laws to transfer at least 10% of its after tax profits as reported in its PRC statutory financial statements to a statutory surplus reserve. The Company is permitted to discontinue allocations to this reserve if the balance of such reserve has reached 50% of its registered capital. The transfer to this reserve must be made before distribution of dividends to equity shareholders or owners can be made. The statutory reserve is not available for distribution to the owner (except in liquidation) and may not be transferred in the form of loans, advances or cash dividends. As of December 31, 2006 and June 3, 2007, the Company had appropriated US$98 and US$98 to the statutory surplus reserve fund, respectively, which is restricted for being distributed to the owner.

Shanghai Sige Advertising and Media Co., Ltd.

Notes to Financial Statements — (Continued)

9.	Operating lease commitments

The Company leases space primarily inside elevators to display the content of its customers advertisements, and office premises under operating lease arrangements. These operating leases do not contain provisions for contingent rentals.

Rental expenses under operating leases were included in the following expense items:

		Period from
	Year Ended	January 1, 2007
	December 31,	through
	2006	June 3, 2007
	US$	US$

Cost of revenues	402	337
General and administrative expenses	23	9

Total rental expenses	425	346

As of December 31, 2006 and June 3, 2007, future minimum rental payments under non-cancellable operating leases having initial or remaining lease terms of more than one year are as follows:

	December 31,	June 3,
	2006	2007
	US$	US$

2007	443	212
2008	50	50
2009	4	4

	497	266

10.	Subsequent event

On June 4, 2007, SearchMedia International Limited (“SearchMedia”), through its wholly-owned subsidiary, Jieli Investment Management Consulting (Shanghai) Co., Ltd. (“Jieli Consulting”), entered into a series of contractual agreements with the Company’s owner, including exclusive business cooperation agreement, loan agreement, exclusive option agreement, share pledge arrangement and a power of attorney. The terms of these agreements resulted in Jieli Consulting bearing all the economic risks with respect to and receiving all the economic benefits from the Company and controlling the financing and operating affairs of the Company. In accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities”, the Company has been consolidated by SearchMedia in its consolidated financial statements commencing from June 4, 2007, being the date Jieli Consulting first became the primary beneficiary when such contractual arrangements were agreed and signed by both parties.

Report of Independent Registered Public Accounting Firm

To the Owner of
Shenzhen Dale Advertising Co., Ltd.:

We have audited the accompanying balance sheets of Shenzhen Dale Advertising Co., Ltd. (the “Company”) as of December 31, 2006 and June 3, 2007 and the related statements of income, owner’s equity and comprehensive income and cash flows for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shenzhen Dale Advertising Co., Ltd. as of December 31, 2006 and June 3, 2007, and the results of its operations and cash flows for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG
Hong Kong, China

March 31, 2009

Shenzhen Dale Advertising Co., Ltd.

Balance Sheets
(Amounts in thousands)

		December 31,	June 3,
		2006	2007
	Note	US$	US$

Assets
Current assets:
Cash		187	147
Accounts receivable, net of allowance for doubtful accounts	3	214	335
Amounts due from related parties	7	77	221
Prepaid expenses		92	84

Total current assets		570	787
Equipment, net	4	12	43

Total assets		582	830

Liabilities and owner’s equity
Current liabilities:
Accounts payable		41	81
Accrued expenses and other payables	5	138	181
Deferred revenue		115	20
Income taxes payable		36	74

Total liabilities		330	356

Owner’s equity:
Contributed capital		121	121
Statutory surplus reserve	8	44	44
Accumulated other comprehensive income		10	24
Retained earnings		77	285

Total owner’s equity		252	474

Commitments and contingencies	9

Total liabilities and owner’s equity		582	830

See accompanying notes to financial statements.

Shenzhen Dale Advertising Co., Ltd.

Statements of Income
(Amounts in thousands)

			Period from January 1,
		Year Ended	2007 through
		December 31, 2006	June 3, 2007
	Note	US$	US$

Advertising service revenues		1,104	745
Cost of revenues		(387)	(214)

Gross profit		717	531

Sales and marketing expenses		(176)	(105)
General and administrative expenses		(172)	(140)

Income before income taxes		369	286

Income tax expense	6	(36)	(43)

Net income		333	243

See accompanying notes to financial statements.

Shenzhen Dale Advertising Co., Ltd.

Statements of Owner’s Equity and Comprehensive Income
(Amounts in thousands)

				Accumulated
			Statutory	other
		Contributed	surplus	comprehensive	Retained	Total owner’s	Comprehensive
		capital	reserve	income	earnings	equity	income
	Note	US$	US$	US$	US$	US$	US$

Balance as of January 1, 2006		121	11	3	—	135
Net income		—	—	—	333	333	333
Foreign currency exchange translation adjustment		—	—	7	—	7	7

Comprehensive income							340

Appropriations to statutory surplus reserve	8	—	33	—	(33)	—
Distributions to owner		—	—	—	(223)	(223)

Balance as of December 31, 2006		121	44	10	77	252

Net income		—	—	—	243	243	243
Foreign currency exchange translation adjustment		—	—	14	—	14	14

Comprehensive income							257

Distributions to owner		—	—	—	(35)	(35)

Balance as of June 3, 2007		121	44	24	285	474

See accompanying notes to financial statements.

Shenzhen Dale Advertising Co., Ltd.

Statements of Cash Flows
(Amounts in thousands)

		Period from January 1,
	Year Ended	2007 through
	December 31, 2006	June 3, 2007
	US$	US$

Net income	333	243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2	2
Changes in operating assets and liabilities:
Accounts receivable	24	(109)
Amounts due from related parties	(43)	—
Prepaid expenses	(89)	12
Accounts payable	5	39
Accrued expenses and other payables	63	39
Deferred revenue	63	(97)
Income taxes payable	36	37

Net cash provided by operating activities	394	166

Cash flows from investing activities
Purchase of equipment	(7)	(33)
Amounts due from related parties	—	(142)

Net cash used in investing activities	(7)	(175)

Cash flows from financing activities
Distributions to owner	(287)	(35)

Net cash used in financing activities	(287)	(35)

Effect of foreign currency exchange rate changes on cash	5	4

Net increase (decrease) in cash	105	(40)

Cash at beginning of year / period	82	187

Cash at end of year/ period	187	147

Supplemental cash flow information:
Income tax paid	—	5

See accompanying notes to financial statements.

Shenzhen Dale Advertising Co., Ltd.

Notes to Financial Statements
(Amounts in thousands)

1.	Organization, principal activities and basis of presentation

(a)	Organization and principal activities

Shenzhen Dale Advertising Co., Ltd. (the “Company”) was incorporated on April 28, 2005 as a limited liability company in the People’s Republic of China (“PRC”) and is principally engaged in the provision of advertising services whereby it displays customer advertisements on poster frames placed inside elevators of residential and commercial buildings in Shenzhen city of the PRC.

(b)	Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the statutory books of the Company, which are prepared in accordance with the accounting principles and the relevant financial regulations established by the Ministry of Finance of the PRC, the accounting standards used in the PRC. The accompanying financial statements reflect necessary adjustments not recorded in the books of account of the Company to present them in conformity with U.S. GAAP.

2.	Summary of significant accounting policies

(a)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include allowance for doubtful receivables and the assessment of contingent obligations. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

(b)	Foreign currency transactions and translation

The Company has selected the United States dollars (“US$”) as its reporting currency. The functional currency of the Company is the Renminbi (“RMB”) as the PRC is the primary economic environment in which the Company operates. Since the RMB is not a fully convertible currency, all foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC.

The assets and liabilities of the Company are translated from RMB, the functional currency, into the US$ reporting currency using the exchange rate at the balance sheet date. Revenue and expenses of the Company are translated into US$ at the average rate prevailing during the reporting period. Gains and losses resulting from translation of the Company’s RMB functional currency financial statements into the US$ reporting currency are recorded as a separate component of accumulated other comprehensive income within owner’s equity.

(c)	Accounts receivable

Accounts receivable consist of amounts billed and unbilled receivables. Unbilled receivables relate to revenues earned and recognized, but which have not been billed by the Company in accordance with the payment terms of the advertising service contract. The payment terms of the Company’s service contracts with

Shenzhen Dale Advertising Co., Ltd.

Notes to Financial Statements — (Continued)
(Amounts in thousands)

its customers vary and typically require an initial payment to be paid or billed at the commencement of the service period, progress payments to be billed during the service period, and a final payment to be billed after the completion of the service period. None of the Company’s accounts receivable bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines the allowance based on historical write-off experience and review of customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

(d)	Long-lived assets

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method (after taking into account respective estimated residual values) over the equipment estimated useful life of 5 years. When items of equipment are retired or otherwise disposed of, income is charged or credited for the difference between the net book value and proceeds received thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and settlements are capitalized.

Impairment of long-lived assets

Long-lived assets, such as office equipment and motor vehicles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various techniques including discounted cash flow model, quoted market values and third-party independent appraisals, as considered necessary. No impairment of long-lived assets was recognized for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007.

(e)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in the statement of income in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, and interpretation of Statement of Financial Accounting Standards No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognizes in the financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The adoption of FIN 48 on January 1, 2007 did not have any effect on the

Shenzhen Dale Advertising Co., Ltd.

Notes to Financial Statements — (Continued)
(Amounts in thousands)

Company’s financial statements. The Company’s accounting policy is to accrue interest and penalties related to uncertain tax positions, if and when required, as interest expense and a component of general and administrative expenses, respectively, in the statement of income.

(f)	Revenue recognition

The Company recognizes advertising service revenue on a straight-line basis over the period in which the customer advertisement is required to be displayed, which typically ranges from 1 to 6 months, starting from the date the Company first displays the advertisement. Written contracts are entered into between the Company and its customers to specify the price, the period and the location at which the advertisement is to be displayed. Revenue is only recognized if the collectibility of the advertising service fee is probable. Customer payments received in excess of the amount of revenue recognised are recorded as deferred revenue in the balance sheet.

The Company also enters into barter transactions, which represents the exchange of the Company’s advertising services for goods or non-advertising services provided by third parties. Revenues and expenses are recognized from an advertising barter transaction only if the fair value of the advertising surrendered in the transaction is determinable based on the Company’s own historical practice of receiving cash or other consideration that is readily convertible to a known amount of cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. A period not to exceed six months prior to the date of the barter transaction is used to determine whether a historical experience exists of receiving cash for similar advertising. If the fair value of the advertising surrendered in the barter transaction is not determinable, the barter transaction is recorded based on the carrying amount of the advertising surrendered, which is generally nil. For the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007, revenue from barter transactions amounted to US$68 and US$131, respectively.

Revenues for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007 are presented net of the related business tax and surcharges of US$108 and US$78, respectively.

(g)	Cost of revenues

Cost of revenues consists primarily of operating lease costs of advertising space for displaying advertisements, and direct staff and material costs associated with production and installation of advertising content.

(h)	Operating leases

The Company leases advertising space and office premises under non-cancellable operating leases. Minimum lease payments are expensed on a straight-line basis over the lease term. Under the terms of the lease agreements, the Company has no legal or contractual asset retirement obligations at the end of the lease.

(i)	Retirement and other post retirement benefits

Pursuant to relevant PRC regulations, the Company is required to make contributions to various defined contribution retirement plans organized by the PRC government. The contributions are made for each qualifying PRC employee at a rate of 20% on a standard salary base as determined by the PRC governmental authority. Contributions to the defined contribution plans are charged to the statement of income as the related employee service is provided. For the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007, contributions to the defined contribution plans were US$27 and US$11, respectively.

The Company has no other obligation for the payment of employee benefits associated with retirement plans beyond the contributions described above.

Shenzhen Dale Advertising Co., Ltd.

Notes to Financial Statements — (Continued)
(Amounts in thousands)

(j)	Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, customer lawsuit and tax matters. The Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

3.	Accounts receivable, net

Accounts receivable consists of the following:

	December 31,	June 3,
	2006	2007
	US$	US$

Accounts receivable	217	338
Less: allowance for doubtful accounts	(3)	(3)

Accounts receivable, net	214	335

As of December 31, 2006 and June 3, 2007, the Company’s accounts receivable includes amounts earned and recognized as revenues but not yet billed (unbilled receivables) of US$7 and US$22, respectively. Management expects all unbilled receivables to be billed and collected within twelve months of the balance sheet date.

The following table presents the movement of the allowance for doubtful accounts:

		Period from
	Year Ended	January 1, 2007
	December 31,	through
	2006	June 3, 2007
	US$	US$

Beginning allowance for doubtful accounts	—	3
Additions charged to bad debt expense	3	—

Ending allowance for doubtful accounts	3	3

4.	Equipment, net

Equipment, net consists of the following:

	December 31,	June 3,
	2006	2007
	US$	US$

Office equipment	14	14
Motor vehicle	—	33

Total cost	14	47
Less: accumulated depreciation	(2)	(4)

Net	12	43

For the period from January 1, 2007 through June 3, 2007, the Company purchased a motor vehicle from its owner for cash of US$33, which approximates the carrying value of the motor vehicle.

Shenzhen Dale Advertising Co., Ltd.

Notes to Financial Statements — (Continued)
(Amounts in thousands)

Depreciation expenses for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007 amounted to US$2 and US$2 respectively which was included in general and administrative expenses.

5.	Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	December 31,	June 3,
	2006	2007
	US$	US$

Accrued payroll and staff benefits	50	46
Business tax and surcharges payable	87	133
Other payables	1	2

Total accrued expenses and other payables	138	181

6.	Income taxes

The Company is registered in Shenzhen Special Economic Zone of the PRC and therefore was subject to a preferential tax rate of 15% on its assessable profits for the tax years ended December 31, 2006 and 2007. In accordance with the relevant income tax laws and regulations in the PRC, the Company was granted a tax holiday in the first year of incorporation (2005) and a 50% reduction on its tax rate in the following tax year. Accordingly, the Company was taxed at a rate of 7.5% in 2006. The income tax expense for the year ended December 31, 2006 and for the period from January 1, 2007 through June 3, 2007 consists solely of current income tax expense in the PRC. As of January 1, 2006, December 31, 2006 and June 3, 2007, the Company had no temporary differences, tax loss and tax credit carryforwards.

On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the PRC (“new tax law”) which became effective on January 1, 2008. According to the new tax law, the enterprise income tax rate for entities other than certain high-tech enterprises or small-scale enterprises that earn “small profit”, as defined in the new tax law, is 25%. In addition, from January 1, 2008, certain enterprises that were previously taxed at preferential rates are subject to a five-year transition period during which the income tax rate will gradually be increased to the unified rate of 25% (the “transition rates”). Accordingly, the income tax transition rates applicable to the assessable profits of the Company, which previously was subject to a preferential tax rate of 15%, are 18%, 20%, 22%, 24%, and 25%, for the years ending December 31, 2008, 2009, 2010, 2011 and 2012 onwards, respectively.

All income before income taxes is from PRC sources. The actual income tax expense reported in the statements of income differs from the expected income tax expense computed by applying the PRC statutory tax rate of 33% to income before income taxes as a result of the following:

		Period from
	Year Ended	January 1, 2007
	December 31,	through
	2006	June 3, 2007
	US$	US$

Computed expected tax expense	122	94
Effect of differential preferential tax rate	(96)	(51)
Non-deductible entertainment expenses	10	—

Actual income tax expense	36	43

Shenzhen Dale Advertising Co., Ltd.

Notes to Financial Statements — (Continued)
(Amounts in thousands)

As of January 1, 2007 and for the period from January 1, 2007 through June 3, 2007, the Company did not have unrecognized tax benefits relating to uncertain tax positions, and it does not expect that the amount of unrecognized tax benefits will increase significantly within the next 12 months. No interest and penalties related to unrecognized tax benefits were accrued at the date of initial adoption of FIN 48 and as of June 3, 2007.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances where the underpayment of taxes is more than US$15 (RMB100). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company for the tax years ended December 31, 2005 through 2007 are subject to examination by relevant tax authorities.

7.	Amounts due from related parties

Amounts due from related parties as of December 31, 2006 and June 3, 2007 represented customer payments collected by the owner on behalf of the Company of US$77 and US$77, respectively which were fully repaid in December 2007, and advance of US$nil and US$144 respectively to Jieli Investment Management Consulting (Shanghai) Co., Ltd., an entity under common control of the owner of the Company. Such advance was fully repaid in July 2008.

8.	Statutory surplus reserve

The Company is required under PRC laws to transfer at least 10% of its after tax profits as reported in its PRC statutory financial statements to a statutory surplus reserve. The Company is permitted to discontinue allocations to this reserve if the balance of such reserve has reached 50% of its registered capital. The transfer to this reserve must be made before distribution of dividends to equity shareholders or owners can be made. The statutory reserve is not available for distribution to the owner (except in liquidation) and may not be transferred in the form of loans, advances or cash dividends. As of December 31, 2006 and June 3, 2007, the Company had appropriated US$44 and US$44 to the statutory surplus reserve fund, respectively, which is restricted for being distributed to the owner.

9.	Operating lease commitments

The Company leases space primarily inside elevators to display the content of its customers’ advertisements, and office premises under operating lease arrangements. These operating leases do not contain provisions for contingent rentals.

Rental expenses under operating leases were included in the following expense items:

		Period from
	Year Ended	January 1, 2007
	December 31,	through
	2006	June 3, 2007
	US$	US$

Cost of revenues	275	158
General and administrative expenses	40	12

Total rental expenses	315	170

Shenzhen Dale Advertising Co., Ltd.

Notes to Financial Statements — (Continued)
(Amounts in thousands)

As of December 31, 2006 and June 3, 2007, future minimum rental payments under non-cancellable operating leases having initial or remaining lease terms of more than one year are as follows:

	December 31,	June 3,
	2006	2007
	US$	US$

2007	351	212
2008	178	215
2009	52	66
2010	8	10
2011	1	1

	590	504

10.	Subsequent event

On June 4, 2007, SearchMedia International Limited (“SearchMedia”), through its wholly-owned subsidiary, Jieli Investment Management Consulting (Shanghai) Co., Ltd. (“Jieli Consulting”), entered into a series of contractual agreements with the Company’s owner, including exclusive business cooperation agreement, loan agreement, exclusive option agreement, share pledge arrangement and a power of attorney. The terms of these agreements resulted in Jieli Consulting bearing all the economic risks with respect to and receiving all the economic benefits from the Company and controlling the financing and operating affairs of the Company. In accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities”, the Company has been consolidated by SearchMedia in its consolidated financial statements commencing from June 4, 2007, being the date Jieli Consulting first became the primary beneficiary when such contractual arrangements were agreed and signed by both parties.

Annex A-1

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE
BY AND AMONG
IDEATION ACQUISITION CORP.
ID ARIZONA CORP.
SEARCHMEDIA INTERNATIONAL LIMITED
SHANGHAI JINGLI ADVERTISING CO., LTD.
THE SUBSIDIARIES OF SEARCHMEDIA INTERNATIONAL LIMITED NAMED HEREIN
THE SHAREHOLDERS AND WARRANTHOLDERS OF SEARCHMEDIA
INTERNATIONAL LIMITED NAMED HEREIN
THE SM SHAREHOLDERS’ REPRESENTATIVES AND
THE OTHER PARTIES NAMED HEREIN
Dated: March 31, 2009

ARTICLE I	The Merger	A-1-2
Section 1.1	The Merger	A-1-2
Section 1.2	Filing of Certificate of Ownership and Merger; Merger Effective Time	A-1-2
ARTICLE II	Conversion	A-1-3
Section 2.1	The Conversion	A-1-3
Section 2.2	Registration by Way of Continuation; Conversion Effective Time	A-1-3
ARTICLE III	Charter Documents, Directors and Officers of Surviving Corporation and ID Cayman	A-1-3
Section 3.1	Articles of Incorporation of Surviving Corporation	A-1-3
Section 3.2	Bylaws of Surviving Corporation	A-1-3
Section 3.3	Directors of Surviving Corporation	A-1-3
Section 3.4	Officers of Surviving Corporation	A-1-3
Section 3.5	Memorandum and Articles of Association of ID Cayman	A-1-3
Section 3.6	Directors of ID Cayman	A-1-3
Section 3.7	Officers of ID Cayman	A-1-4
ARTICLE IV	Conversion and Exchange of Securities	A-1-4
Section 4.1	Conversion of Stock in the Merger	A-1-4
Section 4.2	Conversion of Securities in the Conversion	A-1-4
Section 4.3	Certificates Representing Ideation Securities	A-1-4
Section 4.4	Effect of the Conversion	A-1-6
ARTICLE V	Share Exchange	A-1-6
Section 5.1	Share Exchange	A-1-6
Section 5.2	Equity Payment	A-1-8
Section 5.3	SM Option, SM Restricted Shares and SM Warrant Exercises/Vesting	A-1-9
Section 5.4	Adjustments to Shares	A-1-10
Section 5.5	No Fractional Shares	A-1-10
ARTICLE VI	The Closing	A-1-10
Section 6.1	Closing	A-1-10
Section 6.2	Deliveries of the Parties	A-1-10
Section 6.3	Additional Agreements	A-1-11
Section 6.4	Further Assurances	A-1-11
ARTICLE VII	Representations and Warranties of SM Parties	A-1-11
Section 7.1	SM Shares	A-1-11
Section 7.2	Organization and Standing	A-1-12
Section 7.3	Authority; Execution and Delivery; Enforceability	A-1-12
Section 7.4	Subsidiaries and Other Group Companies	A-1-13
Section 7.5	No Conflicts	A-1-14
Section 7.6	Consents and Approvals	A-1-14
Section 7.7	Financial Statements	A-1-15
Section 7.8	Absence of Certain Changes or Events	A-1-15
Section 7.9	No Undisclosed Liabilities	A-1-17
Section 7.10	Litigation	A-1-17
Section 7.11	Licenses, Permits, Etc	A-1-17
Section 7.12	Title to Properties	A-1-17

A-1-i

Section 7.13	Intellectual Property	A-1-18
Section 7.14	Taxes	A-1-18
Section 7.15	Employment Matters	A-1-19
Section 7.16	Transactions With Affiliates and Employees	A-1-19
Section 7.17	Insurance	A-1-20
Section 7.18	Material Contracts	A-1-20
Section 7.19	Compliance with Applicable Laws	A-1-20
Section 7.20	Foreign Corrupt Practices	A-1-21
Section 7.21	Brokers	A-1-21
Section 7.22	OFAC	A-1-21
Section 7.23	Additional PRC Representations and Warranties	A-1-21
Section 7.24	Environmental Matters	A-1-22
Section 7.25	Restrictions on Business Activities	A-1-22
Section 7.26	Investment Company	A-1-22
ARTICLE VIII	Representations and Warranties of Ideation	A-1-22
Section 8.1	Capital Structure	A-1-22
Section 8.2	Organization and Standing	A-1-23
Section 8.3	Authority; Execution and Delivery; Enforceability	A-1-23
Section 8.4	No Subsidiaries or Equity Interests	A-1-23
Section 8.5	No Conflicts	A-1-23
Section 8.6	Consents and Approvals	A-1-24
Section 8.7	SEC Documents	A-1-24
Section 8.8	Internal Accounting Controls	A-1-24
Section 8.9	Absence of Certain Changes or Events	A-1-25
Section 8.10	Undisclosed Liabilities	A-1-25
Section 8.11	Litigation	A-1-25
Section 8.12	Compliance with Applicable Laws	A-1-25
Section 8.13	Sarbanes-Oxley Act of 2002	A-1-26
Section 8.14	Broker’s and Finders’ Fees	A-1-26
Section 8.15	Minute Books	A-1-26
Section 8.16	Board Approval	A-1-26
Section 8.17	Required Vote	A-1-26
Section 8.18	AMEX Listing	A-1-26
Section 8.19	Trust Account	A-1-27
Section 8.20	Transactions With Affiliates and Employees	A-1-27
Section 8.21	Material Contracts	A-1-27
Section 8.22	Taxes	A-1-27
ARTICLE IX	Conduct Prior To The Closing	A-1-28
Section 9.1	Covenants of SM Parties	A-1-28
Section 9.2	Covenants of Ideation	A-1-30
Section 9.3	Conversion of SM Cayman Securities	A-1-32
Section 9.4	No Securities Transactions	A-1-32
Section 9.5	Other Pre-Closing Covenants	A-1-32
ARTICLE X	Covenants of the SM Parties	A-1-32
Section 10.1	Access to Information	A-1-32

A-1-ii

Section 10.2	Exclusivity; No Other Negotiations	A-1-33
Section 10.3	Further Assurances	A-1-33
Section 10.4	Disclosure of Certain Matters	A-1-34
Section 10.5	Regulatory and Other Authorizations; Notices and Consents	A-1-34
Section 10.6	Related Tax	A-1-34
Section 10.7	Proxy Statement/Prospectus	A-1-34
Section 10.8	No Claim Against Trust Account	A-1-35
Section 10.9	Restrictive Covenants	A-1-35
ARTICLE XI	Covenants of Ideation	A-1-36
Section 11.1	Proxy Statement/Prospectus Filing, SEC Filings and Special Meeting	A-1-36
Section 11.2	Further Assurances	A-1-37
Section 11.3	Disclosure of Certain Matters	A-1-37
Section 11.4	Regulatory and Other Authorizations; Notices and Consents	A-1-37
Section 11.5	Exclusivity; No Other Negotiations	A-1-37
Section 11.6	Related Tax	A-1-37
Section 11.7	Valid Issuance of ID Cayman Shares	A-1-37
ARTICLE XII	Additional Agreements and Covenants	A-1-38
Section 12.1	Disclosure Schedules	A-1-38
Section 12.2	Confidentiality	A-1-38
Section 12.3	Public Announcements	A-1-38
Section 12.4	Board Composition	A-1-38
Section 12.5	Fees and Expenses	A-1-39
Section 12.6	Director and Officer Insurance	A-1-39
Section 12.7	Tax Elections	A-1-39
Section 12.8	Exemption of Transaction	A-1-39
Section 12.9	Series D Financing	A-1-39
Section 12.10	Covenants of the Frost Group	A-1-39
ARTICLE XIII	Conditions to Closing	A-1-42
Section 13.1	SM Parties Conditions Precedent	A-1-42
Section 13.2	Ideation Conditions Precedent	A-1-43
ARTICLE XIV	Indemnification	A-1-45
Section 14.1	Survival	A-1-45
Section 14.2	Indemnification by the SM Shareholders and Linden Ventures	A-1-45
Section 14.3	Indemnification by Ideation	A-1-46
Section 14.4	Limitations on Indemnity	A-1-46
Section 14.5	Defense of Third Party Claims	A-1-47
Section 14.6	Tax Benefits; Reserves; Insurance	A-1-48
Section 14.7	Limitation on Recourse; No Third Party Beneficiaries	A-1-48
ARTICLE XV	Termination	A-1-48
Section 15.1	Methods of Termination	A-1-48
Section 15.2	Effect of Termination	A-1-49
Section 15.3	Reimbursement of Fees and Expenses	A-1-49
ARTICLE XVI	Miscellaneous	A-1-50
Section 16.1	Notices	A-1-50
Section 16.2	Amendments; Waivers; No Additional Consideration	A-1-51

A-1-iii

Section 16.3	Withholding Rights	A-1-51
Section 16.4	Estimates, Projections and Forecasts	A-1-51
Section 16.5	SM Shareholders’ Representatives	A-1-51
Section 16.6	Interpretation	A-1-53
Section 16.7	Severability	A-1-53
Section 16.8	Counterparts; Facsimile Execution	A-1-53
Section 16.9	Entire Agreement; Third-Party Beneficiaries	A-1-53
Section 16.10	Governing Law	A-1-54
Section 16.11	Dispute Resolution	A-1-54
Section 16.12	Assignment	A-1-54
Section 16.13	Governing Language	A-1-54
Section 16.14	Liability Not Affected by Knowledge or Waiver	A-1-54
Section 16.15	Exhibits and Schedules	A-1-54

ANNEX
ANNEX A	Definitions
EXHIBITS
EXHIBIT A	Memorandum and Articles of Association of SearchMedia Holdings Limited
EXHIBIT B	Form of New Warrant
EXHIBIT C	Forms of Ideation Legal Opinions
C-1 Form of Delaware Opinion
C-2 Form of Arizona Opinion
C-3 Form of Cayman Islands Opinion
EXHIBIT D	Forms of SM Legal Opinions
D-1 Form of PRC Opinion
D-2 Form of Cayman Islands Opinion
EXHIBIT E	Investor Representation Letter
EXHIBIT F-1	Form of Lock-Up Agreement
EXHIBIT F-2	Form of Management Lock-Up Agreement
EXHIBIT G	Form of Registration Rights Agreement
EXHIBIT H	Form of Voting Agreement
SCHEDULES
SCHEDULE A	SM Entities
SCHEDULE B	SM Share Ownership
SCHEDULE B-1	Other SM Share Ownership
SCHEDULE C	Share Allocation
SCHEDULE D	SM Disclosure Schedule
SCHEDULE E	Ideation Disclosure Schedule
SCHEDULE 9.6	Other Pre-Closing Covenants
SCHEDULE 13.1(q)	Ideation Required Consents
SCHEDULE 13.2(m)	SearchMedia Required Consents

A-1-iv

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE, dated as of March 31, 2009 (this “Agreement”), by and among IDEATION ACQUISITION CORP., a corporation incorporated in the State of Delaware, USA (“Ideation”), ID ARIZONA CORP., a corporation incorporated in the State of Arizona, USA and a wholly-owned subsidiary of Ideation (“ID Arizona”), each of the entities identified on Schedule A hereto (the “SM Entities,” and each, an “SM Entity”), each of the shareholders of SM Cayman identified on Schedule B hereto (each, a “SM Shareholder,” and collectively as the “SM Shareholders”) and the shareholder of SM Cayman identified on Schedule B-1 hereto (the “Non-signing SM Shareholder”) (it being understood that this Agreement is executed on behalf of the Non-signing SM Shareholder by Qinying Liu (the “Designated Agent”), which action has been duly authorized, in accordance with Article 153 of the Company Memorandum (as defined herein), by the board of directors of the Company, each of the SM Warrantholders identified on Schedule B hereto, each of the SM Shareholders’ Representatives and The Frost Group, LLC, a limited liability company organized under the laws of the State of Delaware, USA (the “Frost Group”). Each SM Entity, each SM Shareholder, the Non-signing SM Shareholder and the SM Warrantholders (other than Linden Ventures) is sometimes individually referred to herein as a “SM Party,” and collectively as the “SM Parties.” Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

Ideation has formed a wholly-owned subsidiary, ID Arizona, solely for the purposes of (1) the merger of Ideation with and into ID Arizona pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 10-1107 of the Arizona Revised Statutes (the “ARS”) in which ID Arizona will be the surviving corporation (the “Merger”), (2) the subsequent conversion of ID Arizona into a Cayman Islands company by a transfer of domicile pursuant to Section 10-226 of the ARS, (3) the registration and continuation of ID Arizona as a Cayman Islands company pursuant to Section 221 of the Cayman Companies Law (the “Conversion”) and (4) the Share Exchange (as defined below). The Cayman Islands company resulting from the Conversion will be named SearchMedia Holdings Limited or such other name as approved by the SM Shareholders’ Representatives (“ID Cayman,” and together with Ideation and ID Arizona, the “Ideation Parties”).

The Ideation Board and the board of directors of ID Arizona have declared this Agreement advisable and approved the Transactions, and the Ideation Board has adopted resolutions approving the Merger and providing that (i) each share of Common Stock outstanding immediately prior to the Merger Effective Time (as defined below) (the “Ideation Shares”), will be automatically converted at the Merger Effective Time into one share of common stock, par value US$0.0001 per share, of ID Arizona (“ID Arizona Common Stock” or the “ID Arizona Shares”); and (ii) all Warrants (including the Purchase Options) to purchase an Ideation Share (the “Ideation Warrants,” and together with the Ideation Shares, the “Ideation Securities”) will be exchanged at the Merger Effective Time for substantially equivalent warrants of ID Arizona on an equivalent basis (the “ID Arizona Warrants,” and together with the ID Arizona Shares, the “ID Arizona Securities”).

The Ideation Board and the board of directors of ID Arizona have approved the Conversion, upon the terms and subject to the conditions set forth in this Agreement, whereby upon the Conversion Effective Time, each outstanding ID Arizona Share will be automatically converted into one ordinary share, par value US$0.0001 per share, of ID Cayman (the “ID Cayman Shares”) and each ID Arizona Warrant will be cancelled and issued as equivalent securities by ID Cayman (the “ID Cayman Warrants,” and together with the ID Cayman Shares, the “ID Cayman Securities”) upon registration of ID Cayman in the Cayman Islands.

SM Cayman operates its business through the other Group Companies. The SM Shareholders are the direct owners of all of the outstanding SM Shares, other than the SM Shares held by the Non-signing SM Shareholder, SM Shares issued pursuant to any SM Options that are exercised after the date hereof and any SM Restricted Shares Awards that become vested after the date hereof.

A-1-1

The Ideation Board and the board of directors of ID Arizona have approved the acquisition of the SM Shares and SM Warrants through an exchange transaction (the “Share Exchange”) pursuant to which ID Cayman will issue (a) to the SM Shareholders and the Non-signing SM Shareholder, ID Cayman Shares in exchange for the SM Shares and (b) to the holders of SM Warrants identified on Schedule B (the “SM Warrantholders”), warrants to purchase ID Cayman Shares (subject to adjustment) in exchange for the SM Warrants, in each case on the terms and conditions set forth herein.

The Merger, the Conversion and the Share Exchange require the affirmative vote of the holders of a majority of the issued and outstanding Ideation Shares, voting as a group, provided, that the Transactions will only proceed if holders of no more than 30% of the Ideation Shares issued in the Ideation Public Offering exercise their Conversion Rights (it being understood that such stockholders or shareholders, as applicable, will be the holders of a majority of the issued and outstanding ID Arizona Shares that are entitled to vote immediately prior to the Conversion and the holders of a majority of the issued and outstanding ID Cayman Shares that are entitled to vote immediately prior to the Share Exchange since the Merger, Conversion and Share Exchange shall happen as close to simultaneously as permitted by the applicable Legal Requirements).

The Conversion and the Share Exchange, which will take place immediately after the Conversion, are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  At the Merger Effective Time (as defined in Section 1.2), Ideation will be merged with and into ID Arizona in accordance with Section 253 of the DGCL, Section 10-1107 of the ARS and this Agreement, and the separate corporate existence of Ideation will thereupon cease. ID Arizona (sometimes hereinafter referred to as the “Surviving Corporation”) will be the surviving corporation in the Merger. The Merger will have the effects specified in the DGCL and the ARS.

Section 1.2  Filing of Certificate of Ownership and Merger; Merger Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 15.1, Ideation and ID Arizona shall cause (a) a certificate of ownership and merger (the “Certificate of Merger”) meeting the requirements of Section 253 of the DGCL to be properly executed and filed in accordance with the applicable requirements of the DGCL, and (b) articles of merger (the “Articles of Merger”) meeting the requirements of Section 10-1105 of the ARS to be properly executed and filed in accordance with such section. The Merger shall become effective at the time designated in the Certificate of Merger and the Articles of Merger as the effective time of the Merger that the Parties shall have agreed upon and designated (the “Merger Effective Time”). Notwithstanding the foregoing, the Parties shall designate a time for the Merger Effective Time that will be the later of (A) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (B) the time of issuance of a certificate of merger with respect to the Articles of Merger by the Arizona Corporation Commission in accordance with the ARS.

A-1-2

ARTICLE II

Conversion

Section 2.1  The Conversion.  The Conversion will take place immediately after the Merger Effective Time. Subject to the terms and conditions of this Agreement, at the Conversion Effective Time (as defined in Section 2.2 below), ID Arizona shall convert to ID Cayman in accordance with this Agreement and shall thereupon continue its existence, without interruption, in the organizational form of a Cayman Islands exempted company rather than an Arizona corporation. The Conversion shall have the effects specified in the relevant sections of the ARS and the Cayman Companies Law. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

Section 2.2  Registration by Way of Continuation; Conversion Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 15.1, ID Cayman shall register by way of continuation as an exempted company under the Cayman Companies Law and file the relevant documents with the Registrar of Companies in the Cayman Islands in accordance with the Cayman Companies Law and the Arizona Corporation Commission in accordance with the relevant sections of the ARS. The Conversion shall become effective at the later of (1) the time of issuance by the Cayman Islands of a certificate of registration by way of continuation as an exempted company with respect to ID Cayman, and (2) the time of issuance of a certificate recognizing the Conversion by the Arizona Corporation Commission in accordance with the ARS (the “Conversion Effective Time”).

ARTICLE III

Charter Documents, Directors and Officers of Surviving Corporation and ID Cayman

Section 3.1  Articles of Incorporation of Surviving Corporation.  The Articles of Incorporation of ID Arizona in effect immediately prior to the Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Legal Requirements.

Section 3.2  Bylaws of Surviving Corporation.  The bylaws of ID Arizona in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable Legal Requirements.

Section 3.3  Directors of Surviving Corporation.  The directors of Ideation immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.4  Officers of Surviving Corporation.  The officers of Ideation immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.5  Memorandum and Articles of Association of ID Cayman.  The Memorandum and Articles of Association of ID Cayman shall be as set forth in Exhibit A attached hereto. The Memorandum and Articles of Association of ID Cayman shall, by resolution of ID Arizona shareholder(s) and/or directors, be effective upon the Conversion Effective Time.

Section 3.6  Directors of ID Cayman.  The directors of ID Arizona immediately prior to the Conversion Effective Time shall continue as the directors of ID Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Notwithstanding the foregoing, commencing on the Closing Date, the Combined Board will be established as provided for in Section 12.4 hereof.

Section 3.7  Officers of ID Cayman.  The officers of ID Arizona immediately prior to the Conversion Effective Time shall continue as the officers of ID Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

A-1-3

ARTICLE IV

Conversion and Exchange of Securities

Section 4.1  Conversion of Stock in the Merger.  At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a) Conversion of Ideation Shares.  Each Ideation Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable ID Arizona Share, to be delivered by ID Arizona in accordance with Section 4.3 below.

(b) Cancellation of ID Arizona Shares Owned by Ideation.  Each issued and outstanding ID Arizona Share that is owned by Ideation immediately prior to the Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Ideation Warrants Become ID Arizona Warrants.  All Ideation Warrants then outstanding shall remain outstanding and shall be assumed by ID Arizona and thereafter become ID Arizona Warrants. Each Ideation Warrant by virtue of becoming a ID Arizona Warrant shall be exercisable upon the same terms and conditions as in effect immediately prior to the Merger, except that upon the exercise of such ID Arizona Warrants, ID Arizona Shares shall be issuable in lieu of Ideation Shares. The number of ID Arizona Shares issuable upon the exercise of a ID Arizona Warrant immediately prior to the Merger Effective Time and the exercise price of each such ID Arizona Warrant shall be the same number of shares and price as in effect immediately prior to the Merger Effective Time. All ID Arizona Warrants shall entitle the holder thereof to purchase ID Arizona Shares in accordance with the terms of the documents governing the ID Arizona Warrants.

Section 4.2  Conversion of Securities in the Conversion.  At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares:

(a) Conversion of ID Arizona Shares.  Each issued and outstanding share of ID Arizona Common Stock (after giving effect to the Merger) shall be automatically converted into and deemed as one validly issued, fully paid and non-assessable ID Cayman Share in accordance with Section 4.3.

(b) Conversion of ID Arizona Warrants.  All ID Arizona Warrants then outstanding shall remain outstanding and shall be assumed by ID Cayman and thereafter become ID Cayman Warrants. Each ID Arizona Warrant by virtue of becoming a ID Cayman Warrant shall be exercisable upon the same terms and conditions as in effect immediately prior to the Conversion, except that upon the exercise of such ID Cayman Warrants, ID Cayman Shares shall be issuable in lieu of ID Arizona Shares. The number of ID Cayman Shares issuable upon the exercise of a ID Cayman Warrant immediately after the Conversion Effective Time and the exercise price of each such ID Cayman Warrant shall be the same number of shares and price as in effect immediately prior to the Conversion Effective Time. All ID Cayman Warrants shall entitle the holder thereof to purchase ID Cayman Shares in accordance with the terms of the documents governing the ID Cayman Warrants.

Section 4.3  Certificates Representing Ideation Securities.

(a) From and after the Merger Effective Time, all of the certificates and other documents or instruments that immediately prior to that time represented outstanding Ideation Securities (“Certificates”) shall be deemed for all purposes to evidence ownership of, and to represent, the ID Arizona Securities into which the Ideation Securities represented by such Certificates have been converted as herein provided. No certificates for ID Arizona Securities will be issued as a result of the Merger, and no holder of record of any Certificates shall be entitled to surrender any Certificate for cancellation to ID Arizona or its transfer agent in exchange for a certificate representing that number of ID Arizona Securities which such holder has the right to receive pursuant to the provisions of this Article IV. The registered owner on the books and records of ID Arizona or its transfer agent of any such Certificate shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the ID Arizona Securities evidenced by such Certificate as above provided.

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(b) From and after the Conversion Effective Time, all of the outstanding Certificates shall be deemed for all purposes to evidence ownership of, and to represent, the ID Cayman Securities into which the ID Arizona Securities represented by such Certificates have been converted as herein provided. The holders of those Certificates representing ID Cayman Shares shall be entitled to be entered on the register of members of ID Cayman as holders of that number of ID Cayman Shares represented by the Certificates. The registered owner from time to time entered in the register of members of ID Cayman shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the ID Cayman Securities in respect of which it is a registered owner.

(c) At or after the Merger Effective Time, there shall be no transfers on the stock transfer or other books of Ideation of the Ideation Securities which were outstanding immediately prior to the Merger Effective Time. At or after the Conversion Effective Time, there shall be no transfers on the stock transfer or other books of ID Arizona of the ID Arizona Securities which were outstanding immediately prior to the Conversion Effective Time. If, after the Merger Effective Time but prior to the Conversion Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent, the presented Certificates shall be cancelled and exchanged after the Conversion Effective Time for certificates for ID Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV. If, after the Conversion Effective Time, Certificates are presented to ID Cayman or its transfer agent, the presented Certificates shall be cancelled and exchanged for certificates for or other applicable documents or instruments representing ID Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV (in the case of ID Cayman Shares, ID Cayman may elect to enter each holder of record of Certificates on the register of members of ID Cayman as the holder of that number of ID Cayman Shares represented by the Certificates, in lieu of or in addition to issuing share certificates for such ID Cayman Shares).

(d) Following the Conversion Effective Time, each holder of record of one or more Certificates may, but shall not be required to, surrender any Certificate for cancellation to ID Cayman or its transfer agent, and the holder of such Certificate shall be entitled to be entered on the register of members of ID Cayman as the holder of that number of ID Cayman Shares represented by the Certificates, as applicable, and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Ideation Securities which is not registered in the transfer records of Ideation or a transfer of ownership of ID Arizona Securities which is not registered in the transfer records of ID Arizona, a certificate or other applicable document or instrument representing the proper number of ID Cayman Securities may be issued to such a transferee (in the case of ID Cayman Shares, ID Cayman shall enter the transferee on the register of members of ID Cayman as the holder of the proper number of ID Cayman Shares, in lieu of or in addition to issuing share certificates for such ID Cayman Shares) if the Certificate representing such Ideation Securities or ID Arizona Securities is presented to ID Cayman or its transfer agent, accompanied by all documents required to evidence and effect such transfer (including a signed share transfer form and the requisite board resolution authorizing the updating of the register of members of ID Cayman to reflect such transfer) and to evidence that any applicable stock transfer taxes have been paid.

(e) In the event any Certificates representing the Ideation Securities shall have been lost, stolen or destroyed, ID Cayman shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates or documents representing the ID Cayman Securities to be issued to such holder pursuant to this Article IV (in the case of ID Cayman Shares, ID Cayman shall enter the holder on the register of members of ID Cayman as the holder of the proper number of ID Cayman Shares, in lieu of or in addition to issuing share certificates for such ID Cayman Shares); provided, however, that ID Cayman may, in its discretion and as a condition precedent to the issuance thereof (or entry on the register of members, as the case may be), require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ID Cayman with respect to the Certificates so alleged to have been lost, stolen or destroyed.

Section 4.4  Effect of the Conversion.  At the Conversion Effective Time, the effect of the Conversion shall be as provided in this Agreement and the applicable provisions of ARS and Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all the

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property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of ID Arizona shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of ID Cayman, which shall include the assumption by ID Cayman of any and all agreements, covenants, duties and obligations of ID Arizona, as the Surviving Corporation, set forth in this Agreement to be performed after the Closing.

Section 4.5  Exchange of Acquired Shares.  Immediately following the Conversion Effective Time, the Acquired Shares shall be repurchased by ID Cayman in exchange for ID Cayman Preferred Shares and New Warrants in accordance with Section 12.12 hereof, if applicable.

ARTICLE V

Share Exchange

Section 5.1  Share Exchange.  The Share Exchange will take place immediately after the Conversion Effective Time. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

(a) Shares.  Upon the terms and subject to the conditions hereof, at the Closing, (i) each of the SM Shareholders shall sell, transfer, convey, assign and deliver to ID Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), all of the right, title and interest of each such SM Shareholder in and to the SM Shares set forth opposite such SM Shareholder’s name on Schedule B (which Schedule gives effect to the Preferred Conversion) and (ii) the Designated Agent shall sell, transfer, convey, assign and deliver (on behalf of the Non-signing SM Shareholder) to ID Cayman all of the right, title and interest of the Non-signing SM Shareholder in and to the Other SM Shares which, to the Knowledge of the SM Entities, shall be free and clear of all Liens (except for clause (a) of the definition of Permitted Liens). In exchange for such SM Shares, ID Cayman shall sell, issue and deliver to the SM Shareholders and the Non-signing SM Shareholder free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), the number of ID Cayman Shares set forth opposite the name of each such SM Shareholder and the Non-signing SM Shareholder on Schedule C, all in accordance with Section 5.2 hereof.

(b) Warrants.  Upon the terms and subject to the conditions hereof, at the Closing, each of the SM Warrantholders shall exchange, transfer, convey, assign and deliver to ID Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), all of the right, title and interest of each such SM Warrantholder in and to the SM Warrants, as set forth opposite such SM Warrantholder’s name on Schedule B. In exchange for such SM Warrants, ID Cayman shall issue and deliver to the SM Warrantholders, free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), (i) warrants to acquire the number of ID Cayman Shares set forth opposite each such SM Warrantholder’s name under “Warrant Allocation” on Schedule C at the exercise price per share set forth opposite each such SM Warrantholder’s name under “Warrant Allocation” on Schedule C; each such warrant to be in the form attached hereto as Exhibit B (the “New Warrants”) and (ii) a number of ID Cayman Shares calculated in accordance with Section 5.2(b). If and to the extent that prior to the Closing, the warrant coverage under the Linden Warrants increases pursuant to the terms thereof, then the aggregate number of ID Cayman Securities issuable to the SM Shareholders and SM Warrantholders hereunder on the Closing Date as set forth on Schedule C and New Options issuable to the SM Option holders hereunder pursuant to Section 5.1(c) shall be reduced, pro rata based on the number of SM Ordinary Shares owned by (or underlying SM Warrants and/or SM Options owned by) each of them, by the aggregate number of ID Cayman Shares underlying the additional New Warrants issuable to Linden Ventures pursuant to this Section on account of such additional warrant coverage.

(c) Restricted Shares.

(i) Upon the Closing, each outstanding award entitling the holder thereof to receive SM Restricted Shares pursuant to the Option Plan (each, an “SM Restricted Shares Award”), to the extent not fully vested as of the Closing, shall be assumed by ID Cayman and converted into an award entitling the holder thereof to receive ID Cayman Shares (a “New Restricted Shares Award”) as provided in this Section 5.1(c), without any further action by the holder thereof, and the holder of the New Restricted Shares Award shall no longer have any

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rights to SM Shares. Each New Restricted Shares Award shall entitle the holder thereof to receive a number of ID Cayman Shares equal to (i) the number of SM Ordinary Shares subject to the SM Restricted Shares Award multiplied by (ii) 0.0675374, rounded down to the nearest whole number of shares.

(ii) In all other regards, the terms of each New Restricted Shares Award shall be the same as the SM Restricted Shares Award which it replaces, and the Option Plan under which such SM Restricted Shares Award was initially granted as in effect immediately prior to the Closing shall continue to apply in all material respects to the New Restricted Shares Award, including all restrictions or limitations on transfer and vesting, to the extent that such restrictions or limitations shall not have already lapsed, after giving effect to the Closing.

(iii) ID Cayman shall take all corporate action necessary to assume the Option Plan at the Closing, reserve for issuance a sufficient number of ID Cayman Shares for delivery upon the vesting of the New Restricted Shares Awards and the exercise of the New Options (as set forth in Section 5.1(d) below) and to amend the Option Plan to provide that following the Closing the shares subject to the Option Plan shall be ID Cayman Shares, and the number of ID Cayman Shares issuable under the Option Plan shall be determined by multiplying the number of SM Ordinary Shares reserved for issuance under the Option Plan by 0.0675374 and rounded down to the nearest whole number of shares.

(iv) As soon as reasonably practicable following the Closing, ID Cayman shall file a registration statement on Form S-8 under the Securities Act covering the ID Cayman Shares issuable pursuant to the Option Plan and the New Restricted Shares Awards and New Options under Section 5.1(c) and Section 5.1(d) of this Agreement.

(d) Options.

(i) Upon the Closing, each outstanding and unexercised option to purchase SM Shares granted under the Option Plan (each, an “SM Option”), whether or not exercisable or vested, shall be assumed by ID Cayman and converted into an option to purchase ID Cayman Shares (a “New Option”) as provided in this Section 5.1(d), without any further action by the holder thereof and the holder of the New Option shall have no further rights to acquire any SM Shares. Each New Option shall be exercisable for a number of ID Cayman Shares equal to (i) the number of SM Ordinary Shares subject to the SM Option multiplied by (ii) 0.0675374, rounded down to the nearest whole number of shares. The per share exercise price of each New Option shall equal (A) the per share exercise price of the SM Option divided by (B) 0.0675374, rounded up to the nearest whole cent.

(ii) In all other regards, the terms of each New Option shall be the same as the SM Option which it replaces, and the Option Plan under which such SM Option was initially granted as in effect immediately prior to the Closing shall continue to apply in all material respects to the New Options, including all restrictions or limitations on transfer and vesting, to the extent that such restrictions or limitations shall not have already lapsed, after giving effect to the Closing.

(e) Interim Notes.  Upon the Closing, the principal amount outstanding under each Interim Note as of the Closing and US$10,000,000 of the principal amount outstanding under the Linden Note as of the Closing shall be converted into either (i) in the event that ID Cayman Preferred Shares will be issued pursuant to Section 12.12, a number of ID Cayman Preferred Shares calculated by dividing such outstanding principal amount by US$7.8815, rounding up to the nearest whole share, and a number of New Warrants, each such New Warrant to purchase 0.25 of an ordinary share of ID Cayman at an exercise price per such ordinary share of $7.8815, equal to such number of ID Cayman Preferred Shares or (ii) in any other event, a number of ID Cayman Shares calculated by dividing such outstanding principal amount by US$7.8815, rounding up to the nearest whole share. At the Closing, (x) US$5,000,000 of the principal amount outstanding under the Linden Note plus all accrued and unpaid interest on the Linden Note, plus US$20,000 as reimbursement for Linden Ventures’ legal expenses, shall be paid in cash to Linden Ventures and (y) all accrued and unpaid interest under the Interim Notes shall be paid in cash to the holders thereof.

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Section 5.2  Equity Payment.

(a) Initial Equity Payment.  Upon the terms and subject to the conditions hereof, at the Closing, ID Cayman shall issue and deliver to each SM Shareholder and the Non-signing SM Shareholder the number of ID Cayman Shares set forth opposite the name of each such Person on Schedule C in the column entitled “Initial Equity Payment,” representing, in the aggregate 6,865,341 ID Cayman Shares (the “Initial Equity Payment”).

(b) Earn-Out Share Payments.  ID Cayman shall issue and deliver ID Cayman Shares (the “Earn-Out Shares”), up to a maximum number of 10,150,352 (the “Maximum Earn-Out Shares”) to the SM Warrantholders, the SM Shareholders and the Non-signing SM Shareholder in accordance with the terms set forth below. Any such delivery of Earn-Out Shares is referred to herein as the “Earn-Out Share Payment.” Notwithstanding anything to the contrary in this Agreement, and irrespective of whether such Person becomes an “SM Shareholder” or a “Non-signing SM Shareholder” after the date hereof, (i) a holder of an SM Restricted Shares Award (whether vested or unvested) shall have no right to receive any part of any Earn-Out Share Payment hereunder with respect to any SM Shares or ID Cayman Shares received upon vesting of such SM Restricted Shares Award or any New Restricted Shares Award and (ii) a holder of an SM Option (whether vested or unvested) shall have no right to receive any part of any Earn-Out Share Payment hereunder with respect to any SM Shares or ID Cayman Shares received upon exercise of the SM Option.

(i) Adjusted Net Income Target Achieved in FY2009.  If FY2009 Adjusted Net Income (as calculated herein) equals or exceeds $25.7 million, then ID Cayman shall issue and deliver to the SM Warrantholders, the SM Shareholders and the Non-signing SM Shareholder an aggregate number of Earn-Out Shares calculated in accordance with the formula set forth below. If FY2009 Adjusted Net Income equals or exceeds $38.4 million, FY2009 Adjusted Net Income shall be deemed to be equal to $38.4 million for purposes of such formula.

Earn-Out Shares	=	(FY2009 Adjusted Net Income - $25.7 million) $12.7 million	x	Maximum Earn-Out Shares

The aggregate Earn-Out Shares earned hereunder (if any) shall be allocated to each SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in accordance with the percentage set forth opposite the name of each such SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in the applicable column of Schedule C.

(ii) FY2009 Adjusted Net Income Target not Achieved; Unearned Portion.  The difference (if any) between the Earn-Out Shares deliverable pursuant to Section 5.2(b)(i) and the Maximum Earn-Out Shares is the “Unearned Portion.” If the closing price per ID Cayman ordinary share on the AMEX (or such other public trading market on which the ID Cayman Shares may be trading at such time) for any thirty (30) consecutive trading days during the period from the date of the public announcement of the execution of this Agreement to April 15, 2010 is equal to or greater than $11.82, then ID Cayman shall issue and deliver to the SM Warrantholders, SM Shareholders and the Non-signing SM Shareholder an aggregate number of additional Earn-Out Shares equal to the Unearned Portion. Such additional Earn-Out Shares shall be allocated to each SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in accordance with the percentage set forth opposite the name of each such SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in the applicable column of Schedule C.

(iii) FY2009 Adjusted Net Income Target Not Achieved; Unearned Portion Not Paid.  Except as set forth in Section 5.2(b)(i) and Section 5.2(b)(ii), ID Cayman shall have no obligation to issue and the SM Warrantholders, the SM Shareholders and the Non-signing SM Shareholder shall have no right to receive any Earn-Out Shares.

(iv) Calculation of Adjusted Net Income and/or the Unearned Portion.  Within six months after the end of FY2009, ID Cayman shall prepare and deliver to the SM Shareholders’ Representatives and the Independent Directors (i) the calculation of FY2009 Adjusted Net Income for purposes of this Section 5.2(b) and (ii) a determination (together with reasonable supporting documentation) as to whether the Unearned Portion (if any) has been earned in accordance with Section 5.2(b)(ii). The SM Shareholders’ Representatives shall have all reasonable rights of access to the corporate books and records of ID Cayman for purposes of

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this Section. If the SM Shareholders’ Representatives or the Independent Directors dispute the calculation of FY2009 Adjusted Net Income and/or the Unearned Portion for the time period in question, the parties shall negotiate for thirty (30) days in good faith to resolve such dispute. If after such 30-day period such parties still cannot agree, they shall submit to an international accounting firm reasonably acceptable to them (the “Unaffiliated Accountants”) all relevant financial and trading data as well as this Agreement, and the disputed item or items in such calculation, for final and binding arbitration and resolution before a representative of the Unaffiliated Accountants (limited to only those items and amounts in dispute and those items that are derived therefrom). The decision and award of the Unaffiliated Accountants shall be final and binding among the Parties hereto. The applicable portion of the Earn-Out Shares to be issued and delivered to the SM Warrantholders, SM Shareholders and the Non-signing SM Shareholder, if any, shall be issued within thirty (30) days following the final determination of FY2009 Adjusted Net Income hereunder and/or the final determination as to any entitlement to the Unearned Portion hereunder.

(v) Change of Control.  If on or prior to April 15, 2010 a bona fide definitive agreement is executed and the subsequent consummation of the transactions contemplated by such agreement results in a Change of Control of ID Cayman, then regardless of whether FY2009 Adjusted Net Income has been achieved and/or whether the Unearned Portion has been earned pursuant to Section 5.2(b)(ii), ID Cayman shall issue and deliver to each SM Shareholder, SM Warrantholder and the Non-signing SM Shareholder such number of Earn-Out Shares equal to the product of (A) the percentage set forth opposite the name of each such SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in the applicable column of Schedule C and (B) the Maximum Earn-Out Shares, if (x) such Change of Control is approved by a majority of the independent directors then on the board of directors of ID Cayman or (y) the acquisition consideration delivered to the shareholders of ID Cayman in the Change of Control has a value (as determined in good faith by a majority of the independent directors then on the board of directors of ID Cayman) that is equal to at least $11.82 per share on a fully diluted basis (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events). Such Earn-Out Share Payments shall be issued and delivered promptly after the occurrence of such Change of Control.

Section 5.3  SM Option, SM Restricted Shares and SM Warrant Exercises/Vesting.

(a) Options.  If, on or prior to the Closing, any holder of SM Options exercises such options for SM Shares, then (i) the SM Entities shall use commercially reasonable efforts to cause such holder to execute and deliver a counterpart or joinder to this agreement (a “Joinder”) to become bound hereunder as an SM Shareholder or, if such Joinder is not so obtained, the SM Entities, to the maximum extent permitted by the Company Memorandum, shall cause such holder to be treated as a Non-signing SM Shareholder hereunder (and such holder shall be included in the definition thereof and the SM Shares owned by him or it shall be included in the definition of Other SM Shares) and shall appoint the Designated Agent to act on such holder’s behalf hereunder, and (ii) Schedule B (or B-1, as applicable) and Schedule C hereof (with respect to the Initial Equity Payment only) shall be amended to include such holder as an SM Shareholder (or a Non-signing SM Shareholder) and to allocate to such holder at the Closing in respect of such SM Options the aggregate number of ID Cayman Shares that such holder would have received upon exercise of the New Options issued to him or it pursuant to the terms hereof had such SM Options remained outstanding as of the Closing, after taking account of any cashless or net exercise of the SM Options.

(b) SM Restricted Shares.  If, on or prior to the Closing, any part of an SM Restricted Shares Award becomes vested, then (i) the SM Entities shall use commercially reasonable efforts to cause the holder of the SM Shares received in connection with such vesting to execute and deliver a Joinder to become bound hereunder as an SM Shareholder with respect to such SM Shares or, if such Joinder is not so obtained, the SM Entities, to the maximum extent permitted by the Company Memorandum, shall cause such holder to be treated as a Non-signing SM Shareholder hereunder (and such holder shall be included in the definition thereof and the SM Shares owned by him or it shall be included in the definition of Other SM Shares) and shall appoint the Designated Agent to act on such holder’s behalf hereunder, and (ii) Schedule B (or B-1, as applicable) and Schedule C (with respect to the Initial Equity Payment only) hereof shall be amended to include such holder as an SM Shareholder (or a Non-signing SM Shareholder) and to allocate to such holder at the Closing in respect of such SM Shares the aggregate number of ID Cayman Shares that such holder

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would have received in the form of a New Restricted Shares Award pursuant to the terms hereof had such SM Restricted Shares Award not vested as of the Closing, but not any Earn-Out Shares under Section 5.2(b) with respect to such Restricted Shares.

(c) Warrants.  If, on or prior to the Closing, any SM Warrantholder exercises any of its SM Warrants, then Schedule B and Schedule C hereof shall be amended to allocate to such holder at the Closing in respect of such SM Warrants the aggregate number of ID Cayman Shares that such holder would have received upon exercise of the New Warrants issued to him or it pursuant to the terms hereof had such SM Warrants remained outstanding as of the Closing, after taking into account any cashless or net exercise of the SM Warrants.

Section 5.4  Adjustments to Shares.  The Initial Equity Payment and any Earn-Out Share Payments shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Ideation Securities, ID Cayman Securities, SM Shares, SM Options or SM Warrants occurring on or after the date hereof.

Section 5.5  No Fractional Shares.  No fractions of ID Cayman Shares shall be issued in connection with the Share Exchange. Any holder of SM Shares who would otherwise be entitled to receive a fraction of an ID Cayman Share (after aggregating all fractional ID Cayman Shares issuable to such holder) shall, in lieu of such fraction of a share, receive one whole ID Cayman Share.

ARTICLE VI

The Closing

Section 6.1  Closing.  The Closing (the “Closing”) of the Merger, Conversion, Share Exchange and the other transactions contemplated hereby (the “Transactions”), shall take place at the offices of Akerman Senterfitt in Miami, FL commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

Section 6.2  Deliveries of the Parties.  At the Closing, (i) the SM Parties (directly and/or through their nominees) shall deliver to the Ideation Parties the various certificates, opinions, instruments, agreements and documents referred to in Section 13.2 below, (ii) the Ideation Parties shall deliver to the SM Parties (directly and/or through their nominees), as applicable, the various certificates, opinions, instruments, agreements and documents referred to in Section 13.1 below, (iii) each of the SM Shareholders shall deliver (and the Designated Agent shall deliver, on behalf of the Non-signing SM Shareholder) to the Ideation Parties (a) a certificate representing the right, title and interest in and to the SM Shares set forth opposite the name of such SM Shareholder or the Non-signing SM Shareholder on Schedule B (or Schedule B-1, in the case of the Non-signing SM Shareholder), properly endorsed for transfer by the holder thereof (which, in the case of the Non-signing SM Shareholder, shall be the Designated Agent) or accompanied by the appropriate stock powers or otherwise appropriately assigned, (b) a copy of resolutions of the board of directors of SM Cayman and any SM Shareholder that is an entity authorizing the transfer of the SM Shares (it being agreed that, with respect to Deutsche Bank AG, Hong Kong Branch, this requirement shall be satisfied through the delivery of documentation evidencing that all necessary corporate action has been taken to authorize the transfer of the SM Shares held by Deutsche Bank AG, Hong Kong Branch) and updating the register of members of SM Cayman, and (c) a duly certified (by the registered agent or any officer or director of SM Cayman) copy of the updated register of members of SM Cayman reflecting the acquisition by ID Cayman of the SM Shares from the SM Shareholders and the Designated Agent on behalf of the Non-signing SM Shareholder pursuant to this Agreement, (iv) ID Cayman shall deliver to the SM Shareholders and to the Non-signing SM Shareholder (directly or through their designated nominees) a duly certified copy of the register of members of ID Cayman reflecting the issuance of the ID Cayman Shares pursuant to the Initial Equity Payments to the SM Shareholders and to the Non-signing SM Shareholder and the New Warrants to the SM Warrantholders

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and (v) each SM Entity shall deliver to the Ideation Parties a validly executed IRS Form 8832 with respect to such SM Entity and each of its Subsidiaries, as described in Section 12.7 below (including thereon a previously-obtained United States Taxpayer Identification Number for such entity and its owner(s), as required by such form).

Section 6.3  Additional Agreements.  At the Closing, the following agreements (collectively, the “Transaction Documents”) will have been duly executed by each party thereto, delivered or otherwise effectuated:

(i) the Lock-Up Agreements;

(ii) the Registration Rights Agreement;

(iii) the New Warrants; and

(iv) the Voting Agreement.

The New Warrants issued to Linden Ventures will have an exercise price of $6.30, cashless or net exercise provisions and an expiration date which is no earlier than the expiration date of the SM Warrants currently held by Linden Ventures; and the term of Linden Ventures’ Lock-Up Agreement will not be longer than the term of the Lock-Up Agreement of any other party.

Section 6.4  Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

ARTICLE VII

Representations and Warranties of SM Parties

Except as set forth in the Disclosure Schedule of the SM Parties attached hereto as Schedule D (the “SM Disclosure Schedule”) (i) the Designated Agent, severally and not jointly, represents and warrants (solely as agent for, and on behalf of, the Non-signing SM Shareholder and without personal liability therefor, and solely with respect to the Other SM Shares) as to the matters set forth in Section 7.1(a) and Section 7.3(c) and (d), (ii) each of the SM Institutional Shareholders, severally and not jointly, represents and warrants (but solely with respect to itself and its SM Shares) as to the matters set forth in Section 7.1(a), the first sentence of Section 7.2 and Section 7.3(a), (c) and (d), (iii) Linden Ventures, severally and not jointly, represents and warrants, solely with respect to itself and not with respect to the Group Companies or the SM Parties, as to the matters set forth in the first sentence of Section 7.2, Section 7.3(a) and Section 7.3(d) (it being understood that references to “SM Parties” therein shall be deemed to refer to Linden Ventures) and (iv) each of the SM Parties (other than the SM Institutional Shareholders and the Designated Agent) jointly and severally represents and warrants to the Ideation Parties as follows:

Section 7.1  SM Shares.

(a) Valid Title.  Except as set forth in Section 7.1(a) of the SM Disclosure Schedule, the SM Shareholders and the Non-signing SM Shareholder (as applicable) are the registered and beneficial owners of the SM Shares as set forth on Schedule B and B-1 and have valid title to the SM Shares, with the right and authority to sell and deliver such SM Shares. Except as set forth in Section 7.1(a) of the SM Disclosure Schedule, upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated, or a duly executed share transfer form, and upon registering of ID Cayman as the new owner of such SM Shares in the register of members of SM Cayman, ID Cayman will receive valid title to such SM Shares, free and clear of all Liens (except for clause (a) of the definition of Permitted Liens).

(b) Capital Structure.  The authorized share capital of SM Cayman and the total number of issued and outstanding shares and shares reserved for issuance under the Option Plan and the SM Warrants are set forth

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in Section 7.1(b) of the SM Disclosure Schedule. Except as set forth in Section 7.1(b) of the SM Disclosure Schedule: (i) no shares or other voting securities of SM Cayman are issued, reserved for issuance or outstanding; (ii) all outstanding shares of SM Cayman are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the SM Constituent Instruments or any Contract to which any of the SM Parties or any Group Company is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of SM Cayman having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of SM Cayman may vote (“Voting SM Debt”); (iv) except for the SM Options, the SM Restricted Shares Awards and the SM Warrants, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which SM Cayman is a party or is bound (A) obligating SM Cayman to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of or other equity interest in, SM Cayman or any Voting SM Debt, or (B) obligating SM Cayman to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; (v) except as contemplated by this Agreement, there are no outstanding contractual obligations of SM Cayman to repurchase, redeem or otherwise acquire any of its shares; and (vi) except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, or other agreement or understanding to which SM Cayman is a party or by which SM Cayman is bound with respect to any equity security of any class of SM Cayman. A complete and accurate listing of (x) the SM Options and the SM Restricted Shares Awards (including a vesting schedule for each) and the holders thereof as of the date hereof is set forth in Section 7.1(b) of the SM Disclosure Schedule, and (y) the SM Warrants and the holders thereof as of the date hereof is set forth in Schedule B.

Section 7.2  Organization and Standing.  Except as set forth in Section 7.11 of the SM Disclosure Schedule, each of the SM Parties and the other Group Companies (if an entity) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of incorporation, organization or formation. Each of the Group Companies is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Group Companies has all requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted. SM Cayman has delivered to Ideation true and complete copies of the SM Constituent Instruments. The minute books and registers of SM Cayman, Ad-icon Company Limited and Great Talent Holding Limited are true and complete in all material respects and copies of such documents, together with true and correct copies of the minute books and registers of the other Group Companies, have been made available to Ideation. The share transfer, warrant and option transfer and ownership records of the Group Companies are true and complete in all material respects. Copies of such records have been made available to Ideation.

Section 7.3  Authority; Execution and Delivery; Enforceability.

(a) Each of the SM Parties (and their respective nominees), if an entity, has all requisite corporate or other entity power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance by the SM Parties of this Agreement and the consummation by them of the Transactions have been duly authorized and approved by the board of directors or other governing body of each of the SM Parties (if an entity) (it being agreed that, with respect to Deutsche Bank AG, Hong Kong Branch, this requirement shall be satisfied through the delivery of documentation evidencing that all necessary corporate action has been taken to authorize and approve such matters), such authorization and approval remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions.

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(b) The appointment of the Designated Agent to act for and on behalf of the Non-signing SM Shareholder in accordance with this Agreement has been duly authorized by the board of directors of SM Cayman, such authorization and approval is valid, effective and enforceable, remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of SM Cayman or any other Person are necessary to authorize such appointment. The Designated Agent has full power and authority to transfer the Other SM Shares pursuant to the terms hereof and (except as set forth in Section 7.1(a) of the SM Disclosure Schedule) such transfer shall be valid, effective and enforceable in accordance with all applicable Legal Requirements.

(c) The appointment of the SM Shareholders’ Representatives to act for and on behalf of the SM Shareholders and the Non-signing SM Shareholder has been duly authorized by the SM Shareholders and the Designated Agent on behalf of the Non-signing SM Shareholder, such authorization and approval is valid, effective and enforceable, remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of the SM Shareholders and the Non-signing SM Shareholder or any other Person are necessary to authorize such appointment.

(d) Each of this Agreement and the Transaction Documents to which any SM Party is a party has been duly executed and delivered by such party and constitutes the valid, binding, and enforceable obligation of each of them, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.4  Subsidiaries and Other Group Companies.

(a) Section 7.4(a) of the SM Disclosure Schedule lists all Subsidiaries of SM Cayman and indicates as to each the type of entity and its jurisdiction of organization. Except as set forth in Section 7.4(a) of the SM Disclosure Schedule, SM Cayman does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 7.4(a) of the SM Disclosure Schedule, SM Cayman is the direct, indirect or beneficial owner of all registered capital or outstanding shares of capital stock (as applicable) of its Subsidiaries, and all such registered capital and shares are duly authorized, validly issued, fully paid and nonassessable and are owned by SM Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens). Except as set forth in Section 7.4(a) of the SM Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of SM Cayman or otherwise obligating any Subsidiaries of SM Cayman to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) The registered capital of Jingli Shanghai and the total number of shares and type of all authorized, issued and outstanding capital stock of Jingli Shanghai are set forth in Section 7.4(b) of the SM Disclosure Schedule. Except as set forth in Section 7.4(b) of the SM Disclosure Schedule: (i) no shares of capital stock or other voting securities of Jingli Shanghai are issued, reserved for issuance or outstanding; (ii) all registered capital of Jingli Shanghai is duly authorized, validly issued, fully paid and nonassessable and is not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the SM Constituent Instruments or any Contract to which any of the SM Parties or other Group Companies is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of Jingli Shanghai having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of capital stock of Jingli Shanghai may vote (“Voting Jingli Debt”); (iv) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Jingli Shanghai is a party or is bound (A) obligating Jingli Shanghai to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or

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exercisable for or exchangeable into any capital stock of or other equity interest in, Jingli Shanghai or any Voting SM Debt or (B) obligating Jingli Shanghai to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; (v) there are no outstanding contractual obligations of Jingli Shanghai to repurchase, redeem or otherwise acquire any shares of Jingli Shanghai capital stock; and (vi) there are no registration rights (or equivalent concept) and there is no voting trust, proxy, or other agreement or understanding to which Jingli Shanghai is a party or by which Jingli Shanghai is bound with respect to any equity security of any class of Jingli Shanghai.

(c) Section 7.4(c) of the SM Disclosure Schedule lists all Subsidiaries of Jingli Shanghai and indicates as to each the type of entity and its jurisdiction of organization. Except as set forth in Section 7.4(c) of the SM Disclosure Schedule, Jingli Shanghai does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Jingli Shanghai is the direct owner of all registered capital of its Subsidiaries, and all such registered capital is duly authorized, validly issued, fully paid and nonassessable and is owned by Jingli Shanghai free and clear of all Liens (except for clause (a) of the definition of Permitted Liens). There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of Jingli Shanghai or otherwise obligating any Subsidiaries of Jingli Shanghai to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(d) In respect of each Group Company that is organized and existing under the laws of the PRC (except as set forth in Section 7.4(d) of the SM Disclosure Schedule), the full amount of the registered capital thereof has been contributed, such contribution has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with the SAIC.

Section 7.5  No Conflicts.  Except as set forth in Section 7.5 of the SM Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents by each of the SM Parties and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of any Group Company under any provision of: (i) any SM Constituent Instrument; (ii) any Material Contract (as defined in Section 7.18 herein) to which any Group Company is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any material Permit of any Group Company; (b) subject to the filings and other matters referred to in Section 7.6, conflict with or violate in any material respect any Judgment or Legal Requirement applicable to any Group Company, or its properties or assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Material Contract to which any Group Company is a party; or (d) cause any of the assets owned by any Group Company to be reassessed or revalued in any material respect by any Governmental Authority, except, in the case of clauses (a)(ii), (a)(iii), (b), (c), and (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Group Companies, taken as a whole.

Section 7.6  Consents and Approvals.  Except as set forth in Section 7.6 of the SM Disclosure Schedule, no material consent, approval, license, permit, order or authorization of, or material registration, declaration or filing with any Governmental Authority (“Consent”) is required to be obtained or made by or with respect to any Group Company in connection with the execution, delivery and performance of this Agreement or the consummation of any of the Transactions.

Section 7.7  Financial Statements.

(a) SM Cayman has furnished Ideation (i) (x) the audited financial statements for Shanghai Sige Advertising and Media Co., Ltd. and Shenzhen Dale Advertising Co., Ltd. for the fiscal year ended December 31, 2006 (the “Predecessor Audited Financial Statements”) and (y) the audited consolidated

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financial statements for SM Cayman and the Group Companies required to be included in such financial statements for the fiscal year ended December 31, 2007 (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements for SM Cayman and the Group Companies required to be included in such financial statements for the six-month period ended June 30, 2008 (the “Unaudited Financial Statements,” and together with the Predecessor Audited Financial Statements and the Audited Financial Statements, the “SM Financial Statements”). The Predecessor Audited Financial Statements and the Audited Financial Statements, including the notes thereto, have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the period involved (except as may be otherwise specified in the notes thereto). The Unaudited Financial Statements have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the period involved. The Predecessor Audited Financial Statements fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of Shanghai Sige Advertising and Media Co., Ltd. and Shenzhen Dale Advertising Co., Ltd. as of the date, and for the period, indicated therein and are accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board. The Audited Financial Statements fairly present in all material respects the consolidated financial condition and operating results, change in stockholders’ equity and cash flow of SM Cayman and the Group Companies required to be included in such financial statements as of the date, and for the period, indicated therein and are accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board. The Unaudited Financial Statements fairly present in all material respects the consolidated financial condition and operating results, change in stockholders’ equity and cash flow of SM Cayman and the Group Companies required to be included in such financial statements as of the date, and for the period, indicated therein, subject to normal year-end audit adjustments, none of which shall, in the aggregate, be material.

(b) The Group Companies do not have any Off-Balance Sheet Arrangements.

(c) The Group Companies have implemented and maintain a system of internal accounting controls to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and US GAAP, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) True and complete copies of each acquisition contract between Jingli Shanghai and any other Person relating to the acquisition of any Subsidiary of Jingli Shanghai or its business (by asset or share purchase, share exchange, merger, or otherwise) have been provided to Ideation if such contract is still in full force and effect and provides for any earn-out, installment or other contingent payments due from Jingli Shanghai or any other Group Company to any other Person pursuant to its terms.

Section 7.8  Absence of Certain Changes or Events.  Except as disclosed in the SM Financial Statements or in Section 7.8 of the SM Disclosure Schedule, from June 30, 2008 to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to the SM Entities’ Knowledge is reasonably likely to result in, a Material Adverse Effect on the Group Companies, taken as a whole;

(b) any material damage, destruction or loss to, or any material interruption in the use of, any of the assets of any of the Group Companies (whether or not covered by insurance);

(c) any material change to, or amendment or waiver of a material term of, a Material Contract by which any of the Group Companies or any of its respective assets is bound or subject;

(d) any mortgage, pledge, transfer of a security interest in, or Lien, created by any of the Group Companies or to which any such Group Company’s properties, assets or rights is subject, with respect to any of its material properties, assets or rights, except for Permitted Liens;

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(e) any payments, loans or guarantees made by any of the Group Companies to or for the benefit of any of its officers or directors, or any members of their immediate families, or any material payments, loans or guarantees made by the Group Companies to or for the benefit of any of its employees or any members of their immediate families, in each case other than payment of ordinary course compensation and benefits, travel advances and other advances made in the ordinary course of its business;

(f) any change of the identity of its auditors or material alteration of any Group Company’s method of accounting or accounting practice;

(g) any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of capital stock of any Group Company or any purchase, redemption or agreements to purchase or redeem by any Group Company of any shares of capital stock or other securities;

(h) any sale, issuance or grant, or authorization of the issuance of equity securities of any Group Company, except pursuant to the Option Plan;

(i) any amendment to any SM Constituent Instruments;

(j) any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Group Company;

(k) any creation of any Subsidiary of any of the Group Companies or acquisition by any of the Group Companies of any assets (other than in the ordinary course of business), equity interest or other interest in any other Person;

(l) any material Tax election by any Group Company, any change in accounting method in respect of Taxes, any amendment to any Tax Returns, entry into any closing or equivalent agreement, any settlement of any claim or assessment in respect of any Taxes, or any consent to any waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;

(m) any commencement or settlement of any material Actions by any of the Group Companies;

(n) any granting by any Group Company of any material increases in compensation (excluding sales commissions) or fringe benefits (in the aggregate), except for normal increases of base salary in the ordinary course of business not exceeding US$1,000,000 on an annualized basis in the aggregate, or any payment by any Group Company of any bonuses (excluding sales commissions), or any granting by any Group Company of any material increases in severance or termination pay or any entry by any Group Company into any currently effective employment, severance, termination or indemnification agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any Group Company of the nature contemplated by this Agreement;

(o) any transfer or license to any Person or entity of any material Intellectual Property Rights in excess of US$250,000;

(p) other than in the ordinary course of business, any sale, lease, license or other disposal of or encumbrance of any of its properties or assets which are material, individually or in the aggregate, to its business in excess of US$250,000;

(q) any payment, discharge, or satisfaction in an amount in excess of US$250,000 of any single claim (or series of related claims), liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the SM Financial Statements or incurred in the ordinary course of business;

(r) any capital expenditures, capital additions or capital improvements, except in the ordinary course of business, that exceed US$250,000 individually or in the aggregate;

(s) any opening or closing of any significant facility or office;

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(t) any material revaluation by any Group Company of any of its assets, including, without limitation, writing down the value of a material amount of capitalized inventory or writing off a material amount of notes or accounts receivable; or

(u) any negotiations, arrangement or commitment by any of the Group Companies to take any of the foregoing actions.

Section 7.9  No Undisclosed Liabilities.  Except as set forth in Section 7.9 of the SM Disclosure Schedule, the Group Companies (considered as a whole) have no obligations or liabilities of any nature (matured or unmatured, fixed or contingent, known or unknown), other than (a) those set forth or adequately provided for in the Balance Sheet included in the Unaudited Financial Statements (the “SM Balance Sheet”), (b) those incurred since the SM Balance Sheet date that do not exceed US$1,000,000 in the aggregate and (c) those incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

Section 7.10  Litigation.  Except as set forth in Section 7.10 of the SM Disclosure Schedule, as of the date of this Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against any of the Group Companies, any of their respective officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) if there were an unfavorable decision, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect on the Group Companies, taken as a whole. Except as set forth Section 7.10 of the SM Disclosure Schedule, there is no material Judgment imposed upon any of the Group Companies, any of their respective officers or directors (in their capacities as such) or any of their respective properties. Neither the Group Companies, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 7.11  Licenses, Permits, Etc.  Except as set forth in Section 7.11 of the SM Disclosure Schedule, each of the Group Companies possesses all material Permits necessary to conduct the business engaged in by such Group Company in the manner currently conducted. Such material Permits are described or set forth on Section 7.11 of the SM Disclosure Schedule. True, complete and correct copies of the material Permits issued to the Group Companies have previously been delivered to Ideation. All such material Permits are in full force and effect. Except as set forth in Section 7.11 of the SM Disclosure Schedule, each Group Company has complied with all terms of such material Permits in all material respects. Except as set forth in Section 7.11 of the SM Disclosure Schedule, no Group Company is in material default under any of such material Permits, and to the Knowledge of the SM Entities, no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default thereunder.

Section 7.12  Title to Properties.

(a) Real Property.  Section 7.12(a) of the SM Disclosure Schedule contains an accurate and complete list and description of (i) all real properties owned or leased by any Group Company (except for such leased real estate for which the annual rental payment is less than US$20,000) (collectively, the “Real Property”), and (ii) any lease under which any such Real Property is possessed and which involves an annual rental payment of US$20,000 or more (the “Real Estate Leases”), provided, that leases and similar Contracts with respect to elevators and billboard locations shall be deemed not to be leases of Real Property. None of the Group Companies is in material default under any of the Real Estate Leases, and to the Knowledge of the SM Entities, there is no material default by any of the lessors thereunder. No Group Company owns any real property.

(b) Tangible Personal Property.  The Group Companies are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all material tangible personal property as reflected in the SM Financial Statements, and material tangible personal property acquired since June 30, 2008 (collectively, the “Tangible Personal Property”), other than such Tangible Personal Property disposed of in

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the ordinary course of business with a value not exceeding US$100,000. All Tangible Personal Property is free and clear of all Liens other than Permitted Liens. The Tangible Personal Property is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Legal Requirements. No Group Company has granted any lease, sublease, tenancy or license to any material portion of the Tangible Personal Property.

Section 7.13  Intellectual Property.  Section 7.13 of the SM Disclosure Schedule sets forth a description of any patents, trademarks, domain names, copyrights, and any applications therefor which are material to the conduct of the business of the Group Companies (taken as a whole). Except as set forth in Section 7.13 of the SM Disclosure Schedule, the Group Companies own, free and clear of any Liens, other than Permitted Liens, or are validly licensed or otherwise have the right to use, all patents, trademarks, domain names and copyrights listed on Section 7.13 of the SM Disclosure Schedules and all trade names, service marks, computer software and Trade Secrets material to the conduct of their business (taken as a whole) as currently conducted (“Intellectual Property Rights”). Except as set forth in Section 7.13 of the SM Disclosure Schedule, (i) no material claims are pending or, to the Knowledge of the SM Entities, threatened that any of the Group Companies is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right; and (ii) to the Knowledge of the SM Entities, no Person is infringing the rights of the Group Companies with respect to any Intellectual Property Right.

Section 7.14  Taxes.

(a) The Group Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns relating to Taxes determined by reference to income, earnings, or revenues and all other material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the Group Companies were (and, as to a Tax Return not filed as of the date hereof, will be) in all material respects true, complete and accurate. All material Taxes due and payable by each of the Group Companies have been paid by such Group Company in compliance with applicable Legal Requirements and there are no unpaid material Taxes claimed to be due in writing, or, to the Knowledge of the SM Entities, otherwise claimed, by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim in writing or, to the Knowledge of the SM Entities, any other claim, for additional material Taxes for any period for which Tax Returns have been filed.

(b) Section 7.14(b) of the SM Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to the Group Companies, and indicates those Tax Returns that have been audited or that are currently the subject of an audit since December 31, 2007. None of the Group Companies has received any notice in writing or, to the Knowledge of the SM Entities, any other notice, that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. The SM Entities have delivered or made available to Ideation correct and complete copies of all Tax Returns, correspondence with Governmental Authorities regarding Taxes, examination reports, and statements of deficiencies filed by, assessed against or agreed to by any of the Group Companies, for and during fiscal years 2007 and 2008.

(c) The SM Financial Statements reflect an adequate reserve for all Taxes payable by the Group Companies (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. None of the Group Companies is either a party to or bound by any Tax indemnity, Tax sharing or similar agreement and the Group Companies currently have no liability and will not have any liabilities for any Taxes of any other Person under any agreement or by the operation of any law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against any of the Group Companies, and no requests for waivers of the time to assess any such Taxes are pending.

(d) None of the Group Companies has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. None of the Group Companies has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect

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to any Taxes or Tax Returns. No power of attorney currently in force has been granted by any of the Group Companies concerning any Taxes or Tax Return.

(e) None of the Group Companies (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; (iii) owns or has ever owned any United States real property interests as described in Section 897 of the Code or (iv) has any employees that are subject to Tax in the United States with respect to amounts paid by such Group Company.

(f) Each Group Company has withheld and remitted to the appropriate Governmental Authorities in compliance with all Legal Requirements all Taxes required to be withheld and remitted by such Group Company in connection with payments made to other persons.

Section 7.15  Employment Matters.

(a) Benefit Plans.  Except for the Option Plan, SM Options and as otherwise set forth in Section 7.15(a) of the SM Disclosure Schedule, none of the Group Companies has or maintains any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of any of the Group Companies. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any of the Group Companies. Except as set forth in Section 7.15(a) of the SM Disclosure Schedule, there are no severance or termination agreements or arrangements currently in effect between any of the Group Companies and any of its current or former employees, officers or directors, nor do any of the Group Companies have any general severance plan or policy currently in effect for any of its employees, officers or directors.

(b) Labor Matters.  (i) there are no collective bargaining or other labor union agreements to which any of the Group Companies is a party or by which it is bound; (ii) no material labor dispute exists or, to the Knowledge of the SM Entities, is threatened with respect to any of the employees of any of the Group Companies; (iii) none of the Group Companies is the subject of any Actions asserting that any of the Group Companies has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iv) there is no strike, work stoppage or other labor dispute involving any of the Group Companies pending or, to the SM Entities’ Knowledge, threatened; (v) no complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the SM Entities’ Knowledge, threatened against any of the Group Companies; (vi) no material grievance is pending or, to the SM Entities’ Knowledge, threatened against any of the Group Companies; and (vii) none of the Group Companies is a party to, or otherwise bound by, any consent decree with, or to the Knowledge of the SM Entities, citation by, any Governmental Authorities relating to employees or employment practices.

(c) Executive Officers.  As of the date of this Agreement, no executive officer of any Group Company has notified such entity in writing that such officer intends to leave any Group Company or otherwise terminate such officer’s employment with any Group Company in connection with the consummation of the Transactions or within 60 days following the Closing Date.

Section 7.16  Transactions With Affiliates and Employees.  Except as disclosed in Section 7.16 of the SM Disclosure Schedule, none of the executive officers or directors of the Group Companies and none of the SM Shareholders or the Non-signing SM Shareholder is a party, directly or indirectly, to any transaction with any of the Group Companies that is required to be disclosed under Rule 404(a) of Regulation S-K if such Legal Requirement applied to the Group Companies (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer or director

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or, to the Knowledge of the SM Entities, any entity in which any executive officer or director has a substantial interest or is an officer, director, partner or other equity holder.

Section 7.17  Insurance.  None of the Group Companies is a party to any material contract of insurance.

Section 7.18  Material Contracts.

(a) SM Cayman has made available to Ideation, prior to the date of this Agreement, true, correct and complete copies of each of the following written Contracts, as amended and supplemented, to which any of the Group Companies is a party: (i) any agreement that would be considered a material contract with respect to any Group Company pursuant to Item 601(b)(10) of Regulation S-K (if such Legal Requirement were applicable to such entities and without reference to “registration statements” or “reports” thereunder); (ii) any loan agreement, mortgage, note, installment obligation, indenture or other instrument, agreement or arrangement relating to any outstanding indebtedness in excess of US$250,000; (iii) all VIE Contracts; (iv) all Subway Placement Contracts; (v) all Frame Placement Contracts and Billboard Placement Contracts requiring annual payments in excess of US$1,000,000; and (vi) any agreement (other than a Frame Placement Contract, Billboard Placement Contract, or Subway Placement Contract) requiring annual expenditures in excess of US$1,000,000 or generating annual revenues for any Group Company in excess of US$500,000 (each, a “Material Contract”). A list of each such Material Contract is set forth on Section 7.18(a) of the SM Disclosure Schedule. Except as set forth on Section 7.18(a) of the SM Disclosure Schedule, none of the Group Companies is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Group Companies, taken as a whole. To the Knowledge of the SM Entities, except as set forth on Section 7.18(a) of the SM Disclosure Schedule, no other Person has materially violated or breached, or committed or suffered any material default under, any Material Contract.

(b) Except as set forth on Section 7.18(b) of the SM Disclosure Schedule, each Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) none of the Group Companies is in breach or default of any Material Contract to which it is a party in any material respect; (ii) to the Knowledge of the SM Entities, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; or (B) permit any Group Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; and (iii) none of the Group Companies has received notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party. Except as set forth on Section 7.18(b) of the SM Disclosure Schedule, since June 30, 2008, and prior to the date of this Agreement, none of the Group Companies has received any written notice or other written communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract.

Section 7.19  Compliance with Applicable Laws.  The Group Companies are in compliance with all applicable Legal Requirements, including those relating to occupational health and safety to which they are subject except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Group Companies, taken as a whole. Except as set forth in Section 7.19 of the SM Disclosure Schedule, none of the Group Companies has received any written communication during the past two years from a Governmental Authority alleging that any of the Group Companies is not in compliance in any material respect with any applicable Legal Requirement. This Section 7.19 does not relate to matters with respect to Taxes, which are the subject of Section 7.14. It also does not relate to matters with respect to: Foreign Corrupt Practices (which are the subject of Section 7.20); PRC Representations and Warranties (which are the subject of Section 7.23); or Environmental Matters (which are the subject of Section 7.24).

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Section 7.20  Foreign Corrupt Practices.  Neither the Group Companies, nor any of the SM Shareholders, nor to the Knowledge of the SM Entities, any of their respective Representatives, nor, to the Knowledge of the SM Entities, the Non-signing Shareholder, has, in the course of its actions for, or on behalf of, the Group Companies, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful or improper payment in connection with the operations of Group Companies to any foreign or domestic government official or employee.

Section 7.21  Brokers.  Except as set forth in Section 7.21 of the SM Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Group Companies.

Section 7.22  OFAC.  None of the Group Companies, any director or officer of the Group Companies, or, to the Knowledge of the SM Entities, any agent, employee, affiliate or Person acting on behalf of the Group Companies is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Group Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 7.23  Additional PRC Representations and Warranties.  Except as set forth in Section 7.23 of the SM Disclosure Schedule,

(a) All material consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the Group Companies have been duly obtained from the relevant PRC Governmental Authority and are in full force and effect.

(b) All material filings and registrations with the PRC Governmental Authorities required in respect of the Group Companies and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations.

(c) Each of the Group Companies has complied with all relevant PRC Legal Requirements regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Governmental Authority. There are no outstanding rights to acquire, or commitments made by any Group Company to sell, any of its equity interests.

(d) No Group Company is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of the revocation, or otherwise questioning the validity, of any material licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC Legal Requirements, or the need for material compliance or remedial actions in respect of the activities carried out by such entity, and to the Knowledge of the SM Entities, there is no reasonable basis for any such letter or notice.

(e) Each of the Group Companies has conducted its business activities within its permitted scope of business or has otherwise operated its business in compliance, in all material respects, with all relevant Legal Requirements and with all requisite material licenses, approvals and certificates granted by competent PRC Governmental Authorities. As to material licenses, approvals and government grants and concessions required for the conduct of any part of any of the Group Companies’ business which are subject to periodic renewal, to

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the Knowledge of the SM Entities, there are no reasonable grounds on which renewals of any such licenses, approvals, grants or concessions will not be granted by the relevant PRC Governmental Authorities.

(f) With regard to employment and staff or labor, each Group Company has complied, in all material respects, with all applicable PRC Legal Requirements, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Section 7.24  Environmental Matters.  To the Knowledge of the SM Entities, each of the Group Companies is in and at all times has been in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law and no Action or proceeding involving any Group Companies with respect to any Environmental Law is pending or, to the Knowledge of the SM Entities, is threatened.

Section 7.25  Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon any of the Group Companies or their respective assets or to which any of them is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing the business of the Group Companies (taken as a whole), as currently conducted.

Section 7.26  Investment Company.  No Group Company is an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

ARTICLE VIII

Representations and Warranties of Ideation

Except as set forth in the Disclosure Schedule of Ideation attached hereto as Schedule E (the “Ideation Disclosure Schedule”), each of the Ideation Parties, jointly and severally, represents and warrants to the SM Parties and Linden Ventures as follows:

Section 8.1  Capital Structure.

(a) Section 8.1(a) of the Ideation Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock of Ideation, the number of outstanding options, warrants or rights to acquire any shares of capital stock of Ideation, and the authorized shares of capital stock of ID Arizona. After the Conversion, the authorized share capital of ID Cayman will be as provided for in the Memorandum and Articles of ID Cayman attached hereto as Exhibit A. Other than those set forth on Section 8.1(a) of the Ideation Disclosure Schedule or as contemplated by this Agreement, there are no options, warrants or other rights outstanding which give any Person the right to acquire any share of capital stock of Ideation.

(b) Except as set forth in Section 8.1(b) of the Ideation Disclosure Schedule or as contemplated by this Agreement: (i) no shares of capital stock or other voting securities of Ideation were issued, reserved for issuance or outstanding; (ii) all outstanding shares of the capital stock of Ideation are, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Ideation Constituent Instruments (as defined below) or any Contract to which Ideation is a party or otherwise bound; and (iii) there are no outstanding contractual obligations of Ideation to repurchase, redeem or otherwise acquire any shares of capital stock of Ideation.

(c) Except as set forth in Section 8.1(c) of the Ideation Disclosure Schedule or as contemplated by this Agreement: (i) there are no bonds, debentures, notes or other indebtedness of Ideation having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting Ideation Debt”); and (ii) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Ideation is a party or by which it is bound (A) obligating Ideation to issue, deliver or sell, or cause to be issued, delivered

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or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Ideation or any Voting Ideation Debt, or (B) obligating Ideation to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

(d) Ideation is not a party to any agreement granting any security holder of Ideation the right to cause Ideation to register shares of the capital stock or other securities of Ideation held by such security holder under the Securities Act. The stockholder list provided to SM Cayman is a current shareholder list generated by Ideation’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of Ideation’s capital stock.

Section 8.2  Organization and Standing.  Ideation is duly organized, validly existing and in good standing under the laws of the State of Delaware. Ideation is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by Ideation or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Ideation. Ideation has the requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted. Ideation has delivered to SM Cayman true and complete copies of the amended and restated certificate of incorporation of Ideation, as amended and as in effect on the date of this Agreement, and the bylaws of Ideation, as amended and as in effect on the date of this Agreement (the “Ideation Constituent Instruments”).

Section 8.3  Authority; Execution and Delivery; Enforceability.  Ideation has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery by Ideation of this Agreement and the consummation by Ideation of the Transactions have been duly authorized and approved by the Ideation Board and, other than the Stockholder Approval, no other corporate proceedings on the part of Ideation are necessary to authorize this Agreement and the Transactions. Other than the Stockholder Approval, all action, corporate and otherwise, necessary to be taken by Ideation to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by Ideation in connection with the Transactions have been duly and validly taken. Each of this Agreement and the Transaction Documents to which Ideation is a party has been duly executed and delivered by Ideation and constitutes the valid, binding, and enforceable obligation of Ideation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 8.4  No Subsidiaries or Equity Interests.  Ideation does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than its ownership interest in ID Arizona prior to the Merger Effective Time.

Section 8.5  No Conflicts.  The execution and delivery of this Agreement or any of the Transaction Documents by Ideation and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of Ideation, under, any provision of any (i) any Ideation Constituent Instrument; (ii) any Ideation Material Contract (as defined in Section 8.21 herein) to which any Ideation is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any material Permit of Ideation; (b) subject to the filings and other matters referred to in Section 8.6, conflict with or violate in any material respect any Judgment or Legal Requirement applicable to Ideation, or its properties or assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Ideation Material Contract; or (d) cause any of the assets owned by Ideation to be reassessed or revalued in any material respect by any Governmental Authority.

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Section 8.6  Consents and Approvals.  No material Consent of, or material registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to Ideation in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of Articles of Merger with the Arizona Corporation Commission as provided in Section 1.2; (ii) the filings in connection with the Conversion as provided in Section 2.2; (iii) the filing with, and clearance by the SEC of the Form S-4 Registration Statement containing a preliminary proxy statement/prospectus, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A and Schedule 14A under the Exchange Act, a registration statement under the Securities Act, and all other proxy materials for the Stockholders Meeting (as defined below) (the “Proxy Statement/Prospectus”) pursuant to which Ideation’s stockholders must vote at a special meeting of stockholders to approve, among other thing, this Agreement and the Transactions; (iv) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; and (v) any filing required with AMEX.

Section 8.7  SEC Documents.  Ideation has filed all reports, schedules, forms, statements and other documents required to be filed by Ideation with the SEC since November 19, 2007, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Ideation SEC Documents”). As of its respective filing date, each Ideation SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Ideation SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Ideation SEC Document has been revised or superseded by a later filed Ideation SEC Document, none of the Ideation SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Ideation included in the Ideation SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Ideation as of the dates thereof and the consolidated results of their operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).

Section 8.8  Internal Accounting Controls.  Since January 1, 2007, Ideation has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Ideation’s officers have established disclosure controls and procedures for Ideation and designed such disclosure controls and procedures to ensure that material information relating to Ideation is made known to the officers by others within those entities. Ideation’s officers have evaluated the effectiveness of Ideation’s controls and procedures and there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in Public Company Accounting Oversight Board Auditing Std. No. 2.

Section 8.9  Absence of Certain Changes or Events.  From September 30, 2008 to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to Ideation’s Knowledge, is reasonably likely to result in, a Material Adverse Effect on Ideation;

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(b) any material change to, or amendment or waiver of a material term of, a material Contract by which Ideation or any of its respective assets is bound or subject;

(c) any mortgage, pledge, transfer of a security interest in, or Lien, created by Ideation or to which any of Ideation’s properties, assets or rights is subject, with respect to any of its material properties, assets or rights, except for Permitted Liens;

(d) any payments loans or guarantees made by Ideation to or for the benefit of its officers or directors, or any members of their immediate families, or any material payments loans or guarantees made by Ideation to or for the benefit of any of its employees or any members of their immediate families, in each case, other than ordinary course travel advances and other advances made in the ordinary course of its business;

(e) any change of the identity of its auditors or material alteration of Ideation’s method of accounting or accounting practice;

(f) any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of Ideation’s capital stock or any purchase, redemption or agreements to purchase or redeem by Ideation of any shares of capital stock or other securities;

(g) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Ideation stock option plans;

(h) any amendment to any Ideation Constituent Instruments;

(i) any material Tax election by Ideation, any change in accounting method in respect of Taxes, any amendment to any Tax Returns, entry into any closing or equivalent agreement, any settlement of any claim or assessment in respect of Taxes, or any consent to any waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(j) any commencement or settlement of any material Actions by Ideation;

(k) any negotiations, arrangement or commitment by Ideation to take any of the actions described in this Section 8.9.

Section 8.10  Undisclosed Liabilities.  Ideation has no liabilities or obligations of any nature (whether matured or unmatured, fixed or contingent, known or unknown) other than those (a) set forth on or adequately provided for in the balance sheet of Ideation as of December 31, 2008, (b) incurred since the date of such balance sheet that are set forth in or of the type described in Section 8.19 hereof and (c) those incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

Section 8.11  Litigation.  As of the date of this Agreement, there is no Action pending or threatened in writing against Ideation, any of its officers or directors (in their capacities as such) before or by any Governmental Authority, which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) if there were an unfavorable decision, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect on Ideation. Neither Ideation, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 8.12  Compliance with Applicable Laws.  Ideation is in compliance with all applicable Legal Requirements, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Ideation. Ideation has not received any written communication since its incorporation from a Governmental Authority alleging that Ideation is not in compliance in any material respect with any applicable Legal Requirement. This Section 8.12 does not relate to matters with respect to Taxes, which are the subject of Section 8.22. It also does not relate to matters with respect to: SEC Documents (which is the subject of Section 8.7) and Sarbanes-Oxley (which is the subject of Section 8.13).

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Section 8.13  Sarbanes-Oxley Act of 2002.  Ideation is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing. There has been no change in Ideation’s accounting policies since inception except as described in the notes to the most recent Ideation financial statements. contained in the Ideation SEC Documents. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Ideation’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither Ideation, nor to the Knowledge of Ideation, any Representative of Ideation, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ideation or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Ideation has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Ideation’s accounting or auditing practices, procedures methodologies or methods of Ideation or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Ideation’s financial statements and periodic reports. To the Knowledge of Ideation, no attorney representing Ideation, whether or not employed by Ideation, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Ideation or any of its officers, directors, employees or agents to the Ideation Board or any committee thereof or to any director or officer of Ideation. To the Knowledge of Ideation, no director or officer of Ideation has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

Section 8.14  Broker’s and Finders’ Fees.  Ideation has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any Transaction.

Section 8.15  Minute Books.  The minute books of Ideation made available to SM Cayman contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Ideation since inception, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 8.16  Board Approval.  The Ideation Board (including any required committee or subgroup of the such board) has (i) adopted resolutions approving the Merger, Conversion and Share Exchange, and declared the advisability of and approved this Agreement and the Transactions, (ii) determined that the Transactions are in the best interests of the stockholders of Ideation, and (iii) determined that the fair market value of SM Cayman is equal to at least 80% of the Trust Account.

Section 8.17  Required Vote.  The approval of the board of directors of Ideation, ID Arizona and ID Cayman and the affirmative vote of the stockholders of Ideation and ID Arizona in accordance with Section 13.1 hereof are the only approvals or votes necessary on the part of the Ideation Parties to approve this Agreement and the Transactions; provided, however, that Ideation shall not consummate the Transactions if the holders of 30% or more of the Common Stock issued in the Ideation Public Offering, vote against the Merger, the Conversion, the Share Exchange and exercise their Conversion Rights described in the Ideation Prospectus.

Section 8.18  AMEX Listing.  The Common Stock, warrants to purchase Common Stock, and units composed of such Common Stock and warrants (collectively, the “Listed Securities”) are listed on AMEX. There is no Action or proceeding pending or, to the Knowledge of Ideation, threatened against Ideation by AMEX with respect to any intention by such entities to prohibit or terminate the listing of the Listed Securities on AMEX. The Listed Securities are registered pursuant to Section 12(g) of the Exchange Act and Ideation has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has Ideation received any notification that the SEC is contemplating terminating such registration.

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Section 8.19  Trust Account.  Ideation has no less than US$78,832,998.15 invested in United States government securities in Ideation’s Trust Account less such amounts, if any, as Ideation is required to pay (a) to stockholders who elect to have their shares of Ideation’s Common Stock converted to cash in accordance with the provisions of Ideation’s amended and restated certificate of incorporation or with whom Ideation may enter into forward or other contracts to purchase their shares of Ideation’s Common Stock (subject to the provisions of Section 12.11), (b) as deferred underwriters’ compensation in connection with the Ideation Public Offering in the aggregate amount of US$2,730,000, (c) to third parties (e.g., professionals, printers, etc.) who have rendered services to Ideation in connection with its efforts to effect a business combination, (d) any operating expenses incurred by Ideation or ID Arizona and (e) any Taxes incurred by Ideation or ID Arizona.

Section 8.20  Transactions With Affiliates and Employees.  None of the executive officers or directors of Ideation and none of the stockholders of Ideation is presently a party, directly or indirectly, to any transaction with Ideation that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director, or, to the Knowledge of Ideation, any entity in which any executive officer or director has a substantial interest or is an officer, director, partner or other equity holder.

Section 8.21  Material Contracts.  (a) Section 8.21(a) of the Ideation Disclosure Schedule sets forth any contracts to which Ideation is a party or to which its assets are subject that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K or pursuant to which Ideation receives or pays amounts in excess of $100,000 (each an “Ideation Material Contract”). Ideation has made available to SM Cayman, prior to the date of this Agreement, true, correct and complete copies of each such Ideation Material Contract (except to the extent such Ideation Material Contract is otherwise available via the SEC’s Edgar website). Ideation is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Ideation. To the Knowledge of Ideation, no other Person has materially violated or breached, or committed or suffered any material default under, any Ideation Material Contract.

(b) Each Ideation Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) Ideation is not in breach or default of any Ideation Material Contract in any material respect; (ii) to the Knowledge of Ideation, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Ideation Material Contract; or (B) permit Ideation or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Ideation Material Contract; and (iii) Ideation has not received notice of the pending or threatened cancellation, revocation or termination of any Ideation Material Contract to which it is a party. Since September 30, 2008 and prior to the date of this Agreement, Ideation has not received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Ideation Material Contract.

Section 8.22  Taxes.

(a) Ideation has timely filed, or has caused to be timely filed on their behalf, all Tax Returns relating to Taxes determined by reference to income, earnings, or revenues and all other material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) Ideation were (and, as to a Tax Return not filed as of the date hereof, will be) in all material respects true, complete and accurate. All material Taxes due and payable by Ideation have been paid by Ideation in compliance with applicable Legal Requirements and there are no unpaid material Taxes claimed to be due in writing, or, to the Knowledge of Ideation, otherwise claimed, by any Governmental Authority in

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charge of taxation of any jurisdiction, nor any claim in writing or, to the Knowledge of Ideation, any other claim, for additional material Taxes for any period for which Tax Returns have been filed.

(b) Section 8.22(b) of the Ideation Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to Ideation, and indicates those Tax Returns that have been audited or that are currently the subject of an audit since December 31, 2007. Ideation has not received any notice in writing, or, to the Knowledge of Ideation, any other notice, that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. Ideation has delivered or made available to the SM Entities correct and complete copies of all Tax Returns, correspondence with Governmental Authorities regarding Taxes, examination reports, and statements of deficiencies filed by, assessed against or agreed to by Ideation, for and during fiscal years 2007 and 2008.

(c) The financial statements contained in Ideation’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 reflect an adequate reserve for all Taxes payable by Ideation (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. Ideation is neither a party to nor bound by any Tax indemnity, Tax sharing or similar agreement and Ideation currently has no liability and will not have any liabilities for any Taxes of any other Person under any agreement or by the operation of any law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Ideation, and no requests for waivers of the time to assess any such Taxes are pending.

(d) Ideation has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Ideation has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by Ideation concerning any Taxes or Tax Return.

(e) Ideation does not own nor has ever owned any United States real property interests as described in Section 897 of the Code.

(f) Ideation has withheld and remitted to the appropriate Governmental Authority in compliance with all Legal Requirements all Taxes required to be withheld and remitted by Ideation in connection with payments made to other persons.

ARTICLE IX

Conduct Prior To The Closing

Section 9.1  Covenants of SM Parties.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each of the SM Entities agrees that it shall, and each of the SM Shareholders agrees that it shall use commercially reasonable efforts (which, with respect to the SM Institutional Shareholders, shall only mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action in contravention of this Section 9.1) to, cause the Group Companies to (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use commercially reasonable efforts to preserve intact its present business organizations, and (ii) use commercially reasonable efforts to keep available the services of its present officers, directors and employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 9.1 of the SM Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, none of the SM Entities shall, and each of the SM Shareholders and SM Entities agrees that it

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shall use commercially reasonable efforts (which, with respect to the SM Institutional Shareholders, shall mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action in contravention of this Section 9.1) to, cause each of the Group Companies not to, allow, cause or permit any of the following actions to occur with respect to any of the Group Companies without the prior written consent of Ideation, which shall not be unreasonably delayed or withheld:

(a) Charter Documents.  Cause or permit any amendments to any of the SM Constituent Instruments or any other equivalent organizational documents, except as contemplated by this Agreement;

(b) Accounting Policies and Procedures.  Change any method of accounting or accounting principles or practices by the Group Companies, except for any such change required by any Legal Requirement or by a change in U.S. GAAP;

(c) Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(d) Material Contracts.  Enter into any new Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than (i) in the ordinary course of business or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of Ideation;

(e) Issuance of Securities.  Except pursuant to a Series D Financing, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible or exchangeable securities; or otherwise pledge or encumber any securities of any Group Company;

(f) Intellectual Property.  Transfer or license to any Person or entity any Intellectual Property Rights;

(g) Dispositions.  Sell, lease (other than in the ordinary course of business), license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business;

(h) Indebtedness.  Issue or sell any debt securities or guarantee any debt securities of others, or incur any indebtedness for borrowed money in excess of US$1,000,000 in the aggregate other than relating to liabilities incurred in connection with the Transaction; or mortgage, pledge or grant a security interest in any material asset of any Group Company;

(i) Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of US$1,000,000 any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) in the ordinary course of business, (ii) pursuant to the terms of an acquisition contract between (A) Jingli Shanghai and any other Person relating to the acquisition of any Subsidiary of Jingli Shanghai or (B) SM Cayman and any other Person relating to the acquisition of any Subsidiary of SM Cayman, provided in each case that such contract is in full force and effect as of the date of this Agreement, (iii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the SM Financial Statements for the quarter ended June 30, 2008, or (iv) the payment, discharge or satisfaction of liabilities incurred in connection with the Transactions;

(j) Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business that do not exceed US$1,000,000 individually or in the aggregate;

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(k) Acquisitions.  Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, or acquire any equity securities of any corporation, partnership, association or business organization;

(l) Employment.  Except as required to comply with Legal Requirements or pursuant to plans, agreements or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director or executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(m) Facility.  Open or close any facility or office except in the ordinary course of business;

(n) Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing or equivalent agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(o) Litigation.  Initiate, compromise or settle any litigation or arbitration proceedings relating to an amount in excess of US$1,000,000;

(p) Loans.  Make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business;

(q) Payments to Affiliates.  Make any payments or series of related payments (other than ordinary compensation and benefits) in excess of US$10,000 to any of its officers, directors, employees, shareholders or other equity interest holders, except as required pursuant to any binding agreement with any such officer, director, employee, shareholder or other equity holder in effect as of the date of this Agreement and disclosed in the SM Disclosure Schedule;

(r) Affiliated Transactions.  Enter into any material contract, arrangement or other transaction with any Affiliate of any Group Company except in connection with the Transactions contemplated by this Agreement;

(s) Revaluation.  Revalue a material amount of any Group Company’s assets, including, without limitation, writing down the value of a material amount of capitalized inventory or writing off a material amount of notes or accounts receivable, unless, in each case, such revaluation is required pursuant to US GAAP or applicable Legal Requirements; and

(t) Other.  Agree in writing or otherwise to take any of the foregoing actions.

Section 9.2  Covenants of Ideation.  From the date hereof until the earlier of the termination of this Agreement or the Closing Date, Ideation agrees to, and to cause ID Arizona to (except to the extent expressly contemplated by this Agreement or as consented to in writing by SM Cayman), to (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use commercially reasonable efforts to preserve intact its present business organizations and (ii) use commercially reasonable efforts to keep available the services of its current officers, directors and employees and to preserve its relationships with others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the

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termination of this Agreement or the Closing Date, except as listed on Section 9.2 of the Ideation Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, the Ideation Parties shall not do, allow, cause or permit any of the following actions to occur without the prior written consent of SM Cayman, which consent shall not be unreasonably delayed or withheld:

(a) Charter Documents.  Adopt or propose any change in any of their constituent instruments except for such amendments required by any Legal Requirement or the rules and regulations of the SEC or AMEX (or such other applicable national securities exchange) or as are contemplated by this Agreement.

(b) Accounting Policies and Procedures.  Change any method of accounting or accounting principles or practices by Ideation, except for any such change required by any Legal Requirement or by a change in U.S. GAAP;

(c) SEC Reports.  Fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by Ideation (except those filings by affiliates of Ideation required under Section 13(d) or 16(a) of the Exchange Act);

(d) Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(e) Dispositions.  Sell, lease, license or otherwise dispose of or encumber any material properties or assets;

(f) Material Contracts.  Enter into any new Ideation Material Contract, or violate, amend or otherwise modify or waive any of the material terms of any existing Ideation Material Contract, other than (i) in the ordinary course of business or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of SM Cayman;

(g) Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible or exchangeable securities; or otherwise pledge or encumber any securities of ID Arizona;

(h) Indebtedness.  Issue or sell any debt securities or guarantee any debt securities of others, or incur any indebtedness for borrowed money in excess of US$250,000 in the aggregate, other than relating to liabilities incurred in connection with the Transactions; or mortgage, pledge or grant a security interest in any material asset of any Ideation Party;

(i) Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of US$250,000 in any one case, for any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) in the ordinary course of business, (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Ideation financial statements for the quarter ended September 30, 2008, or (iii) the payment, discharge or satisfaction of liabilities incurred in connection with the Transactions;

(j) Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements;

(k) Acquisitions.  Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, or acquire any equity securities of any corporation, partnership, association or business organization;

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(l) Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing or equivalent agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(m) Litigation.  Initiate, compromise or settle any material litigation or arbitration proceedings;

(n) Affiliated Transactions.  Enter into any material contract, arrangement or other transaction with any Affiliate of Ideation, except in connection with the Transactions contemplated by this Agreement; and

(o) Other.  Agree in writing or otherwise to take any of the foregoing actions.

Section 9.3  Conversion of SM Cayman Securities.  Prior to or contemporaneously with the Closing, the SM Shareholders and SM Cayman agree to convert all issued and outstanding SM Preferred Shares into an aggregate of 69,532,869 SM Ordinary Shares pursuant to the terms of such SM Preferred Shares set forth in the Company Memorandum (the “Preferred Conversion”).

Section 9.4  No Securities Transactions.  None of the SM Warrantholders, the SM Shareholders, the SM Entities or any of their respective controlled Affiliates and Representatives shall, directly or indirectly, engage in any transactions involving the securities of the Ideation Parties prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The SM Parties shall use their commercially reasonable efforts to require the Group Companies and each of the officers, directors, employees, security holders, agents and representatives of the Group Companies to comply with the foregoing requirement.

Section 9.5  Other Pre-Closing Covenants.  Prior to the Closing, (i) each of the SM Entities agrees that it shall, and each of the SM Shareholders agrees that it shall use commercially reasonable efforts (which, with respect to the SM Institutional Shareholders, shall only mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action in contravention of this Section 9.5) to, cause the relevant Group Companies to complete the actions set forth in items 2, 3 and 4 of Schedule 9.5 and (ii) Ms. Liu and Ms. Yang shall use commercially reasonable efforts to complete the actions set forth in item 1 of Schedule 9.5.

ARTICLE X

Covenants of the SM Parties

Section 10.1  Access to Information.  Between the date of this Agreement and the Closing Date, subject to Ideation’s undertaking to use its commercially reasonable efforts to keep confidential and protect the Trade Secrets of the Group Companies against any disclosure, the SM Parties (not including the Designated Agent in his or her capacity as such) will permit Ideation and its Representatives reasonable access to all of the books and records of the Group Companies which the Group Companies determine are reasonably necessary for the preparation and amendment of the Proxy Statement/Prospectus and such other filings or submissions in accordance with SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC’s staff, Ideation’s accountants and relevant Governmental Authorities, notwithstanding anything to the contrary contained herein, the failure to use commercially reasonable efforts to protect against any disclosure of any Trade Secrets of the Group Companies by any Ideation or its Representatives in violation of this Section that results in, or could reasonably be expected to result in, material harm to the Group Companies, taken as a whole, shall constitute a breach of a covenant in a material respect pursuant to Section 15.1(c) hereof; provided, however, that the Ideation Parties may make a disclosure otherwise prohibited by this Section 10.1 if required by applicable Legal Requirements or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange having jurisdiction over the Ideation Parties. In the event that any Ideation Party or any of its Representatives is requested or required to disclose any Trade Secrets of

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the Group Companies as provided in the proviso in the immediately preceding sentence, such Ideation Party shall provide the SM Entities with prompt written notice of any such request or requirement so that the SM Entities may seek a protective order or other appropriate remedy (at their sole expense).

Section 10.2  Exclusivity; No Other Negotiations.

(a) Except as set forth in Section 10.2 of the SM Disclosure Schedule, none of the SM Entities or the SM Shareholders shall take, and each of the SM Shareholders agrees that it shall use commercially reasonable efforts to cause each such Group Company not to take (which, with respect to the SM Institutional Shareholders, shall mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action by a Group Company in contravention of this Section 10.2), or authorize or permit any director, officer, investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Group Companies and/or any of the SM Shareholders to take, directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than Ideation: (i) relating to the acquisition of any shares, registered capital or other equity securities of any of the Group Companies or any assets of any of the Group Companies other than sales of assets in the ordinary course of business (including any acquisition structured as a merger, consolidation, share exchange or other business combination) (an “Acquisition Proposal”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with any of the Group Companies and/or any SM Shareholders; (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to the Group Companies or afford access to the assets and properties or books and records of the Group Companies to any Person whom any of the Group Companies (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to the Group Companies; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (v) to take any other action that is inconsistent with the Transactions and that has the primary effect of avoiding the Closing contemplated hereby; provided, that SM Cayman or its board of directors may engage in discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal that the board of directors SM Cayman determines in good faith constitutes, or could reasonably be expected to result in, an SM Superior Proposal, provided however that no such discussions shall limit, affect or impair the enforceability of this Agreement against any SM Party (including the Designated Agent and the Non-signing Shareholder) prior to the termination hereof.

(b) The SM Parties will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 10.2(a) above, if applicable. The SM Parties will promptly (i) notify Ideation if any of the Group Companies and/or any SM Shareholder receives any proposal or inquiry or request for information in connection with an Acquisition Proposal, and (ii) notify Ideation of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.

Section 10.3  Further Assurances.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article XV, unless (for the SM Institutional Shareholders) a lesser standard is expressly provided for elsewhere in the Agreement, in which case such lesser standard shall be applicable, the SM Parties shall, on or prior to the Closing Date, use their commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby. Unless (for the SM Institutional Shareholders) a lesser standard is expressly provided for elsewhere in the Agreement, in which case such lesser standard shall be applicable, the SM Parties shall further cooperate with the Ideation Parties and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Legal Requirements to consummate the transactions set forth in this Agreement as soon as practicable. With respect to the conditions set forth in Section 13.2(o), notwithstanding anything to the contrary in this Section 10.3, the covenants set forth in this Section 10.3 are made only with respect to the delivery of the financial statements described in the first sentence of Section 13.2(o), and not

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with respect to (i) the satisfaction of the net income and EBITDA targets or (ii) the requirement that the 3Q 2008 Financials and the FY2008 Financials (as applicable) shall be accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board, set forth therein.

Section 10.4  Disclosure of Certain Matters.  From the date hereof through the Closing Date, each of the SM Entities shall give Ideation prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the Group Companies, taken as a whole, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus; provided that any such notice shall not qualify, affect or diminish the representations, warranties and other obligations of the SM Parties under this Agreement, or amend the Disclosure Schedules delivered by the SM Parties on the date hereof.

Section 10.5  Regulatory and Other Authorizations; Notices and Consents.  The SM Entities shall use their commercially reasonable efforts to give or obtain (a) all material Consents from Governmental Authorities, (b) material notices to any Governmental Authority or third party, and (c) material consents of any third party, that in each case may be or become necessary for the execution and delivery of, and the performance of their obligations pursuant to, this Agreement or the Transaction Documents by any SM Entity, or that is otherwise required to be obtained or made by or with respect to any Group Company in connection with, the execution, delivery and performance of this Agreement or the Transaction Documents, or the consummation of any of the Transactions.

Section 10.6  Related Tax.  From the date hereof through the Closing Date, the SM Entities shall, and shall cause each of the Group Companies to, consistent with past practice, (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, subject to extensions permitted by law and properly granted by the appropriate authority; provided that SM Cayman notifies Ideation that any of the Group Companies is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns or otherwise due.

Section 10.7  Proxy Statement/Prospectus.  Each of the SM Parties shall use commercially reasonable efforts to provide promptly to Ideation such information concerning its and the other Group Companies’ business affairs and financial statements as is required under applicable Legal Requirements for inclusion in the Proxy Statement/Prospectus (including the Audited Financial Statements and the Unaudited Financial Statements), shall direct that its counsel cooperate with Ideation’s counsel in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of Ideation’s auditors in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement. None of the information supplied or to be supplied by or on behalf of the SM Parties for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 Registration Statement will, at the time the Proxy Statement/Prospectus or the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If any information provided by the SM Parties is discovered or any event occurs with respect to any of the SM Parties, or any change occurs with respect to the other information provided by the SM Parties included in the Proxy Statement/Prospectus or the Form S-4 Registration Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or Form S-4 Registration Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the SM Parties shall notify Ideation promptly of such event.

Section 10.8  No Claim Against Trust Account.  The SM Parties have read (a) the Investment Management Trust Agreement, dated as of November 19, 2007, by and between Ideation and the Trustee named therein filed as an exhibit to the Ideation Registration Statement, and (b) Ideation’s Amended and Restated Certificate of Incorporation, as amended from time to time (collectively, the “Ideation Disclosure”). The SM Parties acknowledge and understand that (i) Ideation is a special purpose acquisition corporation,

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(ii) Ideation has established the Trust Account (as defined in the Ideation Disclosure, the “Trust Account”) for the benefit of its public stockholders and may disburse monies from the Trust Account only as described in the Ideation Disclosure, and (iii) in the event an Initial Business Combination (as defined in the Ideation Disclosure) is not consummated for any reason by November 19, 2009 (absent an amendment to Ideation’s amended and restated certificate of incorporation), Ideation will be obligated to return to its stockholders the amounts being held in the Trust Account. In accordance with foregoing, each of the SM Parties acknowledges and agrees that notwithstanding any provision to the contrary set forth in this Agreement, it does not have and will not have any right, title, interest or claim (collectively the “Claims”) of any kind or nature, in or to any monies held in the Trust Account, hereby waives any and all Claims to any monies held in the Trust Account that any SM Party may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement pursuant to Article XV, any breach of this Agreement by any Ideation Party, or otherwise) and will not seek recourse against the Trust Account for any reason.

Section 10.9  Restrictive Covenants.

(a) Nonsolicitation.  Without the prior consent of the Independent Committee, no SM Shareholder (other than DB) shall, for a period of 18 months from and after the Closing Date, directly or indirectly, for itself or for any other Person, (i) solicit any of the employees (at the Vice President level or above) of ID Cayman or any of the Group Companies (or any Person who had been such within 12 months prior to such solicitation) for purposes of entering into employment, consulting or other business arrangements with such employees and/or (ii) hire any employee (at the Vice President level or above) of ID Cayman or any of the Group Companies (or any Person who had been such within the year prior to such attempted hiring); provided that nothing herein shall restrict or preclude any SM Shareholder from (A) making generalized searches for employees by use of advertisements in the media (including trade media) or (B) continuing its ordinary course hiring practices that are not targeted specifically at such employees.

(b) Confidentiality.  For a period of 18 months after the Closing Date, each SM Shareholder shall, shall cause each of its employees and agents to, and shall use commercially reasonable efforts to cause each of its accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose, use to the detriment of ID Cayman or for the benefit of any Person, or misuse in any way, any Confidential Information; provided, however, that the foregoing obligation of confidence shall not apply to information that, upon advice of legal counsel, is required to be disclosed by such SM Shareholder or any of its employees, agents, accountants, legal counsel or other representatives or advisers as a result of any Legal Requirement, in which case such SM Shareholder shall promptly notify ID Cayman of any such disclosure, shall cooperate with ID Cayman, at ID Cayman’s expense, to obtain a protective order for such Confidential Information and shall not disclose any more information than is required pursuant to such Legal Requirement.

(c) Injunction.  It is recognized and hereby acknowledged by the Parties that a breach or violation by a SM Shareholder of any or all of the covenants and agreements contained in this Section 10.9 may cause irreparable harm and damage to ID Cayman and the Group Companies in a monetary amount which may be virtually impossible to ascertain. As a result, each SM Shareholder recognizes and hereby acknowledges that ID Cayman and/or any Group Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation or threatened breach or violation of any or all of the covenants and agreements contained in this Section 10.9 by any SM Shareholder, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies ID Cayman or any Group Company may possess hereunder, at law or in equity. Nothing contained in this Section 10.9 shall be construed to prevent ID Cayman or any Group Company from seeking and recovering from an SM Shareholder any damages sustained by it as a result of any breach or violation by such SM Shareholder of any of the covenants or agreements contained herein. The decision to enforce or seek remedies under this Section 10.9 on behalf of ID Cayman shall be conclusively determined by the Independent Committee.

Section 10.10  Financial Statements.  The SM Parties shall deliver, at least three (3) days prior to the Closing: (a) (i) if the Closing occurs on or prior to June 30, 2009, (A) audited consolidated financial statements of SM Cayman and the other Group Companies, for the nine-month period ended September 30,

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2008 (the “3Q 2008 Financials”), prepared in accordance with US GAAP applied on a consistent basis with past practices, and (B) unaudited consolidated financial statements (which may consist of internally prepared management accounts) of SM Cayman and the other Group Companies, for the three-month period ended December 31, 2008 (the “4Q 2008 Financials”), prepared in accordance with US GAAP applied on a consistent basis with past practices (subject to normal year-end adjustments, which shall not be material in the aggregate) or (in lieu of (A) and (B)) (C) audited consolidated financial statements of SM Cayman and the other Group Companies, for the twelve-month period ended December 31, 2008 (the “FY2008 Financials”), prepared in accordance with US GAAP applied on a consistent basis with past practices or (ii) if the Closing occurs after June 30, 2009, the FY2008 Financials, prepared in accordance with US GAAP applied on a consistent basis with past practices and (b) unaudited consolidated financial statements (which may consist of internally prepared management accounts) of SM Cayman and the other Group Companies, for the three-month period ended March 31, 2009 (the “1Q 2009 Financials”), prepared in accordance with US GAAP applied on a consistent basis with past practices (subject to normal year-end adjustments, which shall not be material in the aggregate). To the extent delivered in compliance with this Section, the 3Q 2008 Financials and the FY2008 Financials will fairly present in all material respects the consolidated financial condition and operating results, change in stockholders’ equity and cash flow of SM Cayman and the Group Companies as of the dates, and for the periods, indicated therein. To the extent delivered in compliance with this Section, the 4Q 2008 Financials and the 1Q 2009 Financials will fairly present in all material respects the consolidated financial condition and operating results, change in stockholders’ equity and cash flow of SM Cayman and the Group Companies as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, none of which shall, in the aggregate, be material.

ARTICLE XI

Covenants of Ideation

Section 11.1  Proxy Statement/Prospectus Filing, SEC Filings and Special Meeting.

(a) Ideation shall cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement and the Transactions contemplated thereby. Subject to its fiduciary duties, the Ideation Board shall recommend to its stockholders that they vote in favor of the adoption of such matters. In connection with the Stockholders’ Meeting, Ideation (a) will use commercially reasonable efforts to file with the SEC as promptly as practicable the Proxy Statement/Prospectus, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A, and Schedule 14A under the Exchange Act and the Form S-4 Registration Statement and all other proxy materials for such meeting, (b) upon receipt of approval from the SEC, will mail to its stockholders the Proxy Statement/Prospectus and other proxy materials, (c) will use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions contemplated hereby under applicable Legal Requirements (the “Stockholder Approval”), and (d) will otherwise comply with all Legal Requirements applicable to the Stockholders’ Meeting.

(b) Ideation will timely provide to SM Cayman all correspondence received from and to be sent to the SEC and will not file any amendment to the Proxy Statement/Prospectus with the SEC without providing SM Cayman the opportunity to review and comment on any proposed responses to the SEC. Ideation and SM Cayman will cooperate with each other in finalizing each proposed response; provided that ID Cayman shall control the final form and substance of any such response. In addition, Ideation will use commercially reasonable efforts to cause the SEC to permit SM Cayman and/or its counsel to participate in all SEC conversations on substantive issues related to the Proxy Statement/Prospectus together with Ideation counsel.

Section 11.2  Further Assurances.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article XV, Ideation shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby. Ideation shall further cooperate with the SM Parties and use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done

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all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate the transactions set forth in this Agreement as soon as practicable.

Section 11.3  Disclosure of Certain Matters.  From the date hereof through the Closing Date, Ideation shall give SM Cayman and the SM Shareholders prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Ideation, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus; provided that any such notice shall not qualify, affect or diminish the representations, warranties and other obligations of the Ideation Parties under this Agreement, or amend the Disclosure Schedules delivered by the Ideation Parties on the date hereof.

Section 11.4  Regulatory and Other Authorizations; Notices and Consents.  Ideation shall use its commercially reasonable efforts to obtain all material authorizations, consents, orders and approvals of, and provide all material notices to, all Governmental Authorities and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party.

Section 11.5  Exclusivity; No Other Negotiations.

(a) Except as otherwise provided for herein, Ideation shall not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Ideation to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person: (i) relating to any acquisition of such Person or Ideation (regardless of the structure of any such acquisition) or (ii) take any other action that has the primary effect of avoiding the Closing contemplated hereby; provided, that Ideation or its board of directors may engage in discussions with any Person who has made an unsolicited bona fide written proposal relating to such an acquisition that the board of directors Ideation determines in good faith constitutes, or could reasonably be expected to result in, an ID Superior Proposal; provided further, that no such discussions shall limit, affect or impair the enforceability of this Agreement against Ideation prior to the termination hereof.

(b) Ideation will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 11.5(a) above, if applicable. Ideation will promptly (i) notify the SM Parties if Ideation receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the SM Parties of the significant terms and conditions of any such proposal including the identity of the party making the proposal. Notwithstanding the other provisions of this Section 11.5, from and after June 30, 2009, the Ideation Parties may engage in the activities described in Section 11.5(a); provided, that any definitive agreement entered into by an Ideation Party relating to such activities must provide that the closing of any transaction of the type described in Section 11.5(a) be conditioned on the prior termination of this Agreement in accordance with its terms.

Section 11.6  Related Tax.  From the date hereof through the Closing Date, Ideation, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, subject to extensions permitted by Legal Requirements and properly granted by the appropriate authority; provided, that Ideation notifies SM Cayman that Ideation is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns.

Section 11.7  Valid Issuance of ID Cayman Shares.  When issued and delivered in accordance with the terms hereof for the consideration provided for herein and entered in the register of members of ID Cayman, the ID Cayman Shares to be issued to the SM Shareholders hereunder will be duly authorized, validly issued, fully paid and nonassessable. Upon due exercise of the New Warrants and payment of the exercise price thereunder and once entered in the register of members of ID Cayman, the resulting ID Cayman shares will be validly issued, fully paid and nonassessable.

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ARTICLE XII

Additional Agreements and Covenants

Section 12.1  Disclosure Schedules.  Each of the Parties shall, as of the Closing Date, have the obligation to supplement or amend their respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in, a breach of any representation or warranty made by them herein; provided that any such amendment or supplementation shall not qualify, affect or diminish the representations, warranties and other obligations of the Parties under this Agreement or any condition to Closing hereunder, and the representations, warranties and other obligations of the Parties under this Agreement shall be made, qualified and/or determined by reference to the Disclosure Schedules as delivered at the time of execution of this Agreement.

Section 12.2  Confidentiality.  Between the date hereof and the Closing Date, each of Ideation and the SM Parties shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a Representative of the other Party, and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information. For the avoidance of doubt, any disclosure of information required to be included by Ideation or the SM Parties in their respective filings with the SEC as required by the applicable Legal Requirements will not be violation of this Section 12.2.

Section 12.3  Public Announcements.  From the date of this Agreement until the Closing or termination of this Agreement, Ideation and each of the SM Entities shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Ideation (in the case of SM Entities) or SM Cayman (in the case of Ideation), except as required by any Legal Requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each such Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, other than as required by any Legal Requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 12.4  Board Composition.  Ideation shall take such action, including amending its bylaws, as may be required to cause the number of directors constituting the Combined Board immediately after the Closing to consist of nine (9) persons, for a period commencing on the Closing Date and ending not sooner than the third anniversary of the Closing Date. Ideation shall have received the resignation of a sufficient number of current directors (which resignation may be conditioned upon the Closing of the Share Exchange) to allow for the election of the Director Nominees pursuant to this Section, and the remaining members of the Ideation Board shall have elected the other Director Nominees (as hereafter defined) as members of the Combined Board, effective upon the Closing, to fill the vacancies created by such increase in the size of the

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board and such resignations. Each Director Nominee shall serve as a director for a term expiring at ID Cayman’s next annual meeting of stockholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means (i) four (4) persons nominated by the Ideation Representative (at least two (2) of whom shall be “independent directors” as such term is defined in the rules and regulations of AMEX (the “Independent Directors”)) and (ii) five (5) persons nominated by the SM Shareholders’ Representatives (at least three (3) of whom shall be Independent Directors).

Section 12.5  Fees and Expenses.  Except as expressly provided in Article XV, in the event there is no Closing of the Transactions contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees and expenses.

Section 12.6  Director and Officer Insurance.  As soon as practicable after the date hereof, Ideation will file an application, and otherwise use commercially reasonable efforts to obtain, with a reputable insurance company seeking a tail liability insurance policy (the “Tail Policy”) that will be purchased by ID Cayman at the Closing covering those Persons who are currently covered by Ideation’s directors’ and officers’ liability insurance policy through and including the Closing Date. Such Tail Policy shall (to the extent available in the market) have a price not exceeding 300% of the premium paid by Ideation as of the Closing Date, with coverage in amount and scope at least as favorable to such Persons as Ideation’s coverage as of the Closing Date (or the maximum amount that may be purchased for such price), which Tail Policy shall continue for at least six (6) years following the Closing.

Section 12.7  Tax Elections.  To the extent permitted by applicable Legal Requirements, each of the Group Companies shall duly authorize, execute, and file an election under United States Treasury Regulation Section 301.7701-3 to be disregarded as an entity separate from its owner, effective the day of the Closing Date.

Section 12.8  Exemption of Transaction.  Prior to the Closing, ID Arizona or ID Cayman shall adopt such appropriate board resolutions so as to cause any acquisitions of ID Cayman Shares (including derivative securities with respect to ID Cayman Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject or will become subject as a result of the transactions contemplated by this Agreement to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 12.9  Series D or Other Financing.  Notwithstanding anything to the contrary set forth herein, from the date hereof until the date the Proxy Statement/Prospectus is declared effective by the SEC, SM Cayman shall be permitted to raise capital pursuant to an issuance of Series D Preferred Shares, on the terms and conditions agreed upon by Ideation and SM Cayman, provided that such financing results in maximum aggregate proceeds to the borrower of US$15 million and no dividends shall accrue on such shares until the end of the first full calendar quarter after the Closing or termination hereof (a “Series D Financing”). The terms of any such Series D Preferred Shares must provide for their automatic conversion, (a) in the event that ID Cayman Preferred Shares will be issued pursuant to Section 12.12, into ID Cayman Preferred Shares at the Closing using a ratio of one (1) ID Cayman Preferred Share per each US$7.8815 of aggregate liquidation preference thereunder, rounding up to the nearest whole share, and a number of New Warrants, each such New Warrant to purchase 0.25 of an ordinary share of ID Cayman at an exercise price per such ordinary share of $7.8815, and (2) in any other event, into ID Cayman Shares at the Closing using a ratio of one (1) ID Cayman Share per each US$7.8815 of aggregate liquidation preference thereunder, rounding up to the nearest whole share. Notwithstanding anything to the contrary set forth in this Agreement, SM Cayman shall also be permitted to discuss with potential lenders the terms of a subordinated debt financing, provided that the consent of Ideation shall be required prior to SM Cayman entering into any agreement or commitment with respect to such financing.

Section 12.10  Covenants of the Frost Group.

(a) Sponsor Purchases.  Following the initial filing of the Proxy Statement/Prospectus with the SEC and continuing until no later than 4:30 pm Eastern time on the day that is two (2) business days before the day of the Stockholders Meeting, The Frost Group, LLC (the “Sponsor Entity”), through itself, its Affiliates or other

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Persons (each such other Person, a “Non-Affiliate Purchaser”), agrees to purchase and/or enter into binding contracts to purchase (the “Sponsor Purchases”) Ideation Shares in the open market or in privately negotiated transactions (the “Acquired Shares”), in such an amount (the “Sponsor Purchase Commitment Amount”) equal to the lesser of (i) an aggregate expenditure of US$18.25 million and (ii) an amount (A) that, when combined with purchases by Ideation pursuant to Section 12.11 and proxies delivered by Ideation stockholders approving the Transactions, would result in the adoption and approval of this Agreement and the Transactions at the Stockholders’ Meeting and (B) that would result in ID Cayman possessing (assuming settlement of such Section 12.11 purchases) at least US$18.25 million in its Trust Account immediately after the Closing, before payment of the expenses set forth in clauses (b) through (e) of Section 8.19, provided, however, that (w) the purchase price per Ideation Share is not more than $9.00; (x) the Sponsor Purchase Commitment Amount is used solely to purchase Ideation Shares and is not applied to any transaction cost related to such purchase, other than normal brokerage fees; (y) such Sponsor Purchases are conducted in compliance with the Securities Act, the Exchange Act and any other applicable Legal Requirements; and (z) the aggregate amount of such Sponsor Purchases shall be disclosed to the holders of Ideation Shares in an appropriate filing with the SEC one (1) business day before the Stockholders Meeting. To the extent that the Sponsor Entity, through itself, its Affiliates or Non-Affiliate Purchasers, is unable to make sufficient Sponsor Purchases of Acquired Shares to satisfy the Sponsor Purchase Commitment Amount for any reason, Ideation agrees to sell shares of Ideation Common Stock (which shall also be deemed to be “Acquired Shares” for purposes of this Article XII) to the Sponsor Entity, its Affiliates or Non-Affiliate Purchasers for a price per share equal to $7.8815 in such number as necessary to remedy such shortfall, and the Sponsor Entity shall not be in breach of this section to the extent it so remedies such shortfall pursuant to such purchases. The Sponsor Entity agrees to promptly provide reasonable supporting evidence of its compliance with the provisions of this Article XII, upon request by an SM Shareholders’ Representative.

(b) Voting of the Subject Shares; Conversion.

(i) At the Stockholders’ Meeting described in Section 11.1 (including every adjournment or postponement thereof) the Sponsor Entity covenants and agrees that it shall vote or cause the vote of (A) all of the Acquired Shares owned by it and its Affiliates and (B) any Ideation Shares it or its Affiliates hold as of the date hereof, other than the “initial shares” as defined in the definitive Prospectus of Ideation dated November 19, 2007 (together, the “Subject Shares”):

(a) in favor of the adoption and approval of this Agreement and the Transactions;

(b) against any proposal made in opposition to, or in competition with, this Agreement and the Transactions; and

(c) against any other action that is intended, or would reasonably be expected to, unreasonably impede, interfere with, delay, postpone, discourage or adversely affect this Agreement and the Transactions.

Furthermore, to the extent that any Non-Affiliate Purchaser fails to vote any Acquired Shares owned by it in accordance with such terms, then the purchase of such shares shall not be counted toward fulfillment of the Sponsor Purchase Commitment Amount.

(ii) The Sponsor Entity agrees that at all times during the period commencing with the execution and delivery of this Agreement and until the Closing (or the earlier termination of this Agreement in accordance with its terms), none of it or its Affiliates will exercise any right to convert any of the Subject Shares for a pro-rata share of the Trust Account. Furthermore, to the extent that any Non-Affiliate Purchaser shall exercise any such right with respect to any Acquired Shares owned by it, then the purchase of such shares shall not be counted toward fulfillment of the Sponsor Purchase Commitment Amount.

(c) Cooperation.  In addition to the foregoing, the Sponsor Entity agrees to use commercially reasonable efforts to cooperate with the Ideation Parties and the SM Parties in order to consummate the Transactions (including, without limitation, with respect to providing information about itself, its Affiliates or Non-Affiliate Purchasers or Sponsor Purchases as necessary for Ideation to respond to any SEC comments on the Proxy Statement/Prospectus).

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Section 12.11  Ideation Share Purchases.  The parties agree and acknowledge that, following the initial filing of the Proxy Statement/Prospectus with the SEC, Ideation may seek to purchase, or enter into binding contracts to purchase, shares of Ideation Common Stock either in the open market or in privately negotiated transactions. Any such purchases or contracts would be entered into and effected either pursuant to a 10b(5)-1 plan or at a time when Ideation, its initial stockholders (as defined in the Ideation Prospectus) or their respective Affiliates are not aware of any material nonpublic information regarding Ideation or its securities. Any such purchases or contracts could involve the incurrence of debt financing, payment of significant fees or interest payments and/or the issuance of additional shares of Ideation Common Stock or other securities of Ideation to the sellers of such shares or other persons providing financing or other assistance in the transactions; provided that any such purchases or contracts other than Ordinary Course Purchases shall require the prior approval of the SM Shareholders’ Representatives (which shall not be unreasonably withheld or delayed). If the SM Shareholders’ Representatives shall unreasonably withhold or delay such approval, and the Stockholder Approval is not obtained but could reasonably be expected to have been obtained if such contract(s) had been approved and executed, then the obligations of the Frost Group to make Sponsor Purchases pursuant to Section 12.10 shall terminate. It shall be a condition to the closing of such contracts that all shares to be purchased pursuant to any such contracts be voted in favor of the Transactions at the Stockholders’ Meeting. These purchases or arrangements could result in an expenditure of, or a commitment to expend, a substantial amount of Ideation’s funds, which will ultimately reduce the amount of funds remaining in the Trust Account immediately after the Closing. “Ordinary Course Purchases” means cash-settled forward purchase contracts with non-Affiliates of Ideation, of such type as entered into from time to time in connection with transactions involving special purpose acquisition companies or “SPACs” that are similar to the Share Exchange, to purchase shares of Ideation for a purchase price per share not to exceed US$9.00 plus out-of-pocket costs incurred in connection with such purchases; provided, however that such contracts do not bind SM Cayman or encumber its assets.

Section 12.12  ID Cayman Preferred Shares and New Warrants.  If, following the closings of the agreements contemplated by Section 12.11 hereof and the payments to Ideation stockholders who have properly exercised their Conversion Rights, less than US$55,170,500 will remain in the Trust Account before payment of the amounts described in clauses (b) through (e) of Section 8.19, each Acquired Share shall be repurchased by ID Cayman in exchange for one ID Cayman Preferred Share and a New Warrant to purchase 0.25 of an ordinary share of ID Cayman immediately prior to the Closing of the Share Exchange. The exercise price per ordinary share of such New Warrants shall be US$7.8815. Such repurchase shall be conditioned upon the execution and delivery by the holder of such an Acquired Share of a repurchase agreement in reasonable and customary form and substance for a transaction of such nature, which shall include customary registration rights with respect to such ID Cayman Preferred Shares and the ordinary shares underlying such preferred shares, which rights shall be pari passu with other registration rights granted to holders of ID Cayman Securities. Each holder of Acquired Shares shall be a third-party beneficiary to this provision for so long as he or she holds such shares.

Section 12.13  Internal Audit Function.  For a period of three (3) years after the Closing, the SM Parties shall, through their designees on the ID Cayman board of directors (to the extent not prohibited by applicable law of the Cayman Islands), cause ID Cayman to engage an independent registered public accounting firm, which firm shall not otherwise be engaged by ID Cayman with respect to any other matter, to report to its audit committee and oversee the internal audit function of ID Cayman in such role. The audit committee of ID Cayman may waive compliance with this covenant prior to the third anniversary of the Closing at any time that it shall determine that ID Cayman has sufficient internal resources to comply with all applicable Legal Requirements relating to its internal audit function.

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ARTICLE XIII

Conditions to Closing

Section 13.1  SM Parties Conditions Precedent.  The obligations of the SM Parties to complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions by the Ideation Parties, any one or more of which may be waived by SM Cayman in writing.

(a) Representations and Covenants.  The representations and warranties of the Ideation Parties contained in this Agreement, when read without any qualifications relating to “materiality,” or “Material Adverse Effect”, shall be true on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Ideation Parties, and each of the Ideation Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the Ideation Parties shall have delivered to SM Cayman a certificate, dated the Closing Date, to the foregoing effect.

(b) No Litigation, Injunctions.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek material damages or a discovery order in connection with such Transactions, and there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of any of the Transactions.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on Ideation.

(d) Filing of Proxy Statement/Prospectus.  Ideation shall have filed the definitive Proxy Statement with the SEC and mailed it to Ideation’s stockholders.

(e) Approval by Ideation’s Stockholders.  The Transactions shall have been approved by the holders of Common Stock in accordance with the DGCL, other applicable Legal Requirements, and the Ideation Constituent Instruments, and the aggregate number of shares of Common Stock held by stockholders of Ideation who exercise their Conversion Rights with respect to their Common Stock in accordance with the Ideation Constituent Instruments shall not constitute thirty percent (30%) or more of the Common Stock issued in the Ideation Public Offering.

(f) Notice to Trustee.  Ideation shall have, prior to the Closing, delivered to the trustee of the Trust Account instructions to disburse on the Closing Date the monies in the Trust Account in accordance with the documents governing the Trust Account and this Agreement.

(g) Resignations.  Effective as of the Closing, the directors and officers of Ideation who will not be continuing directors and officers of ID Cayman will have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to ID Cayman, together with a written release from each such resigning director and officer to the effect that such person has no claim for employment or other compensation in any form from Ideation except for reimbursement of outstanding expenses existing as of the date of such person’s resignation.

(h) SEC Reports.  Ideation shall have filed all reports and other documents required to be filed by Ideation under the U.S. federal securities laws through the Closing Date.

(i) Secretary’s Certificate.  SM Cayman shall have received a certificate from Ideation, signed by its Secretary, certifying that the attached copies of the Ideation Constituent Instruments and resolutions of the Ideation Board approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect, and certifying as to the incumbency of its officers.

(j) Deliveries.  The deliveries required to be made by Ideation in Article VI shall have been made by Ideation.

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(k) Governmental Approval.  The Parties shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under applicable Legal Requirements.

(l) Merger and Conversion Documents.  The following documents shall have been executed and delivered by the Ideation Parties: (i) Certificate of Merger to be filed in accordance with the DGCL as of the Merger Effective Time; (ii) Articles of Merger to be filed in accordance with the ARS as of the Merger Effective Time; (iii) documents required for the transfer of domicile of ID Arizona pursuant to the ARS; and (iv) documents required for the submission to the Registrar of Companies in the Cayman Islands to obtain a certificate of registration by way of continuation pursuant to the Cayman Companies Law.

(m) Opinions.  The SM Entities shall have received the opinion of the Ideation Parties’ legal counsel in Delaware, Arizona and Cayman Islands, which such opinion shall be substantially in the forms attached hereto as Exhibits C-1,C-2 and C-3, respectively.

(n) Certificate of Good Standing.  The SM Entities shall have received a certificate of good standing (or its equivalent) under the applicable Legal Requirements of each of the Ideation Parties.

(o) Registration Statement.  The Form S-4 Registration Statement shall have been declared effective and no stop order suspending its effectiveness shall be in effect.

(p) Investor Representation Letters.  The Investor Representation Letter shall have been executed and delivered by each affiliate of Ideation who holds an Interim Note or any other securities of SM Cayman that are being converted into or exchanged for ID Cayman Shares at the Closing pursuant to this Agreement.

(q) Required Consents.  All consents, authorizations and approvals of the Persons set forth in Schedule 13.1(q) of this Agreement shall have been obtained.

Section 13.2  Ideation Conditions Precedent.  The obligations of Ideation to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions by each of the SM Parties, any one or more of which may be waived by Ideation in writing:

(a) Representations and Covenants.  The representations and warranties of the SM Parties contained in this Agreement, when read without any qualifications relating to “materiality,” or “Material Adverse Effect”, shall be true on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the SM Parties, and each of the SM Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the SM Parties shall have delivered to Ideation a certificate, dated the Closing Date, to the foregoing effect.

(b) No Litigation, Injunctions.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek material damages or a discovery order in connection with such Transactions, and there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of any of the Transactions.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on the Group Companies, taken as a whole.

(d) Approval by Ideation’s Stockholders.  The Transactions shall have been approved by the holders of Common Stock in accordance with the DGCL, other applicable Legal Requirements, and the Ideation Constituent Instruments, and the aggregate number of shares of Common Stock held by stockholders of Ideation who exercise their Conversion Rights with respect to their Common Stock in accordance with the Ideation Constituent Instruments shall not constitute thirty percent (30%) or more of the Common Stock issued in the Ideation Public Offering.

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(e) Opinions.  Ideation shall have received the opinion of SM Cayman’s legal counsel in the PRC and the Cayman Islands, and each such opinion shall be substantially in the forms attached hereto as Exhibits D-1 and D-2, respectively.

(f) Officer’s Certificates.  Ideation shall have received a certificate from each of the SM Parties that is an entity signed by an authorized officer or representative of such Party, respectively, certifying that the attached copies of each such Party’s constituent instruments and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect, and certifying as to the incumbency of its officers. Ideation shall have received a certificate from Jingli Shanghai signed by an authorized officer or representative of such Party, certifying that the attached copies of each of its Subsidiary’s constituent instruments are all true, complete and correct and remain in full force and effect.

(g) Certificate of Good Standing.  Ideation shall have received a certificate of good standing of SM Cayman.

(h) Deliveries.  All other deliveries required to be made by the SM Parties in Article VI shall have been made by them.

(i) Investor Representation Letters.  The Investor Representation Letter shall have been executed and delivered by each of the SM Shareholders, SM Warrantholders and holders of Interim Notes (other than the affiliates of Ideation described in Section 13.1(p) hereof).

(j) Preferred Conversion.  The Preferred Conversion shall have occurred.

(k) Governmental Approval.  The Parties shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under applicable Legal Requirements.

(l) Registration Statement.  The Form S-4 Registration Statement shall have been declared effective and no stop order suspending its effectiveness shall be in effect.

(m) Required Consents.  All consents, authorizations and approvals, of the Persons set forth in Schedule 13.2(m) of this Agreement shall have been obtained.

(n) Officers.  Each of Qinying Liu, Garbo Lee and Jennifer Huang shall have continued to serve in the same position at SM Cayman and/or the other Group Companies as such Person is serving as of the date of this Agreement, or in another senior management capacity.

(o) Financial Statements.  The SM Parties shall have delivered the financial statements described in Section 10.10. If the Closing occurs on or prior to June 30, 2009, (i) either (x) Adjusted Net Income and EBITDA set forth in the 3Q 2008 Financials for the three-month period ended September 30, 2008 shall be not less than US$5,148,000 and US$9,627,000, respectively, and (y) Adjusted Net Income and EBITDA set forth in the 4Q 2008 Financials for the three-month period ended December 31, 2008 shall be not less than US$5,805,000 and US$11,109,000, respectively, or (z) Adjusted Net Income and EBITDA set forth in the FY2008 Financials for the twelve-month period ended December 31, 2008 shall be not less than US$15,297,000 and US$30,218,000, respectively, and (ii) Adjusted Net Income and EBITDA set forth in the 1Q 2009 Financials for the three-month period ended March 31, 2009 shall be not less than US$5,085,000 and US$9,513,000 respectively. If the Closing occurs after June 30, 2009, (i) Adjusted Net Income and EBITDA set forth in the FY2008 Financials for the twelve-month period ended December 31, 2008 shall be not less than US$15,297,000 and US$30,218,000, respectively, and (ii) Adjusted Net Income and EBITDA set forth in the 1Q 2009 Financials for the three-month period ended March 31, 2009 shall be not less than US$5,085,000 and US$9,513,000, respectively. The 3Q 2008 Financials and the FY2008 Financials (as applicable) shall have been accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.

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ARTICLE XIV

Indemnification

Section 14.1  Survival.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months and shall thereafter be of no further force and effect; provided, however, that the representations and warranties contained in Section 7.1, the first three sentences of Section 7.2, Section 7.3, Section 7.4, Section 7.14, Section 8.1(a)-(c), Section 8.2, Section 8.3, Section 8.4 and Section 8.22 (the “Basic Representations”) shall survive the Closing for a period equal to any applicable statute of limitations. All of the covenants and obligations of the Parties contained in this Agreement shall survive the Closing unless they expire sooner in accordance with their terms. The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period.

Section 14.2  Indemnification by the SM Shareholders and Linden Ventures.

(a) From and after the Closing, the SM Shareholders shall, subject to the terms hereof, severally (pro rata in proportion to the consideration received by such SM Shareholder at the Closing, including consideration received in respect of SM Warrants (calculated on an as-if-converted basis)) indemnify, defend and hold harmless the Ideation Parties and their respective successors and permitted assigns (the “Ideation Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from or relating to: (i) any breach of any representation or warranty made by any of the SM Entities in Article VII hereof or in any certificate delivered by the SM Entities pursuant to this Agreement; (ii) any breach by any SM Entity of its covenants or obligations in this Agreement; (iii) any breach by any SM Shareholder of its representations or warranties, covenants or obligations in this Agreement or in any certificate delivered by the SM Shareholders pursuant to this Agreement; (iv) the validity, enforceability or effectiveness (or lack thereof) of the appointment of the Designated Agent, any actions taken by him or her hereunder, and/or the transfer of any Other SM Shares by him or her (including Other SM Shares resulting from option exercises and vesting of SM Restricted Shares Awards after the date hereof), or the ownership or transfer of any SM Shares by the Non-signing SM Shareholder (including Non-signing SM Shareholders resulting from option exercises and vesting of SM Restricted Shares Awards after the date hereof) pursuant to this Agreement; (v) the failure to allocate any Earn-Out Shares hereunder to the holders of Restricted Shares Awards, the failure to register such awards in accordance with PRC Legal Requirements or any claims of such holders relating to the transfer or exchange of their Restricted Shares Awards hereunder; or (vi) the failure of any SM Entity to pay its registered capital in full to the appropriate Governmental Authority pursuant to applicable Legal Requirements. From and after the Closing, Linden Ventures shall, subject to the terms hereof, severally indemnify, defend and hold harmless the Ideation Indemnified Parties from and against any Damages arising from any breach by Linden Ventures of its representations or warranties, covenants or obligations in this Agreement. Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations contained in this Agreement that relate specifically and solely to a particular SM Shareholder or to Linden Ventures and are made by such Persons hereunder are the obligations of that particular Person only and the other SM Shareholders and Linden Ventures, as the case may be, shall not be responsible therefor.

(b) The amount of any and all Damages suffered by the Ideation Indemnified Parties shall be paid in cash, or, at the option of the SM Shareholders/Linden Ventures, may be recovered by delivery of a specified number of ID Cayman Shares owned by the SM Shareholders/Linden Ventures (the “Returned Shares”) for repurchase by ID Cayman on terms set forth in this Section 14.2(b), provided that such transfer of shares is in compliance with all applicable Legal Requirements. If an Ideation Indemnified Party suffers Damages and Damages are paid by the SM Shareholders/Linden Ventures through the delivery of Returned Shares in lieu of a cash payment, then such Returned Shares shall be cancelled. If any SM Shareholders/Linden Ventures elect to deliver Returned Shares instead of cash hereunder, the number of Returned Shares to be returned by such

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SM Shareholder/Linden Ventures shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by such SM Shareholder/Linden Ventures in Returned Shares, divided by US$7.8815.

(c) Pursuant to the provisions of this Article XIV, from and after the Closing, if any claim for indemnification is to be brought against any SM Shareholders/Linden Ventures by an Ideation Indemnified Party, such claim (and whether or not to bring such claim) shall be determined and approved by a committee of directors comprised of (i) all Independent Directors and (ii) the non-independent director nominated by the Ideation Representative each as elected pursuant to Section 12.4 (the “Independent Committee”). Any settlement on behalf of ID Cayman of any claim described in the immediately preceding sentence shall be determined and approved by the Independent Committee; it being understood that the consent of the SM Shareholders’ Representatives (in accordance with Section 16.5) on behalf of the SM Shareholders shall also be required to enter into any settlement with respect to such claim (unless the claim also involves Linden Ventures, in which case the consent of Linden Ventures shall be required). Any determination or approval of the Independent Committee made pursuant to the provisions of this Section 14.2(c) shall be by majority vote.

Section 14.3  Indemnification by Ideation.

(a) From and after the Closing, the Ideation Parties shall, subject to the terms hereof including without limitation Section 10.8 hereof, indemnify, defend and hold harmless each of the SM Shareholders, the Non-signing SM Shareholder and Linden Ventures (collectively, the “SM Indemnified Parties”) from and against any Damages arising from: (i) any breach of any representation or warranty made by the Ideation Parties in Article VIII hereof or in any certificate delivered by the Ideation Parties pursuant to this Agreement; or (ii) any breach by any Ideation Party of its covenants or obligations in this Agreement.

(b) From and after the Closing, the amount of any and all Damages suffered by the SM Indemnified Parties shall be paid in newly issued ID Cayman Shares. The number of ID Cayman Shares to be issued to the SM Indemnified Parties shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by the Ideation Parties, divided by US$7.8815.

(c) From and after the Closing, any settlement of any claim for indemnification against the Ideation Parties on behalf of or by right of an SM Shareholder shall be determined and approved by the SM Shareholders’ Representatives and the Independent Committee. Except for claims for indemnification by Linden Ventures, all claims for indemnification of an SM Indemnified Party pursuant to this Section 14.3 shall be made on behalf of such SM Indemnified Party by the SM Shareholders’ Representatives in accordance with Section 16.5.

Section 14.4  Limitations on Indemnity.

(a) Notwithstanding any other provision in this Agreement to the contrary, the Ideation Indemnified Parties shall not be entitled to indemnification pursuant to Section 14.2(a) (i) or (iii) or the second to last sentence of Section 14.2(a), unless and until the aggregate amount of Damages to the Ideation Indemnified Parties with respect to such matters under such sections exceeds US$750,000 (the “Basket”), and then only to the extent all such Damages exceed the Basket; provided that the aggregate amount of Damages payable by the SM Indemnified Parties to the Ideation Indemnified Parties pursuant to claims for indemnification under Section 14.2(a)(i), (iii) and the second to last sentence of Section 14.2(a) shall not exceed US$7,500,000 (the “Cap”); and provided further that the Basket and Cap shall not limit Damages that arise from or otherwise relate to the breach of any of the Basic Representations made by any of the SM Parties or Linden Ventures or fraud.

(b) Notwithstanding any other provision in this Agreement to the contrary, the SM Shareholders/Linden Ventures shall not be liable to, or indemnify, the Ideation Indemnified Parties for any Damages (i) that are punitive, special, consequential, incidental, exemplary or otherwise not actual damages or (ii) that are in the nature of lost profits or any diminution in value of property or equity. The Ideation Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. This Article XIV constitutes the Ideation Indemnified Parties’ sole and exclusive remedy for any and all post-Closing Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby (other than pursuant to Section 10.9(c)).

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(c) Notwithstanding any other provision in this Agreement to the contrary, no SM Indemnified Party shall be entitled to indemnification pursuant to Section 14.3(a)(i), unless and until the aggregate amount of Damages to the SM Indemnified Parties with respect to such matters under such section exceeds the Basket, and then only to the extent all such Damages exceed the Basket; provided that the aggregate amount of Damages payable by the Ideation Parties to the SM Indemnified Parties pursuant to Section 14.3(a)(i) shall not exceed the Cap; and provided further that the Basket and Cap shall not limit Damages that arise from or otherwise relate to the breach of any of the Basic Representations made by the Ideation Parties or fraud.

(d) Notwithstanding any other provision in this Agreement to the contrary, the Ideation Parties shall not be liable to, or indemnify, the SM Indemnified Parties for any Damages (i) that are punitive, special, consequential, incidental, exemplary or otherwise not actual damages or (ii) that are in the nature of lost profits or any diminution in value of property or equity. The SM Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. This Article XIV constitutes the SM Indemnified Parties’ sole and exclusive remedy for any and all post-Closing Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

Section 14.5  Defense of Third Party Claims.  If the Independent Committee determines to make a claim for indemnification under Section 14.2 or the SM Shareholders’ Representatives (on behalf of any SM Shareholder (including the Non-signing SM Shareholder)) or Linden Ventures make a claim for indemnification under Section 14.3 (each, as applicable, an “Indemnitee”), such Indemnitee shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that except as otherwise set forth in this Article XIV, the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless the Indemnitor was prejudiced thereby, and then only to the extent of such prejudice. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article XIV. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third party claim, the amount for which that third party claim could have been settled pursuant to that proposed compromise or settlement. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

Section 14.6  Tax Benefits; Reserves; Insurance.

The amount of Damages subject to indemnification under Section 14.2 or Section 14.3 shall be calculated net of (i) any net Tax Benefit actually utilized by the Indemnitee on account of such Damages, (ii) any

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reserves set forth in any of the SM Financial Statements relating to such Damages and (iii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages. If the Indemnitee receives a net Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually utilized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid by the Indemnitee or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. To the extent Damages are recoverable by insurance, the Indemnitees shall take all commercially reasonable efforts to obtain maximum recovery from such insurance. In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of Damages indemnified by the Indemnitors. The Indemnitees shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages. For Tax purposes, the Parties agree to treat all payments made under this Article XIV as adjustments to the consideration received for the SM Shares and the SM Warrants.

Section 14.7  Limitation on Recourse; No Third Party Beneficiaries.

(a) No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b) The provisions of this Article XIV are for the sole benefit of the Parties and nothing in this Article XIV, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article XIV (it being understood that only the Independent Committee, the SM Shareholders’ Representatives and Linden Ventures and not ID Cayman, any SM Shareholder or any other Person acting on any such Person’s behalf or any other Person may exercise any indemnity rights under Section 14.2, Section 14.3 or any other provision of Article XIV).

ARTICLE XV

Termination

Section 15.1  Methods of Termination.  Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of SM Cayman and Ideation;

(b) by either Ideation or the SM Shareholders’ Representatives (in accordance with Section 16.5), if the Closing has not occurred by the later of (i) September 30, 2009 or (ii) such other date that has been agreed in writing by the SM Shareholders’ Representatives and Ideation (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 15.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

(c) by the SM Shareholders’ Representatives (in accordance with Section 16.5), if there has been a breach by the Ideation Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the SM Parties at the Closing under Section 13.1(a) (which shall be deemed to have occurred in the event of a material breach of Section 12.10 or of Section 12.11 hereof) and such violation or breach has not been waived by

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the SM Shareholders’ Representatives or cured by the Ideation Parties within thirty (30) days after written notice thereof from the SM Shareholders’ Representatives;

(d) by Ideation, if there has been a breach by the SM Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the Ideation Parties at the Closing under Section 13.2(a) and such violation or breach has not been waived by Ideation or cured by the SM Parties within thirty (30) days after written notice thereof from the Ideation Parties;

(e) by the SM Shareholders’ Representatives (in accordance with Section 16.5) or Ideation, if the Ideation Board (or any committee thereof) shall have failed to recommend or shall have withdrawn or modified in a manner adverse to the SM Parties its approval or recommendation of this Agreement and the Transactions;

(f) by either Ideation or the SM Shareholders’ Representatives (in accordance with Section 16.5), if the Stockholder Approval is not obtained; or

(g) by either Ideation or the SM Shareholders’ Representatives (in accordance with Section 16.5), if a court of competent jurisdiction or other Governmental Authority shall have issued an order or injunction or taken any other action (which order, injunction or action the Parties shall use their use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the Transactions or any of them and such order or action shall have become final and nonappealable.

Section 15.2  Effect of Termination.

(a) In the event of termination by either Ideation or the SM Shareholders’ Representatives, or both of them, pursuant to Section 15.1 hereof, written notice thereof shall forthwith be given to the other Parties, and except as set forth in this Section 15.2 and Section 15.3, (i) all further obligations of the Parties shall terminate, (ii) each Party shall bear its own fees and expenses relating to the Transactions contemplated hereby, and (iii) none of the Parties shall have any liability in respect of such termination of this Agreement.

(b) If the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will destroy all documents, work papers and other material (and all copies thereof) of the other Parties relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii) all confidential information received by any Party hereto with respect to the business of the other Parties hereto shall be treated in accordance with Section 12.2 hereof, which shall survive such termination. The following other provisions shall also survive termination of this Agreement: Section 10.8 (Trust Account), this Article XV (Termination) and Article XVI (Miscellaneous).

Section 15.3  Reimbursement of Fees and Expenses; Termination Fee.

(a) If the Agreement is properly terminated by the SM Shareholders’ Representatives pursuant to Section 15.1(c) or Section 15.1(e), then SM Cayman will be entitled to reimbursement from Ideation of its costs and expenses incurred in connection with the transactions contemplated by this Agreement, up to a maximum of US$3,000,000, immediately upon termination of this Agreement, subject to Section 10.8 hereof; provided that in the event such termination pursuant to Section 15.1(c) relates to a material, intentional breach of Section 12.10 by the Frost Group, and Ideation executes a definitive agreement with respect to an Alternative Transaction within six (6) months following such termination, then SM Cayman will be entitled to reimbursement from the Frost Group of its costs and expenses incurred in connection with the transactions contemplated by this Agreement, up to a maximum of US$3,000,000, on the date of the execution of such definitive agreement, provided that any amount received from the Frost Group pursuant to this Section shall reduce the amount that may be claimed from Ideation pursuant to this Section on a dollar-for-dollar basis.

(b) If this Agreement is properly terminated pursuant to Section 15.1(d), then Ideation will be entitled to reimbursement of its costs and expenses incurred in connection with the transactions contemplated by this Agreement, up to a maximum of US$3,000,000 immediately upon termination of this Agreement; provided

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that in the event such termination pursuant to Section 15.1(d) relates to an intentional breach by any SM Party, and any SM Entity executes a definitive agreement with respect to an Alternative Transaction within six (6) months following such termination, Ideation will be entitled to a termination fee equal to US$10,000,000 plus reimbursement of all of its costs and expenses incurred in connection with the transactions contemplated by this Agreement, payable on the date of the execution of such definitive agreement.

(c) In addition to the other rights set forth in this Section 15.3, each of Ideation on the one hand and the SM Shareholders’ Representatives, on behalf of the SM Parties, on the other will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against such other party in any court or other tribunal of competent jurisdiction in the United States, the Cayman Islands or Hong Kong, without the need to prove damages or post a bond. It is the desire and intent of the parties that the provisions of this Section 15.3(c) be enforced to the fullest extent permissible under the Legal Requirements and public policies applied in the jurisdiction in which enforcement is sought.

(d) Except for the rights specified in Section 15.2 and this Section 15.3, no Person shall have any rights to any other remedy or damages, whether at law or equity, in contract, in tort or otherwise upon the termination of this Agreement. Each of Ideation, the Frost Group and the SM Parties acknowledge that the covenants and agreements contained in this Article XV are an integral part of this Agreement. If Ideation, the Frost Group or the SM Parties fail to pay the amounts provided for in Section 15.3 when due, Ideation, the Frost Group or the SM Parties, as the case may be, will reimburse the other party for all out-of-pocket expenses incurred by the other party (including expenses of counsel) in connection with the collection under and enforcement of this Article XV.

ARTICLE XVI

Miscellaneous

Section 16.1  Notices.  All notices, requests, waivers and other communications made pursuant to this Agreement will be in writing, at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties), and will be conclusively deemed to have been duly given (i) when hand delivered to the recipient Party; (ii) upon receipt, when sent by facsimile with written confirmation of transmission; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, with next business day delivery guaranteed. Each Person making a communication hereunder by facsimile will promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. In addition to delivery of notice to a Party, copies of such notice shall be provided as follows:

If to the Ideation Parties, a copy to:

Akerman Senterfitt
One SE Third Avenue, 25th Floor
Miami, Florida 33131
Attention: Teddy D. Klinghoffer, Esq.
Facsimile: (305) 374-5095

If to the SM Parties, a copy to:

Latham & Watkins
41/F One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: David T. Zhang, Esq.
Telephone: (852) 2522 7886
Facsimile: (852) 2522 7006

Section 16.2  Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by Ideation and a majority of the SM

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Shareholders’ Representatives. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 16.3  Withholding Rights.  The Ideation Parties shall be entitled to deduct and withhold from the number of shares of ID Cayman Securities otherwise deliverable under this Agreement, such amounts as the Ideation Parties reasonably determine are required to be deducted and withheld with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign Tax law; provided, that (a) before making any such deduction or withholding, the Ideation Parties shall give SM Cayman notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for the SM Entities to obtain reduction of or relief from such deduction or withholding); and (b) the Ideation shall cooperate with the SM Entities to the extent reasonable in efforts by the SM Entities to obtain reduction of or relief from such deduction or withholding. To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the Person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person otherwise entitled to the ID Cayman Securities in respect of which such deduction and withholding was made by the Ideation Parties.

Section 16.4  Estimates, Projections and Forecasts.  Ideation acknowledges and agrees that (a) none of the SM Parties, SM Shareholders or Linden Ventures is making or has made any representations or warranties whatsoever with respect to any estimates, projections or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections or forecasts) regarding the Group Companies, their business, the Chinese media market (including without limitation the in-elevator and outdoor billboard advertising markets) or any other matters, (b) that there are uncertainties inherent in attempting to make any estimates, projections or other forecasts and plans, that Ideation is familiar with such uncertainties, that Ideation is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and (c) that Ideation has no claim against the SM Parties, Linden Ventures or anyone else with respect thereto.

Section 16.5  SM Shareholders’ Representatives.

(a) Subject to the provisions of this Section 16.5, each of the SM Shareholders (including, for purposes of this Section 16.5, the Non-signing SM Shareholder) irrevocably constitutes and appoints each of (i) Earl Yen (the “CSV Representative”), (ii) any two authorised signatories of Deutsche Bank AG, Hong Kong Branch from time to time (who shall be deemed together to be a single SM Shareholders’ Representative) (the “DB Representative”) and (iii) Qinying Liu (the “Management Shareholder Representative” and, together with the CSV Representative and the DB Representative, the “SM Shareholders’ Representatives”) as such SM Shareholder’s true and lawful attorney-in-fact and agent and authorizes him or her to act for such SM Shareholder and in such SM Shareholder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other Transaction Documents contemplated hereby, as fully to all intents and purposes as such SM Shareholder might or could do in person (provided that such SM Shareholders’ Representative is at all times acting in accordance with the provisions of this Section 16.5). Each of the SM Shareholders grants unto each said attorney in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by the Transaction Documents, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the SM Shareholders’ Representative may lawfully do or cause to be done by virtue hereof (provided that such SM Shareholders’ Representative is at all times acting in accordance with the provisions of this Section 16.5). Each of the SM Shareholders acknowledges and agrees that upon execution of

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this Agreement, upon any delivery by the SM Shareholders’ Representatives of any waiver, amendment, agreement, opinion, certificate or other document executed by the SM Shareholders’ Representatives in accordance with this Section 16.5, such SM Shareholder shall be bound by such documents as fully as if such SM Shareholder had executed and delivered such documents. Subject to the provisions of this Section 16.5, Linden Ventures irrevocably constitutes and appoints each of the SM Shareholders’ Representatives as Linden Ventures’ true and lawful attorney-in-fact and agent and authorizes him or her to act for Linden Ventures and in Linden Ventures’ name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done, solely in connection with a dispute over the FY2009 Adjusted Net Income calculation or any entitlement to the Unearned Portion, as fully to all intents and purposes as Linden Ventures might or could do in person (provided that such SM Shareholders’ Representatives are at all times acting in accordance with the provisions of this Section 16.5). Linden Ventures grants unto each said attorney in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done, solely in connection with a dispute over the FY2009 Adjusted Net Income calculation or any entitlement to the Unearned Portion, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the SM Shareholders’ Representatives may lawfully do or cause to be done by virtue hereof (provided that such SM Shareholders’ Representatives are at all times acting in accordance with the provisions of this Section 16.5). Linden Ventures acknowledges and agrees that upon execution of this Agreement, upon any delivery by the SM Shareholders’ Representatives of any agreement or other document executed by the SM Shareholders’ Representatives (solely in connection with a dispute over the FY2009 Adjusted Net Income calculation or any entitlement to the Unearned Portion) in accordance with this Section 16.5, Linden Ventures shall be bound by such documents as fully as if Linden Ventures had executed and delivered such documents. In acting on behalf of Linden Ventures pursuant to this Section, the Shareholders’ Representatives shall not take action that disproportionately and adversely affects Linden Ventures as compared to the SM Shareholders and SM Warrantholders taken as a group.

(b) Except as provided in this Section 16.5(b), any action to be taken by the SM Shareholders’ Representatives in connection with this Agreement may be validly taken by a majority in number of the SM Shareholders’ Representatives. The following shall require the unanimous approval of the SM Shareholders’ Representatives: (x) a termination of this Agreement to be effected by the SM Shareholders’ Representatives pursuant to Section 15.1, (y) any action to be taken by the SM Shareholders’ Representatives in connection with the indemnification provisions set forth in Article XIV and (z) any action to be taken by the SM Shareholders’ Representatives pursuant to Section 5.2(b)(iv) in connection with a dispute over the FY2009 Adjusted Net Income calculation or any entitlement to the Unearned Portion.

(c) Upon the death, disability or incapacity of any of the initial SM Shareholders’ Representatives appointed pursuant to Section 16.5(a) above, each of the SM Shareholders and Linden Ventures acknowledges and agrees that the Person that appointed such SM Shareholders’ Representative (including such Person’s successors and assigns) shall appoint a replacement reasonably believed by such Person as capable of carrying out the duties and performing the obligations of the SM Shareholder Representative hereunder within thirty (30) days of such death, disability or incapacity.

(d) Each of the SM Shareholders’ Representatives (including, in the case of DB, two authorized signatories of Deutsche Bank AG, Hong Kong Branch) hereby accepts the appointment set forth in this Section 16.5.

Section 16.6  Interpretation.  Unless the express context otherwise requires:

(a) The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(b) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

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(e) references herein to a specific Section, Subsection, Background, Preamble, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Subsections, the Background, the Preamble, Schedules, Annexes or Exhibits of this Agreement;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k) references herein to any Legal Requirement or any license mean such Legal Requirement or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder.

Section 16.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 16.8  Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 16.9  Entire Agreement; Third-Party Beneficiaries.  This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) except as otherwise provided herein, are not intended to confer upon any Person other than the Parties any rights or remedies.

Section 16.10  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 16.11  Dispute Resolution.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The number of arbitrators shall be three. The place of arbitration shall be New York City, New York, United States of America. The language of the arbitration shall be English.

Section 16.12  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Without limiting the generality of the

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foregoing, any covenants of Ideation hereunder that are to be performed by Ideation following the effective date of the Conversion are covenants that will be performed by ID Cayman as the successor to Ideation.

Section 16.13  Governing Language.  This Agreement shall be governed and interpreted in accordance with the English language.

Section 16.14  Liability Not Affected by Knowledge or Waiver.  The right to recovery of losses or other remedy based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.

Section 16.15  Exhibits and Schedules.

(a) Any matter, information or item disclosed in this Agreement or the Disclosure Schedules delivered by a Party or in any of the Annexes, Schedules or Exhibits attached hereto, under any specific representation, warranty, covenant or Schedule heading number, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise.

(b) The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

(c) The Annexes, Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IDEATION ACQUISITION CORP.

By:	/s/ Robert Fried
Name:     Robert Fried

Title:	President

Address:	1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025
Facsimile:     (310) 861-5454

ID ARIZONA CORP.

By:	/s/ Robert Fried
Name:     Robert Fried

Title:	President

Address:	1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025
Facsimile:     (310) 861-5454

THE FROST GROUP, LLC

By:	/s/ Steven D. Rubin
Name:     Steven D. Rubin
Title:

Address:	4400 Biscayne Blvd., 15th Floor
Miami, FL 33137
Facsimile:     (305) 575-6444

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SEARCHMEDIA INTERNATIONAL LIMITED

By:	/s/ Qinying Liu
Name:     Qinying Liu
Title: Director

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

JIELI INVESTMENT MANAGEMENT CONSULTING (SHANGHAI) CO., LTD.

By:	/s/ Qinying Liu
Name:     Qinying Liu
Title: Legal Representative

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

JIELI NETWORK TECHNOLOGY DEVELOPMENT (SHANGHAI) CO., LTD.

By:	/s/ Qinying Liu
Name:     Qinying Liu
Title: Legal Representative

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AD-ICON COMPANY LIMITED

By:	/s/ Jianhai Huang
Name:     Jianhai Huang
Title: Director

Address:	c/o 4B, Yinglong Building
No. 1358 Yan An Road West,
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

GREAT TALENT HOLDINGS LIMITED

By:	/s/ Qinying Liu
Name:     Qinying Liu
Title: Director

Address:	c/o 4B, Yinglong Building
No. 1358 Yan An Road West,
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

SHANGHAI JINGLI ADVERTISING CO., LTD.

By:	/s/ Qinying Liu
Name:     Qinying Liu
Title: Legal Representative

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

/s/  Qinying Liu
QINYING LIU

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Facsimile:	+86 (21) 6283-0552

/s/  Le Yang
LE YANG

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Facsimile:	+86 (21) 6283-0552

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINA SEED VENTURES MANAGEMENT LIMITED
as general partner for and on behalf of
CHINA SEED VENTURES, L.P.

By:	/s/ Earl Ching-Hwa Yen
Name:     Earl Ching-Hwa Yen
Title: Managing Director

Address:	Rm. 104, Bldg.18
No. 800 Huashan Road
Shanghai, 200050, China
Telephone: +86 (21) 6225-8579
Facsimile: +86 (21) 6225-8573
Email: earl@csvcp.com
Attention: Earl Ching-Hwa Yen

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Tom Cheung
Name:     Tom Cheung

Title:	Managing Director

By:	/s/ Stephen Lau
Name:     Stephen Lau
Title: Director

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Facsimile:  +852 2203-8304

Attention:	GME Complex Equities
Saurabh Thalaria/
Tom Cheung/
Legal Department

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GENTFULL INVESTMENT LIMITED

By:	/s/ Mong Cheuk Wai
Name:     Mr. Mong Cheuk Wai

Title:	Director

By:	/s/ Au Hoi Lam Gladys
Name:     Ms. Au Hoi Lam Gladys
Title:     Director

Address:	9/F., Central Building, 3 Pedder Street, Central, Hong Kong
Facsimile:     +852 3162-5618

GAVAST ESTATES LIMITED

By:	/s/ Wong Ken Lum
Name:     Mr. Wong Ken Lum

Title:	Director

By:	/s/ Yu Kim Po
Name:     Mr. Yu Kim Po
Title:     Director

Address:	9/F., Central Building, 3 Pedder Street, Central, Hong Kong

Facsimile:  +852 3162-5618

JIANXUN WANG

By:	/s/ Qinying Liu
Name:     Qinying Liu
Title: Authorized Signatory

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
    Facsimile: +86 (21) 6283-0552

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LINDEN VENTURES II (BVI), LTD.

By:	/s/ Craig Jarvis
Name:     Craig Jarvis

Title:	Authorized Signatory

Address:	c/o Linden Advisors LP, 590 Madison Ave., 15th Floor, New York NY 10022, USA Facsimile: +1 (646) 840-3625

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MANAGEMENT SHAREHOLDER REPRESENTATIVE:

By:	/s/ Qinying Liu
Name:   Qinying Liu

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile: +86 (21) 6283-0552

CSV REPRESENTATIVE:

By:	/s/ Earl Ching-Hwa Yen
Name:  Earl Ching-Hwa Yen

Address:	Rm 104, Bldg. 18
No. 800 Huasham Road
Shanghai, 20050, China
Facsimile: +86 (21) 6225-8573

DB REPRESENTATIVE:

By:	/s/ Tommy Cheung
Name:  Tommy Cheung

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile: +852 2203-8304

By:	/s/ Stephen Lau
Name:  Stephen Lau

Address:	56/F Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile: +852 2203-8304

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Annex A-SEA

ANNEX A

Definitions

“Acquired Shares” has the meaning set forth in Section 12.10(a) of the Agreement.

“Acquisition Proposal” has the meaning set forth in Section 10.2(a) of the Agreement.

“Action” has the meaning set forth in Section 7.10 of the Agreement.

“Adjusted Net Income” means consolidated net income, as determined in accordance with U.S. GAAP consistently applied, provided that Adjusted Net Income shall be calculated excluding: (i) expenses arising from or in connection with dividends or deemed dividends paid or payable on any preferred shares of SM Cayman and the redemption features of any preferred shares of SM Cayman and other expenses relating to the preferential features of any preferred shares of SM Cayman, (ii) any income or loss from a minority investment in any other entity by any Group Company, (iii) any expenses arising from or in connection with the issue of any preferred shares of SM Cayman, (iv) any charge arising from or in connection with compensation under the Option Plan, (v) non-cash financial expenses arising from the issuance of any Equity Securities (as defined in the Company Memorandum), (vi) non-recurring extraordinary items (including, without limitation, any accounting charges, costs or expenses arising from or in connection with the Transactions), (vii) any costs, expenses or other items relating or attributable to that certain Convertible Note and Warrant Agreement (the “Note Agreement”) dated as of March 17, 2008 among SM Cayman, Linden Ventures and the other parties thereto, as amended on September 15, 2008, December 18, 2008 and March 12, 2009 (including the issuance of the Linden Note (as defined in the Note Agreement), as amended on September 15, 2008, December 18, 2008 and March 12, 2009), (viii) all revenues, expenses and other items (including acquisition-related charges) relating or attributable to the acquisition of a majority of the outstanding equity interests of, or all or substantially all of the assets of any other entity or business, by ID Cayman or any Group Company following the Closing (for the avoidance of doubt it is agreed that the leasing or subleasing of a billboard, elevator frame unit or other media asset or advertising right does not constitute such an acquisition), (ix) the effect of any change in accounting principles or (x) any accounting charges, costs or expenses incurred by ID Cayman or SM Cayman arising from or in connection with any Earn-Out Share Payment.

“Affiliates” shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Alternative Transaction” means, with respect to the SM Parties, (a) a merger, scheme of arrangement, consolidation, dissolution, recapitalization or other business combination involving SM Cayman, (ii) the issuance by SM Cayman of over 50% of the SM Ordinary Shares as consideration for the assets or securities of another Person or (iii) the acquisition in any manner, directly or indirectly, of over 50% of the SM Ordinary Shares or consolidated total assets of SM Cayman (including by way of acquisition of one or more of the Group Companies) provided that “Alternative Transaction” shall not include the sale of assets or equity of any of the Group Companies to one or more of its previous shareholders as part of a restructuring of the Group Companies, provided that (A) the aggregate purchase price paid for any such assets or equity shall not exceed the amount originally paid by the relevant SM Entity (or Subsidiary thereof) for such assets or equity, (B) substantially all of such aggregate purchase price shall comprise forgiveness of existing obligations of such SM Entity (or Subsidiary thereof) and cash and (C) any cash paid to such SM Entity (or Subsidiary thereof) as part of such aggregate purchase price shall not exceed the amount of cash previously paid by the SM Entities and their Subsidiaries in connection with the original acquisition of such assets or equity or

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(b) any private equity financing with proceeds in excess of $15 million (exclusive of any commissions or management fees); and with respect to Ideation, means any “initial business combination” (as defined in Ideation’s Amended and Restated Certificate of Incorporation).

“AMEX” means the NYSE Amex.

“ARS” has the meaning set forth in the background to the Agreement.

“Articles of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Audited Financial Statements” has the meaning set forth in Section 7.7(a) of the Agreement.

“Basic Representations” has the meaning set forth in Section 14.1 of the Agreement.

“Basket” has the meaning set forth in Section 14.4(a) of the Agreement.

“Billboard Company” means an entity that is primarily engaged in the business of outdoor billboard advertising.

“Billboard Placement Contract” means a Contract between a Group Company and the advertising company, or with a third party, securing the location of the billboard for the purpose of selling advertising or advertising times to advertisers.

“Cap” has the meaning set forth in Section 14.4(a) of the Agreement.

“Cayman Companies Law” means the Companies Law (2007 Revision) of the Cayman Islands.

“Certificate of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Certificates” has the meaning set forth in Section 4.3 of the Agreement.

“Change of Control” shall mean any:

(a) merger, consolidation, business combination or similar transaction involving ID Cayman in which any of the outstanding voting securities of ID Cayman is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting securities of ID Cayman outstanding immediately prior to such transaction are converted into or exchanged for voting securities of the surviving or transferee Person that constitute a majority of the outstanding shares of voting securities of such surviving or transferee Person (immediately after giving effect to such issuance);

(b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of ID Cayman or any of its Subsidiaries or controlled Affiliates representing all or substantially all of the consolidated assets of ID Cayman and its Subsidiaries and controlled Affiliates;

(c) issuance, sale or other disposition of (including by way of share exchange, joint venture, or any similar transaction by either ID Cayman or its shareholders) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of ID Cayman; provided, that any acquisition of securities directly from ID Cayman that the Independent Directors determine is primarily for the purposes of raising financing for ID Cayman will not be taken into account when determining if a Change in Control has occurred under this clause (c);

(d) transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of ID Cayman representing 50% or more of the outstanding voting capital of ID Cayman; provided, that any acquisition of securities directly from ID Cayman that the Independent Directors determine is primarily for the purposes of raising financing for ID Cayman will not be taken into account when determining if a Change in Control has occurred under this clause (d); and

(e) any combination of the foregoing.

“Claims” has the meaning set forth in Section 10.8 of the Agreement.

“Closing” has the meaning set forth in Section 6.1 of the Agreement.

“Closing Date” has the meaning set forth in Section 6.1 of the Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

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“Combined Board” means the board of directors of ID Cayman following the Closing.

“Common Stock” means the Common Stock of Ideation, US$0.0001 par value per share.

“Company Memorandum” means the Fourth Amended and Restated Memorandum and Articles of Association of SM Cayman adopted on March 23, 2009, as amended on March 28, 2009.

“Confidential Information” means confidential and proprietary data and information relating to SM Cayman and its Subsidiaries and Affiliates; other than any data or information that (i) has been voluntarily disclosed to the general public by ID Cayman or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, (iii) otherwise enters the public domain through lawful means and not in violation of any confidentiality obligation to any Person or (iv) has been disclosed pursuant to legal process.

“Consent” has the meaning set forth in Section 7.6 of the Agreement.

“Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument, whether written or verbal.

“Conversion” has the meaning set forth in the background to the Agreement.

“Conversion Effective Time” has the meaning set forth in Section 2.2 of the Agreement.

“Conversion Rights” means the right of holders of the Common Stock voting against a business combination to convert their shares of Common Stock for a pro-rata share of the Trust Account, if a business combination is approved and completed. Holders of the Common Stock who exercise such Conversion Rights will continue to have the right to exercise any Ideation Warrants they may hold.

“CSV Representative” has the meaning set forth in Section 16.5(a) of the Agreement.

“Damages” has the meaning set forth in Section 14.2(a) of the Agreement.

“DB” means Deutsche Bank AG, Hong Kong Branch.

“DB Representative” has the meaning set forth in Section 16.5(a) of the Agreement.

“Designated Agent” has the meaning set forth in the preamble to the Agreement.

“DGCL” has the meaning set forth in the background to the Agreement.

“Director Nominees” has the meaning set forth in Section 12.4 of the Agreement.

“Disclosure Schedules” means the SM Disclosure Schedule and the Ideation Disclosure Schedule.

“Earn-Out Share Payments” has the meaning set forth in Section 5.2(b) of the Agreement.

“Earn-Out Shares” has the meaning set forth in Section 5.2(b) of the Agreement.

“End Date” has the meaning set forth in Section 15.1(b) of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of threatened or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

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(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Ideation in connection with issuance of ID Cayman Securities, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Frame Placement Contract” means a Contract between a Group Company and the owner or site manager of a building in which any Group Company maintains a Frame Unit, or with a third party who has obtained the rights to such location from the owner or site manager of the building where such Frame Unit is located, securing the location of the Frame Unit for the purpose of selling advertising or advertising times to advertisers.

“Frame Unit” means an in-elevator poster frame with respect to which a Group Company sells advertising or advertising times to third parties.

“FY2009” means the fiscal year of ID Cayman ending December 31, 2009.

“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

“Group Companies” means, collectively, the SM Entities and each of their Subsidiaries, and “Group Company” means any of them.

“ID Arizona” has the meaning set forth in the preamble to the Agreement.

“ID Arizona Common Stock” has the meaning set forth in the background to the Agreement.

“ID Arizona Securities” has the meaning set forth in the background to the Agreement.

“ID Arizona Share(s)” has the meaning set forth in the background to the Agreement.

“ID Arizona Warrant(s)” has the meaning set forth in the background to the Agreement.

“ID Cayman” has the meaning set forth in the background to the Agreement.

“ID Cayman Securities” has the meaning set forth in the background to the Agreement.

“ID Cayman Share(s)” has the meaning set forth in the background to the Agreement.

“ID Cayman Preferred Shares” means those Series A Preferred Shares of ID Cayman with such rights and privileges set forth in the Memorandum and Articles of ID Cayman, in substantially the form attached hereto as Exhibit A.

“ID Cayman Warrant(s)” has the meaning set forth in the background to the Agreement.

“ID Significant Shareholders” means each of Frost Gamma Investments Trust, Robert N. Fried, Subbarao Uppaluri, Steven D. Rubin and Jane Hsiao.

“ID Superior Proposal” means any bona fide (i) proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Ideation, (ii) proposal for the issuance by Ideation of over 50% of the Common Stock as consideration for the assets or securities of another Person or (iii) proposal or offer (including a merger, tender offer or exchange offer) to acquire in any manner, directly or indirectly, over 50% of the Common Stock or consolidated total assets of Ideation, in each case other than the Transactions, made by a third party, and which is otherwise on terms and conditions which the Ideation Board

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or any committee thereof determines in its reasonable judgment (after consultation with financial advisors) to be more favorable to holders of Common Stock than the Transactions.

“Ideation” has the meaning set forth in the preamble to the Agreement.

“Ideation Board” means the board of directors of Ideation prior to the Merger.

“Ideation Constituent Instruments” has the meaning set forth in Section 8.2 of the Agreement.

“Ideation Disclosure” has the meaning set forth in Section 10.8 of the Agreement.

“Ideation Disclosure Schedule” has the meaning set forth in Article VIII of the Agreement.

“Ideation Indemnified Parties” has the meaning set forth in Section 14.2(a) of the Agreement.

“Ideation Material Contract” has the meaning set forth in Section 8.21 of the Agreement.

“Ideation Parties” has the meaning set forth in the background to the Agreement.

“Ideation Prospectus” means the prospectus filed by Ideation with the SEC and made effective on November 19, 2007.

“Ideation Public Offering” means the initial public offering of Ideation completed on November 19, 2007, in which Ideation sold 10,000,000 units, each consisting of one share of its Common Stock and a warrant to purchase one share of its Common Stock at a price of US$8.00 per unit.

“Ideation Registration Statement” has the meaning set forth in Section 10.8 of the Agreement.

“Ideation Representative” means Phillip Frost, M.D.

“Ideation SEC Documents” has the meaning set forth in Section 8.7 of the Agreement.

“Ideation Securities” has the meaning set forth in the background to the Agreement.

“Ideation Share(s)” has the meaning set forth in the background to the Agreement.

“Ideation Warrant(s)” has the meaning set forth in the background to the Agreement.

“IFRS” means International Financial Reporting Standards.

“Indemnification Notice” has the meaning set forth in Section 14.5 of the Agreement.

“Indemnitee” has the meaning set forth in Section 14.5 of the Agreement.

“Indemnitor” has the meaning set forth in Section 14.5 of the Agreement.

“Independent Committee” has the meaning set forth in Section 14.2(c) of the Agreement.

“Independent Director(s)” has the meaning set forth in Section 12.4 of the Agreement.

“Initial Equity Payment” has the meaning set forth in Section 5.2(a) of the Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 7.13 of the Agreement.

“Interim Notes” means, collectively, the promissory note dated March 19, 2009 in the principal amount of US$1,575,000 issued by SM Cayman to FGIT, the promissory note dated March 19, 2009 in the principal amount of US$25,000 issued by SM Cayman to Chardan Securities LLC, the promissory note dated March 19, 2009 in the principal amount of US$25,000 issued by SM Cayman to Robert Fried, the promissory note dated March 19, 2009 in the principal amount of US$25,000 issued by SM Cayman to Rao Uppaluri, the promissory note dated March 19, 2008 in the principal amount of US$100,000 issued by SM Cayman to Halpryn Capital Partners, LLC, the promissory note dated March 18, 2009 in the principal amount of US$1,500,000 issued by SM Cayman to CSV, the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Qinying Liu, the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Le Yang, the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Xuebao Yang, the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Jianhai Huang and the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Min Wu; in each case as amended or supplemented from time to time, an “Interim Note” means any of the Interim Notes.

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“Investor Representation Letter” means the representation letter in the form of Exhibit E to the Agreement.

“Jieli Consulting” has the meaning set forth in Schedule A to the Agreement.

“Jieli Technology” has the meaning set forth in Schedule A to the Agreement.

“Jingli Shanghai” has the meaning set forth in Schedule A to the Agreement.

“Joinder” has the meaning set forth in Section 5.3(a) of the Agreement.

“Judgment” means any judgment, order or decree.

“Knowledge,” (i) with respect to the SM Entities, means the actual knowledge of the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Vice Presidents of SM Cayman, and (ii) with respect to Ideation, means the actual knowledge of its executive officers and the members of the Ideation Board.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which Ideation Securities (or ID Cayman Securities) are then listed or traded).

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

“Linden Note” means the amended and restated promissory note issued by SM Cayman to Linden Ventures on September 15, 2008 in an aggregate principal amount of US$15,000,000, as amended.

“Linden Ventures” means Linden Ventures II (BVI) Ltd.

“Linden Warrants” means the Equity Securities Purchase Warrant, dated as of March 17, 2008, issued by SM Cayman to Linden Ventures, as amended.

“Listed Securities” has the meaning set forth in Section 8.18 of the Agreement.

“Lock-Up Agreement” means the lock-up agreement to be entered into by each of the SM Shareholders and SM Warrantholders as of the Closing Date, and any director of ID Cayman nominated by the SM Shareholders’ Representatives, each in the form of Exhibit F-1 or F-2, as applicable, to the Agreement.

“Management Shareholder Representative” has the meaning set forth in Section 16.5(a) of the Agreement.

“Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of Material Adverse Effect shall not include events caused by (A) changes in general economic conditions or capital or credit markets, except to the extent that the same disproportionately impact such Person as compared to other similarly situated Persons; (B) changes to the economic conditions affecting the industries in which such Person operates, except to the extent that the same disproportionately impact such Person as compared to other Persons in such industries; (C) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions; (D) changes in accounting requirements or principles or any change in applicable Legal Requirements or the interpretation thereof; (E) the failure to meet any projections or budgets; (F) matters listed in the Disclosure Schedules, to the extent it was reasonably foreseeable that such matters would have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole or (G) with respect to the Ideation Parties, performance of the covenants set forth in Sections 12.10 or 12.11 (but only to the extent the provisions of such Sections are complied with in all material respects).

“Material Contract” has the meaning set forth in Section 7.18 of the Agreement.

“Merger” has the meaning set forth in the background to the Agreement.

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“Merger Effective Time” has the meaning set forth in Section 1.2 of the Agreement.

“New Options” has the meaning set forth in Section 5.1(d)(ii) of the Agreement.

“New Restricted Shares Award” has the meaning set forth in Section 5.1(c)(i) of the Agreement.

“New Warrants” has the meaning set forth in Section 5.1(b) of the Agreement.

“Non-signing SM Shareholder” has the meaning set forth in the preamble to the Agreement.

“OFAC” has the meaning set forth in Section 7.22 of the Agreement.

“Off-Balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; or (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements.

“Option Plan” means the SearchMedia International Limited 2008 Share Incentive Plan.

“Other SM Shares” means the 798,000 Ordinary Shares held by the Non-signing SM Shareholder.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Permits” mean all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” shall mean (a) any restriction on transfer arising under applicable securities Legal Requirements; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements and (i) those Liens set forth in the SM Disclosure Schedule.

“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative other entity, or a Governmental Authority or agency thereof.

“PRC” shall mean the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“Preferred Conversion” has the meaning set forth in Section 9.3 of the Agreement.

“Proxy Statement/Prospectus” has the meanings set forth in Section 8.6 of the Agreement.

“Purchase Options” means those certain Unit Purchase Options issued by Ideation to each of Lazard Capital Markets, LLC and EarlyBird Capital, Inc., each dated as of November 26, 2007.

“Real Estate Leases” has the meaning set forth in Section 7.12(a) of the Agreement.

“Real Property” has the meaning set forth in Section 7.12(a) of the Agreement.

“Registration Rights Agreement” means the registration rights agreement to be entered into by ID Cayman and the SM Shareholders in the form of Exhibit G to the Agreement.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act of 1933, as amended.

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“Representatives” of any Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other person acting on behalf of such Party.

“Returned Shares” has the meaning set forth in Section 14.2(b) of the Agreement.

“SAFE” means the State Administration of Foreign Exchange in the PRC.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected with or by the State Administration of Industry and Commerce of the PRC, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Sarbanes-Oxley Act” has the meaning set forth in Section 8.13 of the Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred” means the redeemable Series A Preferred Shares in the share capital of SM Cayman with a nominal or par value of US$0.0001 per share.

“Series B Preferred” means the redeemable Series B Preferred Shares in the share capital of SM Cayman with a nominal or par value of US$0.0001 per share.

“Series C Preferred” means the redeemable Series C Preferred Shares in the share capital of SM Cayman with a nominal or par value of US$0.0001 per share.

“Series C Warrants” means that certain equity securities purchase warrant issued by SM Cayman to Linden Ventures on March 17, 2008.

“Series D Financing” has the meaning set forth in Section 12.9 of the Agreement.

“Share Exchange” has the meaning set forth in the background to the Agreement.

“SM Balance Sheet” has the meaning set forth in Section 7.9 of the Agreement.

“SM Cayman” has the meaning set forth in Schedule A to the Agreement.

“SM Constituent Instruments” means the Company Memorandum together with SM Cayman’s statutory registers and such constituent instruments of other Group Companies as may exist, each as amended to the date of the Agreement.

“SM Disclosure Schedule” has the meaning set forth in Article VII of the Agreement.

“SM Entities” and “SM Entity” have the meaning set forth in the preamble to the Agreement.

“SM Financial Statements” has the meaning set forth in Section 7.7(a) of the Agreement.

“SM Indemnified Parties” has the meaning set forth in Section 14.3(a) of the Agreement.

“SM Institutional Shareholders” means the following SM Shareholders and SM Warrantholders: China Seed Ventures Management Limited, Deutsche Bank AG, Hong Kong Branch, Gentfull Investment Limited and Gavast Estates Limited.

“SM Ordinary Shares” means the ordinary shares in the capital of SM Cayman, par value US$0.0001 per share.

“SM Option” has the meaning set forth in Section 5.1(d)(ii) of the Agreement.

“SM Party” or “SM Parties” has the meaning set forth in the preamble to the Agreement.

“SM Preferred Shares” means all shares of the Series A Preferred, Series B Preferred and Series C Preferred.

“SM Restricted Shares” means all SM Shares which may be granted under the Option Plan pursuant to an SM Restricted Shares Award.

“SM Restricted Shares Award” has the meaning set forth in Section 5.1(c) of the Agreement.

“SM Shareholder(s)” has the meaning set forth in the preamble to the Agreement.

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“SM Shareholders’ Representatives” has the meaning set forth in Section 16.5(a) of the Agreement.

“SM Shares” means the SM Ordinary Shares (including the Other SM Shares) and SM Preferred Shares.

“SM Superior Proposal” means any bona fide (i) proposal or offer for a merger, scheme of arrangement, consolidation, dissolution, recapitalization or other business combination involving SM Cayman, (ii) proposal for the issuance by SM Cayman of over 50% of the SM Ordinary Shares as consideration for the assets or securities of another Person or (iii) proposal or offer (including a merger, tender offer or exchange offer) to acquire in any manner, directly or indirectly, over 50% of the SM Ordinary Shares or consolidated total assets of SM Cayman, in each case other than the Transactions, made by a third party, and which is otherwise on terms and conditions which the board of directors of SM Cayman or any committee thereof determines in its reasonable judgment (after consultation with financial advisors) to be more favorable to holders of SM Ordinary Shares than the Transactions.

“SM Warrantholder” has the meaning set forth in the Background to the Agreement.

“SM Warrants” means the warrants granted by SM Cayman to purchase SM Shares at the prices and on the other terms set forth therein.

“Sponsor Entity” has the meaning set forth in Section 12.10(a) of the Agreement.

“Sponsor Purchase Commitment Amount” has the meaning set forth in Section 12.10 (a) of the Agreement.

“Sponsor Purchases” has the meaning set forth in Section 12.10 (a) of the Agreement.

“Stockholder Approval” has the meaning set forth in Section 11.1(a) of the Agreement.

“Stockholders’ Meeting” has the meaning set forth in Section 11.1(a) of the Agreement.

“Subject Shares” has the meaning set forth in Section 12.10(b) of the Agreement.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

“Subway Placement Contract” means a Contract between a Group Company and a Governmental Authority or other operator or manager of a public transit system or any advertising company that has obtained the rights to sell or lease advertising space on such public transit system, in which any Group Company has obtained a location on such mass transit system (or any part thereof) for the purpose of selling advertising or advertising times to advertisers.

“Survival Period” has the meaning set forth in Section 14.1 of the Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Tail Policy” has the meaning set forth in Section 12.6 of this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 7.12(b) of the Agreement.

“Tax Benefit” has the meaning set forth in Section 14.6 of the Agreement.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it.

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“Transaction Documents” shall have the meaning set forth in Section 6.3 of the Agreement.

“Transactions” has the meaning set forth in Section 6.1 of the Agreement.

“Trust Account” has the meaning set forth in Section 10.8 of the Agreement.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Unaffiliated Accountants” has the meaning set forth in Section 5.2(b)(v) of the Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 7.7(a) of the Agreement.

“Unearned Portion” has the meaning set forth in Section 5.2(b)(ii) of the Agreement.

“VIE Contracts” means the Loan Agreement dated September 10, 2007, between Jieli Consulting and the shareholders of Jingli Shanghai, the Exclusive Technology Consulting and Service Agreement dated September 10, 2007, between Jieli Consulting and Jingli Shanghai, the Exclusive Call Option Agreement dated September 10, 2007, among Jingli Shanghai, its shareholders and Jieli Consulting, the Equity Pledge Agreement dated September 10, 2007, among Jingli Shanghai, its shareholders and Jieli Consulting and the Power of Attorney dated September 10, 2007, by the shareholders of Jieli Consulting.

“Voting Agreement” means the voting agreement among Ideation, the ID Significant Shareholders, the SM Shareholders and the SM Warrantholders (excluding DB) in the form of Exhibit H to the Agreement.

“Voting Ideation Debt” has the meaning set forth in Section 8.1(c) of the Agreement.

“Voting Jingli Debt” has the meaning set forth in Section 7.4(b) of the Agreement.

“Voting SM Debt” has the meaning set forth in Section 7.1(b) of the Agreement.

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SCHEDULE A

SM Entities

SEARCHMEDIA INTERNATIONAL LIMITED, an exempted limited company incorporated under the laws of the Cayman Islands (“SM Cayman”)

JIELI INVESTMENT MANAGEMENT CONSULTING (SHANGHAI) CO., LTD. a company incorporated under the laws of the PRC (“Jieli Consulting”)

JIELI NETWORK TECHNOLOGY DEVELOPMENT (SHANGHAI) CO., LTD. , a company incorporated under the laws of the PRC (“Jieli Technology”)

AD-ICON COMPANY LIMITED, a company incorporated under the laws of Hong Kong

GREAT TALENT HOLDINGS LIMITED, a company incorporated under the laws of Hong Kong

SHANGHAI JINGLI ADVERTISING CO., LTD. , a company incorporated under the Legal Requirements of the PRC (“Jingli Shanghai”)

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SCHEDULE B

SM Share Ownership*

	Number of SM	Percentage
SM Shareholder	Shares Held**	Ownership Interest

Deutsche Bank AG	32,727,272	32.2%
China Seed Ventures	20,623,780	20.3%
Qinying Liu	15,159,500	14.9%
Le Yang	14,162,000	13.9%
Gavast Estates	12,727,273	12.5%
Gentfull Investment	5,454,544	5.4%
Total Signing	100,854,369	99.2%
Jianxun Wang(1)	798,000	0.8%
Total	101,652,369	100.0%

*	Does not reflect outstanding options issued under the ESOP.

**	Reflects the number of SM Ordinary Shares held by each SM Shareholder after giving effect to the Preferred Conversion.

(1)	Non-signing shareholder.

SM Warrant Ownership*

Number of SM
Shares Underlying
SM Warrantholder	Warrants

China Seed Ventures	12,670,568
Linden Ventures II	5,875,637
Deutsche Bank AG	3,794,546
Qinying Liu	33,142
Le Yang	33,142
Xuebao Yang	33,142
Jianhai Huang	33,142
Min Wu	33,142
Total	22,506,461

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SCHEDULE B-1

SM Share Ownership*

	Number of SM	Percentage
SM Shareholder	Shares Held**	Ownership Interest

Jianxun Wang	798,000	0.8%

*	Does not reflect outstanding options issued under the ESOP.

**	Reflects the number of SM Ordinary Shares held by the Non-signing SM Shareholder after giving effect to the Preferred Conversion.

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SCHEDULE C

Share Allocation — Shareholders

	Initial	Earn-out Shares
SM Shareholder	Share Payment	Percentage

Deutsche Bank AG	2,210,316	26.36%
China Seed Ventures	1,392,877	16.61%
Qinying Liu	1,023,834	12.21%
Le Yang	956,465	11.41%
Gavast Estates	859,568	10.25%
Gentfull Investment	368,386	4.39%
Total Signing	6,811,446	81.23%
Jianxun Wang(1)	53,895	0.64%
Total Shareholders	6,865,341	81.87%

Share Allocation — Warrantholders

	Number of ID
	Cayman Shares		Earn-out Shares
SM Warrantholder	Underlying Warrants	Exercise Price	Percentage

China Seed Ventures — Series A	675,375	$1.48	8.05%
China Seed Ventures — Series B	33,769	$8.14	0.40%
China Seed Ventures — Series C	79,443	$6.51	0.95%
China Seed Ventures — DB Transferred	67,152	$0.0001	0.80%
Linden Ventures II	396,826	$6.30	4.73%
Deutsche Bank AG	256,274	$8.14	3.06%
Qinying Liu	2,239	$0.0001	0.03%
Le Yang	2,239	$0.0001	0.03%
Xuebao Yang	2,239	$0.0001	0.03%
Jianhai Huang	2,239	$0.0001	0.03%
Min Wu	2,239	$0.0001	0.03%
Total Warrantholders	1,520,034		18.13%

(1)	Non-signing shareholder.

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SCHEDULE 9.5

OTHER PRE-CLOSING COVENANTS

1.  Circular No. 75 Registration.  Complete the Circular No. 75 registration with the local SAFE branch with respect to Ms. Liu and Ms. Yang through the closing of SM Cayman’s sale of Series C Preferred Shares.

2.  Registration of Equity Pledge.  Register with the competent SAIC the equity pledge set forth in the Equity Pledge Agreement by and among Jieli Consulting, Jingli Shanghai and its shareholders contained in the VIE Contracts.

3.  Acquisition Agreements.  Amend the acquisition agreement for each Subsidiary of Jingli Shanghai to provide (to the extent it does not already do so) for all earn-outs or other contingent payments to be made in cash in compliance with all applicable Legal Requirements in all material aspects.

4.  Power of Attorney.  Amend the Power of Attorney contained in the VIE Contracts to provide Jieli Consulting with the right to change the agent under such Power of Attorney.

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SCHEDULE 13.2(m)

SM PARTIES REQUIRED CONSENTS

•	Completion of registration with the Shanghai Branch of SAFE by the PRC resident shareholders of SM Cayman, with respect to the issuance of Series C Preferred by SM Cayman, the acquisition of Ad-Icon Company Limited by SM Cayman and the incorporation of Great Talent Holding Limited.

•	The written consent of DB, pursuant to the Fourth Amended and Restated Memorandum and Articles of Association of SM Cayman (as amended on March 28, 2009) and the Amended and Restated Shareholders Agreement of SM Cayman dated March 23, 2009.

•	Approval of the execution of the Agreement and the consummation of the Transactions by the board of directors and the shareholders of SM Cayman pursuant to the provisions of the Fourth Amended and Restated Memorandum and Articles of Association of SM Cayman (as amended on March 28, 2009) and the Amended and Restated Shareholders Agreement of SM Cayman dated March 23, 2009.

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List of Schedules to the Agreement and Plan of Merger, Conversion and Share Exchange

Schedule A	List of SM Entities
Schedule B	SM Cayman Share Ownership and SM Cayman Warrant Ownership
Schedule B-1	Other SM Cayman Share Ownership
Schedule C	ID Cayman Share Allocation Among SM Cayman Shareholders and
SM Cayman Warrantholders
Schedule D	SM Cayman Disclosure Schedules:

Section 7.1(a) — Shares
Section 7.1(b) — Capital Structure
Section 7.4(a) — Subsidiaries
Section 7.4(b) — Registered Capital of Jingli Shanghai
Section 7.4(c) — Subsidiaries of Jingli Shanghai
Section 7.4(d) — Registered Capital of Group Companies
Section 7.5 — No Conflicts
Section 7.6 — Consents and Approvals
Section 7.8(a) — Consents and Approvals
Section 7.8(c) — Absence of Certain Changes or Events
Section 7.8(d) — Absence of Certain Changes or Events
Section 7.8(i) — Absence of Certain Changes or Events
Section 7.8(j) — Absence of Certain Changes or Events
Section 7.9 — No Undisclosed Liabilities
Section 7.10 — Litigation
Section 7.11 — Licenses, Permits, Etc.
Section 7.12(a) — Real Property
Section 7.13 — Intellectual Property
Section 7.14(b) — Taxes
Section 7.15(a) — Benefit Plans
Section 7.16 — Transactions With Affiliates and Employees
Section 7.18(a) — Material Contracts
Section 7.18(b) — Material Contracts
Section 7.21 — Brokers
Section 7.23 — Additional PRC Representations and Warranties
Section 9.1(a) — Covenants of SM Parties
Section 9.1(d) — Covenants of SM Parties
Section 9.l(e) — Covenants of SM Parties
Section 9.1(k) — Covenants of SM Parties
Schedule E	Ideation Disclosure Schedules:

Section 8.1(a) — Capital Structure
Section 8.1(b) — Capital Structure
Section 8.1(c) — Capital Structure
Section 8.1(d) — Capital Structure
Section 8.5 — No Conflicts
Section 8.14 — Broker’s and Finder’s Fees
Section 8.18 — AMEX Listing
Section 8.21(a) — Material Contracts
Section 8.22(b) — Taxes
Section 9.2 — Covenants of Ideation
Schedule 9.5	Other Pre-Closing Covenants
Schedule 13.1(q)	Ideation Required Consents
Schedule 13.2(m)	SM Parties Required Consents

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Annex A-2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE (“Amendment”) effective this 27th day of May, 2009, is by and among IDEATION ACQUISITION CORP., a corporation incorporated in the State of Delaware, USA (“Ideation”), Earl Yen (the “CSV Representative”), Tommy Cheung and Stephen Lau (collectively, the “DB Representative”) and Qinying Liu (the “Management Shareholder Representative” and, together with the CSV Representative and the DB Representative, the “SM Shareholders’ Representatives”).

Recitals

WHEREAS, Ideation and the SM Shareholders’ Representatives, along with the other parties thereto, have previously entered into that certain Agreement and Plan of Merger, Conversion and Share Exchange dated as of March 31, 2009 (the “Agreement”); and

WHEREAS, in accordance with Section 16.2 of the Agreement, Ideation and a majority of the SM Shareholders’ Representatives wish to amend the Agreement to reflect the terms set forth below.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The first sentence of Section 16.2 of the Agreement is hereby deleted and replaced in its entirety as follows: “No provision of this Agreement may be waived or amended except in a written instrument signed by Ideation and a majority of the SM Shareholders’ Representatives; provided that (a) any amendment to or waiver of any provision of the Linden Sections shall also require the consent of Linden Ventures and (b) any other amendment or waiver that, directly or indirectly, disproportionately affects Linden Ventures relative to the (i) SM Shareholders as a group, (ii) SM Warrantholders as a group, or (iii) SM Shareholders and SM Warrantholders together as a group, shall also require the consent of Linden Ventures, which shall not be unreasonably withheld. Linden Ventures shall be notified of all proposed and final amendments to the Agreement, regardless of whether or not Linden Venture’s consent is required thereon, simultaneously with notification of such amendments to Ideation or the SM Shareholders’ Representatives.”

2. The following defined term shall be added to Annex A of the Agreement in the appropriate location so as to place such defined term in the proper alphabetical order:

“Linden Sections” means the following sections and paragraphs of the Agreement: (a) Section 5.1(b) (Warrants), Section 5.1(e) (Interim Notes), Section 6.3 (Additional Agreements — as it relates to Linden Ventures’ New Warrant exercise price and Lock-up Agreement), Section 12.9 (Series D or Other Financing), Section 16.2 (Amendments; Waivers), Section 16.5 (SM Shareholders’ Representatives — only to the extent it applies to Linden Ventures), and Section 16.9 (Entire Agreement; Third Party Beneficiaries); (b) the Preamble to Article VII (Representations and Warranties — only to the extent it applies to Linden Ventures); (c) Article XIV (Indemnification — only to the extent it applies to Linden Ventures); (d) Schedule B (to the extent it relates to Linden Ventures’ SM Warrant Ownership); and (e) Schedule C (Allocation of New Warrants to Linden Ventures).

3. Article 29(a)(i) of Exhibit A to the Agreement is hereby amended and restated in its entirety as follows:

“(i) Each outstanding Series A Preferred Share shall be convertible, (i) at the option of the holder thereof, at any time after six (6) months following the Series A Original Issue Date, by notice to the office of the Chairman of the Board or the president of the Company or any transfer agent for such

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Series A Preferred Shares or any other place as the Company and the converting holder mutually agree, and (ii) at the option of the Company and after eighteen (18) months following the Series A Original Issue Date, if for 20 Trading Days within any period of 30 consecutive Trading Days ending three Trading Days prior to the date the Company delivers a notice to the Series A Preferred Holders of such conversion option, the Closing Price of the Ordinary Shares of the Company equals or exceeds US$11.50, into such number of fully-paid and non-assessable Ordinary Shares calculated in accordance with clause (ii) of this Article 29(a).”

4. Except as amended by the terms of this Amendment, the Agreement remains in full force and effect.

5. Unless otherwise defined, capitalized terms used herein have the meanings given to them in the Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first set forth above.

IDEATION ACQUISITION CORP.

By:	/s/ Steven D. Rubin
Name:      Steven D. Rubin

Title:	Secretary

Address:	1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025

Facsimile:	(310) 861-5454

MANAGEMENT SHAREHOLDER REPRESENTATIVE:

/s/  Qinying Liu
Name:     Qinying Liu

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Facsimile:	+86 (21) 6283-0552

CSV REPRESENTATIVE:

/s/  Earl Ching-Hwa Yen
Name:     Earl Ching-Hwa Yen

Address:	Rm. 104, Bldg.18
No. 800 Huashan Road
Shanghai 200050, China

Facsimile:	+86 (21) 6225-8573

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DB REPRESENTATIVE:

/s/  Tommy Cheung
Name:     Tommy Cheung

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Facsimile:	+852 2203-8304

/s/  Stephen Lau
Name:     Stephen Lau

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Facsimile:	+852 2203-8304

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Annex A-3

SECOND AMENDMENT AND JOINDER TO
AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

This SECOND AMENDMENT AND JOINDER TO AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE (“Amendment”) effective this 8th day of September, 2009 is by and among Ideation Acquisition Corp., a corporation incorporated in the State of Delaware, USA (“Ideation”), ID Arizona Corp., a corporation incorporated in the State of Arizona, USA, Earl Yen (the “CSV Representative”), Tommy Cheung and Stephen Lau (collectively, the “DB Representative”), Qinying Liu (the “Management Shareholder Representative” and, together with the CSV Representative and the DB Representative, the “SM Shareholders’ Representatives”), Linden Ventures II (BVI), Ltd. (“Linden”), Vervain Equity Investment Limited (the “Gentfull Transferee”), Sun Hing Associates Ltd. (the “Gavast Transferee”, and, together with the Gentfull Transferee, the “Transferees”) and The Frost Group, LLC (the “Sponsor Entity”).

Recitals

WHEREAS, Ideation, the SM Shareholders’ Representatives and Linden, along with the other parties thereto, have previously entered into that certain Agreement and Plan of Merger, Conversion and Share Exchange dated as of March 31, 2009, including the exhibits and schedules thereto (as amended, the “SEA”);

WHEREAS, Gentfull Investment Limited (“Gentfull”) desires to transfer all right, title and interest in and to the 5,454,543 Series C preferred shares, par value US$0.0001 per share, in the capital of the Company (“Series C Shares”) held by it to the Gentfull Transferee (an Affiliate of Gentfull), and Gavast Estates Limited (“Gavast”) desires to transfer all right, title and interest in and to the 12,727,272 Series C Shares held by it to the Gavast Transferee (an Affiliate of Gavast) (together, the “Transfers”), and such transferees wish to join as parties to the SEA;

WHEREAS, the parties to the SEA also desire to make certain amendments to the SEA as set forth herein; and

WHEREAS, (i) in accordance with Section 16.2 of the SEA, Ideation, a majority of the SM Shareholders’ Representatives and Linden wish to amend the SEA to reflect the terms set forth below and (ii) the Gavast Transferee and the Gentfull Transferee wish to become bound by the SEA as SM Shareholders, in the place of Gavast and Gentfull, respectively. Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. As of the date hereof, being the effective date of the Transfers (the “Effective Date”), the Gentfull Transferee shall be substituted for and shall replace Gentfull as a party to the in the SEA that by their terms can only be made by the Transferees on the Effective Date, which representations and warranties shall be deemed to be made, for purposes of the SEA, as of the Effective Date; provided that (x) the Gentfull Transferee shall be responsible for any breach by Gentfull prior to the Effective Date of any such representations and warranties made by Gentfull and (y) the Gavast Transferee shall be responsible for any breach prior to the Effective Date of any such representations and warranties made by Gavast).

2. Section 4.5 of the SEA is hereby amended and restated in its entirety to read as follows:

“Issuance of New Warrants.   Immediately following the Conversion Effective Time, New Warrants shall be issued to the holders of Acquired Shares and Sponsor Warrant Holders in accordance with Section 12.12 hereof, if applicable.”

3. Section 5.1(c)(ii) of the SEA is hereby amended and restated in its entirety to read as follows:

“(ii) In all other regards, the terms of each New Restricted Shares Award shall be the same as the SM Restricted Shares Award which it replaces, and the Option Plan under which such SM Restricted

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Shares Award was initially granted as in effect immediately prior to the Closing shall continue to apply in all material respects to the New Restricted Shares Award, including all restrictions or limitations on transfer and vesting, to the extent that such restrictions or limitations shall not have already lapsed, after giving effect to the Closing; provided that the holder of any ID Cayman Shares delivered upon the vesting of a New Restricted Shares Award prior to the one (1) year anniversary of the Closing shall be subject to the restrictions set forth in Clauses 2 and 3 of the form of Lock-Up Agreement attached hereto as Exhibit F-2 with respect to such shares until the one (1) year anniversary of the Closing.”

4. Section 5.1(d)(ii) of the SEA is hereby amended and restated in its entirety to read as follows:

“(ii) In all other regards, the terms of each New Option shall be the same as the SM Option which it replaces, and the Option Plan under which such SM Option was initially granted as in effect immediately prior to the Closing shall continue to apply in all material respects to the New Options, including all restrictions or limitations on transfer and vesting, to the extent that such restrictions or limitations shall not have already lapsed, after giving effect to the Closing; provided that the holder of any ID Cayman Shares delivered upon the exercise of a New Option prior to the one (1) year anniversary of the Closing shall be subject to the restrictions set forth in Clauses 2 and 3 of the form of Lock-Up Agreement attached hereto as Exhibit F-2 with respect to such shares until the one (1) year anniversary of the Closing.”

5. Section 5.1(e) of the SEA is hereby amended and restated in its entirety to read as follows:

“Interim Notes.  Upon the Closing, the principal amount outstanding under each Interim Note as of the Closing and US$10,000,000 of the principal amount outstanding under the Linden Note as of the Closing shall be converted into (a) a number of ID Cayman Shares calculated by dividing such outstanding principal amount by US$7.8815, rounded up to the nearest whole share (the “Note Shares”), plus (b) a number of New Warrants equal to the number of such Note Shares issued, with each such New Warrant representing the right to purchase 0.25 of an ID Cayman Share at an exercise price per whole share of $7.8815. The aggregate number of shares underlying such New Warrants shall be rounded up to the nearest whole share. At the Closing, (x) US$5,000,000 of the principal amount outstanding under the Linden Note plus all accrued and unpaid interest on the Linden Note, plus US$20,000 as reimbursement for Linden Ventures’ legal expenses, shall be paid in cash to Linden Ventures and (y) all accrued and unpaid interest under the Interim Notes shall be paid in cash to the holders thereof.”

6. Section 5.3(a) of the SEA is hereby amended by adding the following sentence at the end of such Section:

“The holder of such ID Cayman Shares shall be subject to the restrictions set forth in Clauses 2 and 3 of the form of Lock-Up Agreement attached hereto as Exhibit F-2 with respect to such shares until the one (1) year anniversary of the Closing.”

7. Section 5.3(b) of the SEA is hereby amended by adding the following sentence at the end of such Section:

“The holder of such ID Cayman Shares shall be subject to the restrictions set forth in Clauses 2 and 3 of the form of Lock-Up Agreement attached hereto as Exhibit F-2 with respect to such shares until the one (1) year anniversary of the Closing.”

8. Section 9.5 of the SEA is hereby amended and restated in its entirety to read as follows:

“Section 9.5  Other Pre-Closing Covenants.  Prior to the Closing, (i) each of the SM Entities agrees that it shall, and each of the SM Shareholders agrees that it shall use commercially reasonable efforts (which, with respect to the SM Institutional Shareholders, shall only mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action in contravention of this Section 9.5) to, cause the relevant Group Companies to complete the actions set forth in items 2, 3 and 4 of Schedule 9.5, (ii) Ms. Liu and Ms. Yang shall use commercially reasonable efforts to complete the actions set forth in item 1 of Schedule 9.5, and (iii) all amounts owing by Ms. Liu and Ms. Yang to SM Cayman shall have been

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repaid in accordance with the terms of that certain Repayment Agreement dated as of June 23, 2009 among SM Cayman, Ms. Liu and Ms. Yang.”

9. Section 12.4 of the SEA is hereby amended and restated in its entirety to read as follows:

“Board Composition.  Ideation shall take such action, including amending its bylaws, as may be required to cause the number of directors constituting the Combined Board immediately after the Closing to consist of ten (10) persons, for a period commencing on the Closing Date and ending not sooner than the third anniversary of the Closing Date. Ideation shall have received the resignation of a sufficient number of current directors (which resignation may be conditioned upon the Closing of the Share Exchange) to allow for the election of the Director Nominees pursuant to this Section, and the remaining members of the Ideation Board shall have elected the other Director Nominees (as hereafter defined) as members of the Combined Board, effective upon the Closing, to fill the vacancies created by such increase in the size of the board and such resignations. Each Director Nominee shall serve as a director for a term expiring at ID Cayman’s next annual meeting of stockholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means (i) five (5) persons nominated by the Ideation Representative (at least three (3) of whom shall be “independent directors” as such term is defined in the rules and regulations of AMEX (“Independent Directors”) and at least two (2) of whom must be non-U.S. citizens) and (ii) five (5) persons nominated by the SM Shareholders’ Representatives (two (2) of whom shall be Qinying Liu and Earl Yen, at least three (3) of whom shall be Independent Directors, and at least three (3) of whom shall be non-U.S. citizens).”

10. Section 12.9 of the SEA is hereby amended and restated in its entirety to read as follows:

“Series D or Other Financing.  Notwithstanding anything to the contrary set forth herein, from the date hereof until the date the Proxy Statement/Prospectus is declared effective by the SEC, SM Cayman shall be permitted to raise capital pursuant to an issuance of Series D Preferred Shares, on the terms and conditions agreed upon by Ideation and SM Cayman, provided that such financing results in maximum aggregate proceeds to the borrower of US$15 million and no dividends shall accrue on such shares until the end of the first full calendar quarter after the Closing or termination hereof (a “Series D Financing”). The terms of any such Series D Preferred Shares must provide for their automatic conversion at the Closing into (a) a number of ID Cayman Shares calculated by using a ratio of one (1) ID Cayman Share per each US$7.8815 of aggregate liquidation preference thereunder, rounded up to the nearest whole share, plus (b) a number of New Warrants equal to the number of ID Cayman Shares issued pursuant to clause (a) above, with each such New Warrant representing the right to purchase 0.25 of an ID Cayman Share at an exercise price per whole share of $7.8815. The aggregate number of shares underlying such New Warrants shall be rounded up to the nearest whole share. Notwithstanding anything to the contrary set forth in this Agreement, SM Cayman shall also be permitted to discuss with potential lenders the terms of a subordinated debt financing, provided that the consent of Ideation shall be required prior to SM Cayman entering into any agreement or commitment with respect to such financing.”

11. Section 12.10(a) of the SEA is hereby amended and restated in its entirety to read as follows:

“Sponsor Purchases.  Following the initial filing of the Proxy Statement/Prospectus with the SEC and continuing until no later than 4:30 pm Eastern time on the day that is two (2) business days before the day of the Stockholders Meeting (the “Reference Date”), The Frost Group, LLC (the “Sponsor Entity”), through itself, its Affiliates or other Persons (each such other Person, a “Non-Affiliate Purchaser”), agrees to purchase and/or enter into binding contracts to purchase (the “Sponsor Purchases”) Ideation Shares in the open market or in privately negotiated transactions (the “Acquired Shares”), in such an amount (the “Sponsor Purchase Commitment Amount”) equal to the lesser of (i) an aggregate expenditure of US$18.25 million and (ii) an amount that, when combined with purchases by Ideation pursuant to Section 12.11, Warrant Purchases (as defined below) and proxies delivered by Ideation stockholders not electing Conversion Rights, would result in ID Cayman possessing (assuming settlement of such Section 12.11 purchases and Warrant Purchases) in the aggregate no less than US$18.25 million in its Trust Account (or other accounts)

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immediately after the Closing, before payment of the expenses set forth in clauses (b) through (e) of Section 8.19 (or any obligations incurred by any SM Party that may become obligations of ID Cayman as a result of the Closing), provided, however, that (w) the purchase price per Ideation Share is not more than $9.00; (x) the Sponsor Purchase Commitment Amount is used solely to purchase Ideation Shares and is not applied to any transaction cost related to such purchase, other than normal brokerage fees; (y) such Sponsor Purchases are conducted in compliance with the Securities Act, the Exchange Act and any other applicable Legal Requirements; and (z) the aggregate amount of such Sponsor Purchases shall be disclosed to the holders of Ideation Shares in an appropriate filing with the SEC one (1) business day before the Stockholders Meeting. To the extent that the Sponsor Entity, through itself, its Affiliates or Non-Affiliate Purchasers has not otherwise satisfied the Sponsor Purchase Commitment Amount on or prior to the Reference Date, the Sponsor Entity, through itself, its Affiliates or Non-Affiliate Purchasers may satisfy its obligations pursuant to this Section prior to the Closing by delivering into an escrow account irrevocable written notices to exercise all or any of their respective Ideation Warrants that are “Public Warrants” (as defined in the Warrant Agreement related thereto) to be effective immediately after the Closing (each, a “Warrant Purchase”), together with the cash exercise price for the shares to be issued pursuant to such Ideation Warrants in an amount up to the difference between the dollar amount of Sponsor Purchases and the Sponsor Purchase Commitment Amount. The escrow account shall be established with an escrow agent and on terms and conditions mutually agreeable to Ideation and the SM Shareholders’ Representatives, provided that the cash exercise price so delivered shall be released to ID Cayman upon written notice from the SM Shareholders’ Representatives following the Closing, at which time the shares underlying such warrants (the “Warrant Shares”) shall be issued to the Persons who have so elected such exercise (each, a “Sponsor Warrant Holder”). Alternatively, to the extent that the Sponsor Entity, through itself, its Affiliates or Non-Affiliate Purchasers, is unable to make sufficient Sponsor Purchases of Acquired Shares or Warrant Purchases to satisfy the Sponsor Purchase Commitment Amount for any reason, Ideation agrees to sell shares of Ideation Common Stock (which shall also be deemed to be “Acquired Shares” for purposes of this Article XII) to the Sponsor Entity, its Affiliates or Non-Affiliate Purchasers for a price per share equal to $7.8815 in such number as necessary to remedy such shortfall, and the Sponsor Entity shall not be in breach of this section to the extent it so remedies such shortfall pursuant to such purchases within ten (10) business days after the Closing. Such purchases shall be made pursuant to a purchase agreement in reasonable and customary form and substance for a transaction of such nature, which shall include customary registration rights with respect to the shares acquired, which rights shall be pari passu with other registration rights granted to holders of ID Cayman Securities. The Sponsor Entity agrees to promptly provide reasonable supporting evidence of its compliance with the provisions of this Article XII, upon request by an SM Shareholders’ Representative.”

12. Section 12.12 of the SEA is hereby amended and restated in its entirety to read as follows:

“ID Cayman New Warrants.   Immediately prior to the Closing of the Share Exchange, each holder of Acquired Shares and each Sponsor Warrant Holder shall be issued a New Warrant to purchase 0.25 of an ID Cayman Share for each Acquired Share held by him or it or Warrant Share that will be issued to him or it immediately after the Closing pursuant to Section 12.10(a). The exercise price per whole ID Cayman Share of such New Warrants shall be US$7.8815, and the aggregate number of shares underlying such New Warrants shall be rounded up to the nearest whole share. Such issuance shall be conditioned upon the execution and delivery by the holder of such an Acquired Share or Sponsor Warrant Holder of a purchase agreement in reasonable and customary form and substance for a transaction of such nature, which shall include customary registration rights with respect to the ID Cayman Shares underlying such New Warrants, which rights shall be pari passu with other registration rights granted to holders of ID Cayman Securities. Each holder of Acquired Shares and each Sponsor Warrant Holder shall be a third-party beneficiary to this provision for so long as he or it holds any Acquired Shares or is in escrow pursuant to Section 12.10 (a) with respect to any Warrant Shares.”

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13. Section 13.1(e) of the SEA is hereby amended and restated in its entirety to read as follows:

“Approval by Ideation’s Stockholders.  The Transactions shall have been approved by the holders of Common Stock in accordance with applicable Legal Requirements.”

14. The following Section 13.1(r) is hereby added to the SEA:

“Approval of Charter Amendments.   An amendment to the Amended and Restated Certificate of Incorporation of Ideation in substantially the form and substance attached hereto as Exhibit I (the “Ideation Charter Amendment”) shall have been approved by the holders of Common Stock and filed with the Secretary of State of the State of Delaware in accordance with applicable Legal Requirements. If the Ideation Charter Amendment shall have been approved and become effective pursuant to this subsection, the board of directors and sole stockholder of ID Arizona shall have adopted corresponding changes to its Articles of Incorporation and filed the same with the Arizona Corporation Commission (the “Arizona Charter Amendment”).”

15. Section 13.2(d) of the SEA is hereby amended and restated in its entirety to read as follows:

“Approval by Ideation’s Stockholders.  The Transactions shall have been approved by the holders of Common Stock in accordance with applicable Legal Requirements.”

16. The following Section 13.2(p) is hereby added to the SEA:

“Approval of Charter Amendments.  The Ideation Charter Amendment shall have been approved by the holders of Common Stock and filed with the Secretary of State of the State of Delaware in accordance with applicable Legal Requirements. If the Ideation Charter Amendment shall have been approved and become effective pursuant to this subsection, the Arizona Charter Amendment shall have been approved by its board of directors and sole stockholder and been filed with the Arizona Corporation Commission.”

17. Section 15.1(b) of the SEA is hereby amended and restated in its entirety to read as follows:

“by either Ideation or the SM Shareholders’ Representatives (in accordance with Section 16.5), if the Closing has not occurred by the later of (i) October 30, 2009 or (ii) such other date that has been agreed in writing by the SM Shareholders’ Representatives and Ideation (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 15.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.”

18. The definition of “Adjusted Net Income” set forth in Annex A of the SEA is hereby amended to delete clause (iv) set forth therein. The numbering of the remaining clauses in such definition shall remain unchanged, and clause (iv) shall be deemed to read “intentionally omitted.”

19. Clause (vi) of the definition of “Adjusted Net Income” set forth in Annex A of the SEA is hereby amended and restated in its entirety to read as follows:

‘‘(vi) any costs, expenses or other items relating or attributable to that certain Convertible Note and Warrant Agreement (the “Note Agreement”), dated as of March 17, 2008, among SM Cayman, Linden Ventures and the other parties thereto, as amended on September 15, 2008, December 18, 2008, March 12, 2009 and August 21, 2009 (including the issuance of the Linden Note (as defined in the Note Agreement), as amended on September 15, 2008, December 18, 2008, March 12, 2009 and August 21, 2009)”

20. The definition of “ID Cayman Preferred Shares” as set forth in Annex A to the SEA is hereby deleted.

21. Schedule B to the SEA is hereby amended and restated in its entirety to read as set forth in Schedule 1 to this Amendment.

22. Schedule C to the SEA is hereby amended and restated in its entirety to read as set forth in Schedule 2 to this Amendment.

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23. The Memorandum and Articles of Association of ID Cayman following the Closing, as set forth in Exhibit A to the SEA, are hereby amended and restated in their entireties as set forth in Exhibit 1 to this Amendment.

24. A new Exhibit I is hereby added to the SEA in the form attached hereto as Exhibit 2.

25. Except as amended by the terms of this Amendment, the SEA remains in full force and effect.

26. Unless otherwise defined, capitalized terms used herein have the meanings given to them in the SEA.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first set forth above.

IDEATION ACQUISITION CORP.

By:	/s/ Steven D. Rubin
Name:      Steven D. Rubin

Title:	Secretary

Address:	1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025

Facsimile:	(310) 861-5454

ID ARIZONA CORP.

By:	/s/ Steven D. Rubin
Name:      Steven D. Rubin

Title:	Secretary

Address:	1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025

Facsimile:	(310) 861-5454

MANAGEMENT SHAREHOLDER REPRESENTATIVE:

/s/  Qinying Liu
Name:     Qinying Liu

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Facsimile:	+86 (21) 6283-0552
CSV REPRESENTATIVE:

/s/  Earl Ching-Hwa Yen
Name:     Earl Ching-Hwa Yen

Address:	Rm. 104, Bldg.18

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No. 800 Huashan Road
Shanghai 200050, China

Facsimile:	+86 (21) 6225-8573

DB REPRESENTATIVE:

/s/  Tommy Cheung
Name:     Tommy Cheung

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Facsimile:	+852 2203-8304

/s/  Stephen Lau
Name:     Stephen Lau

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Facsimile:	+852 2203-8304

LINDEN VENTURES II (BVI), LTD.

By:	/s/ Craig Jarvis
Name:      Craig Jarvis

Title: Authorized Signatory

Address:	c/o Linden Advisors LP,
590 Madison Ave., 15th Floor, New York, NY 10022, USA

Facsimile:	+1 (646) 840-3625

SUN HING ASSOCIATES LTD. for and on behalf of Sun Hing Associates Limited

/s/  Yuen Yui Wing

Name:     Yuen Yui Wing  Authorized Signature(s)

Address:	9/F Central Building, 3 Pedder Street, Central, Hong Kong

Facsimile:

A-3-8

VERVAIN EQUITY INVESTMENT LIMITED for and on behalf of Vervain Equity Investment Limited

/s/  Karen Cheung

Name:	Karen Cheung Authorized Signature(s) and Peh Jefferson Tun Lu

Address:	9/F Central Building, 3 Pedder Street, Central, Hong Kong

Facsimile:

THE FROST GROUP, LLC

By:	/s/ Steven D. Rubin
Name:      Steven D. Rubin

Address:

Facsimile:

A-3-9

Schedule 1

SCHEDULE B

SM Share Ownership*

	Number of SM		Percentage
SM Shareholder	Shares Held**		Ownership Interest

Deutsche Bank AG	32,727,272		32.2%
China Seed Ventures	20,623,779		20.3%
Qinying Liu	14,660,750	***	14.4%
Le Yang	14,660,750	***	14.4%
Sun Hing Associates Ltd.	12,727,272		12.5%
Vervain Equity Investment	5,454,543		5.4%
Total Signing	100,854,366		99.2%
Jianxun Wang(1)	798,000		0.8%
Total	101,652,366		100.0%

*	Does not reflect outstanding options issued under the ESOP.

**	Reflects the number of SM Ordinary Shares held by each SM Shareholder after giving effect to the Preferred Conversion.

***	Subject to reduction for any share repurchases by SM Cayman pursuant to that certain Repayment Agreement dated as of June 23, 2009 among SM Cayman, Qinying Liu and Le Yang.

(1)	Non-signing shareholder.

SM Warrant Ownership

Number of SM
Shares Underlying
SM Warrantholder	Warrants

China Seed Ventures	12,670,568
Linden Ventures II	5,875,639
Deutsche Bank AG	3,782,000
Qinying Liu	33,142
Le Yang	33,142
Xuebao Yang	33,142
Jianhai Huang	33,142
Min Wu	33,142
Total	22,493,917

A-3-10

Schedule 2

SCHEDULE C

Share Allocation — Shareholders

	Initial		Earn-out Shares
SM Shareholder	Share Payment		Percentage

Deutsche Bank AG	2,210,316		26.36%
China Seed Ventures	1,392,877		16.61%
Qinying Liu	990,149	*	11.81%
Le Yang	990,149	*	11.81%
Sun Hing Associates	859,567		10.25%
Vervain Equity Investment	368,386		4.39%
Total Signing	6,811,444		81.23%
Jianxun Wang(1)	53,895		0.64%
Total Shareholders	6,865,339		81.87%

*	Subject to reduction for any share repurchases by SM Cayman pursuant to that certain Repayment Agreement dated as of June 23, 2009 among SM Cayman, Qinying Liu and Le Yang. Any such reduction shall be calculated by subtracting (i) the number of SM Cayman ordinary shares so repurchased multiplied by 0.0675374 from (ii) the number of ID Cayman shares set forth on this Schedule next to such person’s name.

Share Allocation — Warrantholders

	Number of ID
	Cayman Shares
	Underlying	Exercise	Earn-out Shares
SM Warrantholder	Warrants	Price	Percentage

China Seed Ventures — Series A	675,374	$1.48	8.06%
China Seed Ventures — Series B	33,769	$8.14	0.40%
China Seed Ventures — Series C	79,443	$6.51	0.95%
China Seed Ventures — DB Transferred	67,152	$0.0001	0.80%
Linden Ventures II	396,826	$6.30	4.73%
Deutsche Bank AG	255,427	$8.14	3.05%
Qinying Liu	2,239	$0.0001	0.03%
Le Yang	2,239	$0.0001	0.03%
Xuebao Yang	2,239	$0.0001	0.03%
Jianhai Huang	2,239	$0.0001	0.03%
Min Wu	2,239	$0.0001	0.03%
Total Warrantholders	1,519,186		18.14%

(1)	Non-signing shareholder.

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Exhibit 1

EXHIBIT A

Memorandum and Articles of Association of ID Cayman
[SEE ANNEX B]

A-3-12

Exhibit 2

EXHIBIT I

Ideation Charter Amendment

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IDEATION ACQUISITION CORP.

IDEATION ACQUISITION CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said corporation, at a duly called and held meeting of its members, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation (the “Amendment”):

RESOLVED, that SECTION D OF ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

“At the time the Corporation seeks approval of the Initial Business Combination in accordance with paragraph C above, each holder of IPO Shares (each a “Public Stockholder”) may, at its option, in accordance with the terms of this Section, convert its IPO Shares into cash at a per share conversion price (the “Conversion Price”), calculated as of two business days prior to the proposed consummation of the Initial Business Combination, equal to (A) the amount in the Trust Account, inclusive of (x) the proceeds from the IPO held in the Trust Account and the proceeds from the sale of the Insider Warrants, (y) the amount held in the Trust Account representing the Deferred Underwriting Compensation and (z) any interest income earned on the funds held in the Trust Account, net of taxes payable, that is not released to the Corporation to cover its operating expenses in accordance with paragraph B above, divided by (B) the number of IPO Shares outstanding on the date of calculation (including shares sold pursuant to the exercise of the over-allotment option, if any). If a majority of the shares voted by the Public Stockholders are voted to approve the Initial Business Combination, and if Public Stockholders owning less than 30% of the total IPO Shares both (1) vote against approval of the proposed Initial Business Combination and (2) elect to convert their shares, the Corporation will proceed with such Initial Business Combination. If the Corporation so proceeds, subject to the availability of lawful funds therefor, the Corporation will convert IPO Shares held by those Public Stockholders who have voted such IPO Shares, either in person or by proxy, for or against the Initial Business Combination, regardless of whether such IPO Shares were voted for or against the Initial Business Combination, and in connection with voting such shares, have affirmatively elected to convert such IPO Shares into cash at the Conversion Price. Only Public Stockholders shall be entitled to receive distributions from the Trust Account in connection with the approval of an Initial Business Combination, and the Corporation shall pay no distributions with respect to any other holders or shares of capital stock of the Corporation. If Public Stockholders holding 30% or more of the IPO Shares vote against approval of the proposed Initial Business Combination and elect to convert their IPO Shares, the Corporation will not proceed with such Initial Business Combination and will not convert any IPO Shares.”

SECOND:  This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer, this     day of       ,     .

IDEATION ACQUISITION CORP.

By:
Name:     Robert Fried

Title:	President and Chief Executive Officer

A-3-14

Annex A-4

THIRD AMENDMENT TO
AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

This THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE (“Amendment”) effective this 22nd day of September, 2009 is by and among Ideation Acquisition Corp., a corporation incorporated in the State of Delaware, USA (“Ideation”), ID Arizona Corp., a corporation incorporated in the State of Arizona, USA, Earl Yen (the “CSV Representative”), Tommy Cheung and Terrance Hogan (collectively, the “DB Representative”), Qinying Liu (the “Management Shareholder Representative” and, together with the CSV Representative and the DB Representative, the “SM Shareholders’ Representatives”) and Linden Ventures II (BVI), Ltd. (“Linden”).

Recitals

WHEREAS, SearchMedia International Limited, a company organized under the laws of the Cayman Islands (the “Company”), Ideation, the SM Shareholders’ Representatives and Linden, along with the other parties thereto, have previously entered into that certain Agreement and Plan of Merger, Conversion and Share Exchange dated as of March 31, 2009, including the exhibits and schedules thereto (as amended, the “SEA”);

WHEREAS, the parties to the SEA also desire to make certain amendments to the SEA as set forth herein; and

WHEREAS, in accordance with Section 16.2 of the SEA, Ideation, a majority of the SM Shareholders’ Representatives and Linden wish to amend the SEA to reflect the terms set forth below.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Schedule B to the SEA is hereby amended and restated in its entirety to read as set forth in Schedule 1 to this Amendment and Schedule C to the SEA is hereby amended and restated in its entirety to read as set forth in Schedule 2 to this Amendment, in each case in order to reflect the repurchase (the “Permitted Repurchases”) by the Company of an aggregate of 3,000,000 SM Ordinary Shares and SM Preferred Shares and grants (the “Permitted Grants”) by the Company of awards to employees of the Company and its subsidiaries in the form of options exercisable for an aggregate of 3,000,000 SM Ordinary Shares, pursuant to the SearchMedia International Limited 2008 Share Incentive Plan.

2. Clause (iv) of the definition of “Adjusted Net Income” set forth in Annex A of the SEA is hereby amended and restated in its entirety to read as follows:

“(iv) any compensation charges attributable to the Permitted Repurchases or the Permitted Grants,”

3. Section 5.2(b)(ii) of the SEA is hereby deleted in its entirety and replaced with “Intentionally Deleted,” and all references to the “Unearned Portion” or Section 5.2(b)(ii) in the SEA shall be deleted, including without limitation the references in Sections 5.2(b)(iii), 5.2(b)(iv), 5.2(b)(v), 16.5 and Annex A.

4. Section 12.4 of the SEA is hereby amended and restated in its entirety to read as follows:

“Board Composition. Ideation shall take such action, including amending its bylaws, as may be required to cause the number of directors constituting the Combined Board immediately after the Closing to consist of eight (8) persons, for a period commencing on the Closing Date and ending not sooner than the third anniversary of the Closing Date. Ideation shall have received the resignation of a sufficient number of current directors (which resignation may be conditioned upon the Closing of the Share Exchange) to allow for the election of the Director Nominees pursuant to this Section, and the remaining members of the Ideation Board shall have elected the other Director Nominees (as hereafter defined) as members of the Combined Board, effective upon the Closing, to fill the vacancies created by such increase in the size of the board and such resignations. Each Director

A-4-1

Nominee shall serve as a director for a term expiring at ID Cayman’s next annual meeting of stockholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means (i) four (4) persons nominated by the Ideation Representative (at least two (2) of whom shall be “independent directors” as such term is defined in the rules and regulations of AMEX (“Independent Directors”) and at least one (1) of whom must be a non-U.S. citizen) and (ii) four (4) persons nominated by the SM Shareholders’ Representatives in accordance with Section 16.5(b) of this Agreement (i.e., by a majority in number of such SM Shareholders’ Representatives), at least three (3) of whom shall be Independent Directors, and at least three (3) of whom shall be non-U.S. citizens).”

5. Section 9.5 of the SEA is hereby amended and restated in its entirety as follows:

“Section 9.5 Other Pre-Closing Covenants. Prior to the Closing, (i) each of the SM Entities agrees that it shall, and each of the SM Shareholders agrees that it shall use commercially reasonable efforts (which, with respect to the SM Institutional Shareholders, shall only mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action in contravention of this Section 9.5) to, cause the relevant Group Companies to complete the actions set forth in items 2 and 4 of Schedule 9.5, (ii) each of the SM Entities and each of the SM Shareholders agrees that it shall use commercially reasonable efforts (which, with respect to the SM Institutional Shareholders, shall only mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action in contravention of this Section 9.5) to, cause the relevant Group Companies to complete the actions set forth in item 3 of Schedule 9.5, (iii) Ms. Liu and Ms. Yang shall use commercially reasonable efforts to complete the actions set forth in item 1 of Schedule 9.5, and (iv) all amounts owing by Ms. Liu and Ms. Yang to SM Cayman shall have been repaid in accordance with the terms of that certain Repayment Agreement dated as of June 23, 2009 among SM Cayman, Ms. Liu and Ms. Yang.”

6. The following sentence shall be added to Section 12.5 of the SEA:

“The Ideation Parties, on the one hand, and the SM Entities, on the other hand, covenant and agree to use commercially reasonable efforts prior to Closing to reduce the expenses incurred by each such group, respectively, in connection with this transaction by $2,000,000.”

7. The Lock-Up Agreements, as set forth in Exhibit F-1 and F-2 to the SEA, are hereby amended and restated in their entireties as set forth in Exhibit 1 and Exhibit 2 to this Amendment, respectively.

8. Except as amended by the terms of this Amendment, the SEA remains in full force and effect.

9. Unless otherwise defined, capitalized terms used herein have the meanings given to them in the SEA.

[Signature Page Follows]

A-4-2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first set forth above.

IDEATION ACQUISITION CORP.

By:	/s/ Robert N. Fried
Name:      Robert N. Fried

Title:	President and Chief Executive Officer

Address:	1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025

Facsimile:	(310) 861-5454

ID ARIZONA CORP.

By:	/s/ Robert N. Fried
Name:      Robert N. Fried

Title:	President and Chief Executive Officer

Address:	1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025

Facsimile:	(310) 861-5454

MANAGEMENT SHAREHOLDER REPRESENTATIVE:

/s/  Qinying Liu
Name:     Qinying Liu

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Facsimile:	+86 (21) 6283-0552

A-4-3

CSV REPRESENTATIVE:

/s/  Earl Ching-Hwa Yen
Name:     Earl Ching-Hwa Yen

Address:	Rm. 104, Bldg.18
No. 800 Huashan Road
Shanghai 200050, China

Facsimile:	+86 (21) 6225-8573

DB REPRESENTATIVE:

/s/  Tommy Cheung
Name:     Tommy Cheung

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Facsimile:	+852 2203-8304

/s/  Terrance Hogan
Name:     Terrance Hogan

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Facsimile:	+852 2203-8304

LINDEN VENTURES II (BVI), LTD.

By:	/s/ Craig Jarvis
Name:      Craig Jarvis

Title:	Authorized Signatory

Address:	c/o Linden Advisors LP,
590 Madison Ave., 15th Floor,
New York, NY 10022, USA

Facsimile:	+1 (646) 840-3625

A-4-4

Schedule 1

SCHEDULE B

SM Share Ownership*

	Number of SM		Percentage
SM Shareholder	Shares Held**		Ownership Interest

Deutsche Bank AG	31,753,771		32.19%
China Seed Ventures	20,010,307		20.28%
Qinying Liu	14,224,653	***	14.42%
Le Yang	14,224,653	***	14.42%
Sun Hing Associates Ltd.	12,348,688		12.52%
Vervain Equity Investment	5,292,293		5.36%

Total Signing	97,854,365		99.19%
Jianxun Wang(1)	798,000		0.81%

Total	98,652,365		100.00%

*	Does not reflect outstanding options issued under the ESOP.

**	Reflects the number of SM Ordinary Shares held by each SM Shareholder after giving effect to the Preferred Conversion.

***	Subject to reduction for any share repurchases by SM Cayman pursuant to that certain Repayment Agreement dated as of June 23, 2009 among SM Cayman, Qinying Liu and Le Yang.

(1)	Non-signing shareholder.

SM Warrant Ownership

Number of SM
Shares Underlying
SM Warrantholder	Warrants

China Seed Ventures	12,670,568
Linden Ventures II	5,875,639
Deutsche Bank AG	3,782,000
Qinying Liu	33,142
Le Yang	33,142
Xuebao Yang	33,142
Jianhai Huang	33,142
Min Wu	33,142

Total	22,493,917

A-4-5

Schedule 2

SCHEDULE C

Share Allocation — Shareholders

	Initial		Earn-out Shares
SM Shareholder	Share Payment		Percentage

Deutsche Bank AG	2,144,568		26.21%
China Seed Ventures	1,351,445		16.52%
Qinying Liu	960,696	*	11.74%
Le Yang	960,696	*	11.74%
Sun Hing Associates	833,999		10.19%
Vervain Equity Investment	357,428		4.37%

Total Signing	6,608,832		80.77%
Jianxun Wang(1)	53,895		0.66%

Total Shareholders	6,662,727		81.43%

*	Subject to reduction for any share repurchases by SM Cayman pursuant to that certain Repayment Agreement dated as of June 23, 2009 among SM Cayman, Qinying Liu and Le Yang. Any such reduction shall be calculated by subtracting (i) the number of SM Cayman ordinary shares so repurchased multiplied by 0.0675374 from (ii) the number of ID Cayman shares set forth on this Schedule next to such person’s name.

Share Allocation — Warrantholders

	Number of ID
	Cayman Shares
	Underlying	Exercise	Earn-out Shares
SM Warrantholder	Warrants	Price	Percentage

China Seed Ventures — Series A	675,374	$1.48	8.25%
China Seed Ventures — Series B	33,769	$8.14	0.41%
China Seed Ventures — Series C	79,443	$6.51	0.97%
China Seed Ventures — DB Transferred	67,152	$0.0001	0.82%
Linden Ventures II	396,826	$6.30	4.85%
Deutsche Bank AG	255,427	$8.14	3.12%
Qinying Liu	2,239	$0.0001	0.03%
Le Yang	2,239	$0.0001	0.03%
Xuebao Yang	2,239	$0.0001	0.03%
Jianhai Huang	2,239	$0.0001	0.03%
Min Wu	2,239	$0.0001	0.03%

Total Warrantholders	1,519,186		18.57%

(1)	Non-signing shareholder.

A-4-6

Exhibit 1

Exhibit F-1

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of          , 2009 and made by the shareholder set forth on the signature page to this Agreement (the “Holder”)1. Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Share Exchange Agreement (as defined below).

WHEREAS, Ideation Acquisition Corp., a Delaware corporation (“Ideation”) has entered into that certain Agreement and Plan of Merger, Conversion and Share Exchange, dated March 31, 2009, as amended (the “Share Exchange Agreement”), by and among Ideation, ID Arizona Corp., an Arizona corporation and a wholly-owned subsidiary of Ideation, SearchMedia International Limited, an exempted limited company incorporated under the laws of the Cayman Islands (“SearchMedia”) and the other parties thereto.

WHEREAS, the execution and delivery of this Agreement by the undersigned is a condition to the closing of the Share Exchange Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Representations and Warranties. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

2. Lock-Up. Following the Closing, and until the six (6) month anniversary of the Closing with respect to twenty five percent (25%) the Shares (as defined below) and until the one (1) year anniversary of the Closing with respect to the remaining seventy five percent (75%) of the Shares, the undersigned will not, directly or indirectly:

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of SearchMedia Holdings Limited, an exempted limited company registered or to be registered by way of continuation under the laws of the Cayman Islands (the “Company”) or any other securities convertible into or exercisable or exchangeable for shares of the Company, in each case which are beneficially owned and/or acquired as of the date of this Agreement or underlying any security acquired as of the date of this Agreement, or any other shares of the Company that may be acquired by the Holder under the terms of the Share Exchange Agreement (collectively, the “Shares”), including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Shares;

1 This form of lock-up applies to China Seed Ventures, Deutsche Bank, Vervain Equity Investment Limited, Sun Hing Associates Ltd. and Linden Ventures, provided that with respect to Section 2, (i) Linden Ventures will only be subject to a six (6) month lock-up period and (ii) (A) with respect to Shares acquired by China Seed Ventures in exchange for SM Warrants, SM Preferred Shares or other securities exercisable for, or convertible into, SM Ordinary Shares, China Seed Ventures shall be subject to the lock-up period set forth in Section 2 and (B) with respect to Shares acquired by China Seed Ventures in exchange for SM Ordinary Shares held by it immediately prior to the Closing, the provisions of Section 2 shall apply following the Closing and until (x) the twelve (12) month anniversary of the Closing with respect to ten percent (10%) of such Shares, (y) the eighteen (18) month anniversary of the Closing with respect to fifteen percent (15%) of such Shares and (z) the twenty four (24) month anniversary of the Closing with respect to the remaining seventy five percent (75%) of such Shares.

A-4-7

(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; or

(c) publicly disclose the intention to do any of the foregoing.

The restrictions on the actions set forth in clauses (a) through (c) above shall expire with respect to 25% of the Shares on the six (6) month anniversary of the Closing. Furthermore, such restrictions shall not apply to: (i) transfers of Shares as a bona fide gift; (ii) transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) transfers of Shares to the Company by way of repurchase or redemption; (v) transfers of Shares to any Affiliate of the undersigned; (vi) transfers of Shares by the undersigned that are in compliance with applicable federal and state securities laws; or (vii) transfer of Shares by the undersigned pursuant to an underwritten secondary offering provided that, in the case of any transfer or distribution pursuant to clause (i), (ii), (iii), (v) or (vi) above, each donee, distributee or transferee shall sign and deliver to the Company, prior to such transfer, a lock-up agreement substantially in the form of this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

3. Follow-On Offering. After the six (6) month anniversary of the Closing and until the one (1) year anniversary of the Closing, the restrictions set forth in Section 2 in respect of 75% of the Shares may be released with respect to some or all of the Shares, upon the consent of the members of the Board of Directors of the Company designated by the Ideation Representative, in connection with a follow-on public offering of registered securities on Form F-3 or other short-form registration statement.

4. Right to Decline Transfer. The Company and its transfer agent on its behalf are hereby authorized (a) to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (b) to imprint on any certificate representing Shares a legend describing the restrictions contained herein.

5. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Share Exchange Agreement, provided that the address for notices to the Holder shall be as set forth on the signature page hereto.

6. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

7. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

8. Amendment. This Agreement may be amended or modified by written agreement executed by the undersigned and the Company.

9. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

A-4-8

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first indicated above.

HOLDER:

By:

Print Name:

Print Title (if applicable):

Name of Entity (if applicable):

Address:

Date:

A-4-9

Exhibit 2

Exhibit F-2

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of          , 2009 and made by the shareholder set forth on the signature page to this Agreement (the “Holder”). Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Share Exchange Agreement (as defined below).

WHEREAS, Ideation Acquisition Corp., a Delaware corporation (“Ideation”) has entered into that certain Agreement and Plan of Merger, Conversion and Share Exchange, dated March 31, 2009, as amended (the “Share Exchange Agreement”), by and among Ideation, ID Arizona Corp., an Arizona corporation and a wholly-owned subsidiary of Ideation, SearchMedia International Limited, an exempted limited company incorporated under the laws of the Cayman Islands (“SearchMedia”) and the other parties thereto.

WHEREAS, the execution and delivery of this Agreement by the undersigned is a condition to the closing of the Share Exchange Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Representations and Warranties. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

2. Lock-Up. Following the Closing, and until the one (1) year anniversary of the Closing with respect to the Shares (as defined below), the undersigned will not, directly or indirectly:1

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of SearchMedia Holdings Limited, an exempted limited company registered or to be registered by way of continuation under the laws of the Cayman Islands (the “Company”) or any other securities convertible into or exercisable or exchangeable for shares of the Company, in each case which are beneficially owned and/or acquired as of the date of this Agreement or underlying any security acquired as of the date of this Agreement, or any other shares of the Company that may be acquired by the Holder under the terms of the Share Exchange Agreement (collectively, the “Shares”), including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Shares;

(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; or

(c) publicly disclose the intention to do any of the foregoing.

The restrictions on the actions set forth in clauses (a) through (c) above shall not apply to: (i) transfers of Shares as a bona fide gift; (ii) transfers of Shares to any trust, partnership, limited liability company or other

1 This form of lock-up applies to SM management shareholders, SM management warrantholders and SM appointed directors, provided that, with respect to Le Yang and Qinying Liu, the provisions of Section 2 shall apply following the Closing and until (x) the twelve (12) month anniversary of the Closing with respect to ten percent (10%) of the Shares, (y) the eighteen (18) month anniversary of the Closing with respect to fifteen percent (15%) of the Shares and (z) the twenty four (24) month anniversary of the Closing with respect to the remaining seventy five percent (75%) of the Shares. Note that if Earl Yen is appointed a director of ID Cayman he would only need to sign this agreement if he personally held shares in ID Cayman rather than through CSV.

A-4-10

entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) transfers of Shares to the Company by way of repurchase or redemption; (v) transfers of Shares to any Affiliate of the undersigned; or (vi) transfer of Shares by the undersigned pursuant to an underwritten secondary offering provided that, in the case of any transfer or distribution pursuant to clause (i), (ii), (iii) or (v) above, each donee, distributee or transferee shall sign and deliver to the Company, prior to such transfer, a lock-up agreement substantially in the form of this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

3. Right to Decline Transfer. The Company and its transfer agent on its behalf are hereby authorized (a) to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (b) to imprint on any certificate representing Shares a legend describing the restrictions contained herein.

4. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Share Exchange Agreement, provided that the address for notices to the Holder shall be as set forth on the signature page hereto.

5. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

6. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

7. Amendment. This Agreement may be amended or modified by written agreement executed by the undersigned and the Company.

8. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

A-4-11

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first indicated above.

HOLDER:

By:

Print Name:

Print Title (if applicable):

Name of Entity (if applicable):

Address:

Date:

A-4-12

Annex B

Company No: [          ]

MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SEARCHMEDIA HOLDINGS LIMITED

(adopted on [•], 2009 by a special resolution of the members)

Registered on the [          ] day of [          ] 2009

REGISTERED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2007 Revision)

COMPANY LIMITED BY SHARES

MEMORANDUM OF
ASSOCIATION
OF
SEARCHMEDIA HOLDINGS LIMITED

Adopted on [    ●    ], 2009 by a special resolution of the Members and effective immediately upon the registration of the company as a Cayman Islands company limited by shares.

1. The name of the Company is SearchMedia Holdings Limited.

2. The Registered Office of the Company shall be at the offices of Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2007 Revision), as amended from time to time, or any other law of the Cayman Islands.

4. The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5. The share capital of the Company is US$101,000 divided into (i) 1,000,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each and (ii) 10,000,000 Preferred Shares of a nominal or par value of US$0.0001 each, provided that the Company has the power, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2007 Revision) (as amended or modified from time to time) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares, whether declared to be preferred or otherwise, shall be subject to the powers hereinbefore contained.

6. If the Company is registered as exempted, its operations will be carried on subject to the provisions of the Companies Law (2007 Revision) (as amended or modified from time to time) and the Articles of Association, and it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7. The Company may amend its Memorandum of Association by a resolution of Members in accordance with the relevant provisions of the Articles of Association.

8. Capitalized terms that are not defined herein shall bear the same meanings as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2007 Revision)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
SEARCHMEDIA HOLDINGS LIMITED

Adopted on [    ●    ], 2009 by a special resolution of the Members and effective immediately upon the registration of the company as a Cayman Islands company limited by shares.

1. In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith, the following defined terms shall have the meanings assigned to them as follows:

Affiliate	means, with respect to any given Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person and, where the given Person is an individual, the spouse, parent, sibling, or child thereof;

Agreement and Plan of Merger, Conversion and Share Exchange	means, the Agreement and Plan of Merger, Conversion and Share Exchange dated as of March 31, 2009, among Ideation Acquisition Corp., ID Arizona Corp., and each of the other parties thereto, as amended;

Applicable Law	means, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets;

Articles	means these Articles of Association (including any appendix, annex, schedule and exhibit attached hereto) as originally framed or as from time to time altered by Special Resolution;

Auditors	means the Persons for the time being performing the duties of auditors of the Company;

Board of Directors or Board	means the board of directors of the Company;

Business	means out-of-home advertising and media-related business, including in-elevator advertising;

Business Day	means a day, excluding a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the PRC, Hong Kong or New York;

Change of Control	means any: (a) merger, consolidation, business combination or similar transaction involving the Company in which any of the outstanding voting securities of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting securities of the Company outstanding immediately prior to such transaction are converted into or exchanged for voting securities of the surviving or transferee Person that constitute a majority of the outstanding shares of voting securities of such surviving or transferee Person (immediately after giving effect to such issuance); (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any of its Subsidiaries or controlled Affiliates representing all or substantially all of the consolidated assets of the Company and its Subsidiaries and controlled Affiliates; (c) issuance, sale or other disposition of (including by way of share exchange, joint venture, or any similar transaction by either the Company or its shareholders) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of the Company; provided, that any acquisition of securities directly from the Company that the independent Directors determine is primarily for the purposes of raising financing for the Company will not be taken into account when determining if a Change in Control has occurred under this clause (c); (d) transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 50% or more of the outstanding voting capital of the Company; provided, that any acquisition of securities directly from the Company that the independent Directors determine is primarily for the purposes of raising financing for the Company will not be taken into account when determining if a Change in Control has occurred under this clause (d); and (e) any combination of the foregoing.

Class	means any class or classes of Shares as may from time to time be issued by the Company;

Closing Price	means the closing sale price or, if no closing sale price is reported, the last reported sale price of the Ordinary Shares on the NYSE Amex on such date. If the Ordinary Shares are not traded on the NYSE Amex on any date of determination, the closing price of the Ordinary Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Ordinary Shares are so listed or quoted, or if the Ordinary Shares are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Ordinary Shares in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Ordinary Shares on that date as determined by a nationally recognized investment banking firm retained by the Company for this purpose.

Company	means SearchMedia International Limited;

Company Securities	means any outstanding Securities issued by the Company;

Constitutional Documents	means, with respect to any Person, the certificate of incorporation, by-laws, memorandum of association, articles of association, or similar constitutive documents for such Person;

Control	means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing. Without limiting the foregoing, a Person shall be deemed Controlled by another Person if such other Person, directly or indirectly, owns or has the power to direct the voting of more than fifty percent (50%) of the outstanding share capital or other ownership interest having voting power to elect directors, managers or trustees of such Person;

Convertible Security	means, with respect to any specified Person, evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for any shares or other units in the share capital or other ownership interest of such specified Person, however described and whether voting or non-voting;

Designated Stock Exchange	the Global Market of The Nasdaq Stock Market, the New York Stock Exchange, NYSE Amex or any other internationally recognized stock exchange where the Company’s securities are traded;

Directors	means the directors for the time being of the Company;

Encumbrance	means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other third party rights of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect substantially similar to the granting of security under Applicable Law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emption negotiation or refusal or transfer restriction in favour of any Person and (iv) any adverse claim as to title, possession or use;

Equity Security	means, with respect to any specified Person, any shares, registered capital or other units in the share capital or other ownership interest of such specified Person, however described and whether voting or non-voting, all Convertible Securities and all Option Securities of such specified Person;

Exchange Act	means the Securities Exchange Act of 1934, as amended;

Group Companies	means the Company, the PRC Entity and all Subsidiaries of the foregoing (including without limitation the WFOEs); a “Group Company” means any of the Group Companies;

HK Subs	means Great Talent Holdings Limited, a Hong Kong company and Ad-icon Company Limited, a Hong Kong company;

Issued Shares	means all issued and outstanding Equity Securities in the Company assuming the exercise of all options and the conversion or exchange of all convertible or exchangeable Equity Securities;

Liquidation Event	shall bear the meaning as ascribed to it in Article 135(a);

Member	means a person who is registered in the register of members of the Company as being a holder of Shares in the Company and includes each subscriber to the Memorandum of Association pending entry into the register of members of certain of such subscribers;

Memorandum of Association	means the memorandum of association of the Company in force and effect, as amended and restated from time to time;

Option Security	means, with respect to any specified Person, all options, warrants, instruments and other rights and agreements (including without limitation any preemptive rights or rights of first refusal) to subscribe for, purchase or otherwise acquire any shares or other units in the share capital or other ownership interest of such specified Person, however described and whether voting or non-voting, or any Convertible Securities of such specified Person;

Ordinary Resolution	means a resolution:

(a) passed by a simple majority of votes cast by such Members on an as-if converted basis as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

Ordinary Shareholders	means the Members registered from time to time as holders of Ordinary Shares in the register of Members of the Company;

Ordinary Shares	means the ordinary Shares in the capital of the Company, par value of US$0.0001 per share, with the rights and privileges as set out in these Articles;

Paid-up	means paid-up and/or credited as paid-up;

Person	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (including, without limitation, any unincorporated joint venture and whether or not having separate legal personality);

PRC	means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan;

PRC Entity	means Shanghai Jingli Advertising Co., Ltd., , a limited liability company organized under the laws of the People’s Republic of China;

Related Party	means any of the officers, directors, supervisory board members, or holders of Equity Securities of any Group Company or any Affiliates of any of the foregoing;

RMB	means Renminbi, the lawful currency of the PRC;

Seal	means the common seal of the Company and includes every duplicate seal;

Secretary	includes an Assistant Secretary and any individual appointed to perform the duties of Secretary of the Company;

Securities	with respect to any Person, means Equity Securities and debt securities, including without limitation bonds, notes and debentures, of whatever kind of such Person, whether readily marketable or not;

Securities Act	means the U.S. Securities Act of 1933, as amended from time to time;

Share	means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

Shareholders	means, as of any time, any Ordinary Shareholders and any holders of any other Equity Securities of the Company;

Special Resolution	means a resolution:

(a) passed by a majority of not less than two-thirds of such Members on an as-if converted basis as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

Statute	means the Companies Law (2007 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force;

Subsidiary	means with respect to any specified Person, any other Person (other than a natural Person) Controlled by such specified Person. For the avoidance of doubt, the PRC Entity or any of the Subsidiaries of the PRC Entity shall not be deemed to be a Subsidiary of the Company;

Trading Day	means, for purposes of determining a Closing Price per Ordinary Share, a Business Day on which the Designated Stock Exchange is scheduled to be open for business;

US$	means United States dollars, the lawful currency of the U.S.;

US GAAP	means the generally accepted accounting principles in the United States;

WFOE or WFOEs	means Jieli Investment Management Consulting (Shanghai) Co., Ltd. and Jieli Network Technology Development (Shanghai) Co., Ltd., both wholly foreign owned enterprises established by the Company in Shanghai, PRC under the laws of the PRC;

written and in writing	include all modes of representing or reproducing words in visible form in the English language.

Words importing the singular number only include the plural number and vice versa.

Words importing one gender only include the other gender and the neuter.

Words importing persons only include corporations.

PRELIMINARY

2. The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the Shares may have been allotted.

3. The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

4. The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

5. Certificates representing Shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the Person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process.

6. Notwithstanding Article 5 of these Articles, if a share certificate is defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

7. Subject to applicable law, rules, regulations and the relevant provisions, if any, in the Memorandum of Association and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing Shares, the Directors may, in their absolute discretion and without the approval of the holders of the Company’s outstanding Shares, cause the Company to issue such additional Shares (whether in certificated form or non-certificated form), or issue other securities, in one or more classes or series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater or more advantageous than the powers and rights associated with the then outstanding Shares, at such times and on such other terms as they think proper. The Company shall not issue Shares or other Securities in bearer form.

8. The Board may reserve such number of Shares or Securities of the Company as the Board may be required to issue in connection with the exercise of an option, right, or warrant or other Security of the Company or any other person (each a “Conversion Right”) that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of Shares or Securities of the Company. For these purposes, to “reserve” a number of Shares shall mean that at the relevant time, such number of Shares shall be authorised but unissued, and the Board shall not issue such Shares otherwise than pursuant to the exercise.

REGISTER OF MEMBERS AND SHARE CERTIFICATES

9. The Company shall maintain a Register of Members and every Person whose name is entered as a Member in the Register of Members shall, without payment, be entitled to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his or her or its Shares or several certificates each for one or more of his or her or its Shares upon payment of fifty cents (US$0.50) for every certificate after the first or such lesser sum as the Directors shall from time to time determine. All certificates shall specify the Share or Shares held by that person and par value of such Shares, provided that, in respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of the several joint holders shall be sufficient delivery to all such holders. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register of Members.

10. Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

11. Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

12. If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

13. In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

ORDINARY SHARES

14. Holders of Ordinary Shares shall be entitled to receive notice of, to attend and to speak and vote at, any general meeting of the Company.

TRANSFER OF SHARES

15. The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

16. All instruments of transfer of Shares that have been registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

REDEMPTION AND PURCHASE OF SHARES

17. Subject to the Statute, these Articles, and the Memorandum of Association, the Company may:

(a) issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholders on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b) purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine provided that the Members shall have authorised the manner of purchase by Ordinary Resolution or the manner of purchase shall be in accordance with Articles 18 and 19 (which shall constitute authorisation for the purposes of and in accordance with section 37(3)(d) of the Statute); provided however, that notwithstanding anything to the contrary set forth herein, no Member authorisation shall be required with respect to any purchase of Shares which occurs pursuant to that certain letter agreement dated as of September 8, 2009 by and among Ideation Acquisition Corp. and certain investors listed on Exhibit A thereto; and

(c) make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including without limitation out of its capital, profits or the proceeds of a fresh issue of Shares.

18. The Company is authorised to purchase, on behalf of the Company, any Share listed on a Designated Stock Exchange in accordance with the following manner of purchase:

(a) the maximum number of Shares that may be purchased shall be equal to the number of issued and outstanding Shares less one Share; and

(b) the purchase shall be at such time, at such price and on such other terms as determined and agreed by the Directors in their sole discretion provided however that:

(i) such purchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange; and

(ii) at the time of the repurchase, the Company is able to pay its debts as they fall due in the ordinary course of its business.

19. The holder of the Shares being purchased or redeemed shall be bound to deliver up to the Company at its registered office or such other place as the Directors shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof and the Shares being purchased or redeemed shall be cancelled or shall form part of the authorised but unissued capital of the Company.

20. Any Share in respect of which a notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

21. The redemption or purchase of any Share shall not oblige the Company to redeem or purchase of any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

22. The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

VARIATION OF RIGHTS OF SHARES

23.

(a) Subject to any other provisions contained herein, if at any time the share capital of the Company is divided into different Classes or series of Shares, the rights attached to any Class or series (unless otherwise provided by the terms of issue of the Shares of that Class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the Issued Shares of that Class or series.

(b) The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one Class of Shares except that the necessary quorum shall be one or more persons holding or representing by proxy at least half of the Issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.

24. The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

25. The Company may in so far as the Statute from time to time permits pay a commission to any Person in consideration of his or her or its subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly Paid-up Shares or partly in one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

26. No Person shall be recognized by the Company as holding any Share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any Share, or any interest in any fractional part of a Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

27. The Company shall have a first and paramount lien and charge on all Shares (whether fully Paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or such Member’s estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s pre-existing lien (if any) thereon. The Company’s lien (if any) on a Share shall extend to all dividends or other monies payable in respect thereof.

28. The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the Share, or the Person, of which the Company has notice, entitled thereto by reason of such Person’s death or bankruptcy.

29. To give effect to any such sale, the Directors may authorize a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the title of the purchaser to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

30. The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALL ON SHARES

31.

(a) The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether on account of the nominal value of the Shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares.

A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b) A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c) The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

32. If a sum called in respect of a Share is not paid before or on a day appointed for payment thereof, the Persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

33. Any sum which by the terms of issue of a Share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the Share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

34. The Directors may, on the issue of Shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

35.

(a) The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any Shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b) No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

36.

(a) If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the Shares in respect of which such notice was given will be liable to be forfeited.

(b) If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited Share and not actually paid before the forfeiture.

(c) A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

37. A Person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by such Person to the Company in respect of the Shares together with interest thereon, but such Person’s liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the Shares.

38. A certificate in writing under the hand of one Director or the Secretary of the Company that a Share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all Persons claiming to be entitled to the Share. The Company may receive the consideration given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and such Person shall thereupon be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall such Person’s title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

39. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

40. The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

41. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where the deceased was a sole holder, shall be the only persons recognized by the Company as having any title to his or her or its interest in the Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any Shares which had been held by him or her solely or jointly with other Persons.

42.

(a) Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself or herself as holder of the Share or to make such transfer of the Share to such other Person nominated by such Person as the deceased or bankrupt Person could have made and to have such Person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before such Member’s death or bankruptcy as the case may be.

(b) If the Person so becoming entitled shall elect to be registered as holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that such Person so elects.

43. A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which such Person would be entitled if such Person were the registered holder of the Share, except that such Person shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered or to transfer the Share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION
OF REGISTERED OFFICE & ALTERATION OF CAPITAL

44.

(a) Subject to and in so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by Ordinary Resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i) increase the share capital by such sum to be divided into Shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii) consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(iii) by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum of Association or into Shares without nominal or par value;

(iv) cancel any Shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

(v) increase or decrease the number of the authorised Ordinary Shares.

(b) All new Shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission and forfeiture and otherwise as the Shares in the original Share capital.

(c) Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d) Without prejudice to Article 23(a) hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e) Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

45. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

46. In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

47. If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

48.

(a) Subject to paragraph (c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint.

(b) At these meetings the report of the Directors (if any) shall be presented.

(c) If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

49.

(a) The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-third of such of the Paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b) The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the office of the Chairman of the Board or the president of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c) If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (21) days.

(d) A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

50. At least five (5) days notice shall be given by the Board of Directors of an annual general meeting or any other general meeting to the Members whose names on the date of the notice appear as a shareholder in the register of Members of the Company and are entitled to vote at the meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 52 have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b) in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than 66 2/3% in nominal value of the Shares in issue (on an as-if-converted basis).

51. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

52. A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy the holder(s) of (i) at least fifty percent (50%) of all Shares carrying an entitlement to vote in issue provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy. No business shall be transacted at any general meeting unless the aforesaid quorum of Members is present at the time when the meeting proceeds to business.

53. A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by the Members required to vote on such resolution (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

54. If within one (1) hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same time and place seven (7) Business Days later or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

55. The general meeting of the Company may be held and any Member may participate in such meeting, by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting are capable of hearing each other; and such participation shall be deemed to constitute presence in person at that meeting.

56. The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if such Chairman shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

57. If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their numbers to be Chairman of the meeting.

58. The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

59. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

60. Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

61. The demand for a poll may be withdrawn.

62. Except as provided herein, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

63. In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

64. A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

65. Subject to any rights or restrictions for the time being attached to any Class or series or Classes or series of Shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each Share registered in such Member’s name in the register of Members.

66. In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

67. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by such Member’s committee, receiver, curator bonis, or other Person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

68. No Member shall be entitled to vote at any general meeting unless such Member is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by such Member in respect of Shares in the Company have been paid.

69. No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

70. On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

71. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of the attorney of the appointor duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

72. The instrument appointing a proxy shall be deposited at such place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his or her discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

73. The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

74. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

75. Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any Class or series of Members of the Company, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such Person represents as the corporation could exercise if it were an individual Member of record of the Company.

76. Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

77.

(a) Unless otherwise determined by the Company in a general meeting, the number of Directors shall not be less than three Directors nor more than ten (10) Directors, the exact number to be determined from time to time by the Directors.

(b) Each Director shall hold office until the expiration of his term and until his successor shall have been elected and qualified.

(c) The Board of Directors shall have a Chairman of the Board of Directors (the “Chairman”) elected and appointed by a majority of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors, the attending Directors may choose one Director to be the chairman of the meeting.

(d) The Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy on the Board or as an addition to the existing Board.

(e) The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, or the sole remaining Director, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board.

78. A Director may be removed from office by Special Resolution at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

79. The Directors may, from time to time adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Directors shall determine by resolution from time to time.

80. A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and of all classes of Shares of the Company.

81. The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their reasonable traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

82. The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than the ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to the remuneration as a Director.

83. A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with the office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

84. A Director or alternate Director may act individually or via the firm with which such Director/alternate Director is associated in a professional capacity for the Company, such Director/alternate Director or such firm shall be entitled to remuneration for such professional services as if such person were not a Director or alternate Director.

85. A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

86. A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by such Director or alternate Director as a director or officer of, or from his or her interest in, such other company.

87. No individual shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or alternate Director) shall be at liberty to vote in respect of any contract or transaction in which such Director or alternate Director is so interested as aforesaid, provided however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by such Director or the alternate Director appointed by such Director at or prior to its consideration and any vote thereon.

88. A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 87 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

89. Subject to the exception contained in Article 97, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any individual to be an alternate Director to act in such Director’s stead and such appointee whilst he or she holds office as an alternate Director shall, in the event of absence therefrom of the appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of the appointor, any other act or thing which the appointor is permitted or required to do by virtue of such appointor being a Director as if the alternate Director were the appointor, other than appointment of an alternate to such Director, and such appointee shall ipso facto vacate office if and when the appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

90. The business of the Company shall be managed in the best interests of the Company by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting, provided however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

91. The Directors may from time to time and at any time by powers of attorney appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

92. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

93. The Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers made by the Directors;

(b) of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c) of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

94. The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

95. Except as otherwise provided by these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

96.

(a) The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b) Except as otherwise provided by these Articles, the Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remunerations.

(c) The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any individual so appointed and may annul or vary any such delegation, but no individual dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d) Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

97. The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but such appointment shall be subject to determination ipso facto if the Director ceases from any cause to be a Director and no alternate Director appointed by such Director can act in his or her stead as a Director or Managing Director.

98. The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

99. Except as otherwise provided by these Articles, the Directors shall meet together, either telephonically and/or in person, for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Notices and agenda of the business to be transacted at the meeting and all relevant documents and materials to be circulated at or presented to the meeting shall be sent to every Director and alternate Director at least seven (7) days prior to the relevant Board meeting (exclusive of the day on which such notice is given). Minutes of Board meetings shall be sent to every Director and alternate Director within thirty (30) days after the relevant meeting. Except as provided herein, questions or issues arising at any meeting or matters brought before the Board to be voted on shall be decided by the affirmative vote of a simple majority of the Directors or alternate Directors present at the meeting which there is a quorum. The vote of an alternate Director not being counted if such alternate’s appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

100. A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least seven (7) days’ written notice (exclusive of the day on which such notice is given) to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless such notice is waived in writing by all the Directors (or their alternates) either at, before or after the meeting is held, provided that the presence of a Director at a meeting shall be deemed to constitute a waiver on such Director’s part in respect of such meeting, and, provided further, if the notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be.

101. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office, provided that a Director and his appointed alternate Director shall be considered only one person for this purpose. A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunication facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

102. The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

103. The Directors may elect a Chairman of their Board and determine the period for which the Chairman is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

104. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

105. A committee may meet and adjourn as it thinks proper. Questions or issues arising or matters brought to be voted upon at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman of such committee shall have a second or casting vote.

106. All acts done by any meeting of the Directors or of a committee of Directors (including any individual acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such individual had been duly appointed and qualified to be a Director or alternate Director as the case may be.

107. Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of such alternate’s appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

108.

(a) A Director may be represented at any meetings of the Board of Directors by a proxy appointed by such Director in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b) The provisions of Articles 71-76 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

109. The office of a Director shall be vacated:

(a) if such Director gives notice in writing to the Company that such Director resigns the office of Director;

(b) if such Director is absent (without being represented by proxy or an alternate Director appointed by such Director) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that such Director has by reason of such absence vacated office;

(c) if such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(d) if such Director is found a lunatic or becomes of unsound mind; and

(e) if such Director is removed pursuant to these Articles.

PRESUMPTION OF ASSENT

110. A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless such Director’s dissent shall be entered in the Minutes of the meeting or unless such Director shall file his or her written dissent from such action with the individual acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

111.

(a) The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one individual who shall be either a Director or the Secretary or Secretary-Treasurer or some individual appointed by the Directors for the purpose.

(b) The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c) A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his or her signature alone to any document of the Company required to be authenticated by him or her under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

112. The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

113. Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on Shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefore.

114. The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

115. Subject to the rights of Persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares, they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution, as determined in accordance with these Articles. No amount paid or credited as paid on a Share in advance of calls shall be treated for the purpose of this Article as paid on the Share.

116. Except as otherwise provided herein, the Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by such Member to the Company on the account of calls.

117. The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up Shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

118. Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

119. No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

120. The Company may upon the recommendation of the Directors by Ordinary Resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the

Members concerned). The Directors may authorize any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

121. The Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

122. Except as otherwise provided by these Articles, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

123. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law

AUDIT

124. The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix the remuneration of such Auditor or Auditors.

125. The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an Ordinary Resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

126. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

127. Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

128. Notices shall be in writing. Any Member may provide notice to the Company and the Company may provide notice to any Member either personally or by sending it by internationally recognized courier, post, facsimile, cable, telex, telecopy or electronic message to (i) a Member at his or her or its or its address, facsimile number or electronic mail address as shown in the register of Members (if by the Company) or (ii) the Company at the address, facsimile number or electronic mail address of its principal office in the PRC (if by a Member). Any such notice, if mailed, will be forwarded airmail if the address be outside the Cayman Islands.

129.

(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.

(b) Where a notice is sent by facsimile, cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

(c) Where a notice is sent by courier, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected on the date set forth in the instructions for delivery when sent as aforesaid.

130. A notice may be given by the Company to the joint holders of record of a Share by giving the notice to the joint holder first named on the register of Members in respect of the Share.

131. A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

132. Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a) every Person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b) every Person upon whom the ownership of a Share devolves by reason of his or her or its being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

WINDING UP

133. Subject to the rights of the respective classes and series of Shareholders as set forth in Article 135, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute and these Articles, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as the liquidator deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. Subject to the rights of the respective classes and series of Shareholders as set forth in Article 135, the liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

134. If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the Paid-up capital, such assets shall be distributed in accordance with Article 135.

LIQUIDATION PREFERENCE

135.

(a) Upon any liquidation, dissolution or winding up of the Company (a “Liquidation Event”), either voluntary or involuntary, the assets of the Company available for distribution shall be distributed to all holders of share capital of the Company (including the Ordinary Shareholders) pro rata on an as-if converted basis.

(b) In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Ordinary Shares shall be determined in good faith by the Board (but in accordance with the liquidation preferences and amounts set forth in this Article 135), or by a liquidator if one is appointed. Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:

(i) if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii) if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed.

INDEMNITY

136. To the fullest extent permitted by Statute, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

137. Expenses (including attorneys’ fees, costs and charges) incurred by a Director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such Director or officer is not entitled to be indemnified by the Company pursuant to Article 136.

FINANCIAL YEAR

138. Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AGGREGATION OF SHARES

139. All Ordinary Shares held or acquired by affiliated entities or Persons (as defined in Rule 144 under the Securities Act, or underlying any Convertible Securities or Option Securities, on an as-if-converted basis) shall be aggregated together for the purpose of determining the availability of any rights under these Articles.

AMENDMENTS OF ARTICLES

140. Subject to the Statute and these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

141. If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Annex C

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Warrant No.	Date of Issuance: , 200

FORM OF
WARRANT TO PURCHASE
ORDINARY SHARES
OF
SEARCHMEDIA HOLDINGS LIMITED

Searchmedia Holdings Limited, an exempted company organized under the laws of the Cayman Islands (the “Company”) hereby certifies that [ • ], a company organized under the laws of [ • ], or its assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 3 below), ordinary shares, par value US$0.0001 per share, in the capital of the Company (“Ordinary Shares”) at an exercise price equal to US$[ • ] per share, as adjusted from time to time pursuant to the provisions of this Warrant (the “Exercise Price”).

This Warrant is issued pursuant to, and is subject to the terms and conditions of, the Plan of Merger, Conversion and Share Exchange, dated as of March 31, 2009, by and among SearchMedia International Limited, the Registered Holder and the other parties thereto, as amended (the “Share Exchange Agreement”). Capitalized terms not otherwise defined in this Warrant shall have the meanings attributed to them in the Share Exchange Agreement.

1. Warrant Shares.  Subject to the terms and conditions hereinafter set forth, the Registered Holder is entitled, upon surrender of this Warrant, to purchase from the Company up to [ • ] newly issued Ordinary Shares.

2. Exercise Price Adjustments.  The Exercise Price shall be subject to adjustment from time to time pursuant to Section 7 hereof.

3. Expiration.  Subject to the terms and conditions hereinafter set forth, this Warrant (and the right to purchase Ordinary Shares upon exercise hereof) shall terminate upon the [third]1 anniversary of the Date of Issuance (the “Expiration Date”).

4. Method of Exercise; Expenses.

Prior to the Expiration Date, this Warrant may be exercised by the Registered Holder, in whole or in part (but not a fraction of a share), by:

(a) the surrender of this Warrant, together with a duly executed copy of a Notice of Exercise in the form attached as Exhibit A hereto, to the Company at its principal offices, or at such other office or agency as the Company may designate; and

(b) (1) the payment to the Company in full of an amount equal to (x) the Exercise Price multiplied by (y) the number of Ordinary Shares being purchased, in cash, by wire transfer or by check or (2) notice to the Company of election of the Net Issue Exercise option set forth in Section 5 of this Warrant.

The Company agrees that the Ordinary Shares to be issued pursuant to this Warrant shall be issued to the Registered Holder and the Registered Holder shall be entered in the Company’s register of members on the date on which this Warrant shall have been exercised, unless such Warrant exercise occurs after the close of business in the place in which the Company’s register of members is kept, in which case such Registered Holder shall be entered in the Company’s register of members on the next business day in such place. The

1 Note — Warrant term to be conformed as necessary for individual warrants.

Company shall provide the Registered Holder with a true copy of the updated register of members of the Company reflecting the foregoing, as soon as possible following the date of exercise of this Warrant, but in any event within five (5) business days of the date of exercise of this Warrant. The Ordinary Shares so purchased shall be deemed to be issued to such Registered Holder as of the date of entry in the Company’s register of members, and the Registered Holder shall be deemed for all purposes a member of the Company with respect to such Ordinary Shares on such date.

5. Net Issue Exercise.

(a) In lieu of exercising this Warrant in the manner provided above in Section 4(b)(1), the Registered Holder may elect to receive Ordinary Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal offices of the Company (or at such other office or agency as the Company may designate) together with notice of such election on the Notice of Exercise appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Holder a number of Ordinary Shares computed using the following formula:

X =	Y (A - B)
A

Where	X =	The number of Ordinary Shares to be issued to the Registered Holder.
	Y =	The number of Ordinary Shares purchasable under this Warrant (at the date of such calculation).
	A =	The fair market value of one Ordinary Share (at the date of such calculation).
	B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 5(a), the fair market value of an Ordinary Share on the date of calculation shall mean with respect to each Ordinary Share:

(b) if the Company’s Ordinary Shares are traded on a securities exchange or The Nasdaq Stock Market or actively traded over-the-counter:

(A) if the Company’s Ordinary Shares are traded on a securities exchange or The Nasdaq Stock Market, the fair market value shall be deemed to be the average of the closing prices over a thirty (30) day period ending three days before date of calculation; or

(B) if the Company’s Ordinary Shares are actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three days before the date of calculation; or

(c) if neither (A) nor (B) is applicable, the fair market value per Ordinary Share shall be the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for an Ordinary Share sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company.

6. Delivery to Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(a) a copy of the register of members of the Company showing the Ordinary Shares to be issued pursuant to such exercise of this Warrant registered in such Holder’s name certified by a Director of the Company as will be filed with the registrar of the Company, and

(b) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Ordinary Shares equal

(without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 4 above.

7. Adjustments.

(a) Share Splits and Dividends.  If the Company’s outstanding Ordinary Shares shall be subdivided into a greater number of shares or a dividend in Ordinary Shares shall be paid in respect of such Ordinary Shares, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the Company’s outstanding Ordinary Shares shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Ordinary Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

(b) Reclassification, Etc.  In case there occurs any reclassification or change of the outstanding Ordinary Shares of the Company or any reorganization of the Company (or any other corporation the shares or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof (but not including an “Acquisition” (as defined in Section 7(c)(i)), then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the shares or other securities and property receivable upon the exercise hereof prior to such consummation, the shares or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 7. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding Ordinary Shares, as well as to successive consolidations, mergers, transfers or other transactions covered herein.

(c) Acquisition.

(i) For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the consolidated assets of the Company, or any reorganization, consolidation, scheme of arrangement, merger of the Company, share exchange, transfer of its equity securities or other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

(ii) Treatment of this Warrant at Acquisition:

(A) Upon the written request of the Company, the Registered Holder agrees that, in the event of an Acquisition that is not an asset sale, either (a) the Registered Holder shall exercise this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if the Registered Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition, provided that a notice of such Acquisition has been duly provided to the Registered Holder in accordance with this Warrant. The Company shall provide the Registered Holder with written notice of its request relating to the foregoing, together with any publicly available information that has been provided to its holders of Ordinary Shares in connection with such contemplated Acquisition, which is to be delivered to the Registered Holder not less than fifteen (15) days prior to the closing of the proposed Acquisition; provided, however, that nothing in this clause (A) shall require the Company to disclose information to the Holder prior to the date on which such information is publicly disclosed to the Company’s shareholders.

(B) Upon the written request of the Company, the Registered Holder agrees that, in the event of an Acquisition that is a sale of all or substantially all of the consolidated assets of the Company, either

(a) the Registered Holder shall exercise this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if the Registered Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date (and such Registered Holder shall receive the securities and property, including cash, to which such holder would have been entitled upon such consummation of such sale of assets if such Holder had so exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided herein). The Company shall provide the Registered Holder with written notice of its request relating to the foregoing, together with any publicly available information that has been provided to its holders of Ordinary Shares in connection with such contemplated Acquisition, which is to be delivered to the Registered Holder not less than fifteen (15) days prior to the closing of the proposed Acquisition; provided, however, that nothing in this clause (A) shall require the Company to disclose information to the Holder prior to the date on which such information is publicly disclosed to the Company’s shareholders.

(d) Adjustment Certificate.  When any adjustment is required to be made in the Ordinary Shares issuable pursuant to this Warrant or the Exercise Price pursuant to this Section 7, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of shares or other securities or property into which this Warrant shall be exercisable after such adjustment.

8. Transfers.

(a) Unregistered Security.  Each holder of this Warrant acknowledges that this Warrant and the Ordinary Shares issuable pursuant to this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Ordinary Shares issued upon its exercise in the absence of (i) an effective registration statement under the Act as to this Warrant or such Ordinary Shares and registration or qualification of this Warrant or such Ordinary Shares under any applicable U.S. federal or state securities law then in effect, or, in any case, any applicable exemptions therefrom, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Ordinary Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b) Transferability.  Subject to the provisions of Section 8(a) hereof and the Share Exchange Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c) Warrant Register.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

9. Notices of Certain Transactions.  In case:

(a) the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or

(b) of any capital reorganization of the Company, any reclassification of the capital shares of the Company, any Acquisition, or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or financing is to take place, and the time, if any is to be fixed, as of which the holders of record of Ordinary Shares (or such other shares or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined; provided, however, that nothing in clause (i) or clause (ii) of this subsection (c) shall require the Company to disclose information to the Holder prior to the date on which such information is publicly disclosed to the Company’s shareholders. Subject to the proviso in the preceding sentence: (x) such notice shall also attach all related documents setting forth the major terms and conditions of the event specified in such notice and (y) the Company shall make sure that such notice is received by the Registered Holder at least ten (10) business days prior to the record date or effective date for the event specified in such notice.

10. Reservation of Shares.  The Company shall at all times when the Warrant is outstanding, reserve the maximum number of Ordinary Shares that may be issuable pursuant to the terms hereof. If at the time of exercise of this Warrant there are insufficient authorized Ordinary Shares to permit exercise of this Warrant in part or in full, the Company or its successor or assignee shall take such corporate action as may be necessary to authorize a sufficient number of Ordinary Shares to permit such exercise in part or in full, as the case may be, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite approval of the members of the Company of any necessary amendment to the Company’s Memorandum of Association and/or Articles of Association.

11. Exchange of Warrants.  Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of Ordinary Shares called for on the face or faces of the Warrant or Warrants so surrendered.

12. Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

13. Notices.  All notices, requests, waivers and other communications made pursuant to this Warrant will be in writing, to the appropriate address on the signature page hereto, and such notice will be conclusively deemed to have been duly given (i) when hand delivered to the recipient party; (ii) upon receipt, when sent by facsimile with written confirmation of transmission; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, with next business day delivery guaranteed. Each Person making a communication hereunder by facsimile will promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. In addition to delivery of notice to a party, copies of such notice shall be provided as follows:

If to the Registered Holder, a copy to:

[Name]
[Address]
Attention:
Facsimile:

If to the Company, a copy to:

Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Attention: David T. Zhang, Esq.
Facsimile: +852.2522.7006

14. No Rights as Shareholder.  Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.

15. No Fractional Shares.  No fractional Ordinary Shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Ordinary Share on the date of exercise, as determined pursuant to the Net Issue Exercise provision contained herein.

16. Amendment or Waiver.  Any term of this Warrant may be amended or waived only by an instrument in writing signed by the Company and the Registered Holder.

17. Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

18. Governing Law.  This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

19. Dispute Resolution.  All disputes between the parties arising out of or relating to this Warrant will be resolved by mandatory, binding arbitration in accordance with this Section 19.

(a) Before any arbitration is commenced pursuant to this Section 19, the parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(b) If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any party refuses to engage in any settlement negotiation, any party may submit the dispute for arbitration.

(c) Any arbitration commenced pursuant to this Section 19 will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Ideation Representatives, one chosen by the SM Shareholders’ Representatives and the third chosen by agreement of the two selected arbitrators; failing agreement within thirty (30) days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, including the award of attorneys’ fees against a non-prevailing party, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.2

20. Successors and Assigns.  This Warrant shall bind and inure to the benefit of the Company and its successors and assigns, and the Registered Holder and its successors and assigns.

2 Note — To be substituted for New York or JAMS arbitration for US parties.

21. Taxes on Conversion.  The issuance of certificates for Ordinary Shares upon the exercise of this Warrant shall be made without charge to the Registered Holder exercising this Warrant for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the Registered Holder; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Registered Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

22. No Impairment.  The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

Searchmedia Holdings Limited

By:
Name:
Title:
Address:

EXHIBIT A

Notice of Exercise

To: Searchmedia Holdings Limited           Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No. «WarrantNo», hereby irrevocably elects to (a) purchase          ordinary shares of the Company, par value US$0.0001 per share (“Ordinary Shares”), as covered by such Warrant and herewith makes payment of $     , representing the full purchase price for such Ordinary Shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for          Ordinary Shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 5(a) of such Warrant.

Signature:

Name (print):

Title (if applic.):

Company (if applic.):

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,            hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of           as the Ordinary Shares covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Shares

Dated:	Signature:

Annex D

ARTICLES OF INCORPORATION
OF
ID ARIZONA CORP.,
an Arizona corporation

FIRST:  The name of the Corporation is ID Arizona Corp.

SECOND:  The name and street address of the statutory agent of the Corporation in the State of Arizona is CorpDirect Agents, Inc. 2338 W. Royal Palm Road, Suite J, Phoenix, AZ 85021. The street address of the known place of business of the Corporation in Arizona is CorpDirect Agents, Inc. 2338 W. Royal Palm Road, Suite J, Phoenix, AZ 85021.

THIRD:  The Corporation initially intends to act as a holding company.

FOURTH:  The Corporation’s existence shall terminate on November 19, 2009 (the “Termination Date”). In the event that the Corporation submits an Initial Business Combination (as defined in Article Sixth below) to its stockholders for a vote pursuant to Article Sixth, paragraph C, it shall submit this provision to its stockholders concurrently for amendment to permit the Corporation’s continued existence. This provision shall not be amended other than pursuant to the preceding sentence.

FIFTH:  The Corporation is authorized to issue a total of 51,000,000 shares, consisting of two classes of stock, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock the Corporation is authorized to issue is 50,000,000, with a par value of $0.0001 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is 1,000,000, with a par value of $0.0001 per share.

A. Preferred Stock.   The Board of Directors may from time to time issue shares of Preferred Stock in one or more series and without stockholder approval. The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof prior to the issuance of any shares of such series as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by Title 10 of the Arizona Revised Statutes, as amended (the “Arizona Business Corporation Act” or the “ABCA”). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B. Common Stock.   Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.

SIXTH:  Paragraphs A through G below shall apply during the period commencing upon the filing of these Articles of Incorporation and terminating upon consummation of any Initial Business Combination (the “Restricted Period”) and may not be amended during the Restricted Period without the affirmative vote of the holders of 95% of the Corporation’s outstanding shares of Common Stock.

An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions, of one or more businesses or assets (the “Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of the Corporation’s net assets (excluding deferred underwriting discounts and commissions) at the time of such acquisition. Any acquisition of multiple Target Businesses shall occur simultaneously.

“Fair market value” for purposes of this Article Sixth shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value. If the Corporation’s Board of Directors is not able to determine independently that the Target Business or Businesses has a sufficient fair market value to meet the threshold criterion, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority (an “Independent Financial Advisor”). The Corporation is not required to obtain an opinion from an Independent Financial Advisor as to the fair market value of the Target Business or Businesses if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

The “Trust Account” shall mean the trust account established by Ideation Acquisition Corp. (the “Parent”) in connection with the consummation of the Parent’s initial public offering (the “IPO”) and into which the Parent has deposited a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) entered into with the underwriters of the IPO, as well as a portion of the proceeds of the Corporation’s issuance of securities in a private placement that took place simultaneously with the consummation of the IPO.

“IPO Shares” shall mean the shares of Common Stock of the Corporation equivalent to the shares of Common Stock of the Parent issued in connection with the IPO.

A. Upon consummation of the IPO, the Parent delivered, for deposit into the Trust Account at least $78,815,000 (or $90,395,000 if the underwriters’ over-allotment option is exercised in full), comprising (i) $76,415,000 of the net proceeds of the IPO, including $2.73 million in Deferred Underwriting Compensation (or $87,995,000 of the net proceeds, including $3.15 million in Deferred Underwriting Compensation, if the over-allotment option is exercised in full) and (ii) $2.4 million of the proceeds from the Parent’s issuance and sale in a private placement of 2,400,000 warrants (the “Insider Warrants”) that took place simultaneously with the consummation of the IPO.

B. The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income or other tax obligations, (ii) for the release of interest income of up to $1.7 million to the Corporation to fund the Corporation’s working capital requirements, (iii) in connection with an Initial Business Combination or thereafter, including, without limitation, the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation or (v) as otherwise set forth herein.

C. Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such stockholder approval under the ABCA. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, and stockholders owning less than 30% of the IPO Shares vote against the business combination and exercise their conversion rights described in paragraph D below. The Corporation will not enter into an Initial Business Combination with any entity that is affiliated with any of the Corporation’s stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Initial Business Combination is fair to the Corporation’s stockholders from a financial perspective.

D. At the time the Corporation seeks approval of the Initial Business Combination in accordance with paragraph C above, each holder of IPO Shares (each a “Public Stockholder”) may, at its option, convert its IPO Shares into cash at a per share conversion price (the “Conversion Price”), calculated as of two business days prior to the proposed consummation of the Initial Business Combination, equal to

(A) the amount in the Trust Account, inclusive of (x) the proceeds from the IPO held in the Trust Account and the proceeds from the sale of the Insider Warrants, (y) the amount held in the Trust Account representing the Deferred Underwriting Compensation and (z) any interest income earned on the funds held in the Trust Account, net of taxes payable, that is not released to the Corporation to cover its operating expenses in accordance with paragraph B above, divided by (B) the number of IPO Shares outstanding on the date of calculation (including shares sold pursuant to the exercise of the over-allotment option, if any). If a majority of the shares voted by the Public Stockholders are voted to approve the Initial Business Combination, and if Public Stockholders owning less than 30% of the total IPO Shares vote against such approval of the proposed Initial Business Combination and elect to convert their shares, the Corporation will proceed with such Initial Business Combination. If the Corporation so proceeds, subject to the availability of lawful funds therefor, it will convert IPO Shares held by those Public Stockholders who have affirmatively elected to convert their IPO Shares and who voted against the Initial Business Combination into cash at the Conversion Price. Only Public Stockholders shall be entitled to receive distributions from the Trust Account in connection with the approval of an Initial Business Combination, and the Corporation shall pay no distributions with respect to any other holders or shares of capital stock of the Corporation. If Public Stockholders holding 30% or more of the IPO Shares vote against approval of the proposed Initial Business Combination and elect to convert their IPO Shares, the Corporation will not proceed with such Initial Business Combination and will not convert any IPO Shares.

E. In the event that the Corporation does not consummate an Initial Business Combination by the Termination Date, all amounts in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the Corporation’s plan of dissolution and distribution, including costs of dissolving and liquidating the Corporation, shall be distributed on a pro rata basis to holders of the IPO Shares. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.

F. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event that the Corporation does not consummate an Initial Business Combination by the Termination Date or in the event such holder demands conversion of its shares in accordance with paragraph D above. Except as may be required under applicable law, in no other circumstances shall any holder of shares of Common Stock have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

G. Unless and until the Corporation has consummated an Initial Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or otherwise.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors. Election of directors need not be by ballot unless the Corporation’s bylaws so provide.

B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s bylaws. The Corporation’s bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. No bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such bylaw had not been adopted, amended, altered or repealed.

C. The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Arizona, these Articles of Incorporation and the Corporation’s bylaws.

E. The Board of Directors shall be divided into three classes, designated Class A, Class B and Class C, as nearly equal in number as possible. The Board of Directors shall have the authority to assign the members of the Board of Directors to such classes at the time such classification becomes effective. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the ABCA may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

EIGHTH:  The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 10-202(B)(1) of the ABCA or (iv) for any transaction from which the director derived an improper personal benefit. If the ABCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the ABCA, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 10-851 of the ABCA, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Arizona may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 10-1432 of the ABCA or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 10-1432 of the ABCA order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. This Article Ninth is subject to the requirements set forth in Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Sixth.

TENTH:  Subject to the provisions set forth in Article Sixth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ELEVENTH:  The name and address of the initial director of the Corporation is Robert N. Fried, whose address is 1105 N. Market Street, Suite 1300, Wilmington, DE 19801.

TWELFTH:  The name and address of the incorporator of the Corporation is Robert N. Fried, whose address is 1105 N. Market Street, Suite 1300, Wilmington, DE 19801. All liability of the incorporator, as incorporator, shall cease with the filing of these Articles of Incorporation with the Arizona Corporation Commission.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be signed as of this 25th day of March, 2009.

By:	/s/ Robert N. Fried
Name:     Robert N. Fried

Title:	Incorporator

Annex E

BYLAWS
OF
ID ARIZONA CORP.

(adopted as of March 30, 2009)

ARTICLE I

OFFICES

1.1.  Known Place of Business.   The known place of business of ID Arizona Corp. (the “Corporation”) in the State of Arizona shall be the office of the Corporation’s statutory agent, CorpDirect Agents, Inc. 2338 W. Royal Palm Road, Suite J, Phoenix, AZ 85021, and CorpDirect Agents, Inc. shall be the registered agent of the Corporation in charge thereof.

1.2.  Other Offices.   The Corporation may also have offices and places of business at such other places both within and without the State of Arizona as the Board of Directors may from time to time determine or the business of the Corporation may require.

1.3.  Books and Records.  The books of the Corporation may be kept within or without the State of Arizona as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1.  Place of Meetings.  Except as otherwise provided in these bylaws, all meetings of stockholders shall be held at such dates, times and places, within or without the State of Arizona, as shall be determined by the Board of Directors.

2.2.  Annual Meetings.  The annual meeting of stockholders for the election of directors shall be held at such time on such day, other than a legal holiday, as the Board of Directors in each such year determines. At the annual meeting, the stockholders entitled to vote for the election of directors shall elect directors, by a plurality vote, and transact such other business as may properly come before the meeting.

2.3.  Special Meetings.  Special meetings of stockholders, for any purpose or purposes, may be called by a majority of the Board of Directors, the Chairman of the Board, or the Chief Executive Officer and shall be called by the President or the Secretary upon the written request of the holders of a majority of the outstanding shares of the Corporation’s Common Stock. Any such request shall state the date, time, place and the purpose or purposes of the meeting. At such meetings the only business which may be transacted is that relating to the purpose or purposes set forth in the notice or waivers of notice thereof.

2.4.  Quorum.  Except as otherwise provided by law or by the Articles of Incorporation of the Corporation, as it may be amended from time to time (the “Articles of Incorporation”), the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote, represented in person or by proxy, shall be necessary to and shall constitute a quorum for the transaction of business at any meeting of stockholders. If, however, such quorum shall not be present or represented at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Notwithstanding the foregoing, if after any such adjournment the Board of Directors shall fix a new record date for the adjourned meeting, or if the adjournment is for more than thirty (30) days, a notice of such adjourned meeting shall be given as provided in Section 2.9 of these bylaws, but such notice may be waived as provided in Section 6.1 hereof.

2.5.  Voting.  At each meeting of stockholders, each holder of record of shares of stock entitled to vote shall be entitled to vote in person or by proxy, and each such holder shall be entitled to one vote for every share standing in his name on the books of the Corporation as of the record date fixed by the Board of Directors or prescribed by law and, if a quorum is present, a majority of the shares of such stock present or represented at any meeting of stockholders shall be the vote of the stockholders with respect to any item of business, unless otherwise provided by any applicable provision of law, these bylaws or the Certificate of Incorporation.

2.6.  Proxies.  Every stockholder entitled to vote at a meeting or by consent without a meeting may authorize another person or persons to act for him by proxy. Each proxy shall be in writing executed by the stockholder giving the proxy or by his duly authorized attorney. No proxy shall be valid after the expiration of three (3) years from its date, unless a longer period is provided for in the proxy. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it, or his legal representatives or assigns except in those cases where an irrevocable proxy permitted by statute has been given.

2.7.  Voting List.  The Secretary or agent having charge of the stock transfer books shall make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order and showing the address of and the number and class and series, if any, of shares held by each. Such list, for a period of ten (10) days prior to such meeting, shall be kept at the principal place of business of the Corporation or at the office of the transfer agent or registrar of the Corporation and such other places as required by statute and shall be subject to inspection by any stockholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder at any time during the meeting.

2.8.  Intentionally Deleted.

2.9.  Notice of Meetings.  Except as otherwise required or permitted by law, whenever the stockholders are required or permitted to take any action at a meeting, written notice thereof shall be given, stating the place, date and time of the meeting and, unless it is the annual meeting, by or at whose direction it is being issued. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be delivered personally or shall be mailed not less than ten (10) or more than sixty (60) days before the date of such meeting, to each stockholder of record entitled to vote at such meeting. If mailed, the notice shall be given when deposited in the United States mail, postage prepaid, and shall be directed to each stockholder at his address as it appears on the records of the Corporation. Nothing herein contained shall preclude any stockholder from waiving notice as provided in Section 6.1 hereof.

2.10.  Notice of Business.  At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving the notice provided for in this Section 2.10 who shall be entitled to vote at such meeting and who complies with the procedures set forth below. For business to be properly brought before a stockholder annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after such anniversary date, to be timely, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting or public disclosure thereof was given or made.

Such stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (c) the class and the number of shares of stock of the Corporation which are beneficially owned by the stockholder and (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection which such business and any material interest of the stockholder in such business. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at a stockholder meeting except in accordance with the procedures set forth in this Section 2.10. If the Board of Directors of the meeting shall determine, based on the facts, that business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.10, the Chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, (i) a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10 and (ii) stockholder nominations of persons for election to the Board of Directors shall be governed by Section 2.11.

2.11.  Nomination of Directors.  The provisions of this Section 2.11 shall apply from and after the consummation of an IPO. Only persons who are nominated in accordance with the procedures set forth in this Section 2.11 shall be eligible to serve as directors. Nominations of persons for election to the Board of Directors of the Corporation at an annual meeting of stockholders may be made (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving the notice provided for in this Section 2.11 who shall be entitled to vote for the election of directors at the meeting and who complies with the procedures set forth below. Any such nominations (other than those made by or at the direction of the Board of Directors) must be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting with respect to which such notice is to be tendered is not held within thirty (30) days before or after such anniversary date, to be timely, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the meeting or public disclosure thereof was given or made.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder, (ii) the class and number of shares of stock of the Corporation which are beneficially owned by such stockholder and (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with such nomination and any material interest of such stockholder in such nomination. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. Notwithstanding anything in these bylaws to the contrary, no person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.11. If the Board of Directors shall determine, based on the facts, that a nomination was not made in accordance with the procedures set forth in this Section 2.11, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11.

ARTICLE III

DIRECTORS

3.1.  Powers; Number; Qualification.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Articles of Incorporation. The number of directors of the Corporation that shall constitute the Board of Directors shall be not less than one (1) nor more than fifteen (15). The exact number of directors may be fixed from time to time, within the limits specified in this Section 3.1 or in the Articles of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation.

3.2.  Election; Term of Office.  The Board of Directors shall be divided into three classes, with only one class of directors being elected in each year, and such division shall be effected by the Board of Directors in accordance with the provisions of the Articles of Incorporation.

3.3.  Removal.  Any director may be removed by the affirmative vote of the holders of a majority of all the shares of the stock of the Corporation outstanding and entitled to vote for the election of directors, but only for cause.

3.4.  Resignations.  Any director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Board or Secretary. The acceptance of a resignation shall not be required to make it effective.

3.5.  Newly Created Directorship and Vacancies.  Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason whatsoever shall be filled by vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

3.6.  Place of Meetings.  Except as otherwise provided in these bylaws, all meetings of the Board of Directors may be held at such places, either within or without the State of Arizona, as the Board of Directors may designate from time to time.

3.7.  Annual Meetings.  An annual meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders, and no notice of such meeting to the newly elected directors shall be necessary in order to legally constitute the meeting, provided a quorum shall be present, or the newly elected directors may meet at such time and place as shall be fixed by the written consent of all of such directors as hereafter provided in Section 3.14 of these bylaws, or as shall in specified in waiver of notice.

3.8.  Regular Meetings.  Regular meetings of the Board of Directors may be held upon such notice or without notice, and at such time and at such place as shall from time to time be determined by the Board of Directors.

3.9.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, Chief Executive Officer, the President or the Secretary upon the written request of a majority of the directors. Such request shall state the date, time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

3.10.  Notice of Meetings.  Notice of each special meeting of the Board of Directors (and of each regular meeting for which notice shall be required) shall be given by the Secretary and shall state the place, date and time of the meeting. Notice of each such meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting; by telephone, facsimile, telegram or e-mail on twenty-four (24) hours notice; or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Notice of any adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, as well as to the other directors unless the place, date and time of the new meeting is announced at the adjourned meeting. Nothing herein contained shall preclude the directors from waiving notice as provided in Section 6.1 hereof.

3.11.  Quorum and Voting.  At all meetings of the Board of Directors, a majority of the entire Board of Directors shall be necessary to, and shall constitute a quorum for, the transaction of business at any meeting of directors, unless otherwise provided by any applicable provision of law, by these bylaws or by the Articles of Incorporation. The act of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board of Directors, unless otherwise provided by an applicable provision of law, by these bylaws or by the Articles of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, until a quorum shall be present.

3.12.  Telephone Participation.  Any one or more members of the Board of Directors, or any committee of the Board of Directors, may participate in a meeting of the Board of Directors or committee by means of a conference telephone call or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

3.13.  Action by Consent.  Any action required or permitted to be taken by the Board of Directors, or by a committee of the Board of Directors, may be taken without a meeting if all members of the Board of Directors or the committee, as the case may be, consent in writing to the adoption of a resolution authorizing the action. Any such resolution and the written consents thereto by the members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board of Directors or committee.

3.14.  Committees of the Board of Directors.  The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate one or more committees, each consisting of one or more directors. The Board of Directors may designate one or more directors as alternate members of any such committee. Such alternate members may replace any absent member or members at any meeting of such committee. Each committee (including the members thereof) shall serve at the pleasure of the Board of Directors and shall keep minutes of its meetings and report the same to the Board of Directors. Except as otherwise provided by law, each such committee, to the extent provided in the resolution establishing it, shall have and may exercise all the authority of the Board of Directors with respect to all matters.

3.15.  Interested Directors.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

4.1.  General.  The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chief Executive Officer, President, Chairman of the Board, Principal Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers as the Board of Directors deems necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Articles of Incorporation or these bylaws. The officers of the Corporation shall be elected annually (and from time to time by the Board of Directors, as vacancies occur), at the annual meeting of the Board of Directors following the meeting of stockholders at which the Board of Directors is elected.

4.2.  Authorities and Duties.  The officers of the Corporation shall perform such duties and have such powers as may be provided in these bylaws or as from time to time may be assigned to them by the Board of Directors.

4.3.  Tenure and Removal.  The officers of the Corporation shall be elected or appointed to hold office until their respective successors are elected or appointed. All officers shall hold office at the pleasure of the Board of Directors, and any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors, with or without cause, at any regular or special meeting.

4.4.  Vacancies.  Any vacancy occurring in any office of the Corporation, whether because of death, resignation or removal, with or without cause, or any other reason, shall be filled by the Board of Directors.

4.5.  Chief Executive Officer.  Subject to the provisions of these bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.6.  The President.  The President shall have general supervision, direction and control of the operations of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7.  Chairman of the Board.  The Chairman of the Board shall be a member of the Board of Directors and, if present, preside at all meetings of the stockholders and directors and perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.8.  Principal Financial Officer.  The Principal Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.9.  Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereof in a book or books to be kept for that purpose. The Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief

Executive Officer. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there is no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary shall have authority to affix the same to any instrument requiring it. When the seal is affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.10.  Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

4.11.  Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK CERTIFICATES AND STOCKHOLDERS

5.1.  Form and Signature.  Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman or a Vice-Chairman of the Board of Directors or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares owned by such stockholder in the Corporation in certificate form.

5.2.  Registered Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of stock to receive dividends or other distributions, and to vote as such owner, and shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person.

5.3.  Transfer of Stock.  Upon surrender to the Corporation or the appropriate transfer agent, if any, of the Corporation, of a certificate representing shares of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and, in the event that the certificate refers to any agreement restricting transfer of the shares which it represents, proper evidence of compliance with such agreement, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the Corporation.

5.4.  Lost Certificates.  The Corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost, mutilated, stolen or destroyed, and the Board of Directors may require the owner of such lost, mutilated, stolen or destroyed certificate, or such owner’s legal representatives, to make an affidavit of the fact and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, mutilation, theft or destruction of any such certificate or the issuance of any such new certificate.

5.5.  Record Date.  For the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or to express written consent to any corporate action without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days prior to any other action.

5.6.  Regulations.  Except as otherwise provided by law, the Board of Directors may make such additional rules and regulations, not inconsistent with these bylaws, as it may deem expedient, concerning the issue, transfer and registration of certificates for the securities of the Corporation. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars and may require all certificates for shares of capital stock to bear the signature or signatures of any of them.

ARTICLE VI

WAIVER

6.1.  Waiver.  Whenever a notice is required to be given by any provision of law, these bylaws, or the Articles of Incorporation, a waiver thereof in writing, or by telecopy or any other means of communication permissible by law, whether before or after the time stated therein, shall be deemed equivalent to such notice. In addition, any stockholder attending a meeting of stockholders in person or by proxy without protesting prior to the conclusion of the meeting the lack of notice thereof to him or her, and any director attending a meeting of the Board of Directors without protesting prior to the meeting or at its commencement such lack of notice, shall be conclusively deemed to have waived notice of such meeting.

ARTICLE VII

GENERAL PROVISIONS

7.1.  Dividends and Distributions.  Dividends and other distributions upon or with respect to outstanding shares of stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, bonds, property, or in stock of the Corporation. The Board of Directors shall have full power and discretion, subject to the provisions of the Articles of Incorporation or the terms of any other corporate document or instrument to determine what, if any, dividends or distributions shall be declared and paid or made.

7.2.  Checks.  All checks or demands for money and notes or other instruments evidencing indebtedness or obligations of the Corporation shall be signed by such officer or officers or other person or persons as may from time to time be designated by the Board of Directors.

7.3.  Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal Arizona.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

7.4.  Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board of Directors.

7.5.  General and Special Bank Accounts.  The Board of Directors may authorize from time to time the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board of Directors may designate or as may be designated by any officer or officers of the Corporation to whom such power of designation may be delegated by the Board of Directors from time to time. The Board of Directors may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these bylaws, as it may deem expedient.

7.6.  Reliance on Books and Records.  Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

7.7.  Execution of Corporate Contracts and Instruments.  Except as otherwise provided in these bylaws, the Board of Directors of the Corporation, or any officers of the Corporation authorized thereby, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

ARTICLE VIII

INDEMNIFICATION

8.1.  Indemnification by Corporation.  The Indemnification of directors, officers and other persons shall be as provided in the Articles of Incorporation. The Corporation may also secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether the Arizona Business Corporation Act would permit indemnification.

ARTICLE IX

ADOPTION AND AMENDMENTS

9.1.  Power to Amend.  Except as otherwise provided by law or by the Articles of Incorporation, the Board of Directors shall have power to amend, repeal or adopt bylaws by a majority vote of the directors. Except as otherwise provided by law, any bylaw adopted by the Board of Directors may be amended or repealed at a stockholders’ meeting by vote of the holders of a majority of the shares entitled, at that time, to vote for the election of directors. If any bylaw regulating any impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of stockholders for the election of directors the bylaw so adopted, amended or repealed, together with a concise statement of the changes made.

ARTICLE X

MISCELLANEOUS

10.1.  Articles of Incorporation.  All references in the bylaws to the Corporation’s Articles of Incorporation shall be to the Articles of Incorporation as the same may be amended from time to time.

Annex F

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, dated as of this           day of          , 2009, (the “Agreement”), by and among SearchMedia Holdings Limited, a Cayman Islands company (collectively with all predecessors thereof, the “Company”), and each of the shareholders and other security holders of the Company identified on the signature pages hereto (each, a “Shareholder,” and collectively the “Shareholders”). All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Share Exchange Agreement (as defined below).

WHEREAS, each of Ideation Acquisition Corp. and certain of the Shareholders, among others, have entered into an Agreement and Plan of Merger, Conversion and Share Exchange, dated                    , 2009 (the “Share Exchange Agreement”) that provides for the acquisition of SearchMedia International Limited’s issued share capital and warrants by the Company through an exchange transaction; and

WHEREAS, as a condition to the closing of the Share Exchange Agreement, the Shareholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	REPRESENTATIONS AND WARRANTIES.

Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other party hereto that:

(a) such party has the full right, capacity and authority to enter into, deliver and perform this Agreement;

(b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement; and

(c) the execution, delivery and performance of such party’s obligations under this Agreement will not require such party to obtain the consent, waiver or approval of any Person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which such party is bound.

2.	SHARES SUBJECT TO AGREEMENT

Each Shareholder, severally and not jointly, agrees to vote all of his, her or its voting shares of the Company then owned by such Shareholder, whether now owned or hereafter acquired (hereafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement.

3.	OBLIGATIONS TO VOTE VOTING SHARES FOR SPECIFIC NOMINEE

At any annual or special meeting called, or in connection with any other action (including the execution of written consents) taken for the purpose of electing directors to the board of directors of the Company (the “Board”), each of the Shareholders agrees, for a period commencing from the Closing Date of the Share Exchange Agreement and ending not sooner than the third anniversary of the Closing Date of the Share Exchange Agreement (the “Voting Period”), to vote all of his, her or its Voting Shares in favor of the persons nominated by the Ideation Representative and the SM Shareholders’ Representatives.

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4.	OBLIGATIONS TO VOTE VOTING SHARES FOR REMOVAL OF DIRECTOR; FILLING VACANCIES

During the Voting Period, the Ideation Representative and the SM Shareholders’ Representatives shall have the right to request the resignation or removal of their respective elected nominees to the Board (including, with respect to the SM Shareholders’ Representatives, the Director Nominees nominated by the SM Shareholders). In such event, each of the Shareholders agrees to vote all of his, her or its Voting Shares in a manner that would cause the removal of such director, whether at any annual or special meeting called, or, in connection with any other action (including the execution of written consents) taken for the purpose of removing such director. In the event of the resignation, death, removal or disqualification of any such elected nominee to the Board (including, with respect to the SM Shareholders’ Representatives, the Director Nominees nominated by the SM Shareholders), the Ideation Representative or the SM Shareholders’ Representatives, as the case may be, shall promptly nominate a new director and, after written notice of the nomination has been given by the Ideation Representative or the SM Shareholders’ Representatives to the Shareholders, each Shareholder will vote all his, her or its Voting Shares to elect such nominee to the board of directors of the Company.

5.	COVENANT TO VOTE

Each Shareholder shall appear in person or by proxy at any annual or special meeting of shareholders of the Company for the purpose of obtaining a quorum and shall vote all Voting Shares owned by such Shareholder, either in person or by proxy, at any annual or special meeting of shareholders of the Company called for the purpose of voting on the election of directors or by written consent of shareholders with respect to the election of directors, in favor of the election of the persons nominated by the Ideation Representative and the SM Shareholders’ Representatives. In addition, each Shareholder shall appear in person or proxy at any annual or special meeting of shareholders of the Company for the purpose of obtaining a quorum and shall vote, or shall execute and deliver a written consent with respect to, all Voting Shares owned by such Shareholder, entitled to vote upon any other matter submitted to a vote of shareholders of the Company in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement.

6.	ADDITIONAL SHARES

If, after the effective date hereof, the Shareholders or any of their affiliates acquire beneficial or record ownership of any additional shares of the Company (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of the Company or through any stock dividend or stock split, the provisions of this Agreement shall thereafter be applicable to such Additional Shares as if such Additional Shares had been held by the Shareholders as of the effective date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Shareholders of the beneficial ownership of the Additional Shares. The Shareholders shall use reasonable efforts to cause any affiliate that acquires Additional Shares to enter into a written joinder to this Agreement substantially in the form attached hereto as Exhibit A.

7.	TRANSFER RESTRICTIONS

Each Shareholder agrees that he, she or it shall not transfer any Voting Shares unless he, she or it shall cause any transferee who acquires, in one or more transactions, more than 500,000 shares of the Company from such Shareholder to execute and deliver a joinder substantially in the form of Exhibit A hereto to the Company. The foregoing restriction will not apply (a) to any transfers made in connection with an underwritten secondary offering of shares owned by any Shareholder or (b) to any sales or transfers by Shareholders in any open-market transaction. Each certificate, if any, representing any shares of the Company held by either party shall be endorsed with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY

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ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

8.	TERMINATION

This Agreement shall commence on the Closing Date of the Share Exchange Agreement and continue in force and effect until the earlier of (i) the third anniversary of the Closing Date, or (ii) a Change of Control that results in the issuance of the Maximum Earn-Out Shares pursuant to Section 5.2(b)(v) of the Share Exchange Agreement. Upon the termination of this Agreement, except as otherwise set forth herein, the restrictions and obligations set forth herein shall terminate and be of no further effect, except that such termination shall not affect rights perfected or obligations incurred under this Agreement prior to such termination.

9.	GENERAL PROVISIONS

(a) Notices.  Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Share Exchange Agreement.

(b) Captions and Headings.  The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(c) Enforceability; Severability.  The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

(d) Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

(e) Equitable Relief.  The parties hereto recognize that, if such party fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other parties. Each party hereto therefore agrees that the other parties are entitled to seek temporary and permanent injunctive relief and any other equitable remedy a court of competent jurisdiction may deem appropriate in any such case.

(f) Manner of Voting.  The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

(g) Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York.

(h) Disputes.  Except with respect to equitable relief as provided for herein, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The number of arbitrators shall be three. The place of arbitration shall be New York City, New York, United States of America. The language of the arbitration shall be English.

(i) Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or

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default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to any party, will be cumulative and not alternative.

(j) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

(k) Amendments.  Any term of this Agreement may be amended only with the written consent of the parties hereto.

(l) No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other person or entity shall have any right or action under this Agreement.

(m) Controlling Agreement.  To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Share Exchange Agreement, the terms of this Agreement shall control.

[Signatures begin on next page.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SEARCHMEDIA HOLDINGS LIMITED

By:
Name:
Title:

SHAREHOLDERS:

QINYING LIU

LE YANG

CHINA SEED VENTURES MANAGEMENT LIMITED, as general partner for and on behalf of
CHINA SEED VENTURES, L.P.

By:
Name:  Earl Yen
Title:     Managing Director

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GENTFULL INVESTMENT LIMITED

By:
Name:  Mr. Alex Mong
Title:     Director

By:
Name:  Mr. Eric Chung
Title:     Director

GAVAST ESTATES LIMITED

By:
Name:  Mr. K.L. Wong
Title:     Director

By:
Name:  Mr. Yuen Yui Wing
Title:     Director

LINDEN VENTURES II (BVI), LTD.

By:
Name:
Title: Authorized Signatory

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FROST GAMMA INVESTMENTS TRUST

By:
Name:
Title:

ROBERT N. FRIED

SUBBARAO UPPALURI

STEVEN D. RUBIN

JANE HSIAO

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Exhibit A

Joinder to Voting Agreement

By execution of this Joinder, the undersigned (the “Shareholder”) hereby joins in, agrees to become a party to, be bound by, and subject to, all of the covenants, terms and conditions of that certain Voting Agreement, dated as of          , 2009 (as the same may be amended, supplemented or otherwise modified from time to time, the “Voting Agreement”), by and among SearchMedia Holdings Limited, a Cayman Islands company, and certain of its shareholders in the same manner as if the Shareholder were an original signatory to such Voting Agreement.

The Shareholder shall have all the rights, and shall observe all the obligations, applicable to a Shareholder under the Voting Agreement.

The Shareholder represents and warrants that he/she/it has received a copy of, and has reviewed the terms of, the Voting Agreement.

All questions concerning the construction, validity and interpretation of this Joinder will be governed by and construed in accordance with the internal laws of the state of New York.

IN WITNESS WHEREOF, the Shareholder has executed this Joinder as of this           day of          ,          .

SHAREHOLDER

with copies to:

By:

Address for
Notices:

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Annex G-1

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of          , 2009 and made by the shareholder set forth on the signature page to this Agreement (the “Holder”)3. Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Share Exchange Agreement (as defined below).

WHEREAS, Ideation Acquisition Corp., a Delaware corporation (“Ideation”) has entered into that certain Agreement and Plan of Merger, Conversion and Share Exchange, dated March 31, 2009, as amended (the “Share Exchange Agreement”), by and among Ideation, ID Arizona Corp., an Arizona corporation and a wholly-owned subsidiary of Ideation, SearchMedia International Limited, an exempted limited company incorporated under the laws of the Cayman Islands (“SearchMedia”) and the other parties thereto.

WHEREAS, the execution and delivery of this Agreement by the undersigned is a condition to the closing of the Share Exchange Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Representations and Warranties. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

2. Lock-Up. Following the Closing, and until the six (6) month anniversary of the Closing with respect to twenty five percent (25%) the Shares (as defined below) and until the one (1) year anniversary of the Closing with respect to the remaining seventy five percent (75%) of the Shares, the undersigned will not, directly or indirectly:

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of SearchMedia Holdings Limited, an exempted limited company registered or to be registered by way of continuation under the laws of the Cayman Islands (the “Company”) or any other securities convertible into or exercisable or exchangeable for shares of the Company, in each case which are beneficially owned and/or acquired as of the date of this Agreement or underlying any security acquired as of the date of this Agreement, or any other shares of the Company that may be acquired by the Holder under the terms of the Share Exchange Agreement (collectively, the “Shares”), including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Shares;

3 This form of lock-up applies to China Seed Ventures, Deutsche Bank, Vervain Equity Investment Limited, Sun Hing Associates Ltd. and Linden Ventures, provided that with respect to Section 2, (i) Linden Ventures will only be subject to a six (6) month lock-up period and (ii) (A) with respect to Shares acquired by China Seed Ventures in exchange for SM Warrants, SM Preferred Shares or other securities exercisable for, or convertible into, SM Ordinary Shares, China Seed Ventures shall be subject to the lock-up period set forth in Section 2 and (B) with respect to Shares acquired by China Seed Ventures in exchange for SM Ordinary Shares held by it immediately prior to the Closing, the provisions of Section 2 shall apply following the Closing and until (x) the twelve (12) month anniversary of the Closing with respect to ten percent (10%) of such Shares, (y) the eighteen (18) month anniversary of the Closing with respect to fifteen percent (15%) of such Shares and (z) the twenty four (24) month anniversary of the Closing with respect to the remaining seventy five percent (75%) of such Shares.

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(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; or

(c) publicly disclose the intention to do any of the foregoing.

The restrictions on the actions set forth in clauses (a) through (c) above shall expire with respect to 25% of the Shares on the six (6) month anniversary of the Closing. Furthermore, such restrictions shall not apply to: (i) transfers of Shares as a bona fide gift; (ii) transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) transfers of Shares to the Company by way of repurchase or redemption; (v) transfers of Shares to any Affiliate of the undersigned; (vi) transfers of Shares by the undersigned that are in compliance with applicable federal and state securities laws; or (vii) transfer of Shares by the undersigned pursuant to an underwritten secondary offering provided that, in the case of any transfer or distribution pursuant to clause (i), (ii), (iii), (v) or (vi) above, each donee, distributee or transferee shall sign and deliver to the Company, prior to such transfer, a lock-up agreement substantially in the form of this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

3. Follow-On Offering. After the six (6) month anniversary of the Closing and until the one (1) year anniversary of the Closing, the restrictions set forth in Section 2 in respect of 75% of the Shares may be released with respect to some or all of the Shares, upon the consent of the members of the Board of Directors of the Company designated by the Ideation Representative, in connection with a follow-on public offering of registered securities on Form F-3 or other short-form registration statement.

4. Right to Decline Transfer. The Company and its transfer agent on its behalf are hereby authorized (a) to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (b) to imprint on any certificate representing Shares a legend describing the restrictions contained herein.

5. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Share Exchange Agreement, provided that the address for notices to the Holder shall be as set forth on the signature page hereto.

6. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

7. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

8. Amendment. This Agreement may be amended or modified by written agreement executed by the undersigned and the Company.

9. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first indicated above.

HOLDER:

By:

Print Name:

Print Title (if applicable):

Name of Entity (if applicable):

Address:

Date:

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Annex G-2

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of          , 2009 and made by the shareholder set forth on the signature page to this Agreement (the “Holder”). Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Share Exchange Agreement (as defined below).

WHEREAS, Ideation Acquisition Corp., a Delaware corporation (“Ideation”) has entered into that certain Agreement and Plan of Merger, Conversion and Share Exchange, dated March 31, 2009, as amended (the “Share Exchange Agreement”), by and among Ideation, ID Arizona Corp., an Arizona corporation and a wholly-owned subsidiary of Ideation, SearchMedia International Limited, an exempted limited company incorporated under the laws of the Cayman Islands (“SearchMedia”) and the other parties thereto.

WHEREAS, the execution and delivery of this Agreement by the undersigned is a condition to the closing of the Share Exchange Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Representations and Warranties. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

2. Lock-Up. Following the Closing, and until the one (1) year anniversary of the Closing with respect to the Shares (as defined below), the undersigned will not, directly or indirectly:1

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of SearchMedia Holdings Limited, an exempted limited company registered or to be registered by way of continuation under the laws of the Cayman Islands (the “Company”) or any other securities convertible into or exercisable or exchangeable for shares of the Company, in each case which are beneficially owned and/or acquired as of the date of this Agreement or underlying any security acquired as of the date of this Agreement, or any other shares of the Company that may be acquired by the Holder under the terms of the Share Exchange Agreement (collectively, the “Shares”), including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Shares;

(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; or

(c) publicly disclose the intention to do any of the foregoing.

1 This form of lock-up applies to SM management shareholders, SM management warrantholders and SM appointed directors, provided that, with respect to Le Yang and Qinying Liu, the provisions of Section 2 shall apply following the Closing and until (x) the twelve (12) month anniversary of the Closing with respect to ten percent (10%) of the Shares, (y) the eighteen (18) month anniversary of the Closing with respect to fifteen percent (15%) of the Shares and (z) the twenty four (24) month anniversary of the Closing with respect to the remaining seventy five percent (75%) of the Shares. Note that if Earl Yen is appointed a director of ID Cayman he would only need to sign this agreement if he personally held shares in ID Cayman rather than through CSV.

G-2-1

The restrictions on the actions set forth in clauses (a) through (c) above shall not apply to: (i) transfers of Shares as a bona fide gift; (ii) transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) transfers of Shares to the Company by way of repurchase or redemption; (v) transfers of Shares to any Affiliate of the undersigned; or (vi) transfer of Shares by the undersigned pursuant to an underwritten secondary offering provided that, in the case of any transfer or distribution pursuant to clause (i), (ii), (iii) or (v) above, each donee, distributee or transferee shall sign and deliver to the Company, prior to such transfer, a lock-up agreement substantially in the form of this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

3. Right to Decline Transfer. The Company and its transfer agent on its behalf are hereby authorized (a) to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (b) to imprint on any certificate representing Shares a legend describing the restrictions contained herein.

4. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Share Exchange Agreement, provided that the address for notices to the Holder shall be as set forth on the signature page hereto.

5. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

6. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

7. Amendment. This Agreement may be amended or modified by written agreement executed by the undersigned and the Company.

8. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

G-2-2

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first indicated above.

HOLDER:

By:

Print Name:

Print Title (if applicable):

Name of Entity (if applicable):

Address:

Date:

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Annex H

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is dated as of [ • ], 2009, by and among SearchMedia Holdings Limited, a company with limited liability organized under the laws of the Cayman Islands, or its successors (the “Company” or “ID Cayman”), and the shareholders of the Company listed on Schedule A of this Agreement. Each of the shareholders listed on Schedule A is sometimes referred to herein as a “Shareholder”, and collectively as the “Shareholders”.

RECITALS

WHEREAS, the Company has entered into an Agreement and Plan of Merger, Conversion and Share Exchange which contemplates the (i) merger of Ideation Acquisition Corp. into its wholly owned Arizona subsidiary (“ID Arizona”) pursuant to Section 253 of the General Corporate Law of the State of Delaware and Section 10-1104 of the Arizona Revised Statutes, (ii) the subsequent conversion of ID Arizona into a Cayman Islands company by a transfer of domicile pursuant to Section 10-226 of the Arizona Revised Statutes, (iii) the registration and continuation of ID Arizona as a Cayman Islands company pursuant to Section 221 of the Cayman Companies Law, and (iv) the acquisition by ID Cayman of the operations and business of SearchMedia International Limited, a limited company incorporated in the Cayman Islands, by way of a share exchange (collectively, the “Business Combination”).

WHEREAS, the Company and the Shareholders desire to enter into this Agreement in order to, among other things, reflect the registration rights to be provided to the Shareholders in connection with the shares of ID Cayman and warrants to purchase shares of ID Cayman to be issued to the Shareholders in connection with the Business Combination and the other transactions contemplated in connection therewith.

NOW, THEREFORE, in consideration of the mutual promises and covenants and agreements set forth herein, the Company and the Shareholders hereby agree as follows:

AGREEMENT

1.	Registration Rights.

1.1  Definitions.  For purposes of this Section 1:

(a) Adverse Disclosure.  The term “Adverse Disclosure” means public disclosure of material non-public information, which disclosure in the good faith judgment of the board of directors of the Company after consultation with counsel to the Company (i) would be required to be made in any Registration Statement (as defined in subsection 1.1(i)) so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.

(b) Business Day.  The term “Business Day” means a day, excluding a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the PRC, Hong Kong or New York.

(c) Demand Notice.  The term “Demand Notice” means a written notice executed by Holders of more than 50% of the Registrable Securities Then Outstanding (as defined in subsection 1.1(k) below) (the “Requesting Holders”).

(d) Effective Date.  The term “Effective Date” means with respect to any Registration Statement the earlier of (i) the one hundred twentieth (120th) day following the Filing Date (as defined below) or (ii) in the event the Registration Statement receives a “full review” by the SEC, the one hundred fiftieth (150th) day following the Filing Date or (iii) the date which is within three Business Days after the date on which the SEC informs the Company the (x) the SEC will not review a Registration Statement or (y) the Company may request the acceleration of the effectiveness of a Registration Statement and the

Company makes such request; provided, that, in any event (i), (ii) or (iii), if the Effective Date falls on a Saturday, Sunday or any other day that is a legal holiday or a day on which the SEC is authorized or required by law or other government action to close, the Effective Date shall be the following Business Day.

(e) Filing Date.  The term “Filing Date” means the sixtieth (60th) day following the delivery date of a Demand Notice or such later date as specified in the Demand Notice or as agreed by the Requesting Holders; provided, that, if the Filing Date falls on a Saturday, Sunday or any other day that is a legal holiday or a day on which the SEC is authorized or required by law or other government action to close, the Filing Date shall be the following Business Day.

(f) Holder.  For purposes of this Section 1 and Section 2 hereof, the term “Holder” or “Holders” means any Person or Persons owning of record Registrable Securities (as defined in subsection 1.1(k) below) or any assignee of record of such Registrable Securities to whom rights under this Section 1 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of securities convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities.

(g) New Warrants.  The term “New Warrants” means (i) the warrants to acquire Ordinary Shares to be issued to China Seed Ventures, L.P. as a result of the Business Combination, (ii) the warrants to acquire Ordinary Shares to be issued to Deutsche Bank AG, Hong Kong Branch, as a result of the Business Combination, and (iii) the warrants to acquire Ordinary Shares to be issued to Linden Ventures II (BVI) Ltd. as a result of the Business Combination.

(h) Ordinary Shares.  The term “Ordinary Shares” refers to the ordinary shares, par value US$0.0001 per share, in the capital of ID Cayman.

(i) Registration.  The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement.

(j) Registration Statement.  A “Registration Statement” is any registration statement filed pursuant to Section 1.2 of this Agreement.

(k) Registrable Securities.  The term “Registrable Securities” means: (i) any and all Ordinary Shares beneficially owned by the Shareholders as a result of the Business Combination, (ii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, all such Ordinary Shares described in clause (i) of this subsection (k), (iii) any Ordinary Shares issued or issuable to the Shareholders pursuant to the New Warrants and (iv) any Ordinary Shares issued or issuable to a Shareholder upon the conversion of any preferred shares of the Company issued to such Shareholder in connection with the Business Combination; provided, however, that Registrable Securities shall cease to be Registrable Securities upon the earlier of (i) when, with respect to any Holder of Registrable Securities, in the reasonable opinion of counsel to the Company, all Registrable Securities proposed to be sold by such Holder may then be sold pursuant to Rule 144 without any limitations and (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement, provided, further, that “Registrable Securities” shall exclude in all cases any Registrable Securities transferred by a Holder of Registrable Securities or any other Person in a transaction other than an assignment pursuant to Section 2.11.

(l) Registrable Securities Then Outstanding.  The term “Registrable Securities Then Outstanding” means the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all securities, warrants or other rights which are, directly or indirectly, convertible, exercisable or exchangeable into or for Registrable Securities.

(m) Rule 415.  The term “Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

(n) Securities Act.  The term “Securities Act” means the Securities Act of 1933, as amended.

(o) SEC. The term “SEC” means the United States Securities and Exchange Commission.

1.2 Demand Registration.

(a) Registration.  If a Demand Notice is delivered by the Requesting Holders, then on or prior to the Filing Date, the Company shall use its commercially reasonable efforts to prepare and file with the SEC a “resale” Registration Statement providing for the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. Such Registration Statement shall be on Form F-3 (except if the Company is not then eligible to register the Registrable Securities on Form F-3, such registration shall be on an appropriate form in accordance herewith and the Securities Act and the rules promulgated thereunder). The Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the Effective Date, and to keep such Registration Statement continuously effective under the Securities Act until such date as is the earlier of (x) the date when all Registrable Securities covered by such Registration Statement have been sold or (y) the date on which the Registrable Securities may be sold without any restriction pursuant to Rule 144 of the Securities Act as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Company’s transfer agent to such effect (the “Effective Period”). The Company shall request that the effective time of any such Registration Statement be no later than 5:00 p.m. Eastern Time on the Effective Date.

(b) In the event that the Company is unable to register all of the Registrable Securities for resale under Rule 415 due to limits imposed by the SEC’s interpretation of Rule 415, the Company will file a Registration Statement under the Securities Act with the SEC covering the resale by the Holders of such lesser amount of the Registrable Securities as the Company is able to register pursuant to the SEC’s interpretation of Rule 415 and use its commercially reasonable efforts to have such Registration Statement declared effective as promptly as possible and, when permitted to do so by the SEC, to file subsequent registration statement(s) under the Securities Act with the SEC covering the resale of any Registrable Securities that were omitted from previous registration statement(s) and use its commercially reasonable efforts to have such registration declared effective as promptly as possible thereafter. In furtherance of the Company’s obligations set forth in the preceding sentence, the parties agree that in the event that any Holder shall deliver to the Company a written notice at any time after the later of (x) the date which is six months after the Effective Date of the latest Registration Statement filed pursuant to Section 1.2(a) or 1.2(b) hereof, as applicable, or (y) the date on which all Registrable Securities registered on all of the prior Registration Statements filed pursuant to Section 1.2(a) and 1.2(b) hereof are sold, that the Company shall file, within thirty (30) days following the date of receipt of such written notice, an additional Registration Statement registering all Registrable Securities that were omitted from the initial Registration Statement.

(c) The Company shall pay all expenses incurred in complying with Sections 1.2 and 1.3 hereof (other than taxes and underwriting discounts and commissions related to the sale of Registrable Securities), including, without limitation, all registration and filing fees, printing, duplicating, word processing, facsimile and delivery expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel representing all Holders participating in the Registration, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company). Notwithstanding the foregoing, the Company shall not be required to pay the expenses of any registration proceeding begun pursuant to this Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of at least 50% of the Registrable Securities Then Outstanding to be registered.

(d) Notwithstanding anything to the contrary contained in this Agreement, if the filing, initial effectiveness or continued use of the Registration Statement referred to in this Section 1.2 at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Registration Statement; provided, however, that the Company shall not be permitted to do so for more than 90 consecutive days during any 12 month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to the Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders upon the expiration of any period during which it exercised its rights under this Section 1.2(d).

1.3 Piggyback Registrations.

(a) If at any time during the Effective Period there is not an effective registration statement covering all the Registrable Securities and the Company shall determine to file a registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to (i) any employee benefit plan or (ii) a corporate reorganization, merger or acquisition), then the Company shall notify all Holders in writing at least thirty (30) calendar days prior to such filing and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) calendar days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include its Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) If a registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include its Registrable Securities in a registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, (i) with respect to a registration statement initiated by the Company for its own account, first, to the Company, second, to the Holders of securities who have obtained piggy-back registration rights prior to or at the date of this Agreement, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights (pro rata in accordance with the number of securities which each such Person has actually requested to be included in such registration, regardless of the number of securities with respect to which such Persons have the right to request such inclusion), and third, to holders of other securities of the Company, provided that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all shares that are not Registrable Securities and are held by any person who is an employee, officer or director of the Company or any subsidiary of the Company are first entirely excluded from the underwriting and registration; and (ii) with respect to a registration statement initiated by the Company for the account of third parties exercising demand registration rights, first, to such third parties, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) Business Days prior to the Effective Date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) With respect to a Registration Statement initiated by the Company for its own account, the Company shall have the right to terminate or withdraw such Registration anytime prior to the effectiveness of the Registration Statement, whether or not any Holder has elected to participate therein.

(d) With respect to a registration statement initiated by the Company for the account of third parties exercising demand registration rights, if the filing, initial effectiveness or continued use of the Registration Statement referred to in this Section 1.3 at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Registration Statement, provided that such delay shall be subject to the restrictions pursuant to the registration rights agreement between the Company and such third parties. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to the Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders upon the expiration of any period during which it exercised its rights under this Section 1.3(d).

1.4 Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, subject to Section 1.2(d) and Sections 1.3(c) and 1.3(d), as expeditiously as commercially reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective until the end of the Effective Period;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (it being understood and agreed that, as a condition to the Company’s obligations under this clause (e), each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(f) make commercially reasonable efforts to notify (at least one Business Day in advance) each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and the Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of Registrable Securities Then Outstanding requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of Registrable Securities Then Outstanding requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(h) the Company may require each selling Holder to furnish to the Company information regarding such Holder and the distribution of such Registrable Securities as is required by law to be disclosed in any registration statement, prospectus, or any amendment or supplement thereto, and the Company may exclude from such registration the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request; and

(i) use its commercially reasonable efforts to list such Registrable Securities on each securities exchange on which the Ordinary Shares (including American depositary shares representing the Ordinary Shares) are then listed.

1.5 Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.2 or 1.3 hereof that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to timely effect the registration of their Registrable Securities.

1.6 Review by Counsel.  In connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, each Holder of Registrable Securities and counsel for such Holder shall be permitted to review such Registration Statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto a reasonable period of time (but not less than 5 Business Days) prior to their filing with the SEC.

1.7 Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.8 Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 1.2 or 1.3 hereof:

(a) By the Company.  Except as prohibited by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against all losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling Person of such Holder.

(b) By Selling Holders.  Each selling Holder will (severally and not jointly) indemnify and hold harmless the Company, to the full extent permitted by law, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any Person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against all losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling Person, underwriter or such other Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 1.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice.  Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8.

(d) Contribution.  If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) Survival.  The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

1.9 Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Ordinary Shares, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) as long as a Holder owns Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent periodic report of the Company and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

1.10 Termination of the Company’s Obligations.  The Company shall have no obligations pursuant to Sections 1.2 or 1.3 with respect to any securities that have ceased to be Registrable Securities in accordance with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations under Section 1.2 and 1.3 with respect to any Registrable Securities proposed to be sold by a Holder in a registration statement pursuant to Section 1.2 or 1.3 shall terminate on the fifth anniversary of the closing of the Business Combination.

2.	General Provisions.

2.1 Notices.  All notices, requests, waivers and other communications made pursuant to this Agreement will be in writing, at the addresses set forth on the signature pages hereto (or at such other address for a party as shall be specified in writing to all other parties), and will be conclusively deemed to have been duly given (i) when hand delivered to the recipient party; (ii) upon receipt, when sent by facsimile with written confirmation of transmission; or (iii) the next Business Day after deposit with a national overnight delivery service, postage prepaid, with next Business Day delivery guaranteed. Each Person making a communication hereunder by facsimile will promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. In addition to delivery of notice to a party, copies of such notice shall be provided as follows:

[INSERT ADDRESS]

2.2 Entire Agreement; Third-Party Beneficiaries.  This Agreement, together with the Share Exchange Agreement and all other Exhibits, Annexes and Schedules thereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies. This Agreement shall supersede and replace the provisions of any other agreement entered into prior to the date hereof between the Company, SearchMedia International Limited, or any of their respective predecessors or affiliates and any Shareholder relating to the grant or exercise of registration rights.

2.3 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

2.4 Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The number of arbitrators shall be three. The place of arbitration shall be New York City, New York, United States of America. The language of the arbitration shall be English.

2.5 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

2.6 Successors and Assigns.  Subject to Section 2.11, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

2.7 Interpretation.  Unless the express context otherwise requires:

(a) The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(b) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Section, Subsection, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Subsections, the Schedules, Annexes or Exhibits of this Agreement;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

2.8 Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

2.9 Adjustments for Stock Splits and Certain Other Changes.  Wherever in this Agreement there is a reference to a specific number of shares of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

2.10 Aggregation of Stock.  All shares deemed to be “beneficially owned” (as such term is defined under Rule 13d-3 of the Exchange Act) by any entity or Person, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

2.11 Assignment.  Notwithstanding anything herein to the contrary, the rights of a Shareholder or any other Holder herein may be assigned only to (i) a party who acquires (on an as-if converted basis) Registrable Securities representing at least 10% of the total number of issued and outstanding Ordinary Shares or (ii) a direct or indirect stockholder, partner, member, beneficiary or Affiliate (as such term is defined in the Securities Act) of a Shareholder; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name, address and tax identification number of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee (a) shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 2, and (b) is not a direct or indirect competitor of the Company as determined in good faith by the Company’s board of directors.

2.12 Amendment of Rights.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Holders of at least 75% of the Registrable Securities Then Outstanding; provided that any amendment that disproportionately affects any Holder vis-à-vis any other Holder shall require the consent of such affected Holder. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder, each permitted successor or assignee of such Holder and the Company.

2.13 Termination.  This Agreement shall terminate in the event the Business Combination is not consummated or the Share Exchange Agreement is terminated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SearchMedia Holdings Limited

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR THE SHAREHOLDERS FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Deutsche Bank AG, Hong Kong Branch

By:
Name:
Title:

Mailing Address:
56/F Cheung Kong Center
2 Queen’s Road, Central
Hong Kong

China Seed Ventures Management Limited
as general partner for and on behalf of
China Seed Ventures, L.P.

By:
Name:
Title:

Mailing Address:
Rm.104, Bldg.18
No. 800 Huashan Road
Shanghai, 200050, China

Gentfull Investment Limited

By:
Name:
Title:

Mailing Address:
9th Floor, Central Building
3 Pedder Street, Central
Hong Kong

Gavast Estates Limited

By:
Name:
Title:

Mailing Address:
9th Floor, Central Building
3 Pedder Street, Central
Hong Kong

Linden Ventures II (BVI) Ltd.

By:
Name:
Title:

Mailing Address:
c/o Linden Advisors
590 Madison Avenue, 15th Floor
New York, New York 10022
United States of America

SCHEDULE A

List of Shareholders

Deutsche Bank AG, Hong Kong Branch
Gentfull Investment Limited
Gavast Estates Limited
China Seed Ventures, L.P.
Linden Ventures II (BVI)

Annex I

SEARCHMEDIA HOLDINGS LIMITED

AMENDED AND RESTATED 2008 SHARE INCENTIVE PLAN

PREAMBLE

SearchMedia International Limited originally established the 2008 Share Incentive Plan, effective January 1, 2008. In connection with certain transactions (the “Merger”) pursuant to Plan of Merger, Conversion and Share Exchange between SearchMedia International Limited and SearchMedia Holdings Limited (as well as other parties), SearchMedia International Limited has become a wholly owned subsidiary of SearchMedia Holdings Limited. In connection with the Merger, SearchMedia Holdings Limited, subject to and effective only upon the approval of its shareholders, hereby assumes, amends and restates the 2008 Share Incentive Plan as follows.

ARTICLE 1

PURPOSE

The purpose of this 2008 Amended and Restated Share Incentive Plan (the “Plan”) is to promote the success and enhance the value of SearchMedia Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Applicable Laws” means (i) the laws of the Cayman Islands as they relate to the Company and its Shares; (ii) the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders; and (iii) the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to Awards granted to residents therein.

2.2 “Article” means an article of this Plan.

2.3 “Award” means an Option, Restricted Share or Restricted Share Units award granted to a Participant pursuant to the Plan.

2.4 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.5 “Board” means the Board of Directors of the Company from time to time.

2.6 “Change in Control” means, as applicable, a change in ownership or control of the Company effected through either of the following transactions:

(a) Prior to the date of the effectiveness of the Company’s first registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC”), the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than seventy-five percent (75%) of the total combined voting power of the Company’s outstanding securities; or

(b) After the date of the effectiveness of the Company’s first registration statement on Form F-1 filed with the SEC,

(i) The direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Incumbent Board (as defined below) who are not affiliates or associates of the offeror under Rule 12b-2 promulgated under the Exchange Act do not recommend such shareholders accept; or

(ii) The individuals, who are members of the Board as of the date of the effectiveness of the Company’s first registration statement on Form F-1 filed with the SEC (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided that if the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.

2.7 “Code” means the Internal Revenue Code of 1986 of the United States, as amended.

2.8 “Committee” means the committee of the Board described in Article 9.

2.9 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services.

2.10 “Corporate Transaction” means any of the following transactions:

(a) an amalgamation, arrangement or consolidation or scheme of arrangement (i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated, or (ii) following which the holders of the voting securities of the Company do not continue to hold more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity;

(b) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(c) the completion of a voluntary or insolvent liquidation or dissolution of the Company.

2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Service Recipient’s long-term disability insurance program, as it may be amended from time to time, to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Service Recipient to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

2.12 “Effective Date” shall have the meaning set forth in Section 10.1.

2.13 “Employee” means any person, including an officer or member of the Board of the Company, any Parent or Subsidiary of the Company, who is in the employ of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.14 “Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

2.15 “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a) If the Shares are listed on one or more established and regulated stock exchanges or national market systems, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) If the Shares are regularly quoted on an automated quotation system or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Committee in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such sale, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Committee determines to be indicative of Fair Market Value, relevant.

2.16 “Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.17 “Independent Director” means a member of the Board who is not an Employee of the Company.

2.18 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Board.

2.19 “Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.

2.20 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

2.21 “Participant” means a person who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.22 “Parent” means a parent corporation under Section 424(e) of the Code.

2.23 “Plan” means this Amended and Restated 2008 Share Incentive Award Plan, as it may be amended from time to time.

2.24 “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial ownership interest, directly or indirectly but which is not a Subsidiary and which the Board designates as a Related Entity for purposes of the Plan.

2.25 “Restricted Share” means a Share awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.26 “Restricted Share Unit” means the right granted to a Participant pursuant to Article 6 to receive a Share at a future date.

2.27 “Securities Act” means the Securities Act of 1933 of the United States, as amended.

2.28 “Service Recipient” means the Company, any Parent or Subsidiary of the Company and any Related Entity to which a Participant provides services as an Employee, Consultant or as a Director.

2.29 “Share” means a share of the Company, and such other securities of the Company that may be substituted for Shares pursuant to Article 8.

2.30 “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company.

2.31 “Trading Date” means the closing of the first sale to the general public of the Shares pursuant to an effective registration statement under Applicable Law, which results in the Shares being publicly traded on one or more established stock exchanges or national market systems.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to the provisions of Article 8 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 1,796,452.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any Parent or Subsidiary of the Company shall not be counted against Shares available for grant pursuant to the Plan. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a). If any Restricted Shares are forfeited by the Participant or repurchased by the Company, such Shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a). Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Share Option to fail to qualify as an incentive share option under Section 422 of the Code.

3.2 Shares Distributed.  Any Shares issued pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market. Additionally, in the discretion of the Committee, American Depository Shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award. If the number of Shares represented by an American Depository Share is other than on a one-to-one basis, the limitations of Section 3.1 shall be adjusted to reflect the distribution of American Depository Shares in lieu of Shares.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility.  Persons eligible to participate in this Plan include Employees, Consultants, and all members of the Board, as determined by the Committee.

4.2 Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

4.3 Jurisdictions.  In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 3.1 of the Plan. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

ARTICLE 5

OPTIONS

5.1 General.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price.  The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares; provided, however, that no Option may be granted to an individual subject to taxation in the United States at less than the Fair Market Value on the date of grant, without the Participant’s consent. The exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Committee, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Laws or any exchange rule, a re-pricing of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the Participants. Notwithstanding the foregoing, the exercise price per Share subject to an Option shall not be increased without the approval of the affected Participants.

(b) Time and Conditions of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed ten years, except as provided in Section 11.1. The Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment.  The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation (i) cash or check denominated in a currency determined by the Committee, and subject to Applicable Law, (ii) Shares held for such period of time as may be required by the Committee in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (v) after the Trading Date the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (vi) other property acceptable to the Committee with a Fair Market Value equal to the exercise price, or (vii) any combination of the foregoing. Notwithstanding any other provision of the Plan to the contrary, no Participant shall be permitted to pay the exercise price of an Option in any method which would violate Applicable Law.

(d) Evidence of Grant.  All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Share Options.  Incentive Share Options may be granted to Employees of the Company, a Parent or Subsidiary of the Company. Incentive Share Options may not be granted to Employees of a Related

Entity or to Independent Directors or Consultants. The terms of any Incentive Share Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the following additional provisions of this Section 5.2:

(a) Expiration of Option.  An Incentive Share Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) 90 days after the Participant’s termination of employment as an Employee (save in the case of termination on account of Disability or death or for cause); and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Share Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Share Option or dies intestate, by the person or persons entitled to receive the Incentive Share Option pursuant to the applicable laws of descent and distribution.

(b) Individual Dollar Limitation.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Share Options are first exercisable by a Participant in any calendar year may not exceed U.S.$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Share Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Share Options.

(c) Ten Percent Owners.  An Incentive Share Option shall be granted to any individual who, at the date of grant, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Transfer Restriction.  The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (i) two years from the date of grant of such Incentive Share Option or (ii) one year after the transfer of such Shares to the Participant.

(e) Expiration of Incentive Share Options.  No Award of an Incentive Share Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(f) Right to Exercise.  During a Participant’s lifetime, an Incentive Share Option may be exercised only by the Participant.

ARTICLE 6

RESTRICTED SHARES AND RESTRICTED SHARE UNITS

6.1 Grant of Restricted Shares.  The Committee is authorized to make Awards of Restricted Shares and/or Restricted Share Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Shares shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions.  Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Share). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture/Repurchase.  Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, that the Committee may (a) provide in any Restricted Share Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Shares.

6.4 Certificates for Restricted Shares.  Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

6.5 Restricted Share Units.  At the time of grant, the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall, subject to Sections 7.4 and 7.5, transfer to the Participant one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited.

ARTICLE 7

PROVISIONS APPLICABLE TO AWARDS

7.1 Award Agreement.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

7.2 Limits on Transfer.  No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Share Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

7.3 Beneficiaries.  Notwithstanding Section 7.2, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property jurisdiction, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

7.4 Share Issuance.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such Shares is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with all Applicable Laws, and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to the Share. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by Applicable Law, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.5 Paperless Administration.  Subject to Applicable Laws, the Committee may establish, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

7.6 Applicable Currency.  Unless otherwise required by Applicable Law, or as determined in the discretion of the Committee, all Awards shall be designated in U.S. dollars. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Chinese Renminbi or other foreign currency, as permitted by the Committee, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Chinese Renminbi, or for jurisdictions other than the People’s Republic of China, the exchange rate as selected by the Committee on the date of exercise.

ARTICLE 8

CHANGES IN CAPITAL STRUCTURE

8.1 Adjustments.  In the event of any distribution, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, reorganization of the Company, including the Company becoming a subsidiary in a transaction not involving a Corporate Transaction, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the Shares or the share price of a Share, the Committee shall make such proportionate and equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and substitutions of shares in a parent or surviving company); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. The form and manner of any such adjustments shall be determined by the Committee in its sole discretion.

8.2 Acceleration upon a Change of Control.  Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Participant, if a Change of Control occurs and a Participant’s Awards are not converted, assumed or replaced by a successor, the vesting of such Awards shall accelerate by one (1) year upon such Change of Control. Upon, or in anticipation of, a Change of Control, the Committee may in its sole discretion provide for (i) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise such Awards during a period of time as the Committee shall determine, (ii) either the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’ s rights, then such Award may be terminated by the Company without payment), (iii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices, or (iv) provide for payment of Awards in cash based on the value of Shares on the date of the Change of Control plus reasonable interest on the Award through the date such Award would otherwise be vested or have been paid in accordance with its original terms, if necessary to comply with Section 409A of the Code.

8.3 Outstanding Awards — Corporate Transactions.  In the event of a Corporate Transaction, each Award will terminate upon the consummation of the Corporate Transaction, unless the Award is assumed by the successor entity or Parent thereof in connection with the Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction and:

(a) the Award either is (x) assumed by the successor entity or Parent thereof or replaced with a comparable Award (as determined by the Committee) with respect to shares of the capital stock (or equivalent) of the successor entity or Parent thereof or (y) replaced with a cash incentive program of the successor entity which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award, then such Award (if assumed), the replacement Award (if replaced), or the cash incentive program automatically shall become fully vested, exercisable and payable and be released from any restrictions on transfer (other than transfer restrictions applicable to Options) and repurchase or forfeiture rights, immediately upon termination of the Participant’s employment or service with all Service Recipients within twelve (12) months of the Corporate Transaction without cause; and

(b) For each Award that is neither assumed nor replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Participant remains an Employee, Consultant or Director on the effective date of the Corporate Transaction.

8.4 Outstanding Awards — Other Changes.  In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 8, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

8.5 No Other Rights.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

ARTICLE 9

ADMINISTRATION

9.1 Committee.  The Plan shall be administered by the Compensation Committee of the Board; provided, however that the Compensation Committee may delegate to a committee of one or more members of the Board the authority to grant or amend Awards to Participants other than Independent Directors and executive officers of the Company. The Committee shall consist of at least two individuals, each of whom qualifies as a Non-Employee Director. Reference to the Committee shall refer to the Board if the Compensation Committee has not been established or ceases to exist and the Board does not appoint a successor Committee. Notwithstanding the foregoing, the full Board, acting by majority of its members in office shall conduct the general administration of the Plan if required by Applicable Law, and with respect to Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board.

9.2 Action by the Committee.  A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

9.3 Authority of Committee.  Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate eligible Employees, Directors and Consultants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

9.4 Decisions Binding.  The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 10

EFFECTIVE AND EXPIRATION DATE

10.1 Effective Date.  The Effective Date of the Plan is January 1, 2008.

10.2 Expiration Date.  The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 11

AMENDMENT, MODIFICATION, AND TERMINATION

11.1 Amendment, Modification, And Termination.  With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with Applicable Laws, or stock exchange rules, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Article 8), (ii) permits the Committee to extend the term of the Plan or the exercise period for an Option beyond ten years from the date of grant, or (iii) results in a material increase in benefits or a change in eligibility requirements.

11.2 Awards Previously Granted.  Except with respect to amendments made pursuant to Section 11.1, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 12

GENERAL PROVISIONS

12.1 No Rights to Awards.  No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

12.2 No Shareholders Rights.  No Award gives the Participant any of the rights of a Shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

12.3 Taxes.  No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy all of the Participant’s income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory income and payroll tax withholding rates that are applicable to such supplemental taxable income under Applicable Law.

12.4 No Right to Employment or Services.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of any Service Recipient.

12.5 Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for any Service Recipient. Nothing in the Plan shall be construed to limit the right of any Service Recipient: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.6 Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.7 Indemnification.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Memorandum of Association and Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.8 Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.9 Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

12.10 Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.11 Fractional Shares.  No fractional Share shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

12.12 Government and Other Regulations.  The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other Applicable Laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

12.13 Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Cayman Islands.

12.14 Section 409A.  To the extent that the Committee determines that any Award granted under the Plan is or may become subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related U.S. Department of Treasury guidance (including such U.S. Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines is necessary or appropriate to (a) exempt the Award from Section 409A of the Code and /or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance.

12.15 Appendices.  The Committee may approve such supplements, amendments or appendices to the Plan as it may consider necessary or appropriate for purposes of compliance with applicable laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements shall increase the share limitations contained in Section 3.1 of the Plan.

Annex J

September 29, 2009

Ideation Acquisition Corp.
1105 N. Market Street, Suite 1300
Wilmington, Delaware 19801

Ladies and Gentlemen:

We have acted as special Delaware counsel to Ideation Acquisition Corp., a Delaware corporation (the “Company”), in connection with the proposed amendment to the certificate of incorporation of the Company. In this connection, you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 21, 2007 (the “Certificate of Incorporation”);

(ii) the Bylaws of the Company, adopted as of June 1, 2007 (the “Bylaws”);

(iii) a form of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”) (attached hereto as Exhibit A);

(iv) the Form S-1/A of the Company (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2007 in connection with the Company’s initial public offering (“IPO”);

(v) the proxy statement proposed to be filed with the SEC in connection with the Certificate of Amendment (the “Proxy Statement”); and

(vi) the Agreement and Plan of Merger, Conversion and Share Exchange, dated as of March 31, 2009, by and among the Company, ID Arizona Corp., a corporation incorporated in the State of Arizona, SearchMedia International Limited, an exempted limited company incorporated under the laws of the Cayman Islands (“SM Cayman”), Shanghai Jingli Advertising Co., Ltd., a company incorporated under the legal requirements of the People’s Republic of China, the subsidiaries of SM Cayman named therein, the shareholders and warrantholders of SM Cayman named therein, the SM Shareholders’ Representatives (as defined therein) and the other parties named therein, as amended by the First Amendment to the Agreement and Plan of Merger, Conversion and Share Exchange, effective as of May 27, 2009, as further amended by the Second Amendment and Joinder to the Agreement and Plan of Merger, Conversion and Share Exchange, effective as of September 8, 2009, and as further amended by the Third Amendment to the Agreement and Plan of Merger, Conversion and Share Exchange, effective as of September 22, 2009 (collectively, the “Transaction Agreement”).

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (c) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. For the purpose of rendering our opinion as expressed herein, we have not reviewed any document other than the documents set forth above, and, except as set forth

Ideation Acquisition Corp.
September 29, 2009

in this opinion, we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own, but rather have relied as to factual matters solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

BACKGROUND

We have been advised, and accordingly assume for purposes of our opinion as expressed herein, that (i) the Company has entered into the Transaction Agreement which provides for the redomestication of the Company from a Delaware corporation to a Cayman Islands exempted company (“ID Cayman”) and the share exchange between ID Cayman and SM Cayman, after which SM Cayman will become a wholly owned subsidiary of ID Cayman (collectively, the “Proposed Business Combination”); (ii) under Article Fourth of the Certificate of Incorporation, a failure to consummate an Initial Business Combination (as defined in Article Sixth of the Certificate of Incorporation) by November 19, 2009 (the “Termination Date”) will result in the dissolution and liquidation of the Company; (iii) the Proposed Business Combination qualifies as an “Initial Business Combination” under Article Fourth of the Certificate of Incorporation; (iv) in order to consummate the Proposed Business Combination prior to the Termination Date, the Company is proposing to amend paragraph D of Article Sixth of the Certificate of Incorporation as set forth in Exhibit A to provide that any holders of IPO Shares1 who affirmatively elect to convert their IPO Shares into cash, regardless of whether they vote their IPO Shares for or against the Initial Business Combination, will be entitled to receive a pro rata portion of the Trust Account (as defined in Article Sixth of the Certificate of Incorporation) if an Initial Business Combination is consummated (the “Conversion Rights”); and (v) the stockholders’ vote on any proposal will not adversely affect the stockholders’ Conversion Rights as originally described in the Registration Statement.

Article Sixth of the Certificate of Incorporation provides in pertinent part:

Paragraphs A through G below shall apply during the period commencing upon consummation of the Corporation’s initial public offering (the “IPO”) and terminating upon consummation of any Initial Business Combination (the “Restricted Period”) and may not be amended during the Restricted Period without the affirmative vote of the holders of 95% of the Corporation’s outstanding shares of Common Stock.

Thus, the underlined language in the introductory paragraph of Article Sixth of the Certificate of Incorporation purports to require the affirmative vote of the holders of 95% of the Company’s outstanding shares of common stock for an amendment to paragraphs A through G of Article Sixth of the Certificate of Incorporation during the Restricted Period (as defined in Article Sixth of the Certificate of Incorporation). We assume for purposes of our opinion as expressed herein, that because the Company is a public corporation, approval of the holders of 95% of the outstanding common stock of the Company cannot reasonably be attained.2 Accordingly, as a factual matter, the provision in the introductory paragraph of Article Sixth, which purports to require approval of 95% of the Company’s outstanding shares of common stock to amend

1 We understand that the IPO Shares constitute all of the Company’s common stock issued in the IPO.
2 In Chesapeake Corp. v. Shore, 771 A.2d 293, 342 (Del. Ch. 2000), the Court of Chancery, after consideration of expert testimony on the subject, noted that for a public corporation, a provision requiring an 88% vote of stockholders to take certain actions was set at an “unattainably high level.” Similarly, in Sellers v. Joseph Bancroft & Sons Co., 2 A.2d 108, 114 (Del. Ch. 1938), the Court of Chancery questioned the validity of a certificate of incorporation provision requiring the vote or consent of 100% of the preferred stockholders to amend the certificate of incorporation because the 100% vote requirement made such provision “practically irrepealable.”

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September 29, 2009

paragraphs A through G, effectively eliminates the Company’s power to amend paragraphs A through G of Article Sixth of the Certificate of Incorporation during the Restricted Period.

DISCUSSION

You have asked our opinion as to whether paragraph D of Article Sixth may be amended as provided in the Certificate of Amendment. For the reasons set forth below, in our opinion, the provision in the introductory paragraph of Article Sixth of the Certificate of Incorporation, which requires the holders of 95% of the Company’s outstanding shares of common stock to approve any amendment to paragraphs A through G of Article Sixth during the Restricted Period, effectively eliminates the Company’s (and, consequently, the Company’s directors and stockholders) statutory power to amend paragraphs A through G of Article Sixth during the Restricted Period, and is therefore not valid under the General Corporation Law. Because the portion of Article Sixth requiring the approval of holders of 95% of the Company’s outstanding shares of common stock to amend paragraphs A through G of Article Sixth of the Certificate of Incorporation is invalid, paragraph D of Article Sixth may be amended as provided in the Certificate of Amendment subject to compliance with the amendatory procedures set forth in Section 242(b) of the General Corporation Law.

Section 242(a) of the General Corporation Law provides that:

[a]fter a corporation has received payment for any of its capital stock, it may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment ... In particular, and without limitation upon such general power of amendment, a corporation may amend its certificate of incorporation, from time to time, so as ... (2) To change, substitute, enlarge or diminish the nature of its business or its corporate powers and purposes....

8 Del. C. § 242(a). In addition, Section 242(b) of the General Corporation Law provides that:

Every amendment [to the Certificate of Incorporation] ... shall be made and effected in the following manner: (1) [i]f the corporation has capital stock, its board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the stockholders If a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class has been voted in favor of the amendment, a certificate setting forth the amendment and certifying that such amendment has been duly adopted in accordance with this section shall be executed, acknowledged and filed and shall become effective in accordance with § 103 of this title.

8 Del. C. § 242(b) (emphasis added). Thus, Section 242(a) grants Delaware corporations broad statutory power to amend their certificates of incorporation to the extent permitted under Delaware law, including to the extent contemplated by the Certificate of Amendment, subject to compliance with the amendatory procedures set forth in Section 242(b). Implicit in the language of Section 242 is that the power to amend the certificate of incorporation is a fundamental power of Delaware corporations vested in directors and stockholders of a corporation. Nothing in Section 242 suggests that this statutory power may be entirely eliminated by a provision of the certificate of incorporation with respect to certain provisions thereof. Indeed, the mandatory language in Section 242(b) supports the proposition that the corporation’s broad power to amend the certificate of incorporation cannot be eliminated. Section 242(b) mandates that, absent a provision permitting the board to abandon a proposed amendment, “a certificate setting forth the amendment ... shall be executed, acknowledged and filed and shall become effective” upon obtaining the requisite board and stockholder approvals. 8 Del. C. § 242(b)(1) (emphasis added).

Ideation Acquisition Corp.
September 29, 2009

In our opinion, the provision in the introductory paragraph of Article Sixth of the Certificate of Incorporation that purports to eliminate the statutory power of the Company (and, consequently, of the directors and stockholders) to amend paragraphs A through G of Article Sixth of the Certificate of Incorporation is contrary to the laws of the State of Delaware and, therefore, is invalid pursuant to Section 102(b)(1) of the General Corporation Law. Section 102(b)(1) provides that a certificate of incorporation may contain:

Any provision for the management of the business and for the conduct of the affairs of the corporation, and any provision creating, defining, limiting and regulating the powers of the corporation, the directors, and the stockholders, or any class of the stockholders . . . ; if such provisions are not contrary to the laws of [the State of Delaware].

8 Del. C. § 102(b)(1) (emphasis added). Thus, the ability to curtail the powers of the corporation, the directors and the stockholders through the certificate of incorporation is not without limitation. Any provision in the certificate of incorporation that is contrary to Delaware law is invalid. See Lions Gate Entm’t Corp. v. Image Entm’t Inc., 2006 WL 1668051, at *7 (Del. Ch. June 5, 2006) (footnote omitted) (noting that a charter provision “purport[ing] to give the Image board the power to amend the charter unilaterally without a shareholder vote” after the corporation had received payment for its stock “contravenes Delaware law [i.e., Section 242 of the General Corporation Law] and is invalid.”). In Sterling v. Mayflower Hotel Corp., 93 A.2d 107, 118 (Del. 1952), the Court found that a charter provision is “contrary to the laws of [Delaware]” if it transgresses “a statutory enactment or a public policy settled by the common law or implicit in the General Corporation Law itself.” The Court in Loew’s Theatres, Inc. v. Commercial Credit Co., 243 A.2d 78, 81 (Del. Ch. 1968), adopted this view, noting that “a charter provision which seeks to waive a statutory right or requirement is unenforceable.”3

That the statutory power to amend the certificate of incorporation is a fundamental power of Delaware corporations is supported by Delaware case law. Delaware courts have repeatedly held that a reservation of the right to amend the certificate of incorporation is a part of any certificate of incorporation, whether or not such reservation is expressly included therein.4 See, e.g., Maddock v. Vorclone Corp., 147 A. 255 (Del. Ch. 1929); Coyne v. Park & Tilford Distillers Corp., 154 A.2d 893 (Del. 1959); Weinberg v. Baltimore Brick Co., 114 A.2d 812, 814 (Del. 1955); Morris v. American Public Utilities Co., 122 A. 696, 701 (Del. Ch. 1923). See also 2 David A. Drexler, Lewis S. Black, Jr. & A. Gilchrist Sparks, III, Delaware Corporation Law & Practice, § 32.02 (2005) (“No case has ever questioned the fundamental right of corporations to amend their certificates of incorporation in accordance with statutory procedures. From the earliest decisions, it has been held that every corporate charter implicitly contains as a constituent part thereof every pertinent provision of the

3 We note that Section 102(b)(4) of the General Corporation Law expressly permits a Delaware corporation to include in its certificate of incorporation provisions that modify the voting rights of directors and stockholders set forth in other provisions of the General Corporation Law. 8 Del. C.§ 102(b)(4) (“the certificate of incorporation may also contain... [p]rovisions requiring for any corporate action, the vote of a larger portion of the stock... or a larger number of the directors, than is required by this chapter.”). While Section 102(b)(4) permits certificate of incorporation provisions to require a greater vote of directors or stockholders than is otherwise required by the General Corporation Law, in our view, nothing in Section 102(b)(4) purports to authorize a certificate of incorporation provision that effectively eliminates the power of directors and stockholders to amend the certificate of incorporation, with respect to certain provisions thereof or otherwise, as expressly permitted by Section 242. See also Sellers v. Joseph Bancroft & Sons Co., 2 A.2d 108, 114 (Del. Ch. 1938) (where the Court questioned the validity of a certificate of incorporation provision requiring the vote or consent of 100% of the preferred stockholders to amend the certificate of incorporation in any manner which reduced the pecuniary rights of the preferred stock because the 100% vote requirement made such provision “practically irrepealable.”).
4 This principle is also codified in Section 394 of the General Corporation Law. See 8 Del. C. § 394.

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September 29, 2009

corporation law, including the provisions authorizing charter amendments.”); 1 R. Franklin Balotti & Jesse A. Finkelstein, The Delaware Law of Corporations & Business Organizations § 8.1 (2007 Supp.) (“The power of a corporation to amend its certificate of incorporation was granted by the original General Corporation Law and has continued to this day.”) (footnotes omitted); 1 Edward P. Welch, Andrew J. Turezyn & Robert S. Saunders, Folk on the Delaware General Corporation Law § 242.2.2, GCL-VIII-13 (2007-1 Supp.) (“A corporation may ... do anything that section 242 authorizes because the grant of amendment power contained in section 242 and its predecessors is itself a part of the charter.”) (citing Goldman v. Postal Tel., Inc., 52 F.Supp. 763, 769 (D. Del. 1943); Davis v. Louisville Gas & Electric Co., 142 A. 654, 656-58 (Del. Ch. 1928); Morris, 122 A. at 701; Peters v. United States Mortgage Co., 114 A. 598, 600 (Del. Ch. 1921)); Peters, 114 A. at 600 (“There is impliedly written into every corporate charter in this state, as a constituent part thereof, every pertinent provision of our Constitution and statutes. The corporation in this case was created under the General Corporation Law ... That law clearly reserves to this corporation the right to amend its certificate in the manner proposed.”).

In Davis v.  Louisville Gas & Electric Co., 142 A. 654 (Del. Ch. 1928), the Court of Chancery interpreted this reserved right to amend the certificate of incorporation broadly and observed that the legislature, by granting broad powers to the stockholders to amend the certificate of incorporation, “recognized the unwisdom of casting in an unchanging mould the corporate powers which it conferred touching these questions so as to leave them fixed for all time.” Id. at 657. Indeed, the Court queried, “[m]ay it not be assumed that the Legislature foresaw that the interests of the corporations created by it might, as experience supplied the material for judgment, be best subserved by an alteration of their intracorporate and in a sense private powers,” i.e., by an alteration of the terms of the certificate of incorporation? Id. The Court further confirmed the important public policy underlying the reservation of the right to amend the certificate of incorporation:

The very fact that the [General Corporation Law]...deal[s] in great detail with innumerable aspects of the [certificate of incorporation] in what upon a glance would be regarded as relating to its private as distinguished from its public character, has some force to suggest that the state, by dealing with such subjects in the statute rather than by leaving them to be arranged by the corporate membership, has impliedly impressed upon such matters the quality of public interest and concern

Id.

While there is no definitive case law addressing the enforceability or validity, under Delaware law or otherwise, of a certificate of incorporation provision that attempts to place a blanket prohibition on amendments to certain provisions of the certificate of incorporation, in our view, such a provision would be invalid. Indeed, in confirming the fundamental importance of a corporation’s power to amend the certificate of incorporation, Delaware courts have suggested, in dicta, that such provision might be unenforceable. See, e.g., Jones Apparel Group, Inc. v. Maxwell Shoe Co., 883 A.2d 837 (Del. Ch. 2004) (The Court suggested that the statutory power to recommend to stockholders amendments to the certificate of incorporation is a core duty of directors and noted that a certificate of incorporation provision purporting to eliminate a core duty of the directors would likely contravene Delaware public policy.); Triplex Shoe Co. v. Rice & Hutchins, Inc., 152 A. 342, 347, 351 (Del. 1930) (Despite the absence of common stockholders who held the “sole” power to vote on amendments to the certificate of incorporation, the Court assumed that an amendment to the certificate of incorporation nonetheless had been validly approved by the preferred stockholders noting that, by “the very necessities of the case,” the holders of preferred stock had the power to vote where no common stock had been validly issued because otherwise the corporation would be “unable to function.”); Sellers v. Joseph Bancroft & Sons Co., 2 A.2d 108, 114 (Del. Ch. 1938) (The Court questioned the validity of a certificate of incorporation provision requiring the vote or consent of 100% of the preferred stockholders to amend the certificate of incorporation in any manner which reduced the pecuniary rights of the preferred stock because the 100% vote requirement made such provision “practically irrepealable.”).

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September 29, 2009

More recently, the Court in Jones Apparel suggested that the right of directors to recommend to stockholders amendments to the certificate of incorporation is a “core” right of fundamental importance under the General Corporation Law. In Jones Apparel, the Delaware Court of Chancery examined whether a certificate of incorporation provision eliminating the power of a board of directors to fix record dates was permitted under Section 102(b)(1) of the General Corporation Law. While the Court upheld the validity of the record date provision, it was quick to point out that not all provisions in a certificate of incorporation purporting to eliminate director rights would be enforceable. Jones Apparel, 883 A.2d at 848. Rather, the Court suggested that certain statutory rights involving “core” director duties may not be modified or eliminated through the certificate of incorporation. The Jones Apparel Court observed:

[Sections] 242(b)(1) and 251 do not contain the magic words [“unless otherwise provided in the certificate of incorporation‘] and they deal respectively with the fundamental subjects of certificate amendments and mergers. Can a certificate provision divest a board of its statutory power to approve a merger? Or to approve a certificate amendment? Without answering those questions, I think it fair to say that those questions inarguably involve far more serious intrusions on core director duties than does [the record date provision at issue]. I also think that the use by our judiciary of a more context- and statute-specific approach to police “horribles” is preferable to a sweeping rule that denudes § 102(b)(1) of its utility and thereby greatly restricts the room for private ordering under the DGCL.

Id. at 852. While the Court in Jones Apparel recognized that certain provisions for the regulation of the internal affairs of the corporation may be made subject to modification or elimination through the private ordering system of the certificate of incorporation and bylaws, it suggested that other powers vested in directors — such as the power to amend the certificate of incorporation — are so fundamental to the proper functioning of the corporation that they cannot be so modified or eliminated. Id.

As set forth above, the statutory language of Section 242 and Delaware case law confirm that the statutory power to amend the certificate of incorporation is a fundamental power of Delaware corporations as a matter of Delaware public policy. Moreover, Delaware case law also suggests that the fundamental power to amend the certificate of incorporation is a core right of the directors of a Delaware corporation. Because the provision in the introductory paragraph of Article Sixth of the Certificate of Incorporation purports to eliminate the fundamental power of the Company (and the “core” right of the Company’s directors) to amend paragraphs A through G of Article Sixth of the Certificate of Incorporation during the Restricted Period, such provision is contrary to the laws of the State of Delaware and, therefore, is invalid.

Given our conclusion that paragraph D of Article Sixth may be amended as provided in the Certificate of Amendment subject to compliance with the amendatory procedures set forth in Section 242(b) of the General Corporation Law, you have asked our opinion as to the vote required for approval of the Certificate of Amendment. Section 242(b) of the General Corporation Law provides the default voting requirements for an amendment to the certificate of incorporation. Under Section 242(b)(1), the Board of Directors of the Company (the “Board”) would be required to adopt a resolution setting forth the amendment proposed (i.e., the Certificate of Amendment) and declaring its advisability prior to submitting the Certificate of Amendment to the stockholders entitled to vote on amendments to the Certificate of Incorporation. The Board may adopt such resolution by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present, or, alternatively, by unanimous written consent of all directors. See 8 Del. C. §§ 141(b), 141(f). After the Certificate of Amendment has been duly approved by the Board, it must then be submitted to the stockholders of the Company for a vote thereon. The affirmative vote of a majority of the outstanding stock entitled to vote thereon would be required for approval of the Certificate of Amendment. See 8 Del. C. §§ 242(b)(1). The default voting requirements set forth above may be increased to require a greater vote of the directors or stockholders by a provision in the certificate of incorporation or the bylaws (in the case of the

Ideation Acquisition Corp.
September 29, 2009

Board). See 8 Del. C. §§ 102(b)(4), 141(b), 216, 242(b)(4).5 However, any certificate of incorporation or bylaw provision purporting to impose a supermajority or unanimous voting requirement must otherwise be valid under the General Corporation Law. As discussed above, in our opinion, the provision in the introductory paragraph of Article Sixth of the Certificate of Incorporation, which purports to require the approval of 95% of the outstanding common stock of the Company to amend paragraphs A through G of Article Sixth, is not a valid certificate of incorporation provision under the General Corporation Law. Because there is no valid provision in the Certificate of Incorporation or Bylaws purporting to impose a different or greater vote of the directors or stockholders for the approval of an amendment to the Certificate of Incorporation, in our view, the statutory default voting requirements would apply to the approval of the Certificate of Amendment by the directors and stockholders of the Company.

CONCLUSION

Based upon and subject to the foregoing, and subject to the limitations stated herein, it is our opinion that the Certificate of Amendment, if duly adopted by the Board of Directors of the Company (by vote of the majority of the directors present at a meeting at which a quorum is present or, alternatively, by unanimous written consent) and duly approved by the holders of a majority of the outstanding stock of the Company entitled to vote thereon, all in accordance with Section 242(b) of the General Corporation Law, would be valid and effective when filed with the Secretary of State in accordance with Sections 103 and 242 of the General Corporation Law.

The foregoing opinion is limited to the General Corporation Law. We have not considered and express no opinion on any other laws or the laws of any other state or jurisdiction, including federal laws regulating securities or any other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

The foregoing opinion is rendered for your benefit in connection with the matters addressed herein. We understand that you may furnish a copy of this opinion letter to the SEC in connection with the matters addressed herein. We further understand that you may include this opinion letter as an annex to your proxy statement for the special meeting of stockholders of the Company to consider and vote upon the Certificate of Amendment or as an exhibit to the Registration Statement on Form S-4 filed in connection therewith, and we consent to your doing so. Except as stated in this paragraph, this opinion letter may not be furnished or quoted to, nor may the foregoing opinion be relied upon by, any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

CSB/TNP

5 See supra note 3 and accompanying text.

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IDEATION ACQUISITION CORP.

IDEATION ACQUISITION CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said corporation, at a duly called and held meeting of its members, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation (the “Amendment”):

RESOLVED, that SECTION D OF ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

“At the time the Corporation seeks approval of the Initial Business Combination in accordance with paragraph C above, each holder of IPO Shares (each a “Public Stockholder”) may, at its option, in accordance with the terms of this Section, convert its IPO Shares into cash at a per share conversion price (the “Conversion Price”), calculated as of two business days prior to the proposed consummation of the Initial Business Combination, equal to (A) the amount in the Trust Account, inclusive of (x) the proceeds from the IPO held in the Trust Account and the proceeds from the sale of the Insider Warrants, (y) the amount held in the Trust Account representing the Deferred Underwriting Compensation and (z) any interest income earned on the funds held in the Trust Account, net of taxes payable, that is not released to the Corporation to cover its operating expenses in accordance with paragraph B above, divided by (B) the number of IPO Shares outstanding on the date of calculation (including shares sold pursuant to the exercise of the over-allotment option, if any). If a majority of the shares voted by the Public Stockholders are voted to approve the Initial Business Combination, and if Public Stockholders owning less than 30% of the total IPO Shares both (1) vote against approval of the proposed Initial Business Combination and (2) elect to convert their shares, the Corporation will proceed with such Initial Business Combination. If the Corporation so proceeds, subject to the availability of lawful funds therefor, the Corporation will convert IPO Shares held by those Public Stockholders who have voted such IPO Shares, either in person or by proxy, for or against the Initial Business Combination, regardless of whether such IPO Shares were voted for or against the Initial Business Combination, and in connection with voting such shares, have affirmatively elected to convert such IPO Shares into cash at the Conversion Price. Only Public Stockholders shall be entitled to receive distributions from the Trust Account in connection with the approval of an Initial Business Combination, and the Corporation shall pay no distributions with respect to any other holders or shares of capital stock of the Corporation. If Public Stockholders holding 30% or more of the IPO Shares vote against approval of the proposed Initial Business Combination and elect to convert their IPO Shares, the Corporation will not proceed with such Initial Business Combination and will not convert any IPO Shares.”

SECOND:  This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer, this           day of , 2009.

IDEATION ACQUISITION CORP.

By:
Name:     Robert Fried

Title:	President and Chief Executive Officer

Annex K

Ideation Acquisition Corp.
1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025

September 8, 2009

To the Investors Listed on Exhibit A Hereto (“Investors”)

Re:  Exchange of Securities of SearchMedia Holdings Limited

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, Conversion and Share Exchange, dated as of March 31, 2009, by and among Ideation Acquisition Corp. (“Ideation”), SearchMedia International Limited (“SM Cayman”) and the other parties named therein, as amended and as may be further amended from time to time (the “Agreement”). All capitalized terms used but not defined herein shall have the definitions set forth in the Agreement.

For a period of two years from and after the Closing Date, if ID Cayman issues, on any one or more occasions, any preferred shares and/or other equity security (or any security convertible into or exchangeable or exercisable for preferred shares and/or other equity security) (a “Financing”), then each of the undersigned Investors (and its successors, assigns and transferees) shall have the right to cause ID Cayman to repurchase its Acquired Shares (as converted into ID Cayman Shares pursuant to the Conversion), Warrant Shares and Note Shares in exchange for new securities of the same class or series of preferred shares and/or other equity securities issued pursuant to such Financing (“New Securities”) on the same terms and conditions of such Financing; provided that each such Acquired Share, Warrant Share and Note Share shall be valued at $7.8815 per share for purposes of calculating the number of New Securities to be issued to such Investor (subject to adjustment for share splits, dividends, recapitalizations, and other similar events). Each such Investor will be entitled to all the same rights and privileges as the participants in such Financing on a pari passu basis. Notwithstanding the foregoing, the undersigned Investors, as a group, may only exchange a number of such shares with an aggregate dollar value equal to the aggregate dollar amount of New Securities sold in the Financing.

The undersigned Investors may exercise the exchange rights set forth in this letter upon any successive Financing that closes within two years after the Closing Date with respect to (a) any New Securities received upon any prior exchange hereunder and (b) any Acquired Shares (as converted into ID Cayman Shares pursuant to the Conversion), Warrant Shares and Note Shares not previously exchanged pursuant to this letter. The valuation of New Securities being exchanged in connection with such successive financing shall be based upon the valuation of such shares at the time of issuance, plus all accrued and unpaid dividends, interest or other payment rights (all subject to adjustment for share splits, dividends, recapitalizations, and other similar events). Ideation hereby agrees that it will provide the undersigned Investors with thirty (30) days advance written notice of any proposed Financing, and each such Investor shall have a period of twenty-five (25) days after receipt of such notice to elect to exchange all or any portion of its securities hereunder by written notice to ID Cayman. Notices shall be provided hereunder in the same manner provided in the Agreement, to ID Cayman at the address of its principal office and to the Investors at the addresses set forth in Exhibit A hereto.

On or prior to the Closing, Ideation shall sign a counterpart of this Agreement with each other Person who acquires Acquired Shares or who will acquire at or after the Closing any Warrant Shares or Note Shares, and such Persons shall be deemed “Investors” hereunder.

In the event that the Agreement is terminated, this letter agreement shall also terminate and be of no force or effect. Furthermore, this letter agreement is enforceable by any Investor who is a signatory hereto, regardless of whether or not it has been signed by any other Investor.

Please indicate your consent to the aforementioned by signing this letter in the space indicated below and returning it to Ideation.

Very truly yours,

IDEATION ACQUISITION CORP.

By:	/s/ Robert N. Fried
Name:     Robert N. Fried

Title:	President and Chief Executive
Officer
ACKNOWLEDGED AND AGREED
this 8th day of September, 2009:

Frost Gamma Investments Trust

By:	/s/ Phillip Frost
Name:     Phillip Frost

Title:	Trustee

The Frost Group, LLC

By:	/s/ Steven D. Rubin
Name:     Steven D. Rubin

Title:	Member

Linden Ventures II (BVI), Ltd.

By:	/s/ Craig Jarvis
Name:     Craig Jarvis

Title:	Authorized Signatory

China Seed Ventures, L.P.

By:	/s/ Earl Ching-Hwa Yen
Name:     Earl Ching-Hwa Yen

/s/  Qinying Liu
Qinying Liu

/s/  Le Yang
Le Yang

/s/  Xuebao Yang
Xuebao Yang

/s/  Min Wu
Min Wu

Chardan Securities LLC

By:	/s/ Kerry Propper
Name:     Kerry Propper

Title:

/s/  Min Wu
Min Wu

/s/  Robert Fried
Robert Fried

/s/  Rao Uppaluri
Rao Uppaluri

Halpryn Capital Partners LLC

By:	/s/ Glenn Halpryn
Name:     Glenn Halpryn

Title:	Managing Member

Exhibit A

Investors

Frost Gamma Investments Trust
c/o Frost Administrative Services, Inc.
4400 Biscayne Boulevard, 15th Floor
Miami, Florida 33137

The Frost Group, LLC
4400 Biscayne Boulevard, 15th Floor
Miami, Florida 33137

China Seed Ventures, L.P.
Rm. 104, Bldg. 18
No. 800 Huashan Road
Shanghai, 200050, China

Qinying Liu
Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Le Yang
Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Xuebao Yang
Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Jianhai Huang
Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Halpryn Capital Partners LLC
4400 Biscayne Boulevard, Suite 950
Miami, Florida 33137

Linden Ventures II (BVI), Ltd.
c/o Linden Advisors
590 Madison Avenue, 15th Floor
New York, New York 10022

Rao Uppaluri
4400 Biscayne Boulevard, 15th Floor
Miami, Florida 33137

Robert Fried
4400 Biscayne Boulevard, 15th Floor
Miami, Florida 33137

Chardan Securities LLC
17 State Street, Suite 1600
New York, NY 10004

Min Wu
Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Annex L

FORM OF
CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IDEATION ACQUISITION CORP.

IDEATION ACQUISITION CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said corporation, at a duly called and held meeting of its members, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation (the “Amendment”):

RESOLVED, that SECTION D OF ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

“At the time the Corporation seeks approval of the Initial Business Combination in accordance with paragraph C above, each holder of IPO Shares (each a “Public Stockholder”) may, at its option, in accordance with the terms of this Section, convert its IPO Shares into cash at a per share conversion price (the “Conversion Price”), calculated as of two business days prior to the proposed consummation of the Initial Business Combination, equal to (A) the amount in the Trust Account, inclusive of (x) the proceeds from the IPO held in the Trust Account and the proceeds from the sale of the Insider Warrants, (y) the amount held in the Trust Account representing the Deferred Underwriting Compensation and (z) any interest income earned on the funds held in the Trust Account, net of taxes payable, that is not released to the Corporation to cover its operating expenses in accordance with paragraph B above, divided by (B) the number of IPO Shares outstanding on the date of calculation (including shares sold pursuant to the exercise of the over-allotment option, if any). If a majority of the shares voted by the Public Stockholders are voted to approve the Initial Business Combination, and if Public Stockholders owning less than 30% of the total IPO Shares both (1) vote against approval of the proposed Initial Business Combination and (2) elect to convert their shares, the Corporation will proceed with such Initial Business Combination. If the Corporation so proceeds, subject to the availability of lawful funds therefor, the Corporation will convert IPO Shares held by those Public Stockholders who have voted such IPO Shares, either in person or by proxy, for or against the Initial Business Combination, regardless of whether such IPO Shares were voted for or against the Initial Business Combination, and in connection with voting such shares, have affirmatively elected to convert such IPO Shares into cash at the Conversion Price. Only Public Stockholders shall be entitled to receive distributions from the Trust Account in connection with the approval of an Initial Business Combination, and the Corporation shall pay no distributions with respect to any other holders or shares of capital stock of the Corporation. If Public Stockholders holding 30% or more of the IPO Shares vote against approval of the proposed Initial Business Combination and elect to convert their IPO Shares, the Corporation will not proceed with such Initial Business Combination and will not convert any IPO Shares.”

SECOND:  This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

L-1

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer, this           day of , 2009.

IDEATION ACQUISITION CORP.

By:
Name:     Robert Fried

Title:	President and Chief Executive Officer

L-2